As filed with the Securities and Exchange Commission on July 17, 2023.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Heidmar Marine Inc.
(Exact name of registrant as specified in its charter)
Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Heidmar Marine Inc.
Vouliagmenis Avenue 107
Glyfada 16674
Greece
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Keith Billotti, Esq. Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 (212) 574-1200	Paul F. Sheridan, Esq. Daniel R. Breslin, Esq. John J. Slater, Esq. 555 Eleventh Street, NW, Suite 1000 Washington, D.C. 20004 (202) 637-2200
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS - SUBJECT TO COMPLETION - DATED JULY 17, 2023
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF HOME PLATE ACQUISITION CORPORATION
PROSPECTUS FOR      COMMON SHARES OF HEIDMAR MARINE INC.

PROXY STATEMENT/PROSPECTUS
PROXY STATEMENT FOR SPECIAL MEETING OF HOME PLATE ACQUISITION CORPORATION
AND PROSPECTUS FOR COMMON SHARES OF HEIDMAR MARINE INC.
LETTER TO STOCKHOLDERS OF HOME PLATE ACQUISITION CORPORATION
Dear Home Plate Acquisition Corporation Stockholders:
On March 19, 2023, Home Plate Acquisition Corporation, a Delaware corporation (“Home Plate”), Home Plate Sponsor LLC, a Delaware limited liability company (“Sponsor”), Heidmar Marine Inc., a company organized and existing under the laws of Marshall Islands (“Holdings”) and incorporated by Heidmar, HP Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), Heidmar Inc., a company organized and existing under the laws of Marshall Islands (“Heidmar”), and various shareholders of Heidmar entered into a Business Combination Agreement, as amended by the First Amendment to the Business Combination (as amended and as may be further amended from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Home Plate, as a result of which the separate corporate existence of Merger Sub shall cease and Home Plate shall continue as the surviving entity and an indirect subsidiary of Holdings (the “Merger”). Each issued and outstanding Home Plate Common Stock (as defined below) will be automatically cancelled in exchange for the right of the holder thereof to receive one registered common share, $0.01 par value per share, of Holdings (a “Holdings Common Share”) and, immediately before the effective time of the Merger, the equityholders of Heidmar will transfer all of the outstanding shares of Heidmar to Holdings in exchange for new Holdings Common Shares and the Heidmar Earnout Shares.
At the closing of the Business Combination (the “Closing”), (i) each unit (“Home Plate Public Unit”) issued in Home Plate’s initial public offering (the “IPO”) that is issued and outstanding immediately prior to the time the Merger becomes effective (the “Merger Effective Time”) will be automatically detached and the holder thereof will be deemed to hold one share of Home Plate Class A common stock, par value $0.0001 per share (“Home Plate Class A Common Stock”) and one-half of one warrant to purchase one share of Home Plate Class A Common Stock (a “Home Plate Redeemable Warrant”), (ii) each share of Home Plate Class A Common Stock and each share of Home Plate Class B common stock, par value $0.0001 per share (“Home Plate Class B Common Stock” and together with Home Plate Class A Common Stock, “Home Plate Common Stock”), issued and outstanding immediately prior to the Merger Effective Time will be automatically canceled and converted into the right to receive one Holdings Common Share and (iii) each Home Plate Redeemable Warrant and each private placement warrant, purchased concurrently with the closing of the IPO, to purchase one share of Home Plate Class A Common Stock at a price of $11.50 per share (“Home Plate Private Warrant”) outstanding and unexercised immediately prior to the Merger Effective Time will cease to represent a right to acquire Home Plate Common Stock and will convert into a warrant to purchase one Holdings Common Share at a price of $11.50 (“Holdings Warrant”), on substantially the same contractual terms and thereupon be assumed by Holdings pursuant to the warrant assumption agreement (the “Warrant Assumption Agreement”).
The Home Plate Class A Common Stock, Home Plate Warrants and Home Plate Public Units are currently listed on The Nasdaq Capital Market (“NASDAQ”) under the symbols “HPLT,” “HPLTW” and “HPLTU”, respectively. Holdings, Home Plate, and Heidmar will use their respective reasonable best efforts to cause the Holdings Common Shares issued in connection with the proposed transactions (including the Holdings Common Shares issuable upon exercise of the Home Plate Warrants to be assumed by Holdings in the Business Combination) and the Holdings Warrants to be approved for listing on NASDAQ (or another public stock market or exchange in the United States as may be agreed by Home Plate and Heidmar) in connection with the Closing.
Home Plate is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to consummate the Business Combination. At the Home Plate special meeting of stockholders, which will be held on    , 2023, at     a.m., Eastern time, at    , unless postponed or adjourned to a later date, Home Plate will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in the accompanying proxy statement/prospectus.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders for the transfer of all outstanding shares of Heidmar to Holdings shall be the issuance of an aggregate number of Holdings Common Shares equal to (a) $160,000,000 divided by (b) $10.00. As additional consideration for the Heidmar Shares acquired by Holdings, Holdings will issue to the Heidmar Shareholders the Heidmar Earnout Shares, subject to the occurrence of certain Triggering Events, as described further in the Business Combination Agreement.
In connection with the Business Combination, Home Plate and Holdings will enter into Subscription Agreements with certain PIPE Investors pursuant to which the PIPE Investors will agree to subscribe for and purchase, and Holdings will agree to issue to such PIPE Investors, an aggregate number of Holdings Common Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $10.00 per Holdings Share.
After careful consideration, the respective Home Plate and Heidmar boards of directors have unanimously approved the Business Combination Agreement, the Home Plate board of directors has approved the other proposals described in the accompanying proxy statement/prospectus, and each of the Home Plate and Heidmar boards of directors has determined that it is advisable to consummate the Business Combination. The Home Plate board of directors recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.
More information about Holdings, Home Plate, Heidmar, the Business Combination Agreement, the Business Combination and the proposed transactions is contained in the accompanying proxy statement/prospectus. You should read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 48 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, Home Plate’s proxy solicitor, toll-free at (800) 662-5200 or collect at (203) 658-9400 or email at hplt.info@investor.morrowsodali.com.
On behalf of our board of directors, I thank you for your support and look forward to the successful consummation of the Business Combination.
Sincerely,

Daniel Ciporin
, 2023	Chairman and Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated    , 2023, and is expected to be first mailed or otherwise delivered to Home Plate stockholders on or about    , 2023.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF HOME PLATE ACQUISITION CORPORATION TO BE HELD          , 2023
TO THE STOCKHOLDERS OF HOME PLATE ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) in lieu of the 2023 annual meeting of stockholders of Home Plate Acquisition Corporation (“Home Plate”) will be held on      , 2023, at     , Eastern Time, at     . You are cordially invited to attend the special meeting to consider and vote upon the following proposals:
1.
Proposal No. 1—The “Business Combination Proposal”—to approve and adopt the Business Combination Agreement, dated as of March 19, 2023 (as may be amended from time to time, the “Business Combination Agreement”), by and among Home Plate, Home Plate Sponsor LLC, a Delaware limited liability company (“Sponsor”), Heidmar Inc., a company organized and existing under the laws of the Republic of the Marshall Islands (“Heidmar”), Heidmar Marine Inc., a company organized and existing under the laws of the Republic of the Marshall Islands (“Holdings”), the shareholders of Heidmar (the “Heidmar Shareholders”), and HP Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which, among other things, (a) Merger Sub (a direct, wholly-owned subsidiary of HMR Intermediary 2 Co. (“Intermediate 2”), a company organized and existing under the laws of the Republic of the Marshall Islands and a direct, wholly-owned subsidiary of HMR Intermediary 1 Co. (“Intermediate 1”), a company organized and existing under the laws of the Republic of the Marshall Islands and a direct, wholly-owned subsidiary of Holdings) will merge within and into Home Plate (the “Merger”), as a result of which, the separate corporate existence of Merger Sub will cease and Home Plate will continue as the surviving entity and a direct, wholly-owned subsidiary of Intermediate 2 and an indirect subsidiary of Holdings and (ii) each issued and outstanding share of Home Plate’s Class A Common Stock (the “Home Plate Class A Common Stock”) and each issued and outstanding share of Home Plate’s Class B Common Stock (the “Home Plate Class B Common Stock”, and together with the Home Plate Class A Common Stock, the “Home Plate Shares” and each such share a “Home Plate Share”) will no longer be outstanding and will be automatically cancelled, in exchange for the right of the holder thereof to receive one common share, $0.01 par value per share, of Holdings (each a “Holdings Common Share” and, collectively, the “Holdings Common Shares”) for each Home Plate Share held by such stockholder (the “Per Share Merger Consideration”), and (b) immediately prior to the effective time of the Merger, the equityholders of Heidmar (the “Heidmar Shareholders”) will transfer all of the outstanding shares of Heidmar (the “Heidmar Shares”) to Holdings the consideration for which will be (x) the issuance of new Holdings Common Shares by Holdings and (y) the issuance of the Heidmar Earnout Shares by Holdings (the “Share Acquisition” and, together with the Merger and other transactions contemplated by Business Combination Agreement and the proxy statement/prospectus, the “Transactions”);

2.
Proposal No. 2—The “Merger Proposal”—to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Home Plate with Home Plate continuing as the surviving company and each of the Home Plate Shares outstanding immediately prior to the effective time of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive one Holdings Common Share for each Home Plate Share held by such stockholder; and

3.
Proposal No. 3—The “Adjournment Proposal”—to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for a vote.

The closing of the Business Combination (the “Closing”) is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal and the Merger Proposal are not approved, Home Plate will not consummate the Business Combination.
Only holders of record of Home Plate Shares at the close of business on    , 2023 (the “Record Date”) are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of Home Plate stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting upon request for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.
Pursuant to the Home Plate Amended and Restated Certificate of Incorporation, Home Plate is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the Closing, the shares of Home Plate Class A Common Stock (the “Public Shares”) included as part of the units sold in Home Plate’s initial public offering consummated on October 4, 2021 (the “Home Plate IPO”) for an amount in cash equal to their pro rata share of the aggregate amount on deposit (as of the second business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of the Home Plate IPO. For illustrative purposes, based on funds in the Trust Account of approximately $   on the Record Date, the estimated per share redemption price would be approximately $   . Public Stockholders may elect to redeem Public Shares even if they vote in favor of the Business Combination Proposal. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Public Shares issued in the Home Plate IPO. The Sponsor, Home Plate’s independent directors (altogether, the “Initial Stockholders”), certain qualified institutional buyers or institutional accredited investors which have entered into an investment agreement with Sponsor (other than funds managed by UBS O’Connor, LLC) (together, the “Public Anchor Investors”) have agreed to waive their redemption rights in connection with the Closing with respect to the shares of Home Plate Class B Common Stock initially purchased by the Initial Stockholders in a private placement prior to the Home Plate IPO (a portion of which have been sold to the Public Anchor Investors in connection with the closing of Home Plate IPO), and the shares of Home Plate Class A Common Stock that will or have been issued upon the conversion of the shares of Home Plate Class B Common Stock consummated on March 30, 2023 or upon the automatic conversion of the shares of Home Plate Class B Common Stock at the time of the Business Combination (the “Founder Shares”), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Initial Stockholders have also waived their redemption rights in connection with the Closing with respect to any Public Shares they acquired during or after the Home Plate IPO, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Initial Stockholders have agreed to vote their Founder Shares and any Public Shares they acquired during or after the Home Plate IPO, and each Public Anchor Investor and certain funds managed by UBS O’Connor, LLC (together with the Public Anchor Investors, the “Anchor Investors”) has agreed to vote their Founder Shares (subject to the right to abstain from voting), in favor of the Business Combination Proposal. On the Record Date, the Initial Stockholders beneficially owned and were entitled to vote    Founder Shares, which represents    % of the Home Plate’s issued and outstanding common stock. The Sponsor has also agreed to vote in favor of all other Proposals being presented at the special meeting.
All Home Plate stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Home Plate Shares, you may also cast your vote remotely at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote remotely, obtain a proxy from your broker or bank.
Pursuant to Home Plate’s bylaws, a majority of the voting power of all outstanding Home Plate Shares entitled to vote, represented at the special meeting in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Under the Delaware General Corporation Law (the “DGCL”), shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the special meeting. Because the Proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the Proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, and broker non-votes will not be counted for purposes of establishing a quorum. Abstentions and broker non-votes will have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal, but will have no effect on the Adjournment Proposal.
As of the Record Date, there was approximately $   in the Trust Account. Each redemption of Public Shares by Public Stockholders will reduce the amount in the Trust Account. Home Plate will not redeem Public Shares in an amount that would cause it to have net tangible assets of less than $5,000,001.
After careful consideration, the Home Plate board of directors (the “Home Plate Board”) has determined that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal are fair to and in the best interest of Home Plate and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the Home Plate Board’s recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Transactions that may conflict with your interests as a stockholder. See the section entitled “The Business Combination— Interests of Certain Persons in the Business Combination.”
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200; banks and brokers can call collect at (203) 658-9400 or email at hplt.info@investor.morrowsodali.com.
You will be able to attend and participate in the special meeting virtually by visiting   . Please see “Questions and Answers about the Special meeting— How do I attend the special meeting?” for more information.
AFTER CAREFUL CONSIDERATION, THE HOME PLATE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” BOTH THE BUSINESS COMBINATION PROPOSAL AND THE MERGER PROPOSAL, AND, IF PRESENTED, THE ADJOURNMENT PROPOSAL.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF HOME PLATE SHARES YOU OWN. Stockholders are urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
On behalf of the Board, I thank you for your support and look forward to the successful completion of the Transactions.
By Order of the Board of Directors,

Daniel Ciporin
, 2023	Chairman and Chief Executive Officer

i

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Holdings, Home Plate or Heidmar. The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Holdings, Home Plate or Heidmar since the date of the accompanying proxy statement/prospectus or that any information contained therein is correct as of any time subsequent to such date.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and other documents incorporated by reference into this proxy statement/prospectus include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, regarding, among other things, the plans, strategies and prospects, both business and financial, of Home Plate, Holdings and Heidmar. These statements are based on the beliefs and assumptions of the management of Home Plate, Holdings and Heidmar. Although the parties believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of Home Plate, Holdings or Heidmar can assure you that they will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “predicts,” “projects,” “forecasts,” “may,” “might,” “will,” “could,” “should,” “would,” “seeks,” “plans,” “scheduled,” “possible,” “continue,” “potential,” “anticipates” or “intends” or similar expressions; provided that the absence of these does not means that a statement is not forward-looking. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this proxy statement/prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.
In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;
•	the outcome of any legal proceedings that may be instituted against Home Plate, Heidmar or others following announcement of the Business Combination and the transactions contemplated therein;
•
the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the Home Plate stockholders or other conditions to Closing in the Business Combination Agreement;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;
•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of Holdings to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	the significant costs related to the proposed Business Combination;
•	the possibility that Home Plate or Heidmar may be adversely impacted by other economic, business, and/or competitive factors;
•	availability of financing and refinancing, our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements;
•	availability of skilled crew members other employees and the related labor costs;
•	work stoppages or other labor disruptions by our employees or the employees of other companies in related industries;
•	changes in our operating expenses;

•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys and upgrades;
•	compliance with governmental, tax, environmental and safety regulation, any non-compliance with U.S. regulations;
•	the impact of increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance, or ESG, policies;
•	Foreign Corrupt Practices Act of 1977, or FCPA, or other applicable regulations relating to bribery;
•	the impact of the discontinuance of the London Interbank Offered Rate, or LIBOR, after June 30, 2023 on interest rates of our debt, including the Blue Fin Pool Facility, that reference LIBOR;
•	the significant uncertainty created by the COVID-19 pandemic;
•	general economic conditions and conditions in the oil industry;
•	the cyclical nature of the shipping industry;
•	general market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand for tanker and dry bulk vessel capacity;
•	changes in our operating expenses, including bunker prices, drydocking and insurance costs;
•	the strength of world economies;
•	fluctuations in currencies and interest rates;
•	the volatility of the price of our common shares;
•	the loss of a large customer or significant business relationship;
•
new environmental regulations and restrictions, whether at a global level stipulated by the International Maritime Organization, and/or imposed by regional or national authorities such as the European Union or individual countries;

•	vessel breakdowns and instances of off-hire;
•	potential liability from pending or future litigation;
•	the impact of an interruption in or failure of our information technology and communications systems, including the impact of cyber-attacks, upon our ability to operate;
•	potential conflicts of interest involving members of the Holdings Board and senior management;
•	the failure of counter parties to fully perform their contracts with us;
•	changes in credit risk with respect to our counterparties on contracts;
•	our dependence on key personnel and our ability to attract, retain and motivate key employees;
•	our ability to obtain indemnities from customers;
•	changes in laws, treaties or regulations;
•	our incorporation under the laws of Marshall Islands and the different rights to relief that may be available compared to other countries, including the United States;
•	general domestic and international political conditions of events, including “trade wars”;
•	any further changes in U.S. trade policy that could trigger retaliatory actions by the affected countries;
•
potential disruption of shipping routes due to accidents, environmental factors, political events, international hostilities including the ongoing developments in the Ukraine region, acts by terrorists or acts of piracy on ocean-going vessels;

•	the impact of adverse weather and natural disasters;

•
Heidmar’s profitability and growth depend on the demand for shipping vessels and global economic conditions, and the impact of consumer confidence and consumer spending on shipping volume and charter rates;

•	if global economic conditions weaken, it could have a material adverse effect on Heidmar’s business, financial condition and results of operations;
•	if Heidmar does not compete successfully with new entrants or established companies with greater resources, its shipping business growth and results of operations may be adversely affected;
•
Heidmar operates carriers worldwide and, as a result, its business has inherent operational risks, which may reduce its revenue or increase its expenses, and Heidmar may not be adequately covered by insurance;

•	Heidmar is dependent upon on a limited number of significant pool partners for its managed vessels;
•
other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Home Plate or Holdings.

We caution readers of this proxy statement/prospectus not to place undue reliance on these forward-looking statements.
All forward-looking statements made in this proxy statement/prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this proxy statement/prospectus, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.
Please note in this registration statement, “we,” “us,” “our,” and the “Company,” all refer to Heidmar and the Heidmar Subsidiaries before consummation of the Transactions, and to Holdings and its subsidiaries, including Heidmar and Home Plate, after the Transactions, and references to “Holdings” refers to Holdings before the Transactions and to Holdings and its subsidiaries, including Heidmar and Home Plate, after the Transactions, unless the context otherwise requires.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Holdings (File No. 333-  ), constitutes a prospectus of Holdings under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Holdings securities to be issued to Home Plate stockholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meeting of Home Plate stockholders at which Home Plate stockholders will be asked to consider and vote upon proposals to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and to adopt and approve the Merger, by the approval and adoption of the Business Combination Proposal and the Merger Proposal, respectively.
CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires, “$,” “USD” and “U.S. dollar” each refer to the United States dollar.
IMPORTANT INFORMATION ABOUT GAAP AND NON-GAAP FINANCIAL MEASURES
Each of Home Plate’s and Heidmar’s financial statements included in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. This proxy statement/prospectus includes certain references to prospective financial measures that were not prepared in accordance with U.S. GAAP, including EBITDA and Adjusted EBITDA. The presentation of this non-U.S. GAAP information is not meant to be considered in isolation or as a substitute for Heidmar’s consolidated financial results prepared in accordance with U.S. GAAP. For additional information, see the section entitled “Summary—Certain Unaudited Prospective Financial Information of Heidmar.”

TRADEMARKS AND TRADE NAMES
The Heidmar name, logos and other trademarks of Heidmar appearing in this proxy statement/prospectus are the property of Heidmar. Solely for convenience, some of the trademarks logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we or Heidmar will not assert, to the fullest extent under applicable law, our or Heidmar’s rights or the rights of the applicable licensors to these trademarks and trade names. This proxy statement/prospectus contains additional trademarks and trade names of others. All trademarks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires:
“Adjournment Proposal” means a proposal to adjourn the special meeting of stockholders of Home Plate to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.
“Adjusted EBITDA” means EBITDA excluding non-cash gains/(losses) such as those related to (i) non-cash impairment of assets (tangible and intangible) and related non-cash charges and (ii) charges and expenses related to non-cash stock based compensation; (iii) all gains from non-ordinary course asset sales; and (iv) all non-cash items increasing consolidated net income or loss for that period. In determining Adjusted EBITDA, depreciation and amortization and interest expense related to right of use leases are deducted from EBITDA.
“Ancillary Documents” means each agreement, instrument, certificate or document including the Home Plate disclosure schedules, the Heidmar disclosure schedules, the certificate of merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Warrant Assumption Agreement, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement.
“Available Closing Cash Amount” means an amount equal to (i) all available cash in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) the amount of SPAC Transaction Expenses.
“broker non-vote” means the failure of a Home Plate stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the transactions contemplated in the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated March 19, 2023 and as may be amended from time to time, by and among Holdings, Merger Sub, Home Plate, Heidmar and Heidmar’s shareholders.
“Business Corporations Act” means the Marshall Islands Business Corporations Act.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, or Athens, Greece, are authorized to close for business.
“Change of Control” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Holdings, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any person.
“Closing” means the closing of the Transactions.
“Closing Date” means the date of the Closing.
“Closing Number of Shares” means the Holdings Common Shares to be issued to each Heidmar Shareholder as part of that shareholder’s Heidmar Shareholder Consideration, which shall, in relation to each Heidmar Shareholder, be a number of Holdings Common Shares as set forth opposite such Heidmar Shareholder’s name in the corresponding column of Schedule 1 to the Business Combination Agreement (as the same may be updated from time to time in accordance with the terms of the Business Combination Agreement).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.
“Company” as well as “we,” “us” and “our” refers to Heidmar and the Heidmar Subsidiaries before consummation of the Transactions, and to Holdings and its subsidiaries, including Heidmar and Home Plate, after the Transactions, unless context indicates otherwise.
“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“EBITDA” means, for any period, without duplication, consolidated net income or loss for such period before adjusting for the following to the extent deducted/added in calculating consolidated net income or loss: (i) interest expense/income; (ii) income tax expense/tax credits; and (iii) depreciation and amortization.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Shares” means the aggregate number of Holdings Common Shares to be issued as part of the Share Acquisition in accordance with Section 2.2 of the Business Combination Agreement.
“Excluded Shares” means Home Plate Shares, if any, held in the treasury of Home Plate.
“Fairness Opinion” means the written opinion delivered by Newbridge to the Home Plate Board on March 19, 2023, attached to the proxy statement/prospectus as Annex C, the terms of which are incorporated herein by reference.
“FCPA” means the U.S. Foreign Corrupt Practices Act.
“First Amendment to the Business Combination Agreement” means the amendment to the Business Combination Agreement entered into by Home Plate and Heidmar on July 17, 2023.
“GAAP” means the U.S. generally accepted accounting principles.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Heidmar” means Heidmar Inc., a company organized and existing under the laws of Marshall Islands and its subsidiaries.
“Heidmar Earnout Shares” means a number of Holdings Common Shares equal to 15% of the total number of Holdings Common Shares outstanding immediately after the Closing, including (a) the aggregate Closing Number of Shares and (b) Holdings Common Shares issued as Per Share Merger Consideration for Home Plate Shares pursuant to Section 1.6 of the Business Combination Agreement and excluding (i) all Holdings Common Shares underlying any Holdings Warrants, (ii) the Heidmar Earnout Shares, (iii) the Sponsor Earnout Shares and (iv) any Holdings Common Shares issued, or reserved for issuance, under any Benefit Plans of Holdings. The number of Heidmar Earnout Shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares occurring after Closing and upon or prior to the applicable Triggering Event.
“Heidmar Pools” means (a), Dorado Tankers Pool Inc., (b) Blue Fin Tankers Inc., (c) Seadragon Tankers Inc., (d) SeaLion Tankers Inc., and (e) SeaHorse Tankers Inc., collectively.
“Heidmar Subsidiaries” means (a) Heidmar International Pools Inc., a Marshall Islands corporation, (b) Blue Fin Tankers Inc., a Marshall Islands corporation, (c) Seawolf Tankers Inc., a Marshall Islands corporation, (d) Sigma Tankers Inc., a Marshall Islands corporation, (e) Dorado Tankers Pool Inc., a Marshall Islands corporation, (f) Star Tankers Inc., a Marshall Islands corporation, (g) Marlin Tankers Inc., a Marshall Islands corporation, (h) SeaLion Tankers INC., a Marshall Islands corporation, (i) SeaDragon Tankers Inc., a Marshall Islands corporation, (j) SeaHorse Tankers, Inc., a Marshall Islands corporation, (k) Cash Custodian Inc., a Marshall Islands corporation, (l) Heidmar Investments LLC, a Marshall Islands limited liability company, (m) Heidmar (Far East) LLC, a Marshall Islands limited liability company, (n) Heidmar (Far East) Pte. Ltd., a Singapore private company limited by shares, (o) Heidmar (Far East) Tankers Pte. Ltd., a Singapore private company limited by shares, (p) Heidmar UK Trading

Limited, a United Kingdom company, (q) Heidmar UK Limited, a United Kingdom company, (r) Heidmar 2020 LLC, a Marshall Islands limited liability company, (s) Heidmar Bulkers Inc., a Marshall Islands corporation, (t) Sea Otter Tankers Inc., a Marshall Islands corporation, and (u) Heidmar DMCC, a company with limited liability registered in Dubai, United Arab Emirates.
“Heidmar Shares” means the registered Class A Shares, without par value, of Heidmar.
“Holdings” means Heidmar Marine Inc., a company organized and existing under the law of Marshall Islands, formed for the purpose of participating in the Transactions.
“Holdings Common Shares” means the registered common shares, $0.01 par value per share, of Holdings.
“Holdings Private Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Common Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the Home Plate Private Warrants.
“Holdings Public Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Common Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the Home Plate Redeemable Warrants.
“Holdings Securities” means the Holdings Common Shares and the Holdings Warrants, collectively.
“Holdings Warrants” means the Holdings Private Warrants and the Holdings Public Warrants, collectively.
“Home Plate” means Home Plate Acquisition Corporation, a Delaware corporation.
“Home Plate Anchor Investors” means certain qualified institutional buyers or institutional accredited investors (including certain funds managed by UBS O’Connor, LLC) which are not affiliated with Home Plate, the Sponsor, Home Plate’s directors or any member of Home Plate’s management team, which purchased an aggregate of 19,800,000 Home Plate Public Units in the IPO, each of which entered into an investment agreement (other than UBS O’Connor, LLC) with Sponsor pursuant to which Sponsor sold an aggregate of 1,350,000 Home Plate Founder Shares at their original purchase price of approximately $0.004 per share.
“Home Plate Charter” means the amended and restated certificate of incorporation of Home Plate dated September 29, 2021, as amended on March 30, 2023, as the same may be amended or modified from time to time after the date hereof.
“Home Plate Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Home Plate.
“Home Plate Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Home Plate.
“Home Plate Founder Shares” means the Home Plate Class B Common Stock initially purchased by the Sponsor and Home Plate’s directors and officers in a private placement prior to the IPO (a portion of which have been sold to the Home Plate Public Anchor Investors in connection with the closing of the IPO), and the shares of the Home Plate Class A Common Stock that will or have been issued upon the conversion of the shares of Home Plate Class B Common Stock consummated on March 30, 2023 or upon the automatic conversion of the shares of Home Plate Class B Common Stock at the time of the Business Combination.
“Home Plate Initial Stockholders” means the Sponsor and Home Plate’s independent directors.
“Home Plate Private Warrant” means a warrant of Home Plate entitling the holder thereof to purchase one share of Home Plate Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the placement warrants of Home Plate.
“Home Plate Public Anchor Investors” means the Home Plate Anchor Investors (other than those funds managed by UBS O’Connor, LLC).“Home Plate Shares” means the shares of Home Plate Class A Common Stock and the shares of Home Plate Class B Common Stock, collectively.
“Home Plate Redeemable Warrant” means a warrant of Home Plate entitling the holder thereof to purchase one share of Home Plate Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the redeemable warrants of Home Plate.
“Home Plate Securities” means the Home Plate Shares, the Home Plate Redeemable Warrants and the Home Plate Private Warrants, collectively.

“Home Plate Shares” means the shares of Home Plate Class A Common Stock and the shares of Home Plate Class B Common Stock, collectively.
“Home Plate Stockholders” means collectively the holders of Home Plate Class A Common Stock and the holders of Home Plate Class B Common Stock.
“Home Plate Public Unit” means a unit consisting of one share of Home Plate Class A Common Stock and one-half of one Home Plate Redeemable Warrant which include the “placement shares” of Home Plate referred to in the IPO Prospectus.
“Home Plate Warrants” means the Home Plate Private Warrants and Home Plate Redeemable Warrants, collectively.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IAS” means the International Accounting Standard.
“IASB” means the International Accounting Standards Board.
“IBR” means the incremental borrowing rate.
“IFRS” means the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.
“Intermediate 1” means HMR Intermediary 1 Co., a company organized and existing under the laws of the Republic of the Marshall Islands, formed by Holdings for the purpose of participating in the Transactions, that is a direct, wholly-owned subsidiary of Holdings.
“Intermediate 2” means HMR Intermediary 2 Co., a company organized and existing under the laws of the Republic of the Marshall Islands, formed by Holdings for the purpose of participating in the Transactions, that is a direct, wholly-owned subsidiary of Intermediate 1.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“IPO” means the initial public offering of the Home Plate Shares and Home Plate Redeemable Warrants pursuant to the IPO Prospectus, consummated on October 4, 2021.
“IPO Prospectus” means the final prospectus of Home Plate, dated as of September 29, 2021, and filed with the SEC on October 1, 2021 (File Nos. 333-252924).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Material Adverse Effect” means, with respect to any specified Person (as defined in the Business Combination Agreement), any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of Heidmar, any action taken by, or at the written request of, Home Plate and in respect of Home Plate or Holdings, any action taken by, or at the written request of, Heidmar and (x) with respect to Home Plate, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to Home Plate, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on Home Plate.
“Merger” means the merging of Merger Sub with and into Home Plate with Home Plate surviving the Merger as a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings.
“Merger Closing” means the third Business Day following the satisfaction of, or to the extent legally permissible waiver of, the conditions set forth in Article X of the Business Combination Agreement (Conditions to Obligations of the Parties) or at any such other date as Home Plate, Holdings and Heidmar may agree in writing.
“Merger Effective Time” means when the Merger will become effective, which will be at the time when the Certificate of Merger has been duly filed with Secretary of State of Delaware or at any such later time as may be agreed by Home Plate and Merger Sub (with prior written consent of Heidmar) in writing and specified in the Certificate of Merger.
“Merger Sub” means HP Merger Subsidiary Corp., a Delaware corporation, formed by Holdings for the purpose of participating in the Transactions, that is a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings on and prior to the Closing Date.
“Merger Sub Shares” means shares of common stock, par value $0.0001 per share, of Merger Sub.
“NASDAQ” means the Nasdaq Capital Market LLC.
“Newbridge” means Newbridge Securities Corporation, the fairness opinion provider to the Home Plate Board.
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCAOB Audited Financials” means the consolidated statement of financial position of Heidmar and its subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cashflows of Heidmar and its subsidiaries for each of the two years in the period ended December 31, 2022 and 2021 audited in accordance with the standards of the PCAOB.
“Per Share Merger Consideration” means one Holdings Common Share.
“Performance Triggering Event I” means the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 equaling or exceeding $29,000,000. For the avoidance of doubt, the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 will include both the Adjusted EBITDA of the Company and its subsidiaries during such period prior to the Closing Date and the Adjusted EBITDA of Holdings during such period after the Closing Date on a combined basis.
“Performance Triggering Event II” means the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2024 equaling or exceeding $35,000,000.
“PIPE Investment” means the subscription for and purchase by the PIPE Investors of an aggregate of    Holdings Common Shares at $10.00 per share in a private placement for gross proceeds of $   pursuant to the Subscription Agreements.
“PIPE Investors” means the investors in the PIPE Investment pursuant to the Subscription Agreements.

“Proposals” means the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal, as set forth in the section entitled “The Special Meeting of Home Plate Stockholders” below.
“Public Shares” means the shares of Home Plate Class A Common Stock included as part of the Home Plate Public Units sold in the IPO.
“Public Stockholders” means the holders of the Public Shares.
“Record Date” means     , 2023.
“Redeeming Home Plate Shares” means each share of Home Plate Class A Common Stock in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of the Business Combination Agreement, the Home Plate Charter and applicable Law).
“Redemption Amount” means the aggregate amount payable with respect to all Redeeming Home Plate Shares.
“Redemption Rights” means the right of an eligible (as determined in accordance with the Home Plate Charter) holder of Home Plate Class A Common Stock to redeem all or a portion of their Home Plate Class A Common Stock (in connection with the Transactions or otherwise) as set forth in the Home Plate Charter.
“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Share Acquisition” means, immediately prior to the Effective Merger Time, the acquisition by Holdings from the Heidmar Shareholders of all outstanding Heidmar Shares, the consideration of which will be (a) the issuance of Holdings Common Shares and (b) the issuance of the Heidmar Earnout Shares by Holdings, subject to the terms and in accordance with the Business Combination Agreement.
“Share Acquisition Closing” means the closing of the Share Acquisition immediately prior to the Merger Closing.
“Share Price Earnout Period” means the time period beginning on the Closing Date and ending on the date that is five years after the Closing Date.
“Share Price Triggering Event I” means if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $12.50 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.
“Share Price Triggering Event II” means if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.
“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of Home Plate, which Home Plate has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of Home Plate which Home Plate has agreed to pay or is otherwise liable for and including any excise Tax payable by Home Plate as a result of redemptions by Home Plate Stockholders (whether in connection with the Extension or the Transactions)) in connection with the negotiation, execution, performance or consummation of the Business Combination Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO).
“Sponsor” means Home Plate Sponsor LLC, a Delaware limited liability company.
“Trading Day” means any day on which Holdings Common Shares are actually traded on NASDAQ (or the exchange on which Holdings Common Shares are then listed).
“Transactions” means the Merger and the Share Acquisition, together with the other transactions contemplated by the proxy statement/prospectus.
“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Triggering Event” means, collectively, Share Price Triggering Event I, Share Price Triggering Event II, Performance Triggering Event I and Performance Triggering Event II.
“Trust Account” means the Trust Account established by Home Plate for the benefit of the Public Stockholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 29, 2021, as it may be amended (including to accommodate the Merger), by and between Home Plate and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity under the Trust Agreement.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for a security on a date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Home Plate stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.
Q: Why am I receiving this Proxy statement/prospectus?
A: Home Plate has entered into a business combination agreement with Sponsor, Heidmar, the Heidmar Shareholders, Holdings and Merger Sub (as amended, the “Business Combination Agreement”), pursuant to which, among other things, (a) the Heidmar Shareholders will exchange Heidmar securities representing all of the issued and outstanding share capital of Heidmar for Holdings Common Shares, as a result of which Heidmar will become a wholly-owned subsidiary of Holdings, and (b) Merger Sub will be merged with and into Home Plate, with Home Plate surviving the Merger as a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. A copy of the First Amendment to the Business Combination Agreement is attached to this proxy statement/prospectus as Annex B.
At the Closing, as a result of the Transactions, (i) Holdings will acquire all of the issued and outstanding share capital of Heidmar from the Heidmar Shareholders in exchange for the issuance of Holdings Common Shares and, if applicable, the issuance of the Heidmar Earnout Shares, pursuant to which Heidmar will become a direct, wholly-owned subsidiary of Holdings, and (ii) (x) each issued and outstanding Home Plate Warrant will be automatically modified to no longer entitle the holder to purchase Home Plate shares of common stock but instead entitle the holder to acquire an equal number of Holdings Common Shares per Home Plate Warrant and (y) each outstanding Home Plate Share will be cancelled and converted into the right to receive one Holdings Common Share. See the sections entitled “Summary—Consideration to the Heidmar Shareholders in the Business Combination—Ownership of Holdings” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Home Plate Stockholders are being asked to consider and vote upon the Business Combination Proposal and Merger Proposal to approve the Business Combination Agreement and the Merger, among other proposals.
The Home Plate Class A Common Stock, Home Plate Warrants and Home Plate Public Units are currently listed on the NASDAQ under the symbols “HPLT,” “HPLTW” and “HPLTU”, respectively. At the Closing, as a result of the Business Combination, each outstanding Home Plate Share will be converted to the right to receive one Holdings Common Share (the “Per Share Merger Consideration”). Holdings intends to apply to list the Holdings Common Shares on the NASDAQ under the symbol “HMR” in connection with the Closing. All outstanding Home Plate Public Units will be separated into their underlying securities prior to the Closing. There will be no Home Plate Public Units, Home Plate Shares or Home Plate Warrants nor any NASDAQ listing of any such securities following the Closing.
This proxy statement/prospectus and its annexes contain important information about the Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Q: When and where is the special meeting?
A: The special meeting will be held at    , on    , 2023, at    , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Q: What is being voted on at the special meeting?
A: Below are the proposals as to which Home Plate’s stockholders are being asked to vote:
(1)	The Business Combination Proposal – a proposal to approve and adopt the Business Combination Agreement and the Business Combination;
(2)
The Merger Proposal – a proposal to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Home Plate, with Home Plate continuing as the surviving company and as a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings; and

(3)
The Adjournment Proposal – a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented at the special meeting.

Q: Are any of the proposals conditioned upon one another?
A: The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event the Business Combination Proposal and Merger Proposal are not approved, Home Plate will not consummate the Business Combination. If Home Plate does not consummate the Business Combination and fails to complete an initial business combination by October 4, 2023, Home Plate will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in the Trust Account to its Public Stockholders.
Q: Why is Home Plate proposing the Business Combination?
A: Home Plate is a special purpose acquisition company and was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Home Plate received net proceeds of $200,000,000 from its IPO and sale of the Home Plate Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Home Plate Charter, the funds held in the Trust Account will be released upon the Closing. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”
On March 13, 2023, Home Plate filed a definitive proxy statement (the “Extension Proxy Statement”) with the SEC in connection with a special meeting (the “Extension Meeting”) for the purposes of, among other things, voting on a proposal to amend Home Plate’s amended and restated certificate of incorporation to extend the date by which it must consummate an initial business combination from April 4, 2023 to October 4, 2023. Only holders of record of Home Plate Shares at the close of business on March 6, 2023 were entitled to receive the notice of the Extension Meeting and to vote at the Extension Meeting and any adjournments or postponements thereof. On March 30, 2023, Home Plate convened the Extension meeting. A total of 19,338,174 Home Plate Shares, representing approximately 77.35% of the outstanding Home Plate Shares as of such date entitled to vote at the Extension Meeting, were present in person or by proxy, constituting a quorum. In connection with such Extension Meeting, (x) the proposals to amend the Home Plate amended and restated certificate of incorporation (i) to extend the date by which Home Plate must consummate a business combination from April 4, 2023 to October 4, 2023 and (ii) to provide holders of shares of Home Plate Class B Common Stock the right to convert their shares of Home Plate Class B Common Stock on a one-to-one basis into shares of Home Plate Class A Common Stock prior to the closing of a business combination and (y) the proposal to amend the Investment Management Trust Agreement of Home Plate to extend the date by which Home Plate must consummate a business combination from April 4, 2023 to October 4, 2023, were each approved and thereafter amended as of March 30, 2023. In connection with the special meeting, Home Plate provided its stockholders the opportunity to redeem all or a portion of their shares of Home Plate Class A Common Stock, and stockholders holding 17,727,065 shares of Home Plate Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Consequently, approximately $180,577,599 (approximately $10.19 per share) was withdrawn from the Trust Account to pay such redeeming holders.
On March 30, 2023, the Sponsor and Home Plate’s officers and directors converted 3,650,000 shares of Home Plate Class B Common Stock held by them on a one-to-one basis into 3,650,000 shares of Home Plate Class A Common Stock, which for the avoidance of doubt are treated as Home Plate Founder Shares. Pursuant to the certain non-redemption agreements entered into by and among Home Plate, the Sponsor and certain stockholders of Home Plate on March 29, 2023, immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements, the Sponsor has agreed to transfer an aggregate of 410,000 Home Plate Shares owned by the Sponsor to those certain shareholders in the aggregate.
As of the Record Date, there were 7,272,935 Home Plate Shares outstanding, consisting of 5,922,935 shares of Class A common stock, par value $0.0001 per share, and 1,350,000 shares of Class B common stock, par value $0.0001 per share. In addition, there currently are 17,600,000 Home Plate Warrants outstanding, consisting of 10,000,000 Home Plate Redeemable Warrants and 7,600,000 Home Plate Private Warrants. Each whole Home Plate Warrant entitles the holder thereof to purchase one share of Home Plate Class A Common Stock at a price of $11.50 per share. The Home Plate Warrants will be assumed by Holdings and become exercisable 30 days after the Closing, and expire at 5:00 p.m., New York City time, five years after the Closing or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees (except as described in the section entitled “Description of Holdings’ Securities—Warrants—Public Warrants—Redemption of Warrants when the price per share of Holdings Common Shares equals or exceeds $10.00”).
Under the Home Plate Charter, Home Plate must generally provide the holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Home Plate’ initial business combination in conjunction with a stockholder vote.
Q: Why is Home Plate providing stockholders with the opportunity to vote on the Business Combination?
A: The Home Plate Charter requires that it receive shareholder approval before completing the Business Combination. In addition, such approval is also a condition to the closing of the Transactions under the Business Combination Agreement. Additionally, under the Home Plate Charter, Home Plate must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of its initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Home Plate has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent (as defined below) in order to validly redeem its shares. Therefore, Home Plate is seeking to obtain the approval of its stockholders of the Business Combination and also allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the closing of the Business Combination in accordance with the Home Plate Charter.
Q: What will happen in the Business Combination?
A: Immediately prior to the Merger Effective Time (as defined below), each Home Plate Public Unit that is issued and outstanding immediately prior to the Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of Home Plate Class A Common Stock and one-half of a Home Plate Redeemable Warrant in accordance with the terms of the applicable Home Plate Public Unit (the “Unit Separation”), provided that if a holder of Home Plate Public Units would be entitled to receive a fraction of a Home Plate Redeemable Warrant upon the Unit Separation, the number of Home Plate Redeemable Warrants to be issued to such holder will be rounded down to the nearest whole number of Home Plate Redeemable Warrants without cash settlement for such rounded fraction. At the Merger Effective Time, Home Plate and Merger Sub will consummate the Merger, pursuant to which Merger Sub will be merged with and into Home Plate with Home Plate being the surviving entity, following which the separate corporate existence of Merger Sub will cease and Home Plate will continue as the surviving company and a direct, wholly-owned subsidiary of Intermediate 2. At the Merger Effective Time, after giving effect to the Unit Separation, each share of Home Plate Class A Common Stock that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares and Redeeming Home Plate Shares) will be converted into, and the holder of that share of Home Plate Class A Common Stock will be entitled to receive one Holdings Common Share. All of the Home Plate Class A Common Stock shares converted into the right to receive the Per Share Merger Consideration will no longer be outstanding and will automatically be cancelled and will cease to exist at the Merger Effective Time. Immediately prior to the Merger Effective Time, the Heidmar Shareholders will sell, assign and transfer to Holdings, and Holdings will purchase, acquire, assume and accept from the Heidmar Shareholders, all of the legal and beneficial title to all outstanding Heidmar shares with full title guarantee, free from all liens (other than liens arising as a result of transfer restrictions under applicable securities Laws and the relevant organizational documents) and together with all rights attaching to the Heidmar Shares, the consideration for which will be (a) the issuance of new Holdings Common Shares by Holdings and (b) the issuance of the Heidmar Earnout Shares by Holdings subject to the terms of and in accordance with the Business Combination Agreement. Following the Share Acquisition, Heidmar will be a direct, wholly-owned subsidiary of Holdings.
Holdings intends to apply to list the Holdings Common Shares and Holdings Warrants on NASDAQ under the symbols “HMR” and “HMRW,” respectively, upon the closing of the Business Combination. We cannot assure you that the Holdings Common Shares or Holdings Warrants will be approved for listing on NASDAQ. In addition, Holdings will be a “foreign private issuer” and as a “foreign private issuer,” Holdings will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Holdings must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Holdings will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders. As a foreign private issuer, Holdings will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of the Holdings Common Shares and Holdings Public Warrants. See “Risk Factors—Holdings is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it is exempt from certain provisions applicable to domestic public companies in the United States.”
Q: What revenues and net income/losses has Heidmar generated in the last two years?
A: For the fiscal years ended December 31, 2022 and 2021, Heidmar had revenues of $30.1 million and $4.8 million, and net income for the years of $16.2 million and $1.1 million, respectively. For additional information, please see Heidmar’s audited consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus.
Q: How has the announcement of the Business Combination affected the trading price of Home Plate’s Class A Common Stock?
A: On March 17, 2023, the last trading day before the public announcement of the Business Combination, the Home Plate Class A Common Stock, the Home Plate Public Units and the Home Plate Redeemable Warrants closed at $10.22, $10.24 and $0.1289, respectively. On    , 2023, the trading day immediately prior to the date of this proxy statement/prospectus, the Home Plate Class A Common Stock, the Home Plate Public Units, and the Home Plate Redeemable Warrants closed at $   , $    and $   , respectively.
Q: Following the Business Combination, will Home Plate’s securities continue to trade on a stock exchange?
A: No. Home Plate anticipates that, following the consummation of the Business Combination, the Home Plate Class A Common Stock, the Home Plate Public Units and the Home Plate Redeemable Warrants will be delisted from the NASDAQ and Home Plate will be deregistered under the Exchange Act. However, Holdings intends to apply to list the Holdings Common Shares and Holdings Warrants on the NADSAQ under the symbols “HMR” and “HMRW”, respectively, upon the closing of the Business Combination.
Q: Is the Business Combination the first step in a “going private” transaction?
A: No. Home Plate does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Heidmar to access the U.S. public markets.
Q: Will the management of Heidmar change in the Business Combination?
A: The current executive officers of Heidmar are Pankaj Khanna, Chief Executive Officer (“CEO”), and Niki Fotiou, Chief Financial Officer (“CFO”). These individuals are intended to continue to serve as Holdings’ executive officers upon consummation of the Business Combination.
Effective immediately upon closing, the board of directors of Holdings (the “Holdings Board”) will be comprised of seven directors, including the following: Pankaj Khanna, CEO of Heidmar, Daniel Ciporin, Chairman and CEO of Home Plate and Jonathan Rosenzweig, Director and CFO of Home Plate. The remaining directors will be identified prior to the Closing.
For an explanation of the roles and responsibilities of the Holdings Board, please see the section entitled “Management of Holdings After the Business Combination.”

Q: What will Home Plate stockholders receive in the Business Combination?
A: At the Merger Effective Time, each issued and outstanding Home Plate Share will be subject to the terms and conditions of the Business Combination Agreement converted into the right to the Per Share Merger Consideration.
Q: What will Home Plate warrant holders receive in the Business Combination?
A: At the Merger Effective Time, each issued and outstanding Home Plate Warrant will be subject to the terms and conditions of the Business Combination Agreement and Warrant Assumption Agreement and will be automatically and irrevocably modified to provide that each holder of such warrant shall be entitled to acquire an equal number of Holdings Common Shares per Home Plate Warrant.
Q: What will Home Plate Public Unit holders receive in the Business Combination?
A: In connection with the consummation of the Business Combination, the outstanding Home Plate Public Units will automatically separate into their component parts and be treated accordingly.
Q: What will the Heidmar Shareholders receive in the Business Combination?
A: Upon consummation of the Share Acquisition, subject to the terms and conditions of the Business Combination Agreement, the Heidmar Shareholders will receive the closing number of issued Holdings Common Shares (the “Closing Number of Shares”), and, if applicable, Heidmar Earnout Shares. See “Summary—Consideration to the Heidmar Shareholders in the Business Combination” for information on the consideration to be received by the Heidmar Shareholders.
Q: What is the PIPE Financing?
A: In connection with the Business Combination, Home Plate and Holdings will enter into Subscription Agreements with certain PIPE Investors pursuant to which the PIPE Investors will agree to subscribe for and purchase, and Holdings will agree to issue to such PIPE Investors, an aggregate number of Holdings Common Shares set forth in the Subscription Agreements in exchange for an aggregate purchase price of $10.00 per Holdings Common Share. As of the date of this proxy statement/prospectus, the Parties have not entered into any Subscription Agreements.
Q: What equity stake will the current stockholders of Home Plate, the PIPE Investors and the current stockholders of Heidmar hold in Holdings after the closing of the Business Combination?
A: It is anticipated that, upon completion of the Business Combination: (A) (i) the Public Stockholders will own approximately   % of Holdings on a fully diluted basis; (ii) the PIPE Investors will own approximately   % of Holdings on a fully diluted basis; (iii) the Sponsor will own approximately   % of Holdings on a fully diluted basis; and (iv) the Heidmar Shareholders will own approximately   % of Holdings on a fully diluted basis, assuming that no shares are elected to be redeemed by the Public Stockholders with respect to the Business Combination, or (B) the Public Stockholders will own approximately   % of Holdings on a fully diluted basis; (ii) the PIPE Investors will own approximately   % of Holdings on a fully diluted basis; (iii) the Sponsor will own approximately   % of Holdings on a fully diluted basis; and (iv) the Heidmar Shareholders will own approximately   % of Holdings on a fully diluted basis, assuming that the maximum number of shares are elected to be redeemed by the Public Stockholders with respect to the Business Combination. In both scenarios, these levels of ownership interests (x) exclude the impact of the Sponsor Earnout Shares and Heidmar Earnout Shares, and (y) assume that   Holdings Common Shares are issued to the PIPE Investors in connection with the PIPE Investment. If the actual facts are different than these assumptions, the ownership percentages in Holdings will be different.
For more information, please see the sections entitled “The Business Combination—Ownership of Holdings” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Q: Will Holdings obtain new financing in connection with the Business Combination and are there any arrangements to help ensure that Home Plate will have sufficient funds to consummate the Business Combination?
A: Yes. Holdings will obtain new equity financing through a private placement of Holdings Common Shares in the PIPE Investment. Holdings will use the proceeds from the PIPE Investment, together with the proceeds received from the Trust Account, for general corporate purposes. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. Unless waived by Heidmar, the Business Combination Agreement provides that Heidmar’s obligation to consummate the Business Combination is conditioned on the amount of (i) all available cash in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) SPAC Transaction Expenses (the “Available Closing Cash Amount”) being equal to, or exceeding, $40,000,000.
Q: Will Holdings adopt an equity incentive plan in anticipation of the Business Combination?
A: Holdings intends to adopt an equity incentive plan in anticipation of the Business Combination in order to promote ownership in Holdings by employees, non-employee directors and consultants of Holdings and its subsidiaries, and align incentives between these service providers and stockholders of Holdings by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, Holdings Common Shares. For more information, please see the section entitled “Management of Holdings After the Business Combination.”
Q: Why is Home Plate proposing the Adjournment Proposal?
A: Home Plate is proposing the Adjournment Proposal to allow the Home Plate Board to adjourn the special meeting to a later date or dates if Home Plate determines that additional time is necessary to permit further solicitation and vote of proxies in the event that there are insufficient votes to approve the Business Combination Proposal or the Merger Proposal. The Adjournment Proposal will only be presented to Home Plate stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. Please see the section entitled “Proposals to be Considered by Home Plate’s Stockholders—Proposal No. 3 The Adjournment Proposal” for additional information.
Q: What happens if I sell my Home Plate Shares before the special meeting?
A: The Record Date for the special meeting for Home Plate stockholders that hold their shares in “street name” is earlier than the date that the Business Combination is expected to be completed. If you transfer your Home Plate Shares after the Record Date for Home Plate stockholders that hold their shares in “street name,” but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your Home Plate Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Home Plate Shares prior to the Record Date for Home Plate stockholders that hold their shares in “street name,” you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.
Q: What vote is required to approve the proposals presented at the special meeting?
A: Approval of each of the proposals presented at the special meeting requires the affirmative vote of at least a majority of the outstanding shares of Home Plate Class A Common Stock and Home Plate Class B Common Stock, voting as a single class, that are entitled to vote at the special meeting as of the record date present, in person or by proxy, and voting at the special meeting. Failure of a Home Plate stockholder to vote by proxy or to vote in person at the special meeting or the failure of a Home Plate stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, or a broker non-vote, will result in that stockholder’s shares not being counted toward the number of shares of Home Plate Class A Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal but no effect on the outcome of the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, and broker non-votes will not be counted for purposes of establishing a quorum. The Sponsor has agreed to vote its Home Plate Founder Shares and any Public Shares purchased by them during or after the IPO in favor of the Business Combination Proposal and the Merger Proposal.
Q: What happens if the Business Combination is not approved?
A: If the Business Combination Proposal is not approved and Home Plate does not consummate an initial business combination by October 4, 2023, Home Plate will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to its Public Stockholders.

Q: How many votes do I have at the special meeting?
A: Home Plate’s stockholders that hold their shares in “street name” are entitled to one vote on each Proposal presented at the special meeting for each Home Plate Share held of record at the close of business on    , 2023, the record date for the special meeting. As of the close of business on the Record Date, there were    Public Shares outstanding.
Q: What constitutes a quorum at the special meeting?
A: A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding Home Plate Shares on the Record Date, including those Home Plate Shares held as a constituent part of the Home Plate Public Units, are represented virtually or by proxy at the special meeting. Your Home Plate Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually at the special meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established, and broker non-votes will not be counted for purposes of establishing a quorum. The Sponsor, who owns   % of the issued and outstanding Home Plate Shares as of the Record Date, will count towards this quorum. If there is no quorum, the presiding officer of the special meeting may adjourn the special meeting to another date. As of the Record Date,    Home Plate Shares would be required to achieve a quorum.
Q: How will the Sponsor and Home Plate’s other current directors and officers vote?
A: Prior to the IPO, Home Plate entered into agreements with the Sponsor, pursuant to which it has agreed to vote any Home Plate Shares owned by the Sponsor in favor of a proposed initial business combination. As of the Record Date, the Sponsor owned Home Plate Founder Shares, representing   % of the Home Plate Shares outstanding and entitled to vote at the special meeting.
Q: What interests do Home Plate’s directors, executive officers and major stockholders have in the Business Combination?
A: The Sponsor and Home Plate’s other current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include, among other things that:
•	the Home Plate Initial Stockholders have agreed not to redeem any Home Plate Shares in connection with a stockholder vote to approve a proposed initial business combination;
•
the Home Plate Initial Stockholders paid an aggregate of $19,130 for the 3,240,000 Home Plate Founder Shares (after giving effect to the sale by Sponsor of an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors at their original purchase price of approximately $0.004 per share and after giving effect to those certain non-redemption agreements entered into by and among Home Plate, the Sponsor and certain stockholders of Home Plate on March 29, 2023, whereby immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements, the Sponsor has agreed to transfer an aggregate of 410,000 Home Plate Shares owned by the Sponsor to those certain stockholders) and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $   , based on the closing price of the shares of Home Plate Class A Common Stock of $    on Nasdaq on    , 2023 (but given the transfer restrictions on such shares, Home Plate believes such shares have less value);

•
the Home Plate Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Home Plate Founder Shares held by them if Home Plate fails to complete an initial business combination by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•	the Registration Rights Agreement and Lock-Up Agreement will be entered into by the Sponsor upon the closing of the Business Combination;

•
the Sponsor paid an aggregate of $6,600,000 for its 6,600,000 Home Plate Private Warrants with an aggregate market value of approximately $    based on the closing price of the Home Plate Redeemable Warrants of $    on Nasdaq on    , 2023, and that such Home Plate Private Warrants will expire worthless if a business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•
the Home Plate Initial Stockholders have the right to receive    Holdings Common Shares with an aggregate market value of approximately $    based on the closing price of Home Plate Class A Common Stock of $    on Nasdaq on    , 2023, subject to certain lock-up periods;

•
the indemnification of Home Plate’s existing directors and officers will continue after the Business Combination and a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the closing of the Business Combination for Home Plate’s directors’ and officers’ liability insurance will be purchased and maintained after the Business Combination;

•
the Home Plate Initial Stockholders will lose their entire investment in Home Plate and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right; Home Plate’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•
if the Trust Account is liquidated, including in the event Home Plate is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Home Plate to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Home Plate has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Home Plate, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Home Plate Initial Stockholders have invested an aggregate of $6,619,130 (in respect of the Home Plate Founder Shares and the Home Plate Private Warrants) that will have zero value in the event Home Plate is not able to complete a business combination; and

•
the Home Plate Initial Stockholders and their respective affiliates can earn a positive return on their investment, even if the Public Stockholders have a negative return on their investment in Heidmar.

Q: Did the Home Plate Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A: Yes. The Home Plate Board retained Newbridge Securities Corporation (“Newbridge”) to provide a valuation analysis and evaluate the fairness of the potential Business Combination with Heidmar. On March 19, 2023, Newbridge rendered to the Home Plate Board an oral opinion, which was confirmed by delivery of a written opinion dated March 19, 2023, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the consideration in the Business Combination is fair from a financial point of view to the Home Plate Stockholders. Newbridge’s written opinion is attached to this proxy statement/prospectus as Annex C.
Newbridge’s opinion was directed to the Home Plate Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Home Plate Stockholders of the Per Share Merger Consideration and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding. The summary of Newbridge’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge in connection with the preparation of its opinion. However, neither Newbridge’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Home Plate Board, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise, including, without limitation, whether holders of Home Plate Shares should redeem their shares or whether any party should participate in the PIPE Investment. See “The Business Combination—Fairness Opinion of Newbridge” for additional information regarding the scope, assumptions made, procedures followed, matters considered, qualifications and limitations of the review undertaken and other matters considered by Newbridge in connection with the preparation of its fairness opinion.
For more information with respect to the opinion of Newbridge, please see the section entitled “The Business Combination—Fairness Opinion of Newbridge”
Q: What happens if I vote against the Business Combination Proposal?
A: If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of at least the majority of Home Plate Shares that are entitled to vote and are voted at the special meeting, then the Business Combination Proposal will be approved, and, assuming the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.
If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of holders of the majority of the Home Plate Shares that are entitled to vote and are voted at the special meeting, then the Business Combination Proposal will fail and Home Plate will not consummate the Business Combination. If Home Plate does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until October 4, 2023. If Home Plate fails to complete an initial business combination by October 4, 2023, then it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the Public Stockholders.
Q: Do I have redemption rights?
A: Pursuant to the Home Plate Charter, holders of Public Shares may elect to have their shares of Home Plate Class A Common Stock redeemed for cash in connection with the Business Combination at the applicable redemption price per share calculated in accordance with the Home Plate Charter. As of    , 2023, this would have amounted to approximately $   per share. Each Public Stockholder may seek to redeem all or a portion of his or her Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the approval of the Business Combination, including any interest earned on the Trust Account deposits (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its shares of Home Plate Class A Common Stock for cash and will not own Holdings Common Shares following the closing of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Home Plate Class A Common Stock included in the Home Plate Public Units sold in the IPO. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.
Home Plate has no specified maximum redemption threshold under the Home Plate Charter, other than the aforementioned 15% threshold. Each redemption of shares of Home Plate Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $   as of    , 2023. The Business Combination Agreement provides that Heidmar’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the Home Plate Stockholder Redemption) together with the proceeds actually received from the PIPE Financing less the SPAC Transaction Expenses being at least $40,000,000. See the section entitled “The Business Combination Agreement—Conditions to the Closing of the Business Combination.” The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Home Plate redeem its shares of Home Plate Class A Common Stock in an amount that would cause its (or Holdings’ after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Home Plate Charter. Home Plate stockholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights” in order to properly redeem their Public Shares.
Holders of Home Plate Redeemable Warrants will not have redemption rights with respect to such warrants.
Q: Can the Sponsor redeem its Home Plate Founder Shares in connection with consummation of the Business Combination?
A: No. The Sponsor has agreed to waive its redemption rights with respect to its Home Plate Founder Shares and any Public Shares it may hold in connection with the consummation of the Business Combination.
Q: Is there a limit on the number of shares I may redeem?
A: Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), may not redeem shares of Home Plate Class A Common Stock in excess of an aggregate of 15% of the shares sold in the IPO without Home Plate’s prior consent. Accordingly, all shares of Home Plate Class A Common Stock in excess of 15% of the shares of Home Plate Class A Common Stock sold in the IPO owned by a holder will not be redeemed for cash without Home Plate’s prior consent. On the other hand, a Public Stockholder who holds less than 15% of the public shares may redeem all of the public shares held by such stockholder for cash.
Shares of Home Plate Class B Common Stock cannot be redeemed.
In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in the IPO) for or against the Business Combination restricted.
Home Plate has no specified maximum redemption threshold under the Home Plate Charter, other than the aforementioned 15% threshold. Each redemption of shares of Home Plate Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $   as of    , 2023. The Business Combination Agreement provides that Heidmar’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (net of any amounts redeemed) together with the aggregate PIPE Investment proceeds less the SPAC Transaction Expenses being at least $40,000,000. See the section entitled “The Business Combination Agreement—Conditions to the Closing of the Business Combination.” If, as a result of redemptions of shares of Home Plate Class A Common Stock by the Public Stockholders, this condition is not met, then Heidmar may elect not to consummate the Business Combination. In addition, in no event will Home Plate redeem its shares of Home Plate Class A Common Stock in an amount that would cause its (or Holdings’ after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Home Plate Charter.
Q: Is there a limit on the total number of Home Plate Public Shares that may be redeemed?
A: Yes. The Home Plate Charter provides that it may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that Home Plate is not subject to the SEC’s “penny stock” rules). Other than this limitation and the aforementioned 15% threshold, the Home Plate Charter does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that Heidmar’s obligation to consummate the Business Combination is conditioned on, among other things, the amount of cash in the Trust Account together with the proceeds actually received from the PIPE Investment being at least $5,000.001. If, as a result of redemptions of shares of Home Plate Class A Common Stock by the Public Stockholders, this condition is not met, then Heidmar may elect not to consummate the Business Combination.
Q: Will how I vote affect my ability to exercise redemption rights?
A: No. You may exercise your redemption rights whether you vote your shares of Home Plate Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NASDAQ.

Q: How do I exercise my redemption rights?
A: In order to exercise your redemption rights, you must (i) if you hold Home Plate Public Units, separate the underlying Home Plate Class A Common Stock and Home Plate Redeemable Warrants, and (ii), prior to 5:00 p.m., New York City time, on    , 2023 (two business days before the initial date of the special meeting), tender your shares physically or electronically and identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and submit a request in writing that Home Plate redeem your shares of Home Plate Class A Common Stock for cash to Continental Stock Transfer & Trust Company (the “Transfer Agent”) at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com
You do not have to be a Record Date holder in order to exercise your redemption rights. Home Plate stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, Depository Trust Company (DTC), and the Transfer Agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DTC’s Deposit/Withdrawal At Custodian (DWAC) system. The Transfer Agent will typically charge the tendering broker $100 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is Home Plate’s understanding that Home Plate stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Home Plate does not have any control over this process and it may take longer than two weeks. Home Plate stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Home Plate stockholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the special meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (DTC) Deposit/Withdrawal At Custodian (DWAC) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.
Any demand for redemption, once made, may be withdrawn at any time until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The redemption rights include the requirement that a holder must identify himself, herself or itself in writing as a beneficial holder and provide his, her or its legal name, phone number and address to the Transfer Agent in order to validly redeem his, her or its shares. You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.
If you hold Home Plate Public Units registered in your own name, you must deliver the certificate for such Home Plate Public Units to the Transfer Agent with written instructions to separate such Home Plate Public Units into shares of Home Plate Class A Common Stock and Home Plate Redeemable Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Home Plate Public Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Home Plate Public Units, you must instruct such nominee to separate your Home Plate Public Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of Home Plate Public Units to be split and the nominee holding such Home Plate Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of shares of Home Plate Class A Common Stock and Home Plate Redeemable Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the Home Plate

Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Home Plate Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not stockholders seeking to exercise redemption rights are required to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.
Q: What are the U.S. federal income tax consequences of exercising my redemption rights?
A: It is expected that a U.S. holder (as defined below in “Certain Tax Considerations—U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its Home Plate Class A Common Stock will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. However, there are certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, depending on the particular circumstances applicable to the redeemed stockholder. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Home Plate Shares” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”
TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q: What are the U.S. federal income tax consequences to me of the Business Combination?
A: For U.S. federal income tax purposes, the Merger should be treated as a taxable exchange of Home Plate Class A Common Stock (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, of Home Plate Public Warrants) for Holdings Common Shares (or Holdings Public Warrants), and a U.S. holder (as defined below in “Certain Tax Considerations—U.S. Federal Income Tax Considerations”) that participates in the Merger would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the Holdings Common Shares (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, of the Holdings Public Warrants) received over (ii) such holder’s adjusted tax basis in its Home Plate Class A Common Stock (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, in such Home Plate Public Warrants) surrendered in the Merger.
All holders are urged to consult their own tax advisors regarding the specific tax consequences of the Business Combination to them.
For a more complete discussion of the material U.S. federal income tax considerations of the Business Combination, see “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors—Risks Related to U.S. Federal Income Taxation.”
Q: If I am a Home Plate warrant holder, can I exercise redemption rights with respect to my Home Plate Redeemable Warrants?
A: No. The holders of Home Plate Redeemable Warrants have no redemption rights with respect to such warrants.
Q: Do I have appraisal rights or dissenters’ rights if I object to the proposed Business Combination?
A: No. There are no appraisal rights available to holders of Home Plate Shares in connection with the Business Combination.
Q: What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A: If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay Public Stockholders who properly exercise their redemption rights; (ii) pay $7,000,000 in deferred underwriting commissions to the underwriters of the IPO; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Home Plate and other parties to the Business Combination Agreement in connection with the Business Combination pursuant to the terms of the Business Combination Agreement.
Q: What conditions must be satisfied to complete the Business Combination?
A: There are a number of closing conditions in the Business Combination Agreement, including the approval by Home Plate stockholders of the Proposals and the Available Closing Cash. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Agreement—Conditions to Closing of the Business Combination.”
Q: What happens if the Business Combination Agreement is terminated or the Business Combination is not consummated?
A: There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.
If Home Plate does not consummate the Business Combination, it may continue to try to complete a business combination with a different target business until October 4, 2023. If Home Plate fails to complete an initial business combination by October 4, 2023, then Home Plate will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Home Plate public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Home Plate’s remaining stockholders and the Home Plate Board, dissolve and liquidate, subject in each case to the Home Plate’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors—Risks Related to Home Plate” for additional information.
Holders of Home Plate Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, there will be no redemption rights or liquidating distributions with respect to the Home Plate Private Warrants, which will expire worthless if Home Plate fails to complete an initial business combination by October 4, 2023.
Q: When is the Business Combination expected to be completed?
A: It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of Home Plate stockholders, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement—Conditions to Closing of the Business Combination.”
Q: What do I need to do now?
A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your Home Plate Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q: How do I vote?
A: If you hold your shares in “street name” and were a holder of record of Home Plate Shares on    , 2023, the Record Date for the special meeting, you may vote with respect to the Proposals virtually at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., New York City time, on    , 2023.
Voting Virtually at the Meeting. If you attend the special meeting and plan to vote virtually, you will be provided with a ballot at the virtual special meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote virtually at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote virtually, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “The Special Meeting of Home Plate Stockholders.”
Q: Do I need to attend the special meeting to vote my shares?
A: No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting to vote your shares. Instead, you may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your vote is important. Home Plate encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.
Q: What will happen if I abstain from voting or fail to vote at the special meeting?
A: At the special meeting, Home Plate will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Merger Proposal, but will have no effect on the Adjournment Proposal.
Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?
A: Signed and dated proxies received by Home Plate without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal described in this proxy statement/prospectus.
Q: If I am not going to attend the special meeting, should I return my proxy card instead?
A: Yes. Whether you plan to attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Home Plate believes that all of the proposals presented to the stockholders at the special meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy card, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of establishing a quorum and will have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal, but will have no effect on the Adjournment Proposal. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your bank, broker or other nominee to vote your shares in accordance with directions you provide.

Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. You may change your vote by sending a later-dated, signed proxy card to Home Plate’s proxy solicitor, Morrow Sodali LLC, or the proxy solicitor, at    , prior to the special meeting, or attend the special meeting virtually and vote. You also may revoke your proxy by sending a notice of revocation to Home Plate’s Secretary, provided such revocation is received by Home Plate’s Secretary prior to the special meeting. If your shares are held in “street name” by a bank, broker or other nominee, you must contact the bank, broker or nominee to change your vote.
Q: What happens if I fail to take any action with respect to the special meeting?
A: If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a shareholder of Holdings and/or your Home Plate Warrants will be assumed by Holdings and will entitle you to purchase Holdings Common Shares on the same terms as your Home Plate Warrants. If you fail to take any action with respect to the special meeting and the Business Combination Proposal and the Merger Proposal are not approved, you will continue to be a stockholder and/or warrant holder of Home Plate.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q: Who will solicit and pay the cost of soliciting proxies for the special meeting?
A: Home Plate will pay the cost of soliciting proxies for the special meeting. Home Plate has engaged Morrow Sodali LLC, the proxy solicitor, to assist in the solicitation of proxies for the special meeting. Home Plate has agreed to pay the proxy solicitor a fee of $20,000, plus disbursements. Home Plate will reimburse Morrow Sodali LLC it’s for reasonable out-of-pocket expenses and will indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. Home Plate will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Home Plate Shares for their expenses in forwarding soliciting materials to beneficial owners of Home Plate Shares and in obtaining voting instructions from those owners. Home Plate’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person or virtually. They will not be paid any additional amounts for soliciting proxies.
Q: Who can help answer my questions?
A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Home Plate’s proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: hplt.info@investor.morrowsodali.com

You may also contact Home Plate at:

Home Plate Acquisition Corporation
P.O. Box 1314, New York, NY 10028
Attn: Jonathan Rosenzweig
Email: jonathan@homeplateacq.com
To obtain timely delivery, Home Plate’s stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Home Plate from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your Public Shares (either physically or electronically) to the Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your Public Shares, please contact the Transfer Agent:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption
Email: spacredemptions@continentalstock.com

SUMMARY
This summary provides an overview of selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Home Plate and Heidmar, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the special meeting (as described below). Please see the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
Holdings
Holdings is a private company with limited liability incorporated under the laws of the Marshall Islands on March 17, 2023 by Heidmar. Holdings was formed to the facilitate the consummation of the Business Combination and, following the consummation of the Business Combination, will be the parent holding company to Heidmar and Home Plate. The current sole shareholder of Holdings is Heidmar. To date, Holdings has not conducted any material activities other than those incident to its formation and the pending Business Combination and only has nominal assets consisting of cash and cash equivalents. Accordingly, no financial statements of Holdings have been included in this proxy statement/prospectus. Holdings intends to apply to list the Holdings Common Shares and Holdings Warrants under the Exchange Act and on the NASDAQ under the symbols “HMR” and “HMRW”, respectively, upon the closing of the Business Combination.
The mailing address of Holdings’ principal executive is Vouliagmenis Avenue 107, Glyfada 16674, Greece, and its phone number is +2160024900. It is expected that Holdings will have its tax residency in Greece, on the basis that its place of effective management will be located therein.
Heidmar
Heidmar is an Athens based commercial and pool management business servicing the crude and product tanker market and is committed to safety, performance, relationships and transparency. Heidmar offers broad services to shipowners, including tanker pool management, commercial management and time charter trading and intends to expand into dry bulk pool management, vessel sale and purchase services and technical management services, including environmental compliance, in the near future. Heidmar maintains offices in Greece, England, Singapore and Dubai, and operates through subsidiaries incorporated in the Marshall Islands, Singapore, England and Dubai, with planned expansion into Houston, which will allow Heidmar to piggyback on established tanker presence and infrastructure.
Heidmar’s primary lines of business currently include tanker pooling, commercial and asset management and time charters services. Under Heidmar’s pool system, Heidmar contracts with vessel owners who elect to enter their vessels into one or more of Heidmar’s pools, each of which operates in a distinct vessel class. Each pool is organized under a respective Heidmar operational pool subsidiary. Once entered into a pool, Heidmar, through various operational subsidiaries, takes over commercial management of the vessel and charters the vessel to customers mainly in the crude oil and refined petroleum business. In order to service its customers and investors as efficiently as possible, Heidmar has also developed the eFleetWatch® digital platform as part of its business strategy, which provides pool partners with access to all of the data that they require for their own reporting needs.
As of June 1, 2023 Heidmar managed 59 vessels under pool agreements and commercial management agreements, including both crude oil and refined petroleum product tankers, with an aggregate capacity of approximately 8.0 million deadweight tons (“dwt”).
Heidmar’s principal focus is the management of vessels fitted for transportation of crude oil and related refined petroleum cargoes for major oil companies and large oil trading companies, with a business strategy primarily based upon offering a seamless, “one-stop” solution to commercial and, in the near future, technical vessel management, all while achieving competitive operational costs, high utilization of its managed vessels on both spot voyages and term charters and maintaining long-lasting relationships with major vessel owners, oil companies and industrial charterers.
Heidmar has operated through numerous shipping cycles successfully by adapting its business model to suit the changing requirements of the tanker shipping market. Heidmar follows a diversified business model consisting of profitable charter operations and commercial management as well as profitable vessel trading operations. Commercial management generates stable and consistently growing fees and commissions while the trading business seeks to capitalize on time charter market opportunities. Heidmar’s dedicated team and state-of-the-art intellectual property operating and reporting systems provide high-quality and safe transportation of petroleum and petroleum products to customers on a worldwide basis.
The mailing address of Heidmar’s principal executive office is Vouliagmenis Avenue 107, Glyfada 16674, Greece, and its telephone number at that address is +302160024900.
Home Plate
Home Plate is a Delaware corporation incorporated on March 24, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination.
Home Plate Class A Common Stock, Home Plate Redeemable Warrants and Home Plate Public Units, consisting of one share of Home Plate Class A Common Stock and one-half of a Home Plate Redeemable Warrant, are traded on the NASDAQ under the ticker symbols “HPLT,” “HPLTW” and “HPLTU,” respectively. Upon the closing of the Business Combination, Home Plate’s securities will be delisted from the NASDAQ.
The mailing address of Home Plate’s principal executive office is P.O. Box 1314, New York, NY 10028, and its telephone number is (917) 703-2312.
Merger Sub
Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings that was incorporated on March 17, 2023 to facilitate the consummation of the Business Combination. Merger Sub will be directly owned by Intermediate 2 prior to and on the Closing Date. As part of the Business Combination, Merger Sub will merge with and into Home Plate, with Home Plate continuing as the surviving entity and a direct, wholly-owned subsidiary of Intermediate 2.
The mailing address of Merger Sub’s registered office is Cogency Global Inc., 850 New Burton Road Suite 201, Dover, Delaware 19904.
The Business Combination
General
On March 19, 2023, Home Plate, Sponsor, Holdings, Merger Sub, Heidmar and the Heidmar Shareholders entered into the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) the merger of Merger Sub with and into Home Plate, with Home Plate surviving the Merger as a wholly-owned subsidiary of Intermediate 2 and the security holders of Home Plate (other than the security holders of Home Plate electing to redeem their Home Plate Shares, including any Home Plate Shares held in treasury) becoming security holders of Holdings, (b) the automatic modification of each Home Plate Warrant to no longer entitle the holder to purchase Home Plate Shares and instead to acquire an equal number of Holdings Common Shares per Home Plate Warrant, (c) the acquisition by Holdings of all of the issued and outstanding share capital of Heidmar from the Heidmar Shareholders in exchange for the issuance of Holdings Common Shares and, if applicable, the issuance of the Heidmar Earnout Shares, pursuant to which Heidmar will become a direct, wholly-owned subsidiary of Holdings, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein.
On July 17, 2023, Home Plate and Heidmar amended the Business Combination Agreement by entering into the First Amendment to the Business Combination Agreement, which (a) changes the period (to one commencing on July 31, 2023 and ending on August 3,2023) during which Heidmar can terminate the Business Combination Agreement should Heidmar determine, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to Heidmar prior to the Outside Date and (b) alters the structure to one that contemplates that two intermediate holding companies will be formed between Holdings and Merger Sub.
In consideration for the Merger, each Home Plate Stockholder will receive one Holdings Common Share for each share of Home Plate Common Stock it holds immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Share Acquisition shall be the issuance of an aggregate number of Holdings Common Shares equal to (a) $160,000,000 divided by (b) $10.00. As additional consideration for the Heidmar Shares acquired by Holdings in connection with the Share Acquisition, (i) Holdings will issue to the Heidmar Shareholders the Heidmar Earnout Shares, subject to the occurrence of certain Triggering Events, as described further in the Business Combination Agreement, and (ii) Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement, to forfeit the right to receive (1) 1,212,500 Holdings Common Shares and (2) a number of Holdings Warrants equal to one Holdings Warrant for every $5.00 that the transaction expenses of Home Plate exceed $15,000,000, and in each case, such forfeited Holdings Common Shares and Holding Warrants, if any, will be issued to the Heidmar Shareholders, as described further in the Business Combination Agreement and Sponsor Support Agreement.
For more information about the Business Combination, please see the sections entitled “The Business Combination,” “Business Combination Agreement” and “Ancillary Documents.” A copy of the Business Combination Agreement is attached to the proxy statement/prospectus as Annex A. A copy of the First Amendment to the Business Combination Agreement is attached to this proxy statement/prospectus as Annex B.
Effect of the Business Combination on Existing Home Plate Equity
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:
•	each Home Plate Public Unit will be automatically detached and converted into one share of Home Plate Class A Common Stock and one-half Home Plate Redeemable Warrant;
•	each Home Plate Share will be converted into the right to receive one Holdings Common Share;
•	each Home Plate Redeemable Warrant will be converted into a Holdings Public Warrant, on the same terms and conditions applicable to the Home Plate Redeemable Warrants;
•	each Excluded Share will be automatically cancelled; and
•	each Redeeming Home Plate Share will be automatically cancelled.
Consideration to the Heidmar Shareholders in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Business Combination will be 16,000,000 Holdings Common Shares and the Heidmar Earnout Shares. As additional consideration for the Heidmar Shares acquired by Holdings in connection with the Share Acquisition, (i) Holdings will issue to the Heidmar Shareholders the Heidmar Earnout Shares, subject to the occurrence of certain Triggering Events, as described further in the Business Combination Agreement, and (ii) Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement, to forfeit the right to receive (1) 1,212,500 Holdings Common Shares and (2) a number of Holdings Warrants equal to one Holdings Warrant for every $5.00 that the transaction expenses of Home Plate exceed $15,000,000, and in each case, the Heidmar Shareholders shall be entitled to additional Holdings Shares and Holdings Warrants, if any, equal to the amount of such forfeited Holdings Common Shares and Holding Warrants, as described further in the Business Combination Agreement and Sponsor Support Agreement. The issuance is subject to certain conditions, please see the section entitled “Business Combination Agreement” and “Ancillary Documents.”
Ownership of Holdings
It is anticipated that, upon completion of the Business Combination Agreement: (i) the Public Stockholders (excluding the PIPE Investors) will own approximately   % of Holdings on a fully diluted basis; (ii) the PIPE Investors will own approximately   % of Holdings on a fully diluted basis; (iii) the Sponsor will own approximately   % of Holdings on a fully diluted basis; and (iv) the Heidmar Shareholders will own approximately   % of Holdings on a fully diluted basis. These levels of ownership assume   . For further information related to the determination of the number of Holdings Common Shares to be issued to the Heidmar Shareholders, please see the section entitled “The Business Combination—Consideration to the Heidmar Shareholders in the Business Combination.”

Heidmar Earnout Shares
During the Share Price Earnout Period, and as additional consideration for the Heidmar Shareholders in connection with the Business Combination, Holdings will issue to the Heidmar Shareholders one-quarter of the Heidmar Earnout Shares as promptly as reasonably practicable (but in any event within five business days) after the occurrence of each of the following Triggering Events (subject to certain restrictions and requirements as set forth in the Business Combination Agreement):
•
if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $12.50 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period;

•
if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period;

•	if the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 equals or exceeds $29,000,000; and
•	if the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2024 equals or exceeds $35,000,000.
If a Change of Control occurs (x) following the Closing and prior to December 31, 2023, Holdings will issue to the Heidmar Shareholders one-half of the Heidmar Earnout Shares, or (y) during calendar year 2024, Holdings will issue to the Heidmar Shareholders one-quarter of the Heidmar Earnout Shares. In addition, if a Change of Control occurs during the Share Price Earnout Period, Holdings will issue to the Heidmar Shareholders an amount of the Heidmar Earnout Shares determined in relation to the implied value of the consideration received by Holdings or its shareholders per Holdings Common Share (as determined in good faith by the Holdings Board): (a) greater than or equal to $14.00, one-half of the Heidmar Earnout Shares, (b) greater than or equal to $12.50 but less than $14.00, one-quarter of the Heidmar Earnout Shares or (c) less than $12.50, no additional Heidmar Earnout Shares.
Conditions to Closing of the Business Combination
Under the Business Combination Agreement, the Closing is subject to customary and other conditions, including:
•	approval by the Home Plate Stockholders of, among other things, the Proposals;
•	the absence of any law or governmental order, inquiry, proceeding or other action that would prohibit the Business Combination;
•	Holdings having at least $5,000,001 in net tangible assets following the closing (after giving effect to any redemption);
•	the Holdings Common Shares and Holdings Warrants being approved for listing on NASDAQ;
•	the F-4 Registration Statement having been declared effective under the Securities Act;
•	the Available Closing Cash Amount being no less than $40,000,000;
•	the representations and warranties of the parties to the Business Combination Agreement being true and correct, determined in accordance with the Business Combination Agreement; and
•	compliance by all parties in all material respects with their respective covenants.
The obligations of the parties to the Business Combination Agreement to consummate the Business Combination are subject to additional conditions, as described more fully in the section entitled “The Business Combination Agreement—Conditions to Closing of the Business Combination.”
Ancillary Documents
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor has entered into a Sponsor Support Agreement with Home Plate, Holdings and Heidmar, pursuant to which the Sponsor has agreed to, among other things, (a) waive its anti-dilution rights in the Home Plate Charter with respect to the Home Plate Class B

Common Stock (collectively, the “Sponsor Securities”), (b) vote at any meeting of Home Plate Stockholders to be called for approval of the Transactions all Sponsor Securities held of record or thereafter acquired in favor of the Proposals, (c) be bound by certain other covenants and agreements related to the Transactions and (d) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Securities they may hold.
Subject to the conditions set forth in the Sponsor Support Agreement, the Sponsor additionally agreed to subject 365,000 Holdings Common Shares the Sponsor is to receive in connection with the Transactions with respect to its Sponsor Securities (“Sponsor Earnout Shares”) to an earn-out that is subject to vesting and release as follows: (i) if at any time prior to or as of the fifth anniversary of the Closing (the “Share Price Earnout Period”), the VWAP (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is equal to or greater than (A) $12.50, then 91,250 of the Sponsor Earnout Shares will vest, and (B) $14.00, then 91,250 of the Sponsor Earnout Shares will vest (the Sponsor Earnout Shares referred to in this clause (i) being the “Share Price Sponsor Earnout Shares”), and (ii) if Adjusted EBITDA of Holdings for the twelve months ending (A) December 31, 2023 equals or exceeds $29,000,000, then 91,250 of the Sponsor Earnout Shares will vest, and (B) December 31, 2024 equals or exceeds $35,000,000, then 91,250 of the Sponsor Earnout Shares will vest (the Sponsor Earnout Shares referred to in clause (ii) being the “Performance Sponsor Earnout Shares”). If a Change of Control (as defined in the Sponsor Support Agreement) occurs during calendar year 2023, all 182,500 Performance Sponsor Earnout Shares will vest, and if a Change of Control occurs during calendar year 2024, 91,250 Performance Sponsor Earnout Shares will vest. In addition, if a Change of Control occurs during the Share Price Earnout Period (as defined in the Sponsor Support Agreement), pursuant to which Holdings or its shareholders receive consideration implying a value per Holdings Common Share (as determined in good faith by the Holdings Board) of (a) less than $12.50, then no Share Price Sponsor Earnout Shares will vest, (b) greater than or equal to $12.50 but less than $14.00, 91,250 Share Price Sponsor Earnout Shares will vest, and (c) greater than or equal to $14.00, then all 182,500 Share Price Sponsor Earnout Shares will vest.
New Registration Rights Agreement
In connection with the Closing, Holdings, certain Heidmar Shareholders, certain Home Plate Stockholders, the Sponsor and Home Plate will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”), pursuant to which Holdings will agree to register for resale certain Holdings Common Shares and other equity securities of Holdings that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, Holdings will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than 30 days after the Closing. Holdings also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The full text of the New Registration Rights Agreement is attached as Exhibit 4.3 hereto, and the terms of which are incorporated herein by reference.
Lock-Up Agreements
In connection with the Closing, the Heidmar Shareholders will enter into agreements (the “Heidmar Shareholder Lock-Up Agreements”) providing that the Heidmar Shareholders will not, subject to certain exceptions, transfer any Restricted Securities (as defined in the Heidmar Shareholder Lock-Up Agreements) during the period commencing from the Closing Date until one year after the Closing Date, subject to earlier release in accordance with its terms. The full text of the Heidmar Shareholder Lock-Up Agreement is attached as Exhibit 10.2 hereto, and the terms of which are incorporated herein by reference.
In connection with the Closing, the Sponsor will enter into an agreement (the “Sponsor Lock-Up Agreement”) providing that it will not, subject to certain exceptions (including the payment of taxes of its direct or indirect owners arising from the Transactions), transfer any Restricted Securities during the period commencing from the Closing Date until the date that is one year after the Closing Date, subject to earlier release in accordance with its terms. The full text of the Sponsor Lock-Up Agreement is attached as Exhibit 10.3 hereto, and the terms of which are incorporated herein by reference.

Subscription Agreements
Home Plate and Holdings will enter into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors will agree to subscribe for and purchase and Holdings agreed to issue to such PIPE Investors,    Holdings Common Shares (the “PIPE Shares”), for an aggregate of   in proceeds. The PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and we are selling them to the PIPE Investors in reliance upon the exemptions provided in Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder without any form of general solicitation or general advertising.
The closing of the Subscription Agreements is contingent upon, among other things, the substantially concurrent consummation of the Business Combination and related Transactions. As of the date of the proxy statement/prospectus, the Parties have not entered into any Subscription Agreements.
Home Plate’s Board of Directors’ Reasons for the Approval of the Business Combination
After careful consideration, the Home Plate Board recommends that Home Plate Stockholders vote “FOR” the approval of the Business Combination Proposal.
For a more complete description of Home Plate’s reasons for the approval of the Business Combination and the recommendation of the Home Plate Board, see the section entitled “The Business Combination—Home Plate’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Satisfaction of 80% Test
It is a requirement under the Home Plate Charter and the Nasdaq listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the Home Plate Board determined that the fair market value of Heidmar is $160,000,000, based on, among other things, comparable company revenue and other financial performance multiples. As of March 19, 2023, the value of the net assets held in the Trust Account was approximately $197,762,452 (excluding approximately $7,000,000 of deferred underwriting discounts held in the Trust Account) and 80% thereof represents approximately $158,209,962.
The Special Meeting of Home Plate Stockholders
Date, Time and Place of the Special Meeting
The special meeting of stockholders of Home Plate will be virtually held at   a.m., Eastern time, on   , 2023, at   , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals.
Home Plate Stockholders are urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying preaddressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Proposals
At the special meeting, Home Plate stockholders will be asked to consider and vote on:
1.	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination;
2.
Proposal No. 2—The Merger Proposal—a proposal to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Home Plate with Home Plate continuing as the surviving company and a direct, wholly-owned subsidiary of Intermediate 2; and

3.
Proposal No. 3—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to the stockholders for vote.

Please see the sections entitled “Proposals to be Considered by Home Plate’s Stockholders—Proposal No. 1—The Business Combination Proposal,” “Proposals to be Considered by Home Plate’s Stockholders—Proposal No. 2—The Merger Proposal,” and “Proposals to be Considered by Home Plate’s Stockholders—Proposal No. 3—The Adjournment Proposal.”
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the virtual special meeting if you owned shares of Home Plate Class A Common Stock or Home Plate Class B Common Stock at the close of business on       ,   2023, which is the Record Date for the special meeting. You are entitled to one vote for each share of Home Plate Class A Common Stock or Home Plate Class B Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were    shares of Home Plate Class A Common Stock and Home Plate Class B Common Stock outstanding in the aggregate, of which 3,650,000 were Home Plate Founder Shares held by the Home Plate Initial Stockholders.
Vote of the Sponsor and Home Plate’s Other Directors and Officers
Prior to the IPO, Home Plate entered into a letter agreements with the Sponsor and Home Plate’s directors and officers, pursuant to which each agreed to vote any Home Plate Shares beneficially owned by them, whether acquired before, in or after the IPO, in favor of an initial business combination. The letter agreements apply to the Sponsor and Home Plate’s directors and officers, as it relates to the Home Plate Shares, whether acquired before, in or after the IPO, and the requirement to vote all of the Home Plate Shares beneficially owned by the Sponsor and Home Plate’s director and officers in favor of the Business Combination Proposal and for all other Proposals presented to Home Plate stockholders in this proxy statement/prospectus. As of the Record Date, the Sponsor and Home Plate’s directors and officers and certain affiliates own 3,650,000 Home Plate Shares, representing approximately    % of the Home Plate Shares then outstanding and entitled to vote at the special meeting. Sponsor and Home Plate’s directors and officers have waived any redemption rights, including with respect to Home Plate Founder Shares and Public Shares purchased in the IPO or in the aftermarket or upon conversion of Home Plate Class B Common Stock into Home Plate Class A Common Stock, in connection with the Business Combination. The Home Plate Founder Shares held by Sponsor and Home Plate’s independent directors have no redemption rights upon Home Plate’s liquidation and will be worthless if no Business Combination is effected by Home Plate by October 4, 2023. However, Sponsor and Home Plate’s directors and officers are entitled to redemption rights upon Home Plate’s liquidation with respect to any shares of Home Plate Class A Common Stock (other than the Home Plate Founder Shares) they may own.
Quorum and Required Vote for the Proposals at the Special Meeting
A quorum of Home Plate stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding Home Plate Shares entitled to vote thereon and attend virtually or are represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum, and will have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal, but will not be treated as votes cast as it relates to the Adjournment Proposal. A broker non-vote with respect to a matter occurs when a broker, bank or other institution or nominee holding shares on behalf of a beneficial owner has not received voting instructions from the beneficial owner on a particular proposal and does not have, or chooses not to exercise, discretionary authority to vote the shares on such proposals. Because a broker is not permitted to provide a proxy for your shares unless you provide your broker with voting instructions, such shares are not counted as present for quorum purposes nor would they be treated as votes cast as it relates to the Adjournment Proposal, but would have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal.
Approval of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal requires the affirmative vote (in person virtually or by proxy) of the holders of a majority of the outstanding shares of Home Plate Class A Common Stock and Home Plate Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Accordingly, a stockholder’s failure to vote, whether in person, by proxy or online at the special meeting will not be counted towards the number of shares of Home Plate Class A Common Stock and Home

Plate Class B Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have the same effect as a vote “Against” the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal.
The Closing is conditioned on, among other things, the approval of the Business Combination Proposal and the Merger Proposal. The Merger Proposal is non-binding and is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Home Plate will not consummate the Business Combination. If Home Plate does not consummate the Business Combination and fails to complete an initial business combination by October 4, 2023, Home Plate will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Recommendation to Home Plate Stockholders
The Home Plate Board believes that each of the Business Combination Proposal, the Merger Proposal and, if presented, the Adjournment Proposal to be presented at the special meeting is in the best interests of Home Plate and its stockholders and recommends that its stockholders vote “FOR” each of the proposals being submitted to a vote of the Home Plate stockholders at the special meeting.
When you consider the recommendation of the Home Plate Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as stockholders, Sponsor and certain of Home Plate’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Please see the section entitled “The Business Combination—Interests of Certain Persons in the Transactions.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Home Plate Board to vote in favor of the Business Combination, Home Plate stockholders should be aware that aside from their interests as stockholders, Sponsor and permitted transferees and Home Plate’s officers and directors have interests in the Transactions that are different from, or in addition to, those of other Home Plate stockholders generally. The Home Plate Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Home Plate stockholders that they approve the Business Combination Proposal. Home Plate stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.
These interests include, among other things, that:
•	the Home Plate Initial Stockholders have agreed not to redeem any Home Plate Shares in connection with a stockholder vote to approve a proposed initial business combination;
•
the Home Plate Initial Stockholders paid an aggregate of $19,130 for the 3,240,000 Home Plate Founder Shares (after giving effect to the sale by Sponsor of an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors at their original purchase price of approximately $0.004 per share and after giving effect to those certain non-redemption agreements entered into by and among Home Plate, the Sponsor and certain stockholders of Home Plate on March 29, 2023, whereby immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements, the Sponsor has agreed to transfer an aggregate of 410,000 Home Plate Shares owned by the Sponsor to those certain stockholders) and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $   , based on the closing price of the shares of Home Plate Class A Common Stock of $    on Nasdaq on    , 2023 (but given the transfer restrictions on such shares, Home Plate believes such shares have less value);

•
the Home Plate Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Home Plate Founder Shares held by them if Home Plate fails to complete an initial business combination by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•	the Registration Rights Agreement and Lock-Up Agreement will be entered into by the Sponsor upon the closing of the Business Combination;
•
the Sponsor paid an aggregate of $6,600,000 for its 6,600,000 Home Plate Private Warrants with an aggregate market value of approximately $    based on the closing price of the Home Plate Redeemable Warrants of $    on Nasdaq on    , 2023, and that such Home Plate Private Warrants will expire worthless if a business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•
the Home Plate Initial Stockholders have the right to receive    Holdings Common Shares with an aggregate market value of approximately $    based on the closing price of Home Plate Class A Common Stock of $    on Nasdaq on    , 2023, subject to certain lock-up periods;

•
the indemnification of Home Plate’s existing directors and officers will continue after the Business Combination and a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the closing of the Business Combination for Home Plate’s directors’ and officers’ liability insurance will be purchased and maintained after the Business Combination;

•
the Home Plate Initial Stockholders will lose their entire investment in Home Plate and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right; Home Plate’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•
if the Trust Account is liquidated, including in the event Home Plate is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Home Plate to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Home Plate has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Home Plate, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Home Plate Initial Stockholders have invested an aggregate of $6,619,130 (in respect of the Home Plate Founder Shares and the Home Plate Private Warrants) that will have zero value in the event Home Plate is not able to complete a business combination; and

•
the Home Plate Initial Stockholders and their respective affiliates can earn a positive return on their investment, even if the Public Stockholders have a negative return on their investment in Heidmar.

Redemption Rights
Under the Home Plate Charter, holders of the shares Home Plate Class A Common Stock may elect to have such shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Home Plate to pay its taxes, by (b) the number of the then outstanding shares of Home Plate Class A Common Stock issued in the IPO; provided that Home Plate will not redeem any Public Shares to the extent that such redemption would result in Home Plate having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001, unless the Public Shares otherwise do not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act. As of the Record Date, this would have amounted to approximately $     per share. Under the Home Plate Charter, in connection with an initial business combination, a Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), that holds in aggregate more than 15% of the Public Shares is restricted from seeking redemption rights.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Home Plate Class A Common Stock for cash and will no longer own shares of Home Plate Class A Common Stock and will not receive Holdings Common Shares or participate in Holdings’ future growth, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Home Plate’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Certain Information Relating to Holdings
Listing of Holdings Common Shares and Holdings Warrants on the NASDAQ
Holdings Common Shares and Holdings Warrants currently are not traded on a stock exchange. Holdings intends to apply to list the Holdings Common Shares and Holdings Warrants on the NASDAQ under the symbols “HMR” and “HMRW,” respectively, upon the closing of the Business Combination. We cannot assure you that the Holdings Common Shares or Holdings Warrants will be approved for listing on the NASDAQ.
Delisting of Home Plate Class A Common Stock and Deregistration of Home Plate
Home Plate and Heidmar anticipate that, following consummation of the Business Combination, the shares of Home Plate Class A Common Stock, Home Plate Public Units and Home Plate Redeemable Warrants will be delisted from the NASDAQ, and Home Plate will be deregistered under the Exchange Act.
Emerging Growth Company; Foreign Private Issuer; Controlled Company
Holdings is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Holdings will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the effective date of the registration statement of which this proxy statement/prospectus is a part, (b) in which Holdings has total annual gross revenue of at least $1.235 billion or (c) in which Holdings is deemed to be a large accelerated filer, which means the market value of Holdings Common Shares held by non-affiliates exceeds $700 million as of the last business day of Holdings’ prior second fiscal quarter, and (ii) the date on which Holdings issued more than $1.0 billion in non-convertible debt during the prior three-year period. Holdings intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Holdings independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
As a “foreign private issuer,” Holdings will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Holdings must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Holdings will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, Holdings will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” Holdings’ officers and directors and holders of more than 10% of the issued and outstanding Holdings Common Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of common shares as well as from Section 16 short swing profit reporting and liability.
Immediately following the completion of the Business Combination, the Heidmar Shareholders, who are not U.S. persons, will control a majority of the voting power of the outstanding Holdings Common Shares. As a result, Holdings will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•	the requirement that a majority of the Holdings Board consist of “independent directors” as defined under the rules of NASDAQ;
•	the requirement that the Holdings Board form a compensation committee composed of at least two independent directors with a written charter addressing the committee’s responsibilities; and
•
the requirement that nominees of the Holdings Board be selected by either (a) independent directors constituting a majority of the Holdings Board’s independent directors or (b) a nominations committee comprised solely of independent directors.

As a foreign private issuer, Holdings must disclose in its next annual report on Form 20-F that it is a controlled company and the basis for that determination. Following the Business Combination, Holdings intends to utilize some or all of these exemptions. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NASDAQ.
Comparison of Shareholder Rights
Until consummation of the Business Combination, Delaware law and the Home Plate Charter will continue to govern the rights of Home Plate stockholders. After consummation of the Business Combination, Marshall Islands law and the Holdings amended and restated Articles of Incorporation will govern the rights of Holdings shareholders.
There are certain differences in the rights of Home Plate stockholders prior to the Business Combination and the rights of Holdings shareholders after the Business Combination. Please see the sections entitled “Comparison of Shareholder Rights” and “Republic of Marshall Islands Company Considerations.”
Material U.S. Federal Income Tax Considerations to the Business Combination
Holders of Home Plate Class A Common Stock and Home Plate Public Warrants should carefully read the discussion under the caption “Certain Tax Considerations—U.S. Federal Income Tax Considerations” included elsewhere in this proxy statement/prospectus for a discussion of material U.S. federal income tax considerations with respect to electing to have their shares of Home Plate Class A Common Stock redeemed for cash if the Business Combination is completed, the Merger, and, if applicable, the ownership and disposition of Holdings Common Shares and Holdings Public Warrants following the Business Combination.
Holders of Home Plate Class A Common Stock and Home Plate Public Warrants (i) who exercise their redemption rights with respect to their shares of Home Plate Class A Common Stock, (ii) who exchange their Home Plate Class A Common Stock for Holdings Common Shares and/or (iii) whose Home Plate Public Warrants will automatically convert into Holdings Public Warrants in the Merger should consult with, and rely solely upon, their tax advisors to determine the specific tax consequences to them of the Business Combination and, to the extent applicable, of owning Holdings Common Shares or Holdings Public Warrants following the completion of the Business Combination, including the applicability and effect of any U.S. federal, state, local, or non-U.S. tax laws and tax treaties (and any potential future changes thereto).
Material Marshall Islands Tax Considerations to the Business Combination
The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by the Company to holders of its common shares that are not residents or domiciled or carrying any commercial activity in the Marshall Islands. No Marshall Islands withholding tax will be imposed on the issuance of common stock to holders of Home Plate Class A Common Stock. The holders of our common shares will not be subject to Marshall Islands tax on the sale or other disposition of such common shares.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Home Plate will be treated as the “acquired” company for financial reporting purposes. Under the terms of the Business Combination Agreement, Heidmar formed Holdings, Intermediate 1 (a direct, wholly owned subsidiary of Holdings), Intermediate 2 (a direct, wholly owned subsidiary of Intermediate 1) and Merger Sub (a direct, wholly owned subsidiary of Intermediate 2). At the Closing, Merger Sub will merge with and into Home Plate, with Home Plate surviving the merger, and the shareholders of Heidmar will transfer all of the Heidmar Shares to Holdings in exchange for Holdings Common Shares. After these transactions, Holdings will be a parent company holding both Heidmar (as a direct, wholly owned subsidiary) and Home Plate (as an indirect, wholly owned subsidiary).
For accounting purposes, the Business Combination will be treated as the equivalent of Heidmar, being the accounting and legal acquiror, issuing stock for the net assets of Home Plate, being the accounting and legal acquiree. The net assets of Home Plate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Heidmar. The current shareholders of Heidmar will have a majority of the voting power of the post-combination company, Heidmar senior management will compose all of the senior management of the post-combination company, and Heidmar’s operations will compose the ongoing operations of the post-combination company.

Appraisal or Dissenters’ Rights
Neither Home Plate stockholders nor Home Plate unitholders nor Home Plate warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the State of Delaware. Although under the Delaware General Corporation Law, stockholders of a Delaware corporation have appraisal rights with respect to a merger, appraisal rights are not considered to be available under the Delaware General Corporation Law if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no appraisal rights are available under the Business Combination; however, holders have a redemption right as further discussed in this proxy statement/prospectus. See the section entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Proxy Solicitation
Proxies may be solicited by mail, via telephone or e-mail or other electronic correspondence. Home Plate has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a Home Plate stockholder grants a proxy, such stockholder may still vote its shares virtually if it revokes its proxy before the special meeting. A Home Plate stockholder may also change its vote by submitting a later date proxy, as described in the section entitled “The Special Meeting of Home Plate Stockholders—Revocability of Proxies.”
Price Range of Securities and Dividends
Home Plate
The Home Plate Public Units, each of which consists of one share of Home Class A Common Stock and one-half of one Home Plate Redeemable Warrant to acquire one share of Home Plate Class A Common Stock, began trading on Nasdaq under the symbol “HPLTU” on September 29, 2021. On November 22, 2021, the Home Plate Class A Common Stock and Home Plate Redeemable Warrants underlying the Home Plate Public Units became separately tradeable on Nasdaq under the symbols “HPLT” and “HPLTW,” respectively.
On March 17, 2023, the last trading day before the public announcement of the Business Combination, the Home Plate Class A Common Stock, the Home Plate Public Units and the Home Plate Redeemable Warrants closed at $10.22, $10.24 and $0.1289, respectively. As of    , 2023, the Record Date, the closing price for each share of Home Plate Class A Common Stock, Home Plate Public Unit, and Home Plate Redeemable Warrant was $   , $    and $   , respectively.
Home Plate has not paid any cash dividends on its Home Plate Shares to date and does not intend to pay cash dividends prior to the Closing of the Business Combination.
Heidmar
Historical market price information regarding the Heidmar Shares is not provided because they do not have a public market. In 2021, Heidmar declared and paid a one-time special cash dividend on the Heidmar Shares of $4,758,486 in the aggregate, or $49,567.56 per share. Heidmar intends to declare and pay a cash dividend on the Heidmar Shares immediately prior to the Closing, the exact amount of which will be determined prior to the Closing and which will result in Heidmar holding approximately $10.0 million in cash and cash equivalents plus receivables immediately following the Closing.
Holdings
Historical market price information regarding Holdings Common Shares is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Holdings Common Shares. Holdings has not paid any cash dividends on the Holdings Common Shares to date and does not intend to pay cash dividends prior to the Closing. Beginning after the Closing, Holdings intends to pay cash dividends equal to $0.30 per share per year. Holdings’ payment of cash dividends in the future will be dependent upon Holdings’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination, and Holdings’ ability to pay dividends will be subject to substantial risk. See “Risk Factors—Risks Related to Heidmar’s Business and Industry” and “—Risks Related to the Holdings Common Shares.” Please see the section entitled “Price Range of Securities and Dividends—Holdings—Dividend Policy” elsewhere in this proxy statement/prospectus for additional information.

Risk Factor Summary
In evaluating the Business Combination and the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the matters addressed under the heading “Forward-Looking Statements” and the risk factors set forth in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:
Risks Related to Heidmar’s Business and Industry
•	As a holding company following the Business Combination, Holdings will rely on its subsidiaries to operate the business and distribute funds in order to satisfy financial and other obligations.
•
Certain risks with respect to the vessels that enter the Heidmar Pools, the counterparty relationships with vessel owners and the commercial management and charter agreements entered into with counterparties.

•	Risks related to the highly competitive, cyclical and volatile nature of the marine transportation industry, specifically with respect to tanker and dry bulk vessels.
•	Risks related to being incorporated in the Republic of the Marshall Islands.
•	Heidmar being dependent on a limited number of significant customers.
•	Heidmar’s ability to retain key management personnel and staff.
•	A shift in consumer demand from oil towards other energy sources.
•	Compliance with safety, environmental and other governmental requirements applicable to Heidmar.
•	Risks related to Heidmar’s ability to obtain and maintain adequate insurance coverage.
•	Risks related to any natural or man-made disasters, public health epidemics, and other global threats that may disrupt Heidmar’s operations.
Risks Related to Being a Public Company
•	The ability of Holdings to list its securities on the NASDAQ and comply with NASDAQ’s continued listing standards.
•	Risks related to Holdings being an emerging growth company, “controlled company” and a foreign private issuer and as such exempt from certain reporting and governance requirements.
•	The requirements of being a public company may strain Holdings’ resources, divert Holdings management’s attention and affect Holdings’ ability to attract and retain qualified board members.
•
Holdings’ failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Closing could have a material adverse effect on its business.

Risks Related to the Holdings Common Shares
•	Risks related to companies such as Holdings formed through business combinations with special purpose acquisition companies.
•	Holdings’ ability to pay its planned dividends is subject to limitations and risks that could cause those dividends to be lower than expected or to not be paid at all.
•
Currently, there is no public market for the Holdings Common Shares and Home Plate stockholders cannot be sure that an active trading market will develop for or of the market price of the Holdings Common Shares they will receive.

•	Market volatility could impact the share price and trading volume of Holdings’ securities.
•	Risks related to a significant portion of Holdings total outstanding shares being restricted from immediate resale.

Risks Related to Home Plate
•
Home Plate does not have a specified maximum redemption threshold, which may make it possible for Home Plate to complete the Business Combination even if a substantial majority of Home Plate stockholders do not agree.

•	Risks related to having a minority share position in Holdings following consummation of the Business Combination.
•	Risks related to the termination of the Business Combination Agreement and Home Plate seeking consummation of a different initial business combination within the required time period.
•	Risks related to the Trust Account and distributions thereof to the Home Plate stockholders.
•
Home Plate Warrants are accounted for as liabilities (and the Holdings Warrants will be accounted for as liabilities following the Business Combination) and the changes in value of Home Plate Warrants (or the Holdings Warrants following the Business Combination) could have a material effect on Home Plate’s or Holdings’ financial results.

•	If Home Plate is subject to bankruptcy and applicable bankruptcy laws before or after distributing the proceeds in the Trust Account, there may be adverse effects on the Trust Account and Home Plate.
Risks Related to the Business Combination
•	Risks related to the process of taking a company public by means of a business combination with a special purpose acquisition company.
•	Heidmar’s financial forecasts, which were presented to the Home Plate Board and are included elsewhere in this proxy statement/prospectus relating to the Business Combination, may not prove accurate.
•	Risks related to Home Plate’s ability to effect the Business Combination and Holdings’ ability to successfully operate the business thereafter.
•	Risks related to the termination of the Business Combination in accordance with its terms and the Business Combination not being completed.
•	The significant transaction costs imposed by the Business Combination.
•	Risks related to the Sponsor and Home Plate’s officers and directors having interests that are different, or in addition to (and which may conflict with) the interests of Home Plate stockholders.
•	The unaudited pro forma financial information included herein may not be indicative of what Holdings’ actual financial position or results of operations would have been.
•	Home Plate may waive one or more of the conditions of the Business Combination Agreement without resoliciting stockholder approval for the Business Combination.
•	Risks related to the specific requirements you must follow in order to validly tender your shares and seek redemption at the special meeting.
•	Holdings will be a holding company with no business operations of its own and will depend on cash flow from Heidmar and its subsidiaries to meet its obligations.
•	A new 1% U.S. federal excise tax could be imposed on us in connection with the redemptions of the shares of Home Plate Class A Common Stock.
Risks Related to U.S. Federal Income Taxation
•	Certain conclusions by the IRS as to how Holdings should be treated for U.S. federal income tax purposes.
•	Whether Holdings is a passive foreign investment company for any taxable year.
•	Uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of Home Plate Class A Common Stock.
•	The impact of the Business Combination as a taxable transaction for U.S. federal income tax purposes.

Recent Developments
The board of directors of Heidmar intends to declare a cash dividend on the Heidmar shares immediately prior to the Closing, the exact amount of which will be determined prior to the Closing and which will result in Heidmar holding approximately $10.0 million in cash and cash equivalents plus receivables immediately following the Closing.
Summary Historical Consolidated Financial Information of Heidmar
The following table sets forth summary historical financial information of Heidmar for the periods and as of the dates indicated.
The summary historical financial information of Heidmar as of and for the years ended December 31, 2022 and 2021 was derived from the audited financial statements of Heidmar included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Heidmar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace Heidmar’s consolidated financial statements and the related notes. Heidmar’s historical results are also not necessarily indicative of Heidmar’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Heidmar, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity following the Business Combination. See the sections entitled, “Summary—Parties to the Business Combination—Heidmar” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	As of December 31, 2022	As of December 31, 2021
Balance Sheet Data:
Total current assets	$40,368,747	$8,949,383
Total non-current assets	$22,567,057	$626,766
Total assets	$62,935,804	$9,576,149

Total current liabilities	$27,499,812	$5,516,269
Total non-current liabilities	$13,645,924	$158,543
Total liabilities	$41,145,736	$5,674,812

Total shareholders’ equity	$21,790,068	$3,901,337
Total shareholders’ equity and liabilities	$62,935,804	$9,576,149

Statements of Income Data:
Total revenues	$30,063,878	$4,767,777
Total operating expenses	$13,896,840	$4,121,925
Operating income	$16,167,038	$645,852
Other income, net	$13,911	$418,839
Net income for the year	$16,180,949	$1,064,691

Earnings per Share, basic and diluted	$168,551.55	$11,090.53
Weighted-average shares outstanding, basic and diluted	96	96

Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$15,626,179	$5,816,108
Net cash provided by/(used in) investing activities	$24,173	$(166,744)
Net cash provided by/(used in) financing activities	$2,000,000	$(4,758,486)
Cash and cash equivalents at the end of the year	$25,208,208	$7,850,074

Summary Historical Consolidated Financial Information of Home Plate
The following table shows summary historical financial information of Home Plate for the periods and as of the dates indicated.
The summary historical financial information of Home Plate as of and for the year ended December 31, 2022 and for the period from March 24, 2021 (inception) to December 31, 2021 were derived from the audited historical financial statements of Home Plate included elsewhere in this proxy statement/prospectus. The summary historical financial information of Home Plate as of March 31, 2023 and for the three months ended March 31, 2023 and the three months ended March 31, 2022 were derived from the unaudited historical financial statements of Home Plate included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Home Plate’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” appearing elsewhere in this proxy statement/prospectus. The financial summary historical financial information in this section is not intended to replace Home Plate’s consolidated financial statements and the related notes. Home Plate’s historical results are not indicative of the combined company’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Home Plate, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity following the Business Combination. See the sections entitled, “Summary—Parties to the Business Combination—Home Plate” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
Balance Sheet Data:
Total current assets	$181,426,047	$1,367,999	$2,531,331
Prepaid expenses—non current	—	—	281,346
Investments held in the Trust Account (excluding current portion due)	24,351,415	202,945,447	200,018,919
Total Assets	205,777,462	204,313,446	202,831,596

Current liabilities	183,461,085	951,782	270,419
Warrant liability	5,579,000	93,000	9,656,000
Deferred tax liability	—	277,820	—
Deferred underwriting fee payable	7,000,000	7,000,000	7,000,000
Total liabilities	196,040,085	8,322,602	16,926,419

Temporary equity — Class A Common stock subject to possible redemption	23,197,585	202,187,705	200,000,000
Total stockholders’ deficit	(13,460,208)	(6,196,861)	(14,094,823)
Total liabilities, Temporary Equity and Stockholders’ Deficit	205,777,462	204,313,446	202,831,596

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2022	From March 24, 2021 (Inception) through December 31, 2021
Statement of Operations Data:
Formation, general and administrative expenses	$1,827,442	$554,764	$2,001,280	$501,433
Loss from operations	(1,827,442)	(554,764)	$(2,001,280)	$(501,433)
Other income (expenses):
Unrealized gain on investments held in Trust Account	2,059,562	66,974	3,100,460	18,919
Offering costs allocated to warrants	—	—	—	(1,359,240)
Gain (loss) on change in fair value of Warrant Liabilities	(5,486,000)	3,996,000	9,563,000	6,275,000
Total Other Income (Expenses)	(3,426,438)	4,062,974	12,663,460	4,934,679
Income (loss) before Income Tax Provision	(5,253,880)	3,508,210	10,662,180	4,433,246
Income Tax Provision	(421,988)	—	(576,513)	—
Net Income (Loss)	(5,675,868)	3,508,210	10,085,667	4,433,246

Basic and diluted weighted average shares outstanding, Class A Common Stock	19,687,176	20,000,000	20,000,000	6,289,753
Basic and diluted net income (loss) per share, Class A Common Stock	$(0.23)	$0.14	$0.40	$0.42
Basic and diluted weighted average shares outstanding, Class B Common Stock	4,918,889	5,000,000	5,000,000	4,257,951
Basic and diluted net income (loss) per share, Class B Common Stock	$(0.23)	$0.14	$0.40	$0.42

Statement of Cash Flows Data:
Net cash used in operating activities	$(550,672)	$(411,428)	$(1,223,991)	$(911,449)
Net cash provided by (used in) investing activities	75,995	18,919	$173,932	$(200,000,000)
Net cash provided by financing activities	—	—	—	$203,043,691
Summary Unaudited Pro Forma Condensed Combined Financial Information
The following summary of unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination and related transactions contemplated in the Business Combination Agreement. The Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Home Plate will be treated as the “acquired” company not representing a business for financial reporting purposes. Under the terms of the Business Combination Agreement, Heidmar formed Holdings, Intermediate 1 (a direct, wholly owned subsidiary of Holdings), Intermediate 2 (a direct, wholly owned subsidiary of Intermediate 1) and Merger Sub (a direct, wholly owned subsidiary of Intermediate 2). At the Closing, Merger Sub will merge with and into Home Plate, with Home Plate surviving the merger, and the shareholders of Heidmar will transfer all of the Heidmar Shares to Holdings in exchange for Holdings Common Shares. After these transactions, Holdings will be a parent company holding both Heidmar (as a direct, wholly owned subsidiary) and Home Plate (as an indirect, wholly owned subsidiary).
For accounting purposes, the Business Combination will be treated as the equivalent of Heidmar, being the accounting and legal acquiror, issuing stock for the net assets of Home Plate, being the accounting and legal acquiree. The net assets of Home Plate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Heidmar. The current shareholders of Heidmar will have a majority of the voting power of the post-combination company, Heidmar senior management will compose all of the senior management of the post-combination company, and Heidmar’s operations will compose the ongoing operations of the post-combination company.

The summary unaudited pro forma condensed combined statement of financial position as of December 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on December 31, 2022. The summary unaudited pro forma combined statement of comprehensive income for the year ended December 31, 2022 combines the historical consolidated statement of comprehensive income of Heidmar for the year ended December 31, 2022 and statement of operations of Home Plate for the year ended December 31, 2022, giving effect to the Transactions as if they had occurred as of January 1, 2022.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company and the related notes thereto, appearing elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Heidmar and related the notes thereto and the historical consolidated financial statements of Home Plate and the related notes thereto, each appearing elsewhere in this proxy statement/prospectus.
The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information has been prepared on the basis of the following two scenarios with respect to the potential redemption by Home Plate stockholders of the Home Plate Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account.
1.
Assuming No Further Redemptions: This presentation assumes that no Home Plate stockholders exercise redemption rights with respect to their shares of Home Plate Class A Common Stock upon consummation of the Business Combination.

2.
Assuming Maximum Redemptions: This presentation assumes that Home Plate stockholders exercise their redemption rights with respect to 2,272,935 shares of Home Plate Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.00 per share. The maximum redemption amount assumes that there is a minimum of $40,000,001 of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from the PIPE, after giving effect to the payments to redeeming stockholders and the payment of transaction fees, in accordance with the Available Closing Cash condition in the Business Combination Agreement. The maximum redemption scenario includes all adjustments contained in the no redemption scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Home Plate’s public stockholders is unknowable prior to the special meeting of Home Plate’s stockholders.
	Pro Forma Combined (Assuming No Further Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Income/Loss Data Year Ended December 31, 2022
Total Revenues	$30,063,878	$30,063,878
Operating Income	$14,165,758	$14,165,758
Net income per share, basic and diluted	$	$
Weighted average shares outstanding, basic and diluted	28,657,935	26,385,000
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2022
Total assets	$	$
Total liabilities	$	$
Total stockholders’ equity	$	$

RISK FACTORS
Any investment in our securities involves a high degree of risk, including the risks described below. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Statements.”
Risks Related to Heidmar’s Business and Industry
If we cannot meet our customers' quality and compliance requirements we may not be able to operate our managed vessels profitably which could have an adverse effect on our future performance, results of operations, cash flows and financial position.
Customers, in particular those in the shipping industry, have an increasingly high focus on quality and compliance standards with their suppliers across the entire value chain, including the shipping and transportation segment. Our continuous compliance with these standards and quality requirements is vital for our operations. Related risks could materialize in multiple ways, including a sudden and unexpected breach in quality and/or compliance concerning one or more vessels, or a continuous decrease in the quality concerning one or more vessels occurring over time. Moreover, continuous increasing requirements from oil industry constituents can further complicate our ability to meet the standards. Any noncompliance by us, or our subsidiaries, either suddenly or over a period of time, on one or more vessels with respect to our pooling, management and charter agreements, or an increase in requirements by oil operators above and beyond what we deliver, may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
We rely on our subsidiaries and pooling arrangements to operate and charter our managed vessels and if they do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, and results of operations could be adversely affected.
Our asset-light business model means that we do not own any vessels. Instead, we rely on the Heidmar Subsidiaries to commercially manage, charter and operate vessels. All voyage costs, including insurance and freight rates are both costs borne by our pool participants. Should we experience complications with any of the vessels that the Heidmar Subsidiaries commercially manage, charter and operate, we may need to delay or cancel charters. We face the risk that any of the companies that are engaged in the Heidmar Pools may not fulfill their contracts and deliver their services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our charterers. The ability of our charterers to effectively satisfy our requirements could also be impacted by any such charterer’s financial difficulty or damage to their operations caused by fire, terrorist attack, piracy, natural disaster, public health threats, such as the COVID-19 outbreak, or other events, including the ongoing conflict between Russia and Ukraine. The failure of any of the managed or chartered vessels to perform to our expectations could result in delayed or cancelled charters and harm our business. Our reliance on our and the Heidmar Subsidiaries pooling arrangements and our inability to fully control any operational difficulties without them could have a material adverse effect on our business, financial condition and results of operations.
As we expand our fleet for which we provide vessel management services, we may not be able to recruit suitable employees and crew for our managed vessels which may limit our growth and cause our financial performance to suffer.
As we continue to expand the fleet we manage, we will need to recruit suitable and reliable agents and administrative and management personnel. Recruiting new employees has become challenging in many industries and markets, and we may not be able to hire suitable employees to support our expansion. If we are unable to recruit suitable employees and crews, we may not be able to provide our services to customers at an appropriate level of quality or at all. This could limit our growth and cause our financial performance to suffer.
We are subject to certain risks with respect to our commercial management and charter agreements and failure of our customers or counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.
We have entered into agreements for transportation services with a number of companies (both tanker and dry bulk vessel owners and operators). As a pooling company that is engaged primarily in the commercial management and chartering of vessels, we enter into contracts with various owners who elect to enter their vessels in one or more of the Heidmar Pools. Such agreements subject us to counterparty risk. The ability of our counterparties to perform their obligations under pooling, commercial and asset management and time charters will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the overall financial condition of the counterparty and various expenses. Should counterparties fail to honor their obligations under such agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
The vessels that enter into the Heidmar Pools may cease operating in that pool.
We enter into pooling contracts with a number of shipping companies for transportation services of their vessels. Once these vessels enter into our pooling arrangements, our subsidiaries take over the commercial management and operation of the vessels. In a pooling arrangement, the net revenues generated by all of the vessels in a pool are aggregated and distributed to pool members pursuant to a pre-arranged weighting system that recognizes each vessel’s earnings capacity based on its cargo capacity, speed and consumption, and actual on-hire performance. Pooling arrangements are intended to maximize tanker utilization. We cannot assure you that the vessels that currently participate in the Heidmar Pools will continue to participate in our pool. If, for any reason vessels cease to participate in the Heidmar Pools, or the Heidmar Pools are significantly restricted, the utilization rate could fall and the net revenues paid to us and our counterparties by the pool could decrease, which could have an adverse effect on our results of operations and our ability to pay dividends.
Termination of, or a change in the nature of, our customers relationship with any of the Heidmar Pools in which it participates could adversely affect its business.
As of June 1, 2023, 37 vessels participated in the Heidmar Pools, of which 8 were managed by Dorado Tankers Pool Inc., 4 were managed by Blue Fin Tankers Inc., 13 were managed by SeaDragon Tankers Inc., 9 were managed by SeaLion Tankers Inc. and 3 were managed by SeaHorse Tankers Inc. Participation in these pools is intended to enhance the financial performance of our customers’ vessels through higher vessel utilization. Any participant in any of these pools has the right to withdraw upon notice in accordance with the terms of relevant pool agreement. Changes in the management of, and the terms of, these pools, decreases in the number of vessels participating in these pools, or the termination of these pools, could result in increased costs and reduced efficiency and profitability.
Under commercial ship management agreements for our managed vessels, our operating costs could materially increase.
Through our subsidiaries, we commercially manage and charter the vessels of our customers. Under our current commercial ship management agreements, we are paid a management fee of $150-$387 per day and commissions of 1.25% or 1.75% on gross freight and demurrage, and the agreements include a cancellation fee at the full rate for 30 days and which reduces to 50% of the rate for the next 90 days. No assurance can be given that the level of business can be maintained or developed. The amounts that we have available, if any, to pay distributions to our stockholders could be impacted by changes in the cost of operating these vessels.
When a tanker changes ownership or technical management, it may lose customer approvals.
Most users of seaborne oil transportation services will require vetting of a vessel before it is approved to service their account. This represents a risk to our company as it may be difficult to efficiently employ vessels until such vetting approvals are in place. As commercial managers of seaborne oil transportation services, we conduct inspections and assessments of our customers’ vessels. Such inspections must be carried out regularly for a vessel to have valid approvals from such users of seaborne oil transportation services. Any change in vessel ownership or technical manager causes vessels to lose approval status and must be re-inspected and re-assessed by such users of seaborne oil transportation services. Increasingly longer voyages in the VLCC trade, as well as the prevailing COVID-19 related restrictions to physically inspect vessels, could make timely vetting inspections challenging and thus could result in vessels not obtaining vetting approvals in time to secure their next employment at market rates.
We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial and other obligations.
We are a holding company and have no significant assets other than cash and the equity of our subsidiaries. Our ability to pay dividends and fulfill respective financial obligations depends on the performance of our subsidiaries and their ability to distribute funds to us. Our ability or the ability of our subsidiaries to make these distributions are subject to restrictions contained in our subsidiaries’ financing agreements and could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law which regulates the payment of dividends by companies. If we are unable to obtain sufficient funds from our subsidiaries to satisfy future liquidity requirements and/or to finance future operations or if for other reasons our subsidiaries are unable to upstream funds to us, we may not be able to pay dividends.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and, as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.
Our corporate affairs are governed by our amended and restated Articles of Incorporation and amended and restated Bylaws and by the Marshall Islands Business Corporations Act (the “Business Corporations Act”). The provisions of the Business Corporations Act resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the Business Corporations Act. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the Business Corporations Act does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.
There is uncertainty as to whether the courts of the Marshall Islands would (a) recognize or enforce judgements of courts of the United States based on civil liability provisions of applicable United States securities laws or (b) impose liabilities in original actions brought in the Republic of the Marshall Islands, based on these laws. Furthermore, the level of legal protection in the United States may be lower than comparable jurisdictions and there may be fewer judicial cases in the Republic of the Marshall Islands interpreting the rights of creditors.
Recently enacted economic substance laws of the Marshall Islands may adversely impact our business, financial condition or results of operations.
The European Union Code of Conduct Group has assessed the tax policies of a range of countries, including the Marshall Islands (“Economic Substance Jurisdictions”), where we and our vessel-managing subsidiaries are incorporated.
The Economic Substance Laws generally require companies that are registered in the applicable Economic Substance Jurisdiction and carrying on one or more “relevant activities” to maintain a substantial economic presence in such Economic Substance Jurisdiction. The list of “relevant activities” includes, among other business activities, shipping business, headquarters business and holding company business. The Company intends to comply with relevant Economic Substance Laws. While we believe we have the appropriate economic substance in the relative jurisdictions, it is difficult to predict the outcome of any review by the authorities as to whether we have correctly interpreted the requirements. Failure to comply with relevant Economic Substance Laws in each Economic Substance Jurisdiction may subject us to certain monetary penalties and, solely with respect to the Marshall Islands ESR, revocation of the formation documents and dissolution of the applicable non-compliant Marshall Islands entity. Accordingly, any implementation of, or changes to, any of the Economic Substance Laws that impact us could increase the complexity and costs of carrying on business in these jurisdictions, and thus could adversely affect our business, financial condition or results of operations.
High prices of fuel, or bunker, as well as a lack of availability of fuel, may adversely affect our net income.
Fuel is a significant, if not the largest, expense in shipping when vessels are under voyage charter. As a result, a lack of availability of fuel and/or an increase in the price of fuel beyond our expectations may adversely affect our profitability at the time of charter negotiation. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, particularly economic developments in emerging markets such as China and India, the US-China trade confrontation, concerns related to the global recession and financial turmoil, geopolitical developments, supply of and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers and production cuts, war, including the war in Ukraine, and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. While fuel prices remained lower in the first quarter of 2023 as compared to the first quarter of 2022, these prices may increase in the future, including as a result of the continuing impact of the International Maritime Organization’s regulations mandating a reduction in sulfur emissions to 0.5% from the previous threshold of 3.5% as of January 2020. In particular the conflict in Ukraine and the response of the international community to that conflict is having a significant impact on the price of oil and, as result, is resulting in significant increases in the cost of fuel for bunker for the shipping industry as a whole. In addition, further increases in fuel prices in the future may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail. Other future regulations may have a similar impact.
In the highly competitive international seaborne transportation industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result we may be unable to employ our managed vessels profitably.
We manage, charter and operate vessels in a highly competitive and highly fragmented market, and face competition both to identify and secure vessels to operate and manage as well for goods to transport. Competition for vessels arises primarily from other pooling companies and vessel owners and depends on our relationships with vessel owners and customers, the type and age of a vessel and desirability of vessels based on quality and other factors, amongst other things. Competition for seaborne transportation of goods and products is intense and depends on charter rates and the location, size, age, condition and acceptability of the vessel and its operators to charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets than we may operate and thus be able to offer lower charter rates and terms to vessel owners. We therefore may be unable to retain or attract new customers or charterers on attractive terms or at all, which may have a material adverse effect on our business, financial condition and results of operations. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to certain activities than we can, resulting in a significant competitive threat to us. Vessels operating in the Heidmar Pools operate in a highly competitive market and our existing and potential competitors may have significantly greater financial resources than us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.
We face substantial competition in trying to expand relationships with existing customers and obtain new customers.
The process of obtaining new charter agreements is highly competitive and generally involves an intensive screening and competitive bidding process, which, in certain cases, extends for several months. Contracts in the time charter market are awarded based upon a variety of factors, including:
•	the size, age, fuel efficiency, emissions levels, and condition of a vessel;
•	the operator’s industry relationships, experience and reputation for customer service, quality operations and safety;
•	the quality, experience and technical capability of the crew;
•	the experience of the crew with the operator and type of vessel;
•	the operator’s relationships with shipyards and the ability to get suitable berths;
•	the operator’s construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications; and
•	the operator's willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events.
Contracts in the spot market are awarded based upon a variety of factors as well, and include:
•	the location of the vessel; and
•	competitiveness of the bid in terms of overall price.
Vessels operating in the Heidmar Pools operate in a highly competitive market and we expect substantial competition for providing transportation services from a number of companies (both tanker and dry bulk vessel owners and operators). Our existing and potential competitors may have significantly greater financial resources than us. In addition, competitors with greater resources may have larger fleets, or could operate larger fleets through consolidations, acquisitions, newbuildings or pooling of their vessels with other companies, and, therefore, may be able to offer a more competitive service than us or the Heidmar Pools, including better charter rates. We expect competition from a number of experienced companies providing contracts for oil and dry bulk transportation services to potential customers, including state-sponsored entities and major energy companies affiliated with the projects requiring shipping services. As a result, we (including the Heidmar Pools) may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, financial condition and operating results.
We are subject to risks with respect to counterparties, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.
We have entered into, and expect to enter into in the future, various contracts, including charter agreements, pooling arrangements, commercial vessel management agreements and asset agreements, credit facilities and financing arrangements, that subject us to counterparty risks. Similarly, the Heidmar Pools have entered into, and expect to enter into in the future, various contracts, including charters and commercial management agreements, that subject it to counterparty risks. The ability and willingness of our and the Heidmar Pools’ counterparties to perform their obligations under any contract will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime and shipping industries, the overall financial condition of the counterparty, charter rates for specific types of vessels, and various expenses. For example, a reduction of cash flow resulting from declines in world trade or the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers or the Heidmar Pools’ charterers to make required charter payments. In addition, in depressed market conditions, charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a charterer fail to honor its obligations under agreements with the Company, it may difficult for us or Heidmar Pool to secure substitute employment for its vessels, and any new charter arrangements that we secure could be at lower rates or on less favorable terms. Should a counterparty fail to honor its obligations under agreements with us or the Heidmar Pools, we could sustain significant losses and a significant reduction in the charter hire we earn from the Heidmar Pools, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our financing arrangements contain certain restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations.
In order to facilitate growth, we have incurred debt at the subsidiary level. Any changes in interest rate may have an adverse effect on our business, financial condition, results of operations and/or cash flows.
Our ability to obtain new financing for, working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited by its existing leverage and/or by market conditions, and no guarantee can be made that we will be able to raise new equity or arrange borrowing or refinancing facilitates on favorable terms, or at all. Uncertainty relating to global financial markets and economic conditions may affect our ability to obtain financing or refinancing and the related costs. We are exposed to fluctuations in foreign currency exchange rates as we generate almost all of our revenues in U.S. Dollars, but incurs a portion of its expenses our other currencies and our financial condition may be adversely impacted by any strengthening of such currencies against the U.S. Dollar.
The terms and conditions of our existing financing arrangements require us or our subsidiaries to maintain specified financial rations and satisfy covenants, such as paid-in capital contributions and retained distributions of each pool participant in each of our pool agreements to be at all times no less than an amount specified in such agreement and/or to maintain a certain number of vessels which should participate in a Heidmar Pool. Should tanker charter rates or spot market rates values materially decline in the future to an extent which would result in on or more of the above financial covenants being breached, it could constitute an event of default, and/or cross default, under one or more facilities. Prior thereto, we will need to try and seek waivers or amendments from our lenders with respect to such financial covenant breaches, or may be required to take action to reduce our debt or to act in a manner contrary to our business objectives to comply with such financial covenants, failing which the lenders may accelerate the relevant loans. The occurrence of any of these events may materially adversely affect our business.

We are dependent on the spot market and any decrease in spot market rates in the future may adversely affect the earnings of Heidmar and ability to pay dividends.
As of June 1, 2023, 55 of the 59 vessels that we operate were employed in the spot market and the remaining four vessels were operated under short-term or variable rate time charters, including one vessel under syndication, and we are therefore exposed to fluctuations in spot market charter rates.
Although the number of vessels in our managed fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our managed fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the tanker spot market and only our pool vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.
Historically, the tanker market has been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The spot market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our managed vessels in the competitive spot market depends upon, among other things, obtaining profitable charters and minimizing, to the extent possible, time spent waiting for charters and time spent in ballast. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot market rates decline or stay at current depressed levels, then we may be unable to operate our managed vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or to pay dividends in the future. Furthermore, as charter rates in the spot market are fixed for a single voyage, which may last up to several weeks, during periods in which charter rates are rising, we will generally experience delays in realizing the benefits from such increases.
Our ability to renew the charters on our managed vessels on the expiration or termination of our current charters, or on vessels that we may acquire in the future, or the charter rates payable under any Amended and Restated Charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our managed vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources.
The tanker vessel industry is cyclical and volatile, which may lead to volatility in the charter rates we are able to obtain for our managed vessels.
The tanker industry is both cyclical and volatile in terms of charter rates and profitability. For example, during the ten year period from 2013 through 2022, time charter equivalent (“TCE”) spot rates for an Aframax tanker trading between the Caribbean and the U.S. Gulf fluctuated between $3,507 to $210,524 per day. Periodic adjustments to the supply of and demand for oil tankers cause the industry to be cyclical in nature. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and oil products. Because Heidmar and the Heidmar Subsidiaries earn a commission on each managed vessel’s daily gross freight rate, which is in part composed of TCE rates, substantial volatility in TCE spot rates for our managed tanker vessels could have a material adverse effect on our business and financial condition.
A drop in spot market rates may provide an incentive for some charterers to default on their charters, and the failure of our counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.
We have entered into various contracts, including charter parties with our customers, which subject us to counterparty risks. The ability of each of the counterparties to perform its obligations under a contract with us or contracts entered into on our behalf will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping sector, the overall financial condition of the counterparty, charter rates received for tankers and the supply and demand for commodities. Should a counterparty fail to honor its obligations under any such contracts, we could sustain significant losses that could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends. As of June 1, 2023, four of our managed vessels are currently on time charters with a fixed rate element, including one vessel under syndication. The time charters have a maximum remaining duration of approximately two years.
Often, when we enter into a time charter, the rates under that charter are fixed for the term of the charter. If the spot market rates or short-term time charter rates in the tanker industry become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter a vessel, which if re-chartered at lower rates, may affect our ability to operate vessels in our fleet profitably and may affect our ability to comply with current or future covenants contained in our loan agreements.
We expect we will depend upon a limited number of significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our business, results of operations and financial condition.
We expect we will derive a significant part of our revenues from a limited number of charterers. If one or more of our charterers chooses not to charter our managed vessels or is unable to perform under one or more charters with us and we are not able to find a replacement charter, we could suffer a loss of revenues that could have a material adverse effect on our business, results of operations and financial condition.
Further, we and the Heidmar Pools currently rely on a limited number of vessel owners to enter vessels to the Heidmar Pools. In particular, Capital Ship Management Corp. (“Capital”), a company related to one of Heidmar’s major shareholders, Maistros Shipinvest Corp., has so far committed most of its tanker vessels, trading in the spot market, into the Heidmar Pools, which amount to 26 of our 59 managed vessels. If Capital, or any of our other major pool partners decide to terminate their respective agreements and stop entering vessels into the Heidmar Pools, it may have a material adverse effect on our business, results of operations and financial condition.
A significant portion of our revenue will be derived from a limited number of customers and the loss of any of these customers could result in a significant loss of revenues and cash flow.
We believe we will continue to derive a significant portion of revenue from a limited number of customers. For the year ended December 31, 2022, Capital vessels accounted for 68% of our total revenues in our pooling segment. Our top three customers accounted for between 12% and 20% each, and in aggregate, 47% of our total operating revenues during the year ended December 31, 2022, equivalent to $14.0 million of our total revenue. During the year ended December 31, 2021, two of our customers accounted for 36% or more, and in aggregate, 47% of our total operating revenues, equivalent to $2.3 million of our total revenue. The loss of any significant customer or a substantial decline in the amount of services requested by a significant customer, or the inability of a significant customer to pay for our services, could have a material adverse effect on our business, financial condition and results of operations.
We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on our business, results of operations and financial condition.
We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. The ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our business, results of operations and financial condition.
Exchange rate fluctuations could have an adverse impact on our results of operations.
We generate all of our revenues in U.S. dollars, and the majority of our expenses are denominated in U.S. dollars. However, a portion of voyage and administrative expenses are denominated in currencies other than U.S. dollars. If our expenditures on such costs and fees were significant, and the U.S. dollar were weak against such currencies, our business, results of operations, cash flows, financial condition and ability to pay dividends could be adversely affected.
Our directors and officers may in the future hold direct or indirect interests in companies that compete with us.
Our directors and officers have a history of involvement in the shipping industry and some of them currently, and some of them may in the future, directly or indirectly, hold investments in companies that compete with us. In that case, they may face conflicts between their own interests and their obligations to us.
We cannot provide assurance that our directors and officers will not be influenced by their interests in or affiliation with other shipping companies, or our competitors, and seek to cause us to take courses of action that might involve risks to our other shareholders or adversely affect us or our shareholders. However, we have written policies addressed in our Code of Conduct to address such situations if they arise.

Heidmar may be unable to retain key management personnel, which may negatively affect the effectiveness of its management and its results of operations.
Heidmar is a people-based business and people are vital to its success. Our success will depend to a significant extent upon the abilities and efforts of the following personnel: Pankaj Khanna, Niki Fotiou, Andreas Konialidis, Justin Sims-Sterling, Harmeet Bhatia, Navin Arjun Soni, Deepak Laishram and Nick Andriopoulos. They and members of the board of directors are crucial to the execution of its business strategies and to the growth and development of Heidmar’s business. If these individuals were no longer to be affiliated with Heidmar, or if Heidmar were to otherwise cease to receive advisory services from them, Heidmar may be unable to recruit other management personnel with equivalent talent and experience, and its business and financial condition may suffer as a result. Inadequate policies and reward structures could incentivize negative behaviors, create internal conflict, lead to reputational damage or contribute to failure in attracting and/or retaining personnel. Lack of appropriate consideration of environmental and social issues could also contribute to any inability to attract and retain skilled personnel.
An over-supply of vessel capacity may lead to reductions in charter hire rates, vessel values and profitability.
The supply of vessels generally increases with deliveries of new vessels and decreases with the recycling of older vessels, conversion of vessels to other uses, such as floating production and storage facilities, and loss of tonnage as a result of casualties. An over-supply of vessel capacity, combined with a decline in the demand for such vessels, may result in a reduction of charter hire rates. Generally, increased competition in the form of increases in newbuild orders at shipyards and/or new shipowner entrants to the tanker shipping market may negatively affect the number of vessels available to us. Upon the expiration or termination of customers’ vessels’ current charters, if we are unable to re-charter these vessels at rates sufficient to allow us to operate these vessels profitably or at all such inability, would have a material adverse effect on our revenues and profitability.
Any decrease in shipments of crude oil may adversely affect our financial performance.
The demand for our managed tankers derives primarily from demand for Arabian Gulf, West African, North Sea, Caribbean, Russian and U.S. Shale crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. Any decrease in shipments of crude oil or change in trade patterns from the above-mentioned geographical areas would have a material adverse effect on our financial performance. Among the factors which could lead to such a decrease are:
•	increased crude oil production from other areas;
•	increased refining capacity in the Arabian Gulf or West Africa;
•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West Africa;
•	a decision by oil-producing nations to increase their crude oil prices or to further decrease or limit their crude oil production;
•	armed conflict between Ukraine and Russia and the related sanctions;
•	expansion of other sanctions programs maintained by the United States or other jurisdictions;
•	armed conflict in the Arabian Gulf and West Africa and political or other factors; and
•	the development, availability and the costs of nuclear power, natural gas, coal and other alternative sources of energy.
With crude oil as a particularly sensitive commodity in international trade and of first-rate significance in sanctions measures, we as a tanker management company are particularly exposed to the effects of trade embargoes and sanctions-related measures. Such measures may also negatively affect demand for our commercial management and other services.
In addition, volatile economic conditions affecting world economies may result in reduced consumption of oil products and a decreased demand for our managed vessels and lower charter rates, which could have a material adverse effect on our earnings and our ability to pay dividends.

A shift in consumer demand from oil towards other energy sources or changes to trade patterns for crude oil or refined oil products may have a material adverse effect on our business.
A significant portion of our earnings are related to the oil industry. The demand for our services depend on the level of activity in the oil industry, including without limitation oil companies’ willingness and ability to continue making operating and capital expenditures to explore, develop and produce crude oil and refined petroleum products, which are directly affected by trends in oil prices. A shift in or disruption of consumer demand from oil towards other energy sources such as electricity, natural gas, liquified natural gas, hydrogen or ammonia will potentially affect the demand for our managed vessels. A shift from the use of internal combustion engine vehicles may also reduce the demand for oil. These factors could have a material adverse effect on our future performance, results of operations, cash flows and financial position
“Peak oil” is the year when the maximum rate of extraction of oil is reached. Recent forecasts of “peak oil” range from the late 2020s to 2040, depending on economics and how governments respond to global warming. OPEC maintains that demand for oil will plateau around 2040, despite transition toward other energy sources. Irrespective of “peak oil”, the continuing shift in consumer demand from oil towards other energy resources such as wind energy, solar energy, hydrogen energy or nuclear energy, which appears to be accelerating as a result of the COVID-19, as well shifts in government commitments and support for energy transition programs, may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Seaborne trading and distribution patterns are primarily influenced by the relative advantage of the various sources of production, locations of consumption, pricing differentials and seasonality. Changes to the trade patterns of crude oil or refined oil products may have a significant negative or positive impact on the ton-mile and therefore the demand for our tankers. This could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
The operation of tankers involves certain unique operational risks.
The operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.
Further, our managed vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters and other bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships and market disruptions, delay or rerouting.
If our managed vessels suffer damage, they may need to be repaired at a drydocking facility. While we are not financially responsible for the drydocking and repair of our managed vessels in the event of damages, the loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect our business and financial condition. Further, the total loss of any of our managed vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our managed vessels, we may be unable to prevent any such damage, costs or loss which could negatively impact our business, financial condition, results of operations, cash flows and ability to pay dividends.
Our business has inherent operational risks, which may not be adequately covered by insurance.
The vessels that we manage and charter and their cargoes are at risk of being damaged or lost because of events such as marine disasters, adverse weather conditions, mechanical failures, human error, environmental accidents, war, terrorism, piracy and other circumstances or events. In addition, transporting cargoes across a wide variety of international jurisdictions creates a risk of business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts, the potential changes in tax rates or policies, and the potential for government expropriation of our managed vessels. Any of these events may result in loss of revenues, increased costs and decreased cash flows to the Heidmar Pools and our counterparties, which could impair their ability to make payments to us under our charters.

Heidmar and/or the Heidmar Subsidiaries generally maintain charters liability insurance, freight demurrage and defense insurance, charterers freight insurance and kidnap and ransom insurance in connection with our commercial management and operation.
Our counterparties may not be insured in amounts sufficient to address all risks and may not be able to obtain adequate insurance coverage for their vessels in the future or may not be able to obtain certain coverage at reasonable rates. For example, in the past more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. Such inadequacy of insurance could have a material adverse effect on our results of operations and financial condition.
Further, insurers may not pay particular claims. Our counterparties’ insurance policies contain deductibles for which they will be responsible and limitations and exclusions which may increase their costs or lower our revenues. Moreover, insurers may default on claims they are required to pay. Any of these factors could have a material adverse effect on our financial condition.
Inability to obtain or maintain adequate insurance coverage could adversely affect our results of operations.
As part of our overall risk management strategy we have obtained and maintain insurance coverage. Although we have been able to obtain reasonably priced insurance coverage to meet our requirements in the past, there is no assurance that we will be able to do so in the future. For example, catastrophic events can result in decreased coverage limits, more limited coverage, and increased premium costs or deductibles. If we are unable to obtain adequate insurance coverage, we may not be able to procure certain contracts or pursue certain business opportunities, which could materially adversely affect our financial position, results of operations, cash flows or liquidity.
Our operations outside the United States expose us to global risks, such as political instability, terrorist or other attacks, war and international hostilities which may affect the tanker industry and adversely affect our business.
We are an international company and primarily conduct of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, may be adversely affected by changing economic, political and government conditions in the countries and regions where our managed vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East and the South China Sea region and other geographic countries and areas, geopolitical events such as terrorist or other attacks, war (or threatened war) or international hostilities, such as those between the United States and North Korea, and Russia and Ukraine. Terrorist attacks, as well as the frequent incidents of terrorism in the Middle East, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in Ukraine and the Middle East may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets.
The military conflict in Ukraine has had a significant direct and indirect impact on the trade of refined petroleum products. This conflict has resulted in the United States, United Kingdom, and members of the European Union, among other countries, implementing sanctions on certain persons, entities, and activities connected to Russia. Some of these sanctions target the Russian oil sector, including a prohibition on the import of oil and refined petroleum products from Russia to the United States, United Kingdom and the European Union. We cannot foresee what other sanctions may arise that affect the trade of petroleum products. Furthermore, the conflict and ensuing international response has disrupted the supply of Russian oil to the global market, and as a result, the price of oil and petroleum products has risen significantly. We cannot predict what effect the higher price of oil and petroleum products will have on demand, and it is possible that the current conflict in Ukraine could adversely affect our financial condition, results of operations, cash flows, financial position and future performance.
As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs. Additionally, continued fallout from Brexit, or similar events in other jurisdictions, could impact global markets, including foreign exchange and securities markets; any resulting changes in currency exchange rates, tariffs, treaties and other regulatory matters could in turn adversely impact our business and operations.

Governments may also turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States have indicated the United States may seek to implement more protective trade measures. There is significant uncertainty about the future relationship between the United States, China, and other exporting countries, including with respect to trade policies, treaties, government regulations, and tariffs. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on our charterers' business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their charters with us. This could have a material adverse effect on our business, results of operations or financial condition.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region and most recently in the Black Sea in connection with the conflict between Russia and Ukraine. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Guinea off the coast of West Africa and the Gulf of Aden off the coast of Somalia.
In February of 2022, President Biden and several European leaders also announced various economic sanctions against Russia in connection with the aforementioned conflicts in the Ukraine region, which have continued to expand over the past year and may adversely impact our business, given Russia’s role as a major global exporter of crude oil and natural gas. The Russian Foreign Harmful Activities Sanctions program includes prohibitions on the import of certain Russian energy products into the United States, including crude oil, petroleum, petroleum fuels, oils, liquefied natural gas and coal, as well as prohibitions on all new investments in Russia by U.S. persons, among other restrictions. Furthermore, the United States has also prohibited a variety of specified services related to the maritime transport of Russian Federation origin crude oil and petroleum products, including trading/commodities brokering, financing, shipping, insurance (including reinsurance and protection and indemnity), flagging, and customs brokering. These prohibitions took effect on December 5, 2022 with respect to the maritime transport of crude oil and on February 5, 2023 with respect to the maritime transport of other petroleum products. An exception exists to permit such services when the price of the seaborne Russian oil does not exceed the relevant price cap, but implementation of this price exception relies on a recordkeeping and attestation process that allows each party in the supply chain of seaborne Russian oil to demonstrate or confirm that oil has been purchased at or below the price cap. Violations of the price cap policy or the risk that information, documentation, or attestations provided by parties in the supply chain are later determined to be false may pose additional risks adversely affecting our business. Our business could also be adversely impacted by trade tariffs, trade embargoes or other economic sanctions that limit trading activities by the United States or other countries against countries in the Middle East, Asia or elsewhere as a result of terrorist attacks, hostilities or diplomatic or political pressures, which may, among other things, impair or prevent certain of our counterparties from performing their obligations under contracts with us or with the pools in which our managed vessels operate.
Any of these occurrences could have a material adverse impact on our future performance, results of operations, cash flows, financial position and our ability to pay any cash distributions to our stockholders.
Our future results of operations will be subject to seasonal fluctuations, which may adversely affect our financial condition.
We plan to expand our services to include dry bulk operating pools, and those dry bulk vessels may operate in markets that have historically exhibited seasonal variations in demand, particularly in the Capesize segment given its share of the iron ore trade, and, as a result, in charter hire rates. As China is the most significant market for dry bulk shipping, the public holidays in relation to the Chinese New Year during the first quarter usually results in a decrease in market activity during this period. In addition, unpredictable and adverse weather conditions and patterns in the Southern Hemisphere, which often occur during the first quarter, in the past have had a negative impact on iron ore exports from Australia and from Brazil. Further, certain of the largest iron ore producers in Brazil usually schedule maintenance works on their plants in the first quarter, which also results in a decrease in iron ore export from Brazil. In addition, Australia had some wet and inclement weather for the three months ending March 31, 2023, which further exacerbated the seasonal low. Both Australia and Brazil are very important loading areas for Capsize and

Panamax vessels. This seasonality may affect our business, results of operations, financial condition, and could affect our ability to pay dividends, if any, in the future.
As we expand our business, we may have difficulty managing our growth, which could increase expenses.
We have achieved our prominent position through bold initiatives over a relatively short period of time. Our vision is to remain and further develop and grow as a leader in managing and operating vessels, by continuing to develop and grow our relationship with vessel owners and charterers and potentially by selective acquisitions or joint ventures or strategic expansion into complementary service offerings.
We may, from time to time, selectively pursue new business lines, strategic acquisitions or joint ventures we believe are complementary to our business. Existing as well as new projects entail opportunity and risk. Any strategic transaction that is a departure from our historical operations in the tanker shipping industry could present unforeseen challenges and result in a competitive disadvantage relative to our more established competitors.
There is always a possibility that intended transactions may not conclude due to various execution risks related to, but not limited to, documentation, inspection of the vessels and/or class records and due diligence. Thus, there may be certain external and third-party costs, including for example, the costs of legal and/or financial advisers, carried by us that are not recoverable.
We will operate dry bulk vessels worldwide and the dry bulk business has inherent operational risks, which may reduce our revenue or increase our expenses.
We have begun to expand, and plan to continue expanding, our business into the management and operation of dry bulk vessels. The operation of dry bulk carriers has certain unique risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels’ holds.
If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If the vessels are unable to be adequately repaired after such damages, we may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on our business, results of operations and financial condition, if any, in the future, on our common shares. In addition, the loss of any of our managed vessels could harm our reputation as a safe and reliable commercial management company.
Charter hire rates for dry bulk vessels are volatile, have fluctuated significantly over the past years, and may continue to decrease below our cash break-even rates in the future, which may adversely affect our business, results of operations and financial condition.
We have begun to expand, and plan to continue expanding, our business into the management and operation of dry bulk vessels. The dry bulk shipping industry is cyclical and charter hire rates and profitability are volatile. Time charter and spot market rates for dry bulk vessels have in the recent past declined below operating costs of vessels. When we charter our managed vessels pursuant to time charters, we will be exposed to changes in charter rates for dry bulk carriers and such changes may adversely affect our earnings and the value of our dry bulk carriers at any given time.
Dry bulk market conditions remained volatile in 2022, reflecting the impact of a broad economic slowdown, easing of port congestion, and the war in Ukraine. With the exception of a temporary sharp increase in rates in the immediate aftermath of Russia’s invasion of Ukraine, rates generally trended downwards during the course of the year. In 2022, charter rates for dry bulk vessels decreased from 2021 levels but were sustained well above the historical average. The Baltic Dry Index, an index published by The Baltic Exchange of shipping rates for key dry bulk routes, softened from the decade highs of 2021, but still averaged 43% above the decade average, principally as a result of strong global growth and increased infrastructure spending which has led to an elevated demand for commodities. In January 2023, we saw spot rates fall to extremely low levels, following normal seasonal patterns as well as Chinese New Year, which has reduced industrial activity in the region. Market conditions are expected to gradually improve over the course of 2023 as China’s re-opening takes hold, however, we cannot guarantee a trend towards recovery.

Charter rate fluctuations result from changes in the supply and demand for vessel capacity for the major commodities carried on water internationally. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in charter rates are also unpredictable. Since we currently, and may continue to, charter our managed dry bulk carriers principally in the spot market, we are exposed to the cyclicality and volatility of the spot market. We may not be able to predict whether future spot rates will be sufficient to enable our managed vessels to be operated profitably.
Demand for dry bulk oceangoing vessels is dependent upon economic growth in the world's economies, seasonal and regional changes in demand and changes to the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo transported by sea. Continued adverse economic, political or social conditions or other developments could further negatively impact charter rates and therefore have a material adverse effect in the future on our business results, results of operations and ability to pay dividends.
Factors that influence the supply of vessel capacity include:
•	the number of newbuilding orders and deliveries, including delays in vessel deliveries;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	port or canal congestion;
•	potential disruption, including supply chain disruptions, of shipping routes due to accidents or political events;
•	scrapping of older vessels;
•	speed of vessel operation;
•	vessel casualties;
•	technological advances in vessel design and capacity;
•	the degree of scrapping or recycling of older vessels, depending, among other things, on scrapping or recycling rates and international scrapping or recycling regulations;
•	the price of steel and vessel equipment;
•	product imbalances (affecting the level of trading activity) and developments in international trade;
•	number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire;
•	availability of financing for new vessels and shipping activity;
•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and
•	changes in environmental and other regulations that may limit the useful lives of vessels.
In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, the efficiency and age profile of the existing dry bulk fleet in the market, and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.
Further, the market may fluctuate widely based on a variety of factors including changes in overall market movements, political and economic events, wars, including the ongoing conflict between Russia and Ukraine, acts of terrorism, natural disasters (including disease, epidemics and pandemics) and changes in interest rates or inflation rates.
Shipbroking is a business largely transacted via personal relationships.
Shipbroking remains a business that is largely transacted via personal relationships which are dependent upon quality service. The risk of technological change, disintermediation and increased consumer demands for enhanced technological offerings could render aspects of our current services obsolete, potentially resulting in a loss of customers. Relationships could be devalued and replaced by disruptive technology platforms which could result in increased competition, consequent price reductions and loss of revenue.
Outbreaks of epidemic and pandemic diseases, such as COVID-19, and governmental responses thereto could adversely affect our business.
Our operations are subject to risks related to pandemics, epidemics or other infectious disease outbreaks, including COVID-19, which was initially declared a pandemic by the World Health Organization (“WHO”) on March 11, 2020 and was declared no longer a global health emergency on May 5, 2023. Government efforts to combat the COVID-19 pandemic, including the enactment or imposition of travel bans, quarantines and other emergency public health measures, have negatively affected economic conditions, supply chains, labor markets, demand for certain shipped goods both regionally and globally, and have also negatively impacted and may continue to impact our operations and the operations of our customers and suppliers. Although demand for shipping and transportation services continued to rebound during 2022 as restrictive public health measures were substantially curtailed or eliminated, in 2022 we still experienced and may continue to experience disruptions to our normal vessel operations caused by increased deviation time associated with positioning our managed vessels to countries in which we can undertake a crew rotation in compliance with measures to mitigate the spread of COVID-19. Delays in crew rotations have led to issues with crew fatigue and may continue to do so, which may result in delays or other operational issues. Further, although the WHO declared the pandemic was no longer a public health emergency on May 5, 2023, future developments regarding the COVID-19 pandemic or other public health emergencies, and their impact on the global economy the oil and natural gas transportation industry remain highly uncertain.
The extent to which our business, results of operations and financial condition may be negatively affected by COVID-19 or future pandemics, epidemics or other outbreaks of infectious diseases is highly uncertain and will depend on numerous evolving factors that we cannot predict, including, but not limited to (i) the duration and severity of the infectious disease outbreak; (ii) the imposition of restrictive measures to combat the outbreak and slow disease transmission; (iii) the introduction of financial support measures to reduce the impact of the outbreak on the economy; (iv) volatility in the demand for and price of oil and gas; (v) shortages or reductions in the supply of essential goods, services or labor; and (vi) fluctuations in general economic or financial conditions tied to the outbreak, such as a sharp increase in interest rates or reduction in the availability of credit. We cannot predict the effect that an outbreak of a new COVID-19 variant or strain, or any future infectious disease outbreak, pandemic or epidemic may have on our business, results of operations and financial condition, which could be material and adverse.
COVID-19 and future epidemics may affect personnel operating payment systems through which we receive revenues from the chartering of our managed vessels or pay for our expenses, resulting in delays in payments. We continue to focus on our employees' well-being, whilst making sure that their operations continue undisrupted and at the same time, adapting to the new ways of operating. As such employees are encouraged and in certain cases required to operate remotely which significantly increases the risk of cyber security attacks.
The occurrence or continued occurrence of any of the foregoing events or other epidemics or an increase in the severity or duration of the COVID-19 or other epidemics could have a material adverse effect on our business, results of operations, cash flows, financial condition, value of our managed vessels, and ability to pay dividends.
Safety, environmental and other governmental and other requirements expose us to liability, and compliance with current and future regulations could require significant additional expenditures, which could have a material adverse effect on our business and financial results.
Our operations are affected by extensive and changing international, national, state and local laws, regulations, treaties, conventions and standards in force in international waters, the jurisdictions in which our tankers and other vessels operate, and the country or countries in which such vessels are registered, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, including greenhouse gases, and water discharges and ballast and bilge water management. These regulations include, but are not limited to, the U.S. Oil Pollution Act of 1990, or OPA, requirements of the U.S. Coast Guard, or the USCG, and the U.S. Environmental Protection Agency, or EPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Water Act, the U.S. Maritime Transportation Security Act of 2002, and regulations of the International Maritime Organization, or IMO,

including the International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Convention for the Prevention of Pollution from Ships of 1973, or MARPOL, including the designation thereunder of Emission Control Areas, or ECAs, the International Convention on Civil Liability for Oil Pollution Damage of 1969, or CLC, and the International Convention on Load Lines of 1966. In particular, IMO’s Marine Environmental Protection Committee (“MEPC”) 73, amendments to Annex VI prohibiting the carriage of bunkers above 0.5% sulfur content in fuel on ships took effect March 1, 2020 and may cause us to incur substantial costs. Compliance with these regulations could have a material adverse effect our business and financial results.
In addition, vessel classification societies and the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and for Pollution Prevention, or the ISM Code, also impose significant safety and other requirements on our managed vessels. In complying with current and future environmental requirements, vessel owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require vessel owners to incur significant capital expenditures on our managed vessels to keep them in compliance, or even to recycle or sell certain vessels altogether. While Heidmar does not bear the cost of ensuring our managed vessels are in compliance with safety and environmental requirements, any additional costs or requirements could have a material adverse effect on our business.
Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage, costs related to litigation, and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
In February 2021, the Acting Chair of the SEC issued a statement directing the Division of Corporation Finance to enhance its focus on climate-related disclosure in public company filings and in March 2021 the SEC announced the creation of a Climate and ESG Task Force in the Division of Enforcement (the “Task Force”). The Task Force’s goal is to develop initiatives to proactively identify ESG-related misconduct consistent with increased investor reliance on climate and ESG-related disclosure and investment. To implement the Task Force’s purpose, the SEC has taken several enforcement actions, with the first enforcement action taking place in May 2022, and promulgated new rules. On March 21, 2022, the SEC proposed that all public companies are to include extensive climate-related information in their SEC filings. On May 25, 2022, SEC proposed a second set of rules aiming to curb the practice of “greenwashing” (i.e., making unfounded claims about one's ESG efforts) and would add proposed amendments to rules and reporting forms that apply to registered investment companies and advisers, advisers exempt from registration, and business development companies. As of the date of this annual report, these proposed rules have not yet taken effect.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us, especially given the highly focused and specific trade of crude oil transportation in which we are engaged. Such ESG corporate transformation calls for an increased resource allocation to serve the necessary changes in that sector, increasing costs and capital expenditure. If we do not meet these standards, our business and/or our ability to access capital could be harmed.
Additionally, certain investors and lenders may exclude companies involved in the oil transportation industry, such as us, from their investing portfolios altogether due to ESG factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.
Climate change and greenhouse gas restrictions may adversely impact our operations and markets.
Due to concern over the risk of climate change, a number of countries, the European Commission and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures may include, among others, adoption of cap-and-trade regimes, carbon taxes, taxonomy of ‘green’ economic activities, increased efficiency standards and incentives or mandates for renewable energy. More specifically, on October 27, 2016, IMO's Marine Environment Protection Committee (“MEPC”) announced its decision concerning the implementation of regulations mandating a reduction in sulfur content of fuel oil from 3.5% currently to 0.5% as of the beginning of January 1, 2020. Additionally, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies levels of ambition to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the Energy Efficiency Design Index (“EEDI”) for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely.
The European Commission has proposed adding shipping to the EU Emission Trading Scheme (“EU ETS”) as of 2023 with a phase-in period. It is expected that shipowners will need to purchase and surrender a number of emission allowances that represent their recorded carbon emission exposure for a specific reporting period. The person or organisation responsible for the compliance with the EU ETS should be the shipping company, defined as the shipowner or any other organisation or person, such as the manager or the bareboat charterer, that has assumed the responsibility for the operation of the ship from the shipowner. On December 18, 2022, the Environmental Council and European Parliament agreed to include maritime shipping emissions within the scope of the EU ETS on a gradual introduction of obligations for shipping companies to surrender allowances: 40% for verified emissions from 2024, 70% for 2025 and 100% for 2026. Most large vessels will be included in the scope of the EU ETS from the outset. Big offshore vessels of 5,000 gross tonnage and above will be included in the Monitoring, Reporting and Verification (“MRV”) of CO2 emissions from maritime transport regulation from 2025 and in the EU ETS from 2027. General cargo vessels and off-shore vessels between 400-5,000 gross tonnage will be included in the MRV regulation from 2025 and their inclusion in EU ETS will be reviewed in 2026. Compliance with the Maritime EU ETS could result in additional compliance and administration costs to properly incorporate the provisions of the Directive into our business routines. Additional EU regulations which are part of the EU’s Fit-for-55, could also affect our financial position in terms of compliance and administration costs when they take effect.
Territorial taxonomy regulations in geographies where we are operating and are regulatory liable, such as EU Taxonomy, might jeopardize the level of access to capital. For example, the EU has already introduced a set of criteria for economic activities which should be framed as ‘green’, called EU Taxonomy. The EU taxonomy is a classification regulatory system which attempts to identify environmentally sustainable economic activities. The requirement to deliver sustainability indicators under Article 8 of the Taxonomy Regulation is applicable as of January 1, 2022, to companies subject to the obligation to publish non-financial statements in accordance with Article 19a or Article 29a of the Accounting Directive 2013/34/EU. The Non-financial Reporting Directive (Directive 2014/95/EU, NFRD) is an amendment to the Accounting Directive (Directive 2013/34/EU). Under the NFRD, large listed companies, banks and insurance companies with more than 500 employees are required to publish reports on the policies they implement in relation to social responsibility and other sustainability related information (Act 14, Art. 1 and Art. 29a). Article 8 of the Taxonomy Regulation requires companies falling within the scope of the existing NFRD, and additional companies brought under the scope of the proposed Corporate Sustainability Reporting Directive, to report certain indicators on the extent to which their activities are sustainable as defined by the EU Taxonomy.
Since January 1, 2020, ships must either remove sulfur from emissions or buy fuel with low sulfur content, which may lead to increased costs and supplementary investments for ship owners. The interpretation of “fuel oil used on board” includes use in main engine, auxiliary engines and boilers. Shipowners may comply with this regulation by (i) using 0.5% sulfur fuels on board, which are available around the world but at a higher cost; (ii) installing scrubbers for cleaning of the exhaust gas; or (iii) by retrofitting vessels to be powered by liquefied natural gas or other alternative energy sources, which may not be a viable option due to the lack of supply network and high costs involved in this process. Costs of compliance with these regulatory changes may be significant and may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
MEPC 75 introduced draft amendments to Annex VI which impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. To achieve a 40% reduction in carbon emissions by 2023 compared to 2008, shipping companies are required to include: (i) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index (“EEXI”), and (ii) operational carbon intensity reduction requirements, based on a new operational Carbon Intensity Indicator (“CII”). The EEXI is required to be calculated for ships of 400 gross tonnage and above. The IMO and MEPC will calculated “required” EEXI levels based on the vessel’s technical design, such as vessel type, date of creation, size and baseline. Additionally, an “attained” EEXI will be calculated to determine the actual energy efficiency of the vessel. A vessel’s attained EEXI must be less than the vessel’s required EEXI. Non-compliant vessels will have to upgrade their engine to continue to travel. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. The vessel’s attained CII must be lower than its required CII. Vessels that continually receive subpar CII ratings will be required to submit corrective action plans to ensure compliance. MEPC 79 also adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.
Additionally, MEPC 75 proposed draft amendments requiring that, on or before January 1, 2023, all ships above 400 gross tonnage must have an approved Ship Energy Efficiency Management Plan, or SEEMP, on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. MEPC 75 also approved draft amendments to MARPOL Annex I to prohibit the use and carriage for use as fuel of heavy fuel oil by ships in Arctic waters on and after July 1, 2024. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session held on June 2021, entered into force on November 1, 2022 and became effective on January 1, 2023.
MPEC 76 adopted amendments to the International Convention on the Control of Harmful Anti-Fouling Systems on Ships, 2001, or the AFS Convention, which have been entered into force on January 1, 2023. From this date, all ships shall not apply or re-apply anti-fouling systems containing cybutryne on or after January 1, 2023; all ships bearing an anti-fouling system that contains cybutryne in the external coating layer of their hulls or external parts or surfaced on January 1, 2023 shall either: remove the anti-fouling system or apply a coating that forms a barrier to this substance leaching from the underlying non-compliance anti-fouling system.
Adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. In addition to the peak oil risk from a demand perspective, the physical effects of climate change, including changes in weather patterns, extreme weather events, rising sea levels, scarcity of water resources, may negatively impact our operations. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.
Increased inspection procedures, tighter import and export controls and security standards could increase costs and disrupt our business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. In addition, pursuant to the SOLAS Convention, dry bulk vessels and the ports in which we plan to operate are subject to the International Ship and Port Facility Security Code (“ISPS Code”), which is designed to enhance the security of ports and ships against terrorism. Inspection procedures may result in the seizure of contents of our managed vessels, delays in the loading, offloading, trans-shipment or delivery and the levying of customs duties, fines or other penalties against us.
International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Under the U.S. Maritime Transportation Security Act of 2002 (the “MTSA”), the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities. These security procedures can result in the seizure of the contents of our managed vessels, delays in the loading, offloading or trans-shipment, and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers.
It is possible that changes to inspection procedures and security standards could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business results, results of operations and financial condition.
We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.
The safety and security of our managed vessels and efficient operation of our business, including processing, transmitting and storing electronic and financial information, depend on computer hardware and software systems, which are increasingly vulnerable to security breaches and other disruptions.
We may experience threats to our data and systems, including malware and computer virus attacks, internet network scams, systems failures and disruptions. A cyberattack that bypasses our IT security systems, causing an IT security breach, could lead to a material disruption of our IT systems and adversely impact our daily operations and cause the loss of sensitive information, including our own proprietary information and that of our customers, suppliers and employees. Such losses could harm our reputation and result in competitive disadvantages, litigation, regulatory enforcement actions, lost revenues, additional costs and liability. While we devote substantial resources to maintaining adequate levels of cybersecurity, our resources and technical sophistication may not be adequate to prevent all types of cyberattacks. We will continue to depend upon our ability to protect our information systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control.
We rely on industry accepted security and control frameworks and technology to securely maintain confidential and proprietary information and personal data maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. A breach could be caused by an insider, an external party, inadequate physical security, insecure software development or inadequate supply chain management. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. In order to compete effectively and meet our clients’ needs, we will need to maintain our systems as well as invest in improved technology. Any significant interruption or failure of our information systems or any significant breach in the confidentiality, integrity or availability of our IT systems and data could adversely affect our business, results of operations and financial condition, cash flows and our reputation.
Cyberattacks against the Ukrainian government and other countries in the region have been reported in connection with the ongoing conflict between Russia and Ukraine. To the extent such attacks have collateral effects on global critical infrastructure or financial institutions, such developments could adversely affect our business, operating results and financial condition. It is difficult to assess the likelihood of such threat and any potential impact at this time. Further, as a result of generally increased remote working, the business has seen an increased volume of spam, targeted phishing type email and ransomware attacks. The recent identification of the Log4j vulnerability, the increased frequency of zero-day attacks and more sophisticated methods of attack are further examples of the risks we face.
Further, in March 2022, the SEC proposed amendments to its rules on cybersecurity risk management, strategy, governance, and incident disclosure. The proposed amendments, if adopted, would require us to report material cybersecurity incidents involving our information systems and periodic reporting regarding our policies and procedures to identify and manage cybersecurity risks, amongst other disclosures.
Cybersecurity threats are of immediate concern, and constitute a potential risk to us, with contingent exposure to us and our subsidiaries.
Sanctions and embargoes imposed by the U.S. government, the European Union, the United Nations or other governmental authorities could prevent us from calling on certain ports or serving certain clients and could lead us to suffer monetary fines or penalties.
The shipping sector is high risk with respect to sanctions compliance. None of our managed vessels called on ports located in countries or territories that are the subject of country-wide or territory-wide sanctions or embargoes imposed by the U.S. government or other applicable governmental authorities (“Sanctioned Jurisdictions”) in 2022 in violation of applicable sanctions. Although we intend to maintain compliance with all applicable sanctions, and we endeavor to take precautions reasonably designed to mitigate such risks, it is possible that in the future our managed vessels may call on ports located in Sanctioned Jurisdictions on charterers’ instructions and/or without our consent. If such activities result in a violation of sanctions, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our common shares could be adversely affected. We currently have written policies in place to avoid and/or minimize the possibility of such situations, and we also seek “sanctions clauses” when negotiating contracts with counterparties.
The laws and regulations of these different jurisdictions vary in their application and do not all apply to the same covered persons or proscribe the same activities. Some sanctions regimes with which we are required to comply provide that entities owned or controlled by the persons or entities designated in such lists are also subject to sanctions. In addition, the evolving nature of sanctions laws and regulations require us to be diligent in maintaining compliance. The sanctions of each jurisdiction may be amended to increase or reduce the restrictions imposed over time, and the lists of persons and entities designated under these sanctions are amended frequently. Additional countries or territories, as well as additional persons or entities located, organized, or resident in those countries or territories, may in the future become the target of sanctions if such additional countries or territories become Sanctioned Jurisdictions. Changes to such laws or regulations, including the imposition of sanctions on new persons or entities could mean the loss of significant customers, restrictions on our ability to provide bunker procurement services to certain customers or in specific jurisdictions, or delays in processing and releasing payments through our banks during the resolution of any legal and regulatory compliance queries, any of which could have an adverse effect on our business, financial condition, results of operations and/or cash flows.
Our current or future counterparties may become, or may be owned, controlled, or affiliated with persons or entities that are or may be in the future become the subject of sanctions imposed by the U.S., E.U. or other governmental authorities to which we are subject. If we determine that such sanctions require us to terminate existing or future contracts to which we, or the Heidmar Pools, are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected, and/or we may suffer reputational harm. In addition, ports that we call on may have their country or other jurisdiction become subject to sanctions, which could prevent us from continuing to call on those ports.
As a result of Russia’s actions in Ukraine, the U.S., EU and United Kingdom, together with numerous other countries, have imposed significant sanctions on persons and entities associated with Russia and Belarus, as well as comprehensive sanctions on the Crimea, Donetsk, and Luhansk regions of Ukraine, effectively making such regions Sanctioned Jurisdictions. Such sanctions also apply to entities owned or controlled by such designated persons or entities and to any persons or entities located, organized, or resident in any of the Sanctioned Jurisdictions. These sanctions adversely affect our ability to operate in the region and also restrict parties whose cargo we may carry.
During 2022, 10 of our currently managed vessels called at Russian ports under their time charters, to the extent permitted by sanctions. As of the date of this prospectus, 7 of our currently managed vessels continue to call at a Russian ports to the extent permitted by sanctions. In respect of the vessels that previously called at Russia ports, the respective charterers of such vessels changed the trade routes that such vessels were employed on so that such vessels now call on other ports outside of Russia. All of these vessels remain fully employed under their respective time charter agreements and no charterer has requested the early redelivery of any of these vessels.
Although we believe that we are and have been in compliance with all applicable sanctions laws and regulations in 2022, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and the scope of such sanctions may change quickly and without notice. Any such violation could result in reputational damages, fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us.
Our business is affected by macroeconomic conditions, including rising inflation, interest rates, market volatility, economic uncertainty and supply chain constraints.
Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and overall economic conditions and uncertainties such as those resulting from the current and future conditions in the global financial markets. For instance, inflation has negatively impacted us by increasing our labor costs, through higher wages and higher interest rates, and operating costs. Supply chain constraints have led to higher inflation, which if sustained could have a negative impact on our product development and operations. If inflation or other factors were to significantly increase, our business operations may be negatively affected.
We are exposed to significant changes in interest rates. Any changes in interest rates will directly affect the cost of our financings which are not on fixed interest rates or refinancing as well as its returns on investments. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the operation of our business and our ability to raise capital on favorable terms, or at all, in order to fund our operations.
Increased inflation, including rising prices for items, such as fuel, parts and components, freight, packaging, supplies, labor and energy increases the Company’s operating costs. The Company does not currently use financial derivatives to hedge against volatility in commodity prices. The Company uses market prices for materials, fuel, parts and components. The Company may be unable to pass these rising costs onto its customers. To mitigate this exposure, the Company attempts to include cost escalation clauses in its longer-term marine transportation contracts whereby certain costs, including fuel, can largely be passed through to its customers. Results of operations and margin performance can be negatively affected if the Company is unable to mitigate the impact of these cost increases through contractual means and is unable to increase prices to sufficiently offset the effect of these cost increases.
Any failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, contract terminations and an adverse effect on our business, results of operations and financial condition.
We expect our managed vessels to operate in a number of countries, such as China, Brazil, Singapore and in some developing economies, including countries known to have a reputation for corruption, which can involve inherent risks associated with fraud, bribery and corruption and where strict compliance with anti-corruption laws may conflict with local customs and practices. As a result, we may be subject to risks under the U.S. Foreign Corrupt Practices Act, as amended, or the FCPA, the U.K. Bribery Act 2010, the Bermuda Bribery Act 2016 and similar laws in other jurisdictions that generally prohibit companies and their intermediaries from making, offering or authorizing improper payments to government officials for the purpose of obtaining or retaining business.
We are committed to doing business in accordance with applicable anti-corruption laws and have policies and procedures, including a code of business conduct and ethics, which are designed to promote legal and regulatory compliance with such laws and regulations. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. Our customers in relevant jurisdictions could seek to impose penalties or take other actions adverse to our interests. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our contracted senior management.
Natural or man-made disasters and other similar events may significantly disrupt our business and could have an adverse effect on our business, results of operations and financial condition.
Natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters, terrorist attacks or other criminal activities or acts of crew malfeasance, may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our managed vessels or disruption of or reduced demand for shipping could have a material adverse impact on our business, results of operations and financial condition. In addition, we may not carry business insurance sufficient to compensate for losses that may occur.
Acts of piracy on ocean-going vessels may have an adverse effect on our business, results of operations and financial condition.
Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Strait of Malacca, Arabian Sea, Red Sea, the Indian Ocean, the Gulf of Aden off the coast of Somalia, Sulu Sea, Celebes Sea and in the Gulf of Guinea. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, in the Gulf of Guinea and the Strait of Malacca, with dry bulk vessels particularly vulnerable to such attacks. Although the frequency of sea piracy worldwide has generally decreased since 2013, sea piracy incidents continue to occur, with dry bulk vessels particularly vulnerable to such attacks. Acts of piracy could result in harm or danger to the crews that man our managed vessels. If these piracy attacks result in regions in which our managed vessels are deployed being characterized as “war risk” zones by insurers or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing on-board security guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. Although we plan to obtain insurance to cover risks associated with piracy acts, we may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention or hijacking as a result of an act of piracy against our managed vessels, or an increase in cost, or unavailability, of insurance for our managed vessels, could have a material adverse effect on our business, results of operations and financial condition.
The smuggling of drugs or other contraband onto our managed vessels may lead to governmental claims against us.
We expect that our managed vessels will call on ports where smugglers may attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our managed vessels are found with drugs or contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations and financial condition.
Maritime claimants could arrest or attach one or more of our managed vessels, which could interrupt our cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by “arresting” or “attaching” a vessel through judicial or foreclosure proceedings.
This could require the payment of a large sum of money to have the arrest or attachment lifted and prevent the operation of the vessel until that payment is made. Accordingly, the arrest or attachment of one or more of our managed vessels could interrupt the cash flows of the charterer and/or our cash flow and have an adverse effect on our business, results of operations and financial condition. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one vessel in our pool for claims relating to another vessels with the same owner.
Governments could requisition our managed vessels during a period of war or emergency, which could negatively impact our business, results of operations and financial condition.
A government could requisition one or more of our managed vessels for title or for hire and any such requisition could interrupt our cash flow and operations. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Government requisition of one or more of our managed vessels may negatively impact our business, results of operations and financial condition, and reduce the amount of cash we may have available for distribution as dividends to our shareholders, if any such dividends are declared.
The announcement and pendency of the Business Combination could adversely affect Heidmar’s business, cash flows, financial condition or results of operations.
The announcement and pendency of the Business Combination could cause disruptions in and create uncertainty surrounding Heidmar’s business, including with respect to Heidmar’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Heidmar’s business, cash flows, financial condition or results of operations, irrespective of whether the Business Combination is completed. The business relationships of Heidmar may be subject to disruption as customers, suppliers and other persons with whom Heidmar has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
Risks Related to Being a Public Company
There can be no assurance that Holdings Common Shares will be approved for listing on Nasdaq or any other national securities exchange, or that Holdings will be able to comply with the continued listing standards of Nasdaq or any other national securities exchange.
In connection with the Closing, Holdings intends to list the Holdings Common Shares and Holdings Warrants on Nasdaq or another national securities exchange under the symbols “HMR” and “HMRW,” respectively. Holdings’ continued eligibility for listing may depend on the number of Home Plate’s shares that are redeemed. If, after the Business Combination, Nasdaq delists Holdings’ shares from trading on its exchange for failure to meet the listing standards and Holdings is not able to list such securities on another national securities exchange, Holdings expects such securities could be quoted on an over-the-counter market. If this were to occur, Holdings and its shareholders could face significant material adverse consequences including:
•	a limited availability of market quotations for Holdings’ securities;
•	reduced liquidity of market quotations for Holdings’ securities;
•
a determination that the Holdings Common Shares are “penny stock” which would require brokers trading the Holdings Common Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Holdings Common Shares;

•	a limited amount of news and analyst coverage for Holdings; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
Holdings is an emerging growth company and will therefore be subject to reduced reporting requirements that may make the Holdings Common Shares less attractive to investors.
Following the consummation of the Business Combination, Holdings will be an emerging growth company, as defined in the JOBS Act. For as long as Holdings continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, an emerging growth company’s auditor is exempt from the requirement to communicate critical audit matters in the auditor’s report. Holdings will remain an emerging growth company until the earlier of (i)(x) the date following the fifth anniversary of the effective date of the registration statement of which this proxy statement/prospectus is a part, (y) the date on which Holdings has total annual gross revenue of at least $1.235 billion or (z) the date on which Holdings is deemed to be a large accelerated filer, which means the market value of Holdings Common Shares held by non-affiliates exceeds $700.0 million as of the last business day of Holdings’ prior second fiscal quarter, and (ii) the date on which Holdings has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Holdings has elected to avail itself of this exemption from new or revised accounting standards and, therefore, Holdings will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Holdings cannot predict if investors will find Holdings Common Shares less attractive because Holdings may rely on these exemptions. If some investors find the Holdings Common Shares less attractive as a result, there may be a less active trading market for the Holdings Common Shares and its market price may be more volatile.
Holdings will be a “controlled company” within the meaning of the NASDAQ rules and will be exempt from certain corporate governance requirements as a result.
Immediately following the completion of the Business Combination, the Heidmar Shareholders, who are not U.S. persons, will control a majority of the voting power of the outstanding Holdings Common Shares.

As a result, Holdings will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•	the requirement that a majority of the Holdings Board consist of “independent directors” as defined under the rules of NASDAQ;
•	the requirement that the Holdings Board form a compensation committee composed of at least two independent directors with a written charter addressing the committee’s responsibilities; and
•
the requirement that nominees of the Holdings Board be selected by either (a) independent directors constituting a majority of the Holdings Board’s independent directors or (b) a nominations committee comprised solely of independent directors.

Following the Business Combination, Holdings intends to utilize some or all of these exemptions. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NASDAQ.
Holdings is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it is exempt from certain provisions applicable to domestic public companies in the United States.
Because Holdings is a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
Holdings will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Holdings intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Holdings is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.
As a foreign private issuer, and as permitted by the listing requirements of the Nasdaq, Holdings will follow certain home country governance practices rather than the corporate governance requirements of the Nasdaq.
As a foreign private issuer, Holdings will have the option to follow certain home country corporate governance practices rather than those of the Nasdaq, provided that Holdings discloses the requirements it is not following and describe the home country practices it is following. Holdings intends to rely on this “foreign private issuer exemption” with respect to Nasdaq rules requiring shareholder approval. Holdings may in the future elect to follow home country practices with regard to other matters. As a result, Holdings’ shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
Holdings may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, Holdings will be a foreign private issuer, and therefore, Holdings will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Holdings on June 30, 2023. In the future, Holdings would lose its foreign private issuer status if (1) more than 50% of Holdings’ outstanding voting securities are owned by U.S. residents and (2) a majority of Holdings’ directors or executive officers are U.S. citizens or residents, or Holdings fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Holdings loses its foreign private issuer status, Holdings would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Holdings would also have to mandatorily comply with U.S. federal proxy requirements, and Holdings’ officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Holdings will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Holdings would incur significant additional legal, accounting and other expenses that Holdings will not incur as a foreign private issuer.
The requirements of being a public company may strain Holdings’ resources, divert Holdings management’s attention and affect Holdings’ ability to attract and retain qualified board members.
Holdings will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ listing requirements and other applicable securities rules and regulations. As such, Holdings will incur additional legal, accounting and other expenses following the completion of the Business Combination. These expenses may increase even more once Holdings no longer qualifies as an “emerging growth company.” The Exchange Act requires, among other things, that Holdings file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that Holdings maintains effective disclosure controls and procedures and internal control over financial reporting. Holdings may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.
Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Holdings expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Holdings is currently unable to estimate these costs with any degree of certainty.
Many members of Holdings’ management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Holdings’ management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent Holdings from improving its business, financial condition and results of operations. Furthermore, Holdings expects these rules and regulations to make it more difficult and more expensive for Holdings to obtain director and officer liability insurance, and consequently Holdings may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for Holdings to attract and retain qualified members of its board of directors, particularly to serve on Holdings’ finance and audit committee and nomination and compensation committee, and to attract and retain qualified executive officers.
As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Holdings’ business and financial condition will become more visible, which Holdings believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Holdings’ business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in Holdings’ favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on its business, financial condition, results of operations, prospects and reputation.
Holdings’ failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Closing could have a material adverse effect on its business.
Heidmar is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the Closing, Holdings will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Heidmar as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Holdings is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
Risks Related to the Holdings Common Shares
Upon completion of the Business Combination, Home Plate stockholders will become Holdings shareholders, holders of Home Plate Warrants will become holders of Holdings Warrants and the market price for the Holdings Common Shares may be affected by factors different from those that historically have affected Home Plate.
Upon completion of the Business Combination, Home Plate stockholders will become Holdings shareholders and holders of Home Plate Warrants will become holders of Holdings Warrants, which may be exercised to acquire Holdings Common Shares. Holdings’ business differs from that of Home Plate, and, accordingly, the results of operations of Holdings will be affected by some factors that are different from those currently affecting the results of operations of Home Plate. Home Plate is a special purpose acquisition company incorporated in Delaware that is not engaged in any operating activity, directly or indirectly. Holdings is a holding company incorporated in the Marshall Islands, and, after the consummation of the Business Combination, its subsidiaries would be engaged in tanker pooling, commercial and asset management, and time charters. Holdings’ business and results of operations will be affected by operating, industry and regional risks to which Home Plate was not exposed. For a discussion of the future business of Holdings currently conducted and proposed to be conducted by Heidmar, see “Business of Heidmar and Certain Information About Heidmar.”
Securities of companies such as Holdings formed through business combinations with special purpose acquisition companies may experience a material decline in price relative to the share price of the Public Shares prior to the business combination.
As with most special purpose acquisition companies’ initial public offerings in recent years, Home Plate issued Home Plate Public Units for $10.00 per unit upon the closing of its IPO. As with other special purpose acquisition companies, the $10.00 per unit price of Home Plate Public Units reflected each unit, consisting in part, of one share of Home Plate Class A Common Stock having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the Closing. Following the Closing, the shares outstanding will no longer have any such Redemption Right and may be dependent upon the fundamental value of Holdings, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.
Future sales of Holdings Common Shares, including resales by Heidmar shareholders and other significant shareholders, may cause the market price of the Holdings Common Shares to drop significantly, even if Holdings’ business is doing well.
Under the Business Combination Agreement, certain Heidmar Shareholders will receive, among other things, Holdings Common Shares (approximately   % of which will be eligible for sale immediately after the consummation of the Business Combination), assuming no further redemption of the Public Shares. Pursuant to the Lock-Up Agreement, certain Heidmar Shareholders will be restricted from selling Holdings Common Shares for a period of one year following the Closing (subject to certain early release provisions).
Upon expiration or waiver of the lock-up period, the Heidmar Shareholders and certain other significant shareholders of Holdings may sell large amounts of Holdings Common Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in, or putting significant downward pressure on, the price of Holdings Common Shares. If Holdings’ shareholders sell, or the market perceives that Holdings’ shareholders intend to sell, substantial amounts of the Holdings’ securities in the public market, the market price of Holdings’ securities could decline. See “Shares Eligible for Future Resale.”
In addition, Holdings could seek to issue new Holdings Common Shares for sale or as consideration for an acquisition, which could also cause the market price of Holdings Common Shares to decline or impair Holdings’ ability to raise capital through a future sale of, or pay for acquisitions using, Holdings’ equity securities.

The future exercise of registration rights may adversely affect the market price of Holdings’ securities.
The holders of the Home Plate Founder Shares will be entitled to registration rights pursuant to a registration rights agreement to be entered into in connection with the Transactions. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Home Plate’s consummation of a business combination. The presence of these additional Holdings Common Shares trading in the public market may have an adverse effect on the market price of Holdings’ securities.
The market price of Holdings Common Shares may be volatile, and you may lose all or part of your investment.
Immediately following completion of the Business Combination and the other Transactions, Holdings will have 28,657,935 Holdings Common Shares, assuming no further redemptions or 26,385,000 Holdings Common Shares assuming maximum redemptions, outstanding, and outstanding warrants exercisable into 17,600,000 Holdings Common Shares. Of these, only 2,682,935 Holdings Common Shares, assuming no further redemptions, or 410,000 Holdings Common Shares, assuming maximum redemptions, will be freely tradable without restriction. Sales by Holdings or Holdings’ shareholders of a substantial number of Common Shares, the issuance of Common Shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of the Common Shares to decline or could impair Holdings’ ability to raise capital through a future sale of, or pay for acquisitions using, Holdings’ equity securities.
The market price of the Holdings Common Shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in Holdings’ share price may include, among other factors discussed in this section, the following:
•	actual or anticipated fluctuations in Holdings’ results of operations;
•	variance in Holdings’ financial performance from the expectations of market analysts or others;
•	announcements by Holdings or Holdings’ competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;
•	Holdings’ involvement in litigation;
•	Holdings’ sale of Holdings Common Shares or other securities in the future;
•	market conditions in Holdings’ industry;
•	changes in key personnel;
•	the trading volume of Holdings’ Class A Shares;
•	changes in the estimation of the future size and growth rate of Holdings’ markets; and
•	general economic and market conditions.
In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the Holdings Common Shares, regardless of Holdings’ operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If Holdings was involved in any similar litigation, Holdings could incur substantial costs and Holdings’ management’s attention and resources could be diverted.
Volatility in Holdings’ share price could subject Holdings to securities class action litigation.
The market price of the Holdings Common Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Holdings may be the target of this type of litigation and investigations. Securities litigation against Holdings could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Holdings’ business.
An active trading market for the Holdings Common Shares may not be sustained to provide adequate liquidity.
An active trading market may not be sustained for Holdings Common Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair Holdings’ ability to raise capital by selling Holdings Common Shares and may impair Holdings’ ability to acquire other companies by using Holdings’ shares as consideration.

Holdings’ ability to pay its planned dividends is subject to limitations and risks that could cause those dividends to be lower than expected or to not be paid at all.
Holdings has never declared or paid any dividends on the Holdings Common Shares. Beginning after the Closing, Holdings intends to pay cash dividends of $0.30 per share per year. The payment of these dividends will be subject to certain limitations and qualifications including that:
•
Holdings intends to pay any such dividends, from its operating surplus, in amounts that allow Holdings to retain a portion of its cash to fund its expansion, for debt repayment and for other corporate purposes, as determined by Holdings’ management and board of directors;

•	the declaration and payment of dividends will be subject at all times to the discretion of the Holdings Board;
•
the timing and amount of dividends will depend on Holdings’ earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors; and

•
Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent, or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net income for the fiscal year in which the dividend is declared, and for the preceding fiscal year.

In addition, Holdings’ ability to pay any dividends are subject to and can be diminished by the risks set forth in this “Risk Factors” section, any of which could result in Holdings being unable to pay its expected dividends or any dividends at all. If Holdings fails to pay dividends at the expected rate, the value of Holdings Common Shares will decrease, and you could lose some or all of your investment.
Please see the section entitled “Price Range of Securities and Dividends—Holdings” for a description of Holdings’ dividend policy.
Investors may suffer adverse tax consequences in connection with the acquisition, ownership and disposal of the Holdings Common Shares and/or Holdings Public Warrants.
The tax consequences in connection with the acquisition, ownership and disposal of the Holdings Common Shares and/or Holdings Warrants may differ from the tax consequences in connection with the acquisition, ownership and disposal of securities in another entity and may also differ depending on such an investor’s respective circumstances including, without limitation, where such an investor is a tax resident. Any such tax consequences could be materially adverse to such an investor and therefore, such an investor should seek its own tax advice in respect of the tax consequences in connection with the acquisition, ownership and disposal of the Holdings Common Shares and/or Holdings Warrants.
The number of issued Holdings Common Shares, additional issues of Holdings Common Shares and outstanding Holdings Warrants may fluctuate substantially, which could lead to adverse tax consequences for the holders thereof.
It may be that the number of issued and outstanding Holdings Common Shares and outstanding Holdings Warrants fluctuates substantially. This may have an impact on interests and certain thresholds that are relevant for investors’ tax purposes and positions, also dependent on their respective circumstances. The potential tax consequences in this regard could potentially be material, and therefore, investors should seek their own tax advice with respect to the tax consequences in connection with the acquisition, ownership and disposal of the Holdings Common Shares and/or Holdings Warrants.
If securities or industry analysts do not publish research or reports about Holdings’ business, or if they issue an adverse or misleading opinion regarding Holdings Common Shares, the market price and trading volume of Holdings Common Shares could decline.
The trading market for Holdings Common Shares will be influenced by the research and reports that industry or securities analysts publish about Holdings or Holdings’ business. Holdings does not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of Holdings, the trading price for Holdings Common Shares would be negatively impacted. In the event

Holdings obtains securities or industry analyst coverage, if any of the analysts who cover Holdings issue an adverse or misleading opinion regarding Holdings, Holdings’ business model, Holdings’ intellectual property or Holdings’ stock performance, or if Holdings’ results of operations fail to meet the expectations of analysts, Holdings’ stock price would likely decline. If one or more of these analysts cease coverage of Holdings or fail to publish reports on Holdings regularly, Holdings could lose visibility in the financial markets, which in turn could cause Holdings’ stock price or trading volume to decline.
If you invest in Holdings Common Shares, you will experience immediate and substantial dilution in the net tangible book value of your investment as you will pay more for your Holdings Common Shares than the amounts paid by Holdings’ existing owners.
The initial public offering price of $10.00 per Home Plate Public Unit will be substantially higher than Holdings’ as adjusted net tangible book (deficit) per share immediately after the consummation of the Business Combination. Assuming you paid the Home Plate initial public offering price of $10.00 per unit, you would incur immediate and substantial dilution in an amount of $   per Holdings Common Share.
Holdings Warrants will become exercisable for Holdings Common Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.
Holdings Warrants to purchase an aggregate of     Holdings Common Shares will become exercisable in accordance with the terms of the agreement governing those securities. Assuming the Business Combination closes, these warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share.
To the extent holders exercise those warrants, we will issue additional Holdings Common Shares, and this would result in dilution to the holders of Holdings Common Shares and increase the number of Holdings Common Shares eligible for resale in the public market. Sales of substantial numbers of Holdings Common Shares in the public market or the fact that those warrants may be exercised could adversely affect the market price of Holdings Common Shares. However, there is no guarantee that the Holdings Warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless.
Holdings may redeem outstanding Holdings Warrants prior to their exercise at a time that may be disadvantageous to the holder of such warrants, thereby making such Holdings Warrants worthless.
Holdings will have the ability to redeem unexpired Holdings Warrants issued as part of the assumption of Home Plate Warrants by Holdings in connection with the Business Combination at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Holdings Warrant, provided that the last reported sales price of Holdings Common Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date Holdings sends the notice of redemption to Holdings Warrant holders and provided certain other conditions are met. If Holdings calls the Holdings Warrants for redemption as described above, Holdings management will have the option to require all holders that wish to exercise Holdings Warrants to do so on a “cashless basis.” If and when the Holdings Warrants become redeemable by Holdings, Holdings may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Holdings may redeem the Holdings Warrants as set forth above even if the holders are otherwise unable to exercise the Holdings Warrants. Redemption of the outstanding Holdings Warrants could force you (i) to exercise your Holdings Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdings Warrants at the then-current market price when you might otherwise wish to hold your Holdings Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Holdings Warrants are called for redemption, Holdings expects would be substantially less than the market value of your Holdings Warrants. None of the Home Plate Private Warrants will be redeemable by Holdings so long as they are held by the Sponsor or its permitted transferees.
In addition, Holdings has the ability to redeem outstanding Holdings Warrants when the Holdings Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Holdings Warrants prior to redemption for a number of Holdings Common Shares determined based on the redemption date and the fair market value of Holdings Common Shares as set forth in “Description of Holdings Securities” and provided certain other conditions are met. Holdings would redeem the Holdings Warrants in this manner when Holdings believes it is in Holdings’ best interest to update its capital structure to remove the

Holdings Warrants and pay fair market value to the Holdings Warrant holders. If Holdings chooses to redeem the Holdings Warrants when the Holdings Common Shares are trading at a price below the exercise price of the Holdings Warrants, this could result in the Holdings Warrant holders receiving fewer Holdings Common Shares than they would have received if they had chosen to wait to exercise their Holdings Warrants for Holdings Common Shares if and when the Holdings Common Shares trade at a price higher than the exercise price of $11.50. In addition, such redemption may occur at a time when the Holdings Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Holdings Common Shares had your Holdings Warrants remained outstanding. Finally, this redemption feature provides a ceiling to the value of your Home Plate Warrants since it locks in the redemption price in the number of Holdings Common Shares to be received if Holdings chooses to redeem the Holdings Warrants for Holdings Common Shares.
Investor confidence and the market price of Holdings’ shares may be adversely impacted if Holdings’ management is unable to establish and maintain an effective system of internal control over financial reporting.
Holdings will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC, following the completion of the Business Combination. The SEC, as directed by Section 404 of the U.S. Sarbanes-Oxley Act of 2002, adopted rules requiring public companies, including Holdings following the completion of the Business Combination, to include a report of management of their internal control structure and procedures for financial reporting in their annual reports on Form 10-K or Form 20-F, as the case may be, that contain an assessment by management of the effectiveness of their internal controls over financial reporting. These requirements will first apply to Holdings’ annual report on Form 20-F for the fiscal year ending on December 31, 2024. In addition, independent registered public accountants of these public companies must report on the effectiveness of such internal controls over financial reporting after a company loses emerging growth company status and has met accelerated filer status. Holdings’ management may not conclude that its internal controls over financial reporting are effective. Moreover, even if Holdings’ management does conclude that its internal controls over financial reporting are effective, if its independent registered public accountants are not satisfied with its internal control structure and procedures, the level at which its internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from Holdings’ management, they may not concur with its management's assessment or may not issue a report that is unqualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of Holdings’ financial statements, which could lead to a decline in the market price of its shares. We believe the total cost of Holdings’ initial compliance and the future ongoing costs of complying with these requirements may be substantial.
Currently, there is no public market for the Holdings Common Shares. Home Plate stockholders cannot be sure that an active trading market will develop for or of the market price of the Holdings Common Shares they will receive or that Holdings will successfully obtain authorization for listing on the NASDAQ.
As part of the Business Combination, each Public Share of Home Plate will be converted into the right to receive one Holdings Common Share. Holdings is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. Home Plate and Holdings have agreed to cause the Holdings Common Shares to be issued in the Business Combination to be approved for listing on the Nasdaq prior to the effective time of the Business Combination. However, the listing of shares on the NASDAQ does not ensure that a market for the Holdings Common Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of the Holdings Common Shares following the Closing and the Holdings Common Shares may trade at a price less than the current market price of the Home Plate Shares.
Even if Holdings is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their common shares. If a public market for the Holdings Common Shares does not develop, investors may not be able to re-sell their common shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Holdings cannot predict the extent to which investor interest in Holdings will lead to the development of an active, liquid trading market. The trading price of and demand for the Holdings Common Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for the Holdings Common Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Holdings, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for the Holdings Common Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the Holdings Common Shares. Many of these factors and conditions are beyond the control of Holdings or Holdings shareholders
Recent market volatility could impact the share price and trading volume of Holdings’ securities.
The trading market for Holdings’ securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Holdings Common Shares.
A possible “short squeeze” due to a sudden increase in demand of Holdings Common Shares that largely exceeds supply may lead to price volatility in Holdings Common Shares. Investors may purchase Holdings Common Shares to hedge existing exposure or to speculate on the price of the Holdings Common Shares. Speculation on the price of Holdings Common Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Holdings Common Shares available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase Holdings Common Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the Holdings Common Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in the Holdings Common Shares that are not directly correlated to the operating performance of Holdings.
A significant portion of Holdings’ total outstanding Holdings Common Shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Holdings Common Shares to drop significantly, even if Holdings’ business is doing well.
Sales of a substantial number of Holdings Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Holdings Common Shares.
Holdings may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Holdings Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Since the completion of the IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.
Since the completion of the IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2022, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of the Home Plate Class A Common Stock following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.
If the Holdings Common Shares or the Holdings Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the Holdings Common Shares or the Holdings Warrants may be disrupted.
The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Holdings expects that Holdings Common Shares or the Holdings Warrants will be eligible for deposit and clearing within the DTC system. Holdings expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the Holdings Common Shares or the Holdings Warrants. Holdings expects these actions, among others, will result in DTC agreeing to accept the Holdings Common Shares or the Holdings Warrants for deposit and clearing within its facilities.
DTC is not obligated to accept Holdings Common Shares or the Holdings Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept Holdings Common Shares or the Holdings Warrants, it will generally have discretion to cease to act as a depository and clearing agency for Holdings Common Shares or the Holdings Warrants.
If DTC determines at any time after the completion of the transactions and the listing that the Holdings Common Shares or the Holdings Warrants were not eligible for continued deposit and clearance within its facilities, then Holdings believes the Holdings Common Shares or the Holdings Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While Holdings would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of the Holdings Common Shares or the Holdings Warrants.
Risks Related to Home Plate
Home Plate does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Home Plate to complete the Business Combination even if a substantial majority of Home Plate’s stockholders do not agree.
The Home Plate Charter does not provide a specified maximum redemption threshold, except that Home Plate will only redeem its Public Shares so long as (after such redemption) Home Plate’s net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (so that Home Plate does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to such business combination. As a result, Home Plate may be able to complete the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares of Home Plate Class A Common Stock. In the event the aggregate cash consideration Home Plate would be required to pay for all shares of Home Plate Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to Home Plate, Home Plate will not complete the Business Combination or redeem any shares, all shares of Home Plate Class A Common Stock submitted for redemption will be returned to the holders thereof, and Home Plate instead may search for an alternate business combination. However, the closing of the Business Combination will be subject to the satisfaction or waiver by Heidmar of the Available Closing Cash Amount being no less than $40,000,000 as set forth in the Business Combination Agreement. See “—The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.”
The holders of Home Plate Class A Common Stock, other than the Home Plate Initial Stockholders, who elect to have their shares redeemed may nevertheless keep their Home Plate Warrants, which will result in additional dilution to non-redeeming stockholders upon the exercise of such warrants.
The redemption of shares by holders of Home Plate Class A Common Stock does not require that such holders also redeem Home Plate Warrants they hold. As a result, such holders may retain the option value embedded in such Home Plate Warrants once assumed as Holdings Warrants even if they do not retain the risk of holding Holdings Common Shares. Exercises of such Holdings Warrants will result in dilution to shareholders of Holdings even though Holdings did not receive the benefit of the Trust Account funds associated with the corresponding Home Plate Class A Common Stock. Assuming, as discussed under “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation,” that    shares of Home Plate Class A Common Stock are redeemed for their pro rata share of the cash in the Trust Account (assuming the maximum amount that can be redeemed while also satisfying the closing condition for the Available Closing Cash Amount), the Home Plate Warrants held by persons whose shares were redeemed (assuming the holder of such shares also held one-half of a Home Plate Redeemable Warrant per share) would have had an aggregate market value of approximately $    based on the closing price of the Home Plate Redeemable Warrants of $    on Nasdaq on    , 2023.

Having a minority share position in Holdings following the Business Combination may reduce the influence that Home Plate’s current stockholders have on the management of Holdings.
It is anticipated that, immediately following the Business Combination and related transactions on a fully diluted basis, (1) Public Stockholders will own approximately   % of the outstanding Holdings Common Shares, (2) Heidmar holders will own approximately   % of the outstanding Holdings Common Shares, and (3) the holders of Founder Shares will collectively own approximately   % of the outstanding Holdings Common Shares. These percentages assume (i) that no Public Stockholders exercise their redemption rights in connection with the Business Combination and (ii) that Heidmar issues an aggregate of    Holdings Common Shares pursuant to the Business Combination.
If the Business Combination is not completed, potential alternative target businesses may have leverage over Home Plate in negotiating an initial business combination and Home Plate’s ability to conduct due diligence on an initial business combination as Home Plate approaches its dissolution deadline may decrease, which could undermine Home Plate’s ability to complete an initial business combination on terms that would produce value for Home Plate’s stockholders.
If the Business Combination is not completed, any potential target business with which Home Plate enters into negotiations concerning a business combination will be aware that Home Plate must complete our initial business combination on or before October 4, 2023. Consequently, a potential target may obtain leverage over Home Plate in negotiating a business combination, knowing that Home Plate may be unable to complete a business combination with another target business by October 4, 2023 (or such later date as may be approved by Home Plate’s stockholders). This risk will increase as Home Plate gets closer to the time frame described above. In addition, Home Plate may have limited time to conduct due diligence and may enter into its initial business combination on terms that Home Plate would have rejected upon a more comprehensive investigation.
The Home Plate Initial Stockholders will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.
The Home Plate Initial Stockholders have invested in Home Plate an aggregate of $6,619,130, comprised of the $19,130 purchase price for 3,240,000 Home Plate Founder Shares (after giving effect to the sale by Sponsor of an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors at their original purchase price of approximately $0.004 per share and after giving effect to those certain non-redemption agreements entered into by and among Home Plate, the Sponsor and certain shareholders of Home Plate on March 29, 2023, whereby immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements, the Sponsor has agreed to transfer an aggregate of 410,000 Home Plate Shares owned by the Sponsor to those certain stockholders) and the $6,600,000 purchase price for the Home Plate Private Warrants. Assuming a trading price of $    per share on Nasdaq on    , 2023, the reported closing price of Home Plate Class A Common Stock on the most recent practicable date prior to the date of this proxy statement/prospectus, upon consummation of the Business Combination, the 3,240,000 Home Plate Founder Shares would have an aggregate implied value of $   . Even if the trading price of the shares of Holdings Common Shares were as low as $2.00 per share, and the Home Plate Private Warrants are worthless, the value of the Home Plate Founder Shares would be almost equal to the Home Plate Initial Stockholders’ initial investment in Home Plate. As a result, the Home Plate Initial Stockholders are likely to be able to make a substantial profit on their investment in Home Plate. On the other hand, if Home Plate liquidates without completing a business combination, the Home Plate Initial Stockholders will likely lose their entire investment in Home Plate. Accordingly, the Home Plate Initial Stockholders will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.
Home Plate stockholders will not be entitled to appraisal rights in connection with the Business Combination.
Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Home Plate stockholders are not entitled to appraisal rights in connection with the Business Combination.

Termination of the Business Combination Agreement could negatively impact Home Plate.
If the Business Combination is not consummated for any reason, including as a result of the Home Plate’s stockholders declining to approve the Proposals required to effect the Business Combination, the ongoing business of Home Plate may be adversely impacted and, without realizing any of the anticipated benefits of the consummation of the Business Combination, Home Plate would be subject to a number of risks, including the following:
•
Home Plate may experience negative reactions from the financial markets, including negative impacts on the stock price of Home Plate Shares, including to the extent that the current market price reflects a market assumption that the Business Combination will be consummated;

•	Home Plate will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is consummated; and
•
since the Business Combination Agreement restricts the conduct of Home Plate’s business prior to consummation of the Business Combination, Home Plate may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the Home Plate Board seeks another business combination, Home Plate’s stockholders cannot be certain that Home Plate will be able to find another target business or that such other business combination will be consummated.
Because of Home Plate’s limited resources and the significant competition for business combination opportunities, if the Business Combination is not completed, it may be more difficult for Home Plate to complete its initial business combination. If Home Plate has not consummated its initial business combination within the required time period, the Public Stockholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the redemption of their shares.
Home Plate has encountered, and expects to continue to encounter, intense competition from other entities having a business objective similar to Home Plate’s, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses Home Plate intends to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than Home Plate does and Home Plate’s financial resources will be relatively limited when contrasted with those of many of these competitors. Additionally, the number of blank check companies looking for business combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing business combinations. While Home Plate management believes there are numerous target businesses Home Plate could potentially acquire should the Business Combination fail, with the net proceeds of the IPO and the sale of the Home Plate Private Warrants, Home Plate’s ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by Home Plate’s available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, Home Plate is obligated to offer holders of the Public Shares the right to redeem their shares for cash at the time of Home Plate’s initial business combination in conjunction with a stockholder vote or via a tender offer. Target companies will be aware that this may reduce the resources available to Home Plate for Home Plate’s initial business combination. Any of these obligations may place Home Plate at a competitive disadvantage in successfully negotiating a business combination. If Home Plate has not consummated its initial business combination within the required time period, the Public Stockholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our Trust Account.
If third parties bring claims against Home Plate, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.
Home Plate’s placing of funds in the Trust Account may not protect those funds from third-party claims against Home Plate. Although Home Plate has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with Home Plate waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Home Plate’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Home Plate’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver only if Home Plate management believes that such third party’s engagement would be significantly more beneficial to it than other alternatives considered by Home Plate management. Making such a request of potential target businesses may make Home Plate’s acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Home Plate might pursue.
Examples of possible instances where Home Plate may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Home Plate and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Home Plate has not completed its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Home Plate will be required to provide for payment of claims of creditors that were not waived that may be brought against Home Plate within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Home Plate if and to the extent any claims by a third party (except for Home Plate’s independent registered public accounting firm) for services rendered or products sold to Home Plate, or by a prospective target business with which Home Plate has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Home Plate’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Home Plate has not independently verified whether the Sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Home Plate. Home Plate has not asked the Sponsor to reserve for such indemnification obligations. Therefore, Home Plate cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Home Plate’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Home Plate may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per Public Share in connection with any redemption of their Public Shares. None of Home Plate’s officers will indemnify Home Plate for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Home Plate’s stockholders may be held liable for claims by third parties against Home Plate to the extent of distributions received by them upon redemption of their Public Shares.
If Home Plate is forced to enter into an insolvent liquidation, any distributions received by Home Plate stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Home Plate was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Home Plate stockholders. Furthermore, Home Plate’s directors may be viewed as having breached their fiduciary duties under the DGCL to Home Plate or Home Plate’s creditors or may have acted in bad faith, and thereby exposing themselves and Home Plate to claims, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Home Plate cannot assure you that claims will not be brought against Home Plate for these reasons.

Home Plate’s independent directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Home Plate’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Home Plate currently expects that its independent directors would take legal action on Home Plate’s behalf against the Sponsor to enforce its indemnification obligations to Home Plate, it is possible that Home Plate’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Home Plate’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per share.
Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Home Plate Redeemable Warrants, potentially at a loss.
Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) the consummation of Home Plate’s initial business combination, and then only in connection with those shares of Home Plate Class A Common Stock that such Public Stockholder elected to redeem, subject to the limitations described herein, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend Home Plate’s Charter (i) to modify the substance or timing of Home Plate’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the Public Shares if Home Plate does not complete its initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (c) the redemption of the Public Shares if Home Plate has not completed its initial business combination within 24 months from the closing of the IPO, subject to applicable law and as further described herein. In addition, if Home Plate has not completed an initial business combination within the allocated time period for any reason, compliance with Delaware law may require that Home Plate submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Stockholders may be forced to wait beyond the end of such period before they receive funds from the Account. In no other circumstances will a Home Plate stockholder have any right or interest of any kind to the funds in the Trust Account. Holders of Home Plate Warrants will not have any right to the proceeds held in the Trust Account with respect to the Home Plate Warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their Public Shares or Home Plate Redeemable Warrants, potentially at a loss.
Home Plate Warrants are accounted for as liabilities (and the Holdings Warrants will be accounted for as liabilities following the Business Combination) and the changes in value of Home Plate Warrants (or the Holdings Warrants following the Business Combination) could have a material effect on Home Plate’s or Holdings’ financial results.
On April 12, 2021, the Staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Statement”). In light of the SEC Statement, Home Plate determined the Home Plate Warrants should be classified as derivative liabilities measured at fair value on Home Plate’s balance sheet, with any changes in fair value to be reported each period in earnings on Home Plate’s statement of operations. Following the Closing, Holdings Warrants will remain classified as a liability in accordance with GAAP and will continue to be recognized at fair value, with subsequent changes in fair value recognized in profit or loss, in accordance with GAAP. As a result of the recurring fair value measurement, Home Plate’s financial statements may fluctuate quarterly, based on factors, which are outside of Home Plate’s control. Due to the recurring fair value measurement, Home Plate expects that it will recognize non-cash gains or losses on the Home Plate Warrants each reporting period and that the amount of such gains or losses could be material.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Home Plate files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Home Plate’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Home Plate’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Home Plate’s stockholders in connection with Home Plate’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Stockholders, Home Plate files a bankruptcy petition or an involuntary bankruptcy petition is filed against Home Plate that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Home Plate’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Home Plate’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Home Plate’s stockholders in connection with Home Plate’s liquidation may be reduced.
If Home Plate is deemed to be an investment company under the Investment Company Act, Home Plate would be required to institute burdensome compliance requirements and Home Plate’s activities would be severely restricted and, as a result, may fail to satisfy a condition in the Business Combination Agreement and may be required to wind up, redeem and liquidate
On March 30, 2022, the SEC issued proposed rules relating to certain activities of SPACs (the “SPAC Rule Proposals”), relating to, among other things, circumstances in which special purpose acquisition companies (“SPACs”) could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete its initial business combination. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). Home Plate would then be required to complete its initial business combination no later than 24 months after the effective date of its IPO Registration Statement.
Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company that has not entered into a definitive agreement within 18 months after the effective date of its IPO Registration Statement or that may not complete its initial business combination within 24 months after such date. While Home Plate has entered into a definitive initial business combination agreement within 18 months after the effective date of its IPO Registration Statement, Home Plate may not complete its initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that Home Plate has been operating as an unregistered investment company.
Home Plate does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if Home Plate is deemed to be an investment company and subjected to comply with, and be regulated under, the Investment Company Act, Home Plate’s activities would be severely restricted and it would be subject to additional regulatory burdens and expenses for which Home Plate has not allotted funds. As a result, unless Home Plate is able to modify its activities so that Home Plate would not be deemed an investment company, Home Plate would expect to abandon its efforts to complete an initial business combination and, instead, liquidate.
If, after Home Plate distributes the proceeds in the Trust Account to the Public Stockholders, Home Plate files a bankruptcy petition or an involuntary bankruptcy petition is filed against Home Plate that is not dismissed, a bankruptcy court may seek to recover such proceeds, and members of the Home Plate Board may be viewed as having breached their fiduciary duties to creditors, thereby exposing the members of the Home Plate Board and Home Plate to claims of punitive damages.
If, after Home Plate distributes the proceeds in the Home Plate Trust Account to the Public Stockholders, Home Plate files a bankruptcy petition or an involuntary bankruptcy petition is filed against Home Plate that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Home Plate’s stockholders. In addition, the Home Plate Board may be viewed as having breached its fiduciary duty to Home Plate’s creditors and/or having acted in bad faith, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and Home Plate to claims of punitive damages.
The Home Plate Charter requires, to the fullest extent permitted by law, that derivative actions brought in Home Plate’s name, actions against Home Plate’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against Home Plate’s directors, officers, other employees or stockholders.
The Home Plate Charter requires, to the fullest extent permitted by law, that derivative actions brought in Home Plate’s name, actions against Home Plate’s directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Home Plate’s capital stock is deemed to have notice of and consented to the forum provisions in the Home Plate Charter. This choice of forum provision may make it more costly for a stockholder to bring a claim, and it may also limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Home Plate or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although Home Plate’s stockholders cannot waive Home Plate’s compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Home Plate Charter invalid, Home Plate may incur additional costs associated with resolving such action in other jurisdictions, which could harm Home Plate’s business, operating results and financial condition.
The Home Plate Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Risks Related to the Business Combination
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepare to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the bookbuilding process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with Home Plate transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.
Because Holdings will become a public reporting company by means other than a traditional underwritten initial public offering, Holdings’ shareholders may face additional risks and uncertainties.
Because Holdings will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the Holdings Common Shares, and, accordingly, Holdings’ shareholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the Holdings Common Shares, the Home Plate’s stockholders must rely on the information included in this proxy statement/prospectus. Although Home Plate performed a due diligence review and investigation of Heidmar in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in Holdings because it may not have uncovered facts that would be important to a potential investor.
In addition, because Holdings will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of Holdings. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of Holdings than they might if Holdings became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with Holdings as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Holdings Common Shares could have an adverse effect on Holdings’ ability to develop a liquid market for the Holdings Common Shares. See “—Risks Related to the Holdings Common Shares—If securities or industry analysts do not publish research or reports about Holdings, or publish negative reports, Holdings’ stock price and trading volume could decline.”
Heidmar’s financial forecasts, which were presented to the Home Plate Board and are included elsewhere in this proxy statement/prospectus relating to the Business Combination, may not prove accurate.
In connection with the Business Combination, Heidmar management presented certain forecasted financial information regarding Heidmar to the Home Plate Board, which was internally prepared and provided by Heidmar, and adjusted by Home Plate management to take into consideration the consummation of the Business Combination (assuming that no shares of Home Plate Class A Common Stock are elected to be redeemed by Home Plate stockholders in connection with the Business Combination), as well as certain adjustments that were appropriate in their judgment and experience. Home Plate and Holdings do not as a matter of course make public projections as to future sales, earnings, or other results. This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Heidmar’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Holdings. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information are cautioned not to place undue reliance on the prospective financial information.
Neither Heidmar's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The forecasts were based on numerous variables and assumptions known to Heidmar and Home Plate at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Heidmar or Home Plate. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Heidmar (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or as otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
Home Plate’s ability to successfully effect the Business Combination and Holdings’ ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Heidmar. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
Home Plate’s ability to successfully effect the Business Combination and Holdings’ ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Heidmar. Although Home Plate expect key personnel to remain with Holdings following the Business Combination, there can be no assurance that they will do so. It is possible that Heidmar will lose some key personnel, the loss of which could negatively impact the operations and profitability of Holdings. Furthermore, following the Closing, certain of the key personnel of Heidmar may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Holdings to have to expend time and resources helping them become familiar with such requirements.
Both Home Plate and Heidmar will incur significant transaction costs in connection with the Business Combination.
Each of Home Plate and Heidmar has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Home Plate and Heidmar may also incur additional costs to retain key employees. Home Plate and Heidmar will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the transactions. Some of these costs are payable regardless of whether the Business Combination is completed.
The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include but are not limited to: approval of the proposals required to effect the Business Combination by Home Plate stockholders, as well as receipt of requisite regulatory approval; absence of orders prohibiting completion of the Business Combination; effectiveness of the registration statement of which this proxy statement/prospectus is a part; approval of the Holdings Common Shares to be issued in connection with the Merger for listing on the NASDAQ; the Available Closing Cash Amount being at least $40,000,000; the accuracy of the representations and warranties by both parties; and the performance by both parties of their covenants and agreements related to the Business Combination. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Home Plate or Heidmar may elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement—Termination.”
Legal proceedings in connection with the Business Combination, the outcome of which are uncertain, could delay or prevent the completion of the Business Combination.
Lawsuits may be filed against Home Plate or its directors and officers in connection with the Business Combination. Defending such lawsuits could require Home Plate to incur significant costs and draw the attention of Home Plate’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect Holdings’ business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.

The Sponsor and Home Plate’s officers, directors and independent directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
The Sponsor and Home Plate’s officers, directors and independent directors have agreed to vote any Home Plate Shares held by them in favor of the Business Combination. Home Plate expects that the Sponsor, Home Plate’s officers, directors and independent directors (and their permitted transferees) will own at least approximately 50.2% of the outstanding Home Plate Shares at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Home Plate Founder Shares in accordance with the majority of the votes cast by the Public Stockholders.
Since the Sponsor and Home Plate’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Home Plate stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as its initial business combination. Such interests include that Sponsor will lose its entire investment in Home Plate if an initial business combination is not completed.
When you consider the recommendation of the Home Plate Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Home Plate’s directors and officers have interests in such proposal that are different from, or in addition to, those of the holders of Public Shares and Home Plate Redeemable Warrants generally. These interests include, among other things, the following:
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Prior to the IPO, the Sponsor purchased 5,750,000 Home Plate Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Up to 750,000 of these Home Plate Founder Shares were subject to forfeiture by the Sponsor if the underwriter’s over-allotment option was not exercised. The underwriter’s over-allotment option expired unused in November 2021 which resulted in 5,000,000 aggregate outstanding Home Plate Founder Shares. The Sponsor has transferred an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors and 100,000 Home Plate Founder Shares to its independent directors. The Sponsor has also agreed to transfer an aggregate of 410,000 Home Plate Founder Shares owned by the Sponsor to certain shareholders immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements. If Home Plate does not consummate a business combination by October 4, 2023, it will cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Home Plate Board, dissolving and liquidating, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such an event, the Home Plate Founder Shares collectively owned by the Sponsor and its transferees would be worthless because following the redemption of the Public Shares, Home Plate would likely have few, if any, net assets and because the Sponsor and Home Plate’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any Home Plate Class A Common Stock and Home Plate Class B Common Stock held by it or them, as applicable, if Home Plate fails to complete a business combination by October 4, 2023. Additionally, in such event, the 6,600,000 Home Plate Private Warrants purchased by the Sponsor simultaneously with the consummation of the IPO for an aggregate purchase price of $6,600,000 will also expire worthless. The 3,140,000 shares of Holdings Common Shares into which the 3,140,000 Home Plate Founder Shares held by the Sponsor will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of $    based upon the reported closing price of $    per Public Share on Nasdaq on    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The 6,600,000 Holdings Warrants into which the 6,600,000 Home Plate Private Warrants held by the Sponsor will automatically convert in connection with the Merger, if unrestricted and freely tradable, would have had an aggregate market value of $    based upon the reported closing price of $    per Home Plate Redeemable Warrant on Nasdaq on    , 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

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If Home Plate is unable to complete a business combination by October 4, 2023, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates, including Home Plate’s directors and officers, have at risk that depends on completion of a business combination is $   , comprised of (a) $19,130 representing the aggregate purchase price paid for the Home Plate Founder Shares (after giving effect to the sale by Sponsor of an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors), (b) $6,600,000 representing the aggregate purchase price paid for the Home Plate Private Warrants, and (c) $    representing amounts owed under the promissory instruments between Home Plate and the Sponsor.
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As a result of the low initial purchase price (consisting of $25,000 for the 5,000,000 Home Plate Founder Shares, or approximately $0.004 per share (calculated including the 750,000 Home Plate Founder Shares that were forfeited), and $6,600,000 for the Home Plate Private Warrants), the Sponsor, its affiliates and Home Plate’s management team stand to earn a positive rate of return or profit on their investment, even if other stockholders, such as the Public Stockholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus, the Sponsor, Home Plate’s officers and directors, and their respective affiliates may have more of an economic incentive for Home Plate to, rather than liquidate if Home Plate fails to complete its initial business combination by October 4, 2023, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, riskier, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their Home Plate Founder Shares.

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Daniel Ciporin and Jonathan Rosenzweig are expected to serve as directors on the Holdings Board after the consummation of the Business Combination. As such, in the future, Daniel Ciporin and Jonathan Rosenzweig may receive fees for their service as directors, which may consist of cash or stock-based awards, and any other remuneration that the Holdings Board determines to pay to its non-employee directors.

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The Sponsor (including its representatives and affiliates) and Home Plate’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Home Plate. The Sponsor and Home Plate’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Home Plate completing its initial business combination. Moreover, certain of Home Plate’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Home Plate’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Home Plate, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Home Plate’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Home Plate, subject to applicable fiduciary duties under the DGCL. The Home Plate Charter provides that Home Plate renounces its interest in any corporate opportunity offered to any director or officer of Home Plate unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Home Plate and it is an opportunity that Home Plate is legally and contractually permitted to undertake and would otherwise be reasonable for Home Plate to pursue.

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Home Plate’s existing directors and officers will be eligible for continued indemnification and continued coverage under Home Plate’s directors’ and officers’ liability insurance after the Merger and pursuant to the Business Combination Agreement.

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In the event that Home Plate fails to consummate a business combination by October 4, 2023, or upon the exercise of a redemption right in connection with the Business Combination, Home Plate will be required to provide for payment of claims of creditors that were not waived that may be brought against Home Plate within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Home Plate if and to the extent any claims by a third party (other than Home Plate’s independent registered public accounting firm) for services rendered or products sold to Home Plate, or a prospective target business with which Home Plate has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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Commencing on the effective date of the prospectus filed in connection with the IPO, Home Plate agreed to reimburse its Sponsor for out-of-pocket expenses through the completion of the Business Combination or Home Plate’s liquidation.

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Home Plate’s executive officers and directors, or any of their respective affiliates, including the Sponsor and other entities affiliated with Home Plate and the Sponsor, are entitled to reimbursement of any out-of-pocket expenses incurred by them in connection with activities on Home Plate’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. However, if Home Plate fails to consummate a business combination by October 4, 2023, they will not have any claim against the Trust Account for reimbursement. Home Plate’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $    of transaction expenses. Accordingly, Home Plate may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

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Pursuant to the Registration Rights Agreement, the Sponsor will have customary registration rights, including shelf registration and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Holdings Common Shares and Holdings Warrants held by the Sponsor following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of Home Plate’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Home Plate and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, Home Plate’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as Home Plate’s directors and executive officers may have influenced their motivation in identifying and selecting Heidmar as a business combination target, completing an initial business combination with Heidmar and influencing the operation of the business following the initial business combination. In considering the recommendations of the Home Plate Board to vote for the proposals, its stockholders should consider these interests.
If Home Plate’s due diligence investigation of Heidmar was inadequate, then Home Plate stockholders (as shareholders of Holdings following the Business Combination) could lose some or all of their investment.
Even though Home Plate conducted a due diligence investigation of Heidmar, Home Plate cannot be sure that this diligence uncovered all material issues that may be present with respect to Heidmar’s businesses, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Home Plate’s or Heidmar’s control will not later arise that could adversely affect their respective businesses, financial condition or results of operations.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Home Plate’s securities may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Home Plate’s securities prior to the Closing may decline. The market values of Home Plate’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Home Plate’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of Holdings’ securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Heidmar’s capital stock. Accordingly, the valuation Home Plate has ascribed to Heidmar in the Business Combination may not be indicative of the price that will be implied in the trading market for Holdings’ securities following the Business Combination. If an active market for Holdings’ securities develops and continues after the Business Combination, the trading price of such securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Holdings’ control. Any of the factors listed below could have a material adverse effect on your investment in Holdings’ securities and Holdings’ securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Holdings’ securities may not recover and may experience a further decline.
Factors affecting the trading price of Holdings’ securities may include:
•	actual or anticipated fluctuations in Holdings’ quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	changes in the market’s expectations about Holdings’ operating results;
•	success of competitors;
•	Holdings’ operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning Holdings or the battery industry in general;
•	operating and share price performance of other companies that investors deem comparable to Holdings;
•	Holdings’ ability to bring its products and technologies to market on a timely basis, or at all;
•	changes in laws and regulations affecting Holdings’ business;
•	Holdings’ ability to meet compliance requirements;
•	commencement of, or involvement in, litigation involving Holdings;
•	changes in Holdings’ capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of Holdings’ shares of common stock available for public sale;
•	any major change in the Holdings Board or management;
•	sales of substantial amounts of Holdings’ shares of common stock by Holdings’ directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of Holdings’ securities irrespective of Holdings’ operating performance. The stock market in general, and NASDAQ in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Holdings’ securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Holdings could depress Holdings’ share price regardless of Holdings’ business, prospects, financial conditions or results of operations. A decline in the market price of Holdings’ securities also could adversely affect Holdings’ ability to issue additional securities and Holdings’ ability to obtain additional financing in the future.
Subsequent to the Closing, Holdings may be required to take write-downs or write-offs, restructuring, impairment or other charges that could have a significant negative effect on Holdings’ financial condition, results of operations and the price of Holdings Common Shares, which could cause you to lose some or all of your investment.
Although Home Plate has conducted due diligence on Heidmar, Home Plate cannot assure you that this diligence will surface all material issues that may be present with Heidmar’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Heidmar’s and outside of Home Plate’s control will not later arise. As a result of these factors, Holdings may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in Holdings reporting losses. Even if Home Plate’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Home Plate’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on Holdings’ liquidity, the fact that Holdings reports charges of this nature could contribute to negative market perceptions about Holdings or its securities. In addition, charges of this nature may cause Holdings to be unable to obtain future financing on favorable terms or at all. Accordingly, any stockholders or Home Plate Warrant holders who choose to remain a stockholder or Home Plate Warrant holder following the initial business combination could suffer a reduction in the value of their securities. Such security holders are unlikely to have a remedy for such reduction in value.
The unaudited pro forma financial information included herein may not be indicative of what Holdings’ actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what Holdings’ actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
In the event that a significant number of the shares of Home Plate Class A Common Stock are redeemed, the Holdings Common Shares may become less liquid following the consummation of the Business Combination.
Home Plate has experienced high redemptions of Home Plate Class A Common Stock in the past. As of March 30, 2023, in connection with the Extension Meeting, Public Stockholders had exercised their right to redeem 17,727,065 shares of Home Plate Class A Common Stock (or approximately 88.6% of the Public Shares (prior to giving effect to the Sponsor and Home Plate’s officers and directors conversion of 3,650,000 Home Plate Class B Common Stock held by them on a one-to-one basis into 3,650,000 Home Plate Class A Common Stock)) for a pro rata portion of the funds in the Trust Account. If a significant number of the shares of Home Plate Class A Common Stock are redeemed, Home Plate may be left with a significantly smaller number of stockholders. As a result, trading in the Holdings Common Shares following the Business Combination may be limited and your ability to sell your Holdings Common Shares in the market could be adversely affected. Holdings has applied to list its shares on the NASDAQ, and NASDAQ may not approve the listing of the Holdings Common Shares on its exchange and such shares may not be approved on any other national securities exchange, which could limit investors’ ability to make transactions in the Holdings Common Shares and subject Holdings to additional trading restrictions.
Home Plate may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination. The exercise of Home Plate’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Home Plate stockholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Home Plate to agree to amend the Business Combination Agreement, to consent to certain actions taken by Heidmar or to waive rights to which Home Plate is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Heidmar’s business or a request by Heidmar to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Home Plate’s discretion to grant its consent or waive those rights. The board of directors of Home Plate will evaluate the materiality of any amendment, consent or waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of Home Plate determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Home Plate has the discretion to complete the Business Combination without seeking further stockholder approval.
Furthermore, the existence of financial and personal interests of one or more of Home Plate’s directors and executive officers (as described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Home Plate and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.
As of the date of this proxy statement/prospectus, Home Plate does not believe there will be any changes or waivers that Home Plate’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Home Plate will circulate a new or amended proxy statement/prospectus and resolicit Home Plate stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

You must tender your shares of Home Plate Class A Common Stock in order to validly seek redemption at the Special Meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to     or to deliver your Home Plate Shares to     electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the special meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once a Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the Business Combination.
The Business Combination may be subject to antitrust or foreign investment laws and regulations, which may adversely affect our business and results of operations.
The completion of the Business Combination may be subject to, among other things, the clearance by antitrust, competition, and foreign investment authorities pursuant to applicable antitrust and foreign investment laws and regulations. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Business Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Holdings’ business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. If Heidmar and Home Plate agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on Holdings’ business and results of operations.
At any time before or after consummation of the Business Combination, applicable authorities could take such action under applicable antitrust and foreign investment laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under applicable antitrust and foreign investment laws under certain circumstances. We cannot assure you that the any government authority will not attempt to challenge the Business Combination on antitrust or foreign investment grounds, and, if such a challenge is made, we cannot assure you as to its result.
During the pendency of the Business Combination, Heidmar and Home Plate are prohibited from entering into certain transactions that could have the effect of delaying or preventing other strategic transactions.
Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Heidmar and Home Plate are subject to certain limitations on the operations of their businesses, each as summarized under the section entitled “Business Combination Agreement”. The limitations on Heidmar’s and Home Plate’s conduct of their respective businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
Uncertainties about the Business Combination during the pre-closing period may cause third parties to delay or seek to change existing arrangements.
There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Heidmar, which could negatively affect Heidmar’s business. Third parties may seek to change existing agreements with Heidmar as a result of the Business Combination for these or other reasons.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for the Parties to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.
The fact that Holdings is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Heidmar is not currently a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Heidmar management may not be able to effectively and timely implement controls and procedures that adequately respond to increased regulatory compliance and reporting requirements that will be applicable to Heidmar after the Business Combination. If Holdings is not able to implement the requirements of Section 404, including any additional requirements once Holdings is no longer an emerging growth company, in a timely manner or with adequate compliance, Holdings may not be able to assess whether its internal control over financial reporting are effective, which may subject Holdings to adverse regulatory consequences and could harm investor confidence and the market price of Holdings’ securities. Additionally, once Holdings is no longer an emerging growth company, Holdings will be required to comply with the independent registered public accounting firm attestation requirement on Holdings’ internal control over financial reporting.
Home Plate will require Public Stockholders who wish to redeem their shares of Home Plate Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
Home Plate will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Home Plate’s transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event Home Plate distributes proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (“DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Home Plate’s transfer agent will need to act to facilitate this request. It is Home Plate’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Home Plate does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While Home Plate has been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under Home Plate’s Bylaws, Home Plate is required to provide at least 10 days advance notice of any stockholder meeting. Accordingly, if it takes longer than Home Plate anticipates for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite Home Plate’s compliance with the proxy rules, Home Plate stockholders may not become aware of the opportunity to redeem their shares.
If a Public Stockholder fails to receive notice of Home Plate’s offer to redeem their shares of Home Plate Class A Common Stock in connection with the Business Combination, or fails to comply with the procedures for tendering its share of Home Plate Class A Common Stock, such shares may not be redeemed.
Home Plate will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the initial business combination. Despite Home Plate’s compliance with these rules, if a Public Stockholder fails to receive Home Plate’s tender offer or proxy materials, as applicable, such Public Stockholder may not become aware of the opportunity to redeem its shares. In addition, the tender offer documents or proxy materials, as applicable, that Home Plate will furnish to holders of its Public Shares in connection with the initial business combination will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, Home Plate may require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Home Plate’s transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event Home Plate distributes proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Home Plate Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Home Plate Class A Common Stock.
The Home Plate Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO (the “Excess Shares”), without Home Plate’s prior written consent. However, the Home Plate Charter does not restrict Home Plate stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over Home Plate’s ability to complete its initial business combination and such stockholder could suffer a material loss on its investment in Home Plate if it sells such Excess Shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to the Excess Shares if Home Plate completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.
The Sponsor, Home Plate’s directors, officers, advisors or their affiliates may enter into certain transactions, including purchasing Public Shares or Home Plate Redeemable Warrants from the public, which may influence the outcome of the Business Combination and reduce the public “float” of the Home Plate Class A Common Stock.
The Sponsor, Home Plate’s directors, officers, advisors or their affiliates may purchase Public Shares or Home Plate Redeemable Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the Closing, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such Home Plate stockholder, although still the record holder of Home Plate’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise his, her or its redemption rights. In the event that the Sponsor, Home Plate’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Home Plate’s directors, officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. The purpose of any such transaction could be to (a) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, or (b) reduce the number of Home Plate Warrants outstanding or to vote such Home Plate Warrants on any matters submitted to the Home Plate Warrant holders for approval in connection with the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the Closing that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Home Plate Class A Common Stock or Home Plate Warrants and the number of beneficial holders of Home Plate’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Home Plate’s securities on a national securities exchange.
Holdings has anti-takeover provisions in its organizational documents that may discourage a change of control.
Certain provisions of Holdings’ amended and restated Articles of Incorporation and amended and restated Bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Certain of these provisions provide for:
•	a classified board of directors with staggered three-year terms;
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restrictions on business combinations with certain interested stockholders; directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common shares entitled to vote in the election of directors;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings; and
•	a limited ability for stockholders to call special stockholder meetings.
These provisions could make it more difficult for a third party to acquire Holdings, even if the third party's offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

The SEC has recently issued proposed rules to regulate special purpose acquisition companies. Certain procedures that Home Plate, Heidmar, Holdings, or others may determine to undertake in connection with such proposals may increase the cost and the time needed to complete the Business Combination and may constrain the circumstances under which a Business Combination could be completed.
The SEC’s recently issued proposed rules to regulate special purpose acquisition companies (the “SPAC Rule Proposals”) relate, among other items, to disclosures in SEC filings in connection with an initial business combination transactions involving special purpose acquisition companies and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed initial business combination transactions; the potential liability of certain participants in proposed initial business combination transactions; including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company under the Investment Company Act if they satisfy certain conditions that limit a special purpose acquisition company’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on special purpose acquisition companies.
Certain of the procedures that Home Plate, Heidmar, Holdings or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing the Business Combination, and may make it more difficult to complete the Business Combination. These rules may also have an impact on the structure of the Business Combination the Parties have chosen to undertake. The need for compliance with the SPAC Rule Proposals may cause Home Plate to liquidate the funds in the Trust Account or liquidate Home Plate at an earlier time than it might otherwise choose.
Holdings will be a holding company with no business operations of its own and will depend on cash flow from Heidmar and the Heidmar Subsidiaries to meet its obligations.
Following the Business Combination, Holdings will be a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations will be conducted by its subsidiary, Heidmar, and the Heidmar Subsidiaries. As a holding company, Holdings will require dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict Holdings’ subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of Holdings’ subsidiaries, Holdings’ shareholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before Holdings, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Heidmar is unable to pay dividends or make other payments to Holdings when needed, Holdings will be unable to satisfy its obligations.
A new 1% U.S. federal excise tax could be imposed on us in connection with the redemptions of the shares of Home Plate Class A Common Stock.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. Because Home Plate is a Delaware corporation with securities trading on Nasdaq, Home Plate is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased. For purposes of calculating the excise tax repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. However, the statutory language and guidance provided to date generally does not permit the repurchasing corporation (i.e., Home Plate) to net the fair market value of new issuances of stock of a different issuer (such as Holdings Common Shares issued to Heidmar Shareholders or Home Plate stockholders in connection with the Business Combination). In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.
On December 27, 2022, the Treasury issued Notice 2023-2 (the “Notice”) as interim guidance until publication of forthcoming proposed regulations on the excise tax on stock buybacks. The guidance in the Notice does not constitute proposed or final Treasury regulations. However, because the Notice provides notice of proposed regulations

Treasury intends to issue in the future, taxpayers may rely upon the guidance provided in the Notice until the issuance of the forthcoming proposed regulations and certain of the forthcoming proposed regulations would (if issued) apply retroactively. The Notice generally provides that, in certain circumstances, if a covered corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such covered corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.
As described under the section of this proxy statement entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights,” holders of Home Plate Class A Common Stock will have the right to require Home Plate to redeem their Home Plate Class A Common Stock if the Business Combination is consummated. Further, in connection with the Extension Meeting, certain holders of Home Plate Class A Common Stock elected to have shares of Home Plate Class A Common Stock redeemed. Because the redemptions undertaken in connection with the Extension Meeting and any redemptions undertaken in connection with the Business Combination have or will occur after December 31, 2022, such redemptions are potentially subject to the excise tax. Whether and to what extent Home Plate is ultimately subject to the excise tax in connection with these redemptions will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, together with any other redemptions or repurchases consummated by Home Plate in the same taxable year (including redemptions consummated in connection with the Extension Meeting), (ii) the nature and amount of any equity issuances Home Plate makes in the taxable year of the Business Combination, (iii) whether Home Plate completely liquidates and dissolves within the taxable year of such redemptions, and (iv) legal uncertainties regarding how the excise tax applies to transactions like the Business Combination (and, if applicable, a complete liquidation and dissolution of Home Plate) and the content of final and proposed regulations and further guidance from the Treasury. Any excise tax would be payable by Home Plate, not by the redeeming holder, and the mechanics of any required payment of the excise tax are not clear. Home Plate will not reduce the amounts payable out of the Trust Account to holders of Home Plate Class A Common Stock that exercise redemption rights in connection with the Business Combination in respect of potential liabilities or the excise tax described above, and any such excise Tax will not be paid by or from the Trust Account (provided that the proceeds released from the Trust Account in connection with the consummation of the Business Combination may be used to pay liabilities in respect of such excise tax, if any).
As described under the section of this proxy statement entitled “Questions and Answers About The Business Combination and the Special Meeting—What happens if the business combination is not approved?” if the Business Combination is not approved and Home Plate has not consummated an initial business combination by October 4, 2023, Home Plate is expected to redeem the Home Plate Class A Common Stock in a liquidating distribution. Home Plate does not expect such redemption in connection with a liquidating distribution to be subject to the excise tax under the Notice, however such expectation is subject to a number of factual and legal uncertainties, including further guidance from the Treasury.
Risks Related to U.S. Federal Income Taxation
The IRS may not agree that Holdings (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.
Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Holdings, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Republic of the Marshall Islands incorporated entity and a tax resident of Greece, would generally be classified as a non-U.S. corporation. Section 7874 of the Code, and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Holdings is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Holdings would be liable for U.S. federal income tax on its worldwide income just like any other U.S. corporation and certain U.S. holders and Non-U.S. holders (each as defined below) of Holdings Common Shares and Holdings Public Warrants would be treated as holders of stock and warrants of a U.S. corporation for U.S. federal income tax purposes. See the discussion below in the Section titled, “Certain Tax Considerations—U.S. Federal Income Tax Considerations” for additional information regarding the potential consequences to holders of Holdings Common Shares and Holdings Public Warrants in connection with these rules.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the properties held directly by or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) after the acquisition the “expanded affiliated group” which includes the non-U.S. corporation does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation when compared to the expanded affiliated group’s worldwide activities, and (3) after the acquisition, the percentage (by either vote or value) of the shares of the acquiring non-U.S. corporation held by former shareholders of the U.S. corporation by reason of holding shares (including rights to acquire shares) of the U.S. corporation (which includes the receipt of the non-U.S. corporation’s shares in the acquisition) (the “Section 7874 Percentage”) is at least 80% (the “Ownership Test”).
As more fully described in “Certain Tax Considerations—Treatment of Holdings,” it is uncertain whether Holdings should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or as a surrogate foreign corporation. Whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the rules under Section 7874 of the Code are complex and require analysis of all relevant facts, and the interpretation of Treasury regulations relating to the required ownership of Holdings is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. You are urged to consult your tax advisor to determine the tax consequences if the classification of Holdings as a non-U.S. corporation is not respected or if Holdings is treated as a surrogate foreign corporation.
If Holdings is a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of Holdings Common Shares or Holdings Public Warrants could be subject to adverse United States federal income tax consequences.
If Holdings is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds Holdings Common Shares or Holdings Public Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. A non-U.S. corporation, such as Holdings, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.
PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.
If Holdings determines that it is a PFIC for any taxable year, Holdings will, upon request, endeavor to provide, and will, upon request, endeavor to cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a qualified electing fund (QEF) election with respect to Holdings and its non-U.S. subsidiaries. However, there can be no assurance that Holdings will know whether it is a PFIC or that it will provide the PFIC Annual Information Statement in a timely manner.
If Holdings is treated as a PFIC, a U.S. holder of Holdings Common Shares or Holdings Public Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “Certain Tax Considerations—Tax Consequences to Ownership and Disposition of Holdings Common Shares and Holdings Public Warrants—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. holders of Holdings Common Shares and Holdings Public Warrants should consult with their tax advisors regarding the potential application of these rules.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of Home Plate Class A Common Stock.
There is some uncertainty regarding the U.S. federal income tax consequences to holders of Home Plate Class A Common Stock who exercise their redemption rights. This uncertainty relates primarily to the individual circumstances of the taxpayer and includes whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Home Plate Class A Common Stock following the redemption, and if so, the total number of shares of Home Plate Class A Common Stock held by the holder both before and after the redemption relative to all shares of Home Plate Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Home Plate or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. In addition, the redemption may be integrated with the Business Combination if a U.S. holder exercises its redemption rights with respect to all or a portion of its Home Plate Class A Common Stock and also participates in the Business Combination by exchanging Home Plate Class A Common Stock for Holdings Common Shares or Home Plate Redeemable Warrants for Holdings Public Warrants. In such a case, a U.S. holder may be required to recognize more gain or income than if the redemption of Home Plate Class A Common Stock was treated as a separate transaction. See the section entitled “U.S. Federal Income Tax Considerations.”
The Business Combination should be a taxable transaction for U.S. federal income tax purposes, and U.S. holders of Home Plate Securities may recognize taxable gain as a result of the exchange or conversion of those securities for Holdings Securities without a corresponding receipt of cash proceeds with which to pay any related U.S. federal income taxes.
The Merger is expected to be a taxable transaction for U.S. federal income tax purposes. Accordingly, U.S. holders of Home Plate Class A Common Stock or Home Plate Public Warrants should realize taxable gain or loss for U.S. federal income tax purposes as a result of an exchange of Home Plate Class A Common Stock for Holdings Common Shares or the conversion of Home Plate Public Warrants to Holdings Public Warrants in the Merger. Such U.S. holders will not receive any corresponding cash in the Merger with which to pay any related U.S. federal income taxes.
Additionally, gain or loss recognized by a U.S. holder will generally be determined based on the fair market value of the Holdings Common Shares or Holdings Public Warrants received by the U.S. holder in the Merger. Such fair market value determination would be made on the day of Closing, without regard to any subsequent fluctuations in the fair market value of such Holdings Common Shares or Holdings Public Warrants.
Holders are urged to consult their own tax advisor regarding the tax consequences of the Merger to them.

GENERAL INFORMATION
Presentation of Financial Information
This proxy statement/prospectus contains:
•
the audited consolidated financial statements of Heidmar as of December 31, 2022 and 2021 and for the years then ended, prepared in accordance with U.S. GAAP and in its presentation and functional currency of United States dollars ($);

•
the audited consolidated financial statements of Home Plate as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021, prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars ($);

•	the unaudited consolidated financial statements of Home Plate as of March 31, 2023 and for the three months ended March 31, 2023 and 2022; and
•	the unaudited pro forma condensed combined financial information of Holdings as of and for the year ended December 31, 2022, prepared in accordance with Article 11 of Regulation S-X.
Unless indicated otherwise, financial data presented in this document has been taken from the audited consolidated financial statements of Home Plate included in this document, and the audited consolidated financial statements of Heidmar included in this document.
Holdings incorporated as a private company under the laws of the Marshall Islands on March 17, 2023 for the purpose of effectuating the Business Combination described herein. Holdings has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdings have been included in this proxy statement/prospectus.

THE SPECIAL MEETING OF HOME PLATE STOCKHOLDERS
The Home Plate Special Meeting
This proxy statement/prospectus is being furnished to Home Plate stockholders as part of a solicitation of proxies by the Home Plate Board for use at the special meeting of Home Plate stockholders to be held on    , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the special meeting and the Proposals on which you are being asked to vote, and other information you may find useful in determining how to vote on the Proposals and voting procedures.
This proxy statement/prospectus is being first mailed on or about    , 2023 to all stockholders of record of Home Plate as of the Record Date for the special meeting for Home Plate stockholders. On the Record Date, there were     shares of Home Plate Class A Common Stock outstanding and     shares of Home Plate Class B Common Stock outstanding.
Date, Time and Place of Special Meeting
The special meeting will be virtually held on    , 2023 at    a.m., New York City time, at    , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the Proposals.
Purpose of Special Meeting
At the special meeting, Home Plate will ask the Home Plate stockholders to vote on the following Proposals:
•	Proposal No. 1—The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination;
•
Proposal No. 2—The Merger Proposal—a proposal to approve and adopt the Merger, pursuant to which Merger Sub will merge with and into Home Plate with Home Plate continuing as the surviving company and a direct, wholly-owned subsidiary of Intermediate 2; and

•
Proposal No. 3—The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

THE HOME PLATE BOARD RECOMMENDS THAT YOU
VOTE “FOR” EACH OF THESE PROPOSALS.
Record Date and Voting
As a stockholder of Home Plate, you have a right to vote on certain matters affecting Home Plate. The Proposals that will be presented at the special meeting and upon which you are being asked to vote are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the special meeting if you owned Home Plate Shares at the close of business on the Record Date for the special meeting. You are entitled to one vote for each Home Plate Share that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were Home Plate Shares outstanding, of which     were Home Plate Class A Common Stock and     were Home Plate Class B Common Stock.
Vote of the Sponsor and Home Plate’s Directors and Officers
Prior to the IPO, Home Plate entered into agreements with the Sponsor and the current directors and officers of Home Plate, pursuant to which each agreed to vote any Home Plate Shares owned by them in favor of an initial business combination. These agreements apply to such holders, including the Sponsor, as it relates to the Home Plate Founder Shares and the requirement to vote all of the Home Plate Founder Shares in favor of the Business Combination Proposal and for all other Proposals presented to Home Plate stockholders in this proxy statement/prospectus. As of the Record Date, the Home Plate Initial Stockholders owned     Home Plate Founder Shares, representing     % of the Home Plate Shares then outstanding and entitled to vote at the special meeting.
The Home Plate Initial Stockholders have waived any redemption rights, including with respect to Home Plate Class A Common Stock purchased in the IPO or in the aftermarket, if any, in connection with Business Combination. The Home Plate Founder Shares held by the Home Plate Initial Stockholders have no redemption rights or rights to liquidating distributions from the Trust Account and will be worthless if no business combination is effected by Home Plate by October 4, 2023, pursuant to the Home Plate Charter. However, the Home Plate Initial Stockholders are entitled to liquidating distributions upon the liquidation of Home Plate with respect to any Public Shares they may own.
Voting Your Shares—Stockholders of Record
If you hold your shares in “street name” and are a Home Plate stockholder of record, you may vote by mail or virtually at the special meeting. Each Home Plate Share that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of Home Plate Shares that you own.
Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Home Plate Board. The Home Plate Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m., New York City time, on    , 2023.
Voting Virtually at the Meeting. If you attend the special meeting and plan to vote virtually, you will be provided with a ballot at the special meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote virtually at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote virtually, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way Home Plate can be sure that the broker, bank or nominee has not already voted your shares.
Voting Your Shares—Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the special meeting, you must obtain a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “—Attending the Special Meeting Virtually” below for more details.
Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your Home Plate Shares, you may contact Home Plate’s proxy solicitor as follows:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: hplt.info@investor.morrowsodali.com
Quorum and Required Vote for Proposals at the Special meeting
A quorum of Home Plate stockholders is necessary to hold a valid meeting. A quorum will be present if one or more stockholders who together hold a majority of the outstanding Home Plate Shares entitled to vote are present, virtually or represented by proxy, at the special meeting. Abstentions will be counted in connection with the determination of whether a valid quorum is established, and broker non-votes will not be counted for purposes of establishing a quorum. The issued and outstanding Home Plate Shares held by the Home Plate Initial Stockholders will be counted towards determining the presence of a quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the Record Date,    Home Plate Shares would be required to achieve a quorum.
The approval of each of the Business Combination Proposal, Merger Proposal and Adjournment Proposal requires the affirmative vote of holders of at least a majority of the Home Plate Shares that are entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal, but will have no effect on the Adjournment Proposal. The Home Plate Initial Stockholders have agreed to vote their Home Plate Founder Shares and any Public Shares purchased by them during or after the IPO in favor of the Business Combination Proposal and the Merger Proposal.
The Closing of the Business Combination is conditioned upon, among other things, the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal, if presented, is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval, Home Plate will not consummate the Business Combination. If Home Plate does not consummate the Business Combination and fails to complete an initial business combination by October 4, 2023, Home Plate will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Recommendations to Home Plate Stockholders
The Home Plate Board believes that each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Home Plate and its stockholders and recommends that its stockholders vote “FOR” each of the Proposals.

When you consider the recommendation of the Home Plate Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain members of the Home Plate Board and officers of Home Plate have interests in the Business Combination and the Merger that are different from or in addition to (or which may conflict with) your interests as a stockholder. Home Plate Stockholders should take these interests into account in deciding whether to approve the Proposals presented at the special meeting, including the Business Combination Proposal and the Merger Proposal. These interests include, among other things, that:
•	the Home Plate Initial Stockholders have agreed not to redeem any Home Plate Shares in connection with a stockholder vote to approve a proposed initial business combination;
•
the Home Plate Initial Stockholders paid an aggregate of $19,130 for the 3,240,000 Home Plate Founder Shares (after giving effect to the sale by Sponsor of an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors at their original purchase price of approximately $0.004 per share and after giving effect to those certain non-redemption agreements entered into by and among Home Plate, the Sponsor and certain stockholders of Home Plate on March 29, 2023, whereby immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements, the Sponsor has agreed to transfer an aggregate of 410,000 Home Plate Shares owned by the Sponsor to those certain stockholders) and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $  , based on the closing price of the shares of Home Plate Class A Common Stock of $    on Nasdaq on    , 2023 (but given the transfer restrictions on such shares, Home Plate believes such shares have less value);

•
the Home Plate Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Home Plate Founder Shares held by them if Home Plate fails to complete an initial business combination by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•	the Registration Rights Agreement and Lock-Up Agreement will be entered into by the Sponsor upon the closing of the Business Combination;
•
the Sponsor paid an aggregate of $6,600,000 for its 6,600,000 Home Plate Private Warrants with an aggregate market value of approximately $    based on the closing price of the Home Plate Redeemable Warrants of $    on Nasdaq on    , 2023, and that such Home Plate Private Warrants will expire worthless if a business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•
the Home Plate Initial Stockholders have the right to receive     Holdings Common Shares with an aggregate market value of approximately $    based on the closing price of Home Plate Class A Common Stock of $    on Nasdaq on    , 2023, subject to certain lock-up periods;

•
the indemnification of Home Plate’s existing directors and officers will continue after the Business Combination and a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the closing of the Business Combination for Home Plate’s directors’ and officers’ liability insurance will be purchased and maintained after the Business Combination;

•
the Home Plate Initial Stockholders will lose their entire investment in Home Plate and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right; Home Plate’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•
if the Trust Account is liquidated, including in the event Home Plate is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Home Plate to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Home Plate has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Home Plate, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Home Plate Initial Stockholders have invested an aggregate of $6,619,130 (in respect of the Home Plate Founder Shares and the Home Plate Private Warrants) that will have zero value in the event Home Plate is not able to complete a business combination; and

•
the Home Plate Initial Stockholders and their respective affiliates can earn a positive return on their investment, even if the Public Stockholders have a negative return on their investment in Heidmar.

Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Home Plate believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions will be counted in connection with the determination of whether a valid quorum is established, and broker non-votes will not be counted for purposes of establishing a quorum. Abstentions and broker non-votes will have the same effect as a vote “against” the Business Combination Proposal and the Merger Proposal, but will have no effect on the Adjournment Proposal.
Revocability of Proxies
Any proxy may be revoked by the person giving it at any time before the polls close at the special meeting. A proxy may be revoked by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Jonathan Rosenzweig, at Home Plate Acquisition Corporation, P.O. Box 1314, New York, NY, 10028, before the special meeting that you have revoked your proxy; or
•
you may attend the special meeting virtually, revoke your proxy, and vote virtually, as indicated above. Simply attending the special meeting will not constitute a revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy

Attending the Special Meeting Virtually
Only Home Plate stockholders on the Record Date (if the shares are held in “street name”) or their legal proxy holders may attend the special meeting virtually. Only holders of Home Plate Shares, their proxy holders and guests the Company may invite may attend the special meeting. If you wish to attend the special meeting virtually but you hold your shares or units through someone else, such as a broker, please follow the instructions you receive from your broker, bank or other nominee holding your shares. You must bring a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.
Redemption Rights
Pursuant to Home Plate’s Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two business days prior to the consummation of the Business Combination, less taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $   as of    , 2023, the estimated per share redemption price would have been approximately $   .

In order to exercise your redemption rights, you must:
•	if you hold Home Plate Public Units, separate the underlying shares of Home Plate Class A Common Stock and Home Plate Redeemable Warrants;
•
prior to 5:00 p.m., New York City time, on     (two business days before the initially scheduled special meeting), identify yourself in writing as a beneficial holder and provide your legal name, phone number and address to the Transfer Agent in order to validly redeem your shares and tender your shares physically or electronically and submit a request in writing that Home Plate redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com; and
•
deliver your Public Shares either physically or electronically through DTC’s DWAC system to the Transfer Agent at least two business days before the initially scheduled special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

You do not have to be a Record Date holder in order to exercise your redemption rights. Stockholders seeking to exercise their redemption rights, whether they are registered holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/ prospectus, or up to two business days prior to the initially scheduled vote on the Business Combination Proposal at the special meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.
Holders of outstanding Home Plate Public Units must separate the underlying Home Plate Class A Common Stock and Home Plate Redeemable Warrants prior to exercising redemption rights with respect to the Public Shares.
If you hold Home Plate Public Units registered in your own name, you must deliver the certificate for such units to the Transfer Agent with written instructions to separate such units into Home Plate Class A Common Stock and Home Plate Redeemable Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Home Plate Class A Common Stock from the Home Plate Public Units.
If a broker, dealer, commercial bank, trust company or other nominee holds your Home Plate Public Units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Home Plate Class A Common Stock and Home Plate Redeemable Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Home Plate Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Home Plate Public Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Each redemption of Home Plate Class A Common Stock by the Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $    as of    , 2023.
Prior to exercising redemption rights, Home Plate stockholders should verify the market price of the Home Plate Class A Common Stock, as stockholders may receive higher proceeds from the sale of their shares of Home Plate

Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There is no assurance that you will be able to sell your Home Plate Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Home Plate Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your Home Plate Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount then on deposit in the Trust Account. You will no longer own those shares and you will not receive any Holdings Common Shares in the Business Combination. You will have no right to participate in, or have any interest in, the future growth of Holdings, if any. You will be entitled to receive cash for your Home Plate Class A Common Stock only if you properly and timely demand redemption.
If the Business Combination is not approved and Home Plate does not consummate an initial business combination by October 4, 2023, Home Plate will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the Public Stockholders and all of Home Plate’s Warrants will expire worthless.
Appraisal rights are not available to holders of Home Plate Class A Common Stock in connection with the Business Combination.
Solicitation of Proxies
Home Plate is soliciting proxies on behalf of the Home Plate Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. Home Plate has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Home Plate and its directors, officers and employees may also solicit proxies in person. Home Plate will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
Home Plate will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. Home Plate will pay Morrow Sodali LLC a fee of $20,000, plus disbursements, reimburse for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as Home Plate’s proxy solicitor. Home Plate will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to Home Plate stockholders. Directors, officers and employees of Home Plate who solicit proxies will not be paid any additional compensation for soliciting.
No Right of Appraisal or Dissenters’ Rights
Neither Home Plate stockholders nor Home Plate unitholders nor Home Plate warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the State of Delaware. Although under the Delaware General Corporation Law, stockholders of a Delaware corporation have appraisal rights with respect to a merger, appraisal rights are not considered to be available under the Delaware General Corporation Law if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no appraisal rights are available under the Business Combination; however, holders have a redemption right as further discussed in this proxy statement/prospectus.
Other Business
Home Plate is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement/prospectus. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters which may properly come before the special meeting. If other matters do properly come before the special meeting, or at any adjournment(s) of the special meeting, Home Plate expects that the shares of common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our Board.
Principal Executive Offices
Our principal executive offices are located P.O. Box 1314, New York, NY, 10028. Our telephone number at such address is (917) 703-2312.

PROPOSALS TO BE CONSIDERED BY HOME PLATE’S STOCKHOLDERS
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
As discussed in this proxy statement/prospectus, Home Plate Stockholders are being asked to consider and vote on the Business Combination Proposal to authorize the adoption of, and approve, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination.
Home Plate Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, as amended by the First Amendment to the Business Combination Agreement, which is attached as Annex B to this proxy statement/prospectus. Please see the sections entitled “The Business Combination”, “Business Combination Agreement” and “Ancillary Documents” for more information and a summary of certain terms of the Business Combination and Business Combination Agreement. Home Plate Stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting.
Vote Required for Approval
The Business Combination is conditioned on the approval of the Business Combination Proposal at the special meeting.
The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Home Plate Class A Common Stock and Home Plate Class B Common Stock that are entitled to vote and are voted at the special meeting, voting as a single class. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal.
As of the date of this proxy statement/prospectus, the Home Plate Initial Stockholders have agreed to vote any Home Plate Shares owned by them in favor of the Business Combination Proposal. As of the record date, the Home Plate Initial Stockholders owned    % of the issued Home Plate Shares.
Recommendation of the Board of Directors
HOME PLATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOME PLATE’S STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF HOME PLATE’S BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT CERTAIN OF HOME PLATE’S DIRECTORS, EXECUTIVE OFFICERS AND MAJOR STOCKHOLDERS MAY HAVE INTERESTS IN THE BUSINESS COMBINATION AND MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A STOCKHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL NO. 2 — THE MERGER PROPOSAL
As discussed in this proxy statement/prospectus, Home Plate Stockholders are being asked to consider and vote on the Merger Proposal to authorize and approve a merger of Merger Sub with and into Home Plate, with Home Plate as the surviving entity of the Merger, as contemplated by the Business Combination Agreement.
Home Plate Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger. Please see the sections entitled “The Business Combination”, “Business Combination Agreement” and “Ancillary Documents” for more information and a summary of certain terms of the Merger. Home Plate Stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting.
Vote Required for Approval
The Business Combination is conditioned on the approval of the Merger Proposal at the special meeting.
The approval of the Merger Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Home Plate Class A Common Stock and Home Plate Class B Common Stock that are entitled to vote and are voted at the special meeting, voting as a single class. Broker non-votes and abstentions will have the same effect as a vote “against” the Merger Proposal.
Recommendation of the Board of Directors
HOME PLATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOME PLATE’S STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF HOME PLATE’S BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT CERTAIN OF HOME PLATE’S DIRECTORS, EXECUTIVE OFFICERS AND MAJOR STOCKHOLDERS MAY HAVE INTERESTS IN THE BUSINESS COMBINATION AND MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A STOCKHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL No. 3 — THE ADJOURNMENT PROPOSAL
Home Plate is proposing the Adjournment Proposal to allow the Home Plate Board to adjourn the special meeting to a later date or dates (A) in order to solicit additional proxies from Home Plate Stockholders in favor of the Business Combination Proposal, (B) if as of the time for which the special meeting is scheduled, there are insufficient Home Plate Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Home Plate has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Home Plate Stockholders prior to the special meeting. The Adjournment Proposal will only be presented to Home Plate Stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Home Plate’s Stockholders, Home Plate’s Board of Directors may not be able to adjourn the special meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the Business Combination Agreement and Merger.
Vote Required for Approval
The Adjournment Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Home Plate Class A Common Stock and Home Plate Class B Common Stock that are entitled to vote and are voted at the special meeting, voting as a single class. Broker non-votes and abstentions will have no effect on the outcome of the vote on the Adjournment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of the Board of Directors
HOME PLATE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOME PLATE’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE BUSINESS COMBINATION
General
On March 19, 2023, Home Plate, Sponsor, Holdings, Merger Sub, Heidmar and the Heidmar Shareholders entered into the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) the merger of Merger Sub with and into Home Plate, with Home Plate surviving the Merger as a wholly-owned subsidiary of Intermediate 2 and the Home Plate Stockholders (other than the Home Plate Stockholders electing to redeem their Home Plate Shares or Home Plate Shares held in treasury) becoming Holdings Shareholders, (b) the automatic modification of each Home Plate Warrant to no longer entitle the holder to purchase Home Plate Shares and instead to acquire an equal number of Holdings Common Shares per Home Plate Warrant, (c) the acquisition by Holdings of all of the issued and outstanding share capital of Heidmar from the Heidmar Shareholders in exchange for the issuance of Holdings Common Shares and, if applicable, the issuance of the Heidmar Earnout Shares, pursuant to which Heidmar will become a direct, wholly-owned subsidiary of Holdings, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein.
On July 17, 2023, Home Plate and Heidmar amended the Business Combination Agreement by entering into the First Amendment to the Business Combination Agreement, which (a) changes the period (to one commencing on July 31, 2023 and ending on August 3, 2023) during which Heidmar can terminate the Business Combination Agreement should Heidmar determine, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to Heidmar prior to the Outside Date and (b) alters the structure to one that contemplates that two intermediate holding companies will be formed between Holdings and Merger Sub.
In consideration for the Merger, each Home Plate Stockholder will receive one Holdings Common Share for each Home Plate Share it holds immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Share Acquisition shall be the issuance of an aggregate number of Holdings Common Shares equal to (a) $160,000,000 divided by (b) $10.00. As additional consideration for the Heidmar Shares acquired by Holdings in connection with the Share Acquisition, (i) Holdings will issue to the Heidmar Shareholders the Heidmar Earnout Shares, subject to the occurrence of certain Triggering Events, as described further in the Business Combination Agreement, and (ii) Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement, to forfeit the right to receive (1) 1,212,500 Holdings Common Shares and (2) a number of Holdings Warrants equal to one Holdings Warrant for every $5.00 that the transaction expenses of Home Plate exceed $15,000,000, and in each case, the Heidmar Shareholders shall be entitled to additional Holding Shares and Holding Warrants, if any, equal to the amount of such forfeited Holdings Common Shares and Holding Warrants, as described further in the Business Combination Agreement and Sponsor Support Agreement.
For more information about the transactions contemplated in the Business Combination Agreement, please see the sections entitled “The Business Combination Agreement” and “Ancillary Documents”. The Business Combination Agreement and the First Amendment to the Business Combination Agreement are incorporated by reference into this proxy statement/prospectus, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively.
Effect of the Business Combination on Existing Home Plate Equity
Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will result in, among other things, the following:
•
each Home Plate Public Unit that is issued and outstanding immediately prior to the Merger Effective Time will be automatically detached and each holder thereof will be deemed to hold one share of Home Plate Class A Common Stock and one-half of one Home Plate Redeemable Warrant (the “Unit Separation”);

•
each Home Plate Share, after giving effect to the Unit Separation, that is issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Per Share Merger Consideration of one Holdings Common Share, and each Home Plate Share converted into the right to receive the Per Share Merger Consideration will automatically be cancelled and will cease to exist at the

Merger Effective Time, and each holder of a certificate previously representing any such Home Plate Shares will thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such Home Plate Shares will have been converted in the Merger;
•
each Home Plate Warrant will be modified to provide that such Home Plate Warrant will no longer entitle the holder thereof to purchase the amount of Home Plate Shares set forth therein but will entitle the holder thereof to acquire an equal number of Holdings Common Shares per such Home Plate Warrant;

•
each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time will no longer be outstanding and will automatically be cancelled and will cease to exist, without any conversion thereof and no consideration will be paid with respect thereto; and

•
each Redeeming Home Plate Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of such Redeeming Home Plate Shares will thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the Home Plate Charter.

Consideration to the Heidmar Shareholders in the Business Combination
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Business Combination and Share Acquisition Closing will be:
•	16,000,000 Holdings Common Shares; and
•
additional Holdings Common Shares that Holdings will issue to the Heidmar Shareholders (in an amount equal to one-quarter of the Heidmar Earnout Shares) as promptly as reasonably practicable (but in any event within five business days) after the occurrence each of the following Triggering Events:

○
if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $12.50 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period;

○
if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period;

○	if the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 equals or exceeds $29,000,000; and
○	if the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2024 equals or exceeds $35,000,000.
If a Change of Control occurs (x) following the Closing and prior to December 31, 2023, Holdings will issue to the Heidmar Shareholders one-half of the Heidmar Earnout Shares, or (y) during calendar year 2024, Holdings will issue to the Heidmar Shareholders one-quarter of the Heidmar Earnout Shares. In addition, if a Change of Control occurs during the Share Price Earnout Period, Holdings will issue to the Heidmar Shareholders an amount of the Heidmar Earnout Shares determined in relation to the implied value of the consideration received by Holdings or its shareholders per Holdings Common Share (as determined in good faith by the Holdings Board): (a) greater than or equal to $14.00, one-half of the Heidmar Earnout Shares, (b) greater than or equal to $12.50 but less than $14.00, one-quarter of the Heidmar Earnout Shares or (c) less than $12.50, no additional Heidmar Earnout Shares.
The Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement, to forfeit the right to receive (i) 1,212,500 Holdings Common Shares and (ii) a number of Holdings Warrants equal to one Holdings Warrant for every $5.00 that the transaction expenses of Home Plate exceed $15,000,000, and in each case, the Heidmar Shareholders shall be entitled to additional Holding Shares and Holding Warrants, if any, equal to the amount of such forfeited Holdings Common Shares and Holding Warrants, as described further in the Business Combination Agreement and Sponsor Support Agreement.
The foregoing summary of the Heidmar Earnout Shares is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, which are attached as Annex A and Annex B hereto, respectively.

Aggregate Holdings Proceeds
The aggregate proceeds received by Holdings through the Business Combination and PIPE Investment will be used for general corporate purposes after the Business Combination, including but not limited to acquisition of services businesses, technical managers or other acquisitions.
Conditions to the Closing of the Business Combination
Mutual
The obligations of Heidmar, Home Plate, Holdings and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by Heidmar and Home Plate of the following conditions:
•
the Proposals have been approved and adopted by the requisite vote of Home Plate Stockholders at the special meeting in accordance with the Proxy Statement, Home Plate’s organizational documents and the applicable provisions of the DGCL and NASDAQ;

•
no Governmental Authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions;

•	immediately following the Closing, after giving effect to any redemption pursuant to the Redemption Rights, Holdings will have net tangible assets of at least five million and one dollar ($5,000,001);
•
the Holdings Common Shares (including the Heidmar Earnout Shares) and the Holdings Warrants (including the Holdings Common Shares underlying the Holdings Warrants) have been approved for listing on NASDAQ, subject only to official notice of issuance;

•
the F-4 Registration Statement has been declared effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement is in effect and no proceedings for purposes of suspending the effectiveness of the F-4 Registration Statement have been initiated or been threatened by the SEC;

•	the Articles of Incorporation of Holdings and Bylaws of Holdings have been amended and restated in their entirety in the form attached hereto as Exhibits 3.1 and 3.2, respectively; and
•
the Available Closing Cash Amount is no less than $40,000,000 and Home Plate has made all necessary and appropriate arrangement prior to the Closing Date for any portion of the Available Closing Cash Amount held in the Trust Account be released from the Home Plate Trust Account in connection with the Closing.

Heidmar, Holdings, Merger Sub and Heidmar Shareholders
The obligations of Heidmar, Holdings, Merger Sub and the Heidmar Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Heidmar of the following conditions:
•
All of the warranties contained in Section 4.1, Section 4.2, Section 4.16 and Section 4.21 of the Business Combination Agreement (the “Home Plate Fundamental Warranties”) shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date);

•
the representations and warranties of Home Plate contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date);

•
all of the other representations and warranties of Home Plate set forth in the Business Combination Agreement will be true and correct on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been true and correct as of such date, subject to the following clause(B)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Home Plate;
•
Home Plate has performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants required by the Business Combination Agreement to be performed to complied with by it on or prior to the Closing Date;

•
Home Plate has delivered to Heidmar a customary officer’s certificate, dated the date of the Closing, signed by an officer of Home Plate, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•	no Material Adverse Effect has occurred with respect to Home Plate since the date of the Business Combination Agreement;
•
Home Plate has made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Home Plate Trust Account disbursed to Home Plate on the Closing Date, and all such funds released from the Home Plate Trust Account will be available to Home Plate following the Merger;

•
Home Plate has provided all stockholders of Home Plate Class A Common Stock with the opportunity to make redemption elections with respect to their Home Plate Class A Common Stock pursuant to the Redemption Rights; and

•	a counterpart to the Ancillary Documents required to be executed by Home Plate at or prior to the Closing Date has been executed and delivered to Heidmar.
Home Plate
The obligations of Home Plate to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Home Plate of the following conditions:
•
all of the warranties contained in Section 6.1(a), Section 6.2, Section 6.4, Section 6.5, Section 6.6 and Section 6.26 of the Business Combination Agreement (the “Heidmar Fundamental Warranties”), and all of the warranties contained in Section 7.1, Section 7.2, and Section 7.8 of the Business Combination Agreement (the “Heidmar Shareholders Fundamental Warranties”) will be true and correct in all material respects on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been so true and correct as of such date);

•
the representations and warranties of Heidmar and the Heidmar Shareholders contained in Section 6.3 and Section 7.3 of the Business Combination Agreement will be true and correct (except for de minimis inaccuracies) on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been so true and correct as of such date);

•
all of the other representations and warranties of Heidmar and the Heidmar Shareholders set forth in the Business Combination Agreement will be true and correct on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been true and correct as of such date, subject to the following clause (B)) and (B) other than representations and warranties set forth in Section 6.8(b) of the Business Combination Agreement, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have (x) a Material Adverse Effect on Heidmar or (y) a Material Adverse Effect on the Heidmar Shareholder’s ability to consummate the Transactions or perform their obligations under the Business Combination Agreement;

•	all of the warranties contained in Section 5.1, Section 5.2, Section 5.5 and Section 5.7 of the Business Combination Agreement (the “Holdings Fundamental Warranties”), will be true and correct in all material respects on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been so true and correct as of such date);
•
All of the other representations and warranties of Holdings set forth in the Business Combination Agreement will be true and correct on and as of the date of the Business Combination Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been true and correct as of such date, subject to the following clause (B)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdings;

•
each of Heidmar, the Heidmar Shareholders, Holdings and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreement and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing;

•
Heidmar and each of the Heidmar Shareholders has delivered to Home Plate a customary officer’s certificate, dated the date of the Closing, signed by an officer of each of Heidmar and each of the Heidmar Shareholders, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•	no Material Adverse Effect has occurred with respect to Heidmar since the date of the Business Combination Agreement; and
•
a counterpart to the Ancillary Documents required to be executed by Heidmar, the Heidmar Shareholders, Holdings and Merger Sub at or prior to the Closing have been executed and delivered to Home Plate.

Ownership of Holdings
It is anticipated that, upon completion of the Business Combination: (i) the Public Shareholders (other than the PIPE Investors) will own approximately   % of Holdings on a fully diluted basis; (ii) the PIPE Investors will own approximately   % of Holdings on a fully diluted basis; (iii) the Sponsor will own approximately   % of Holdings on a fully diluted basis; and (iv) the Heidmar Shareholders will own approximately   % of Holdings on a fully diluted basis. These levels of ownership interests assume that (A) no shares of Home Plate Class A Common Stock are elected to be redeemed by the Home Plate stockholders and (B) that    Holdings Common Shares are issued to the PIPE Investors in connection with the PIPE Investment. If the actual facts are different than these assumptions, the ownership percentages in Holdings will be different. The ownership percentages with respect to Holdings following the Business Combination do not take into account any awards to be issued under the Equity Incentive Plan to be entered into in connection with the Business Combination or the Holdings Public Warrants, but do include Founder Shares, which will be exchanged for Holdings Common Shares at the closing of the Business Combination on a one-for-one basis and includes approximately   shares. If the actual facts are different than these assumptions, the ownership percentages in Holdings will be different.
For further information related to the determination of the number of Holdings Common Shares to be issued to the Heidmar Shareholders upon completion of the Business Combination, please see the section entitled “The Business Combination—Consideration to the Heidmar Shareholders in the Business Combination.”
The following table illustrates varying ownership levels in Holdings immediately following the consummation of the Business Combination, assuming (i) no redemptions by the Home Plate stockholders, (ii) the maximum number of redemptions by the Home Plate Stockholders (assuming that 4,000,000 Holdings Common Shares are issued in connection with the PIPE Investment), (iii) that the amount in the Home Plate Trust Account is $   (which was the approximate value of the Trust Account as of    , 2023, not taking into account $7,000,000 of deferred underwriting fees to be paid), and (iv) that PIPE Investors fund the PIPE Investment in full in accordance with the Subscription Agreements. For more information on the “Maximum Redemption” scenario, see “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation.”

	Assuming no further redemptions(1)		Assuming maximum redemptions
	# of shares	% of shares	# of shares	% of shares
Home Plate Public Stockholders(2)	2,682,935	9%	410,000	2%
Home Plate Initial Stockholders(3)	1,662,500	6%	1,662,500	6%
Home Plate Anchor Investors	1,350,000	5%	1,350,000	5%
PIPE Investors(4)	5,750,000	20%	5,750,000	22%
Heidmar Shareholders(5)	17,212,500	60%	17,212,500	65%
	28,657,935	100%	26,385,000	100%
(1)	Takes into account the previous redemption of 17,727,065 shares of Home Plate Class A Common Stock in connection with the Extension Meeting.
(2)
Excludes all outstanding Home Plate Redeemable Warrants (10,000,000), which will be converted to Holdings Warrants pursuant to the Business Combination Agreement. Includes 410,000 Home Plate Shares that will be transferred to certain stockholders of Home Plate immediately prior to the consummation of the Business Combination pursuant to the terms of those certain non-redemption agreements entered into by and between the Sponsor and certain stockholders of Home Plate on March 29, 2023.

(3)
Includes (a) 1,562,500 shares of Home Plate Class A Common Stock held by the Sponsor and (b) 100,000 shares of Home Plate Class A Common Stock held by Home Plate directors. Excludes 1,987,500 shares of Home Plate Class A Common Stock held by the Sponsor, of which (x) 1,212,500 shares will be transferred to the Heidmar Shareholders immediately prior to the Closing for no consideration pursuant to the Business Combination Agreement, (y) 365,000 shares that may be reacquired by the Sponsor subject to vesting conditions relating to the share price and performance of Holdings pursuant to the Sponsor Support Agreement, and (z) 410,000 shares which will be transferred to certain stockholders of Home Plate immediately prior to the consummation of the Business Combination pursuant to the terms of those certain non-redemption agreements entered into by and between the Sponsor and certain stockholders of Home Plate on March 29, 2023. Excludes all outstanding Home Plate Private Warrants (6,600,000) held by the Sponsor, which will be converted to Holdings Private Warrants pursuant to the Business Combination Agreement.

(4)
Share number is based upon the minimum amount of PIPE Shares necessary to maintain the $40.0 million Available Closing Cash Amount pursuant to the Business Combination Agreement in the maximum redemption scenario. As of the date of this proxy statement/prospectus, the Parties have not entered into any Subscription Agreements with any PIPE Investors.

(5)
Includes 1,212,500 shares of Home Plate Class A Common Stock held by the Sponsor to be forfeited to the Heidmar Shareholders in accordance with the Business Combination Agreement. Excludes the right of the Heidmar Shareholders to receive a certain amount of Holdings Private Warrants that would otherwise be issued to the Sponsor in connection with the Closing in the case that the SPAC Transaction Expenses (as defined in the Business Combination Agreement) are greater than the $15.0 million, subject to the terms and conditions of the Sponsor Support Agreement.

Background of the Business Combination
The terms of the Business Combination were the result of extensive negotiations between representatives of Home Plate and Heidmar. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
Home Plate is a Delaware corporation incorporated on March 24, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. Home Plate’s business strategy is to focus on high growth, U.S. and international acquisition targets that: (i) provide products or services that offer discernible and material value to customers; (ii) demonstrate a consistent ability to monetize products or services; (iii) participate in large addressable end-markets; (iv) harbor robust secular and scalable growth potential with a clear path to profitability; (v) benefit from near-term fundamental catalysts, propelling earnings and/or equity value; (vi) offer a diverse customer base; (vii) operate a solid economic model, generating stable and predictable cash flows and profits; (viii) maintain protective competitive barriers with defensible intellectual property or unambiguous differentiation; (ix) face easily identifiable and manageable product or execution risks; (x) have a strong and experienced management team with a successful track-record for driving growth and value for investors; (xi) maintain the systems, analytics, and processes to effectively manage risk; (xii) stand to benefit meaningfully from the infusion of capital and the partnership with the Home Plate management team in order to drive future growth and to optimize operations; and (xiii) exhibit readiness to be a public company. The proposed Business Combination with Heidmar was the result of an extensive search for a potential transaction utilizing the broad network of contacts and corporate relationships developed by Home Plate management and directors.
Home Plate was co-founded by Daniel Ciporin and Jonathan Rosenzweig. Daniel Ciporin serves as Chairman and Chief Executive Officer, and Jonathan Rosenzweig serves as Chief Financial Officer and Secretary. Prior to joining Home Plate, Mr. Ciporin served as a General Partner at Canaan Partners, a leading institutional venture capital firm, from early 2007 until his retirement at the end of 2020. Mr. Ciporin also has extensive experience serving as a member of boards of both publicly and privately held companies, Mr. Rosenzweig has served as Senior Partner, Chief Financial Officer, and Head of Investment Verticals at 18 Somerset Capital Management, a FinTech venture capital firm, since January 2023, prior to which time he served as Senior Advisor at 18 Somerset since June 2022. Prior to joining Home Plate, Mr. Rosenzweig served as a senior Advisor to Eden Global Partners, a private equity and capital advisory firm from January to December 2022. Mr. Rosenzweig also served as a Managing Director and Head of Americas Equity Research at Citigroup from 2007 until 2020. In this role, Mr. Rosenzweig was responsible for all equity research product in North America and Latin America for more than 13 years. Prior to that position, Mr. Rosenzweig served in various positions at Citigroup from 1993 to 2007.
On May 5, 2021, (i) Home Plate Initial Stockholders purchased an aggregate of (i) 5,750,000 founder shares for an aggregate purchase price of approximately $25,000, or approximately $0.004 per share, and (ii) the Sponsor committed to purchasing 6,600,000 Home Plate Private Warrants at a price of $1.00 per whole warrant.
On October 4, 2021, Home Plate consummated its initial public offering (“IPO”) of 20,000,000 units, each consisting of one share of Home Plate Class A Common Stock and one-half redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Home Plate Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Home Plate Public Units were sold at an offering price of $10.00 per unit, generating net proceeds to Home Plate of $200,000,000. Simultaneous with the closing of the IPO, Home Plate completed the sale of 7,600,000 Home Plate Private Warrants at a price of $1.00 per warrant in a private placement to certain funds and accounts managed by the Sponsor as well as to Jefferies LLC (“Jefferies”), who acted as the underwriter of the IPO, generating total gross proceeds of $7,600,000. A total of $200,000,000, representing both net proceeds from the IPO (which includes the $7,000,000 deferred underwriting commission) and the private placement, were placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. with Continental Transfer & Trust Company acting as trustee, for the benefit of the Home Plate Stockholders.
Jefferies served as the underwriter in the IPO and, in connection with its role in the IPO, is entitled to a deferred fee of $0.35 per unit sold in the IPO, or $7,000,000 in the aggregate. The deferred fee will become payable to Jefferies from the amounts held in the trust account solely in the event that Home Plate completes a Business Combination, subject to the terms of the underwriting agreement.
Prior to the consummation of the IPO, neither Home Plate, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Home Plate.
Following the closing of the IPO, Home Plate management commenced an active search for businesses or assets to acquire for the purpose of consummating a potential Business Combination. Home Plate management assessed and analyzed multiple prospective business combination targets and opportunities, based on long term growth prospects, strong management team, high barriers to entry, strong recurring revenues, sustainable operating margins and attractive free cash flow characteristics, among other factors. The foregoing criteria were not exhaustive. Any evaluation relating to the merits of a particular business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Home Plate’s management and the Home Plate Board deemed relevant.
Home Plate’s management reviewed self-generated ideas, considered transactions through various investment banking and advisory firms and contacted, and were contacted by, a number of individuals and entities with respect to dozens of business combination opportunities. Weekly meetings were held among members of Home Plate’s management team in order to discuss matters relating to a potential Business Combination. Such meetings were intended to allow Home Plate’s management to discuss updates regarding the status of the evaluation of, and outreach to, potential business combination targets, including, but not limited to, Heidmar.
Initially, Home Plate management focused the search on high growth, US and international acquisition targets in the financial technology and embedded finance industries to capitalize on the ability of its Sponsor to identify, acquire and advise a business that could benefit from the founders’ management expertise and disciplined approach to capital allocation and investment oversight.
After initially concentrating on the financial technology and embedded finance industries, Home Plate management expanded its scope of potential acquisition targets to incorporate a broader array of industries in light of market volatility and waning investor appetite for high growth technology stocks. Without limiting its focus to a specific industry, Home Plate’s primary criteria for evaluating opportunities included profitability or a clear path to near-term profitability, with the prospect for a high rate of continued revenue growth.
Home Plate considered and evaluated more than two hundred potential acquisition targets, and built a database of nearly eight hundred companies in the fintech and embedded finance space from which it drew ideas. Home Plate conducted approximately one hundred sixty-five preliminary executive-level discussions with approximately ninety-four such companies. Following the IPO and prior to November 16, 2022, Home Plate entered into confidentiality agreements with approximately thirty-four potential acquisition targets in the fintech, e-commerce, financial services, energy, industrial, ag-tech, and biotech sectors, among others. Home Plate management conducted meetings with such targets, including Heidmar, and closely evaluated the business and financial models of such targets. Ultimately, Heidmar and four other potential acquisition targets, which included targets in the pharmaceutical, clean energy, bio-manufacturing and aviation industries (the “Other Prospective Targets”) were identified as potential candidates for the Initial Business Combination.
As discussed in more detail below, Home Plate did not proceed to signing a letter of intent and/or exclusivity agreement with the Other Prospective Targets, and chose to pursue Heidmar, in part because Heidmar was both currently profitable and well-positioned to continue to grow its profitability. Further, Home Plate management considered Heidmar to operate in an attractive industry and had experienced rapid growth since current management took over.
In October 2021, Home Plate engaged Latham & Watkins LLP (“Latham”) as legal advisor in connection with its initial business combination.
On October 12, 2022, Home Plate approached Heidmar to begin to discuss the terms of a potential business combination. On October 18, 2022, Mr. Ciporin, Mr. Rosenzweig and Pankaj Khanna, the Chief Executive Officer of Heidmar, held an initial introductory video call to have preliminary discussions regarding a potential business combination. On October 21, 2022, Mr. Ciporin and Mr. Rosenzweig emailed Mr. Khanna following up on their previous meeting, and they held additional video conferences on October 27, 2022, and November 9, 2022 to further discuss, among other things, preliminary matters related to a potential business combination, potential fees (including transaction expenses) involved in any business combination, as well as the relevant experience of Jefferies in the maritime banking space.
On November 10, 2022, the Home Plate Board held a regularly-scheduled board meeting to discuss, among other things, Home Plate’s third quarter 10-Q filing, as well as the potential business combination targets that Home Plate management was considering at that time, including Heidmar.
On November 11, 2022, Mr. Rosenzweig reached out to Mr. Khanna via email to address any additional concerns coming out of their recent discussions.
On November 16, 2022, a meeting was held via teleconference among Home Plate management, including Mr. Ciporin, Mr. Rosenzweig, Heidmar management, including Mr. Khanna, and representatives from Jefferies, to discuss the background of Heidmar, relevant comparable companies and transactions, the mutual interest of Home Plate and Heidmar in a potential business combination, and the financial information Jefferies would need from Heidmar in order to continue to evaluate the potential business combination.
Also on November 16, 2022, representatives of Home Plate sent Heidmar a non-binding letter agreement outlining the proposed terms of a business combination, with details including: (i) contingent consideration, (ii) a concurrent private placement investment in Heidmar by third party investors, (iii) required approvals, (iv) representations and warranties, (v) the conduct of Heidmar pending closing of a business combination, (vi) Heidmar financial statements, (vii) conditions to closing of a business combination, (viii) non-survival of representations and warranties, (ix) termination rights, (x) long-term incentive plan terms, (xi) lock-ups on shares issued to Heidmar’s Shareholders and Sponsor, (xii) management and board of directors following closing of a business combination and (xiii) exclusivity.
From November 16, 2022 through December 22, 2022, Home Plate and Heidmar exchanged drafts of the letter agreement. Terms negotiated in the exchange of drafts included (i) the valuation of Heidmar, (ii) the stock price and performance based triggers for contingent consideration, (iii) the amount of the concurrent private placement investment in Heidmar by third party investors, (iv) the minimum cash condition for closing of a business combination, (v) fees and expenses and (vi) the forfeiture of certain Home Plate Shares held by Sponsor.

Also during this period, from December 2, 2022 to December 8, 2022, Home Plate management and Heidmar management (and their respective representatives) held various video conferences to discuss, among other things, the Heidmar business, certain due diligence matters and preliminary, non-binding terms of the potential business combination agreement and other issues related to the business combination.
On November 30, 2022 and December 9, 2022, meetings were held via teleconference among Home Plate management, including Mr. Ciporin, Mr. Rosenzweig, Heidmar management, including Mr. Khanna, and representatives from Jefferies, to discuss the timing of a potential business combination, the mutual interest of Home Plate and Heidmar in a potential business combination and the key terms of a proposed business combination.
From December 12, 2022 to December 21, 2022, Home Plate management and Heidmar management, including representatives from Seaborne Capital Advisors, financial advisor to Heidmar, held various teleconferences and/or video conferences to further discuss and negotiate the terms of the letter agreement, such as the general economic and other terms of a potential transaction, including, but not limited to, the proposed valuation of Heidmar, the financing process, post-transaction corporate governance, lock-up agreements and a proposed transaction timeline.
On December 16, 2022, representatives from Home Plate’s management held a meeting with the Home Plate Board and presented the merits and limitations of a potential business combination with Heidmar. The Home Plate Board expressed support for the potential transaction and authorized Home Plate management to pursue them further.
On December 22, 2022, Mr. Ciporin on behalf of Home Plate and Mr. Khanna, on behalf of Heidmar, discussed and executed the agreed final version of the non-binding letter agreement reflecting the parties’ conversations regarding a potential business combination (subject to due diligence and negotiation of definitive agreements) involving Home Plate and Heidmar, which reflected, among other things, a pre-money equity valuation of at least $130,000,000 and:
•
the total consideration provided to or for the benefit of Heidmar or its equityholders in connection with the business combination would consist of (i) newly issued shares of common stock of Home Plate (or the ultimate publicly traded company) provided to the Heidmar Shareholders at the Closing, valued at $10.00 per share, which would not be subject to adjustments based on Heidmar’s cash, debt or working capital, (ii) an additional 15% of shares in Home Plate (or the ultimate publicly traded company) with half of those shares issued upon the occurrence of certain share price milestones and half issued upon the occurrence of certain EBITDA milestones, and (iii) 912,500 shares in Home Plate (or the right to receive such shares in the ultimate publicly traded company) allocated to the Heidmar Shareholders and forfeited by Sponsor in connection with a financing in the form of a private investment in the ultimate publicly traded company or other structured financing instrument;

•
the closing of the proposed business combination would be conditioned on customary closing conditions, including (i) approval by the Home Plate Stockholders and the Heidmar Shareholders of the proposed business combination and related matters, (ii) the receipt of governmental and regulatory approvals and necessary third party approvals, (iii) the absence of any injunction or restraint by a governmental entity that would otherwise prohibit the consummation of the Transactions, (iv) completion of required reviews by the SEC, including an effective F-4 registration statement and the approval for listing on an exchange with a name that includes “Heidmar”, (v) the availability of at least $40,000,000 in funds in the Trust Account (after giving effect to any redemptions of Home Plate Shares in connection with the closing of the proposed business combination, and the payment of fees), (vi) Home Plate (or the ultimate publicly traded company) having net tangible assets of not less than $5,000,001, (vii) the execution of all related agreements, (viii) a customary bring-down at the closing of representations and warranties of the parties, (ix) compliance by the parties with covenants under the definitive agreement relating to the proposed business combination in all material respects, and (x) no material change having occurred with respect to Home Plate or Heidmar;

•
subject to certain limited exceptions, all consideration to be issued to the Sponsor and Heidmar Shareholders in the proposed business combination would be subject to a lock-up of twelve months from the closing of the proposed business combination, provided that such lock-up would terminate if the Home Plate shares (or the shares of the ultimate publicly traded company) achieve a per share price of $12.00 for any 20 trading days in any consecutive 30 trading day period beginning 150 days after the closing of the proposed business combination;

•
between the signing of the proposed business combination agreement and the closing of the proposed business combination, Heidmar (a) will use commercially reasonable efforts to (i) operate in the ordinary course of business, (ii) preserve intact its present business organization, (iii) retain its current officers, and (iv) preserve its relationships with its key customers and suppliers and (b) will not take certain extraordinary actions in accordance with the proposed business combination agreement;
•
the Sponsor would enter into a customary support agreement with Heidmar, agreeing to (i) not transfer any Home Plate Shares or Home Plate Warrants, (ii) vote in favor of the Transactions and (iii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Home Plate Shares owned by the Sponsor;

•
the parties will raise financing in the form of a private investment in Home Plate (or the shares of the ultimate publicly traded company) or other structured financing instrument, in an amount and on terms as agreed by Home Plate and Heidmar;

•
in connection with the Closing, Home Plate (or the ultimate publicly traded company) will adopt a long-term incentive plan pursuant to which Home Plate (or the ultimate publicly traded company) may grant cash and equity incentive awards and compensation to eligible service providers, with a number of Home Plate Shares (or the shares of the ultimate publicly traded company) equal to up to 15% of the total number of Home Plate shares (or the shares of the ultimate publicly traded company) that would be issued and outstanding on a fully diluted basis, initially available for issuance under awards granted pursuant to the long-term incentive plan;

•
the Home Plate (or the ultimate publicly traded company) board of directors at closing of the proposed business combination would consist of nine members, with a number of independent directors consistent with NASDAQ requirements, consisting of (i) two directors designated by Home Plate and (ii) seven directors designated by Heidmar;

•	the existing Heidmar management team would remain in place as of the closing of the proposed business combination; and
•	subject to customary terms and conditions, Heidmar Shareholders and the Sponsor would be entitled to mutually agreeable demand registration rights and customary piggyback registration rights.
The pre-money equity valuation of at least $130,000,000 was based on a 25%-30% discount to comparable companies on a fully distributed basis using an enterprise value and EBITDA methodology. In connection with its review of a potential business combination with Heidmar, Home Plate management and the Home Plate Board relied upon, among other things, the financial projections prepared by Heidmar as a factor in determining to proceed with a potential business combination, although no specific weight was given to any particular factor.
On December 26, 2022, meetings were held via teleconference among Home Plate management, including Mr. Ciporin, Mr. Rosenzweig, Heidmar management, including Mr. Khanna, and representatives from Jefferies, to provide a general status update and discuss the timing and process of a potential business combination.
On December 28, 2022, Home Plate management began evaluating different vendors to assist with the diligence analysis of Heidmar, including FTI Consulting (“FTI”).
Between December 22, 2022, when Home Plate executed the letter agreement with Heidmar, and March 19, 2023, when the Home Plate Board approved the Business Combination Agreement, Home Plate’s Board and management engaged in further discussions with, and diligence of, Heidmar, ultimately determining that a transaction with Heidmar would present the most attractive opportunity to maximize value for Home Plate’s shareholders. The decision to pursue the Business Combination with Heidmar over other potential acquisitions was generally the result of, but not limited to, one or more of:
•
the other potential acquisitions did not fully meet the investment criteria of Home Plate, which included, among other things, candidates that (i) are at an inflection point in their growth strategy, (ii) exhibit a need for capital to achieve such growth strategy, (iii) would benefit from Home Plate’s management’s expertise, insight and disciplined approach to capital allocation and investment oversight, (iv) have attractive opportunities to grow the business, and (v) have existing profitability;

•	the determination of the Home Plate Board and Home Plate management that Heidmar was of superior quality to the other potential acquisitions;

•	a difference in valuation expectations between Home Plate and the senior executives or stockholders of the other potential acquisitions; and
•
the attractiveness of Heidmar’s business to Home Plate’s investors, based on, but not limited to, the following features of Heidmar’s business: strong net income outlook, rapid growth, high margins, strong free cash conversion, and the financial ability to issue a potential dividend in the near term.

After the letter agreement was executed, in response to Home Plate’s initial due diligence requests, Heidmar began providing more detailed confidential information to Home Plate regarding Heidmar and the Heidmar Subsidiaries and their collective business operations, and representatives from Home Plate began to conduct business and financial due diligence on Heidmar and granted Home Plate access to Heidmar’s data room.
Between December 2022 and March 2023, Home Plate and its advisors continued to conduct due diligence regarding Heidmar which included, among other things, document review, a review of financial and other information about Heidmar and its industry, as well as additional tax, financial and legal due diligence.
On January 10, 2023, Home Plate engaged FTI to provide financial and tax due diligence services with respect to the Business Combination.
Beginning on January 27, 2023, Home Plate and Heidmar and their respective representatives held weekly telephonic meetings to discuss matters related to the proposed transaction, including due diligence and the preparation of definitive transaction documents.
On January 26, 2023, Latham delivered an initial draft of a Business Combination Agreement to Heidmar’s legal counsel, Seward and Kissel (“S&K”) based on the terms of the letter agreement, as updated by subsequent discussions. As described in more detail below, between January 26, 2023 and March 19, 2023, S&K and Latham met telephonically and exchanged emails and several drafts of the Business Combination Agreement and related documents, including the: (i) Sponsor support agreement, (ii) form of certificate of merger, (iii) form of new registration rights agreement, (iv) forms of lock-up agreements for the Heidmar shareholders and Sponsor, (v) form of warrant assumption agreement, and (vi) form of amended and restated charter and bylaws for Holdings.
The exchange of drafts sought to resolve various issues raised by and between Home Plate and Heidmar, principally regarding: (a) Heidmar’s consent rights and termination rights with respect to the concurrent private placement investment in Heidmar by third party investors, (b) continued listing requirements, (c) distributions of cash by Heidmar to its shareholders prior to closing of the Business Combination and (d) treatment of transaction expenses.
On February 27, 2023, Home Plate engaged Newbridge Securities Corporation (“Newbridge”) to render an opinion to the Home Plate Board as to the fairness, from a financial point of view, of the proposed Business Combination.
On March 7, 2023, the Home Plate Board held a meeting. Newbridge provided a summary of the financial analyses that would underlie Newbridge’s fairness opinion and an overview of the diligence conducted by Newbridge with respect to Heidmar.
At the conclusion of the presentation by Newbridge, FTI provided a summary of its findings with respect to financial and tax due diligence.
Between March 8, 2023 and March 19, 2023, Home Plate, Heidmar, Jefferies, S&K and Latham exchanged comments on the final investor presentation, press release and investor call transcript, which were finalized by March 19, 2023.
On March, 18, 2023, the Home Plate Board received final versions of the following documents: (i) Home Plate Board resolutions approving the Business Combination, (ii) Business Combination Agreement, (iii) Sponsor support agreement; (iv) form of new registration rights agreement; (v) form of Sponsor lock-up agreement; (vi) form of warrant assignment and assumption agreement; and (vii) the forms of the amended and restated articles of incorporation and bylaws of Holdings.
On March 19, 2023, the Home Plate Board held a virtual meeting at which members of Home Plate management and representatives of Latham and Newbridge were present. Representatives of Latham reviewed with the members of the Home Plate Board certain legal matters in connection with the Business Combination and provided an overview to the Home Plate Board of the terms of the Business Combination Agreement and the other agreements related thereto. Representatives of Newbridge then rendered to the Home Plate Board an oral fairness opinion, which was confirmed by delivery of a written opinion, that, as of the date thereof and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge in preparing its opinion, the consideration in the Business Combination was fair, from a financial point of view, to Home Plate’s stockholders.
Following this discussion, upon a motion duly made and seconded, the Home Plate Board unanimously approved and declared advisable the Business Combination Agreement and the other agreements related thereto, and the transaction contemplated thereby, including the Business Combination, to be fair to, advisable and in the best interests of Home Plate and its stockholders and authorized the execution of such agreements by the officers of Home Plate. The Home Plate Board further resolved to submit the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, to Home Plate’s stockholders for approval at a special meeting of Home Plate’s stockholders and recommended that Home Plate’s Stockholders adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, at such meeting.
On March 19, 2023, Home Plate engaged Jefferies to act as Home Plate’s capital markets advisor in connection with the Business Combination and placement agent in connection with one or more financings. Jefferies will receive fees and expense reimbursements for such services in connection with the Business Combination.
On March 19, 2023, Home Plate and Heidmar executed the Business Combination Agreement. On March 20, 2023, Home Plate filed a Current Report on Form 8-K and issued a press release disclosing the execution of the Business Combination Agreement.
On July 17, 2023, Home Plate and Heidmar amended the Business Combination Agreement by entering into the First Amendment to the Business Combination Agreement, which (a) changes the period (to one commencing on July 31, 2023 and ending on August 3,2023) during which Heidmar can terminate the Business Combination Agreement should Heidmar determine, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to Heidmar prior to the Outside Date and (b) alters the structure to one that contemplates that two intermediate holding companies will be formed between Holdings and Merger Sub.
Fairness Opinion of Newbridge
Home Plate retained Newbridge to act as its Fairness Opinion provider in connection with the Business Combination to evaluate the fairness, from a financial point of view, to Home Plate of the consideration to be paid in the Business Combination Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Home Plate selected Newbridge to act as its Fairness Opinion provider in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and the quality of their clients in such transactions.
On March 19, 2023, at a meeting of the Home Plate Board held to evaluate the Business Combination, Newbridge delivered to the Home Plate Board an oral opinion, which was confirmed by delivery of a written opinion, dated March 19, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the consideration to be paid to the shareholders of Heidmar is fair, from a financial point of view, to the Home Plate Stockholders.
The full text of Newbridge’s written opinion to the Home Plate Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Home Plate Board for the benefit and use of the Home Plate Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for Home Plate, or the underlying business decision of Home Plate whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:
•	considered their assessment of general economic, market and financial conditions as well as their experience in connection with similar transactions, and business and securities valuations generally;
•	reviewed drafts of the Business Combination Agreement related to the Business Combination;
•
reviewed Home Plate’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the shares of common stock of Home Plate since its IPO in October 2021;

•
reviewed publicly available financial information of Home Plate filed with the SEC, including its Form 10-Qs, 10-Ks, and certain reports on material events filed on Forms 8-K between October 5, 2021, and March 17, 2023;

•	reviewed a financial model of Heidmar with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by Heidmar’s management team;
•	performed a discounted cash flow analysis layered onto Heidmar’s financial model;
•
performed a Public Company Comparable analysis of similar companies to Heidmar in three different sub-sectors, including “ship-brokering”, “global marine services”, and “asset-light logistics”, to derive the Price-to-Earnings (P/E) multiples;

•	conducted discussions with Heidmar’s management team to better understand Heidmar’s recent business history, and near-term financials; and
•	performed such other analyses and examinations, as Newbridge deemed appropriate.
Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Home Plate that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge did not make any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Heidmar, nor was Newbridge furnished with any such valuation or appraisal. In addition, Newbridge did not conduct any physical inspection of the properties or facilities of Heidmar.
The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Home Plate and its successors. Further, Newbridge expressed no opinion as to what the value of the Home Plate Shares actually will be when the Business Combination is consummated or the prices at which Home Plate Shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.
The following represents a brief summary of the material financial analyses reviewed by the Home Plate Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.
Financial Analyses
Newbridge employed various methods to analyze the range of values of Heidmar.

Comparable Public Company Analysis
To calculate the implied equity value of the operating business, Newbridge first obtained the price-to-earnings (P/E) multiples for the year 2022 and estimated year 2023 from 11 comparable public companies in three different sub-verticals identified by Newbridge as having the most similarities to Heidmar and being relevant for purposes of analysis. The public company comparables were selected using the following criteria: (i) listed on a major Stock Exchange in the United States, Europe or Canada, (ii) operate within 3 sub-verticals, including “ship-brokering”, “global marine services”, and “asset light logistics”, and (iii) had a market capitalization in excess of $100M.
The combined average of the median P/E multiples of such comparable public companies for such time period were approximately 10.5x and this was multiplied by the mid-point of the 2022/2023E Net Income of Heidmar to obtain an implied equity value using this analysis of $240.0M.
The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data as of March 16th, 2023. All dollar values in the table are in millions except per share data
	Balance Sheet
Industry Sector: Shipbroking		Net Income		Earnings Per Share
Company Name	Stock Price	2022	2023E	2022	2023E
Clarkson PLC	$38.4	$121.9	$119.1	$3.0	$2.8
Braemar Plc	3.6	18.5	13.1	0.4	0.3
Valuation Multiples
P / E
Company Name	2022	2023E
Clarkson PLC	12.9x	13.7x
Braemar Plc	10.2x	14.3x
MEDIAN	11.6x	14.0x
	Balance Sheet
Industry Sector: Global Marine Services		Net Income		Earnings Per Share
Company Name	Stock Price	2022	2023E	2022	2023E
Wilh. Wilhelmsen Holding ASA	$23.8	$82.0	$2.6	$6.3	$6.1
James Fisher and Sons plc	3.9	(33.3)	32.2	(1.0)	0.3
Valuation Multiples
P / E
Company Name	2022	2023E
Wilh. Wilhelmsen Holding ASA	3.8x	3.9x
James Fisher and Sons plc	NM	12.2x
MEDIAN	3.8x	8.0x
	Balance Sheet
Industry Sector: Asset Light Logistics		Net Income		Earnings Per Share
Company Name	Stock Price	2022	2023E	2022	2023E
Expeditors International of Washington, Inc.	$107.4	$1,889.4	$1,945.5	$8.3	$8.9
C.H. Robinson Worldwide, Inc.	98.2	1,303.5	1,344.4	7.4	7.9
Landstar System, Inc.	175.8	568.1	572.4	11.8	11.8
GXO Logistics, Inc.	46.1	368.0	380.87	1.7	2.7
XPO, Inc.	33.3	609.0	928.6	1.6	5.3
Hub Group, Inc.	84.6	477.8	475.1	10.6	10.6
Universal Logistics Holdings, Inc.	27.0	240.4	244.0	6.4	6.4

Valuation Multiples
P / E
Company Name	2022	2023E
Expeditors International of Washington, Inc.	13.0x	12.1x
C.H. Robinson Worldwide, Inc.	13.3x	12.4x
Landstar System, Inc.	14.9x	15.0x
GXO Logistics, Inc.	27.6x	16.8x
XPO, Inc.	20.9x	6.2x
Hub Group, Inc.	7.9x	8.0x
Universal Logistics Holdings, Inc.	4.2x	4.2x
MEDIAN	13.3x	12.1x
	2022	2023E
Yearly Average of 3 Sub-Sectors	9.5x	11.4x
Average of 2022/2023E	10.5x
Discounted Cash Flow Analysis
The discounted cash flow analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a 10-year projection period. The estimated cash flows for each of the years in the projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present values of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the projection period to arrive at an estimate of value.
Newbridge performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Heidmar for the fiscal years of 2023 through 2032. In applying the DCF Analysis, Newbridge relied on the financial projections prepared by Heidmar that estimated certain revenue growth rates, as well as cashflow margins. Newbridge applied a discount rate of 18.0% and a terminal value based on growth in perpetuity rate of 2.0%.
Newbridge determined that the middle of the range of the discounted cash flow values was $273.8M.
The projections for revenue growth and cash-flow margins between the fiscal years of 2023 and 2025 were provided by the management team of Heidmar. The Assumptions for revenue growth and cashflow margins between the fiscal years of 2026 and 2032 were determined collectively through conversations by the management team of Heidmar, Home Plate and Newbridge.
Miscellaneous
The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Home Plate Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Home Plate. The assumptions of the future performance of Home Plate in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those assumptions or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Home Plate Shares.

Conclusion
The values derived from the different analyses that Newbridge used show a range of values between $240.0M and $273.8M. The consideration to be paid under the Business Combination by Home Plate of $160.0M is below the valuation ranges of the analyses.
Based on its analysis, it is Newbridge’s opinion that, the consideration paid in the Business Combination is fair, from a financial point of view, to Home Plate’s stockholders.
The type and amount of consideration payable in the Business Combination was determined through negotiations between Home Plate and Heidmar, and was approved by the Home Plate Board. The decision to enter into the Business Combination Agreement was solely that of the Home Plate Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the Home Plate Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Home Plate or Heidmar’s management with respect to the Business Combination.
Fees and Expenses
As compensation for Newbridge’s services in connection with the rendering of its opinion to the Home Plate Board, Home Plate agreed to pay Newbridge a fee of $90,000, of which $60,000 was paid upon delivery of the opinion and the remaining $30,000 is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the opinion.
Home Plate’s Board of Directors’ Reasons for the Approval of the Business Combination
Home Plate was formed for the purpose of effecting a business combination. As described above, the Home Plate Board sought to do so by using the networks and industry experience of the Sponsor, the Home Plate Board, and Home Plate management to identify and acquire one or more businesses.
The Home Plate Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Home Plate Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Home Plate Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Home Plate Board may have given different weight to different factors. This explanation of the reasons for the Home Plate Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Forward-Looking Statements.”
Before reaching its decision, the Home Plate Board reviewed the results of the due diligence conducted by Home Plate’s management and Home Plate’s advisors and consultants, which included:
•
meetings and calls with Heidmar’s management regarding the Company’s business model, operations and forecasts; a legal due diligence review conducted by Latham, which included, among other things, a review of material contracts, litigation matters and other legal matters and documents posted to a virtual data room, and conference calls with Heidmar and its representatives;

•	tax and financial due diligence conducted by FTI;
•	review of the virtual data room provided by Heidmar;
•	review of analysis prepared by, and discussions with, various Home Plate’s advisors and consultants;
•	consultation with legal counsel;
•	meetings with various customers and suppliers of Heidmar;
•	a fairness opinion from Newbridge; and
•
financial and valuation analysis of Heidmar and the Business Combination, including, among other things, a review of Heidmar’s financial statements, its business model, and publicly traded comparable company analyses.

In evaluating the Business Combination, the Home Plate Board consulted with its legal counsel and other advisors and considered a number of factors. In particular, the Home Plate Board considered, among other things, the following factors, although not weighted or in any order of significance:
•
Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from Home Plate and Heidmar’s management regarding (i) Heidmar’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, with specific reference to the shipping logistics and services business, as well as management’s projections for such metrics and other projected financial information for the 2023 and 2024 fiscal years, (ii) general economic, industry, regulatory, and financial market conditions and (iii) opportunities and competitive factors within Heidmar’s industry.

•	Asset-light Business Model. Heidmar’s service-oriented business model provides for high margins and high operating leverage that benefits from economies of scale.
•
Proprietary, Industry leading Commercial Management System. Heidmar developed in-house and improved over the last eighteen years, its own proprietary software eFleetWatch. This single platform utilizes data inputs from operations, claims, accounting systems, and chartering, to serve charterers, brokers, agents, suppliers and pool partners, and distinguishes Heidmar from its competitors.

•	Rapid Growth. Heidmar has experienced significant revenue growth since 2020 when current management took over.
•	Strong Margin. Heidmar’s business model and strategy should generate strong margins as well as stable and predictable cash flows and net income going forward.
•	Category Leadership. Heidmar engages with industry leading counterparties, including high quality vessel owner customers and blue chip cargo owner counterparties.
•
Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $261.4 million, which the Home Plate Board believes represents an attractive valuation.

•	Target Dividend. Holdings is expected to be able to provide regular yield to shareholders following the Closing through a target $0.30 per share annual dividend.
•
Best Available Opportunity. The Home Plate Board determined, after a thorough review of other business combination opportunities reasonably available to Home Plate, that the proposed Business Combination represents the best potential business combination for Home Plate based upon the process utilized to evaluate and assess other potential acquisition targets, and the Home Plate Board’s belief that such processes had not presented a better alternative.

•
Experienced, Proven, and Committed Management Team. The Home Plate Board considered the fact that Holdings will be led by the Heidmar management team, which has a track record of operational excellence, financial performance, growth, and innovation.

•
Continued Significant Ownership by Heidmar. The Home Plate Board considered that Heidmar’s existing equity holders would be receiving a significant amount of Holdings Common Shares in the proposed Business Combination and that Heidmar’s principal shareholders and key executives are “rolling over” their existing equity interests of Heidmar into equity interests in Holdings and are also agreeing to be subject to a “lock-up” of up to one year after Closing (subject to certain additional terms).

•
Substantial Retained Proceeds. A significant portion of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Home Plate’s Trust Account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund Heidmar’s existing operations and support new and existing growth initiatives. Home Plate’s Board considered this as a strong sign of confidence in Heidmar following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Negotiated Transaction. The Home Plate Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between Heidmar and Home Plate.

In the course of its deliberations, the Home Plate Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:
•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.
•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•
Redemption Risk. The risk that a significant number of Home Plate’s Stockholders elect to redeem their shares in connection with the consummation of the Business Combination, which would reduce the amount of cash available to the post-combination company to fund its business plan following the Closing.

•	Shareholder Vote Risk. The risk that Home Plate’s Stockholders may fail to provide the votes necessary to approve the Business Combination.
•
Litigation Risk. The risk of potential litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Closing Conditions Risk. The risk that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Home Plate’s control.
•
Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Business Combination and the substantial time and effort of Heidmar management and Home Plate management required to complete the Business Combination.

•	Other Risks. Various other risk factors associated with Heidmar’s business, as described in the section titled “Risk Factors.”
The Home Plate Board concluded that the potential benefits that it expects Home Plate and the Home Plate Stockholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination.
Certain Unaudited Prospective Financial Information of Heidmar
Heidmar does not as a matter of course make public projections as to its future revenues, performance, financial condition or other results. However, Heidmar’s management prepared internally derived unaudited prospective financial information for the year ending December 31, 2023 and provided it to Home Plate and Home Plate’s financial advisors for their use as a component of their overall evaluation of Heidmar. You should not consider the inclusion of this information as an indication that Heidmar, its management, board of directors, financial advisors or any other party considered (or now considers) it to be predictive of actual future results.
The unaudited prospective financial information is included in this proxy statement/prospectus solely to provide Home Plate’s Stockholders access to information made available in connection with the Home Plate Board’s consideration of the Business Combination. The unaudited prospective financial information should not be viewed as public guidance. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared, which was March 19, 2023.
The unaudited prospective financial information was prepared in good faith by Heidmar’s management team. This information is based on Heidmar management’s reasonable estimates and assumptions with respect to the expected future financial performance of Heidmar at the time they prepared this information and speak only as of that time.
The unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Heidmar’s business, all of which are difficult to predict and many of which are beyond Heidmar’s and Home Plate’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than the information estimates. The unaudited prospective financial information is subjective in many respects and thus is susceptible to multiple interpretations based on actual experience and business developments. The unaudited prospective financial information constitute forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Heidmar’s and Home Plate’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Heidmar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements”.
In arriving at the unaudited prospective financial information, the material assumptions that Heidmar’s management considered, included, but were not limited to, the following (assuming no off-hire days):
•	Commercial Management
Vessel Type	Gross TCE	Commission	Daily agency fee	Number of ships
VLCCs	$100,000	1.75%	$0	18
Suezmaxes	$80,000	1.25%	$387	10
Afra/LR2s	$80,000	1.25%	$300	17
MR2s/MR1s	$60,000	1.25%	$250	15
Small tankers	$30,000	1.25%	$250	5
Capesize	$35,000	1.25%	$250	5
Panamax	$25,000	1.25%	$0	5
Supramax	$22,500	1.25%	$0	5
Handy	$18,500	1.25%	$0	2
•	Technical Management
Calendar Days in 2023	183
Number of tanker vessels	30
Number of dry vessels	20
Daily Fee (tankers)	$450
Daily Fee (dry vessels)	$300
Daily Cost per vessel	$150
Heidmar’s management prepared the unaudited prospective financial information solely for internal use and not with a view toward public disclosure or toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The unaudited prospective financial information included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Heidmar’s management. Neither the independent registered public accounting firms of Heidmar or Home Plate nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of Heidmar and Home Plate assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The report of Deloitte Certified Public Accountants S.A. included in the financial statements in this proxy statement/prospectus relates to the historical financial statements of Heidmar. It does not extend to the unaudited prospective financial information and should not be read to do so.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Nonetheless, a summary of the unaudited prospective financial information is provided in this proxy statement/prospectus because the unaudited prospective financial information were made available to Home Plate. Inclusion of this information is an indication that Heidmar, its management, board of directors, financial advisors or any other party considered (or now considers) it to be predictive of actual future results. You should not consider the inclusion of the unaudited prospective financial information in this proxy statement/prospectus as an indication that Home Plate, the Home Plate Board, or their respective affiliates, advisors or other representatives considered (or now considers) it to be predictive of actual future results or that is should support or fail to support your decision whether to vote for or against any of the proposals at the special meeting. No person has made or makes any representation or warranty to any Home Plate stockholder regarding the information included in the unaudited prospective financial information. The unaudited prospective financial information is not fact and is not necessarily indicative of future results, and you are cautioned not to place undue reliance on this information. The unaudited prospective financial information should not be viewed as public guidance.
Home Plate and Holdings urge you to review the financial statements of Heidmar included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.
Heidmar uses certain financial measures in the unaudited prospective financial information that are not prepared in accordance with U.S. GAAP as supplemental measures to assess operational performance and in planning and forecasting future periods. While Heidmar believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with U.S. GAAP, are not reported by all of Heidmar’s competitors and may not be directly comparable to similarly titled measures of Heidmar’s competitors. You should not consider non-GAAP financial measures in isolation from, or as a substitute for, financial information presented in accordance with U.S. GAAP nor should you consider them in isolation or as a substitute for net income and revenues, which are the most directly comparable measures of performance prepared in accordance with GAAP. Financial measures included in the unaudited prospective financial information provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the unaudited prospective financial information are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a U.S. GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the unaudited prospective financial information was prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the projections may not align with those underlying the non-GAAP measures presented in “Heidmar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Heidmar and Certain Information About Heidmar—Operating Statistics and Reconciliation of GAAP to non-GAAP Measures.”
Below is a summary of the unaudited prospective financial information prepared by Heidmar’s management on March 19, 2023.
($ in millions)	2021A(1)	2022A(1)	2023E
Revenue
Voyage and time charter revenue	—	9.4	19.9
Trade revenues, including related parties	4.8	14.5	28.1
S&P brokerage	—	0.2	1.5
Technical management services	—	—	3.6
Total Revenue	4.8	24.1	53.1
Expenses
Charter-in expenses	—	(5.4)	(8.5)
Technical management services	—	—	(1.4)
General and administration expenses	(2.9)	(5.0)	(10.3)
Impairment loss	(0.7)	—	—
Gain on lease termination	0.4	—	—
Total Expenses	(3.2)	(10.4)	(20.2)
Other (Expenses)/Income
Interest(2)	—	(0.4)	(1.0)
Depreciation(2)	(0.5)	(3.3)	(8.9)
Syndication income	—	6.1	6.6
Net Income	1.1	16.1	29.6
(+) Impairment loss	0.7	—	—
(+/-) Gain/(loss) on lease termination	(0.4)	—	—
Adjusted EBITDA(3)	1.4	16.1	29.6
(1)	Based on unaudited financial results.
(2)	Depreciation and interest based on lease accounting treatment.
(3)	As defined in “Frequently Used Terms”.

Updated Prospective Financial Information as of June 2023:
Following the finalization of its financial statements for fiscal years 2021 and 2022, Heidmar’s management revised its unaudited prospective financial information for the year ending December 31, 2023 on the basis of the same assumptions set forth above. The table below sets forth Heidmar’s revised unaudited prospective financial information for 2023, along with historical information for 2021 and 2022 that has been derived from Heidmar’s audited financial statements that you can find elsewhere in this proxy statement/prospectus. The differences between the prospective financial information below and the prospective financial information prepared in March 2023 primarily relate to the reclassification of syndication income, related party to Revenue from Other (Expenses)/Income in line with the classification in the financial statements and other immaterial items.
($ in millions)	2021A	2022A	2023E
Revenue
Voyage and time charter revenues	—	9.5	19.9
Trade revenues, including related parties	4.8	14.2	28.1
S&P brokerage	—	0.2	1.5
Syndication income, related party	—	6.2	6.6
Technical management services	—	—	3.6
Total Revenues	4.8	30.1	59.7
Expenses
Charter-in costs	—	(3.4)	(6.8)
Technical management services	—	—	(1.4)
Voyage expenses	—	(1.1)	—
Operating lease expenses	(0.3)	(3.5)	(9.5)
Profit sharing expense	—	(0.8)	(1.8)
General and administration expenses	(2.9)	(5.1)	(10.3)
Impairment loss	(0.7)	—	—
Gain on lease termination	0.3	—	—
Other income	0.1
Total Expenses	(3.5)	(13.9)	(29.8)
Depreciation	(0.2)	—	—
Net Income	1.1	16.2	29.9
(+) Impairment loss	0.7	—	—
(+/-) Gain/(loss) on lease termination	(0.3)	—	—
Adjusted EBITDA(1)	1.5	16.2	29.9
(1)	As defined in “Frequently Used Terms”.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS) BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, NONE OF HOME PLATE, HEIDMAR, HOLDINGS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE HOME PLATE BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Home Plate Board to vote in favor of the Business Combination, Home Plate stockholders should be aware that aside from their interests as stockholders, the Home Plate Initial Stockholders and Home Plate’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Home Plate stockholders generally. The Home Plate Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Home Plate stockholders that they approve the Business Combination Proposal. Home Plate stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.
These interests include, among other things, that:
•	the Home Plate Initial Stockholders have agreed not to redeem any Home Plate Shares in connection with a stockholder vote to approve a proposed initial business combination;
•
the Home Plate Initial Stockholders paid an aggregate of $19,130 for the 3,240,000 Home Plate Founder Shares (after giving effect to the sale by Sponsor of an aggregate of 1,350,000 Home Plate Founder Shares to the Home Plate Anchor Investors at their original purchase price of approximately $0.004 per share and after giving effect to those certain non-redemption agreements entered into by and among Home Plate, the Sponsor and certain stockholders of Home Plate on March 29, 2023, whereby immediately prior to the consummation of the Business Combination, subject to the terms and conditions set forth in the non-redemption agreements, the Sponsor has agreed to transfer an aggregate of 410,000 Home Plate Shares owned by the Sponsor to those certain stockholders) and such securities will have a significantly higher value at the time of the Business Combination which, if unrestricted and freely tradable, would be valued at approximately $  , based on the closing price of the shares of Home Plate Class A Common Stock of $   on Nasdaq on    , 2023 (but given the transfer restrictions on such shares, Home Plate believes such shares have less value);

•
the Home Plate Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Home Plate Founder Shares held by them if Home Plate fails to complete an initial business combination by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•	the Registration Rights Agreement and Lock-Up Agreement will be entered into by the Sponsor upon the closing of the Business Combination;
•
the Sponsor paid an aggregate of $6,600,000 for its 6,600,000 Home Plate Private Warrants with an aggregate market value of approximately $   based on the closing price of the Home Plate Redeemable Warrants of $   on Nasdaq on    , 2023, and that such Home Plate Private Warrants will expire worthless if a business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right;

•
the Home Plate Initial Stockholders have the right to receive   Holdings Common Shares with an aggregate market value of approximately $    based on the closing price of Home Plate Class A Common Stock of $   on Nasdaq on    , 2023, subject to certain lock-up periods;

•
the indemnification of Home Plate’s existing directors and officers will continue after the Business Combination and a “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the closing of the Business Combination for Home Plate’s directors’ and officers’ liability insurance will be purchased and maintained after the Business Combination;

•
the Home Plate Initial Stockholders will lose their entire investment in Home Plate and will not be reimbursed for any out-of-pocket expenses to the extent such expenses exceed the amount not required to be retained in the Trust Account if an initial business combination is not consummated by October 4, 2023, pursuant to Home Plate’s or Heidmar’s termination right; Home Plate’s officers and directors do not currently have any unreimbursed out-of-pocket expenses and do not expect to incur any out-of-pocket expenses for which they are entitled to reimbursement;

•
if the Trust Account is liquidated, including in the event Home Plate is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Home Plate to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Home Plate has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Home Plate, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Home Plate Initial Stockholders have invested an aggregate of $6,619,130 (in respect of the Home Plate Founder Shares and the Home Plate Private Warrants) that will have zero value in the event Home Plate is not able to complete a business combination; and

•
the Home Plate Initial Stockholders and their respective affiliates can earn a positive return on their investment, even if the Public Stockholders have a negative return on their investment in Heidmar.

Redemption Rights
Pursuant to the Home Plate Charter, holders of Public Shares may elect to have their shares of Home Plate Class A Common Stock redeemed for cash in connection with the Business Combination at the applicable redemption price per share calculated in accordance with the Home Plate Charter. As of   , 2023, this would have amounted to approximately $   per share. Each Public Stockholder may seek to redeem all or a portion of his or her Public Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the approval of the Business Combination, including any interest earned on the Trust Account deposits (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares. If a holder of Public Shares exercises its redemption rights, then such holder will be exchanging its shares of Home Plate Class A Common Stock for cash and will not own Holdings Common Shares following the closing of the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Home Plate Class A Common Stock included in the Home Plate Public Units sold in the IPO. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.
Home Plate has no specified maximum redemption threshold under the Home Plate Charter, other than the aforementioned 15% threshold. Each redemption of shares of Home Plate Class A Common Stock by Public Stockholders will reduce the amount in the Trust Account, which held marketable securities with a fair value of approximately $   as of   , 2023. The Business Combination Agreement provides that Heidmar’s obligation to consummate the Business Combination is conditioned on the amount of cash in the Trust Account (after giving effect to the Home Plate Stockholder Redemption) together with the proceeds actually received from the PIPE Financing less the SPAC Transaction Expenses being at least $40,000,000. See the section entitled “The Business Combination Agreement—Conditions to the Closing of the Business Combination.” The conditions to closing in the Business Combination Agreement are for the sole benefit of the parties thereto and may be waived by such parties. In no event will Home Plate redeem its shares of Home Plate Class A Common Stock in an amount that would cause its (or Holdings’ after giving effect to the transactions contemplated by the Business Combination Agreement) net tangible assets to be less than $5,000,001, as provided in the Home Plate Charter. Home Plate stockholders who wish to redeem their Public Shares for cash must refer to and follow the procedures set forth in the section entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights” in order to properly redeem their Public Shares.
Holders of Home Plate Redeemable Warrants will not have redemption rights with respect to such warrants.
Shares of Home Plate Class A Common Stock that are owned by Public Stockholders who do not elect to have their shares redeemed for cash are subject to dilution by other securities being issued in the Business Combination.
The amount of dilution incurred by shares of Home Plate Class A Common Stock that are owned by Public Stockholders who do not elect to have their shares redeemed for cash will depend on the number of shares that are redeemed. See “Unaudited Condensed Combined Financial Information—Basis of Pro Forma Presentation” for a table that summarizes the number of Holdings Common Shares outstanding under the two redemption scenarios—a scenario assuming no further redemptions and a scenario assuming a maximum redemption of 2,272,935 shares (which is the maximum amount that can be redeemed for the Transactions to satisfy the closing condition that the Available Closing Cash Amount be at least $40,000,000). The table includes a description of the dilution as a result of warrants retained by the holders of Home Plate public shares that elect to have their shares redeemed.
Included in the amounts held in trust are approximately $7,000,000 of deferred underwriting commissions that will be released to the underwriter in the IPO in the event the Business Combination is consummated. Assuming no

redemptions, these deferred underwriting commissions were approximately $    (or   %) for each of the Public Shares. Assuming the maximum number of redemptions, these deferred underwriting commissions were in the amount of approximately $   (or   %) of the total for each of the   Public Shares remaining after such redemptions.
Sources and Uses for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination:
Sources & Uses
(No Redemption Scenario—Assuming No Redemptions of the Outstanding
Home Plate Class A Common Stock Shares by Home Plate Stockholders)
Sources		Uses
(USD, in millions)
Home Plate Trust Account(1)	$	Transaction Expenses	$
PIPE Investment	$	Additional Cash on Balance Sheet	$
Heidmar Balance Sheet Cash	$	Heidmar Balance Sheet Cash	$
Home Plate Founder Shares	$	Home Plate Founder Shares	$
Total Sources	$	Total Uses	$
Sources & Uses
(Maximum Redemption Scenario—Assuming Redemptions of 2,272,935(1) of the Outstanding
Home Plate Class A Common Stock Shares by Home Plate Stockholders)
Sources		Uses
(USD, in millions)
Home Plate Trust Account	$	Transaction Expenses	$
PIPE Investment	$	Additional Cash on Balance Sheet	$
Heidmar Balance Sheet Cash	$	Heidmar Balance Sheet Cash	$
Home Plate Founder Shares	$	Home Plate Founder Shares	$
		Redemption of Class A Shares(1)	$
Total Sources	$	Total Uses	$
(1)	See “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation” for the assumptions relating to the “Maximum Redemption” scenario.
Certain Information Relating to Holdings
Listing of Holdings Common Shares and Holdings Public Warrants
Holdings Common Shares and Holdings Warrants currently are not traded on a stock exchange. Holdings intends to apply to list the Holdings Common Shares and Holdings Warrants on the NASDAQ under the symbols “HMR” and “HMRW”, respectively, upon the closing of the Business Combination.
Restrictions on Resales
All Holdings Common Shares and Holdings Warrants received by the Public Stockholders in the Business Combination are expected to be freely tradable, except that Holdings Common Shares and Holdings Public Warrants received in the Business Combination by persons who become affiliates of Holdings for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Holdings generally include individuals or entities that control, are controlled by or are under common control with, Holdings and may include the directors and executive officers of Holdings, as well as its principal shareholders.
Delisting of Shares of Home Plate Class A Common Stock and Deregistration of Home Plate
Home Plate and Heidmar anticipate that, following consummation of the Business Combination, the shares of Home Plate Class A Common Stock, Home Plate Public Units and Home Plate Redeemable Warrants will be delisted from the NASDAQ, and Home Plate will be deregistered under the Exchange Act.

Emerging Growth Company; Foreign Private Issuer; Controlled Company
Holdings is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Holdings will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Holdings has total annual gross revenue of at least $1.235 billion or (c) in which Holdings is deemed to be a large accelerated filer, which means the market value of Holdings Common Shares held by non-affiliates exceeds $700 million as of the last business day of Holdings’ prior second fiscal quarter, and (ii) the date on which Holdings issued more than $1.0 billion in non-convertible debt during the prior three-year period. Holdings intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Holdings independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.
As a “foreign private issuer,” Holdings will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that Holdings must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. Holdings will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. As a foreign private issuer, Holdings will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. In addition, as a “foreign private issuer,” Holdings’ officers and directors and holders of more than 10% of the issued and outstanding Holdings Common Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of common shares as well as from Section 16 short swing profit reporting and liability.
Immediately following the completion of the Business Combination, the Heidmar Shareholders, who are not U.S. persons, will control a majority of the voting power of Holdings’ outstanding common shares. As a result, Holdings will be a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
•	the requirement that a majority of the Holdings Board consist of “independent directors” as defined under the rules of NASDAQ;
•	the requirement that the Holdings Board form a compensation committee composed of at least two independent directors with a written charter addressing the committee’s responsibilities; and
•
the requirement that nominees of the Holdings Board be selected by either (a) independent directors constituting a majority of the Holdings Board’s independent directors or (b) a nominations committee comprised solely of independent directors.

As a foreign private issuer, Holdings must disclose in its next annual report on Form 20-F that it is a controlled company and the basis for that determination. Following the Business Combination, Holdings intends to utilize some or all of these exemptions. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NASDAQ.
Comparison of Shareholder Rights
Until consummation of the Merger, Delaware law and the Home Plate Charter will continue to govern the rights of Home Plate Stockholders. After consummation of the Merger, Marshall Islands law and Holdings’ amended and restated Articles of Incorporation will govern the rights of Holdings Shareholders.
There are certain differences in the rights of Home Plate Stockholders prior to the Business Combination and the rights of Holdings Shareholders after the Business Combination. Please see the section entitled “Comparison of Shareholder Rights.”
Certain Tax Consequences of the Business Combination
Please see the section entitled “Certain Tax Considerations—Certain U.S. Federal Income Tax Consequences of the Business Combination.”
Appraisal Rights
Appraisal rights are not available to holders of Home Plate shares in connection with the Business Combination.

THE BUSINESS COMBINATION AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, which are attached as Annex A and Annex B hereto, respectively. You are urged to read carefully the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary. For the purposes of this section “The Business Combination Agreement”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Holdings, Home Plate, and Heidmar do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Holdings, Home Plate, or Heidmar or any other matter.
General Description of the Business Combination Agreement
General
On March 19, 2023, Home Plate, Sponsor, Holdings, Merger Sub, Heidmar and the Heidmar Shareholders entered into the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) the merger of Merger Sub with and into Home Plate, with Home Plate surviving the Merger as a wholly-owned, direct subsidiary of Intermediate 2 and the Home Plate Stockholders (other than the Home Plate Stockholders electing to redeem their Home Plate Shares or Home Plate Shares held in treasury) becoming Holdings Shareholders, (b) the automatic modification of each Home Plate Warrant to no longer entitle the holder to purchase Home Plate Shares and instead to acquire an equal number of Holdings Common Shares per Home Plate Warrant, (c) the acquisition by Holdings of all of the issued and outstanding share capital of Heidmar from the Heidmar Shareholders in exchange for the issuance of Holdings Common Shares and, if applicable, the issuance of the Heidmar Earnout Shares, pursuant to which Heidmar will become a direct, wholly-owned subsidiary of Holdings, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein.
On July 17, 2023, Home Plate and Heidmar amended the Business Combination Agreement by entering into the First Amendment to the Business Combination Agreement, which (a) changes the period (to one commencing on July 31, 2023 and ending on August 3,2023) during which Heidmar can terminate the Business Combination Agreement should Heidmar determine, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to Heidmar prior to the Outside Date and (b) alters the structure to one that contemplates that two intermediate holding companies will be formed between Holdings and Merger Sub.
In consideration for the Merger, each Home Plate Stockholder will receive one Holdings Common Share for each Home Plate Share it holds immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Share Acquisition shall be the issuance of an aggregate number of Holdings Common Shares equal to (a) $160,000,000 divided by (b) $10.00. As additional consideration for the Heidmar Shares acquired by Holdings in connection with the Share Acquisition, (i) Holdings will issue to the Heidmar Shareholders the Heidmar Earnout Shares, subject to the occurrence of certain Triggering Events, as described further in the Business Combination

Agreement, and (ii) Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement, to forfeit the right to receive (1) 1,212,500 Holdings Common Shares and (2) a number of Holdings Warrants equal to one Holdings Warrant for every $5.00 that the transaction expenses of Home Plate exceed $15,000,000, and in each case, the Heidmar Shareholders shall be entitled to additional Holding Shares and Holding Warrants, if any, equal to the amount of such forfeited Holdings Common Shares and Holding Warrants, as described further in the Business Combination Agreement and Sponsor Support Agreement.
Structure of the Business Combination
The Business Combination, subject to and upon the terms and conditions of the Business Combination Agreement, is structured as follows:
(a)
at the Merger Effective Time, Merger Sub and Home Plate will consummate the Merger, pursuant to which Merger Sub will be merged with and into Home Plate with Home Plate being the surviving entity, following which the separate corporate existence of Merger Sub will cease and Home Plate will continue as the surviving company and a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings;

(b)
at the Merger Effective Time, after giving effect to the Unit Separation, each Home Plate Share that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares and Redeeming Home Plate Shares) will be converted into, and the holder of such Home Plate Share will be entitled to receive the Per Share Merger Consideration;

(c)
at the Share Acquisition Closing, the Heidmar Shareholders will sell, assign and transfer to Holdings, and Holdings will purchase, acquire, assume and accept from the Heidmar Shareholders, all of the issued and outstanding Heidmar Shares, the consideration for which will be (x) the issuance by Holdings of the Closing Number of Shares at the Share Acquisition Closing and (y) the issuance by Holdings of the Heidmar Earnout Shares, subject to and determined in accordance with the Business Combination Agreement;

(d)	at the Share Acquisition Closing, by virtue of the Share Acquisition, Heidmar will become a direct, wholly-owned subsidiary of Holdings.
Conversion of Securities
Immediately prior to the Merger Effective Time each Home Plate Public Unit that is issued and outstanding will be automatically detached and the holder thereof will be deemed to hold one share of Home Plate Class A Common Stock and one-half of a Home Plate Redeemable Warrant (the “Unit Separation”), provided that if a holder of a Home Plate Public Unit would be entitled to receive a fraction of a Home Plate Redeemable Warrant upon the Unit Separation, the number of Home Plate Redeemable Warrants will be rounded down to the nearest whole number of Home Plate Redeemable Warrants without cash settlement for such rounded fraction. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or holders of Home Plate securities or Holdings, after giving effect to the Unit Separation, each Home Plate Share that is outstanding immediately prior to the Merger Effective Time will be converted into, and the holder of such Home Plate Share will be entitled to receive, the Per Share Merger Consideration. All of the Home Plate Shares converted into the right to receive the Per Share Merger Consideration will automatically be cancelled and will cease to exist at the Merger Effective Time.
At the Share Acquisition Closing, which will be immediately prior to the Merger Effective Time, the Heidmar Shareholders will sell, assign and transfer to Holdings, and Holdings will purchase, acquire, assume and accept from the Heidmar Shareholders, all of the legal and beneficial title to the Heidmar Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant organizational documents of Heidmar) and together with all rights attaching to the Heidmar Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Heidmar Shares after the Share Acquisition Closing). The aggregate consideration owed to each Heidmar Shareholder in exchange for each Heidmar Shareholder’s Heidmar Shares will be the issuance of (x) the Closing Number of Holdings Common Shares at the Share Acquisition Closing and (y) the Heidmar Earnout Shares, as determined by provisions of the Business Combination Agreement. Following the Share Acquisition Closing, Heidmar will be a direct, wholly-owned subsidiary of Holdings.

Closing
The Closing will occur as promptly as practicable, but in no event later than three Business Days following the satisfaction, or waiver, if permissible, of all of the closing conditions specified in Article X of the Business Combination Agreement, or at any such other date as Home Plate, Holdings and Heidmar may agree in writing.
Representations, Warranties and Covenants
The Business Combination Agreement contains customary representations, warranties and covenants of Heidmar, Home Plate, Holdings and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties made by Heidmar to Home Plate relating to a number of matters, including the following:
•	organization and qualification to do business, subsidiaries;
•	certification of incorporation and bylaws;
•	capitalization;
•	authority to enter into the Business Combination Agreement;
•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;
•	permits and compliance;
•	financial statements;
•	absence of certain changes or events;
•	absence of litigation;
•	employee benefit plans;
•	labor and employment matters;
•	real property and title to assets;
•	intellectual property;
•	taxes;
•	environmental matters;
•	material contracts;
•	insurance;
•	approval of the board and the shareholders;
•	certain business practices;
•	interested party transactions;
•	the Exchange Act;
•	absence of broker fees; and
•	exclusivity of the representations and warranties made by Heidmar.

The Business Combination Agreement contains representations and warranties made by Home Plate to Heidmar relating to a number of matters, including the following:
•	corporate organization;
•	certificate of incorporation and bylaws;
•	capitalization;
•	authority to enter into the Business Combination Agreement;
•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;
•	compliance;
•	proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;
•	absence of certain changes or events;
•	absence of litigation;
•	approval of the board and the stockholders;
•	absence of broker fees;
•	the Home Plate Trust Account;
•	employees;
•	taxes;
•	the listing of Home Plate Class A Common Stock, Home Plate Redeemable Warrants and Home Plate Public Units; and
•	investigation and reliance.
Under the Business Combination Agreement, Holdings made customary representations and warranties to Home Plate relating to, among other things: organization; capitalization; authority to enter into the Business Combination Agreement; certification of incorporation and bylaws; absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents; permits and compliance; approval of the board and the shareholders; certain business practices; absence of certain changes or events; absence of broker fees; and taxes.
Conduct of Business Pending the Business Combination
Heidmar has agreed that, during the period from the date of the Business Combination and until the earlier of the termination of the Business Combination or the Closing (the “Interim Period”), it will use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. Heidmar has also agreed to use its commercially reasonable efforts to preserve substantially intact its current business organization, keep available the services of its current officers, key employees, and consultants, and preserve the existing relations with Heidmar customers, suppliers, and any other significant business relations.
In addition to the general covenants above, Heidmar has agreed that during the Interim Period, subject to specified exceptions, it will not, without the written consent of Home Plate (which may not be unreasonably conditioned, withheld or delayed):
•	amend, waive or otherwise change, the organizational documents of any of Heidmar or Heidmar Subsidiaries;
•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

•
(A) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, if the payment or setting aside of such dividend, distribution, redemption, purchase or acquisition results in the Heidmar having, as of immediately prior to the Closing, less than (i) $10 million of Net Working Capital or (2) $5 million of cash and cash equivalents; provided, that any such dividend must be paid prior to the Closing;

•
other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $1,000,000 individually or $3,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $3,000,000 in the aggregate, in each case, except for (x) any such transactions among Heidmar or any Heidmar Subsidiary and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;

•
except as required pursuant to any Heidmar benefit plan or Heidmar collective bargaining agreement, (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Heidmar, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Heidmar benefit plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $500,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $500,000 or due to death or disability other than for cause or in the ordinary course of business;

•	waive any restrictive covenant obligations of any employee or individual independent contractor of any of Heidmar or any Heidmar Subsidiary;
•
unless required by applicable Law, a Heidmar benefit plan or a Heidmar collective bargaining agreement, (A) modify, extend or enter into any Heidmar collective bargaining agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Heidmar or any Heidmar Subsidiary;

•
(A) make, change or rescind any material election in respect of taxes, (B) settle any material action in respect of taxes, (C) make any material change in its accounting or tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return obtained in the ordinary course of business), (E) enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material taxes, (G) file any amended material tax return, (H) file any tax return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law), or any other material agreement pertaining to taxes, with any governmental authority;

•
(A) other than in the ordinary course of business or between Heidmar or any Heidmar Subsidiary, (1) sell, assign, transfer or license any Heidmar owned intellectual property to any person, other than incidental licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material registered intellectual property of Heidmar or any Heidmar Subsidiary, or (B) disclose any material trade secrets owned or held by Heidmar or any Heidmar Subsidiary to any person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;

•
terminate, waive or assign any material right under, any Heidmar material contract or enter into any contract that would be a Heidmar material contract if entered into prior to the date hereof, in any case outside of the ordinary course of business;

•	fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;
•	enter into any new line of business other than the business of technical management of vessels;
•
fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•
waive, release, assign, settle or compromise any claim or action (including any action relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the Heidmar financial statements, as applicable;

•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by Heidmar or any Heidmar Subsidiary would exceed $5,000,000 in the aggregate;

•	make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•
other than in connection with the entering of any contracts for the employment of vessels in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of Heidmar or any Heidmar Subsidiaries, taken as a whole, other than (A) licensing of intellectual property in the ordinary course of business, (B) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, (c) transactions among Heidmar or any Heidmar Subsidiaries and (D) the sale or provision of goods or services to customers in the ordinary course of business;

•	enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of Heidmar or any Heidmar Subsidiary;
•	make any change in accounting methods, principles or practices, except as required by GAAP;
•
(A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.14 of the Home Plate disclosure schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

•	authorize or agree to do any of the foregoing actions.

Home Plate has agreed that, during the Interim Period, it will use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. In addition, Home Plate agreed that during the Interim Period, subject to specified exceptions, it will not, without the written consent of Heidmar (which may not be unreasonably withheld, conditioned or delayed):
•	amend, waive or otherwise change, its organizational documents, other than for administrative or de minimis changes;
•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities.

•
split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•
(A) incur, create, assume or otherwise become liable for any indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any indebtedness of the type referred to in (A) of any person, except for borrowing funds in order to obtain an extension or otherwise borrowing up to $100,000 from the Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions;

•	amend, waive or otherwise change the Trust Agreement in any manner;
•
terminate, waive or assign any material right under any material agreement (including any Home Plate material contract) to which it is a party, or enter into any contract that would be a Home Plate material contract if entered into prior to the date hereof;

•	establish any subsidiary or enter into any new line of business;
•
fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•
waive, release, assign, settle or compromise any claim or action (including any action relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Home Plate) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the Home Plate financials;

•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such person in each case, if the aggregate amount of consideration paid or transferred by Home Plate would exceed $50,000 in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);
•	enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities;
•
make, change or rescind any material election in respect of taxes, (B) settle any material action in respect of taxes, (C) make any material change in its accounting or tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return obtained in the ordinary course of business), (E) enter into a tax sharing agreement, tax indemnification agreement, tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material taxes, (G) file any amended material tax return, (H) file any tax return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar law), or any other material agreement pertaining to taxes, with any governmental authority;
•
hire any employee or (B) adopt or enter into any benefit plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of Home Plate for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by Home Plate));

•
enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

•	authorize or agree to do any of the foregoing actions.
Holdings has agreed that, during the Interim Period, it will use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice. In addition, Home Plate has agreed that during the Interim Period, subject to specified exceptions, it will not, without the written consent of Heidmar (which may not be unreasonably withheld, conditioned or delayed):
•	amend, waive or otherwise change, its organizational documents, other than for administrative or de minimis changes;
•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities.

•
split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•
incur, create, assume or otherwise become liable for any indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Heidmar or the Heidmar Subsidiaries;

•	establish any subsidiary or enter into any new line of business;
•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;

•	make any capital expenditures;
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•	enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities; or
•	authorize or agree to do any of the foregoing actions.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The obligations of Heidmar, Home Plate, Holdings and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by Heidmar and Home Plate of the following conditions:
•
the Proposals have been approved and adopted by the requisite vote of Home Plate Stockholders at the special meeting in accordance with the Proxy Statement, Home Plate’s organizational documents and the applicable provisions of the DGCL and NASDAQ;

•
no governmental authority has enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions;

•	immediately following the Closing, after giving effect to any redemption pursuant to the Redemption Rights, Holdings will have net tangible assets of at least five million and one dollar ($5,000,001);
•
the Holdings Common Shares (including the earnout shares) and the Holdings Warrants (including the Holdings Common Shares underlying the Holdings Warrants) have been approved for listing on NASDAQ, subject only to official notice of issuance;

•
the F-4 Registration Statement has been declared effective under the Securities Act. No stop order suspending the effectiveness of the F-4 Registration Statement is in effect and no proceedings for purposes of suspending the effectiveness of the F-4 Registration Statement have been initiated or been threatened by the SEC;

•	the Articles of Incorporation of Holdings and the Bylaws of Holdings have been amended and restated in their entirety in the form attached hereto as Exhibits 3.1 and 3.2, respectively; and
•
the Available Closing Cash Amount is no less than $40,000,000 and Home Plate has made all necessary and appropriate arrangements prior to the Closing Date for any portion of the Available Closing Cash Amount held in the Home Plate Trust Account be released from the Home Plate Trust Account in connection with the Closing.

Other Conditions to Heidmar’s and the Heidmar Shareholders’ Obligations
The obligations of Heidmar, Holdings, Merger Sub and the Heidmar Shareholders to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Heidmar of the following conditions:
•
the representations and warranties of Home Plate contained in Section 4.1, Section 4.2, Section 4.16 and Section 4.21 of the Business Combination Agreement are each true and correct in all materials respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct as of such date. All of the other representations and warranties of Home Plate set forth in the Business Combination Agreement will be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date, in which case such representation and warranty will be true and correct as of such earlier date and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, does not have a Material Adverse Effect on Home Plate;

•
Home Plate has performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants required by the Business Combination Agreement to be performed to complied with by it on or prior to the Closing Date;

•
Home Plate has delivered to Heidmar a customary officer’s certificate, dated the date of the Closing, signed by an officer of Home Plate, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•	no Material Adverse Effect has occurred with respect to Home Plate since the date of the Business Combination Agreement;

•
Home Plate has made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Home Plate Trust Account disbursed to Home Plate on the Closing Date, and all such funds released from the Home Plate Trust Account will be available to Home Plate following the Merger;

•
Home Plate has provided all stockholders of Home Plate Class A Common Stock with the opportunity to make redemption elections with respect to their Home Plate Class A Common Stock pursuant to the Redemption Rights; and

•	a counterpart to the Ancillary Documents required to be executed by Home Plate at or prior to the Closing Date has been executed and delivered to Heidmar.
Other Conditions to Home Plate’s Obligations
The obligations of Home Plate to consummate the Transactions are subject to the satisfaction or written waiver (where permissible) by Home Plate of the following conditions:
•
the representations and warranties of Heidmar contained in Section 6.1(a), Section 6.2, Section 6.4, Section 6.5, Section 6.6 and Section 6.26 of the Business Combination Agreement are each true and correct in all materials respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct as of such date. All of the other representations and warranties of Heidmar and the Heidmar Shareholders as set forth in the Business Combination Agreement will be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date, which representations and warranties will be true and correct as of such date and (B) other than representations and warranties set forth in Section 6.8(b) of the Business Combination Agreement, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have (x) a Material Adverse Effect on Heidmar or (y) a Material Adverse Effect on the Heidmar Shareholders’ ability to consummate the Transactions or perform their obligations under this Business Combination Agreement or the Ancillary Documents to which they are party, as applicable;

•
the representations and warranties of Holdings contained in Section 5.1, Section 5.2, Section 5.5 and Section 5.7 of the Business Combination Agreement are each true and correct in all materials respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representations and warranties that address matters only as of a particular date, in which case such representations and warranties will be true and correct as of such date. All of the other representations and warranties of Holdings set forth in the Business Combination Agreement will be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date, in which case such representation and warranty will be true and correct as of such earlier date and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, does not have a Material Adverse Effect on Holdings;

•
each of Heidmar, the Heidmar Shareholders, Holdings and Merger Sub have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants required by the Business Combination Agreement to be performed to complied with by it on or prior to the Closing Date;

•
Heidmar, each of the Heidmar Shareholders and Holdings has delivered to Home Plate a customary officer’s certificate, dated the date of the Closing, signed by an officer of each of Heidmar, each of the Heidmar Shareholders and Holdings, certifying as to the satisfaction of certain conditions specified in the Business Combination Agreement;

•	no Material Adverse Effect has occurred with respect to Heidmar since the date of the Business Combination Agreement; and
•
a counterpart to the Ancillary Documents required to be executed by Heidmar, the Heidmar Shareholders, Holdings and Merger Sub at or prior to the Closing have been executed and delivered to Home Plate.

Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Heidmar Shareholders or Home Plate Stockholders, respectively, as follows:
(a)	by mutual written consent of Home Plate and Heidmar;
(b)
by written notice by either Home Plate or Heidmar to the other if any of the conditions set forth in Article X of the Business Combination Agreement has not been satisfied or waived by October 4, 2023 (the “Outside Date”), provided however that neither Home Plate or Heidmar has the right to terminate the Business Combination Agreement under this provision if the breach or violation by such Party or its Affiliates (or with respect to Heidmar, the Heidmar Shareholders or Holdings) of any representation, warranty, covenant or obligation under the Business Combination Agreement was the principal cause of the failure of a condition set forth in Article X of the Business Combination Agreement on or before the Outside Date;

(c)
by written notice by either Home Plate or the Heidmar to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement under this provision will not be available to a Party if the failure by such Party or its Affiliates (or with respect to Heidmar, the Heidmar Shareholders or Holdings) to comply with any provision of the Business Combination Agreement was the principal cause of such Legal Restraint;

(d)
by written notice by Heidmar to Home Plate if (i) there has been a breach by Home Plate of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of Home Plate has become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in provisions specified in the Business Combination to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to Home Plate by Heidmar or (B) the Outside Date; provided that Heidmar will not have the right to terminate the Business Combination Agreement pursuant to this provision if at such time Home Plate would be entitled to terminate the Business Combination Agreement pursuant to (f) below;

(e)
by written notice by Heidmar to Home Plate on (or within three Business Days after) July 31, 2023, if (and only if), prior to such date, Heidmar and Home Plate have conducted good faith marketing efforts with potential PIPE Investors regarding the PIPE Investment, and following such marketing efforts Heidmar has determined, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to Heidmar prior to the Outside Date;

(f)
by written notice by Home Plate to Heidmar if (i) there has been a breach by Heidmar, the Heidmar Shareholders or Holdings of any of their respective representations, warranties, covenants or agreements contained in Business Combination Agreement, or if any representation or warranty of Heidmar, the Heidmar Shareholders or Holdings has become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in sections specified in the Business Combination Agreement to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to Heidmar by Home Plate or (B) the Outside Date; provided that Home Plate will not have the right to terminate the Business Combination Agreement pursuant to this section if at such time Heidmar would be entitled to terminate the Business Combination Agreement pursuant to (d) above; or

(g)
by written notice by either Home Plate or Heidmar to the other if the special meeting is held (including any adjournment or postponement thereof) and has concluded, Home Plate Stockholders have duly voted, and the Required Shareholder Approval (as defined in the Business Combination Agreement) was not obtained.

Additional Agreements
Proxy Statement; Registration Statement
As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Home Plate and Heidmar agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Home Plate relating to the special meeting of the Home Plate Stockholders to be held to consider approval and adoption of the Proposals.
Home Plate Stockholders’ Meeting
Home Plate has agreed to call and hold the special meeting as promptly as practicable after the date on which this F-4 Registration Statement becomes effective. Home Plate has agreed, through the Home Plate Board, to recommend to its stockholders that they approve the Proposals contained in this proxy statement/prospectus and agreed to include the recommendation of the Home Plate Board in this proxy statement/prospectus.
Exclusivity
Each party to the Business Combination Agreement has agreed that during the Interim Period, each party will not, without the prior written consent of Heidmar and Home Plate, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal (as defined in the Business Combination Agreement), (ii) furnish any non-public information regarding such party or its affiliates (or, with respect to Heidmar, its subsidiaries) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such party is a party. Each party will notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each party to the Business Combination Agreement will keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each party will, and will cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any Acquisition Proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.
Stock Exchange Listing
Heidmar, Holdings and Home Plate will use their respective commercially reasonable efforts to cause Holdings Common Shares to be issued in connection with the Business Combination to be approved for listing on the NASDAQ at Closing.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
•	Heidmar and Home Plate providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;
•	certain employee benefit matters including the establishment of an equity incentive award plan to be effective after the Closing;
•	director and officer indemnification;

•	prompt notification of certain matters;
•	Heidmar and Home Plate using reasonable best efforts to consummate the Business Combination;
•	public announcements relating to the Business Combination;
•	agreement relating to the intended tax treatment of the Business Combination;
•	cooperation regarding any filings required under the HSR Act and/or other applicable regulatory approvals;
•	the delivery by Heidmar of audited financial statements; and
•	Home Plate making disbursements from the Home Plate Trust Account.
Expenses
Subject to the terms and conditions of the Business Combination Agreement, the fees and expenses incurred in connection with the Business Combination Agreement will be paid by the party incurring such fees or expenses. However, if the Business Combination Agreement is terminated in accordance with its terms, Heidmar will pay, or cause to be paid, all unpaid Heidmar expenses and Home Plate will pay, or cause to be paid, all unpaid Home Plate expenses. If the Closing occurs, then Holdings will pay, or cause to be paid, all unpaid Home Plate and Heidmar expenses as of such time.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed by the parties thereto.

ANCILLARY DOCUMENTS
This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents. Stockholders and other interested parties are urged to read such Ancillary Documents in their entirety prior to voting on the proposals presented at the special meeting. For the purposes of this section “Ancillary Documents”, capitalized terms not defined herein shall have the meaning ascribed to them in the Business Combination Agreement and/or Ancillary Documents as relevant.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor has entered into a Sponsor Support Agreement with Home Plate, Holdings and Heidmar, pursuant to which the Sponsor has agreed to, among other things, (a) waive its anti-dilution rights in the Home Plate Charter with respect to the Home Plate Class B Common Stock, (b) vote at any meeting of Home Plate Stockholders to be called for approval of the Transactions all Sponsor Securities held of record or thereafter acquired in favor of the Shareholder Approval Matters (as defined in the Business Combination Agreement), (c) be bound by certain other covenants and agreements related to the Transactions and (d) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Securities they may hold.
Subject to the conditions set forth in the Sponsor Support Agreement, the Sponsor additionally agreed to subject 365,000 Holdings Common Shares the Sponsor is to receive in connection with the Transactions with respect to its Sponsor Securities to an earn-out that is subject to vesting and release as follows: (i) if at any time prior to or as of the fifth anniversary of the Closing, the VWAP (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is equal to or greater than (A) $12.50, then 91,250 of the Sponsor Earnout Shares will vest, and (B) $14.00, then 91,250 of the Sponsor Earnout Shares will vest, and (ii) if Adjusted EBITDA of Holdings for the twelve months ending (A) December 31, 2023 equals or exceeds $29,000,000, then 91,250 of the Sponsor Earnout Shares will vest, and (B) December 31, 2024 equals or exceeds $35,000,000, then 91,250 of the Sponsor Earnout Shares will vest. If a Change of Control (as defined in the Sponsor Support Agreement) occurs during calendar year 2023, all 182,500 Performance Sponsor Earnout Shares will vest, and if a Change of Control occurs during calendar year 2024, 91,250 Performance Sponsor Earnout Shares will vest. In addition, if a Change of Control occurs during the Share Price Earnout Period (as defined in the Sponsor Support Agreement), pursuant to which Holdings or its shareholders receive consideration implying a value per Holdings Common Share (as determined in good faith by the Holdings Board) of (a) less than $12.50, then no Share Price Sponsor Earnout Shares will vest, (b) greater than or equal to $12.50 but less than $14.00, 91,250 Share Price Sponsor Earnout Shares will vest, and (c) greater than or equal to $14.00, then all 182,500 Share Price Sponsor Earnout Shares will vest.
New Registration Rights Agreement
In connection with the Closing, Holdings, certain Heidmar Shareholders, certain Home Plate Stockholders, the Sponsor and Home Plate will enter into a Registration Rights Agreement, pursuant to which Holdings will agree to register for resale certain Holdings Common Shares and other equity securities of Holdings that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, Holdings will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than 30 days after the Closing. Holdings also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities. The full text of the New Registration Rights Agreement is attached as Exhibit 4.3 hereto, and the terms of which are incorporated herein by reference.
Lock-Up Agreements
In connection with the Closing, the Heidmar Shareholders will enter into agreements providing that the Heidmar Shareholders will not, subject to certain exceptions, transfer any Restricted Securities (as defined in the Heidmar

Shareholder Lock-Up Agreements) during the period commencing from the Closing Date until one year after the Closing Date, subject to earlier release in accordance with its terms. The full text of the Heidmar Shareholder Lock-Up Agreement is attached as Exhibit 10.3 hereto, and the terms of which are incorporated herein by reference.
In connection with the Closing, the Sponsor will enter into an agreement providing that it will not, subject to certain exceptions (including the payment of taxes of its direct or indirect owners arising from the Transactions), transfer any Restricted Securities during the period commencing from the Closing Date until the date that is one year after the Closing Date, subject to earlier release in accordance with its terms. The full text of the Sponsor Lock-Up Agreement is attached as Exhibit 10.3 hereto, and the terms of which are incorporated herein by reference.
Subscription Agreements
Home Plate and Holdings will enter into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors will agree to subscribe for and purchase and Holdings agreed to issue to such PIPE Investors,  Holdings Common Shares, for an aggregate of     in proceeds. The PIPE Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and we are selling them to the PIPE Investors in reliance upon the exemptions provided in Section 4(a)(2) of the Securities Act and Regulation S promulgated thereunder without any form of general solicitation or general advertising.
The closing of the Subscription Agreements is contingent upon, among other things, the substantially concurrent consummation of the Business Combination and related Transactions. As of the date of this proxy statement/prospectus, the Parties have not entered into any Subscription Agreements.

CERTAIN TAX CONSIDERATIONS
U.S. Federal Income Tax Considerations
The following is a discussion of certain U.S. federal income tax consequences for holders of shares of Home Plate Class A Common Stock and Home Plate Redeemable Warrants that either (a) participate in the Business Combination, or (b) elect to have their shares of Home Plate Class A Common Stock redeemed for cash. This discussion also addresses certain U.S. federal income tax consequences of owning and disposing of the Holdings Common Shares and Holdings Public Warrants. This discussion addresses only those Home Plate security holders that hold their securities, and, if they participate in the Merger, will hold Holdings’ securities, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to an alternative minimum tax;
•
persons holding shares of Home Plate Class A Common Stock or Home Plate Redeemable Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax-exempt organizations or governmental organizations;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Home Plate Class A Common Stock or Home Plate Redeemable Warrants being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	holders actually, or through attribution, owning 5% or more (by vote or value) of the Home Plate Shares or, following the Business Combination, the Holdings Common Shares;
•	persons who directly or indirectly hold equity interests in Heidmar prior to the Business Combination;
•	regulated investment companies (RICs) or real estate investment trusts (REITs); the Sponsor or its affiliates and any person directly or indirectly holding Founder Shares;
•	tax-qualified retirement plans;
•	persons subject to the “base erosion and anti-avoidance” tax; and
•	“qualified foreign pension funds”, as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.
If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level.

Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Home Plate Class A Common Stock and Home Plate Redeemable Warrants that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States,
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
•
an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of Home Plate Class A Common Stock and Home Plate Redeemable Warrants, as the case may be, who or that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Treatment of Holdings
Treatment of Holdings as a non-U.S. Corporation for U.S. Federal Income Tax Purposes
As discussed above in the Risk Factor labeled “The IRS may not agree that Holdings (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes,” it will not be known until after the closing of the Business Combination whether Holdings is properly classified as a non-U.S. corporation for U.S. federal income tax purposes. The discussion set forth in such risk factor is incorporated herein in its entirety by reference.
Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Holdings, which is not created or organized in the United States or under the law of the United States or of any State, but is instead a Marshall Islands company, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.
The Code Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized under non-U.S. law will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “80% Ownership Test”). The Treasury Regulations under Section 7874 further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 that are conducted as part of a plan or conducted over a 36-month period, making it more likely that Section 7874 will apply to a foreign acquiring corporation.

Whether the 80% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 80% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect Holdings’ status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.
If it were determined that Holdings is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Holdings and certain Holdings shareholders would be subject to adverse tax consequences, including a higher effective corporate income tax rate on Holdings and future withholding taxes on certain Holdings shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes, and U.S. holders and Non-U.S. holders (as defined below) of Holdings Common Shares and Holdings Public Warrants would be treated as holders of stock and warrants of a U.S. corporation for U.S. federal income tax purposes.
The remainder of this discussion assumes that Holdings will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
All holders are urged to consult their own tax advisor regarding the application of Section 7874 of the Code to the Business Combination and the treatment of Holdings as a Non-U.S. corporation for U.S. federal income tax purposes.
Treatment of Holdings as a “Surrogate Foreign Corporation” for U.S. Federal Income Tax Purposes
In addition to the potential U.S. federal income tax consequences discussed above, Section 7874 of the Code can also apply to limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, cause dividends paid by the non-U.S. acquiring corporation to not be treated as “qualified dividend income,” and may subject the U.S. affiliates (including the acquired U.S. corporation) of the non-U.S. acquiring corporation to additional taxes under Section 59A of the Code (as discussed below). These limitations will potentially apply if: (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the former stockholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “60% Ownership Test”).
If each of these conditions is met, then the non-U.S. corporation would be treated as a “surrogate foreign corporation” and taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of such property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. Further, such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code. Also, dividends paid by a surrogate foreign corporation would not qualify for a reduced rate of tax as “qualified dividend income” currently subject to tax at reduced rates if certain circumstances are met. Additionally, the non-U.S. acquiring corporation may be limited with respect to its ability to acquire U.S. companies over the 36-month period following the Business Combination without triggering adverse tax consequences.
Whether the 60% Ownership Test has been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the 60% Ownership Test is subject to uncertainty, and there is limited guidance regarding their application, such that any changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect Holdings and its U.S.

affiliates, including Home Plate. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.
Even if the IRS does not take a contrary position with respect to the 60% Ownership Test and the 80% Ownership Test, Holdings may still be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following a Business Combination. For purposes of calculating the 60% Ownership Test and 80% Ownership Test with respect to a subsequent acquisition, Treasury regulations under Section 7874 of the Code would exclude certain shares of Holdings, making it more likely that Code Section 7874 would apply to such subsequent acquisition.
Certain U.S. Federal Income Tax Consequences of the Redemption to the Holders of Home Plate Shares
U.S. Holders
Redemption of Home Plate Class A Common Stock. In the event that a U.S. holder’s Home Plate Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Home Plate Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the Home Plate Class A Common Stock, the U.S. holder will be treated as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Home Plate Class A Common Stock” below. If the redemption does not qualify as a sale of the Home Plate Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “—U.S. Holders—Taxation of Redemption Treated as a Distribution.”
Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Home Plate’s stock following the redemption (including any shares constructively owned by the U.S. holder as described in the following paragraph), and if so, the total number of shares of Home Plate’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of Home Plate’s shares outstanding both before and after the redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of Home Plate Class A Common Stock generally will be treated as a sale of the Home Plate Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Home Plate Class A Common Stock that could be acquired pursuant to the exercise of the Home Plate Redeemable Warrants. Moreover, any Home Plate Class A Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination (such as any Home Plate shares owned by Holdings that could be attributed to a U.S. holder) generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of Home Plate’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Home Plate Shares must, among other requirements, be less than 80% of the percentage of Home Plate’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Home Plate Shares and the effects of the Holdings Common Shares to be issued pursuant to the Business Combination on applicable constructive ownership rules). Prior to the completion of an initial business combination, the Home Plate Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not apply. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Home Plate Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Home Plate.
Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Home Plate will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, the treatment of any remaining tax basis of the U.S. holder in the redeemed Home Plate Class A Common Stock is unclear, but it may be added to the basis of other stock or securities constructively owned by it.
Gain or Loss on Redemption Treated as a Sale of Home Plate Class A Common Stock. If the redemption of a U.S. holder is treated as a sale of Home Plate Class A Common Stock, the U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed Home Plate Class A Common Stock. A U.S. holder’s adjusted tax basis in its Home Plate Class A Common Stock generally will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Home Plate Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Home Plate Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Taxation of Redemption Treated as a Distribution. If the redemption of a U.S. holder is treated as a redemption that does not qualify as a sale of Home Plate Class A Common Stock, the U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Home Plate Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Home Plate Class A Common Stock as described under “—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Home Plate Class A Common Stock” above.
Dividends (including amounts treated as dividends paid pursuant to a redemption of Home Plate Class A Common Stock) that Home Plate pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Home Plate Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Home Plate pays to a non-corporate U.S. holder may constitute “qualified dividends” that are eligible for preferential tax rates accorded to long-term capital gains if certain holding period requirements and other conditions are satisfied. It is unclear whether the redemption rights with respect to the Home Plate Class A Common Stock described in this proxy statement/prospectus/information statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of Home Plate Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Home Plate Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
Redemption of Home Plate Class A Common Stock. Subject to the discussion of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Home Plate Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Home Plate Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Home Plate Class A Common Stock, as described under “U.S. Holders—Redemption of Home Plate Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Gain or Loss on Redemption Treated as a Sale of Home Plate Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as applicable.
Gain or Loss on Redemption Treated as a Sale of Home Plate Class A Common Stock. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale or other taxable exchange of Home Plate Class A Common Stock unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or
•	Home Plate Class A Common Stock constitutes a U.S. real property interest by reason of Home Plate’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
•
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, Home Plate believes it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC. The rest of this discussion assumes that Home Plate is not, has not been, and will not be a USRPHC.
Taxation of Redemption Treated as a Distribution. If the redemption of a Non-U.S. holder does not qualify as a sale of Home Plate Class A Common Stock, the Non-U.S. holder generally will be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent such distribution is paid from Home Plate’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Home Plate’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Home Plate Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Home Plate Class A Common Stock and will be treated as described under “Non-U.S. Holders—Gain on Redemption Treated as a Sale of Home Plate Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s Home Plate Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding. Distributions (including amounts treated as distributions pursuant to a redemption of Home Plate Class A Common Stock) on Home Plate Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Home Plate Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Home Plate Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Home Plate Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of Home Plate Class A Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of Home Plate Class A Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of Home Plate Class A Common Stock.
IF YOU ARE A HOLDER OF HOME PLATE CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Consequences of the Business Combination
The discussion below applies to holders of Home Plate Class A Common Stock and Home Plate Public Warrants that do not exercise redemption rights in connection with the Merger and that exchange shares of Home Plate Class A Common Stock and Home Plate Public Warrants for shares of Holdings Common Shares and Holdings Public Warrants in the Merger.
U.S. Holders
The Merger should be treated as a taxable exchange of Home Plate Class A Common Stock (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, of Home Plate Public Warrants) for Holdings Common Shares (or Holdings Public Warrants), and a U.S. holder that participates in the Merger would generally recognize gain or loss in an amount equal to the excess of (i) the fair market value of the Holdings Common Shares (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, of the Holdings Public Warrants) received over (ii) such holder’s adjusted tax basis in its Home Plate Class A Common Stock (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, in such Home Plate Public Warrants) surrendered in the Merger. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Home Plate Class A Common Stock (or Home Plate Public Warrants) exceeded one year at the time of the Merger. It is unclear whether the redemption rights with respect to the Home Plate Class A Common Stock described in this proxy statement/prospectus could toll a U.S. holder’s holding period for purposes of qualifying for long-term capital gain treatment. Long-term capital gains recognized by a non-corporate U.S. holder generally would be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period for the Holdings Common Shares (or Holdings Public Warrants) should begin on the day after the Merger and the U.S. holder’s tax basis in the Holdings Common Shares (or Holdings Public Warrants) received in the exchange should equal the fair market value of such Holdings Common Shares (or Holdings Public Warrants).
Non-U.S. Holders
The Merger should be treated as a taxable exchange of Home Plate Class A Common Stock (and, if the relevant holder owns any Home Plate Public Warrants immediately prior to the Merger, of Home Plate Public Warrants) for Holdings Common Shares (or Holdings Public Warrants), and a Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized in such exchange unless:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met;
•	or the exchanged securities constitute a U.S. real property interest by reason of Home Plate’s status as a USRPHC for U.S. federal income tax purposes.
The gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates, in the same manner as if the Non-U.S. holder were a U.S. holder. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such an effectively connected gain, as adjusted for certain items. The gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to the third bullet point above, Home Plate believes it is not, has not been at any time since its formation, and does not expect to be immediately after the Merger is completed, a USRPHC.
Tax Consequences to Ownership and Disposition of Holdings Common Shares and Holdings Public Warrants
U.S. Holders
Dividends and Other Distributions on Holdings Common Shares. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on Holdings Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Holdings’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Holdings’ current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Holdings Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Holdings Common Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Common Shares and Holdings Public Warrants.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). It is not expected that Holdings will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.
Amounts treated as dividends that Holdings pays to a U.S. holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if Holdings Common Shares are readily tradable on an established securities market in the United States or Holdings is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Holdings is not treated as a PFIC with respect to such U.S. holder at the time the dividend was paid or in the preceding year and is not a “surrogate foreign corporation” (as described above under “—Treatment of Holdings as a ‘Surrogate Foreign Corporation’ for U.S. Federal Income Tax Purposes”), and provided certain holding period requirements are met. United States Treasury Department guidance indicates that Holdings Common Shares, which are intended to be listed on the NASDAQ, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that Holdings Common Shares will be considered readily tradable on an established securities market in later years or that Holdings will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of Holdings’ status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at the time. A U.S. holder may have foreign currency gain or loss, taxable as ordinary income, if the dividend is converted into U.S. dollars after the date of receipt.
Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. There are significant and complex limits on a U.S. holder’s ability to claim foreign tax credits, and recently issued U.S. Treasury regulations further restrict the availability of any such credit based on the nature of the withholding tax imposed by the foreign jurisdiction. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Common Shares and Public Warrants. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Holdings Common Shares or Public Warrants, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such Holdings Common Shares or Public Warrant

(determined as described above or below). A U.S. holder’s adjusted tax basis in the Holdings Common Shares received in exchange for Home Plate Class A Common Stock and in the Holdings Public Warrants converted from Home Plate Redeemable Warrants is described above under “—Certain U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders”.
Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Holdings Common Share or Public Warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Any gain or loss recognized on the sale, exchange or other taxable disposition of Holdings Common Shares or Public Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.
Exercise, Lapse or Redemption of Holdings Public Warrants. Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Holdings Public Warrant, a U.S. holder generally will not recognize taxable gain or loss on the exercise of a Holdings Public Warrant. The U.S. holder’s tax basis in the Holdings Common Share received upon exercise of a Holdings Public Warrant generally will be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the Holdings Public Warrant and the exercise price of such Holdings Public Warrant. A U.S. holder’s adjusted tax basis in a Holdings Public Warrant that was converted from a Warrant is described under “—Certain U.S. Federal Income Tax Consequences of the Business Combination—U.S. Holders”. It is unclear whether the U.S. holder’s holding period for the Holdings Common Shares received upon exercise of the Holdings Public Warrants will begin on the date following the date of exercise or on the date of exercise of the Holdings Public Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Holdings Public Warrants. If a Holdings Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the Holdings Public Warrant.
The tax consequences of a cashless exercise of a Holdings Public Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Holdings Common Shares received would equal the holder’s basis in the Holdings Public Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Holdings Common Shares will commence on the date following the date of exercise or on the date of exercise of the Holdings Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Holdings Common Shares would include the holding period of the Holdings Public Warrants.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Holdings Public Warrants having an aggregate fair market value equal to the exercise price for the total number of Holdings Public Warrants to be exercised, and the U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Holdings Public Warrants deemed surrendered and the U.S. holder’s tax basis in such Holdings Public Warrants. In that case, a U.S. holder’s tax basis in the Holdings Common Shares received would equal the sum of the U.S. holder’s tax basis in the Holdings Public Warrants exercised and the exercise price of such Holdings Public Warrants. It is unclear whether a U.S. holder’s holding period for the Holdings Common Shares would commence on the date following the date of exercise or on the date of exercise of the Holdings Public Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Holdings Public Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. holder’s gain or loss would be short-term.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Holdings Common Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If Holdings redeems Holdings Public Warrants for cash pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Description of Holdings Securities—Warrants” or if Holdings purchases public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Holdings Common Shares and Holdings Public Warrants.”
Possible Constructive Distributions. The terms of each Holdings Public Warrant provide for an adjustment to the number of Holdings Common Shares for which the Holdings Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of Holdings Securities.” An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. holder of the Holdings Public Warrants would be treated as receiving a constructive distribution from Holdings if, for example, the adjustment increases Holdings Public Warrant holders’ proportionate interest in Holdings assets or earnings and profits (e.g., through an increase in the number of Holdings Common Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Holdings Common Shares which is taxable to such holders as described under “Dividends and Other Distributions on Holdings Common Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Holdings Public Warrants received a cash distribution from Holdings equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules. Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Holdings or any of its subsidiaries is treated as a passive foreign investment company (a “PFIC”) for any taxable year during which the U.S. holder holds Holdings Common Shares or Holdings Public Warrants. A non-U.S. corporation, such as Holdings, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if Holdings owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Holdings will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.
If Holdings is a PFIC for any taxable year during which a U.S. holder owns Holdings Common Shares or Holdings Public Warrants and the U.S. holder did not make the QEF or mark to market elections discussed below, Holdings or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns Holdings Common Shares or Holdings Public Warrants, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. holder makes a “deemed sale” purging election with respect to its Holdings Common Shares. If a U.S. holder makes a “deemed sale” purging election, it will be deemed to have sold Holdings Common Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as Holdings does not become a PFIC in a subsequent taxable year, Holdings Common Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” it receives from Holdings or any gain from an actual sale or other disposition of Holdings Common Shares. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if Holdings is and then ceases to be a PFIC and such an election becomes available.
If Holdings is a PFIC for any taxable year during which a U.S. holder holds Holdings Common Shares, then, unless the U.S. holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of Holdings in which it was treated as a PFIC, such U.S. holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of Holdings Common Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for Holdings Common Shares will be treated as an excess distribution. Under these rules:
•	the excess distribution or recognized gain will be allocated ratably over the U.S. holder’s holding period for Holdings Common Shares;

•
the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which Holdings was treated as a PFIC, will be treated as ordinary income; and

•
the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If Holdings is a PFIC for any taxable year during which a U.S. holder holds Holdings Common Shares and any of Holdings’ non-U.S. subsidiaries or other corporate entities in which Holdings owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a lower-tier PFIC). Rules similar to those described above and below would apply to such shares. It is possible that Intermediate 1 and Intermediate 2 may be classified as PFICs for U.S. federal income tax purposes, and there can be no assurance that any of Holdings’ non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. holders should consult their own tax advisor regarding the application of the PFIC rules to Holdings’ lower-tier PFICs (if any).
In general, if Holdings is determined to be a PFIC, a U.S. holder of Holdings Common Shares (but, under current law, not Holdings Public Warrants) may avoid the adverse PFIC tax consequences described above by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of Holdings’ (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which Holdings’ taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
If a U.S. holder has made a QEF election with respect to its Holdings Common Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for Holdings (and each lower-tier PFIC) first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of Holdings Common Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if Holdings is a PFIC for any taxable year, a U.S. holder of Holdings Common Shares that has made a QEF election will be currently taxed on its pro rata share of Holdings’ earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if Holdings is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to Holdings Common Shares for such a taxable year.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from Holdings (or the lower-tier PFIC, if applicable), which includes information about Holdings’ (or the lower-tier PFIC’s) ordinary earnings and net capital gain. If Holdings determines that it is a PFIC for any taxable year, Holdings will endeavor to provide a PFIC Annual Information Statement with respect to itself and any lower-tier PFIC subsidiaries for such taxable year, upon request. However, there can be no assurance that Holdings will know whether it is a PFIC or that it will timely provide the PFIC Annual Information Statement. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
Alternatively, if Holdings is a PFIC and Holdings Common Shares constitute “marketable stock,” a U.S. holder may avoid the adverse PFIC tax consequences discussed above if such U.S. holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Holdings Common Shares and each subsequent taxable year. Such U.S. holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Holdings Common Shares at the end of such year over its adjusted basis in its Holdings Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Holdings Common Shares over the fair market value of its Holdings Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its Holdings Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Holdings Common Shares will be treated as ordinary income.
Currently, a mark-to-market election may not be made with respect to Holdings Public Warrants. Also, because a mark-to-market election cannot be made for any lower-tier PFICs that Holdings may own, if Holdings were a PFIC for any taxable year, a U.S. holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. holder’s indirect interest in any subsidiaries of Holdings that are PFICs.
The mark-to-market election is available only for “marketable stock”—generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ (on which Holdings Common Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Holdings Common Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Holdings Common Shares under their particular circumstances.
The application of the PFIC rules to Holdings Public Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treats an “option” (which would include a Holdings Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provides that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. holders of Holdings Public Warrants would be subject to the PFIC rules described above, but would not be able to make any PFIC elections with respect to Holdings Public Warrants.
However, a U.S. holder may make a QEF election with respect to a Holdings Common Share acquired upon the exercise of a Holdings Public Warrant and a QEF election previously made with respect to Holdings Common Shares will apply to Holdings Common Shares newly acquired upon exercise of a Holdings Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Holdings Common Shares (which under proposed regulations, will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held Holdings Warrants), unless the U.S. holder makes a purging election under the PFIC rules (such as the deemed sale election discussed above). U.S. holders should consult with their own tax advisors regarding the application of the PFIC rules to Holdings Public Warrants.
A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621(Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Holdings Common Shares and Holdings Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Holdings’ securities under their particular circumstances.
Information Reporting, Backup Withholding and Additional Reporting Requirements. Distributions (including constructive distributions) with respect to the Holdings Common Shares and proceeds from the sale, exchange or redemption of the Holdings Common Shares or Holdings Public Warrants may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Certain U.S. holders (and to the extent provided in IRS guidance, certain individual Non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Holdings Common Shares or Holdings Public Warrants, subject to certain exceptions (including an exception for Holdings Common Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Holdings Common Shares or Holdings Public Warrants. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Holdings Common Shares or Holdings Public Warrants.
Non-U.S. Holders
Dividends and Other Distributions on Holdings Common Shares. Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “—U.S. Holders—Possible Constructive Distributions”) received from Holdings on Holdings Common Shares (or, with respect to constructive distributions, on Holdings Public Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the Non-U.S. holder in the United States, in which case, a Non-U.S. holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “—U.S. Holders—Dividends and Other Distributions on Holdings Common Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a Non-U.S. holder that is a corporation that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of Holdings Common Shares and Holdings Public Warrants. Subject to the discussion below concerning backup withholding, Non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Holdings Common Shares or Holdings Public Warrants, unless either:
•
the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, earnings and profits of a corporate Non-U.S. holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Exercise, Lapse or Redemption of Holdings Public Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Holdings Public Warrant, the lapse of a Holdings Public Warrant held by a Non-U.S.

Holder, or Holdings’ redemption of Holdings Public Warrants for cash generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Holdings Public Warrant by a U.S. holder or Holdings’ redemption of Holdings Public Warrants held by a U.S. holder, as described under “—U.S. Holders—Exercise, Lapse or Redemption of Holdings Public Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “—Gain or Loss on Sale, Exchange, or other Taxable Disposition of Holdings Common Shares and Holdings Public Warrants” for a Non-U.S. holder’s gain on the sale or other disposition of Holdings Public Warrants.
Information Reporting and Backup Withholding. Distributions (including constructive distributions) on Holdings Common Shares and Holdings Public Warrants and amounts received with respect to the sale or other disposition of Holdings Common Shares or Holdings Public Warrants will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on Holdings Common Shares paid to the Non-U.S. holder or amounts received with respect to the sale or other disposition of Holdings Common Shares or Holdings Public Warrants by the Non-U.S. holder, regardless of whether any tax was actually withheld.
Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Taxation of Shipping Income: In General
Unless exempt from U.S. federal income taxation under Section 883 of the Code or under an applicable U.S. income tax treaty, a foreign corporation that earns only shipping income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (i) the 4% gross basis tax or (ii) the net basis tax and branch profits tax. For this purpose, shipping income includes income from (i) the use of a vessel, (ii) hiring or leasing of a vessel for use on a time, operating or bareboat charter basis or (iii) the performance of services directly related to the use of a vessel (and thus includes spot, time and bareboat charter income). Holdings (through its subsidiaries) is anticipated to earn substantially all shipping income from the chartering or employment of vessels for use on a spot or time charter basis and certain other income from the Heidmar Pools, which are expected to generally be treated as shipping income for these purposes.
The United States source portion of shipping income is 50% of the income attributable to voyages that begin or end, but not both begin and end, in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the shipping income attributable to such voyages is subject to the 4% gross basis tax. Although the entire amount of shipping income from voyages that both begin and end in the United States would be treated as United States source, Holdings is not permitted by United States law to engage in voyages that both begin and end in the United States. Therefore, Holdings is not expected to have any United States source shipping income.
Shipping income attributable to transportation exclusively between non-United States ports is considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States generally is not subject to U.S. federal income tax.
Unless exempt from tax under Section 883, the Company’s gross United States source shipping income would be subject to a 4% tax imposed without allowance for deductions or, if such United States shipping income is “effectively connected” with the conduct of a trade or business in the United States, U.S. federal corporate income tax (presently imposed at a 21% rate) as well as a branch profits tax (presently imposed at a 30% rate on “effectively connected” earnings), as described below.

Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 and the regulations thereunder, a foreign corporation will be exempt from U.S. federal income taxation on its United States source shipping income if:
•
it is organized in a qualified foreign country, which is one that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer as the “Country of Organization Test”; and

•	one of the following tests is met:
○
more than 50% of the value of its shares is beneficially owned, directly or indirectly, by qualified shareholders, which as defined includes individuals who are “residents” of a qualified foreign country, to which we refer as the “50% Ownership Test”;

○
subject to an exception for closely-held corporations, its shares are “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer as the “Publicly-Traded Test”; or

○	it is a “controlled foreign corporation” and satisfies an ownership test, to which, collectively, we refer to as the “CFC Test.”
The Republic of the Marshall Islands, the jurisdiction where the Company is incorporated, has been officially recognized by the United States Internal Revenue Service (the “IRS”) as a qualified foreign country that grants the requisite “equivalent exemption” from tax in respect of each category of shipping income the Company earns and currently expects to earn in the future. Therefore, the Company will be exempt from U.S. federal income taxation with respect to its United States source shipping income if it satisfies any one of the 50% Ownership Test, the Publicly-Traded Test, or the CFC Test.
For its current and future taxable years, the Company anticipates that it will satisfy the Publicly-Traded Test, as discussed in more detail below, although no assurance can be given that the Company will satisfy the Publicly-Traded Test in any given taxable year. The Company does not currently anticipate a circumstance under which it would be able to satisfy the 50% Ownership Test or the CFC Test.
Publicly-Traded Test
The regulations under Section 883 provide, in pertinent part, that shares of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of shares that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company’s common stock, which is its sole class of issued and outstanding shares, will be “primarily traded” on the NASDAQ.
Under the regulations, the Company’s common stock will be considered to be “regularly traded” on an established securities market if one or more classes of its shares representing more than 50% of its outstanding shares, by both total combined voting power of all classes of shares entitled to vote and total value, are listed on such market during such taxable year, to which we refer as the “listing threshold.” Since the Company’s common stock, which is its sole class of issued and outstanding shares, will be listed on the NASDAQ, the Company believes that it will satisfy the listing threshold.
It is further required that with respect to each class of shares relied upon to meet the listing threshold, (i) such class of shares is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year; and (ii) the aggregate number of shares of such class of shares traded on such market during the taxable year is at least 10% of the average number of shares of such class of shares outstanding during such year or as appropriately adjusted in the case of a short taxable year. The Company believes it will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as is the case with the Company’s common stock, such class of shares is traded on an established market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified share attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of outstanding shares, to which we refer as the “5 Percent Override Rule.”
For purposes of being able to determine the persons who actually or constructively own 5% or more of the vote and value of the Company’s common stock (“5% Shareholders”), the regulations permit the Company to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the SEC, as owning 5% or more of the Company’s common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if the Company can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of the Company’s common stock for more than half the number of days during the taxable year, which we refer to as the “5 Percent Override Exception.” In order to establish this 5 Percent Override Exception, the sufficient 5% Shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and there is not guarantee that we would be able to satisfy them in all cases.
There can be no assurance that changes and shifts in the ownership of our stock by 5% Shareholders will not preclude us from qualifying for the Section 883 exemption in the current or future taxable years.
Taxation in Absence of Section 883 Exemption
If the benefits of Section 883 are unavailable, the Company’s United States source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, to the extent that such income is not considered to be “effectively connected” with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of the Company’s shipping income would be treated as being United States source shipping income, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.
The 21% Net Basis Tax and the 30% Branch Profits Tax
To the extent the Company’s United States source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” United States source shipping income, net of applicable deductions, would be subject to U.S. federal income tax, currently imposed at a rate of 21%. In addition, the Company may be subject to the 30% “branch profits” tax on any earnings and profits effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of the Company’s United States trade or business.
The Company’s United States source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:
•	the Company has, or is considered to have, a fixed place of business in the United States involved in the earning of United States source shipping income; and
•
substantially all of the Company’s United States source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The 4% Gross Basis Tax
The United States imposes a 4% U.S. federal income tax on a foreign corporation’s gross United States source shipping income to the extent such income is not treated as effectively connected with the conduct of a United States trade or business. As a result of the 50% sourcing rule discussed above, the effective tax is 2% of the gross income attributable to voyages beginning or ending in the United States.

Gain on Sale of Vessels
Holdings will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF HOME PLATE CLASS A COMMON STOCK SHARES AND HOME PLATE REDEEMABLE WARRANTS IN CONNECTION WITH THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF HOLDINGS COMMON SHARES AND HOLDINGS PUBLIC WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.
Marshall Islands Tax Considerations
The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by the Company to holders of its common shares that are not residents or domiciled or carrying any commercial activity in the Marshall Islands. No Marshall Islands withholding tax will be imposed on the issuance of common stock to holders of Home Plate Class A Common Stock. The holders of our common shares will not be subject to Marshall Islands tax on the sale or other disposition of such common shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma combined financial information is being provided for illustrative purposes only and should not be considered an indication of the results of operations or financial position of Holdings following the Transactions. The following has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma combined statement of financial position as of December 31, 2022 combines the historical balance sheet of Home Plate and statement of financial position of Heidmar on a pro forma basis as if the Transactions, summarized below, had been consummated as of that date. The unaudited pro forma combined statement of comprehensive income for the year ended December 31, 2022 combines the historical consolidated statement of comprehensive income of Heidmar for the year ended December 31, 2022 and statement of operations of Home Plate for the year ended December 31, 2022, giving effect to the Transactions as if they had occurred as of January 1, 2022. This information should be read together with the Home Plate’s audited financial statements and related notes thereto, and Heidmar’s audited consolidated financial statements and related notes thereto, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus for the year ended December 31, 2022.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using the following:
•	Heidmar’s audited historical consolidated balance sheet as of December 31, 2022, included elsewhere in this prospectus; and
•	Home Plate’s audited historical balance sheet as of December 31, 2022, included elsewhere in this prospectus.
The unaudited pro forma combined statement of income for the year ended December 31, 2022 has been prepared using the following:
•	Heidmar’s audited historical consolidated statement of income for the year ended December 31, 2022, included elsewhere in this prospectus; and
•	Home Plate’s audited statement of operations for the year ended December 31, 2022, included elsewhere in this prospectus.
The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what Heidmar Inc.’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of Heidmar Inc.
The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma combined financial information. As the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma combined financial information should be read in conjunction with the historical financial information included elsewhere in the prospectus.
The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Heidmar,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Home Plate,” “The Business Combination,” “The Special Meeting of Home Plate Stockholders” and other financial information included elsewhere in this proxy statement/prospectus/proxy statement.
Description of the Business Combination
On March 19, 2023, Home Plate, Sponsor, Holdings, Merger Sub, Heidmar and the Heidmar Shareholders entered into the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) the merger of Merger Sub with and into Home Plate, with Home Plate surviving the Merger as a direct, wholly-owned subsidiary of Intermediate 2 and the security holders of Home Plate (other than the security holders of Home Plate electing to redeem their Home Plate Shares, including any Home Plate Shares held in treasury) becoming security holders of Holdings, (b) the automatic modification of each Home Plate Warrant to no longer entitle the holder to purchase Home Plate Shares and instead to acquire an equal number of Holdings Common Shares per Home Plate Warrant, (c) the acquisition by Holdings of all of the issued and outstanding share capital of Heidmar from the Heidmar Shareholders in exchange for the issuance of Holdings Common Shares and, if applicable, the issuance of the Heidmar Earnout Shares, pursuant to which Heidmar will become a direct, wholly-owned subsidiary of Holdings, and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein.
On July 17, 2023, Home Plate and Heidmar amended the Business Combination Agreement by entering into the First Amendment to the Business Combination Agreement, which (a) changes the period (to one commencing on July 31, 2023 and ending on August 3, 2023) during which Heidmar can terminate the Business Combination Agreement should Heidmar determine, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to Heidmar prior to the Outside Date and (b) alters the structure to one that contemplates that two intermediate holding companies will be formed between Holdings and Merger Sub.
In consideration for the Merger, each Home Plate Stockholder will receive one Holdings Common Share for each share of Home Plate Shares it holds immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Share Acquisition shall be the issuance of an aggregate number of Holdings Common Shares equal to (a) $160,000,000 divided by (b) $10.00. As additional consideration for the Heidmar Shares acquired by Holdings in connection with the Share Acquisition, (i) Holdings will issue to the Heidmar Shareholders the Heidmar Earnout Shares, subject to the occurrence of certain Triggering Events, as described further in the Business Combination Agreement, (ii) Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement, to forfeit the right to receive (1) 1,212,500 Holdings Common Shares and (2) a number of Holdings Warrants equal to one Holdings Warrant for every $5.00 that the transaction expenses of Home Plate exceed $15,000,000, and in each case, the Heidmar Shareholders shall be entitled to additional Holding Shares and Holding Warrants, if any, equal to the amount of such forfeited Holdings Common Shares and Holding Warrants, as described further in the Business Combination Agreement and Sponsor Support Agreement.
Heidmar Earnout Agreement
Subject to the terms and conditions of the Business Combination Agreement, Holdings will issue to the Heidmar Shareholders one-quarter of the Heidmar Earnout Shares as promptly as reasonably practicable (but in any event within five business days) after the occurrence of each of the following Triggering Events:
•
If at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $12.50 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period;

•
If at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period;

•	If the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 equals or exceeds $29,000,000; and
•	If the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2024 equals or exceeds $35,000,000.
If a Change of Control occurs (x) following the Closing and prior to December 31, 2023, Holdings will issue to the Heidmar Shareholders one-half of the Heidmar Earnout Shares, or (y) during calendar year 2024, Holdings will issue to the Heidmar Shareholders one-quarter of the Heidmar Earnout Shares. In addition, if a Change of Control occurs during the Share Price Earnout Period, Holdings will issue to the Heidmar Shareholders an amount of the Heidmar Earnout Shares determined in relation to the implied value of the consideration received by Holdings or its shareholders per Holdings Common Share (as determined in good faith by the Holdings Board): (a) greater than or equal to $14.00, one-half of the Heidmar Earnout Shares, (b) greater than or equal to $12.50 but less than $14.00, one-quarter of the Heidmar Earnout Shares or (c) less than $12.50, no additional Heidmar Earnout Shares will vest.

The foregoing summary of the Heidmar Earnout Shares is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, which are attached as Annex A and Annex B hereto, respectively.
Sponsor Earnout Agreement
Subject to the conditions set forth in the Sponsor Support Agreement, the Sponsor agreed to subject 365,000 Holdings Common Shares the Sponsor is to receive in connection with the Transactions with respect to its Sponsor Securities to an earn-out that is subject to vesting and release as follows:
•
if at any time prior to or as of the fifth anniversary of the Closing, the VWAP (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is equal to or greater than (A) $12.50, then 91,250 of the Sponsor Earnout Shares will vest, and (B) $14.00, then 91,250 of the Sponsor Earnout Shares will vest; and

•
if the Adjusted EBITDA of Holdings for the twelve months ending (A) December 31, 2023 equals or exceeds $29,000,000, then 91,250 of the Sponsor Earnout Shares will vest, and (B) December 31, 2024 equals or exceeds $35,000,000, then 91,250 of the Sponsor Earnout Shares will vest.

If a Change of Control (as defined in the Sponsor Support Agreement) occurs during calendar year 2023, 182,500 Sponsor Earnout Shares will vest, and if a Change of Control occurs during calendar year 2024, 91,250 Sponsor Earnout Shares will vest. In addition, if a Change of Control occurs during the Share Price Earnout Period, pursuant to which Holdings or its shareholders receive consideration implying a value per Holdings Common Share (as determined in good faith by the Holdings Board) of (a) less than $12.50, then no additional Sponsor Earnout Shares will vest, (b) greater than or equal to $12.50 but less than $14.00, then 91,250 Sponsor Earnout Shares will vest, and (c) greater than or equal to $14.00, then 182,500 Share Price Sponsor Earnout Shares will vest.
The foregoing summary of the Sponsor Earnout Shares is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, which are attached as Annex A and Annex B hereto, respectively, and the Sponsor Support Agreement, which is included as Exhibit A to the Business Combination Agreement.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as an asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Home Plate will be treated as the “acquired” company not representing a business for financial reporting purposes. Under the terms of the Business Combination Agreement, Heidmar formed Holdings, Intermediate 1 (a direct, wholly owned subsidiary of Holdings), Intermediate 2 (a direct, wholly owned subsidiary of Intermediate 1) and Merger Sub (a direct, wholly owned subsidiary of Intermediate 2). At the Closing, Merger Sub will merge with and into Home Plate, with Home Plate surviving the merger, and the shareholders of Heidmar will transfer all of the Heidmar Shares to Holdings in exchange for Holdings Common Shares. After these transactions, Holdings will be a parent company holding both Heidmar (as a direct, wholly owned subsidiary) and Home Plate (as an indirect, wholly owned subsidiary).
For accounting purposes, the Business Combination will be treated as the equivalent of Heidmar, being the accounting and legal acquiror, issuing stock for the net assets of Home Plate, being the accounting and legal acquiree. The net assets of Home Plate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Heidmar. The current shareholders of Heidmar will have a majority of the voting power of the post-combination company, Heidmar senior management will compose all of the senior management of the post-combination company, and Heidmar’s operations will compose the ongoing operations of the post-combination company.
The Unaudited Pro Forma Condensed Combined Statement of Income does not include the effects of the costs associated with any integration or restructuring activities resulting from the Business Combination, as they are nonrecurring in nature. However, the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Combined Statement of Income includes pro forma adjustments to reduce cash as well as stockholders’ equity and net income, as applicable, to reflect the payment of certain anticipated Business Combination costs.

Accounting Treatment for Earnout
The Company concluded that the Heidmar Earnout Shares and Sponsor Earnout Shares (together, the “Earnout Shares”) will be classified as a liability. The fair value of the Earnout Shares arrangement as of the acquisition date will be accounted for as a liability transaction as of the Closing and remeasured to fair value at each balance sheet date in future reporting periods.
Treatment of Warrants
As part of the business combination, Home Plate Redeemable Warrants and Home Plate Private Warrants will be automatically modified to entitle the holder to purchase Holdings Common Shares instead of Home Plate Shares, and will thereby become Holdings Public Warrants and Holdings Private Warrants, respectively. Home Plate issued Home Plate Redeemable Warrants in connection with its IPO, in addition to issuing Home Plate Private Warrants to the Sponsor and Jefferies. The Holdings Public Warrants and Holdings Private Warrants that will replace each Home Plate Redeemable Warrants and Home Plate Private Warrants are reflected as liabilities in the unaudited pro forma condensed combined balance sheet, consistent with the historical presentation in Home Plate’s unaudited condensed balance sheets.
Basis of Pro Forma Presentation
The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Heidmar and Home Plate have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information has been prepared assuming the actual number of Home Plate Class A Common Stock that were redeemed in March 2023.
The unaudited pro forma condensed combined financial information has been prepared on the basis of the following two scenarios with respect to the potential redemption by Home Plate stockholders of the Home Plate Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account.
1.
Assuming No Further Redemptions: This presentation assumes that no Home Plate stockholders exercise redemption rights with respect to their shares of Home Plate Class A Common Stock upon consummation of the Business Combination and receipt of approximately $57,500,000 in proceeds from the PIPE Investment.

2.
Assuming Maximum Redemptions: This presentation assumes that Home Plate stockholders exercise their redemption rights with respect to 2,272,935 shares of Home Plate Class A Common Stock upon consummation of the Business Combination at a redemption price of approximately $10.00 per share. The maximum redemption amount assumes that there is a minimum of $40,000,001 of cash held either in or outside of the trust account, including the aggregate amount of any proceeds from the PIPE Investment, after giving effect to the payments to redeeming stockholders and the payment of transaction expenses, in accordance with the Available Closing Cash condition in the Business Combination Agreement. The maximum redemption scenario includes all adjustments contained in the no redemption scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table summarizes the pro forma number of Holdings Common Shares outstanding, by source, under the two alternative scenarios presented above, in each case, without giving effect to (i) all outstanding Home Plate Warrants that will be converted automatically to Holdings Warrants pursuant to the Business Combination Agreement or (ii) any Heidmar Earnout Shares or Sponsor Earnout Shares:
	Assuming no further redemptions(1)		Assuming maximum redemptions
	# of shares	% of shares	# of shares	% of shares
Home Plate Public Stockholders(2)	2,682,935	9%	410,000	2%
Home Plate Initial Stockholders(3)	1,662,500	6%	1,662,500	6%
Home Plate Anchor Investors	1,350,000	5%	1,350,000	5%
PIPE Investors(4)	5,750,000	20%	5,750,000	22%
Heidmar Shareholders(5)	17,212,500	60%	17,212,500	65%
	28,657,935	100%	26,385,000	100%
(1)	Takes into account the previous redemption of 17,727,065 shares of Home Plate Class A Common Stock in connection with the Extension Meeting.
(2)
Excludes all outstanding Home Plate Redeemable Warrants (10,000,000), which will be converted to Holdings Warrants pursuant to the Business Combination Agreement. Includes 410,000 Home Plate Shares that will be transferred to certain stockholders of Home Plate immediately prior to the consummation of the Business Combination pursuant to the terms of those certain non-redemption agreements entered into by and between the Sponsor and certain stockholders of Home Plate on March 29, 2023.

(3)
Includes (a) 1,562,500 shares of Home Plate Class A Common Stock held by the Sponsor and (b) 100,000 shares of Home Plate Class A Common Stock held by Home Plate directors. Excludes 1,987,500 shares of Home Plate Class A Common Stock held by the Sponsor, of which (x) 1,212,500 shares will be transferred to the Heidmar Shareholders immediately prior to the Closing for no consideration pursuant to the Business Combination Agreement, (y) 365,000 shares that may be reacquired by the Sponsor subject to vesting conditions relating to the share price and performance of Holdings pursuant to the Sponsor Support Agreement, and (z) 410,000 shares which will be transferred to certain stockholders of Home Plate immediately prior to the consummation of the Business Combination pursuant to the terms of those certain non-redemption agreements entered into by and between the Sponsor and certain stockholders of Home Plate on March 29, 2023. Excludes all outstanding Home Plate Private Warrants (6,600,000) held by the Sponsor, which will be converted to Holdings Private Warrants pursuant to the Business Combination Agreement.

(4)
Share number is based upon the minimum amount of PIPE Shares necessary to maintain the $40.0 million Available Closing Cash Amount pursuant to the Business Combination Agreement in the maximum redemption scenario. As of the date of this proxy statement/prospectus, the Parties have not entered into any Subscription Agreements with any PIPE Investors.

(5)
Includes 1,212,500 shares of Home Plate Class A Common Stock held by the Sponsor to be forfeited to the Heidmar Shareholders in accordance with the Business Combination Agreement. Excludes the right of the Heidmar Shareholders to receive a certain amount of Holdings Private Warrants that would otherwise be issued to the Sponsor in connection with the Closing in the case that the SPAC Transaction Expenses (as defined in the Business Combination Agreement) are greater than the $15.0 million, subject to the terms and conditions of the Sponsor Support Agreement.

All numbers given below are in U.S. dollars except as indicated otherwise. Certain amounts that appear in this section may not sum due to rounding.
The historical financial information of Home Plate for the year ended December 31, 2022 was prepared in accordance with U.S. GAAP.

PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022
								Assuming No Further Redemptions			Assuming Maximum Redemptions
	HEIDMAR	HOMEPLATE	Notes	Home Plate Redemptions and Other Adjustments	Home Plate After Redemptions and Other Adjustments	Proforma Combined	Notes	Additional Transaction Accounting Adjustments	Proforma Combined	Notes	Additional Transaction Accounting Adjustments	Proforma Combined
Assets
Current assets:
Cash and cash equivalents	25,208,208	1,082,183		0	1,082,183	26,290,391	D	22,367,848			0
						0	E	57,500,000		E	57,500,000
						0	H	(7,000,000)		H	(7,000,000)
						0	H	(13,563,430)		H	(13,563,430)
							I			I
Receivables from related parties	12,200,780	0		0	0	12,200,780		0	12,200,780		0	12,200,780
Other receivables	612,960	0		0	0	612,960		0	612,960		0	612,960
Prepayments and other current assets	2,346,799	285,816		0	285,816	2,632,615		0	2,632,615		0	2,632,615
Total current assets	40,368,747	1,367,999		0	1,367,999	41,736,746

Non-current assets:
Right-of-use assets from operating lease	22,280,533	0		0	0	22,280,533		0	22,280,533		0	22,280,533
Property and equipment	92,721	0		0	0	92,721		0	92,721		0	92,721
Guarantees	166,584	0		0	0	166,584		0	166,584		0	166,584
Other non-current assets	27,219	202,945,447	A	(180,577,599)	22,367,848	22,395,067	D	(22,367,848)	27,219	D	(22,367,848)	27,219
Total non-current assets	22,567,057	202,945,447		(180,577,599)	22,367,848	44,934,905		(22,367,848)	22,567,057		(22,367,848)	22,567,057
Total assets	$62,935,804	$204,313,446		$(180,577,599)	$23,735,847	$86,671,651
Shareholders' equity and liabilities
Current liabilities:
Payables to vessel owners	11,991,901	0		0	0	11,991,901		0	11,991,901		0	11,991,901
Accounts payable and accrued expenses	1,345,683	951,782		0	951,782	2,297,465		0	2,297,465		0	2,297,465
Payables to related parties	496,728	0		0	0	496,728		0	496,728		0	496,728
Deferred revenue	5,030,891	0		0		5,030,891		0	5,030,891		0	5,030,891
Earnout shares liability	0	0		0	0	0	K			K
Operating lease liabilities, current portion	8,634,609	0		0	0	8,634,609		0	8,634,609		0	8,634,609
Total current liabilities	27,499,812	951,782		0	951,782	28,451,594
Non-current liabilities:
Operating lease liabilities, non-current portion	13,645,924	0		0	0	13,645,924		0	13,645,924		0	13,645,924
Warrant liability	0	93,000	C	(93,000)	0	0	C	93,000	93,000	C	93,000	93,000
Deferred tax liability	0	277,820		0	277,820	277,820		0	277,820		0	277,820
Deferred underwriting fee payable	0	7,000,000		0	7,000,000	7,000,000	H	(7,000,000)	0	H	(7,000,000)	0
Earnout shares liability	0	0		0	0	0	K			K
Total non-current liabilities	13,645,924	7,370,820		(93,000)	7,277,820	20,923,744
Total liabilities	41,145,736	8,322,602		(93,000)	8,229,602	49,375,338

Commitments and contingencies

Temporary equity:
Class A common stock subject to possible redemption, 20,000,000 shares, at redemption value of $10.11 at December 31, 2022		202,187,705	A	(178,990,120)	23,197,585	23,197,585	G	(23,197,585)	0	D	(23,197,585)	0

								Assuming No Further Redemptions			Assuming Maximum Redemptions
	HEIDMAR	HOMEPLATE	Notes	Home Plate Redemptions and Other Adjustments	Home Plate After Redemptions and Other Adjustments	Proforma Combined	Notes	Additional Transaction Accounting Adjustments	Proforma Combined	Notes	Additional Transaction Accounting Adjustments	Proforma Combined
Shareholder's equity:
Heidmar
Common stock, no par value:
Class A 500 shares authorized, 96 shares issued and outstanding	0	0		0	0	0		0	0		0	0
Class B 7,999,500 shares authorized	0	0		0	0	0		0	0		0	0
Additional paid-in capital	4,225,265	0		0	0	4,225,265	F	(4,225,265)	0	F	(4,225,265)	0
Accumulated other comprehensive income	1,383,854	0		0	0	1,383,854	F	(1,383,854)	0	F	(1,383,854)	0
Retained earnings	16,180,949	0		0	0	16,180,949	F	(16,180,949)	0	F	(16,180,949)	0
Home Plate
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2022	0	0		0	0	0		0	0		0	0
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, none issued and outstanding (less 20,000,000 shares subject to possible redemption at December 31, 2022)	0	0	B	365	365	365	G	(365)	0	G	(365)	0
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 5,000,000 issued and outstanding at December 31, 2022	0	500	B	(365)	135	135	G	(135)	0	G	(135)	0
(Accumulated deficit)	0	(6,197,361)	A	(1,587,479)	(7,691,840)	(7,691,840)	G	7,691,840	0	G	7,691,840	0
Warrants	0	0	C	93,000	0	0		0	0		0	0
Holdings
Ordinary share capital						0	E	57,500	286,579	E	57,500	263,850
						0	F	172,125		F	172,125
						0	G	34,225		G	34,225
						0	G	22,729		G	0
Share premium reserve						0	E	57,442,500		E	57,442,500
						0	H			H
						0	F	4,053,140		F	4,053,140
						0	F	1,383,854		G	1,383,854
						0	G	23,174,856		G
						0	K			K
Retained earnings						0	G	(7,725,565)		G	(7,725,565)
							C	(93,000)		C	(93,000)
						0	F	16,180,949		F	16,180,949
						0		0		D	829,737
						0	I			I
Total shareholder's equity	21,790,068	195,990,844		(180,484,599)	15,506,245	37,296,313

Total shareholder's equity and liabilities	$62,935,804	$204,313,446		$(180,577,599)	$23,735,847	$86,671,651

PRO FORMA COMBINED STATEMENT OF INCOME/LOSS FOR THE YEAR ENDED DECEMBER 31, 2022
							Assuming No Further Redemptions			Assuming Maximum Redemptions
	HEIDMAR	HOMEPLATE	Home Plate redemptions	Proforma combined	Notes	Proforma Combined After Redemptions	Additional Transaction Accounting Adjustments	Proforma Combined	Notes	Additional Transaction Accounting Adjustments	Proforma Combined
Revenues:
Trade Revenues	4,131,092	0		4,131,092		0	0	4,131,092		0	4,131,092
Trade Revenues, related party	10,241,502			10,241,502		0	0	10,241,502		0	10,241,502
Voyage and time charter revenues	9,467,373	0		9,467,373		0	0	9,467,373		0	9,467,373
Syndication income, net	6,223,911			6,223,911		0	0	6,223,911		0	6,223,911
Total revenues	30,063,878	0		30,063,878		0	0	30,063,878		0	30,063,878
Expenses:
Voyage expenses	1,127,878	0		1,127,878		0	0	1,127,878		0	1,127,878
Operating lease expenses	3,515,026	0		3,515,026		0	0	3,515,026		0	3,515,026
Charter-in expenses	3,412,929	0		3,412,929		0	0	3,412,929		0	3,412,929
Profit sharing expenses	751,431	0		751,431		0	0	751,431		0	751,431
General and administrative expenses	5,060,145	0		5,060,145		0	0	5,060,145		0	5,060,145
Formation, general and administrative expenses		2,001,280		2,001,280		0	0	2,001,280		0	2,001,280
Depreciation	21,099	0		21,099		0	0	21,099		0	21,099
Loss on sale of vehicle	8,332	0		8,332		0	0	8,332		0	8,332
Total expenses	13,896,840	2,001,280		15,898,120		0	0	15,898,120		0	15,898,120
Operating income	16,167,038	(2,001,280)		14,165,758		0	0	14,165,758		0	14,165,758
Other income/(expenses), net
Interest income	7,717	0		7,717		0	0	7,717		0	7,717
Foreign exchange gains/(losses)	6,194	0		6,194		0	0	6,194		0	6,194
Unrealized gain on investments held in Trust Account	0	3,100,460		3,100,460	J	(3,100,460)	0	0	J	(3,100,460)	0
Gain on change in fair value of Warrant Liabilities	0	9,563,000		9,563,000		0	0	9,563,000		0	9,563,000
Other expenses					H, K				H, K
Other income, net	13,911	12,663,460		12,677,371		(3,100,460)
Income before income taxes	16,180,949	10,662,180		26,843,129		(3,100,460)
Income tax	0	(576,513)		(576,513)			0	(576,513)		0	(576,513)
Net income for the year	16,180,949	10,085,667		26,266,616		(3,100,460)	0			0
Net income per share, basic and diluted	168,551.55
Weighted average shares outstanding, basic and diluted	96						28,657,935	28,657,935		26,385,000	26,385,000
Net income per share Class A Common Stock, basic and diluted		0.40
Weighted average shares outstanding, basic and diluted		20,000,000

							Assuming No Further Redemptions			Assuming Maximum Redemptions
	HEIDMAR	HOMEPLATE	Home Plate redemptions	Proforma combined	Notes	Proforma Combined After Redemptions	Additional Transaction Accounting Adjustments	Proforma Combined	Notes	Additional Transaction Accounting Adjustments	Proforma Combined
Net income per share Class B Common Stock, basic and diluted		0.40
Weighted average shares outstanding, basic and diluted		5,000,000
Net income per share Class B Common Stock, basic and diluted
Weighted average shares outstanding, basic and diluted
Adjustments to the Historical Balance Sheet of Home Plate
(A)
Reflects the redemption of 17,727,065 Home Plate Class A Common Shares, which were redeemed for cash, and the withdrawal from the Trust Account of $180,577,599 (approximately $10.19 per share) to pay the redeeming holders. As a result, temporary equity was reduced by $178,990,120, being the redemption value of approximately $10.10 per share as of December 31, 2022, and accumulated deficit was increased by $1,587,479 being the remeasurement difference. The remaining 2,272,935 shares of Home Plate Class A Common Stock remained outstanding and the net Trust Account balance amounted to $22,367,848 (as of December 31, 2022, after giving effect to the withdrawal).

(B)
Reflects the conversion of 3,650,000 shares of Home Plate Class B Common Stock held by the Sponsor and Home Plate’s officers and directors on a one-to-one basis into 3,650,000 shares of Home Plate Class A Common Stock.

(C)
Reflects the modification of Home Plate Redeemable Warrants and Home Plate Private Warrants as part of the business combination to entitle the holder to purchase Holdings Common Shares instead of Home Plate Shares.

Transaction Accounting Adjustments to Unaudited Pro Forma Combined Financial Information
(D)
Reflects the reclassification of $22,367,848 of cash and marketable securities that become available to fund the Proposed Transactions held in the Trust Account as of December 31, 2022, after giving effect to the withdrawal discussed in adjustment (A) under the scenario assuming no further redemptions. Under the scenario assuming maximum redemptions, this amount is returned to the shareholders of Home Plate.

(E)
Reflects the proceeds expected to be received from the PIPE Investment from the issuance of 5,750,000 Holdings Common Shares, in both the maximum redemption scenario and the no further redemptions scenario, assuming a sales price of $10.00 per share. The unaudited pro forma combined statement of financial position reflects this payment as an increase of cash and bank balances of $57,500,000 with a corresponding increase to ordinary share capital of $57,500 and increase to share premium reserve of $57,442,500.

(F)
To reflect the recapitalization of Holdings through the contribution of all the aggregate additional paid-in capital, accumulated other comprehensive income and retained earnings in Heidmar to Holdings of $4,225,265, $1,383,854 and $16,180,969, respectively and the issuance to the Heidmar Shareholders of 17,212,500 of Holdings common shares.

(G)
Reflects the elimination of the historical Home Plate Class A and Class B Common Stock share capital and accumulated losses of $7,691,840 as a result of the acquisition of Home Plate by Holdings with Holdings as the surviving entity. The reorganization is the first step to be completed as part of the Proposed Transactions and the Home Plate Stockholders will surrender all Home Plate Class A and Class B Common Stock in exchange for the same number of Holdings Common Shares. Home Plate Class A Stockholders will receive Holdings Common Shares on a one-for-one basis. Due to the fact that the equity is exchanged on a one-for-one basis, there is no impact on the Combined Company financial information. The unaudited pro forma combined statement of financial position also reflects this reclassification as a decrease of common stock subject to possible further redemption of $23,197,585 and an increase to Holdings share capital of $22,729 with a corresponding increase to Holdings share premium reserve of $23,174,856 in the no further redemption scenario and no impact in share capital and share premium reserve in the maximum redemption scenario.
(H)
Represents the total preliminary estimated direct and incremental transaction costs that will be paid in cash of $20,563,430, prior to, or concurrent with, the Closing. The estimated transaction costs that will be paid in cash include a $7,000,000 deferred underwriting fee to Jefferies in connection with the IPO, with the remaining $13,563,430 relating to director and officer insurance, legal, auditor and other professional fees, SEC registration, trust account, proxy services, printing and other administrative fees. An amount of      has been recognized in equity, including the amount allocated to the Heidmar Earnout Shares, while an amount of      allocated to the Sponsor Earnout Shares and to other transactions has been expensed as incurred and will be included in Other expenses in the pro forma combined statement of income once the amount of the earnout liability is known.

(I)
Represents the dividend to be paid immediately prior to the Closing, on    , 2023 whereby Heidmar intends to declare and pay a cash dividend on the Heidmar Shares in an amount of $   in the aggregate, or $   per share, that will result in Heidmar holding $10.0 million in cash and cash equivalents plus receivables immediately after Closing.

(J)	Reflects the elimination of gain on investments of Home Plate relating to its IPO proceeds held in Trust Account.
(K)
Reflects the obligation to issue the Earnout Shares upon the occurrence of certain triggering events. The Company has determined that the Earnout Shares will be accounted for as a liability which will be remeasured to fair value at subsequent reporting dates. The offsetting entry for the Heidmar Earnout Shares is reflected within equity, while the offsetting entry for the Sponsor Earnout Shares is reflected as “Other expenses” in the pro-forma combined statement of income.

Net Income per Share
Net Income per Share represents the net income per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred as of January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net profit per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the Ordinary Shares assumed to be redeemed by Home Plate public stockholders are eliminated as of January 1, 2022.
Following the Closing, pursuant to the Sponsor Support Agreement, the Sponsor will have the right to receive up to 365,000 Holdings Common Shares, issuable subject to vesting and release upon the occurrence of certain share price and performance triggering events of Holdings during the Share Price Earnout Period. Because the Sponsor Earnout Shares are contingently issuable based upon Holdings reaching specified thresholds that have not yet been achieved, the Sponsor Earnout Shares have been excluded from basic and diluted pro forma net profit per share. For more information regarding the Sponsor Earnout Shares, see section entitled “Ancillary Documents—Sponsor Support Agreement.
The unaudited pro forma condensed combined financial information has been prepared assuming no redemptions scenario and maximum redemptions scenario. Under maximum redemptions scenario, 2,272,935 public shares will be redeemed. Under both scenarios, it includes 1,212,500 shares of Home Plate Class A Common Stock held by the Sponsor to be forfeited to the Heidmar Shareholders in accordance with the Business Combination Agreement.
	Assuming no further redemptions	Assuming max redemptions
	31-Dec-22	31-Dec-22
Pro forma net income
Weighted average shares outstanding - basic and diluted	28,657,935	26,385,000
Earnings per share - basic and diluted

	Assuming no further redemptions	Assuming max redemptions
	31-Dec-22	31-Dec-22
Weighted average shares outstanding - basic and diluted
Home Plate Public Stockholders and new equity investors	2,682,935	410,000
Home Plate Initial Stockholders	1,662,500	1,662,500
Home Plate Anchor Investors	1,350,000	1,350,000
PIPE Investors	5,750,000	5,750,000
Heidmar Shareholders	17,212,500	17,212,500
Total	28,657,935	26,385,000

BUSINESS OF HOLDINGS BEFORE THE BUSINESS COMBINATION
The information provided below pertains to Holdings prior to the Business Combination. As of the date of this proxy statement/prospectus, Holdings has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the terms and subject to the conditions of the Business Combination Agreement, Home Plate and Heidmar will effect a transaction, the result of which Holdings will become the ultimate parent of Heidmar. For information about Holding’s management, stock ownership and corporate governance following the Business Combination, please see the section entitled “Management of Holdings After the Business Combination.”
Incorporation
Holdings was incorporated as a private company under the laws of the Marshall Islands on March 17, 2023 with an authorized share capital of 100 shares of stock, par value $0.0001 per share. Prior to consummation of the Business Combination, the Holdings’ current Articles of Incorporation will be amended and restated in their entirety and, in part, Holdings will have an initial authorized share capital of     stock, consisting of    .
Amended and Restated Articles of Incorporation
Prior to or simultaneously with consummation of the Business Combination, Holdings’ current Articles of Incorporation will be amended and restated in their entirety to be in substantially the form of the amended and restated Articles of Incorporation contemplated by the Business Combination Agreement and attached as Annex   to this proxy statement/prospectus. Holdings’ current Articles of Incorporation may be amended at any time prior to consummation of the Business Combination by a decision of the general meeting of Holdings, and pursuant to the Business Combination Agreement in a form to be reasonably determined by Heidmar (being Holdings’ sole shareholder as at the date of this proxy statement/prospectus) and in consultation with Home Plate or after consummation of the Business Combination by amendment in accordance with their terms. Please see the section entitled “Description of Holdings Securities.”
Corporate Seat
Holdings’ corporate seat is in Athens, Greece and its business address is at Vouliagmenis Avenue 107, Glyfada 16674, Greece. It is expected that Holdings will have its tax residency in Greece, on the basis that its place of effective management will be located therein.
Financial Year
Holdings’ financial year is currently the calendar year. In connection with the Business Combination, Heidmar and Home Plate may change the fiscal year of Holdings.
Subsidiaries
Merger Sub, a newly incorporated Delaware corporation, is a direct, wholly-owned subsidiary of Intermediate 2 and an indirect, wholly-owned subsidiary of Holdings. As of the date of this proxy statement/prospectus, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.
Sole Shareholder
Heidmar is currently the sole shareholder of Holdings. In connection with the Business Combination, Home Plate stockholders will become shareholders of Holdings pursuant to the Merger, the PIPE Investors will become shareholders of Holdings in connection with the PIPE Investment, and the Heidmar Shareholders will become shareholders of Holdings pursuant to the Share Acquisition.
Management Board
Holdings is currently managed by one director, Pankaj Khanna, CEO of Heidmar.

Legal Proceedings
As of the date of this proxy statement/prospectus, Holdings was not party to any material legal proceedings. In the future, Holdings may become party to legal matters and claims arising in the ordinary course of business, the resolution of which Holdings does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.
Properties
Heidmar leases office space in Athens, Greece on behalf of Holdings for its registered office address.
Employees
Holdings currently has no employees.

BUSINESS OF HEIDMAR AND CERTAIN INFORMATION ABOUT HEIDMAR
The below is an overview of Heidmar’s business and certain other information about Heidmar that may be relevant to investors. For purposes of this section the words “we” “our” “us” and the “Company” refers to Heidmar and the Heidmar Subsidiaries.
Overview
Heidmar is a global, asset-light tanker pool and commercial management company incorporated under the laws of the Republic of the Marshall Islands and headquartered in Greece. Our registered and principal executive offices are located at Vouliagmenis Avenue 107, Glyfada 16674, Greece, and our telephone number at that address is +30 216-002-4900.
Heidmar is equally owned by Rhea Marine Ltd., a company owned by Pankaj Khanna, our Chief Executive Officer and one of our directors, and Maistros Shipinvest Corp. (“Maistros”) as a result of a share purchase agreement (the “JV Agreement”) that the two entities entered into in January 2022. The JV Agreement provides each shareholder the right to appoint two members in the Board of Directors of Heidmar. The purpose of the joint venture is for Heidmar to grow into new sectors relating to its pool and commercial management services. Pursuant to the JV Agreement, Maistros contributed $2,000,000 in cash to Heidmar. Furthermore, Heidmar and certain vessel-owning companies related to Maistros entered into pool agreements including, among others, provision of commercial management services to certain vessels owned by those companies, and certain employees of Maistros became employed by Heidmar.
Founded in 1984, Heidmar is a fast-growing tanker pool company is engaged primarily in the commercial management and chartering of crude oil and refined petroleum product tankers. In 2022, tanker vessels commercially managed by Heidmar shipped 17.3 million tons of crude oil and 4.9 million tons of refined petroleum products. The Company also intends to expand its business to offer pool management of dry bulk vessels and technical management services in the near future. Heidmar operates through subsidiaries incorporated in the Marshall Islands, Singapore and England, with planned expansion into Houston, which will allow Heidmar to piggyback on established tanker presence and infrastructure.
Heidmar’s primary lines of business currently include tanker pooling, commercial and asset management and time charters services. Under Heidmar’s pool system, the Company contracts with vessel owners who elect to enter their vessels into one or more of Heidmar’s pools, each of which operates in a distinct vessel class (the “Pool Agreements”). Each pool is organized under a respective Heidmar operational pool subsidiary. Once entered into a pool, the Company, through various operational subsidiaries, takes over commercial management and charters the vessel to customers mainly in the crude oil and refined petroleum business. In order to service its customers and investors as efficiently as possible, the Company has also developed the eFleetWatch® digital platform as part of its business strategy, which provides pool partners with access to all of the data that they require for their own reporting needs.
Heidmar currently operates five tanker pools under the following wholly-owned, non-consolidated, subsidiaries: Dorado Tankers Pool Inc. (the “Dorado Pool”), Blue Fin Tankers Inc. (the “Blue Fin Pool”), Seadragon Tankers Inc. (the “Seadragon Pool”), SeaLion Tankers Inc. (the “SeaLion Pool”), SeaHorse Tankers Inc. (the “SeaHorse Pool”) , and Sea Otter Tankers Inc. (the “Sea Otter Pool”, and collectively with the Dorado Pool, the Blue Fin Pool, the Seadragon Pool and the SeaLion Pool, the “Heidmar Pools” and, each a “Heidmar Pool”). Each Heidmar Pool operates vessels of a different class: the Dorado Pool manages medium-range (“MR”) tankers; the Blue Fin Pool manages Suezmax tankers; the Seadragon Pool manages very large crude carrier (“VLCC”) tankers; the SeaLion Pool manages Aframax/long-range 2 (“LR2”) tankers; and the SeaHorse Pool manages product tankers.
As of June 1, 2023, Heidmar commercially managed 59 vessels, under both Pool Agreements and commercial management agreements (“CMA”), with an aggregate capacity of approximately 8.0 million dwt: 14 VLCCs, eight Suezmax tankers, 14 long-range 2 (“LR2”)/Aframax tankers, one long-range 1 (“LR1”) tanker, 14 MR tankers, one chemical tanker, three small product tankers and four small tankers. The Company’s managed vessels operate worldwide.
Heidmar own various vessel operating subsidiaries (the “Heidmar Subsidiaries”). The Company’s operations take place substantially outside of the United States. The Heidmar Subsidiaries, therefore, manage vessels that may be affected by changes in foreign governments and other economic and political conditions. Heidmar’s managed vessels are mainly chartered to transport crude oil and its related refined petroleum products and in the future bulk cargo. The VLCCs we manage are specifically designed for the transportation of crude oil and, due to their size, are primarily used to transport crude oil from the Middle East Gulf to the Far East, Northern Europe, the Caribbean and the Louisiana Offshore Oil Port, or LOOP. The Suezmax tankers the Company manages are similarly designed for worldwide trading, but the trade for these vessels is mainly in the Atlantic Basin, Middle East and Southeast Asia. The LR2/Aframax tankers the Company manages are designed to be flexible, able to transport primarily refined products, but also fuel and crude oil from smaller ports limited by draft restrictions. The vessels will normally trade between the larger refinery centers around the world, being the Gulf of Mexico, Middle East, Rotterdam and the Far East. The Panamax tanker the Company manages is designed to meet the physical restrictions of the Panama Canal locks and is able to transport coal, grains and, to a lesser extent, certain minerals. These vessels operate on regional trading routes, are well suited for small ports with length and draft restrictions and their cargo gear enables them to service ports lacking the infrastructure for cargo loading and discharging.
The Company is committed to providing quality transportation and commercial management services to all of its customers and to developing and maintaining long-term relationships with our suppliers, the owners of the vessels we manage, and the major charterers of tankers.
Our Managed Fleet
The following table sets forth certain information regarding the fleet that Heidmar managed as of June 1, 2023.
Vessel	Type	Built	Dwt.	Employment	Owner
Atlantas	VLCC	2010	321,300	CMA(1)	Capital
Miltiadis Junior	VLCC	2014	320,926	Pool(2)	Capital
Agitos	VLCC	2019	320,000	Pool(2)	Capital
Amphion	VLCC	2019	320,000	Pool(2)	Capital
Amyntas	VLCC	2019	320,000	Pool(2)	Capital
Andronikos	VLCC	2019	320,000	Pool(2)	Capital
Landbridge Horizon	VLCC	2019	308,000	Pool(2)	Landbridge
Landbridge Glory	VLCC	2019	307,852	Pool(2)	Landbridge
Apollonas	VLCC	2016	299,999	Pool(2)	Capital
Atromitos	VLCC	2016	299,999	Pool(2)	Capital
Alterego	VLCC	2022	299,703	Pool(2)	Capital
Amore Mio	VLCC	2022	299,605	Pool(2)	Capital
Alexander the Great	VLCC	2010	297,950	Pool(2)	Capital
Achilleas	VLCC	2010	297,863	Pool(2)	Capital
MT Evridiki	Suezmax	2007	167,295	Pool(3)	Liquimar
Orpheas	Suezmax	2007	167,282	Pool(3)	Liquimar
Afroditi	Suezmax	2011	167,000	Pool(3)	Liquimar
RS Tara	Suexmax	2016	160,036	CMA(1)	Ruby Navigations
Lila Shenzhen	Suezmax	2004	159,549	CMA(1)	GMS
Lila Huangpu	Suezmax	2004	159,549	CMA(1)	GMS
Yuan Dong Hai	Suezmax	2020	158,677	Pool(3)	Cosco
Bella Ciao	Suezmax	2020	156,586	CMA(1)	Sea Dream Shipping
Iasonas	LR2	2008	115,501	Pool(4)	Liquimar
Amfitriti	LR2	2009	115,404	Pool(4)	Liquimar
Norvic Munia	LR2	2008	105,308	CMA(1)	Norvic
Crudemed	Aframax	2018	99,995	CMA(1)	Metrostar
Crudesun	Aframax	2018	106,990	CMA(1)	Metrostar
Aristofanis	Aframax	2020	115,521	Pool(4)	Capital
Aristoklis	Aframax	2020	113,838	Pool(4)	Capital
Adam	Aframax	2018	113,226	Pool(4)	Capital
Alexander	Aframax	2018	113,170	Pool(4)	Capital
Alfred	Aframax	2018	113,159	Pool(4)	Capital
Albert	Aframax	2019	113,095	Pool(4)	Capital
Alkinoos	Aframax	2019	109,900	Pool(4)	Capital
Gamsunoro	Aframax	2014	105,637	CMA(1)	GESCO
Raffles Harmony	Aframax	2013	105,405	CMA(1)	Raffles Tankers
White Peach	MR	2007	53,187	Pool(5)	Pro Tankers
Alkiviadis	MR	2023	50,132	Pool(5)	Capital
Agisilaois	MR	2023	50,132	Pool(5)	Capital
Avax	MR	2023	50,132	Pool(5)	Capital
Atrotos	MR	2023	50,132	Pool(5)	Capital

Vessel	Type	Built	Dwt.	Employment	Owner
Anikitos	MR	2023	50,132	Pool(5)	Capital
Akrisios	MR	2023	50,132	Pool(5)	Capital
Amfitrion	MR	2017	50,102	Pool(5)	Capital
Valor	MR	2004	39,999	CMA(1)	Super Shipping
Royal Jasmine	Product	2008	53,121	CMA(1)	Royal Jasmine Shipping Co., Ltd
Wisteria	Product	2008	50,661	CMA(1)	Pro-Tankers
New Jupiter	Product	2008	49,999	CMA(1)	New Jupiter Shipping Co., Ltd
Serui	Product	2016	40,648	CMA(1)	EGPN
Sanana	Product	2016	40,627	CMA(1)	EGPN
Lady Youmna	Product	2003	18,736	CMA(1)	Allied Marine
Eastern Nymphaea	Product	2019	13,498	Pool(6)	EGPN
Eastern Orchid	Product	2018	13,498	Pool(6)	EGPN
Anchor 18	Chemical Tanker	2009	19,994	Pool(6)	—
SPM Agility	Small	1998	13,445	CMA(1)	SPM Strength Inc.
Dolphin 02	Small	2007	13,079	CMA(1)	ITC
Eastern Spiraea	Small	2022	11,869	CMA(1)	EGPN
SPM Endurance	Small	2003	10,018	CMA(1)	—
Lila Alabama (Ex Bamba)	LR1	2004	72,515	CMA(1)	GMS
(1)	Vessel is under Company management through a commercial management agreement between its owner and Heidmar or a Heidmar Subsidiary.
(2)	Vessel operates in the Seadragon Pool.
(3)	Vessel operates in the Blue Fin Pool.
(4)	Vessel operates in the SeaLion Pool.
(5)	Vessel operates in the Dorado Pool.
(6)	Vessel operates in the SeaHorse Pool.
Our Business
Our principal focus is the management of vessels fitted for transportation of crude oil and related refined petroleum cargoes for major oil companies and large oil trading companies, with a business strategy primarily based upon the following principles and incentives:
•	offering a seamless, “one-stop” solution to commercial and technical management;
•	continuing to achieve competitive operational costs;
•	achieving high utilization of our managed vessels;
•	achieving competitive financing arrangements;
•	transitioning towards a fee-based business model;
•	achieving a satisfactory mix of term charters and spot voyages; and
•	developing and maintaining relationships with major vessel owners, oil companies and industrial charterers.
Heidmar has performed successfully through numerous shipping cycles by adapting its business model to suit the changing requirements of the tanker shipping market. The Company has a diversified business model consisting of profitable charter operations and commercial management as well as profitable vessel trading operations. Commercial management generates stable and consistently growing fees and commissions while the trading business seeks to capitalize on time charter market opportunities. The Company’s dedicated people and state-of-the-art intellectual property operating and reporting systems provide high-quality and safe transportation of petroleum and petroleum products to customers on a worldwide basis.
We are also committed to development of our environmental, social and corporate governance principles, including complying with all environmental laws and regulations applicable to us, and will continue to focus on sustainable development and learning as our business grows.

Competitive Strengths
•	Asset Light Strategy. Heidmar believes that its asset-light structure provides certain advantages as compared to other vessel-owning shipping companies;
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Outperformance. The Heidmar Pools generate competitive earnings in each of its pools and have a long-standing tradition of timely and transparent reporting to its pool members. This culture of transparency in reporting has forged a strong and loyal base of tanker owners. Heidmar believes that proof of its success is manifested in its growth and pool membership between the 2020 and 2022. Moreover, Heidmar believes it maintains a high level of pool member retention;

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Global Reach. The Company maintains offices in London, Singapore, Dubai and Greece, which are all important locations to the shipping and transportation industry, and enables the Company to efficiently carry out its operations and vessel voyages throughout the world;

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Market Coverage. As a competitive commercial tanker operator, the Company believes that it is well positioned to maintain and increase its market position. The Company also believes it can leverage its experience and extensive customer relationships to enter new markets and win additional market share;

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Market Consolidation & Growth Areas. We believe that it is advantageous for a vessel owner to have the same technical and commercial manager. By expanding Heidmar’s services to include technical management, which we believe we are equipped to do in the near future based on our experience and success in the tanker pooling business, we believe that the Company is among the best suited to cater to all services a vessel owner may require. Heidmar’s marketing strategy will emphasize this strength as our business expands, and we believe we will be one of the first public companies to offer both commercial and technical management;

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Versatility in Fleet Age. Heidmar maintains an average age of 9 years of the vessels it manages. There are numerous cost-effective advantages to maintaining a younger fleet such as ours, but the Company also capitalizes on the fact that commercial and technical management customers, i.e., vessel owners, are not limited by vessel age and will often seek more extensive commercial and technical assistance as their vessels age;

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Sustainability. Heidmar Pool returns have historically outperformed the market by a greater margin in weakening and soft freight rate environments, which provide the pool members, including Heidmar itself, with crucial protection and stability of break-even operating levels during these periods while still maintaining the upside of spot market exposure.

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Experienced Management Team. Our management team has significant experience in all aspects of maritime shipping and transportation. Our Chief Executive Officer, Pankaj Khanna, has over thirty years of experience with various vessel shipping companies, and has overseen our fleet expansion from six vessels in 2020 to 59 vessels in 2023.

Heidmar Services
Tanker Pooling and Commercial Management
A pool consists of a group of vessels of similar types and sizes provided by various owners for the purpose of enabling a centralized pool operator to engage those vessels commercially. Pools employ experienced commercial charterers and operators who have close working relationships with customers and brokers. Their main objective is to enter into arrangements for the employment and operation of the pool vessels, so as to secure for the pool participants the highest commercially available earnings per vessel on the basis of pooling the net revenues of the pool vessels and dividing it between the pool participants based on the terms of the pool agreement. Pool vessels are marketed as a single group of vessels, primarily in the spot market and for time charters, and allocation of a participating vessel’s pool earnings is determined in accordance with the relevant pool points as per the pool agreement. The size and scope of pools enable them to achieve larger economies of scale and to have better negotiating power with all procurement vendors (e.g., bunker suppliers, port agents, towing companies, etc.) and as a result they are able to reduce their costs for such items. They also achieve geographic diversification by deploying their pool vessels in both Atlantic and Pacific markets while arbitraging from spread opportunities. The diversification in revenue streams due to typically broader shipping capabilities of pool fleet vessels and/or more accessible customer base, alongside payments to pool participants on a set schedule, can stabilize revenues for pool participants, though this may be offset by volatility in spot rates. Furthermore, due to their large fleets, pools can achieve higher utilization of the vessels. Pools also have higher market visibility which provides them with opportunities not available to smaller tanker market participants. By being able to reduce costs and optimize revenues, pools aim to outperform the industry benchmark indices by utilizing their size and sophistication and improving utilization rates for participating vessels through various methods, including securing backhaul voyages and contracts of affreightment. The vessels entered into the Heidmar Pools may operate either in the spot market or on time charters.
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Spot Market: A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Spot charter rates fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport cargoes. Vessels operating in the spot market generate revenue that is less predictable but may enable us to capture increased profit margins during periods of improvements in vessel charter rates.

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Time Charters: Long-term and Medium-Term Contracts: A time charter is a time-bound agreement pursuant to which the shipowner leases the vessel to a charterer for a fixed period, and the vessel owner technically manages the vessel for the charterer. Time charters give vessel owners fixed and stable cash flows and partially mitigate the seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to enter our managed vessels into time charter contracts should rates become more attractive.

All Heidmar Pools function in a similar manner and with a structure that is attractive to pool participants. Each pool has an Executive Committee, which is comprised of representatives from each of the pool participants and one representative from Heidmar, to serve as general agent. The Committee meets at least twice a year to make strategic decisions on items such as the chartering of vessels out of the pool, changes in the pool formula and review of the pool’s budget and financial data, which require unanimous consent from existing members, changes in the pool point calculations (as described below) and the entry into long-term contracts. It also determines the benchmark against which the performance of the pool is measured. Except for the unanimous approval needed for new members, voting is allocated based on the number of vessels a member contributes to the pool, with one vote for each vessel contributed plus one vote assigned to the agent. In addition to the Executive Committee, a Technical Committee meets a minimum of once and up to twice per year to address issues such as vessel performance, vetting and other operational items.
Each vessel is time chartered to the pool after if it meets the pools’ quality standard or if it is a new entrant to the tanker markets after an entry inspection, which helps owners to earn oil company approvals. Revenue sharing is based on relative pool points contributed. A proprietary pool point system monetizes the commercial value of the different trading characteristics of the vessels. The pool point system also aligns the pool members’ interests. Heidmar charges a daily management fee and a commission on gross freight, demurrage, dead freight and miscellaneous revenues, which are included in the voyage expenses of the pool vessels. The net voyage earnings of each vessel represent contributions to the pool. Pool members receive their respective distribution of the pool contributions, based on the pool points of their respective vessels and the operating days their vessels contributed, net of the interest cost, G&A and insurance expenses incurred by the pool.
The Heidmar Pools generally offer a number of advantages to independent vessel owners as compared to operating a limited fleet of vessels in the spot market. Logistically, the large number of vessels available in pools provides greater opportunities for back-haul voyages and triangulation, which reduce ballast and positioning legs, thus increasing fleet utilization. The enhanced scale achieved by the Heidmar Pools enables Heidmar to gain long-term customers. The increased geographic scope and commercial responsiveness of a larger number of vessels provides the Heidmar pools with the ability to reposition replacement vessels in the event of delays. Furthermore, on the cost side, economies of scale are achieved in bunker purchasing, port and agent fees, and other voyage expenses.
Heidmar also offers its pool participants the following competitive advantages:
•	Strong relationships with brokerage houses that facilitate accurate accounting for cargo;
•	Continuous market presence due to the number and size of tankers in the Company’s managed fleet;
•	Strong relationships with major oil companies; and
•	State-of-the-art information technology that delivers real-time performance indicators critical to maximizing operational efficiency.

Several of the participating shipowners have been with Heidmar for over a decade and they share Heidmar’s commitment to quality, safety, and environmentally friendly service in the transportation of crude oil and petroleum products. As of June 1, 2023, the Heidmar Pools operated 37 vessels.
Outside of the Heidmar Pools, Heidmar and the Heidmar Subsidiaries also engage in commercial management agreements with numerous vessel owners. Under a CMA, the Company agrees to provide day-to-day commercial and operational management services of the vessel in accordance with the terms of the relevant CMA, including but not limited to fixing of voyage charters, promoting and marketing the vessel in the transportation of petroleum products, carrying out necessary communications with shippers, charterers and others involved with a vessel’s voyage and employment, issuing documents required under the terms of the vessel’s employment and coordinating with the vessel’s technical manager. Under a CMA, the Company or subsidiary receives a commission fee, typically equal to 1.25% of the gross freight, demurrage and charter hire obtained for the employment of the vessel, and a daily administration fee, typically between $150 and $387 per day for each day the vessel is under the commercial management of the manager. As of June 1, 2023, Heidmar managed 22 vessels under CMAs, the length of which range from two months to a year or even longer, depending upon the owner’s option.
Time Charters
In addition to Commercial Management, Heidmar also time charters vessels directly for its own account. This business is conducted primarily through Heidmar Investments LLC, a wholly-owned subsidiary, and by way of joint ventures. These vessels are subsequently sublet to Heidmar’s pools, and trade alongside the tonnage of the other pool members.
Time charters involve a charterer engaging a vessel for a set period of time. Time charter agreements may have extension options ranging from months, to sometimes, years and are therefore viewed as providing more predictable cash flows over the period of the engagement than may otherwise be attainable from other charter arrangements. The time charter party generally provides, among others, typical warranties regarding the speed and the performance of the vessel as well as owner protective restrictions such that the vessel is sent only to safe ports by the charterer, subject always to compliance with applicable sanction laws and war risks, and carry only lawful and non-hazardous cargo. Heidmar typically enters into time charters of an initial twelve months, with option by charterer for additional days, and in isolated cases on longer terms depending on market conditions. The charterer has the full discretion over the ports visited, shipping routes and vessel speed, subject to the owner’s protective restrictions. Under our time charter contracts, whereby our managed vessels are utilized by a charterer for a set duration of time, the charterer pays a fixed or floating daily hire rate and other compensation costs related to the contracts.
As of the date of this proxy statement/prospectus, Heidmar has four vessels operating under time charter contracts, including one vessel under syndication.
eFleetWatch® and Proprietary Technology
Established in the early 1990s, eFleetWatch® is Heidmar’s market-facing digital platform in the commercial management space and has been a pillar of the Company’s brand for over two decades, with over 18 years of in-house development. Through the platform, Heidmar provides pool partners with access to all of the data that they require for their own reporting and monitoring of their vessels. Pool partners are able to access information regarding the chartering of their vessels such as the name of the charterer and broker, the TCE, the vessel’s itinerary and its current cargo. eFleetWatch® also provides port agents, brokers and employees with tools to monitor, track and manage vessels on a real-time basis. The system empowers the Company’s chartering and operations staff with a proprietary inhouse vessel management capability. It is also the delivery mechanism for Heidmar’s pool reporting system where pool members can log-in and track their vessels’ real-time operating and financial performance and positioning. They can also download detailed monthly reports, which recap pool performance, discuss general market conditions and highlight recent developments in the appropriate tanker freight markets.
The platform is proficient in its stability, and offers transparent access to real-time updates and supports the important foundations of trust and transparency that our pool partners value, and that our relationships depend on.
Asset Management
We also intend to enter into the asset management services sector, and believe the Company will be able to provide investors with a convenient platform to invest in tanker or drybulk vessels by offering a wide range of customized services, including: identifying investment opportunities, sale and purchase services, vessel inspections, vessel assist financing, commercial management, technical management, vessel drydocking, and other accounting and professional services.

Heidmar believes its significant knowledge and experience in the maritime shipping industry will enable the Company to offer a unique insight on the investment process from start to finish, and we plan to expand these services amongst our current and new customers in the near future.
Focus on Fleet & Service Growth
The Company’s primary objective is to drive growth in the pool management business through strategic projects that add incremental vessels to its pools. Going forward, management believes that it can safely and profitably operate a fleet of approximately 82 vessels across six pools with the current infrastructure in place.
The Company intends to leverage and replicate its proven commercial management business, expand the number of vessels under management in each of the existing tanker pools and, where the potential exists, develop new pools across attractive vessel classes and cargo types worldwide, including dry bulk vessels. Increasing the number of vessels per pool not only enhances revenues but also minimizes volatility in earnings and drives operating leverage.
Heidmar believes it can further develop its charter operations by chartering-in incremental vessels at advantageous rates. Furthermore, by entering into additional new vessel classes, we believe we can achieve further diversification of our charter operations and can charter-in additional ships in various classes. Management believes it can continue to earn a meaningful spread to the spot market in its trading business and maintain best-in-class profitability. In addition, there are multiple other strategic aspects to growing the chartering operations:
•	allows Heidmar to align with the ship owners, providing a truly incentive-based structure; and
•	creates initial momentum and scale when trying to build a pool. Typically, Heidmar will package charter-in vessels with incremental vessels into the pool from the same owner.
Profitability & Risk Management
The Company has a diversified business model consisting of profitable charter operations and commercial management. Commercial Management generates stable and consistently growing commercial management fees and commissions. Conversely, the cash flows from the Company’s charter operations can be volatile and are dependent on the arbitrage between Heidmar pool returns, the time charter hire market and the availability of working capital. The Company’s robust performance in the pools and outperformance of the market and peers has helped drive the profitability of the Company’s charter operations.
In falling or soft freight markets, the pool structure augments Heidmar’s profitability as participation in the pool structure is higher, which ensures greater economies of scale, efficiencies and better performance of the pools. Conversely, in strong freight markets, the charter operations tend to be more profitable since the Company can earn an arbitrage between charter hires and the performance of the pools. As a result, the Company has succeeded through employing a diversified business model, to generate cash flow in both high and low markets.
Risk mitigants of our chartering business include:
•	company can limit the duration of its contracts;
•	we have historically formed joint ventures (i.e., syndication) on certain vessels so capital at-risk/exposure is split; and
•	both incremental exposure and cumulative exposure is stress-tested at various historical time charter rates.
Management of Operations
General Management
Overall responsibility for the oversight of the management of Heidmar rests with our management team, which consists of experienced and versatile professionals that can meet the needs of our business and daily operations. Mr. Pankaj Khanna, a veteran in the shipping industry and our Chief Executive Officer, has grown Heidmar’s commercial management from six vessels in 2020 to 59 vessels as of the date of this prospectus. Mr. Khanna and our executive management personnel lead Heidmar’s global business with extensive industry connections and experience in the international shipping business with a focus on continuing to grow the business by expanding the number of vessels managed.

Daily Operations
Daily operation decisions relating to the conduct of Heidmar’s business, including managing its pools and charted vessels, are made by officers and employees under guidance and authority from Heidmar’s executive management in accordance with its governance framework.
Heidmar promotes a vibrant entrepreneurial environment and relies on dynamic executive, management and trading teams. The management teams have produced significant revenue growth and profitability for the Company. Heidmar has a strong, people-oriented culture that emphasizes integrity and transparency when serving the interests of all Heidmar stakeholders, from pool members to chartering customers and from employees to shareholders. Heidmar prides itself on its dedicated employees, at all organizational levels, which is evidenced by its low level of turnover over the long term. The outstanding management team has caused Heidmar to grow in size and to produce significant growth and profitability in challenging environments. As of the date of this proxy statement/prospectus, the Company has approximately 42 employees based out of London, Greece, Singapore and Dubai.
Heidmar also relies on the agents, suppliers and other third parties it engages with to ensure smooth and continued operation of its managed vessels, including fuel procurement, vessel crewing, technical support, maintenance, repairs, dry dockings, maintaining required vetting approvals and ensuring compliance with certifications from the classification societies and all other applicable regulatory requirements.
Management Structure Following the Closing
Under the terms of the Business Combination Agreement, following the Closing, the Company’s current member of management and employees will continue to serve in their respective roles and capacities. Upon completion of the Business Combination, the Holdings Board will consist of seven directors, two designated by Home Plate, two designated by Heidmar and three directors who satisfy the director independence requirements of NASDAQ.
For more information regarding management of Holdings following consummation of the Transactions, see the section titled “Management of Holdings After the Business Combination.”
Recent Developments
The board of directors of Heidmar intends to declare a cash dividend on the Heidmar shares immediately prior to the Closing, the exact amount of which will be determined prior to the Closing and which will result in Heidmar holding approximately $10.0 million in cash and cash equivalents plus receivables immediately following the Closing.
Liquidity and Capital Resources
Heidmar enjoys a base level of stable cash flows from the pool management business, which requires little to no capital expenditures. We believe this puts the Company in a highly cash-generative position with relatively low risk. Heidmar’s primary objective is to achieve further growth through strategic projects that add incremental vessels to the pools, thereby improving the cash generation capabilities of the Company. Its strong balance sheet and no debt contribute to preserving the Company’s significant liquidity for the implementation of these strategic projects.
Heidmar also generates positive cash flow in its charter operations as a result of having four charter-in contracts (including three vessels under time charter contracts on Heidmar’s account and one vessel under syndication) at competitive levels. Included in these contracts are options to extend the time charter period. Heidmar’s charter operations over the long term have a consistent track record of positive results.
At the parent level, Heidmar retains no material indebtedness. At our subsidiary level, indebtedness includes loan facilities between Macquarie Bank Limited and each respective Heidmar Pool, with other Heidmar Subsidiaries acting only as agent (the “Pool Facilities”). Under our Pool Agreements, the costs of the Pool Facilities are passed through to the pool participants. Further, the Company incurs no liability under the Pool Facilities, and is fully indemnified by the pool and pool participants other than in the case of willful misconduct by Heidmar.
Customers and Suppliers
Heidmar’s depth of relationships with major oil companies allows the Company to provide its pool partners with access to a broad cargo base and perform fleet management of high scale and quality. The following list represents some of the global energy and commodities companies that charter vessels from the Heidmar Pools: Shell, Vitol,

Trafigura, China International United Petroleum & Chemicals Co., Ltd., ExxonMobil, Emirates National Oil Company, U.A.E. (“ENOC”), Sinochem, Chevron Corporation, Aramco and BP. Heidmar also maintains relationships with reliable suppliers including: Chevron Corporation, Vitoil, Trafigura, Peninsula Pacific, Glencore, PetroChina Company Limited and NorthStar.
Our top three customers accounted for between 12% and 20% each and in the aggregate 47% of our total operating revenues during the year ended December 31, 2022, equivalent to $14.0 million of our total revenue.
Pool Partners
Since its formation, the Company has been providing its partners with economies of scale and fleet management expertise. Several of the participating shipowners have been with Heidmar for over a decade and they share Heidmar’s commitment to quality, safety, and environmentally friendly service in the transportation of crude oil and petroleum products. The following represent certain shipping companies who currently operate under Heidmar’s pool operating structure: Capital Ship Management Corp., Landbridge, COSCO Shipping, Liquimar Tankers Management Services Inc., the Great Eastern Shipping Co. Ltd., GMS, Metrostar Management Corp., and Pro Tankers. Heidmar seeks to maintain strong, long-term cordial relationships with all pool partners.
Industry Overview
The information and data contained in this section relating to the tanker and dry bulk shipping industry have been provided by Drewry Maritime Research (“Drewry”) and is taken from Drewry’s database and other sources. Drewry has advised that: (i) some information in their database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in their database. We believe all third-party data provided in this section is reliable.
Brief introduction of maritime shipping
The maritime transport industry is fundamental to international trade as it is one of the only practicable and economic ways of transporting large volumes of many essential commodities and finished goods around the world. Trade over sea can broadly be classified as either dry or liquid cargo. Dry cargo comprises dry bulk commodities transported in dry bulk vessels, general cargo vessels or in 20-foot or 40-foot containers. Liquid cargo includes bulk liquids (such as crude oil, refined petroleum products, and liquid chemicals) and liquefied gases (such as liquefied petroleum gas and liquefied natural gas).
Dry bulk shipping involves the trade of dry bulk commodities between different economies. The oil tanker shipping industry is divided between crude tankers that carry either crude oil or residual fuel oil and product tankers that carry refined petroleum products. Oil tanker shipping represents a vital link in the global energy supply chain. In addition, chemical tankers are designed to transport hazardous chemicals (organic and inorganic), vegetable oils, as well as other commodities such as molasses. This industry report is focused on crude tanker, product tanker, and dry bulk shipping industry.
Environmental regulations and shipping
The international shipping industry is regulated by the International Maritime Organization (“IMO”) as well as regional regulatory authorities. Currently, there are two very significant regulations in shipping – the ballast water treatment system (BWTS) regulation and IMO regulations on reducing CO2 emissions. The BWTS is being phased in. All vessels will be expected to have BWTS by September 2024. Secondly, IMO has set goals to reduce CO2 emission by at least 40% by 2030 and 70% by 2050. In addition, it aims to reduce greenhouse gas (“GHG”) emissions by at least 50% by 2050. The current short-term aim is to reduce GHG emissions by 11% by 2026 compared to 2019 levels. The GHG strategy of IMO is likely to be revised in 2023.
Energy Efficiency Existing Ship Index (“EEXI”) and Carbon Intensity Indicator (“CII”) regulations have been enforced as part of IMO’s initial GHG strategy from 1st January 2023. EEXI is a design parameter that assesses a vessel’s potential carbon intensity. It pertains to the vessel’s design and needs to be assessed every year commencing with the 2023 calendar year. CII on the other hand evaluates the operational carbon intensity of the vessel based on actual trading pattern. Based on CO2 emissions (in g/nm-tons), the vessel will be given a rating between A and E. If a vessel gets a ‘D’ rating for three consecutive years or an ‘E’ rating in any single year, the shipowner is required to tailor and implement a corrective plan to improve the rating within a month of the declaration of the rating. As CII ratings for 2023 will be declared after March 31, 2024, which is the deadline for the submission of emission data, the effect of CII rating is expected to be lagged and major changes in operation are not expected until 2023 CII ratings are declared. Therefore, the impact of CII will be more visible after the 2024 calendar year. Shipowners will have to assess the vessel’s cost to comply and its commercial viability in the coming years. The employment of vessels on certain trade routes and the charter rates might be impacted by their CII rating. Due to the EEXHI and CII regulations, some of the older vessels may be retired earlier than had been previously expected. Both shipowners and charterers will be impacted by the regulation. Shipowners are generally responsible for compliance with regulations, whereas charterers are generally responsible for operations that ultimately determine the CII rating of the vessel. In addition, new clauses may be introduced in contracts to keep the ship’s profile climate aligned and to share the cost of compliance.
At the same time, the European Union has also brought in separate environmental regulations to meet the European Union Fit for 55 targets. The European Union Fit for 55 package aims to reduce the European Union’s total GHG emissions by 55% by the 2030 calendar year, paving the way to full decarbonization in the year 2050. The European Union has four different policies – the ETS Trading System (the “EU ETS”) directive, the Fuel-EU Maritime Regulation (“Fuel-EU Maritime”), the Alternative Fuels Infrastructure Regulation and the Energy Taxation Directive. Fuel-EU Maritime aims to reduce GHG emissions from shipping by 26% by the 2040 calendar year and 75% by the 2050 calendar year compared to the 2020 calendar year level. On the other hand, EU ETS (to be implemented for shipping from January 1, 2024) will have implications for vessels operating in European ports starting in the 2024 calendar year. Under the EU ETS, shipowners will have to bear the extra cost of European Union Allowances (“EUA).” Of note the EU-ETS regulation is designed to be set in gradually in coming years with the requirement to buy EUAs equivalent to 45% of the CO2 emissions in the 2024 calendar year, which will further increase to 70% in the 2025 calendar year and 100% in the 2026 calendar year.
The environmental regulations of IMO and the European Union have encouraged shipowners to switch to low or zero-carbon alternative fuels such as liquefied natural gas, methanol, hydrogen, ammonia, liquefied petroleum gas, etc. With environmental regulations becoming stricter, there has been an uptick in ordering vessels that can run on alternative fuels, with liquefied natural gas being the preferred fuel option. As of March 31, 2023, approximately 47.5% of the vessels on orderbook (newbuild vessel orders with shipyards) for crude tankers are alternative fuel capable, approximately 6.7% of the dry bulk vessels on the current orderbook can run on alternative fuels and approximately 15.5% of product tankers on the current orderbook are alternative fuel capable. Overall, approximately 1% of the global fleet are alternative fuel capable and approximately 22% of global orderbook have alternative fuel propulsion system.
Crude tanker demand drivers
Demand for seaborne oil is to a large extent dependent on global and regional economic growth, and to a lesser extent on other factors such as changes in regional oil prices. As a consequence, seaborne oil trade to emerging Asian markets has been growing significantly with continued strong GDP growth in Asia.
The outbreak of Covid-19 severely affected demand for crude oil and refined petroleum products. Several major economies enforced lockdowns to contain the spread of the virus and mitigate the damage caused by the pandemic. In 2020, the global crude oil trade fell approximately 7.4% year over year to 1,867 million tons, but grew slightly to approximately 1,877 million tons in 2021 mainly due to a sharp recovery in global oil demand. Global oil demand increased approximately 5.8 million barrels per day (“mbpd”) in the 2021 calendar year fueled by robust economic growth, rising vaccination rates, and higher mobility levels.
Oil demand and refinery runs recovered significantly from the lows of April 2020. However, they did not fully translate to a significant increase in seaborne tanker trade in the 2021 calendar year as high oil prices due to the production curbs by OPEC+ led to a surge in inventory drawdown. Global economic recovery coupled with the energy crisis, which started in October 2021, provided a much-needed additional boost to oil demand in the 2022 calendar year. Global oil demand grew by approximately 2.3 mbpd in the 2022 calendar year. According to the International Energy Agency, global oil demand is expected to increase by approximately 2.4 mbpd in the 2023 calendar year to approximately 102.3 mbpd.
The Russia-Ukraine crisis which escalated in February 2022 has led to a shift in the trade patterns for both crude oil and products with trades shifting from Russia-Europe to Asia-Europe and Middle East-Europe. This increased the crude tanker trade and ton-mile demand. The tanker market has also benefited from the recovery in demand as economies started emerging from the impact of Covid-19. Overall, crude oil seaborne tanker trade volumes grew by approximately 4% in the 2022 calendar year. The Group of Seven (G7) price cap on Russian crude oil and oil products are likely to further drive the change in trade patterns. The announcement by several OPEC+ members in April 2023 to cut crude oil production is likely to reduce global oil supply and reduce tonnage demand if such announcement does materialize and take effect.
World GDP and crude oil seaborne trade – 2013 to 2022
(Percent Change YoY)

Source: IMF, Trade Data Monitor, Drewry
A vital factor that is affecting both the volume and pattern of world oil trades is the shift in global refinery capacity from the developed to the developing world. This shift is increasing the distance between oil production sources and oil refineries, and resulting in higher ton-mile demand. Poor refinery margins have also led to the closure of refineries in the developed world, most notably in Europe, Australia, Japan, and the US. The approximate distribution of refinery throughput by region from 2013 to 2022 is shown in the following table.
Refinery throughput (1): 2013 to 2022
(‘000 Barrels Per Day)
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
OECD Americas	18,492	18,934	18,850	18,960	19,290	19,400	19,100	16,600	17,700	18,700
OECD Europe	11,304	11,232	11,900	11,920	12,300	12,100	12,200	10,700	11,000	11,500
OECD Asia Oceania	6,720	6,652	6,700	6,890	7,200	7,000	6,800	5,900	5,800	6,000
FSU	6,831	7,069	6,850	6,880	6,880	7,000	6,800	6,500	6,700	6,400
Non-OECD Europe	559	557	500	500	570	600	500	400	400	500
China	10,427	10,864	10,400	10,790	11,830	12,000	13,400	13,700	14,400	13,700
Other Asia	8,588	8,541	10,000	10,380	10,440	10,600	10,300	9,300	9,500	10,300
Latin America	4,589	4,545	4,550	4,200	3,830	3,500	3,200	3,000	3,200	3,400
Middle East	6,202	6,501	6,450	6,810	7,520	8,000	7,900	7,100	7,700	8,100
Africa	2,182	2,255	2,250	2,090	1,920	2,100	2,000	1,900	1,900	1,700
Total	75,894	77,149	78,450	79,420	81,780	82,300	82,200	75,100	78,300	80,300
(1)	The difference between oil consumption and refinery throughput is accounted for by condensates, output gains, direct burning of crude oil, and other non-gas liquids.
*	Provisional estimates
Source: IEA
Countries such as India and Saudi Arabia have consolidated their positions as major exporters of products with the increase in refinery capacity in recent years. The shift in refinery capacity is likely to continue as refinery development plans are heavily focused on areas such as Asia and the Middle East. Between 2023 and 2027, the anticipated additions to refinery capacity on a regional basis is approximately 4.1 mbpd, or 4.1% of the global refinery capacity at the end of 2022.

Planned Additions to Global Refining Capacity(1)
(Million Barrels Per Day)

(1)	Assumes all announced plans go ahead as scheduled
Source: IEA
The table below shows the approximate changes in tanker demand expressed in ton miles, which is measured as the product of the volume of oil carried (measured in metric tons) multiplied by the distance over which it is carried (measured in miles). As a result of the changes in trade patterns in recent years, as well as shifts in refinery locations, average voyage distances in the crude sector have increased from approximately 8.3 trillion ton miles in 2013 to approximately 9.0 trillion ton miles in 2022.
Crude oil tanker demand: 2013 to 2022
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	CAGR (2013-2022)%
Seaborne Crude Trade - Million Tons	1,854	1,838	1,895	1,996	2,063	2,061	2,017	1,867	1,877	1,956	0.6%
Ton-mile Demand - Billion Ton Miles	8,254	8,267	8,418	8,975	9,416	9,638	9,521	8,997	8,723	8,975	0.9%
Average Voyage Length - Miles	4,453	4,497	4,441	4,495	4,565	4,676	4,721	4,819	4,648	4,589	0.3%
Source: Drewry

Seaborne crude oil imports of China and India have surged in the last decade (2013-2022) as the demand for energy has been increasing in both countries. Conversely, Japanese imports declined over the same period.
Asian countries – Crude oil imports: 2013 to 2022
(Million tons)

Source: JODI, Drewry
Crude tanker fleet overview
The world crude tanker fleet is broadly classified into four major types based on carrying capacity — Panamax, Aframax, Suezmax, and VLCC. As of March 31, 2023, the crude tanker fleet consisted of approximately 2,210 vessels with a combined capacity of approximately 445.8 million dwt. The crude tanker orderbook comprises 59 vessels, aggregating approximately 10.2 million dwt, with the majority of deliveries scheduled between 2023 and 2025.
Crude tanker fleet and orderbook – March 31, 2023
Vessel Type	Fleet		Size dwt	Orderbook			Orderbook Delivery Schedule (M Dwt)
	Number	M Dwt		Number	M Dwt	% Fleet Dwt	2023	2024	2025	2026+
Crude Tankers
Panamax	65	4.5	60-80,000	0	0.0	0.0%	0.0	0.0	0.0	0.0
Aframax	661	72.6	80-120,000	30	3.4	4.7%	2.1	1.1	0.3	0.0
Suezmax	587	92.2	120-200,000	14	2.2	2.4%	0.8	0.9	0.5	0.0
VLCC	897	276.4	200,000+	15	4.6	1.7%	4.0	0.0	0.3	0.3
Total	2,210	445.8		59	10.2	2.3%	6.8	2.1	1.1	0.3
Source: Drewry
Tanker supply is also affected by vessel scrapping. As an oil tanker ages, vessel owners find it more economical to scrap the vessel than to upgrade it to maintain its ‘in-class’ status. The costs for conducting the class survey increases as the vessels ages. The average demolition age of crude tankers has been around 22 years based on demolitions in 2021 and 2022. High scrap prices also influence scrapping, particularly when freight rates are weak. In addition to vessel age and scrap prices, scrapping activity is influenced by freight markets. During periods of high freight rates, demolitions tend to decline and the opposite occurs when freight rates are low. Demolition surged in 2021 due to weak tanker earnings and high scrap prices whereas unprecedented surge in vessel earnings curtailed demolition in 2022.

Crude tanker scrapping

Source: Drewry
After growing at a record 6.5% in dwts year over year in 2019, growth of the crude tanker fleet moderated in 2020 and 2021. In 2022, the crude tanker fleet grew 3.9% year over year to approximately 441.2 million dwt on account of high deliveries and muted demolitions. A strong charter market discouraged demolitions during the 2022 calendar year.
Crude tanker fleet development

*	as of March 31, 2023
Source: Drewry

Crude tanker freight market
Charter rates increased in late 2014, and remained high in 2015 as well as in the first half of 2016 because low oil prices supported the rise in consumption and trade. However, crude tanker earnings remained under pressure between the latter half of 2016 and the first half of 2019 due in part to supply-side pressures. Vessel earnings improved in late 2019 on the back of tight supply due to the US sanctions on COSCO Shipping Tanker (Dalian). The sudden increase in demand for tankers due to the surge in floating storage amid Covid-19 lockdowns further supported the crude tanker freight market in 2020. In 2021, freight rates declined due to inventory drawdowns and increased vessel supply as several vessels employed on floating storage rejoined the trading fleet. In 2022, changes in crude trade patterns benefited mid-size tanker freight rates at the expense of large crude carriers. However, VLCC earnings also picked up from August 2022 with improving demand and reopening of the Chinese economy.
Crude tanker one-year time charter rates

Note: 2023 data pertains to Q1 2023
Source: Drewry
Crude tanker time charter equivalent (TCE) rates (US$ per day)

Note: 2023 data pertains to Q1 2023
Source: Drewry
Crude tanker asset prices
Crude tanker asset values have fluctuated over time, and there is a close relation between charter rates and asset prices. Newbuilding prices moved in tandem with the charter market between 2013 and 2019. These prices largely remained unchanged when vessel earnings surged during Covid-19 lockdowns in 2020. Despite weak vessel earnings, newbuild prices surged in 2021 because of the high bargaining power of shipyards. Shipyards had fewer slots available due to high ordering from other shipping sectors. Newbuild prices continued to increase in 2022 amid high-capacity utilization of tier-1 yards and increased steel prices.

The sale and purchase market for second-hand vessels has traditionally been more liquid, with tankers changing hands between owners on a regular basis. Second-hand values have followed a similar path to both freight rates and newbuilding prices. The uptrend in newbuild tanker prices coupled with higher demolition prices pushed up second-hand vessel values in 2021. Second-hand prices moved up further in 2022 because of the small orderbook, high replacement costs, and healthy vessel earnings.
Newbuild asset prices

Note: 2023 data pertains to Q1 2023
Source: Drewry
Second-hand asset prices

Note: 2023 data pertains to Q1 2023
Source: Drewry
The Clean Petroleum Product (“CPP”) Tanker Shipping Industry
Crude tankers transport crude as well as fuel oil from points of production to points of consumption (oil refineries or floating storage facilities). On the other hand, CPP tankers can carry both refined (gas oil, gasoline, jet fuel, kerosene, and naphtha) and unrefined petroleum products, including some crude oil, as well as fuel oil and vacuum gas oil (often referred to as ‘dirty products’). Tankers with no IMO certification but with coated cargo tanks are designed to carry CPP, while tankers with IMO certification (normally IMO 2 or IMO 3) and coated cargo tanks are capable of carrying both products and chemicals/vegetable oils and fats. Given the facts mentioned above, a tanker with IMO 2 certification and with an average tank size in excess of 3,000 cubic meters (“cbm”) is normally classified as a CPP tanker, while a tanker with IMO 2 certification and an average tank size of less than 3,000 cbm is normally categorized as a chemical tanker. Given the versatility of chemical tankers, these represent a ‘swing’ element in supply in both of these markets. However, in practice, many vessels will tend to trade in either refined products or chemicals/vegetable oils and fats.
The CPP tanker fleet is divided into five main categories of vessels based on their dwt.
Principal Vessel Types
Vessel Type	Ship Size - Dwt	Typical voyage pattern
Small tankers	<27,000	Coastal shipping
Handysize	27,000-44,999	Short to medium haul trade
MR (Medium Range)	45,000-59,999	Medium haul trade
LR1 (Long Range 1)	60,000-79,999	Long haul trade
LR2 (Long Range 2)	>80,000	Long haul trade
Source: Drewry
Overview of CPP Trade and Shipping Demand
Total CPP trade, measured in tons, has recorded a compounded annual growth rate (“CAGR”) of approximately 1.8% between 2013 and 2023. Naphtha, gasoline, and gasoil recorded a CAGR of approximately 2.2% during the same time period. Seaborne trade of these three cargoes has almost returned to pre-COVID-19 levels. The jet fuel trade has not yet revived so fully.
World Seaborne CPP Trade Volumes
Year	Naphtha		Gasoline		Diesel (Gasoil)		Jet-Kerosene		Total		Global Real GDP (IMF)
	Million Tons	YoY	Million Tons	YoY	Million Tons	YoY	Million Tons	YoY	Million Tons	YoY	YoY
2013	92		144		252		88		577		3.4%
2014	94	2.5%	149	3.6%	259	2.7%	90	2.1%	593	2.8%	3.5%
2015	96	2.4%	165	10.6%	273	5.6%	96	6.0%	631	6.4%	3.4%
2016	96	-0.3%	179	8.6%	294	7.5%	97	1.6%	667	5.7%	3.3%
2017	109	13.4%	172	-4.2%	320	8.9%	94	-3.7%	695	4.2%	3.8%
2018	110	1.2%	185	7.6%	327	2.1%	94	0.7%	717	3.1%	3.6%
2019	105	-5.1%	188	1.7%	326	-0.2%	97	2.7%	716	-0.1%	2.8%
2020	101	-3.6%	161	-14.5%	307	-6.0%	66	-31.8%	635	-11.4%	-2.8%
2021	115	13.7%	172	6.9%	316	2.9%	59	-11.2%	661	4.2%	6.3%
2022	111	-3.7%	177	2.9%	308	-2.4%	75	28.7%	671	1.5%	3.4%
Source: Drewry, IMF, World Economic Outlook, April 2023
An uptick in jet fuel and naphtha trade in the 2023 calendar year as compared to the 2022 calendar year also bodes well for the ton-mile demand. Jet fuel/kerosene demand is set to rise with easing travel restrictions. On the other hand, naphtha demand will rise in the 2023 calendar year as compared to the 2022 calendar year due to the recovery in China’s economy. As jet fuel and naphtha are long-haul trading commodities, the rise in the trade will boost the ton-mile demand for product tankers. Meanwhile, demand for gasoline and diesel is projected to contract in the Organization for Economic Co-operation and Development (“OECD”) nations due to the surge in the use of electric vehicles, solar panels and alternative energy sources hampering product shipping.
In addition, the ongoing conflict between Russia and Ukraine has altered the refined products trade pattern – the European Union bloc has been sourcing refined products from the United States, Middle East, India and China, thus, resulting in the shift towards long-haul trade. Long-haul trade also favors large product tankers. Russia is likely to export some naphtha and Vacuum gasoil (“VGO”) to China and Brazil.

Seaborne Product Trade

Source: Drewry
CPP Tanker Supply
Product tankers are smaller than crude tankers. The product tankers range from small tankers less than 10,000 dwt (for coastal trade) to the Long Range (“LR”) vessels ranging from 60,000 to more than 80,000 dwt (for long-haul trade). The product tankers can also carry crude oil and dirty products. Still, they generally tend not to switch between the carriage of clean and dirty cargoes due to commercial and operational compatibility considerations. Medium range tankers (for regional trade) range from 45,000 dwt to 59,999 dwt, are the workhorse of product tanker trade across the globe, followed by LR vessels.
World CPP Tanker Fleet & Orderbook: March 31, 2023
Vessel Type/Class	Fleet			Orderbook			Orderbook Delivery Schedule (‘000 Dwt)
	Size	Number	‘000 Dwt	Number	‘000 Dwt	% Fleet Dwt	2023	2024	2025	2026+
Small tankers	<27,000	613	9,400	33	581.2	6.2%	381.9	97.3	102.0	0.0
Handysize	27,000- 44,999	569	21,600	8	292.0	1.4%	251.0	41.0	0.0	0.0
MR	45,000- 59,999	1,374	67,500	103	5,151.2	7.6%	2,501.2	1,500.0	950.0	200.0
LR1	60,000- 79,999	338	25,000	0	0.0	0.0%	0.0	0.0	0.0	0.0
LR2	>80,000	303	34,100	43	4,857.8	14.2%	2,443.2	1,378.0	1,036.6	0.0
Total		3,197	157,600	187.0	10,882.2	6.9%	5,577.3	3,016.3	2,088.6	200.0
Source: Drewry
The orderbook-to-fleet ratio of CPP tanker reduced to approximately 6.4% in 2022 from approximately 7.4% in 2021, the lowest in the last five years, but it is expected to improve in 2023 on the back of increased new orders of product-capable vessels.

Demolitions

Source: Drewry
Scrapping of CPP tankers decreased from 129 tankers in 2021 to 49 in 2022 due to a surge in earnings and increased trading activity. Drewry expects demolitions of CPP tankers to remain subdued in 2023 due to the positive outlook discouraging shipowners from scrapping their old tonnage. Drewry expects CPP tanker demolitions to gain momentum from 2024 and in 2025 due to the IMO environmental regulation.
Product trading fleet (including both IMO-class tankers trading CPP and non-IMO class tankers) grew by approximately 7.0% year-over-year in 2022 based on capacity in dwt, more than the approximately 5.0% growth observed in 2021.
LR2 and LR1 fleet recorded the highest compounded annual growth rate of approximately 6.4% and 4.2%, respectively, in the CPP tanker segment between 2017 and 2022 based on capacity in dwt. The long-haul trades are dominant, and thus, large tankers are favored by the shipowners.
Fleet Development

Source: Drewry

Freight Market
CPP tanker earnings are highly volatile similar to all other merchant shipping markets. In 2021, freight rates declined on account of inventory de-stocking and more vessels joining the supply from floating storage. Freight rates surged in 2022 as the short-haul trade between Europe and Russia was replaced by the long-haul trade between Europe and the Middle East/United States following the Russia-Ukraine crisis. It was aided by a recovery in oil demand. In recent months the spot market has been correcting.
CPP Tanker 1-year Charter Rates

Note: 2023 data pertains to Q1 2023
Source: Drewry
CPP Tanker TCE

Note: 2023 data pertains to Q1 2023
TCE: Time charter equivalent: Spot freight rate (USD per ton) into USD per day after deducting all the costs of voyage such as bunker expenses, commission, port disbursements and any other miscellaneous cost. The Atlantic Basket refers to trading routes that cross the Atlantic Ocean, while the Pacific Basket refers to the routes that cross the Pacific Ocean.
Source: Drewry

Asset Values
Newbuild prices of CPP tankers remained stable throughout the 2017 calendar year. However, asset values of CPP tanker newbuilds increased in 2018 and 2019 as they benefited from high charter rates across vessel classes. Newbuild prices declined in 2020 due to lower orders and weak market prospects. There was an increase in newbuild prices in 2021 mainly caused by larger than usual ordering from container and liquefied natural gas shipping segments. Further, newbuilding prices increased in 2022 due to the higher cost of raw materials and limited shipyard slots. In 2022, the average newbuild price for product tankers increased by approximately 16% from 2021. Meanwhile, second-hand values (5-year-old eco-engine vessels) for all product tankers segments increased on average by approximately 24% in 2022 compared to 2021. The highest increase in price was observed in LR1 segment at approximately 23% for newbuildings, and approximately 31% in LR2 segment for second-hand assets.
Newbuild Prices

Note: NB prices are for eco-vessels. 2023 data pertains to Q1 2023
Source: Drewry
Second-hand Values

Note: Second-hand values are for 5-year-old eco-engine vessels.
2023 data pertains to Q1 2023
Source: Drewry

The Dry Bulk Shipping Industry
The world dry bulk fleet is divided into four main categories of vessels based on their dwt. The type of cargo transported by the dry bulk vessels is broadly the same across the size segments. However, there can be specific cargo being carried by a specific size segment on some specific routes. For example, Capesizes usually carry iron ore, but bauxite, part of the minor bulk trade, is shipped in Capesize vessels on the Guinea-China route and coal can be shipped in both Capesize and Panamax vessels on the Australia-China route.
Principal Vessel Types and Main Cargoes Carried
Vessel Type	Ship Size - Dwt	Principal Cargo
Handysize	10,000 - 39,999	Grains and minor bulk such as steel products, fertiliser, sugar, construction materials etc
Supramax	40,000 - 69,999	Coal and grains and minor bulk
Panamax	60,000 - 99,999	Coal and grains
Capesize/VLOC	100,000 - 200,000+	Iron ore and coal
Source: Drewry
Overview of Dry Bulk Trade and Shipping Demand
The dry bulk market is characterized by large volumes of trade between specific economies, with the cargo divided into major bulk and minor bulk. While iron ore, coal, and grain comprise major bulk, minor bulk includes commodities ranging from bauxite and soybean, which are traded in relatively larger volumes, to metal concentrates and salt. Iron ore and coal constitute the major share of dry bulk trade, contributing the most to the ton-mile demand. In 2022, iron ore and coal comprised approximately 36% and 30%, respectively, of the total dry bulk trade, in million tons making up approximately 42% and 25%, respectively, of the ton-mile demand respectively. The dry bulk trade recorded a robust compounded annual growth rate of approximately 4.8% between 2009 and 2019 in million tons . However, the entire dry bulk trade has grown at a modest compounded annual growth rate of approximately 0.7% in the last five years based on volume with a substantial rise in grain and minor bulk trade. Modest growth in dry bulk trade is mainly due to economic uncertainty brought on by the COVID-19 pandemic. The IMF expects global real GDP to remain above 3% in the next five years. This will provide stimulus to the dry bulk shipping market.
The COVID-19 pandemic outbreak and the Russia-Ukraine crisis have led to a change in trade patterns over the past few years. China, the world’s biggest consumer and producer of steel, commands an important position in the dry bulk market byvolume (in million tons). China imports more than 65% of the global iron ore imports by volume and is a crucial importer of coal, grains, and minor bulk. As the COVID-19 pandemic-led lockdowns hampered industrial activity, steel production contracted in 2020, leading to a massive decline in coal imports during the year. The impact of the COVID-19 pandemic on the demand for iron ore was evident in the 2022 calendar year as China’s manufacturing activity and real estate market remained subdued due to the lockdowns related to the COVID-19 pandemic. Brazil’s iron ore exports by volume (in million tons) to China plunged approximately 3% in 2022 after having contracted approximately 2% in 2021.

World Seaborne Dry Bulk Trade Volumes
Year	Iron ore		Coal		Grain		Minor Bulk		Total		Global Real GDP (IMF)
	Million Tons	YoY	Million Tons	YoY	Million Tons	YoY	Million Tons	YoY	Million Tons	YoY	YoY
2013	1,278	15.7%	1,257	6.8%	268	3.5%	972	11.5%	3,775	10.6%	3.4%
2014	1,370	7.2%	1,256	-0.1%	297	11.1%	938	-3.5%	3,861	2.3%	3.5%
2015	1,397	2.0%	1,191	-5.1%	305	2.4%	946	0.9%	3,839	-0.6%	3.4%
2016	1,461	4.6%	1,214	1.9%	318	4.5%	960	1.5%	3,954	3.0%	3.3%
2017	1,519	3.9%	1,244	2.4%	333	4.8%	1,000	4.2%	4,096	3.6%	3.8%
2018	1,513	-0.4%	1,310	5.3%	330	-1.1%	1,053	5.2%	4,205	2.7%	3.6%
2019	1,510	-0.2%	1,348	2.9%	334	1.1%	1,069	1.6%	4,261	1.3%	2.8%
2020	1,554	2.9%	1,213	-10.0%	362	8.6%	1,076	0.6%	4,206	-1.3%	-2.8%
2021	1,582	1.8%	1,267	4.4%	385	6.2%	1,178	9.4%	4,410	4.9%	6.3%
2022	1,512	-4.4%	1,275	0.7%	377	-1.8%	1,084	-8.0%	4,248	-3.7%	3.4%
Source: Drewry, IMF, World Economic Outlook, April 2023
Grains and thermal coal markets were reshaped by the Russia-Ukraine crisis. After China shifted its focus on increasing domestic production of soybeans, its import demand for corn increased in 2021. As a result of the Russia-Ukraine crisis, Ukraine’s corn exports were adversely affected. Therefore, China has been diversifying its sources and has started importing corn from Brazil, with imports from the United States continuing. Canada and the United States filled the gap created by lower exports from Ukraine in 2022.
Europe kickstarted an energy crisis after the European Union sanctioned Russian coal and liquefied natural gas supplies dropped due to the ongoing Russia-Ukraine crisis. Russia’s share in the European Union’s thermal coal imports by volume (in million tons) dropped from approximately 44% in 2021 to approximately 22% in 2022 as the European Union diversified its imports, leading to a shift in trade patterns. The United States’ exports of thermal coal to the European Union more than doubled by volume (in million tons) in 2022. Meanwhile, Russian coal was diverted to India and China, adding immensely to the ton-mile demand.
The trade of lithium ore, copper, zinc, and other concentrates has risen as the transition to renewable sources of energy has picked up pace. Minor bulk trade grew at a compounded annual growth rate of approximately 2.2% from 2012 to 2022 by volume (in million tons). As investments in electric vehicles and lithium-ion batteries rose, trade of key inputs expanded, particularly on the Australia-China route.
Significant demand for aluminum due to upstream demand in the automobile sector has increased the bauxite trade. Bauxite production in Guinea has risen approximately 18% (based on million tons) per year on average in the last decade (2013-2022), with higher exports to China. This has been favorable for the Capesize segment in particular.
The soybean trade in this period has also been important as the trade war between the United States and China threatened a secure supply to the latter. Even though China’s imports grew in 2019 and 2020 after contracting in 2018 amidst the trade war, its domestic production has been rising (in million tons). In order to secure its food supply, China has been making continual efforts to change the meal patterns for soybean inclusion in animal feed, dampening the growth rate of soybean imports.

Seaborne Dry Bulk Trade and Ton-mile Demand

Source: Drewry
Dry Bulk Supply
New orders in dry bulk shipping industry did not pick up in line with the high charter rates and significant earnings potential after the COVID-19 pandemic. Drewry believes it was in part because shipyards were inundated with container and liquefied natural gas orders. At the same time, shipowners were apprehensive about the low or zero carbon propulsion system due to upcoming environmental regulations. As a result of this, dry bulk fleet growth during 2022 remained low at approximately 2.9% (based on dwt).
The orderbook-to-fleet ratio for dry bulk fleet has remained around 6-8% since 2020, which is the lowest in more than a decade (2013-2022). In the current global dry bulk orderbook, Handymax and the modern tonnage of Kamsarmax and Ultramax occupy the dominant share.
World Dry Bulk Fleet & Orderbook: March 31, 2023
Vessel Type/Class	Fleet		Orderbook			Orderbook Delivery Schedule (M Dwt)
	Number	M Dwt	Number	M Dwt	% Fleet Dwt	2023	2024	2025	2026+
Handysize	4,059	112.0	143	3.9	3.5%	2.1	1.5	0.3	0.0
Supramax	4,072	227.8	379	21.1	9.2%	6.9	10.2	3.9	0.0
Panamax	3,130	252.2	268	21.6	8.6%	9.6	8.3	3.4	0.3
Capesize/VLOC	1,956	386.4	108	21.4	5.5%	9.1	7.2	3.9	1.1
Total	13,217	978.5	898	67.9	6.9%	27.7	27.2	11.6	1.4
Source: Drewry
Demolitions of dry bulk vessels remained particularly low in 2018 and 2019 as shipowners awaited the IMO regulations on sulfur, which became effective in the 2020 calendar year. A similar trend was observed in 2021 and 2022 before the IMO regulations on EEXI and CII were effective. The exceptionally high dry bulk freight rates in 2021 discouraged substantial demolitions of dry bulk vessels.

Demolitions

Source: Drewry
Fleet Development

Source: Drewry
Freight Market
Charter rates increased in 2014 after the correction in 2013. Rates increased due to the favorable balance between demand and supply. However, rates of Capesize vessels started declining in 2015-2016 as utilization reduced. The 1-year time charter equivalent rate of an average 180 dwt Capesize vessel reached its lowest level in the last 20 years in February 2016. As a result, new orders were extremely low, with only 70 vessels ordered through 2016. The charter market recovered in 2017 as a result of higher demolitions and significantly higher ton-mile demand, particularly of coal. The spot time charter equivalent rate of Capesize vessels in 2018 on major routes such as Australia-China was more than two times the spot time charter equivalent rate of Capesize vessels on the same route in 2017.
The market moderated in 2019 due to lower utilization and remained weak in 2020 before rapidly increasing in the 2021 calendar year. The Covid-19-induced quarantine requirements in 2021 increased the congestion at ports and supply chain disruption in different parts of the world. Supply chain disruptions also resulted in a supply shortage in the market causing inflated rates and as aided by a significant uptick in demand of dry cargo and historically high container freight rates. High container freight rates led to some of the containerized commodities being shipped by dry bulk and multipurpose vessels.
In the 2022 calendar year, the market remained subdued amid fears of an impending recession, higher perceived risk due to the war, and most importantly, disruption of industrial activity in China due to lockdowns. The utilization of dry bulk vessels in 2022 reached its lowest level in the last 10 years.

Dry Bulk 1-year Charter Rates

Note: 2023 data pertains to Q1 2023
Source: Drewry
Dry Bulk TCE

Note: 2023 data pertains to Q1 2023
Source: Drewry
Asset Values
Newbuild prices increased modestly from 2016 to 2019 but skyrocketed in the 2021 calendar year, remaining elevated until the 2022 calendar year due to the large container and liquefied natural gas orders and scarcity of availability. High steel prices added to the rise in values. Second-hand values rose modestly in 2016-2019, plateaued in 2020, but soared in 2021 and 2022 on the back of strong freight rates, induced by the Covid-19-led congestion.

Newbuild Prices

Note: NB prices are for eco-vessels. 2023 data pertains to Q1 2023
Source: Drewry
Second-hand Values

Note: Second-hand values are for 5-year-old eco-engine vessels.
2023 data pertains to Q1 2023
Source: Drewry
Environmental, Social & Governance
Heidmar has integrated environmental, social and governance (“ESG”) policies into its internal process and operating philosophy. We believe that ESG principles are crucial to developing sustainable business that deliver long-term value for our partners and society. ESG is rising in prominence due to changes in public sentiment, values and behavior, impacts on financial value, climate change risks and increasing of opportunities in sustainable investing. Companies in our industry are called to respond to the new requirements related to ESG factors, measuring the impact of their activities and adapt the way they operate to meet industry’s goals and targets. We seek to apply ESG policies in all aspects of our business and are committed to being a trusted partner to the communities we serve.
Heidmar has three main areas of focus in demonstrating our commitment to ESG policies while operating our business. Our primary focus is on regulatory compliance; the Company has strict and clear polices to remain within regulatory compliance. The second area of focus is our constant effort to understand the external changes that will inevitably impact our business in the future and our persistent effort to build strong relationships with our partners. Lastly, we also focus on “resilience.” Heidmar monitors the changes in external factors which can apply pressure on our sustainability and seeks to minimize risks and discover new opportunities in achieving sustainability.

Environmental
As a fast growing tanker pool company, engaged primarily in the commercial management and chartering of oil and product tankers, Heidmar follows a ‘zero harm to people and the environment’ safety culture. We believe that tomorrow’s success will derive through sustainable development and learning. As such, environmental management best practices are a commitment we are promoting and adhering to.
We endeavor to comply with all relevant environmental legislation, building on the continuous awareness at all levels within the Company. Heidmar is committed in meeting initiatives that will prevent pollution, decarbonize shipping in line with International Maritime Organization (“IMO”)/European Union regulations and ensure environmentally sound practices off and on shore. To achieve this we are:
•
directing our efforts to operate a fleet that follows the highest environmental standards, adopts latest technology solutions that reduce carbon footprint and comply with applicable regulations and treaties adopted by the IMO and the European Commission and has a high impact for the protection of the marine environment and the improvement of social prosperity;

•	incentivizing our pool participants through our Pool Points formula for fuel and CO2 emissions reduction;
•	collecting CO2 data for each and every legs (ballast and laden) for all vessel voyages since the second half of 2022 using our in-house built eFleetWatch® technology;
•	seeking vessels to join our managed fleet that are fitted with ballast water management systems meeting regulatory requirements and industry standards;
•	supplying marine fuel oil that meets the required sulphur content;
•	maintaining a zero-oil spill history;
•
carrying out longer voyage routes using weather routing provided by industry reputed weather service providers, ensuring bunker consumption and voyage days are optimized, thereby reducing carbon footprint and delivering environmentally sound services to all our clients;

•
proactively looking for preferred arrangement to access any carbon credits on offer and increasing working capital facility for buying carbon credits from our extensive network of companies, traders and partners in the shipping industry;

•	promoting energy, water and waste management efficiency. We are committed to reducing electricity, water consumption and reduction of plastic as much as possible also into our corporate offices; and
•	educating, training and motivating employees to carry out tasks in an environmentally responsible manner.
Social
We are committed to social responsibility. Heidmar strives to foster an environment of diversity and inclusion, with a focus on empowering women and minorities, operating ethically and supporting the local communities.
Our responsibility is to ensure that our personnel, their families and the community are safe in the knowledge that the business culture we endeavor to cultivate is based on shared values: honesty, integrity, respect and an appreciation of all beliefs & backgrounds. We believe this positive culture, with inclusive leadership teams is crucial to successful delivery of our services.
Governance
Heidmar values its reputation for ethical behavior and financial integrity and reliability.
We are committed to maintaining the highest standards of ethics and compliance with all relevant laws wherever we do business including those related to anti-bribery and corruption.
We take a zero-tolerance approach to bribery and corruption and are committed to acting professionally, fairly and with integrity in all our business dealings and relationships wherever we operate and implementing and enforcing effective systems to counter bribery and corruption. All of our directors, officers and employees are strictly prohibited from offering, paying, soliciting or accepting bribes or kickbacks. We also maintain strong whistleblowing and anti-bribery policies and a general code of business conduct that encourages transparency and protects the people coming forward.

It is our policy to conduct all of our business in an honest and ethical manner. To achieve this, we:
•	are committed to upholding the highest corporate governance standards, professionalism and business integrity across all activities;
•
have established the Company’s code of business conduct, which is our framework to ensure that our work environment remains trustworthy by protecting our and our customers’ property and information and establishing clear guidelines for our daily business conduct and ethical behavior;

•
ensure all employees are adhering to high standards of behavior. Our employees are required to comply with all applicable laws and regulations as well as our internal policies and procedures. Our whistleblowing policy is an important element in detecting corrupt, illegal, or other undesirable conduct. The Policy allows employees to disclose information that they believe shows malpractice, unethical conduct or illegal practices in the workplace without being penalized in any way;

•
encouraging employees to report any violation, illegitimate practices, unethical conduct, misrepresentation of material facts, breaches of legal obligation or regulatory requirements and any infractions or potential infractions of our code of business conduct;

•	focusing on preventing anti-competitive behavior within all areas of our business;
•
prioritizing gender equality and ensuring that there are no differences in pay between men and women and to develop a diverse environment that embraces differences in age, nationality, gender identity, sexual orientation and disability;

•	prohibiting unlawful discrimination and inappropriate workplace conduct, such as harassment, violence or discrimination; and
•	adopting a strict sanctions compliance policy as part of all of our business transactions.
Seasonality
Historically, oil trade and, therefore, charter rates increased in the winter months and eased in the summer months as demand for oil and oil products in the Northern Hemisphere rose in colder weather and fell in warmer weather. The tanker industry, in general, has become less dependent on the seasonal transport of heating oil than a decade ago as new uses for oil and oil products have developed, spreading consumption more evenly over the year. This is most apparent from the higher seasonal demand during the summer months due to energy requirements for air conditioning and motor vehicles.
Competition
The market for international seaborne crude and oil products transportation services is highly fragmented and competitive. Seaborne oil transportation services are generally provided by two main types of operators: major oil company captive fleets (both private and state-owned) and independent ship-owner fleets. In addition, several owners and operators pool their vessels together on an ongoing basis, and such pools are available to customers to the same extent as independently owned-and-operated fleets. Many major oil companies and other oil trading companies, the primary charterers of the vessels managed by us, also operate their own vessels and use such vessels not only to transport their own crude oil but also to transport crude oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. Competition for charters is intense and is based upon price, location, size, age, condition and acceptability of the vessel and its manager. Competition is also affected by the availability of other size vessels to compete in the trades in which the Company engages. Charters are, to a large extent, brokered through international independent brokerage houses that specialize in finding the optimal ship for any particular cargo based on the aforementioned criteria. Brokers may be appointed by the cargo shipper or the ship owner.
Environmental and Other Regulations in the Shipping Industry
Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our managed vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our managed vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the USCG, harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our managed vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our managed vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for all of our managed vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our managed vessels is in substantial compliance with applicable environmental laws and regulations and that our managed vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our managed vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.
Flag State
The flag state, as defined by the United Nations Convention on the Law of the Sea, is responsible for implementing and enforcing a broad range of international maritime regulations with respect to all ships granted the right to fly its flag. The “Shipping Industry Guidelines on Flag State Performance” evaluates flag states based on factors such as ratification, implementation and enforcement of principal international maritime treaties, supervision of surveys, compliance with International Labour Organization reporting, and participation at IMO meetings. Our managed vessels and rigs are flagged in Liberia, the Marshall Islands, Panama, Hong Kong and Norway.
International Maritime Organization
The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels (the “IMO”), has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL,” the International Convention for the Safety of Life at Sea of 1974 (“SOLAS Convention”), and the International Convention on Load Lines of 1966 (the “LL Convention”). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to dry bulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emission standards titled IMO-2020 took effect on January 1, 2020.
In 2012, IMO’s Marine Environmental Protection Committee, or the “MEPC” adopted a resolution amending the International Code for the Construction and Equipment of Ships Carrying Dangerous Chemicals in Bulk, or the “IBC Code”. The provisions of the IBC Code are mandatory under MARPOL and the SOLAS Convention. These amendments, which entered into force in June 2014 and took effect on January 1, 2021, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code. We may need to make certain financial expenditures to comply with these amendments.
In 2013, the MEPC adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or “CAS”. These amendments became effective on October 1, 2014, and require compliance with the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or “ESP Code”, which provides for enhanced inspection programs. We may need to make certain financial expenditures to comply with these amendments.

Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited. We believe that all our managed vessels are currently compliant in all material respects with these regulations.
The MEPC adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.50%) starting from January 1, 2020. This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention (“IAPP”) Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships were adopted and took effect on March 1, 2020, with the exception of vessels fitted with exhaust gas cleaning equipment (“scrubbers”) which can carry fuel of higher sulfur content. These regulations subject ocean-going vessels to stringent emission controls, and may cause us to incur substantial costs.
Sulfur content standards are even stricter within certain “Emission Control Areas,” or (“ECAs”). As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. In December 2021, the member states of the Convention for the Protection of the Mediterranean Sea Against Pollution (“Barcelona Convention”) agreed to support the designation of a new ECA in the Mediterranean. On December 15, 2022, MEPC 79 adopted the designation of a new ECA in the Mediterranean, with an effective date of May 1, 2025. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S Environmental Protection Agency (“EPA”) or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (“NOx”) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in 2010. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.
As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (“SEEMP”), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index (“EEDI”). Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014. MEPC 75 adopted amendments to MARPOL Annex VI which brings forward the effective date of the EEDI’s “phase 3” requirements from January 1, 2025 to April 1, 2022 for several ship types, including gas carriers, general cargo ships, and LNG carriers.
Additionally, MEPC 75 introduced draft amendments to Annex VI which impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index (“EEXI”), and (2) operational carbon intensity reduction requirements, based on a new operational carbon intensity indicator (“CII”). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. Additionally, MEPC 75 proposed draft amendments requiring that, on or before January 1, 2023, all ships above 400 gross tonnage must have an approved SEEMP on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. MEPC 75 also approved draft amendments to MARPOL Annex I to prohibit the use and carriage for use as fuel of heavy fuel oil (“HFO”) by ships in Arctic waters on and after July 1, 2024. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session on June 2021 and entered into force on November 1, 2022 with the requirements for EEXI and CII certification coming into effect from January 1, 2023. MEPC 77 adopted a non-binding resolution which urges Member States and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of Black Carbon emissions from ships when operating in or near the Arctic. MEPC 79 adopted amendments to MARPOL Annex VI, Appendix IX to include the attained and required CII values, the CII rating and attained EEXI for existing ships in the required information to be submitted to the IMO Ship Fuel Oil Consumption Database. The amendments will enter into force on May 1, 2024.
We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims (the “LLMC”) sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our managed vessels are in substantial compliance with SOLAS and LLMC standards.
Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”), our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code.
Regulation II-1/3-10 of the SOLAS Convention governs ship construction and stipulates that ships over 150 meters in length must have adequate strength, integrity and stability to minimize risk of loss or pollution. Goal-based standards amendments in SOLAS regulation II-1/3-10 entered into force in 2012, with July 1, 2016 set for application to new oil tankers and bulk carriers. The SOLAS Convention regulation II-1/3-10 on goal-based ship construction standards for bulk carriers and oil tankers, which entered into force on January 1, 2012, requires that all oil tankers and bulk carriers of 150 meters in length and above, for which the building contract is placed on or after July 1, 2016, satisfy applicable structural requirements conforming to the functional requirements of the International Goal-based Ship Construction Standards for Bulk Carriers and Oil Tankers (“GBS Standards”).

Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (“IMDG Code”). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments which took effect on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups, and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas. Additional amendments, which came into force on June 1, 2022, include (1) addition of a definition of dosage rate, (2) additions to the list of high consequence dangerous goods, (3) new provisions for medical/clinical waste, (4) addition of various ISO standards for gas cylinders, (5) a new handling code, and (6) changes to stowage and segregation provisions.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
Furthermore, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. By IMO resolution, administrations are encouraged to ensure that cyber-risk management systems are incorporated by ship-owners and managers by their first annual Document of Compliance audit after January 1, 2021. In February 2021, the U.S. Coast Guard published guidance on addressing cyber risks in a vessel’s safety management system. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. The impact of such regulations is hard to predict at this time.
In June 2022, SOLAS also set out new amendments that will take effect January 1, 2024, which include new requirements for: (1) the design for safe mooring operations, (2) the Global Maritime Distress and Safety System (“GMDSS”), (3) watertight integrity, (4) watertight doors on cargo ships, (5) fault-isolation of fire detection systems, (6) life-saving appliances, and (7) safety of ships using LNG as fuel. These new requirements may impact the cost of our operations.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”) in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.
On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention (“IOPP”) renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 72, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards. Those changes were adopted at MEPC 72. Ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72’s amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Management Systems, which governs assessment of ballast water management systems, mandatory rather than permissive, and formalized an implementation schedule for the D-2 standard. Under these amendments, all ships must meet the D-2 standard by September 8, 2024. Costs of compliance with these regulations may be substantial. Additionally, in November 2020, MEPC 75 adopted amendments to the BWM Convention which would require a commissioning test of the ballast water management system for the initial survey or when performing an additional survey for retrofits. This analysis will not apply to ships that already have an installed BWM system certified under the BWM Convention. These amendments have entered into force on June 1, 2022. In December 2022, MEPC 79 agreed that it should be permitted to use ballast tanks for temporary storage of treated sewage and grey water. MEPC 79 also established that ships are expected to return to D-2 compliance after experiencing challenging uptake water and bypassing a BWM system should only be used as a last resort. Guidance will be developed at MEPC 80 (in July 2023) to set out appropriate actions and uniform procedures to ensure compliance with the BWM Convention.
Once mid-ocean exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
The IMO adopted the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocols in 1976, 1984, and 1992, and amended in 2000 (the “CLC”). Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner may be strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability expressed using the International Monetary Fund currency unit, the Special Drawing Rights. The limits on liability have since been amended so that the compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless act or omission where the shipowner knew pollution damage would probably result. The CLC requires ships over 2,000 tons covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. All pool vessels have protection and indemnity insurance for environmental incidents. P&I Clubs in the International Group issue the required Bunkers Convention “Blue Cards” to enable signatory states to issue certificates. All of our managed vessels are in possession of a CLC State issued certificate attesting that the required insurance coverage is in force. Heidmar also maintains charterers’ liability insurance.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the CLC or the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
Anti-Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention”. The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate (the “IAFS Certificate”) is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced.
In November 2020, MEPC 75 approved draft amendments to the Anti-fouling Convention to prohibit anti-fouling systems containing cybutryne, which would apply to ships from January 1, 2023, or, for ships already bearing such an anti-fouling system, at the next scheduled renewal of the system after that date, but no later than 60 months following the last application to the ship of such a system. In addition, the IAFS Certificate has been updated to address compliance options for anti-fouling systems to address cybutryne. Ships which are affected by this ban on cybutryne must receive an updated IAFS Certificate no later than two years after the entry into force of these amendments. Ships which are not affected (i.e. with anti-fouling systems which do not contain cybutryne) must receive an updated IAFS Certificate at the next anti-fouling application to the vessel. These amendments were formally adopted at MEPC 76 in June 2021.
United States Regulations
The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990 (“OPA”) established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:
(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;
(iii)	loss of subsistence use of natural resources that are injured, destroyed or lost;
(iv)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
(vi)
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective November 12, 2019, the USCG adjusted the limits of OPA liability for a tank vessel, other than a single-hull tank vessel, over 3,000 gross tons liability to the greater of $2,300 per gross ton or $19,943,400 (subject to periodic adjustment for inflation). Effective November 12, 2019, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,200 per gross ton or $997,100 (subject to periodic adjustment for inflation). On December 23, 2022, the USCG issued a final rule to adjust the limitation of liability under the OPA. Effective March 23, 2022, the new adjusted limits of OPA liability for a tank vessel, other than a single-hull tank vessel, over 3,000 gross tons liability to the greater of $2,500 per gross ton or $21,521,300 (subject to periodic adjustment for inflation). Effective March 23, 2022, the new adjusted limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,300 per gross ton or $1,076,000 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and intend to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.
In 2010, the Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised. For example, the U.S. Bureau of Safety and Environmental Enforcement’s (“BSEE”) revised Production Safety Systems Rule (“PSSR”), effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. Additionally, the BSEE amended the Well Control Rule, effective July 15, 2019, which rolled back certain reforms regarding the safety of drilling operations, and former U.S. President Trump had proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling. In January 2021, U.S. President Biden signed an executive order temporarily blocking new leases for oil and gas drilling in federal waters. However, Attorneys general from 13 states filed suit in March 2021 to lift the executive order and in June 2021, a federal judge in Louisiana granted a preliminary injunction against the Biden administration stating that the power to pause offshore oil and gas leases “lies solely with Congress”. In August 2022, a federal judge in Louisiana sided with Texas Attorney General Ken Paxton, along with the other 12 plaintiff states, by issuing a permanent injunction against the Biden Administration’s moratorium on oil and gas leasing on federal public lands and offshore waters. With these rapid changes, compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our managed vessels could impact the cost of our operations and adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our managed vessels call.
Our pool participants currently maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for each of the vessels. If the damages from a catastrophic spill were to exceed their insurance coverage, it could have an adverse effect on our business and results of operations.

Other United States Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) (“CAA”) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our managed vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. The CAA also requires states to draft State Implementation Plans, or “SIPs”, designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. Our managed vessels operating in such regulated port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these existing requirements.
The U.S. Clean Water Act (“CWA”) prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States” (“WOTUS”), thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS. In 2019 and 2020, the agencies repealed the prior WOTUS Rule and promulgated the Navigable Waters Protection Rule (“NWPR”) which significantly reduced the scope and oversight of EPA and the Department of the Army in traditionally non-navigable waterways. On August 30, 2021 a federal district court in Arizona vacated the NWPR and directed the agencies to replace the rule. On December 7, 2021, the EPA and the Department of the Army proposed a rule that would reinstate the pre-2015 definition. On December 30, 2022, the EPA and the Department of Army announced the final WOTUS rule that largely reinstated the pre-2015 definition
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our managed vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our managed vessels from entering U.S. Waters.
The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the Vessel Incidental Discharge Act (“VIDA”), which was signed into law on December 4, 2018 and replaces the 2013 Vessel General Permit (“VGP”) program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under the U.S. National Invasive Species Act (“NISA”), such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. VIDA establishes a new framework for the regulation of vessel incidental discharges under CWA, requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA’s promulgation of standards. Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized. Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent (“NOI”) or retention of a PARI form and submission of annual reports. Our pool participants have submitted NOIs for our managed vessels where required. Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of ballast water treatment equipment on our managed vessels or the implantation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict our managed vessels from entering U.S. waters.
European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually which may cause us to incur additional expenses.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called “SOx-Emission Control Area”). As of January 2020, EU member states must also ensure that vessels in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.
On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union’s carbon market, the EU Emissions Trading System (“EU ETS”). On July 14, 2021 the European Parliament formally proposed its plan, which would involve gradually including the maritime sector from 2023 and phasing the sector in over a three-year period. This will require shipowners to buy permits to cover these emissions. The Environment Council adopted a general approach on the proposal in June 2022. On December 18, 2022, the Environmental Council and European Parliament agreed to include maritime shipping emissions within the scope of the EU ETS on a gradual introduction of obligations for shipping companies to surrender allowances: 40% for verified emissions from 2024, 70% for 2025 and 100% for 2026. Most large vessels will be included in the scope of the EU ETS from the start. Big offshore vessels of 5,000 gross tonnage and above will be included in the ‘MRV’ on the monitoring, reporting and verification of CO2 emissions from maritime transport regulation from 2025 and in the EU ETS from 2027. General cargo vessels and off-shore vessels between 400-5,000 gross tonnage will be included in the MRV regulation from 2025 and their inclusion in EU ETS will be reviewed in 2026.
International Labour Organization
The International Labour Organization (the “ILO”) is a specialized agency of the UN that has adopted the Maritime Labour Convention 2006 (“MLC 2006”). A Maritime Labour Certificate and a Declaration of Maritime Labour Compliance is required to ensure compliance with the MLC 2006 for all ships that are 500 gross tonnage or over and are either engaged in international voyages or flying the flag of a Member and operating from a port, or between ports, in another country. We believe that all our managed vessels are in substantial compliance with and are certified to meet MLC 2006.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. initially entered into the agreement, but on June 1, 2017, former U.S. President Trump announced that the United States intends to withdraw from the Paris Agreement, and the withdrawal became effective on November 4, 2020. On January 20, 2021, U.S. President Biden signed an executive order to rejoin the Paris Agreement, which the U.S. officially rejoined on February 19, 2021.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in

April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. These regulations could cause us to incur additional substantial expenses. At MEPC 77, the Member States agreed to initiate the revision of the Initial IMO Strategy on Reduction of GHG emissions from ships, recognizing the need to strengthen the ambition during the revision process. MEPC 79 revised the EEDI calculation guidelines to include a CO2 conversion factor for ethane, a reference to the updated ITCC guidelines, and a clarification that in case of a ship with multiple load line certificates, the maximum certified summer draft should be used when determining the deadweight. A final draft Revised IMO GHG Strategy would be considered by MEPC 80 (scheduled to meet in July 2023), with a view to adoption.
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the European Union’s carbon market, EU ETS, are also forthcoming.
In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, former U.S. President Trump signed an executive order to review and possibly eliminate the EPA’s plan to cut greenhouse gas emissions and in August 2019, the Administration announced plans to weaken regulations for methane emissions. On August 13, 2020, the EPA released rules rolling back standards to control methane and volatile organic compound emissions from new oil and gas facilities. However, U.S. President Biden recently directed the EPA to publish a proposed rule suspending, revising, or rescinding certain of these rules. On November 2, 2021, the EPA issued a proposed rule under the CAA designed to reduce methane emissions from oil and gas sources. The proposed rule would reduce 41 million tons of methane emissions between 2023 and 2035 and cut methane emissions in the oil and gas sector by approximately 74 percent compared to emissions from this sector in 2005. EPA issued a supplemental proposed rule in November 2022 to include additional methane reduction measures following public input and anticipates issuing a final rule in 2023. If these new regulations are finalized, they could affect our operations.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the MTSA. To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facility Security Code (the “ISPS Code”). The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example:

1.
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

2.	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
3.	the development of vessel security plans;
4.	ship identification number to be permanently marked on a vessel’s hull;
5.
a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

6.	compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us. We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.
The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or “the Rules”, which apply to oil tankers and bulk carriers contracted for construction on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. All of our managed vessels are certified as being “in class” by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping).
A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to carry out a bottom survey every 30 to 36 months for inspection of the underwater parts of the vessel as dictated by statutory and class regulations. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.
Risk of Loss and Liability Insurance
General
The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, piracy incidents, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon shipowners, operators and bareboat charterers of any vessel trading in the exclusive economic zone of the United States for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators trading in the United States market. We carry insurance coverage as customary in our industry. However, not all risks can be insured, specific claims may be rejected, and we might not be always able to obtain adequate insurance coverage at reasonable rates.
Hull and Machinery Insurance
Our pool participants procure hull and machinery insurance and protection and indemnity insurance, which includes environmental damage and pollution insurance and war risk insurance, and we procure charters liability insurance, charterers freight insurance and demurrage and defense insurance for our fleet. We generally do not maintain insurance against loss of hire on our operated fleet, which covers business interruptions that result in the loss of use of a vessel.

HEIDMAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION
You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve certain developments, risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections. This discussion should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2022 and 2021 and the related notes thereto, included elsewhere in this Prospectus. All dollar amounts referred to in this discussion and analysis are expressed in United States dollars except where indicated otherwise. References in this section to “we”, “our”, “us” and the “Company” generally refer to Heidmar and its consolidated subsidiaries.
Overview
We are a provider of marine transportation services on an international basis consisting of three business activities: management services for pools of vessels that share operational costs and revenues (“pool management services”), management services for individual vessels (“commercial management services”) and chartering of vessels through charter in and charter out (“charter in – charter out”). As of the date of this proxy statement/prospectus, we commercially manage 59 vessels with an aggregate capacity of approximately 8.0 million dwt.
Our financial results are largely driven by the following factors:
Trade Revenues and Trade Revenues, related party: Trade revenues consist primarily of commissions and management fees earned from pool management services and commercial management services. Commissions are earned based on the gross freight, dead freight, hire and demurrage revenues of the managed vessels and are recognized ratably over the duration of each voyage on a load port-to-discharge port basis. Management fees are earned on a fixed rate per day, per vessel. The Company’s pool and commercial management services do not have established terms of duration. Trade revenues are recognized when earned and when it is probable that future economic benefits will flow to the Company and such benefit can be measured reliably. The performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its service contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses and the revenue is recognized on a straight- line basis over the voyage days from the commencement of the loading of cargo to completion of discharge.
Voyage Revenues and Voyage expenses: In a voyage charter contract, the charterer hires the vessel to transport a specific agreed-upon cargo for a single voyage, which may contain multiple load ports and discharge ports. The consideration in such a contract is determined on the basis of a freight rate per metric ton of cargo carried or occasionally on a lump sum basis. The charter party contracts commit for a minimum amount of cargo. The charterer is liable for any short loading of cargo known as “dead” freight. The voyage charter party generally has a “demurrage” or “despatch” clause. As per this clause, the charterer reimburses the Company for any potential delays exceeding the allowed laytime as per the charter party clause at the ports visited, which is recorded as demurrage revenue. Demurrage revenue is recognized starting from the point that is determined that the amount can be estimated and its collection is probable and on a straight line basis until the end of the voyage. Conversely, the charterer is given credit if the loading/discharging activities happen in less time than the allowed laytime known as despatch resulting in a reduction in revenue and is recognized as the performance obligation is satisfied. In a voyage charter contract, the performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its voyage charter contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses and the revenue is recognized on a straight-line basis over the voyage days from the commencement of the loading of cargo to completion of discharge. The freight charters are considered service contracts which fall under the provisions of ASC 606 because the Company retains control over the operations of the vessels such as the routes taken or the vessels’ speed. Freight, demurrage, and miscellaneous revenues from the operations of vessels are recognized in the period earned. Such revenues and the related operating costs applicable to voyages in progress at the end of a reporting period are recognized ratably over the estimated duration of the voyage on the percentage-of-completion method of accounting.

Voyage expenses are direct expenses to voyage revenues and primarily consist of brokerage and agency commissions, port expenses, canal dues and bunker fuel. Brokerage and agency commissions are paid to shipbrokers for their time and efforts for negotiating and arranging charter party agreements on behalf of the Company and are expensed over the related charter period. All other voyage expenses are expensed as incurred, except for expenses during the ballast portion of the voyage (period between the contract date and the date of the vessel’s arrival to the load port). Any expenses incurred during the ballast portion of the voyage such as bunker fuel expenses, canal tolls and port expenses are deferred and are recognized on a straight-line basis, in voyage expenses, over the voyage duration as the Company satisfies the performance obligations under the contract provided these costs are (1) incurred to fulfill a contract that we can specifically identify, (2) able to generate or enhance resources of the Company that will be used to satisfy performance of the terms of the contract, and (3) expected to be recovered from the charterer. These costs are considered ‘contract fulfillment costs’ and are included in ‘deferred voyage expenses’ in the accompanying consolidated balance sheets.
Operating Leases – The Company as a Lessee
Time charter-in contracts
A time charter is a contract for the use of a vessel for a specific period of time and a specified daily charter hire rate, which is generally payable in advance. A time charter generally provides typical warranties and owner protective restrictions. The time charter contracts are considered operating leases because (i) the vessel is an identifiable asset (ii) the owner of the vessel does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.
Our time charter-in contracts relate to the charter-in activity of vessels from third parties for a specified period of time in exchange for consideration, which is based on a daily rate. We elected the practical expedient of the ASC 842 guidance that allows for contracts with an initial lease term of 12 months or less to be excluded from the operating lease right-of-use assets and lease liabilities recognized on our consolidated balance sheets. The Company recognizes right-of-use assets (“ROU”) and corresponding lease liabilities for its operating leases. ROU assets and liabilities are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made to the lessor prior to lease commencement, less any lease incentives, and initial direct costs incurred. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.
Under the guidance ASC 842, we elected the practical expedients available to lessees to not separate the lease and non-lease components included in the charter hire expense because (i) the pattern of expense recognition for the lease and non-lease components is the same as it is earned by the passage of time and (ii) the lease component, if accounted for separately, would be classified as an operating lease. We elected not to separate the lease and non-lease components included in charter hire expense, but to recognize operating lease expense as a combined single lease component for all time charter-in contracts.
The Company has entered into an arrangement associated with one vessel that it has time chartered in from an unrelated party, whereby the net income or losses earned by the Company on its employment are equally shared with another unrelated party based on the specified terms in the respective assignment and assumption agreement of charter party rights and profit/loss sharing agreement. Net result representing revenues net of voyage expenses and the charter-in expenses shared with the third party in order to reflect the profit and loss sharing agreement is $751,432 and $nil, presented under “Profit sharing expenses” in the accompanying consolidated statements of income for the years ended December 31, 2022 and 2021 respectively.
Operating Leases - The Company as a Lessor
Time charter-out contracts
Our time charter revenues are generated from our vessels being hired by a third-party charterer for a specified period in exchange for consideration, which is based on a daily rate. The charterer has the full discretion over the ports subject to compliance with the applicable charter party agreement and relevant laws. In a time charter contract, we are responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance, and lubricants. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The charterer generally pays the charter hire monthly in advance. We determined that our time charter contracts are considered operating leases and therefore fall under the scope of the guidance

ASC 842 because (i) the vessel is an identifiable asset, (ii) we do not have substantive substitution rights, and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use. Time charter revenue is recognized as earned on a straight-line basis over the term of the relevant time charter starting from the vessel’s delivery to the charterer, except for any off-hire period. Under the guidance of ASC 842, we elected the practical expedient available to lessors to not separate the lease and non-lease components included in the time charter revenue because (i) the pattern of revenue recognition for the lease and non-lease components is the same as it is earned by the passage of time and (ii) the lease component, if accounted for separately, would be classified as an operating lease. Time charter revenues received in advance of the provision of charter service are recorded as deferred revenue and recognized when the charter service is rendered. Deferred revenue also may result from straight-line revenue recognition in respect of charter agreements that provide for varying charter rates. Deferred revenue amounts that will be recognized within the next twelve months are presented as current, with amounts to be recognized thereafter presented as non-current. Revenues earned through the profit-sharing arrangements in the time charters represent contingent rental revenues that are recognized when earned and amounts are reasonably assured based on estimates provided by the charterer.
Syndication Income, related party: Heidmar Investments LLC., a fully-owned subsidiary of Heidmar, entered into “Syndication Agreements” (“syndication”) with Heidmar Trading LLC., a related party, (“syndication partner”) for two vessels (“Two Vessels”) which the syndication partner chartered-in from unrelated parties and then chartered-out to unrelated parties. The syndication is an assignment and transfer of profits and losses between Heidmar Investments LLC. and the syndication partner wherein Heidmar Investments LLC. will assume the syndication partner’s monthly charter hire and voyage expenses and in return will be assigned the revenues earned by the Two Vessels (the “syndication result”). Furthermore, Heidmar has been appointed as the commercial manager of the vessels based on the provisions of the related CMAs entered into between Heidmar and the syndication partner. In order to receive the proceeds from the Syndication Agreement, the Company needs to be performing the services under the CMA. As a result, the combination of both agreements is considered a service contract to be accounted for under ASC 606. In essence, the Syndication Agreement represents a variable consideration related to the servicing of the vessels under the CMA which is equal to the operating results of the two vessels. This will be recognized as the profits are earned or the losses are incurred during the period of the service contract as that is when the income, if any, can be reliably measured for this variable remuneration.
Quantitative and qualitative disclosures about market risk
We are exposed to risks associated with adverse changes in exchange rates and commodity prices. We have established risk management policies to monitor and manage such market risks, as well as credit risks.
From time to time, we may execute transactions of derivatives, in order to manage market risks. We are exposed to currency risk on purchases, receivables and payables where they are denominated in a currency other than the U.S. dollar. We do not enter into commodity contracts other than to meet our operational needs. These transactions do not meet the criteria for hedging for accounting purposes and therefore the change in their fair value is recognized directly in profit or loss.
The carrying amounts of certain financial assets and liabilities, including cash and cash equivalents, receivables from affiliates, other receivables, payables to vessel owners, accounts payable and accrued expenses and payables to affiliates are reasonable estimates of their fair value due to the short-term nature of these financials instruments. The valuation technique which we use in order to measure the fair value is the discounted cash flows technique, considering interest rates estimated by an external evaluator. When measuring the fair value of an asset or a liability, we use market observable data to the extent applicable.
For a discussion of our exposure to market risk and our periodic fair value measurements, see Note 2 to our audited consolidated financial statements for the years ended, December 31, 2022 and 2021 included elsewhere in this prospectus.
Recent Accounting Pronouncements
Management does not believe that any recently adopted or any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Results of Operations
Year ended December 31, 2022 compared to year ended December 31, 2021
	31-Dec-22	31-Dec-21	Change	% change
REVENUES:
Trade revenues	4,131,092	2,527,705	1,603,387	63%
Trade revenues, related parties	10,241,502	2,240,072	8,001,430	357%
Voyage and time charter revenues	9,467,373	—	9,467,373	0%
Syndication income, related party	6,233,911	—	6,233,911	0%
Total revenues	30,063,878	4,767,777	25,296,101	531%
OPERATING EXPENSES:
Voyage expenses	1,127,878	—	1,127,878	0%
Operating lease expenses	3,515,026	330,081	3,184,945	965%
Charter-in expenses	3,412,929	—	3,412,929	0%
Profit sharing expense	751,431	—	751,431	0%
General and administrative expenses	5,060,145	2,905,540	2,154,605	74%
Depreciation	21,099	177,436	(156,337)	(88%)
Loss on sale of vehicle	8,332	—	8,332	0%
Impairment loss	—	708,868	(708,868)	(100%)
Total operating expenses	13,896,840	4,121,925	9,774,915	237%
OPERATING INCOME	16,167,038	645,852	15,521,186	2,403%
OTHER INCOME / (EXPENSES):
Interest income	7,717	81,127	(73,410)	(90%)
Gain on lease termination	—	343,909	(343,909)	(100%)
Foreign exchange gains/(losses)	6,194	(6,197)	12,391	(200%)
Other income, net	13,911	418,839	(404,928)	(97%)
NET INCOME FOR THE YEAR	16,180,949	1,064,691	15,116,258	1,420%
Total revenues
Total revenues reflecting income from commissions, management fees, freight revenues and hires from time charters were $30.1 million in the year ended December 31, 2022, an increase of $25.3 million, or 531%, from net revenues of $4.8 million for the year ended December 31, 2021.
There are three components that constitute total revenues, namely voyage revenues, trade revenues and syndication income, related party.
Trade revenues
Trade revenues were $4.1 million in the year ended December 31, 2022 as compared to $2.5 million for the year ended December 31, 2021. Trade revenue is generated from commissions and management fees which are earned from commercial management services. The increase of $1.6 million or 63% over 2021 is due mainly to higher commissions earned which is due to the increase in the average daily rate to $47,634 in 2022 compared to an average daily rate of $21,993 in 2021.
Trade revenues, related parties
Trade revenues, related parties were $10.2 million in the year ended December 31, 2022 as compared to $2.2 million for the year ended December 31, 2021. Trade revenue related parties is generated from commissions and management fees which are earned from pool services. The increase of $8.0 million or 357% over 2021 is due to the increase in the number of vessels under management and the increased hire rates as the market performed better during the year 2022 giving rise to higher commissions earned on the freight and demurrage revenue. The average number of vessels in the pools were 25 during 2022 as compared to 9 during 2021 and the number of pool days were 9,043 in 2022 compared to 3,231 in 2021.

Voyage and time charter revenues
Voyage and Time charter revenues were $9.5 million in the year ended December 31, 2022 as compared to $nil for 2021. Voyage revenue of $3.7 million in the year ended December 31, 2022 was generated from spot agreement for one vessel. Time charter revenue of $5.8 million in the year ended December 31, 2022 is generated by the agreements entered into with unrelated parties for three vessels which earn fixed revenue over the period of the charter and there is a profit sharing element with the voyages.
Syndication income, related party
Syndication income, related party for the year ended December 31, 2022, was $6.2 million, compared to $nil in 2021. The increase was due to two syndication agreements which were entered into with a related party for two vessels which are expected to end in 2023. In April 2023, one of the vessels under syndication was redelivered to her owner, and as a result one of the syndication agreements was terminated.
Expenses
Total expenses were $13.9 million for the year ended December 31, 2022 (or 46% of total revenues). Total expenses were $4.1 million for the year ended December 31, 2021 (or 86% of total revenues).
Total expenses consist of the following.
•
Voyage expenses: Voyage expenses, which comprise mainly commissions paid to ship brokers, the cost of bunker fuel and miscellaneous costs associated with a ship’s voyage were $1.1 million for the year ended December 31, 2022 compared to $nil for 2021.

•
Operating lease expenses (operating lease expense for a period greater than 12 months): Operating lease expenses were $3.5 million in the year ended December 31, 2022 compared to $0.3 million for the year ended December 31, 2021. The increase of $3.1 million is mainly due to the lease expenses arising from the charter-in of one vessel.

•
Charter-in expenses (operating lease expenses for a period less than 12 months): Charter-in expenses, which relate to the time charter of two vessels for a defined period and rate, were $3.4 million for the year ended December 31, 2022 compared to $nil for 2021.

•
Profit sharing expense: Profit sharing expense was $0.8 million in the twelve months ended December 31, 2022 and $nil for 2021. This is the net profit from one tanker vessel, which was chartered-in and the net profit was shared with a third party.

•
Impairment loss: Impairment loss was $nil for the twelve months ended December 31, 2022 and $0.7 million for 2021. The impairment loss during 2021 resulted from the termination of the office lease in the United States.

General and administrative expenses
General and administrative expenses were $5.0 million (21 % of total revenues) in the year ended December 31, 2022, and $2.9 million (61% of total operating revenues) for 2021. The increase of $2.1 million is due to the increase in the number of employees in our offices in London, Singapore and Greece.
Depreciation
Depreciation was $0.02 million in the year ended December 31, 2022, compared to $0.2 million in the year ended December 31, 2021. The decrease of $0.18 million is mainly due to the depreciation charge in 2021 arising from the furniture and office equipment of the US Office that was terminated in April 2021.
Loss on sale of vehicle
A loss of $0.01 million was realized during 2022 from the sale of a vehicle.
Operating income
As a result of all preceding items, operating income was $16.2 million for the year ended December 31, 2022 compared to a profit from operations of $0.6 million for the year ended December 31, 2021.

Other income/(expenses)
Total other income, net for the year ended December 31, 2022 was $0.014 million compared to $0.4 million for the year ended December 31, 2021. During 2021 a gain of $0.3 million was realized due to the fact that the US office was closed, the lease terminated and the landlord reimbursed the Company for all leasehold improvements.
Net income for the Year
For the year ended December 31, 2022, net income was $16.2 million, compared to a net income of $1.1 million for the year ended December 31, 2021.
Liquidity and Capital Resources
Year ended December 31, 2022 compared to Year ended December 31, 2021.
Cash Flows
Cash increased to $25.2 million as of December 31, 2022, compared to $7.8 million as of December 31, 2021. Working capital is defined as current assets minus current liabilities.
NET CASH FROM OPERATING ACTIVITIES—increased by $9.8 million to $15.6. million during 2022, compared to net cash from operating activities of $5.8 million during 2021. The increase in net cash from operating activities is mainly attributed to the increase in net income as a result of the increase of the number of vessels under management from 29 vessels in 2021 to 41 vessels in 2022 and to the increase in deferred revenue and payables to vessel owners, partly offset by the increase due from related parties.
NET CASH FROM INVESTING ACTIVITIES—was $0.024 million during 2022 compared to net cash used in investing activities of $0.2 million during 2021. The change in cash used in investing activities relates to the payments made for the Athens office renovations.
NET CASH FROM FINANCING ACTIVITIES—was $2.0 million during 2022, compared to net cash used in financing activities of $4.7 million during 2021. The change in cash provided by financing activities relates to the capital contributions of $2.0 million in 2022 compared to the dividends paid in 2021 of $4.7 million.
Credit Facilities
As of the date hereof, our non-consolidated subsidiaries have four credit facilities with Macquarie Bank Limited, London Branch (“Macquarie”). The combined facility limit is $66.0 million.
Blue Fin Pool Facility
On March 5, 2021, Blue Fin Tankers Inc. (“Blue Fin”), our wholly-owned subsidiary and operator of the Blue Fin Pool, entered into a working capital borrowing base facility agreement with Macquarie (the “Blue Fin Pool Facility”). Blue Fin used the proceeds of this facility towards its general working capital requirements in the ordinary course of business to operate the Blue Fin Pool pursuant to the related Pool Agreements. The facility limit is the aggregate of (a) $10.0 million and (b) any additional amount which the Blue Fin has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $20.0 million, to the extent not cancelled, reduced or transferred under the Blue Fin Pool Facility.
On December 31, 2021, Blue Fin and Macquarie amended the Blue Fin Pool Facility. The purpose of this amendment was to transition from LIBOR. Heidmar (Far East) Tankers Pte. Ltd. and Heidmar UK Trading Limited are security parties to the December 31, 2021 Blue Fin Pool Facility supplemental agreement.
On July 27, 2022, Blue Fin and Macquarie amended and restated the Blue Fin Pool Facility, as supplemented by the December 31, 2021 supplemental agreement. The facility limit is the aggregate of (a) $10.0 million and (b) any additional amount which the Blue Fin has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $20.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar (Far East) Tankers Pte. Ltd. and Heidmar UK Trading Limited are security parties to the July 27, 2022 Blue Fin Pool Facility amendment and restatement agreement.
On August 19, 2022, Blue Fin and Macquarie amended the Blue Fin Pool Facility, as supplemented by the December 31, 2021 supplemental agreement and amended and restated by the July 27, 2022 amendment and restatement agreement. The facility limit is the aggregate of (a) $10.0 million and (b) any additional amount which Blue Fin has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $20.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar (Far East) Tankers Pte. Ltd. and Heidmar UK Trading Limited are security parties to the August 19, 2022 Blue Fin Pool Facility amendment agreement.
On December 13, 2022, Blue Find and Macquarie amended the Blue Find Pool Facility as supplemented by the December 31, 2021 supplemental agreement and amended and restated by the July 27, 2022 amendment and restatement agreement and the August 19, 2022 amendment agreement. The facility limit is the aggregate of (a) $15.0 million and (b) any additional amount which the Blue Fin has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $20.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar UK Trading Limited is a security party to the December 13, 2022 Blue Fin Pool Facility amendment.
SeaDragon Pool Facility
On July 27, 2022, Seadragon Tankers Inc. (“Seadragon”), our wholly-owned subsidiary and operator of the Seadragon Pool, entered into a working capital borrowing base facility agreement with Macquarie (the “Seadragon Pool Facility”). Seadragon used the proceeds of this facility towards its general working capital requirements in the ordinary course of business to operate the Seadragon Pool pursuant to the related pool agreements. The facility limit is the aggregate of (a) $25.0 million and (b) any additional amount which Seadragon has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $25.0 million, to the extent not cancelled, reduced or transferred under the agreement.
On December 13, 2022, Seadragon and Macquarie amended the Seadragon Pool Facility. The facility limit is the aggregate of (a) $35.0 million and (b) any additional amount which Seadragon has requested, and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $35.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar UK Trading Limited is a security party to the December 13, 2022 Seadragon Pool Facility amendment agreement.
Dorado Pool Facility
On July 27, 2022, Dorado Tankers Pool Inc. (“Dorado”), our wholly-owned subsidiary and operator of the Dorado Pool, entered into a working capital borrowing base facility agreement with Macquarie (the “Dorado Pool Facility”). Dorado used the proceeds of this facility towards its general working capital requirements in the ordinary course of business to operate the Dorado Pool pursuant to the related pool agreements. The facility limit is the aggregate of (a) $10.0 million and (b) any additional amount which Dorado has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $10.0 million, to the extent not cancelled, reduced or transferred under the agreement.
On December 13, 2022, Dorado and Macquarie amended the Dorado Pool Facility. The facility limit is the aggregate of (a) $10.0 million and (b) any additional amount which Dorado has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $10.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar UK Trading Limited is a security party to the December 13, 2022 SeaLion Pool Facility amendment agreement.
SeaLion Pool Facility
On July 27, 2022, SeaLion Tankers Inc. (“SeaLion”), our wholly-owned subsidiary and operator of the SeaLion Pool, entered into a working capital borrowing base facility agreement with Macquarie (the “SeaLion Pool Facility”). SeaLion used the proceeds of this facility towards its general working capital requirements in the ordinary course of business to operate the SeaLion Pool pursuant to the related pool agreements. The facility limit is the aggregate of (a) $15.0 million and (b) any additional amount which SeaLion has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $25.0 million, to the extent not cancelled, reduced or transferred under the agreement.
On August 19, 2022, SeaLion and Macquarie amended the SeaLion Pool Facility. The facility limit is the aggregate of (a) $20.0 million and (b) any additional amount which SeaLion has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $25.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar UK Trading Limited is a security party to the August 19, 2022 SeaLion Pool Facility amendment agreement.

On December 13, 2022, SeaLion and Macquarie amended the SeaLion Pool Facility, as amended by August 19, 2022 amendment agreement. The facility limit is the aggregate of (a) $20.0 million and (b) any additional amount which SeaLion has requested and Macquarie agrees to make available under the facility agreement if the facility has been increased up to a maximum amount of $25.0 million, to the extent not cancelled, reduced or transferred under the agreement. Heidmar UK Trading Limited is a security party to the December13, 2022 SeaLion Pool Facility amendment agreement.
Reconciliation of GAAP to non-GAAP Measures
To supplement our financial statements presented in accordance with U.S.GAAP, we present certain non-GAAP measures to assist in the evaluation of our business performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for net income and revenues, which are the most directly comparable measures of performance prepared in accordance with GAAP.
We use this non-GAAP measure in assessing the performance of our ongoing operations and in planning and forecasting future periods. This adjusted measure provides a more comparable basis to analyze operating results and earnings and are measures commonly used by shareholders to measure our performance. We believe that this adjusted measure, when considered together with the corresponding U.S. GAAP measures and the reconciliations to those measures, provide meaningful supplemental information to assist investors and analysts in understanding our business results and assessing our prospects for future performance.
(in USD)	December 31, 2022	December 31, 2021
Net income	16,180,949	1,064,691
EBITDA(1)	16,194,331	1,161,000
Adjusted EBITDA(1)	16,194,331	1,525,959
(1)
EBITDA and Adjusted EBITDA are an unaudited non-U.S.GAAP measures and represent net income/(loss) before interest and finance costs, impairment and depreciation and amortization and are used as a supplemental measure by management to assess our financial and operating performance. We believe that EBITDA and Adjusted EBITDA assist our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of interest and finance costs, impairment, depreciation expense and gain on lease termination, which item is affected by various and possibly changing financing methods, capital structure and historical cost basis and which item may significantly affect net income/(loss) between periods. We believe that including EBITDA and Adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

EBITDA and Adjusted EBITDA have certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.
The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented:
(in USD )	31-Dec-22	31-Dec-21
Net income	16,180,949	1,064,691
Interest income	(7,717)	(81,127)
Depreciation	21,099	177,436
EBITDA(1)	16,194,331	1,161,000
Impairment loss	—	708,868
Gain on lease termination	—	(343,909)
Adjusted EBITDA(1)	16,194,331	1,525,959
Critical Accounting Estimates
Critical accounting estimates are those estimates made in accordance with generally accepted accounting principles that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition or results of operations of the registrant.

We prepared our consolidated financial statements in accordance with U.S. GAAP, which requires us to make estimates in the application of our accounting policies based on our best assumptions, judgments and opinions. We base these estimates on the information currently available to us and on various other assumptions we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Our significant material accounting policies, are discussed in Note 2 of the financial statements included elsewhere herein.
We do not have any critical accounting estimates as of December 31, 2022
Related Party Transactions
Please see Note 3, “Related Parties,” to Heidmar’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information for related party transactions.

INFORMATION ABOUT HOME PLATE
Overview
Home Plate is a special purpose acquisition company formed as a Delaware corporation on March 24, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. To date, Home Plate’s efforts have been limited to its organizational activities and activities related to the IPO and the identification and evaluation of prospective acquisition targets for its initial business combination, including negotiations with Heidmar to agree and complete the Business Combination Agreement. Home Plate has generated no operating revenues to date and it does not expect to generate operating revenues until it consummates the Business Combination Agreement or an alternative business combination.
On October 4, 2021, Home Plate consummated its initial public offering of 20,000,000 Home Plate Units. Each Home Plate Unit consists of one share of Home Plate Class A Common Stock, and one-half of one Home Plate Redeemable Warrant. The Home Plate Units were sold at a price of $10.00 per unit, generating gross proceeds to Home Plate of $200,000,000, which includes the gross proceeds received from the Home Plate Units issued to the underwriter upon full exercise of its over-allotment option. Simultaneously with the consummation of the IPO, Home Plate consummated the private placement of an aggregate of 7,600,000 Home Plate Private Warrants (the “Home Plate Private Warrants”) consisting of (i) 6,600,000 Home Plate Private Warrants to Sponsor and (ii) 1,000,000 Home Plate Private Warrants to Jefferies, the underwriter of Home Plate’s IPO, at a price of $1.00 per whole Home Plate Private Warrant, generating gross proceeds of $7,600,000 (the “Private Placement”). As of the Record Date, there was approximately $    held in the Trust Account.
On March 13, 2023, Home Plate filed a definitive proxy statement (the “Extension Proxy Statement”) with the SEC in connection with a special meeting (the “Extension Meeting”) for the purposes of, among other things, voting on a proposal to amend Home Plate’s amended and restated certificate of incorporation to extend the date by which it must consummate an initial business combination from April 4, 2023 to October 4, 2023. Only holders of record of Home Plate Shares at the close of business on March 6, 2023 were entitled to receive the notice of the Extension Meeting and to vote at the Extension Meeting and any adjournments or postponements thereof. On March 30, 2023, Home Plate convened the Extension meeting. A total of 19,338,174 Home Plate Shares, representing approximately 77.35% of the outstanding Home Plate Shares as of such date entitled to vote at the Extension Meeting, were present in person or by proxy, constituting a quorum. In connection with such Extension Meeting, (x) the proposals to amend the Home Plate amended and restated certificate of incorporation (i) to extend the date by which Home Plate must consummate a business combination from April 4, 2023 to October 4, 2023 and (ii) to provide holders of shares of Home Plate Class B Common Stock the right to convert their shares of Home Plate Class B Common Stock on a one-to-one basis into shares of Home Plate Class A Common Stock prior to the closing of a business combination and (y) the proposal to amend the Investment Management Trust Agreement of Home Plate to extend the date by which Home Plate must consummate a business combination from April 4, 2023 to October 4, 2023, were each approved and thereafter amended as of March 30, 2023. In connection with the special meeting, Home Plate provided its stockholders the opportunity to redeem all or a portion of their shares of Home Plate Class A Common Stock, and stockholders holding 17,727,065 shares of Home Plate Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Consequently, approximately $180,577,599 (approximately $10.19 per share) was withdrawn from the Trust Account to pay such redeeming holders.
On March 30, 2023, the Sponsor and Home Plate’s officers and directors converted 3,650,000 Home Plate Class B Common Stock held by them on a one-to-one basis into 3,650,000 Home Plate Class A Common Stock, which for the avoidance of doubt are treated as Home Plate Founder Shares.
Fair Market Value of Target Business
The rules of Nasdaq and the Home Plate Charter require that Home Plate’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Home Plate’s Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination
Home Plate is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director and officer of Home Plate have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Home Plate Shares held by them. The Home Plate Shares held by the Home Plate Initial Stockholders will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and Home Plate’s directors and officers (and their permitted transferees) collectively own approximately    % of the issued and outstanding Home Plate Shares.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing shareholders (or stockholders, as applicable) of Heidmar or Home Plate’s or their respective directors, officers, advisors or respective affiliates may (i) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or elect to redeem, or indicate an intention to redeem, Public Shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Merger Proposal or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Home Plate’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing shareholders of Heidmar or stockholders of Home Plate or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the Home Plate Shares, represented in person virtually or by proxy and entitled to vote at a quorate general meeting, vote in favor of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal (if presented), (2) satisfaction of the Available Closing Cash being no less than $40,000,000, (3) otherwise limiting the number of Public Shares electing to redeem and (4) Home Plate’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If Home Plate has not completed a Business Combination with Heidmar by October 4, 2023, has not completed another business combination by such date and has not obtained an extension, Home Plate will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of Home Plate’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor and Home Plate’s directors and officers have entered into letter agreements with Home Plate, each dated as of September 29, 2021, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to the Home Plate Founder Shares if Home Plate fails to complete its business combination within the required time period. However, if they hold any Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Home Plate fails to complete its business combination within the allotted time period.
The Sponsor and Home Plate’s directors and officers have agreed, pursuant to a written agreement with Home Plate, that they will not propose any amendment to Home Plate’s certificate of incorporation (A) to modify the substance or timing of Home Plate’s obligation to allow for redemption in connection with Home Plate’s initial business combination or to redeem 100% of its Public Shares if it does not complete its business combination by October 4, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless Home Plate provides the Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares. However, Home Plate may not redeem its Public Shares in an amount that would cause Home Plate’s net tangible assets to be less than $5,000,001 following such redemptions.
Home Plate expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Home Plate’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Home Plate may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the Trust Account could, however, become subject to the claims of Home Plate’s creditors which would have higher priority than the claims of the Public Stockholders. Home Plate cannot assure you that the actual per-share redemption amount received by Public Stockholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to Home Plate—If third parties bring claims against Home Plate, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.” and other risk factors contained herein. While Home Plate intends to pay such amounts, if any, Home Plate cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although Home Plate will seek to have all vendors, service providers (other than Home Plate’s independent auditors), prospective target businesses and other entities with which Home Plate does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Home Plate’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Home Plate’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if Home Plate management believes that such third party’s engagement would be significantly more beneficial to it than other alternatives considered by Home Plate management. Examples of possible instances where Home Plate may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Home Plate is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with it and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Home Plate has not completed Home Plate’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with Home Plate’s initial business combination, Home Plate will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the 10 years following redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to it if and to the extent any claims by a third party (other than Home Plate’s independent auditors) for services rendered or products sold to Home Plate, or a prospective target business with which Home Plate has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, if any, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Home Plate’s indemnity of the underwriters of Home Plate’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Home Plate has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Home Plate believes that the Sponsor’s only assets are securities of Home Plate and, therefore, the Sponsor may not be able to satisfy those obligations. None of Home Plate’s other directors or officers will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) the actual amount per share hold in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Home Plate’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Home Plate currently expects that Home Plate’s independent directors would take legal action on Home Plate’s behalf against the Sponsor to enforce its indemnification obligations to Home Plate, it is possible that Home Plate’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Home Plate cannot assure you that due to claims of creditors the actual value of the per- share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to Home Plate—If third parties bring claims against Home Plate, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share]” and other risk factors contained herein.
Home Plate will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than Home Plate’s independent auditors), prospective target businesses and other entities with which Home Plate does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Home Plate’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
If Home Plate files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in Home Plate’s insolvency estate and subject to the claims of third parties with priority over the claims of Home Plate’s stockholders. To the extent any insolvency claims deplete the Trust Account, Home Plate cannot assure you Home Plate will be able to return $10.00 per share to the Public Stockholders. Additionally, if Home Plate files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against Home Plate that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Home Plate’s stockholders. Furthermore, the Home Plate Board may be viewed as having breached its fiduciary duty to Home Plate’s creditors or may have acted in bad faith, and thereby exposing itself and Home Plate to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Home Plate cannot assure you that claims will not be brought against it for these reasons. See “Risk Factors—Risks Related to Home Plate—If, after Home Plate distributes the proceeds in the Trust Account to Public Stockholders, Home Plate files a bankruptcy petition or an involuntary bankruptcy petition is filed against Home Plate that is not dismissed, a bankruptcy court may seek to recover such proceeds, and members of the Home Plate Board may be viewed as having breached their fiduciary duties to creditors, thereby exposing the members of the Home Plate Board and Home Plate to claims of punitive damages.”
The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) Home Plate’s completion of an initial business combination, and then only in connection with those shares of Home Plate Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Home Plate Charter (A) to modify the substance or timing of Home Plate’s obligation to allow redemption in connection with Home Plate’s initial business combination or to redeem 100% of the Public Shares if Home Plate does not complete Home Plate’s initial business combination by October 4, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if Home Plate has not completed an initial business combination by October 4, 2023, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. Holders of Home Plate Warrants will not have any right to the proceeds held in the Trust Account with respect to the Home Plate Warrants.
Competition
If Home Plate succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Heidmar’s competitors. Home Plate cannot assure you that, subsequent to the Business Combination, Holdings will have the resources or ability to compete effectively. Information regarding Heidmar’s competition is set forth in the sections entitled “Business of Heidmar and Certain Information About Heidmar—Competition”.
Facilities
Home Plate does not own any real estate or other physical properties materially important to its operations. The address of Home Plate’s principal executive office is P.O. Box 1314, New York, NY 10028.
Employees
Home Plate currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Home Plate’s matters but they intend to devote as much of their time as they deem necessary to Home Plate’s affairs until the earlier of completion of the business combination or liquidation. The amount of time they will devote in any time period will vary based on the stage of the business combination process Home Plate is in. Home Plate does not intend to have any full-time employees prior to the earlier of the completion of the business combination or liquidation.
Periodic Reporting and Financial Information
Home Plate registered its Home Plate Units, Home Plate Class A Common Stock and Home Plate Redeemable Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, located at http://sec.gov. In accordance with the requirements of the Exchange Act, Home Plate’s annual reports contain financial statements audited and reported on by Home Plate’s independent registered public accountants.
Home Plate is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Home Plate is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Home Plate’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Home Plate’s securities less attractive as a result, there may be a less active trading market for Home Plate’s securities and the prices of Home Plate’s securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Home Plate intends to take advantage of the benefits of this extended transition period.
Home Plate will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which Home Plate has total annual gross revenue of at least $1.235 billion, or (c) in which Home Plate is deemed to be a large accelerated filer, which means the market value of Home Plate Class A Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (2) the date on which Home Plate has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Additionally, Home Plate is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S- K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Home Plate will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Home Plate Shares held by non-affiliates exceeds $250.0 million as of the prior June 30, or (2) Home Plate’s annual revenues exceeds $100.0 million during such completed fiscal year and the market value of Home Plate Shares held by non-affiliates exceeds $700.0 million as of the prior June 30.
Legal Proceedings
To the knowledge of the Home Plate management team, there is no litigation currently pending or contemplated against Home Plate, any of Home Plate’s officers or directors in their capacity as such or against any of Home Plate’s property.
Directors and Executive Officers
Home Plate’s current directors and officers are as follows:
Name	Age	Position
Daniel Ciporin	65	Chairman, Chief Executive Officer and Director
Jonathan Rosenzweig	54	Chief Financial Officer, Secretary and Director
Michael A. DeSimone	57	Director
Michele Docharty	55	Director
Ross Fubini	47	Director
Rhonda Ramparas	47	Director
Daniel Ciporin
Mr. Ciporin has served as Home Plate’s Chairman and Chief Executive Officer and a director on the Home Plate Board since its inception in March 2021. Mr. Ciporin served as a General Partner at Canaan Partners, a leading institutional venture capital firm that was founded over 30 years ago, from early 2007 until his retirement at the end of 2020. At Canaan Partners, Mr. Ciporin specialized in financial technology, marketplaces, and e-commerce investments. While at Canaan Partners, he led investments in 19 different companies with a multiple on invested capital (MOIC) of approximately 4.3x. He was a member of the boards of publicly held Lending Club (NYSE: LC), as well as numerous private companies including ShopKeep, Bellhop, Bond, CircleUp, Ollie, Ephemeral Solutions, Inc., and JOOR among others. Mr. Ciporin has also served on the boards of several other publicly held companies, including Borderfree (where he was also chairman) (formerly NASDAQ: BRDR prior to its acquisition by Pitney Bowes International in 2015), Primedia (formerly NYSE: PRM), VistaPrint (formerly NASDAQ: VPRT), and Corel (NASDAQ: CREL). He is the former Chairman and CEO of Shopping.com (formerly NASDAQ: SHOP), where he oversaw growth from approximately zero to approximately $100 million in revenue in six years, culminating in the company’s IPO in October 2004 and later acquisition by eBay (NASDAQ: EBAY) in 2005. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. He holds a Bachelor’s Degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and a Master’s Degree in Business Administration from Yale University’s School of Management (SOM), where he also sits on the SOM Board of Advisors.
Jonathan Rosenzweig
Mr. Rosenzweig has served as Home Plate’s Chief Financial Officer and Secretary and as a director on the Home Plate Board since Home Plate’s inception in March 2021. Mr. Rosenzweig has served as Senior Partner, Chief Financial Officer, and Head of Investment Verticals at 18 Somerset Capital Management, a FinTech venture capital firm, since January 2023, prior to which time he served as Senior Advisor at 18 Somerset since June 2022. From January to December 2022, Mr. Rosenzweig also served as a Senior Advisor to Eden Global Partners, a private equity and capital advisory firm. Before joining Home Plate, Mr. Rosenzweig served as a Managing Director and Head of Americas Equity Research at Citigroup (NYSE: C) from 2007 until 2020. In this role, Mr. Rosenzweig was responsible for all equity research product in North America and Latin America for more than 13 years. Prior to that position, Mr. Rosenzweig served as a Deputy Director and Associate Director of U.S. Research at Citigroup for five years. From 1993–2002, Mr. Rosenzweig was a Senior Analyst covering the Imaging sector within Citi Research, including an array of Technology, Commercial and Consumer stocks. He provided detailed analysis, financial forecasts and investment recommendations for institutional investors at top asset management firms and hedge funds. During his career, he covered companies such as Adobe (NASDAQ: ADBE), Macromedia (formerly NASDAQ: MACR), Electronics for Imaging (formerly NASDAQ: EFII), 3M (NYSE: MMM), Xerox (NYSE: XRX), Ikon Office Solutions (formerly NYSE: IKN), and Eastman Kodak (NYSE: KODK), among others. Mr. Rosenzweig earned a top 2 ranking from Institutional Investor Magazine for the sector each year from 1997–2002. Prior to Citigroup, Mr. Rosenzweig worked as a Financial Analyst at Duke University Management Company. From June 2021 to June 2022, Mr. Rosenzweig served as a member of the board of directors of eThematics. Mr. Rosenzweig holds a Bachelor’s Degree from Duke University and a Master’s Degree in Business Administration from The Fuqua School of Business at Duke University.
Michael A. DeSimone
Mr. DeSimone has served as a director on the Home Plate Board since October 2021. From July 2021 to January 2023, Mr. DeSimone served as Chief Business Officer at Lightspeed USA Commerce Inc., a company that provides a smart commerce platform to more than 300,000 independent retailers, restaurants, and golf course operators around the world, prior to which he served as General Manager- Retail (April 2021 to June 2021) and Managing Director – North America (November 2020 to March 2021) at Lightspeed. Prior to its sale to Lightspeed, Mr. DeSimone was the President and CEO of ShopKeep, a cloud-based technology solution that transforms an iPad into a smart, connected cash register that is used by more than 24,000 small businesses, from 2015 through the acquisition of the company by Lightspeed in November 2020. Mr. DeSimone is a global chief executive, with more than 30 years of experience working within the financial services and technology industry. As President and CEO at ShopKeep, Mr. DeSimone led the strategy to sustainably grow and scale the business, which processed approximately $8 billion in transactions in 2019. Prior to joining ShopKeep, Mr. DeSimone was President and CEO of Borderfree (formerly NASDAQ: BRDR prior to its acquisition by Pitney Bowes International in 2015), where he was responsible for the overall strategic direction including the company’s transformation from an online currency conversion service to a provider of global ecommerce solutions. He led the company through their successful IPO in 2014 and its sale to Pitney Bowes (NYSE: PBI) in 2015. He was also a member of the board of Rewards Web Inc. from 2015 until 2021. Mr. DeSimone has also earned recognition on the Smart CEO’s Future 50 list in 2015 and was named a finalist for the Ernst & Young 2013 Entrepreneur of the Year award.
Michele Docharty
Ms. Docharty has served as a director on the Home Plate Board since October 2021. Ms. Docharty is a seasoned financial services executive with over 30 years of experience at Goldman Sachs (NYSE: GS), including 10 years as a Partner. Ms. Docharty has served as an advisor to Emprean Capital since April 2023. Ms. Docharty most recently served as the Americas Head of Execution Services, responsible for the firm’s equity sales trading activities, and the Global Co-head of Synthetics Distribution within the Global Markets Division until January 2021. Ms. Docharty’s extensive knowledge of the asset managers and hedge funds, along with her track record of leading large sales and distribution teams in complex transactional businesses, provide her with a unique perspective on markets and what matters most to equity investors. Among her many roles at Goldman Sachs, Ms. Docharty contributed to the launch and development of the firm’s externalization of data for investing clients, and she led the governance group overseeing that transition. Ms. Docharty has experience with both the uses and the role of data as a product in the financial services sector. Ms. Docharty has built a reputation for leadership, innovation and client driven solutions for equity markets. At Goldman Sachs, Ms. Docharty drove collaboration with engineers to transition risk tools for clients onto the firm’s digital storefront, restructured the firm’s corporate access business globally, and directed the firm’s New Product Marketing team. Ms. Docharty served as Founder and Chair of the Data Services Operating Group, as well as Chair of the Equities Best Execution Sub-committee. At different points in her career, Ms. Docharty managed the Latin American Equity business, participated as a member of the Global Markets Operating Committee, the Americas Inclusion and Diversity Committee, and the Marquee Advisory Committee, and served as a Senior Member of the Firmwide Hispanic/Latinx Network. Ms. Docharty has served as a member of the board of directors of Neuberger Berman since September 2021 and serves as a member of its audit committee. Ms. Docharty has served as a member of the board of HYPR, a passwordless authentication platform, since January 2022 and as a member of the Strategic Innovation Group for the America’s Frontier Fund since February 2023. Ms. Docharty holds a Bachelor’s Degree in Business Administration from the McDonough School of Business at Georgetown University and currently serves on the Board of Advisors. In addition, Ms. Docharty was named to ALPFAs 50 most Powerful Latinas in 2018, 2019, 2020 and to Latino Leaders Magazine’s top 100 most influential Latinas in 2020.

Ross Fubini
Mr. Fubini has served as a director on the Home Plate Board since October 2021. Mr. Fubini is an early stage technology investor. Mr. Fubini founded and has served as Managing Director of XYZ Ventures, a venture capital investment firm since 2017. He also co-founded Village Global, a global investment firm, in 2017. Mr. Fubini is a board member of BeyondHQ, Piazza Technologies, Legion, Beneficial State Bank, LifeRaft Risk Technologies, Inc., Saltbox, Inc., Oro Labs, Inc., Auxilius Inc., Pebble Health Inc., Bureau Inc., Sardine, Inc. and Smash. Mr. Fubini’s investments include Lendup, Optimizely, and Metromile (NASDAQ: MILE). Prior to XYZ, Mr. Fubini was a partner at Canaan Partners from 2012 to 2015, and Kapor Capital from 2011 to 2012, where he focused on defensible businesses across enterprise applications, FinTech and healthcare IT spaces. Mr. Fubini co-founded and grew CubeTree, a Gartner Visionary enterprise social collaboration company. After CubeTree was acquired by SuccessFactors (formerly NYSE: SFSF, now an SAP company) in 2010, Mr. Fubini served as a vice president of Success Factors. Mr. Fubini also held engineering leadership roles at Symantec (formerly NASDAQ: SYMC), BEA/Plumtree (formerly NASDAQ: PLUM), TellMe Networks, and Netscape (formerly NASDAQ: NSCP). He holds a Bachelor’s Degree in Engineering and Art from Carnegie Mellon University.
Rhonda Ramparas
Ms. Ramparas has served as a director on the Home Plate Board since October 2021. Ms. Ramparas has over 20 years of private equity, capital markets, general management, and finance experience. Since December 2021, Ms. Ramparas has served as a Senior Managing Director of British Columbia Investment Management Corporation. Ms. Ramparas has also consulted for several ecommerce and private equity investment companies. Ms. Ramparas was previously the CFO of Boxed, an ecommerce technology company, from 2019 to April 2021, prior to which Ms. Ramparas was a Managing Director in the Private Equity Group at Fortress Investment Group for 17 years, where she invested in, built and managed companies across a broad array of industries including consumer finance, insurance, and transportation. While at Fortress, her track record of managing investments in complex financial services businesses included serving as interim CEO of Alea Insurance Group and leading the exit strategy of many portfolio companies. Prior to joining Fortress in 2001, Ms. Ramparas held various investment banking roles at Donaldson, Lufkin & Jenrette and Credit Suisse (NYSE: CS). Ms. Ramparas holds a Bachelor of Commerce degree from McGill University.
Family Relationships
There are no family relationships among any of the Home Plate directors or executive officers.
Number and Terms of Office of Officers and Directors
The Home Plate Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Ms. Docharty and Mr. DeSimone will expire at Home Plate’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Ramparas and Mr. Fubini, will expire at Home Plate’s second annual meeting of the stockholders. The term of office of the third class of directors, consisting of Daniel Ciporin and Jonathan Rosenzweig, will expire at Home Plate’s third annual meeting of stockholders.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of Home Plate’s founder shares may remove a member of the board of directors for any reason.
Pursuant to an agreement entered into concurrently with Home Plate’s IPO, the Sponsor, upon completion of an initial business combination, will be entitled to nominate up to three individuals for election to Home Plate’s Board, as long as the Sponsor holds any securities covered by the registration rights agreement.
Home Plate’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Home Plate Charter as it deems appropriate. The Home Plate Charter provides that Home Plate’s officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence
Nasdaq listing standards require that a majority of Home Plate’s board of directors be independent. Home Plate’s board of directors has determined that each of Mr. DeSimone, Ms. Docharty, Mr. Fubini and Ms. Ramparas are “independent directors” as defined in Nasdaq listing standards. Home Plate’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Compensation
None of Home Plate’s officers or directors have received any cash compensation for services rendered to Home Plate. Commencing on the date that Home Plate’s securities were first listed on Nasdaq through the earlier of consummation of its initial business combination and its liquidation, Home Plate has committed to pay up to $15,000 per month to the Sponsor for administrative, financial and support services. In addition, the Sponsor and Home Plate’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Home Plate’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Home Plate’s audit committee will review on a quarterly basis all payments that were made to the Sponsor and Home Plate’s officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Home Plate does not expect to have any additional controls in place governing Home Plate’s reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with Home Plate’s activities on its behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Home Plate to the Sponsor and Home Plate’s officers and directors, or any of their respective affiliates, prior to completion of Home Plate’s initial business combination.
After the completion of Home Plate’s initial business combination, directors or members of members of the Sponsor team who remain with the combined company may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to Home Plate’s stockholders in connection with a proposed business combination. Home Plate has not established any limit on the amount of such fees that may be paid by the combined company to Home Plate’s directors or members of the Sponsor team. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to Home Plate’s officers will be determined, or recommended to the Home Plate Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Home Plate Board.
Home Plate does not intend to take any action to ensure that members of the Sponsor team maintain their positions with the combined company after the consummation of the initial business combination, although it is possible that some or all of Home Plate’s officers and directors may negotiate employment or consulting arrangements to remain with the combined company after Home Plate’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence Home Plate management’s motivation in identifying or selecting a target business, but Home Plate does not believe that the ability of its management to remain with the combined company after the consummation of Home Plate’s initial business combination will be a determining factor in its decision to proceed with any potential business combination. Home Plate is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

HOME PLATE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
The following discussion and analysis of Home Plate’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward looking statements that involve risks and uncertainties.
Overview
Home Plate is a blank check company incorporated on March 24, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). Home Plate focused its efforts on identifying high growth, U.S. and international acquisition targets with meaningful current, or a clear path toward future, profitability. While initially Home Plate concentrated on the Fintech and embedded finance sectors, it has expanded its scope of potential acquisition targets to incorporate a broader array of industries in light of recent market volatility and waning investor appetite for high growth technology stocks.
Home Plate’s sponsor is Home Plate Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Home Plate intends to capitalize on the ability of its sponsor team to identify and acquire and advise a business that can benefit from Home Plate’s founders’ management expertise and disciplined approach to capital allocation and investment oversight. Home Plate intends to effectuate its initial Business Combination using cash from the proceeds of its IPO and the private placement of the Home Plate Private Warrants, its capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares in a business combination:
•
may significantly dilute the equity interest of investors in the IPO, which dilution would increase if the anti-dilution provisions in Home Plate’s Class B Common Stock resulted in the issuance of its Class A Common Stock on a greater than one-to-one basis upon conversion of its Class B Common Stock;

•	may subordinate the rights of holders of Shares of Home Plate Class A Common Stock if shares of preferred stock are issued with rights senior to those afforded its Class A Common Stock;
•
could cause a change in control if a substantial number of shares of Home Plate Class A Common Stock are issued, which may affect, among other things, its ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors;

•	may have the effect of delaying or preventing a change of control by diluting the stock ownership or voting rights of a person seeking to obtain control of Home Plate; and
•
may adversely affect prevailing market prices for Shares of Home Plate Class A Common Stock and/or warrants. Similarly, if Home Plate issues debt securities, or otherwise incur significant debt, it could result in:

•	default and foreclosure on Home Plate’s assets if its operating revenues after an initial Business Combination are insufficient to repay its debt obligations;
•
acceleration of Home Plate’s obligations to repay the indebtedness even if it makes all principal and interest payments when due if Home Plate breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	Home Plate’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
•	Home Plate’s inability to obtain necessary additional financing if the debt contains covenants restricting its ability to obtain such financing while the debt is outstanding;
•	Home Plate’s inability to pay dividends on its common or preferred stock;
•
using a substantial portion of Home Plate’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on its common stock if declared, its ability to pay expenses, make capital expenditures and acquisitions and fund other general corporate purposes;

•	limitations on Home Plate’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;
•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•
limitations on its ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements and execution of its strategy and other purposes and other disadvantages compared to its competitors who have less debt.

Home Plate expects to incur significant costs in the pursuit of its initial business combination. Home Plate cannot assure you that its plans to raise capital or to complete its initial business combination will be successful.
Extension Proxy Statement and Special Meeting of Stockholders
On March 13, 2023, Home Plate filed a definitive proxy statement (the “Extension Proxy Statement”) with the SEC in connection with a special meeting (the “Extension Meeting”) for the purposes of, among other things, voting on a proposal to amend Home Plate’s amended and restated certificate of incorporation to extend the date by which it must consummate an initial business combination from April 4, 2023 to October 4, 2023. Only holders of record of Home Plate Shares at the close of business on March 6, 2023 were entitled to receive the notice of the Extension Meeting and to vote at the Extension Meeting and any adjournments or postponements thereof. On March 30, 2023, Home Plate convened the Extension meeting. A total of 19,338,174 Home Plate Shares, representing approximately 77.35% of the outstanding Home Plate Shares as of such date entitled to vote at the Extension Meeting, were present in person or by proxy, constituting a quorum. In connection with such Extension Meeting, (x) the proposals to amend the Home Plate amended and restated certificate of incorporation (i) to extend the date by which Home Plate must consummate a business combination from April 4, 2023 to October 4, 2023 and (ii) to provide holders of shares of Home Plate Class B Common Stock the right to convert their shares of Home Plate Class B Common Stock on a one-to-one basis into shares of Home Plate Class A Common Stock prior to the closing of a business combination and (y) the proposal to amend the Investment Management Trust Agreement of Home Plate to extend the date by which Home Plate must consummate a business combination from April 4, 2023 to October 4, 2023, were each approved and thereafter amended as of March 30, 2023. In connection with the special meeting, Home Plate provided its stockholders the opportunity to redeem all or a portion of their shares of Home Plate Class A Common Stock, and stockholders holding 17,727,065 shares of Home Plate Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. Consequently, approximately $180,577,599 (approximately $10.19 per share) was withdrawn from the Trust Account to pay such redeeming holders.
Results of Operations and Known Trends or Future Events
As of March 31, 2023, Home Plate has neither engaged in any significant business operations nor generated any revenues to date. Since its IPO, Home Plate’s sole business activity has been identifying and evaluating suitable acquisition transaction candidates and preparing for the Transactions. Home Plate will not generate any operating revenues until after the completion of a business combination, at the earliest. Home Plate will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. There has been no significant change in Home Plate’s financial or trading position and no material adverse change has occurred since December 31, 2022. Home Plate is incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and expects to incur significant costs in pursuit of its initial business combination. There can be no assurance that Home Plate’s plans to raise capital or complete its initial business combination will be successful.
For the three months ended March 31, 2023, Home Plate had net loss of $5,675,868 which consisted of a $5,486,000 loss in fair value of its warrant liabilities, $421,988 in income tax provision and $1,827,442 in formation, general and administrative expenses offset by a $2,059,562 gain on its investments held in the Trust Account.
For the three months ended March 31, 2022, Home Plate had net income of $3,508,210 which consisted of a $3,996,000 gain in fair value of its warrant liabilities and a $66,974 gain on its investments held in the Trust Account offset by $554,764 in formation, general and administrative expenses.
For the fiscal year ended December 31, 2022, Home Plate had net income of $10,085,667 which consisted of a $9,563,000 gain in fair value of its warrant liabilities and a $3,100,460 gain on its investments held in the Trust Account offset by $2,001,280 in general and administrative expenses and a $576,513 tax provision.

For the period from March 24, 2021 (inception) through December 31, 2021, Home Plate had net income of $4,433,246, which consisted of $501,433 in formation, general and administrative expenses incurred as well as $1,359,240 in offering expense related to warrant issuance offset by $18,919 in gain on Investment Held in Trust Account and $6,275,000 in change on the fair value of warrant liabilities.
Liquidity and Going Concern
As of March 31, 2023 and December 31, 2022, Home Plate had approximately $607,506 and $1,082,183, respectively, in cash in its operating bank account and a working capital deficit of approximately $2,035,038 and working capital of $416,217, respectively.
Home Plate’s liquidity needs up to and through its IPO had been met through payment of $25,000 from the sale of the Home Plate Founder Shares to its Sponsor and the loan under an unsecured promissory note (the “Promissory Note”) from the Sponsor of up to $300,000. The Promissory Note was fully repaid in connection with the IPO and there is no balance outstanding as of March 31, 2023 or December 31, 2022.
On October 4, 2021, Home Plate completed the sale of 20,000,000 units (the “Units”) at $10.00 per Unit generating gross proceeds of $200,000,000 in its IPO. Simultaneously with the closing of the IPO, it completed the sale of 7,600,000 Home Plate Private Warrants (the “Home Plate Private Warrants”) at a price of $1.00 per Home Plate Private Warrant in a private placement to certain funds and accounts managed by its Sponsor as well as to Jefferies, who acted as the sole book running manager for the IPO, generating gross proceeds of $7,600,000 from the sale of the Home Plate Private Warrants.
An aggregate of $10.00 per Unit sold in the IPO was deposited into the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by Home Plate.
In connection with the vote on the Extension Amendment Proposal at the Special Meeting on March 30, 2023, stockholders holding a total of 17,727,065 shares of Class A Common Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $180,577,599 (approximately $10.19 per share) was withdrawn from the Trust Account on April 12, 2023, to pay such redeeming holders.
As of March 31, 2023, Home Plate had $204,929,014 in Investment Held in the Trust Account (which amount does not reflect the funds to be used to pay holders who exercised their right to redeem their shares of Class A common stock in connection with the Special Meeting which was withdrawn subsequent to quarter end). Giving effect to the redemptions in connection with the Special Meeting and corresponding withdrawal from the Trust Account, as well as withdrawals of an aggregate of approximately $1.1 million on April 5, 2023 and April 13, 2023 for the purpose of paying taxes, as of April 13, 2023, Home Plate had approximately $23.2 million held in the Trust Account.
Home Plate intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account and not previously released to pay redeeming holders in connection with the special meeting or released to Home Plate to pay its taxes (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete its initial business combination. It may withdraw interest to pay taxes, if any. Home Plate’s annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent that its common stock or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March 31, 2023 and December 31, 2022, Home Plate held a cash balance of $607,506 and $1,082,183, respectively outside of the Trust Account, which is available for working capital purposes. Until the consummation of a business combination, Home Plate will use the funds held outside of the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay its taxes.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Home Plate’s directors and officers may, but are not obligated to, loan Home Plate funds as may be required. If Home Plate completes its initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to it. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that Home Plate’s initial business combination does not close, Home Plate may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Home Plate Private Warrants issued to the Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Home Plate does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Home Plate does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. Through March 31, 2023, there were no amounts outstanding under any working capital loans.
Home Plate expects its primary liquidity requirements during the period from April 1, 2023 onwards to include approximately $80,000 for costs related to our business combination timeframe extension, $370,000 in costs related to the business combination itself, $105,000 related to legal and accounting costs related to regulatory requirements and $52,000 for general working capital.
These amounts are estimates and may differ materially from its actual expenses. In addition, Home Plate has and may use a portion of the funds not being placed in trust to pay commitment fees for financing, fees to consultants to assist it with its search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although Home Plate does not have any current intention to do so. If Home Plate entered into an agreement where it paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of available funds at the time. Home Plate’s forfeiture of such funds (whether as a result of its breach or otherwise) could result in it not having sufficient funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.
Based on the foregoing, Home Plate management believes that Home Plate will have or will be able to obtain sufficient working capital and borrowing capacity to meet its needs through October 4, 2023, 24 months from the closing of the IPO.
Home Plate may need to obtain additional financing either to complete its initial business combination either because the transaction requires more cash than is available from the proceeds held in the Trust Account, or because it becomes obligated to redeem a significant number of Public Shares upon completion of its initial business combinations or upon redemptions in connection with any amendment to the Home Plate Charter to extend the time to consummate an initial business combination, in which case it may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Home Plate would only complete such financing simultaneously with the completion of its business combination. If Home Plate not complete its initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the trust account. In addition, following its initial business combination, if cash on hand is insufficient, it may need to obtain additional financing in order to meet its obligations. It cannot provide any assurance that such new financing will be available to us on commercially acceptable terms, if at all.
As a result of the foregoing, in connection with Home Plate’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, if it is not able to consummate a business combination before October 4, 2023, it will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about its ability to continue as a going concern. Additionally, Home Plate may not have sufficient liquidity to fund its working capital needs after October 4, 2023. No adjustments have been made to the carrying amounts of assets or liabilities should Home Plate be required to liquidate after October 4, 2023.

Off-Balance Sheet Financing Arrangements
Home Plate did not have any off-balance sheet arrangement as of March 31, 2023 or December 31, 2022 as defined in 303(a)(4)(ii) of Regulation S-K.
Contractual Obligations
As of March 31, 2023 and December 31, 2022, Home Plate did not have any long-term debt, capital or operating lease obligations.
The holders of Home Plate Founder Shares, Home Plate Private Warrants and any warrants that may be issued upon conversion of working capital loans (and any Home Plate Class A Common Stock issuable upon the exercise of the Home Plate Private Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Home Plate register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. Home Plate will bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the underwriting agreement, Jefferies, as the IPO underwriter, will be entitled to a deferred underwriting fee of $0.35 per Unit sold in the IPO, or $7,000,000 in the aggregate. The deferred fee will become payable from the amounts held in the Trust Account solely in the event that Home Plate complete a business combination, subject to the terms of the underwriting agreement.
Home Plate has committed to pay up to $15,000 per month to the Sponsor for administrative, financial and support services provided to members of the Sponsor team. This administrative service arrangement will terminate upon completion of the initial business combination or liquidation of Home Plate. Home Plate has incurred approximately $81,000 pursuant to this agreement for the year ended December 31, 2022 and $30,000 for the year ended December 31, 2021. For the three months ended March 31, 2023 and the three months ended March 31, 2022, $30,000 and $45,000, respectively, in costs were incurred under the administrative service agreement in formation, general and administrative expenses.
On April 19, 2022, Home Plate entered into an agreement with a third-party consultant pursuant to which the consultant will provide to Home Plate, among other services, introductions to, and due diligence of, potential business combination target entities. Pursuant to the terms of the agreement, Home Plate has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $3,900,000 if Home Plate consummates a business combination with a target introduced by the consultant and fewer than 25% of the Public Shares are redeemed by Home Plate stockholders in connection with such business combination. For the year ended December 31, 2022, $200,000 in expense was included in Home Plate’s income statement in relation to this agreement.
In June 2022, Home Plate entered into an agreement with another third-party consultant pursuant to which the consultant will provide to Home Plate, among other services, introductions to, and negotiation assistance with, potential business combination target entities. Pursuant to the terms of the agreement, Home Plate and has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $3,900,000 if Home Plate consummates a business combination with a target introduced by the consultant and fewer than 25% of the Public Shares are redeemed by Home Plate stockholders in connection with such business combination. Nothing is recorded in relation to this agreement in the financial statements.
On September 16, 2022, Home Plate entered into a Capital Markets Advisory Agreement with a third-party advisor pursuant to which the advisor will provide to Home Plate, among other services, introductions to potential business combination target entities and introductions to, and will seek investment commitments from, potential third-party investors in any PIPE Financing. In consideration of the foregoing, Home Plate has agreed (i) to pay the advisor a cash fee of $1,500,000 in the event a business combination is consummated with a target introduced by the advisor and (ii) to issue to the advisor a number of newly issued Home Plate Class A Common Stock equal to 945,000 multiplied by the percentage of the aggregate PIPE Financing provided by PIPE investors introduced by the advisor, regardless of whether the business combination is with a target introduced by the advisor. In the event that there is no PIPE Financing but the business combination is with a target introduced by the advisor, Home Plate has agreed to issue to the advisor 945,000 shares of Home Plate Class A Common Stock. The payment of any case fee and the issuance of any shares to the advisor (the “Advisor Shares”) will be made simultaneously with the successful closing of a business combination. Concurrently with the issuance of the Advisor Shares, Home Plate will cause the Sponsor to forfeit a corresponding number of Home Plate Class B Common Stock.
In January 2023, Home Plate entered into an agreement with a third-party consultant pursuant to which the consultant will provide to Home Plate, among other services, financial and tax due diligence investigation of the potential Business Combination target. Pursuant to the terms of the agreement, Home Plate agreed to pay up to $250,000 with any additional fees above such amount to be paid upon the closing of the Business Combination. Home Plate has paid $250,000 and has accrued an additional $94,055 which is deferred until the close of the Business Combination.
In February 2023, Home Plate entered into an agreement with a third-party consultant pursuant to which the consultant will provide to Home Plate, among other services, a fairness opinion related to the Business Combination. Pursuant to the agreement, Home Plate shall pay $90,000, $30,000 of which is deferred until the closing of the Business Combination. Home Plate has paid $60,000 in relation to this agreement and has accrued an additional $30,000, included in accrued expenses in the accompanying condensed balance sheets, which is deferred until the close of the Business Combination.
On March 19, 2023, Home Plate entered into the Business Combination Agreement. On July 17, 2023, Home Plate and Heidmar entered into the First Amendment to the Business Combination Agreement. For additional information, see the section entitled “The Business Combination Agreement.”
Critical Accounting Policies and Estimates
Management’s discussion and analysis of Home Plate’s results of operations and liquidity and capital resources are based on Home Plate’s audited financial statements, which have been prepared in accordance with U.S. GAAP. Certain of Home Plate’s accounting policies require that Home Plate management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, Home Plate management reviews the accounting policies, assumptions, estimates and judgments to ensure that the financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from Home Plate management’s estimates.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Home Plate is currently assessing what impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for Home Plate in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. Home Plate is currently assessing what impact, if any, that ASU 2022-03 would have on its financial position, results of operations or cash flows.
Home Plate management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Home Plate’s financial statements.

JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Home Plate qualifies as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Home Plate is electing to delay the adoption of new or revised accounting standards, and as a result, it may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, Home Plate’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” Home Plate chooses to rely on such exemptions it may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on its system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until Home Plate is no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF HOLDINGS AFTER THE BUSINESS COMBINATION
References in this section to “we”, “our”, “us” and the “Company” generally refer to Heidmar and its consolidated subsidiaries, prior to the Business Combination, and Holdings and its consolidated subsidiaries after giving effect to the Business Combination.
The information about Holdings’ management is based on the provisions of Holdings’ amended and restated Articles of Incorporation, the form of which is included as an exhibit to this registration statement, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, Holdings’ amended and restated Articles of Incorporation may be changed at any time prior to consummation of the Business Combination by mutual agreement of Home Plate and Heidmar or after consummation of the Business Combination by amendment in accordance with their terms. If Holdings’ amended and restated Articles of Incorporation are amended, the below summary may cease to accurately reflect them as so amended.
Executive Officers, Directors and Board Structure
The following table lists the names, ages and positions of those individuals whom we anticipate will become Holdings’ directors and executive officers effective as of the Closing. We expect that Heidmar’s executive officers will continue as Holdings’ executive officers following the Business Combination.
The Holdings Board will be entrusted with the management of Holdings and shall for such purpose have all the powers within the limits of the law that are not granted by Holdings’ amended and restated Articles of Incorporation to others.
The Holdings Board is expected to be comprised of seven directors, of which Pankaj Khanna is currently the sole member. Our directors will serve staggered, three-year terms. Approximately one-third of our board will be elected each year. The classified provision of the board could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Holdings Board from removing a majority of the Holdings Board for two years.
The executive officers will be primarily responsible for all day-to-day operations of Holdings. The directors of the Holdings Board will supervise (i) the executive officers’ policy and performance of duties and (ii) Holdings’ general affairs and its business, and render advice and direction to the executive officers. The executive officers shall timely provide the directors with the information they need to carry out their duties. The directors furthermore perform any duties allocated to them under or pursuant to the law or Holdings’ amended and restated Articles of Incorporation. Each director has a duty to Holdings to properly perform its duties. In the performance of their tasks, the directors will be guided by the interests of Holdings and the enterprise connected with it.
The Holdings Board will adopt written rules and regulations dealing with, inter alia, its internal organization, the manner in which decisions are taken, the composition, duties and organization of committees and any other matters concerning the Holdings Board and the committees established by the Holdings Board.
Name	Age	Position
Pankaj Khanna	52	Chief Executive Officer, Director
Niki Fotiou	53	Chief Financial Officer
Daniel Ciporin	65	Director
Jonathan Rosenzweig	54	Director
Executive Officers
Pankaj Khanna has served as Chief Executive Officer of Heidmar since 2020 and has over 30 years of experience in maritime transportation, offshore oil & gas asset owning and service businesses and has held executive positions in various publicly listed entities. Prior to joining Heidmar, Mr. Khanna was the Chief Executive Officer of Ocean Rig UDW Inc. (formerly NYSE: ORIG), an Athens-based operator of semi-submersible oil platforms and underwater drillships, and Pioneer Marine Inc. (OSLO-OTC: PNRM), an Oslo-listed, Athens-based dry bulk company specializing in geared tonnage. He also served as Chief Operating Officer at Dry Ships Inc. (formerly NYSE: DRYS), an Athens-based owner and operator of dry bulk, tanker and gas carrier vessels, and as Vice President of Strategic Development at Teekay Shipping (NYSE: TK), a Bermuda-headquartered owner and operator of crude and product tankers. Mr. Khanna graduated from Blackpool and the Fylde College, Fleetwood Nautical Campus and also received a postgraduate diploma in International Trade and Transport from London Metropolitan University.

Niki Fotiou has served as Chief Financial Officer of Heidmar since March 2023 and has over 25 years of finance and accounting experience. Ms. Fotiou also serves as an independent non-executive director of the Hellenic Republic Asset Development Fund. Before joining Heidmar, Ms. Fotiou held positions at NGM Energy SA and Kassian Maritime Inc. as a finance and accounts manager, Ocean Rig UDW Inc. as Senior Vice President of Finance and Accounting from 2015 through 2017, and Dry Ships Inc. as Senior Vice President Head of Accounting and Reporting from 2010 through 2015. Ms. Fotiou commenced her career in auditing with over 10 years of experience at Deloitte Greece. Ms. Fotiou is a graduate of the University of Cape Town and is a fellow of the Association of Certified Chartered Accountants and a member of the Certified Internal Auditors.
Holdings Board
Pankaj Khanna has served as Chief Executive Officer of Heidmar since 2020 and has over 30 years of experience in maritime transportation, offshore oil & gas asset owning and service businesses and has held executive positions in various publicly listed entities. Prior to joining Heidmar, Mr. Khanna was the Chief Executive Officer of Ocean Rig UDW Inc. (formerly NYSE: ORIG), an Athens-based operator of semi-submersible oil platforms and underwater drillships, and Pioneer Marine Inc. (OSLO-OTC: PNRM), an Oslo-listed, Athens-based dry bulk company specializing in geared tonnage. He also served as Chief Operating Officer at Dry Ships Inc. (formerly NYSE: DRYS), an Athens-based owner and operator of dry bulk, tanker and gas carrier vessels, and as Vice President of Strategic Development at Teekay Shipping (NYSE: TK), a Bermuda-headquartered owner and operator of crude and product tankers. Mr. Khanna graduated from Blackpool and the Fylde College, Fleetwood Nautical Campus and also received a postgraduate diploma in International Trade and Transport from London Metropolitan University.
Daniel Ciporin has agreed to serve on the Holdings Board effective as of the Closing. Mr. Ciporin has served as Home Plate’s Chairman and Chief Executive Officer and a director on the Home Plate Board since its inception in March 2021. Mr. Ciporin served as a General Partner at Canaan Partners, a leading institutional venture capital firm that was founded over 30 years ago, from early 2007 until his retirement at the end of 2020. At Canaan Partners, Mr. Ciporin specialized in financial technology, marketplaces, and e-commerce investments. While at Canaan Partners, he led investments in 19 different companies with a multiple on invested capital (MOIC) of approximately 4.3x. He was a member of the boards of publicly held Lending Club (NYSE: LC), as well as numerous private companies including ShopKeep, Bellhop, Bond, CircleUp, Ollie, Ephemeral Solutions, Inc., and JOOR among others. Mr. Ciporin has also served on the boards of several other publicly held companies, including Borderfree (where he was also chairman) (formerly NASDAQ: BRDR prior to its acquisition by Pitney Bowes International in 2015), Primedia (formerly NYSE: PRM), VistaPrint (formerly NASDAQ: VPRT), and Corel (NASDAQ: CREL). He is the former Chairman and CEO of Shopping.com (formerly NASDAQ: SHOP), where he oversaw growth from approximately zero to approximately $100 million in revenue in six years, culminating in the company’s IPO in October 2004 and later acquisition by eBay (NASDAQ: EBAY) in 2005. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. He holds a Bachelor’s Degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and a Master’s Degree in Business Administration from Yale University’s School of Management (SOM), where he also sits on the SOM Board of Advisors. We believe Mr. Ciporin is well-qualified to serve as a member of our board of directors due to his extensive experience, relationships and contacts.
Jonathan Rosenzweig has agreed to serve of the Holdings Board effective as of the Closing. Mr. Rosenzweig has served as Home Plate’s Chief Financial Officer and Secretary and as a director on the Home Plate Board since Home Plate’s inception in March 2021. Mr. Rosenzweig has served as Senior Partner, Chief Financial Officer, and Head of Investment Verticals at 18 Somerset Capital Management, a FinTech venture capital firm, since January 2023, prior to which time he served as Senior Advisor at 18 Somerset since June 2022. From January to December 2022, Mr. Rosenzweig also served as a Senior Advisor to Eden Global Partners, a private equity and capital advisory firm. Before joining Home Plate, Mr. Rosenzweig served as a Managing Director and Head of Americas Equity Research at Citigroup (NYSE: C) from 2007 until 2020. In this role, Mr. Rosenzweig was responsible for all equity research product in North America and Latin America for more than 13 years. Prior to that position, Mr. Rosenzweig served as a Deputy Director and Associate Director of U.S. Research at Citigroup for five years. From 1993–2002, Mr. Rosenzweig was a Senior Analyst covering the Imaging sector within Citi Research, including an array of Technology, Commercial and Consumer stocks. He provided detailed analysis, financial forecasts and investment recommendations for institutional investors at top asset management firms and hedge funds. During his career, he covered companies such as Adobe (NASDAQ: ADBE), Macromedia (formerly NASDAQ: MACR), Electronics for Imaging (formerly NASDAQ: EFII), 3M (NYSE: MMM), Xerox (NYSE: XRX), Ikon Office Solutions (formerly

NYSE: IKN), and Eastman Kodak (NYSE: KODK), among others. Mr. Rosenzweig earned a top 2 ranking from Institutional Investor Magazine for the sector each year from 1997–2002. Prior to Citigroup, Mr. Rosenzweig worked as a Financial Analyst at Duke University Management Company. From June 2021 to June 2022, Mr. Rosenzweig served as a member of the board of directors of eThematics. Mr. Rosenzweig holds a Bachelor’s Degree from Duke University and a Master’s Degree in Business Administration from The Fuqua School of Business at Duke University. We believe Mr. Rosenzweig is well-qualified to serve as a member of our board of directors due to his extensive experience, relationships and contacts.
There are no family relationships among any of Holdings’ executive officers or directors.
We intend to identify the other remaining directors of the Holdings Board prior to the Closing.
Director Independence
In addition, Holdings intends to appoint three directors to the Holdings Board, to be effective at the Closing, that qualify as “independent” within the meaning of the NASDAQ Listing Rules.
Director and Officer Qualifications
Holdings is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Holdings expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Holdings’ business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Holdings’ shareholders.
The Nominating Committee of the Holdings Board will prepare policies regarding director qualification requirements (including a diversity policy) and the process for identifying and evaluating director candidates for adoption by Holdings Board.
Corporate Governance Practices
Committees of the Board of Directors
Upon the completion of the Business Combination, Holdings Board intends to establish three standing committees from among its directors, including (1) an audit committee, (2) a compensation committee, and (3) a nominating and corporate governance committee. The Holdings Board will remain collectively responsible for decisions prepared by the committees.
Audit Committee
The audit committee is expected to be made up of three members. Each member of the audit committee is expected to be financially literate and at least one member is expected to qualify as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee will advise the Holdings Board in relation to its responsibilities, undertakes preparatory work for the Holdings Board’s decision-making regarding the supervision of the integrity and quality of Holdings’ financial reporting and the effectiveness of Holdings’ internal risk management and control systems and shall prepare resolutions of the Holdings Board in relation thereto. The Holdings Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including, among other things:
•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of Holdings’ accounting and control systems;
•	monitoring the independence of Holdings’ independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management Holdings’ compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by Holdings’ independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing Holdings’ independent registered public accounting firm;
•
determining the compensation and oversight of the work of Holdings’ independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by Holdings regarding accounting, internal accounting controls or reports which raise material issues regarding Holdings’ financial statements or accounting policies; and

•	reviewing and approving related party transactions in accordance with relevant policies and procedures.
Compensation Committee
The compensation committee is expected to be made up of three members and will advise the Holdings Board in relation to its responsibilities and shall prepare resolutions of the Holdings Board in relation thereto. The Holdings Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter which will detail the principal functions of the compensation committee, including, among other things:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to Holdings’ Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of its other executive officers;
•	reviewing its executive compensation policies and plans;
•	implementing and administering its incentive compensation equity-based remuneration plans;
•	assisting management in complying with its annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for its executive officers and employees; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is expected to be made up of three members and will advise the Holdings Board in relation to its responsibilities and will prepare resolutions of the Holdings Board in relation thereto. The nominating and corporate governance committee will be responsible for overseeing the selection of persons to be nominated to serve on the Holdings Board. The nominating and corporate governance committee will consider persons identified by its members, management, shareholders, investment bankers and others.
The Holdings Board is expected to adopt, effective upon completion of the Business Combination, a nominating and corporate governance committee charter, which will include guidelines for selecting nominees and provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Holdings Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.
The nominating and corporate governance committee will also take a leadership role in shaping the corporate governance of Holdings. The committee’s charter will provide that it develops and recommends to the Holdings Board a set of corporate governance guidelines and other policies and practices applicable to Holdings and continuously reviews the adequacy of the Holdings amended and restated Articles of Incorporation and other practices and positions of Holdings.
Code of Business Conduct and Ethics
Holdings intends to adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Holdings’ code of business conduct and ethics will be available on its website. Holdings intends to disclose any amendment to the code, or any waivers of its requirements, on its website to the extent required under applicable law, rules, regulations or stock exchange requirements.
Compensation
Historical compensation of Heidmar’s executive officers who will become Holdings executive officers
The amount of compensation, including benefits in kind, accrued or paid to Heidmar’s executive officers who are intended to become Holdings’ executive officers with respect to the year ended December 31, 2022 is described in the table below:
(in thousands)	All executives(1)
Periodically-paid remuneration	$250,000
Bonuses	—
Additional benefit payments	—
Total cash compensation	$250,000
(1)	This table only includes compensation paid to Heidmar’s Chief Executive Officer with respect to the year ended December 31, 2022.
Holdings 2023 Equity Incentive Plan
On    , 2023, the Holdings Board approved the 2023 Equity Incentive Plan (the “Equity Incentive Plan”), under which our officers, key employees, directors, and consultants are eligible to receive options to acquire common shares, share appreciation rights, restricted shares and other share-based or share-denominated awards. We reserved a total of     common shares, representing 15% of our issued and outstanding shares as of immediately after the Closing, subject to further adjustment for changes in capitalization as provided in the plans. The purpose of the Equity Incentive Plan is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plan, enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plan is administered by our compensation committee, or such other committee of our board of directors as may be designated by the board. The Equity Incentive Plan permits the issuance of restricted shares, grants of options to purchase common shares, share appreciation rights, restricted shares, restricted share units and unrestricted shares.
Under the terms of the Equity Incentive Plan, share options and share appreciation rights granted under the Equity Incentive Plans will have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and share appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plan may grant restricted common shares and awards of restricted share units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plan. Upon the vesting of a restricted share unit, the award recipient will be paid an amount equal to the number of restricted share units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plan may grant dividend equivalents with respect to grants of restricted share units.
Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plan), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.
The Holdings Board may amend or terminate the Equity Incentive Plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plan amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the Holdings Board, the Equity Incentive Plan will expire ten years from the date on which the Equity Incentive Plan were adopted by the Holdings Board.
As of the date of this proxy statement/prospectus no grants had been made under the Equity Incentive Plan.

DESCRIPTION OF HOLDINGS SECURITIES
This section of the proxy statement/prospectus includes a description of the material terms of Holdings’ amended and restated Articles of Incorporation and Bylaws and applicable Marshall Islands law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of Holdings’ amended and restated Articles of Incorporation and Bylaws, which are included as Exhibits to this registration statement. We urge you to read the full text of Holdings’ amended and restated Articles of Incorporation and Bylaws. For purposes of this section the words “we” “our” “us” and the “Company” refers to Holdings.
Under our amended and restated Articles of Incorporation, our authorized capital stock consists of     registered shares of stock:
•	common shares, par value $0.01 per share; and
•	preferred shares, par value $0.01 per share.
The Holdings Board shall have the authority to issue all or any of the preferred shares in one or more classes or series with such voting powers, designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such class or series of preferred shares.
As of June 1, 2023, we had 100 common shares issued and outstanding. No preferred shares are issued or outstanding.
In addition, our amended and restated Articles of Incorporation grant the Chairman of our Board a tie-breaking vote in the event the directors’ vote is evenly split or deadlocked on a matter presented for vote.
We are registered in the Republic of the Marshall Islands at The Trust Company of the Marshall Islands, Inc., Registrar of Corporation for non-resident corporations, under registration number 119008.
Our Amended and Restated Articles of Incorporation and Bylaws
Our purpose, as stated in Section B of our amended and restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act.
Directors
Our directors are elected by a majority of the votes cast by shareholders entitled to vote in an election. Our amended and restated Articles of Incorporation provide that cumulative voting shall not be used to elect directors. Our board of directors must consist of at least three members. The exact number of directors is fixed by a vote of at least 66 2/3% of the entire board of directors. Our amended and restated Articles of Incorporation provide for a staggered board of directors whereby directors shall be divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Shareholders, acting as at a duly constituted meeting, or by unanimous written consent of all shareholders, initially designated directors as Class I, Class II or Class III with only one class of directors being elected in each year and following the initial term for each such class, each class will serve a three-year term. The terms of our board of directors are as follows: (i) the term of our Class I directors expires in 2024; (ii) the term of our Class II directors expires in 2025; and (iii) the term of our Class III directors expires in 2026. Each director serves his or her respective term of office until his or her successor has been elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.
Shareholder Meetings
Under our amended and restated Bylaws, annual shareholder meetings will be held at a time and place selected by the Holdings Board. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Holdings Board, or by the Chairman of the Holdings Board or by the President. No other person is permitted to call a special meeting and no business may be conducted at the special meeting other than business brought before the meeting by the Holdings Board, the Chairman of the Holdings Board or the President. Under the Business Corporations Act, our Board may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Common Stock
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. Our common stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in our amended and restated Articles of Incorporation or bylaws discriminating against a stockholder because of his or her ownership of a particular number of shares.
We are not aware of any limitations on the rights to own our common stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common stock, imposed by foreign law or by our amended and restated Articles of Incorporation or amended and restated Bylaws.
Dissenters’ Rights of Appraisal and Payment
Under the Business Corporations Act, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation, sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the Business Corporations Act for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the Business Corporations Act to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the Business Corporations Act procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
Under the Business Corporations Act, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Indemnification of Officers and Directors
Our amended and restated Bylaws include a provision that entitles any our directors or officers to be indemnified by us upon the same terms, under the same conditions and to the same extent as authorized by the Business Corporations Act if the director or officer acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
We are also authorized to carry directors’ and officers’ insurance as a protection against any liability asserted against our directors and officers acting in their capacity as directors and officers regardless of whether we would have the power to indemnify such director or officer against such liability by law or under the provisions of our Bylaws. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The indemnification provisions in our amended and restated Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.
Anti-Takeover Provisions of our Charter Documents
Several provisions of our amended and restated Articles of Incorporation and our amended and restated Bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.
Classified Board of Directors
Our amended and restated Articles of Incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. The classified provision for the Holdings Board could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Holdings Board from removing a majority of the Holdings for two years.
Election and Removal of Directors
Our amended and restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our amended and restated Articles of Incorporation also require shareholders to give advance written notice of nominations for the election of directors. Our amended and restated Articles of Incorporation further provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 70% of our outstanding voting shares. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Shareholders
Our amended and restated Bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, the affirmative vote of a majority of the common shares represented at the meeting shall be the act of the shareholders. Shareholders may act by way of written consent in accordance with the provisions of Section 67 of the Business Corporations Act.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our amended and restated Articles of Incorporation provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting. Our amended and restated Articles of Incorporation also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

HEIDMAR EXECUTIVE COMPENSATION
The aggregate compensation paid and other payments expensed by Heidmar and the Heidmar Subsidiaries to its directors and executive officers with respect to the year ended December 31, 2022 was $250,000.
For so long as Holdings qualifies as a foreign private issuer, it is not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and other two most highly compensated executive officers on an individual, rather than aggregate, basis.

COMPARISON OF STOCKHOLDER’S RIGHTS
This section describes the material differences between the rights of Home Plate stockholders before the consummation of the Business Combination, and the rights of Holdings Shareholders after the Business Combination. These differences in shareholder rights result from the differences between Delaware and Marshall Islands law and the respective governing documents of Home Plate and Holdings.
This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Home Plate stockholders are urged to carefully read the relevant provisions of Delaware law, the Business Corporations Act, Home Plate’s Amended and Restated Certificate of Incorporation and the forms of Holdings amended and restated Articles of Incorporation that will be in effect as of consummation of the Business Combination. References in this section to Holdings amended and restated Articles of Incorporation are references thereto as they will be in effect upon consummation of the Business Combination. However, Holdings’ amended and restated Articles of Incorporation may be amended at any time prior to consummation of the Business Combination by mutual agreement of Home Plate and Heidmar or after the consummation of the Business Combination by amendment in accordance with their terms. If Holdings’ amended and restated Articles of Incorporation are amended, the below summary may cease to accurately reflect them as so amended.
Rights of Home Plate Stockholders	Rights of Holdings Shareholders
Authorized Capital

The Home Plate Charter authorizes the issuance of up to 221,000,000 shares of common stock, including (i) 200,000,000 shares of Home Plate Class A Common Stock, (ii) 20,000,000 shares of Home Plate Class B Common Stock, and (iii) 1,000,000 shares of preferred stock.

Each share of preferred stock and Home Plate Class B Common Stock will convert into one share of Home plate Class A Common Stock upon the consummation of the Business Combination.

Holdings’ amended and restated Articles of Incorporation authorize the issuance of up to    shares of Heidmar Marine Inc. common stock, par value $0.01 per share, and up to    shares of Heidmar Marine Inc. preferred stock, par value $0.01 per share.

As of June 1, 2023, 100 Holdings common shares were issued and outstanding.

Holdings intends to list its common shares on the NASDAQ under the symbol “HMR.”

Holdings’ amended and restated Articles of Incorporation authorizes the board of directors to establish one or more series of preferred stock with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the board providing for the issuance of such preferred shares.

Directors

The number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the Home Plate Board pursuant to a resolution adopted by a majority of the Home Plate Board.

Holdings’ directors are elected by a plurality of the votes cast by shareholders of Holdings entitled to vote in an election. Cumulative voting shall not be used to elect directors.

Holdings’ amended and restated Articles of Incorporation

Rights of Home Plate Stockholders	Rights of Holdings Shareholders

The Home Plate Board consists of three directors, divided into three classes, Class I, Class II, and Class III. The term of the initial Class I Directors expires at the first annual meeting of the stockholders of Home Plate, the term of the initial Class II directors expire at the second annual meeting of stockholders of Home Plate, and the term of the initial Class III Directors expires at the third annual meeting of the stockholders of Home Plate. Each class of successors to replace the class of directors whose term expires at that annual meeting (except for those directors appointed prior to Home Plate’s first annual meeting of stockholders) serve a three-year term.

Nominations of persons for election to the Home Plate Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Home Plate’s notice of such special meeting, may be made by the board or by any stockholder entitled to vote in the election of directors provided the stockholder complied with certain notice procedures and was a stockholder of record on the date of the giving of notice pursuant to those procedures.

Prior to the completion of Home Plate’s initial business combination, the Holders of Home Plate Class B Common Stock shall have the exclusive right to elect, remove and replace any director, and the holders of Home Plate Class A Common Stock shall have no right to vote on the election, removal or replacement of any director. This provision may only be amended by a resolution passed by holders of a majority of the shares of outstanding Home Plate Class B Common Stock.

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Home Plate’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

Newly created directorships resulting from an increase in the number of directors and any vacancies on the Home Plate Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her provide that its board of directors must be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire board permits. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified.

Holdings’ amended and restated Articles of Incorporation provide that directors may be removed at any time but only for cause upon the affirmative vote of not less than 70% of the outstanding shares of the capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Holdings’ amended and restated Articles of Incorporation provide that Holdings’ board of directors serve staggered, three-year terms. Approximately one-third of Holdings’ board of directors is elected each year.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
The Home Plate Board has the authority to fix the compensation of directors, including for service on a committee of the Home Plate Board. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Home Plate Board. No such payment shall preclude any director from serving Home Plate in any other capacity and receiving compensation therefor. Members of committees of the Home Plate Board may be allowed like compensation and reimbursement of expenses for service on the committee.

A majority of the Home Plate Board shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the board. If a quorum is not present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Any action required or permitted to be taken at any meeting of the Home Plate Board or any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Home Plate Board or the relevant committee of the Home Plate Board.

Regularly scheduled, periodic meetings of the Home Plate Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Home Plate Board.

Special meetings of the Home Plate Board (a) may be called by the Chairman of the Home Plate Board or Home Plate’s president and (b) shall be called by the Chairman of the Home Plate Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
Quorum and Action by the Board of Directors

A majority of the Home Plate Board shall constitute a quorum for the transaction of business at any meeting of the Home Plate Board, and the act of a majority of the Home Plate directors present at any meeting at which there is a quorum shall be the act of the Home Plate Board, except as may be otherwise specifically provided by applicable law, the Home Plate Charter or these Home Plate Bylaws. If a quorum shall not be present at any meeting, a majority of the Home Plate directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A majority of Holdings’ directors at the time in office, present in person or by proxy or by conference telephone, shall constitute a quorum for the transaction of business. The vote of the majority of the directors, present in person, by proxy or by conference telephone, at a meeting at which quorum is present shall be the act of the directors.

Director and Officer Limitation on Liability and Indemnification

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination made by the corporation that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of the determination:

 • by a majority of the disinterested directors, even though less than a quorum;

 • by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

 • by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

 • by the stockholders.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’

Holdings’ amended and restated Bylaws include a provision that entitles any of Holdings’ directors or officers to be indemnified by Heidmar Marine Inc. upon the same terms, under the same conditions and to the same extent as authorized by the Business Corporations Act if they acted in good faith and in a manner reasonably believed to be in and not opposed to Holdings’ best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Heidmar Marine Inc. shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined that he or she is not entitled to indemnification.

Holdings’ amended and restated Bylaws also authorize Heidmar Marine Inc. to carry directors’ and officers’ insurance as a protection against any liability asserted against Heidmar Marine Inc. directors and officers acting in their capacity as directors and officers regardless of whether Heidmar Marine Inc. would have the power to indemnify such director or officer against such liability by law or under the provisions of its amended and restated Bylaws.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Shareholder Meetings

An annual meeting of Home Plate stockholders is held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Home Plate Board and stated in the notice of the meeting, provided that the Home Plate Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a) of the Home Plate Charter. At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of Home Plate to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Special meetings of Home Plate stockholders, for any purpose or purposes, may be called only by the Chairman of the Home Plate Board, Home Plate’s Chief Executive Officer, or the Home Plate Board pursuant to a resolution adopted by a majority of the Home Plate Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Home Plate Board and stated in Home Plate’s notice of the meeting, provided that the Home Plate Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Annual Meetings. Holdings’ amended and restated Bylaws provide that annual shareholder meetings will be held at a time and place selected by Holdings’ board of directors. The meetings may be held in or outside of the Marshall Islands. Holdings’ board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Special Meetings. Holdings’ amended and restated Bylaws provide that special meetings of its shareholders may be called for any purpose at any time by the Holdings Board, the Chairperson of the Holdings Board or the President of Holdings. No other person or persons are permitted to call a special meeting and no business may be conducted at the special meeting other than business brought before the meeting by Holdings’ board of directors.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
Quorum of Shareholders

The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Home Plate representing a majority of the voting power of all outstanding shares of capital stock of Home Plate entitled to vote at such meeting constitutes a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum is not present or represented by proxy at any meeting of the stockholders of the corporation, the chairman of the meeting may adjourn the meeting from time to time until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

One or more shareholders representing at least one-third of the total voting rights of Holdings’ total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Voting Rights

The Home Plate Charter provides that prior to the completion of the Business Combination, the holders of Home Plate Class B Common Stock shall have the exclusive right to elect, remove and replace any director, and the holders of Home Plate Class A Common Stock shall have no right to vote on the election, removal or replacement of any director. With respect to any other matter properly submitted to a vote of Home Plate stockholders, holders of shares of Home Plate Class A Common Stock and holders of shares of Home Plate Class B Common Stock, voting together as a single class, shall be entitled to one vote for each such share on each matter. Notwithstanding the foregoing, holders of Home Plate Shares shall not be entitled to vote on any amendment to the Home Plate Charter that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively to vote thereon.

At all meetings of stockholders at which a quorum is present, the election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Except as otherwise provided in the DGCL, all other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person, online or

Holdings’ amended and restated Bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, Holdings’ amended and restated Articles of Incorporation or Holdings’ amended and restated Bylaws, the affirmative vote of a majority of votes of the shares of Holdings’ stock at the meeting shall be the act of the Holdings’ shareholders.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
represented by proxy at the meeting and entitled to vote thereon.

Shareholder Proposals and Nominations

Home Plate’s Bylaws provide that for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Home Plate and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be delivered to the Secretary at the principal executive offices of Home Plate not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Home Plate.

Home Plate’s Bylaws provide that for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Home Plate. To be timely, a stockholder’s notice to the Secretary must be delivered to the Secretary at the principal executive offices of Home Plate (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Home Plate; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Home Plate.

Holdings’ amended and restated Bylaws provide that shareholders seeking to nominate candidates for election as directors, to bring business before an annual meeting of shareholders or proposing to remove a director must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at Holdings’ principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the preceding year’s annual meeting of shareholders.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders

Shareholder Action Without a Meeting

The Home Plate Charter provides that after the closing of the Home Plate IPO, any action required or permitted to be taken by the stockholders of Home Plate must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Home Plate Class B Common Stock, with respect to which action may be taken by written consent.

Under the Business Corporations Act, any action required to be or permitted to be taken at a meeting, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
Amendments of Governing Instruments

Under the DGCL, a certificate of incorporation may be amended if:

 • the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

 • the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

Amendments of Articles of Incorporation.
Notwithstanding any other provision in Holdings’ amended and restated Articles of Incorporation or its amended and restated Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law), the affirmative vote of the holders of 70% or more of the outstanding shares of capital stock of Holdings entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or appeal provisions dealing with directors, amendments to Holdings’ Bylaws and anti-takeover procedures.

Amendments of Bylaws. Holdings’ amended and restated Bylaws may be amended, solely at any regular or special meeting of the Holdings Board by the affirmative vote of 66 2/3% of the entire Holdings Board, or by the Holdings shareholders by the affirmative vote of the holders of 70% or more of the outstanding shares of stock entitled to vote (considered for these purposes as one class) .

The Home Plate Charter provides that any of its provisions related to pre-initial business combination activity may be amended if approved by the affirmative vote of the holders of at least a majority of all then-outstanding Home Plate Shares; provided that amendments relating to the appointment or removal of directors prior to Home Plate’s initial business combination require a resolution passed by the holders of the majority of outstanding shares of Home Plate Class B Common Stock entitled to vote thereon.

The Home Plate Board may amend the Home Plate Bylaws by an affirmative vote of a majority of the Home Plate Board. The stockholders of Home Plate also have the power to amend the Home Plate Bylaws, which requires the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Home Plate entitled to vote generally in the election of directors, voting together as a single class. The Home Plate Bylaws adopted by stockholders may not invalidate any prior act of the Home Plate Board that would have been valid if the Home Plate Bylaws had not been adopted.

Derivative Actions

Under Delaware law, a stockholder may bring a derivative action on a corporation’s behalf to enforce the rights of a corporation. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the

Under the Business Corporations Act, any Holdings shareholder may bring an action in Holdings’ name to procure a judgment in Holdings’ favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of Holdings Common Shares both

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.
at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-Takeover Provisions

Home Plate is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

 • a stockholder who owns 15% or more of its outstanding voting stock (otherwise known as an “interested stockholder”);

 • an affiliate of an interested stockholder; or

 • an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

 • the Home Plate Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

 • after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Home Plate’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

 • on or subsequent to the date of the transaction, the business combination is approved by Home Plate’s Board and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Although the Business Corporations Act does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” Holdings has included these provisions in its amended and restated Articles of Incorporation. Holdings’ amended and restated Articles of Incorporation contain provisions which prohibit it from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless (i) prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, Holdings’ board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Holdings outstanding at the time the transaction commenced; (iii) at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder; and (iv) the shareholder became an interested shareholder prior to the consummation of the initial public offering.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of Holdings’ outstanding voting stock and any person or entity affiliated with or controlling or controlled

Rights of Home Plate Stockholders	Rights of Holdings Shareholders
The Home Plate Charter provides that its board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of its board only by successfully engaging in a proxy contest at two or more annual meetings. In addition, prior to the completion of Home Plate’s initial business combination, only holders of shares of Home Plate Class B Common Stock have the right to elect, remove and replace any director – Holders of Home Plate Class A Common Stock shall have no right to vote on the election, removal or replacement of any director – and these provisions of the Home Plate Charter may only be amended by a resolution passed by the holders of a majority of shares of Home Plate Class B Common Stock.

by that person or entity, other than Holdings, provided, however, that the term “interested shareholder” does not include any person whose ownership of shares in excess of the 20% limitation is the result of action taken solely by Holdings; provided that such person shall be an interested shareholder if thereafter such person acquires additional Holdings’ voting shares, except as a result of further action by Holdings not caused, directly or indirectly, by such person.

REPUBLIC OF MARSHALL ISLANDS COMPANY CONSIDERATIONS
Holdings’ corporate affairs are governed by its amended and restated Articles of Incorporation and Bylaws, and by the Business Corporations Act. The provisions of the Business Corporations Act resemble provisions of the corporation laws of a number of states in the United States. While the Business Corporations Act also provides that it is to be applied and construed in accordance with the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the Business Corporations Act in the Marshall Islands and Holdings shareholders cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the U.S. Thus, Holdings shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the Business Corporations Act and the Delaware General Corporation Law relating to shareholders’ rights.
Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.

May be held within or without the Marshall Islands.

Notice. Whenever shareholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person(s) calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.

May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without Delaware.

Notice. Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Whenever stockholders are required or permitted to take any action at a meeting, written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote.

Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the certificate of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware
Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one- third of the shares entitled to vote at a meeting.

The articles of incorporation may provide for cumulative voting in the election of directors.

Any two or more domestic corporations may merge into a single corporation if approved by the board of each corporation and if authorized by a majority vote of the holders of outstanding shares of each corporation at a shareholder meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.

Any person authorized to vote may authorize another person or persons to act for him by proxy.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one- third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

The certificate of incorporation may provide for cumulative voting in the election of directors.

Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Unless otherwise stated in the certificate of incorporation, any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the Merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.

The board of directors must consist of at least one member.

The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Marshall Islands	Delaware
If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.

Removal. Any or all of the directors may be removed for cause by vote of the shareholders.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

Removal. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote subject to certain exceptions.

In the case of a classified board, shareholders may effect removal of any or all directors only for cause.

Dissenters’ Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of dissenting shareholders under the BCA to receive payment of the appraised fair value of their shares may not be available “if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.”

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

Marshall Islands	Delaware
Shareholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or interest therein devolved upon him by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

RELATED PARTY TRANSACTIONS
Home Plate Relationships and Related Party Transactions
Founder Shares
On May 5, 2021, the Sponsor and certain of Home Plate’s directors paid $25,000 (approximately $0.004 per share) in consideration for 5,750,000 Home Plate Founder Shares. Up to 750,000 of these Home Plate Founder Shares were subject to forfeiture by the Sponsor if the underwriter’s over-allotment option was not exercised. The underwriter’s over-allotment option expired unused in November 2021 which resulted in 5,000,000 aggregate outstanding Home Plate Founder Shares.
In connection with the closing of the IPO, the Sponsor sold the Home Plate Anchor Investors an aggregate of 1,350,000 Home Plate Founder Shares at their original purchase price. Home Plate estimated the aggregate fair value of these Home Plate Founder Shares attributable to such Home Plate Anchor Investors to be $10,676,610 or $7.9086 per share.
On March 30, 2023, the Sponsor and Home Plate’s officers and directors converted 3,650,000 Home Plate Class B Common Stock held by them on a one-to-one basis into 3,650,000 Home Plate Class A Common Stock, which for the avoidance of doubt are treated as Home Plate Founder Shares.
The Sponsor and Home Plate’s directors and executive officers have agreed not to transfer, assign or sell any of their Home Plate Founder Shares until the earlier to occur of (a) one year after the completion of Home Plate’s initial business combination, or (b) subsequent to Home Plate’s initial business combination, (x) if the last reported sale price of Home Plate Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Home Plate’s initial business combination, or (y) the date on which Home Plate completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their Home Plate Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Home Plate Founder Shares.
Home Plate Private Warrants
Simultaneously with the closing of the IPO, Home Plate consummated the private placement of 7,600,000 Home Plate Private Warrants, at a price of $1.00 per Home Plate Private Warrant, to the Sponsor and Jefferies, generating proceeds of $7,600,000.
Each Home Plate Private Warrant is exercisable for one whole share of Home Plate Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Home Plate Private Warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. If Home Plate does not complete a business combination by October 4, 2023, the Home Plate Private Warrants will expire worthless. The Home Plate Private Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Subject to limited exceptions, the Home Plate Private Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination.
Home Plate Registration Rights Agreement
The holders of Home Plate Founder Shares, Home Plate Private Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Home Plate Private Warrants or warrants issued upon conversion of the working capital loans) are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to make up to three demands, excluding short form demands, that Home Plate register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. However, the registration rights agreement provides that Home Plate will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Home Plate Founder Shares, the period ending on the earlier of (a) one year after the completion of Home Plate’s initial business combination and (b) subsequent to the completion of Home Plate’s initial business combination, (x) if the last reported sale price of the Home Plate Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Home Plate’s initial business combination or (y) the date on which Home Plate completes a liquidation, merger, capital stock exchange or other similar transaction after Home Plate’s initial business combination that results in all of Home Plate’s stockholders having the right to exchange their Home Plate Shares for cash, securities or other property, and (ii) in the case of the Home Plate Private Warrants and the respective Home Plate Class A Common Stock underlying such warrants, 30 days after the completion of the initial business combination. Home Plate will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Loans
On May 5, 2021, the Sponsor agreed to loan up to $300,000 to Home Plate to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was due on the earlier of the completion of the IPO or December 31, 2021. As of October 4, 2021, the date of the IPO, $266,912 had been drawn by Home Plate and was paid off as part of the closing of the IPO. As of March 31, 2023 and December 31, 2022, no amount was outstanding under the Note.
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Home Plate’s officers and directors may, but are not obligated to, loan Home Plate funds as may be required (“Working Capital Loans”). As of March 31, 2023, no Working Capital Loans were outstanding. If Home Plate completes a business combination, Home Plate would repay the Working Capital Loans out of the proceeds of the Trust Account released to Home Plate. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Home Plate may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Home Plate Private Warrants.
The Sponsor, Home Plate’s officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Home Plate’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Home Plate’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, Home Plate’s officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account.
Services Agreement
On September 29, 2021, Home Plate entered into an agreement that provided that, commencing on the date of the agreement through the earlier of consummation of an initial business combination or a liquidation, Home Plate agreed to pay the Sponsor up to $15,000 per month for administrative, financial and support services provided to members of the Sponsor team. For the year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021, Home Plate incurred approximately $80,000 and $30,000, respectively, under the agreement in formation, general and administrative expenses, none of which is outstanding as of either December 31, 2022 or December 31, 2021. For the three months ended March 31, 2023 and 2022, $30,000 and $45,000, respectively, in costs were incurred under the agreement in formation, general and administrative expenses.
Sponsor Indemnity
The Sponsor has agreed that it will be liable to Home Plate if and to the extent any claims by a third-party (other than the our independent auditors) for services rendered or products sold to Home Plate, or a prospective target business with which Home Plate has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Home Plate’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Heidmar Relationships and Related Party Transactions
Bella Ciao Syndication Agreement
On January 28, 2022, Heidmar Investments LLC (“Heidmar Investments”), a wholly-owned subsidiary of Heidmar, entered into a syndication agreement with Heidmar Trading LLC (“Heidmar Trading”), a related party, involving the vessel M/T Bella Ciao (the “Bella Ciao Syndication Agreement”). On the day of the agreement, Heidmar Trading entered into a time charter party with Sea Dream Shipping Corp., a company incorporated in Liberia and the owners of Bella Ciao, pursuant to which Heidmar Trading time charted Bella Ciao for an initial firm period of 12 months +/- 30 days with an optional period of 12 months to be declared 45 days prior to the end of the firm period commencing from the time and date of delivery of Bella Ciao.
Under the Bella Ciao Syndication Agreement, Heidmar Investments agreed to take, and Heidmar Trading agreed to assign and transfer, 100% interest in any and all profits, losses and liabilities relating to Bella Ciao with respect to the whole period of the time charter party between Heidmar Trading and Sea Dream Shipping Corp., whether said profits, losses and liabilities are associated with the time charter party or otherwise (including voyages subsequently undertaken) as well as all contractual rights and obligations arising out of or in connection with the operation/employment of Bella Ciao. The effective period of the Bella Ciao Syndication Agreement commenced on the date of delivery of Bella Ciao and will end on the date of termination of the charter of Bella Ciao as determined in accordance with the terms of the time charter party.
Marlin Santorini Syndication Agreement
On March 25, 2022, Heidmar Investments entered into a syndication agreement with Heidmar Trading involving the vessel M/T Marlin Santorini (the “Marlin Santorini Syndication Agreement”). Prior to the date of the agreement, on February 3, 2022, Heidmar Trading had entered into a time charter party with Trafigura Maritime Logistics Pte Ltd., a company incorporated in Singapore and the owners of Marlin Santorini, pursuant to which Heidmar Trading time charted Marlin Santorini for a minimum nine months with an option up to 11 months and additional 60-90 days to be declared seven months after delivery of the Marlin Santorini.
Under the Marlin Santorini Syndication Agreement, Heidmar Investments agreed to take, and Heidmar Trading agreed to assign and transfer, 100% interest in any and all profits, losses and liabilities relating to Marlin Santorini with respect to the whole period of the time charter party between Heidmar Trading and Trafigura Maritime Logistics Pte Ltd., whether said profits, losses and liabilities are associated with the time charter party or otherwise (including voyages subsequently undertaken) as well as all contractual rights and obligations arising out of or in connection with the operation/employment of Marlin Santorini. The effective period of the Marlin Santorini Syndication Agreement commenced on the date of delivery of Marlin Santorini and will end on the date of termination of the charter of Marlin Santorini as determined in accordance with the terms of the time charter party. Marlin Santorini was redelivered to her owners in April 2023. As a result, the Marlin Santorini Syndication Agreement was terminated and, as of June 1, 2023, only one vessel, Bella Ciao, remained under syndication.
Non-consolidated pool subsidiaries
The Heidmar wholly-owned subsidiaries through which Heidmar provides pool management services are variable interest entities, which are not controlled by Heidmar, but rather by the participants in the pools pursuant to the one vote-per-vessel contractual arrangements between Heidmar and the participants in the pools (the “Non-consolidated Pool Subsidiaries”). The Company has evaluated all facts and circumstances of not being the primary beneficiary of these Non-consolidated Pool Subsidiaries as per the guidance in ASC 810 including (a) any financial or other support (explicitly or implicitly) during the periods presented, (b) the carrying amounts and relevant classifications of the Non-consolidated Pool Subsidiaries (c) the exposure of the Company to any loss from these Non-consolidated Pool Subsidiaries and (d) any liquidity arrangement, guarantees and any other commitments by third parties that may affect the risk of exposure and concluded that none of the above conditions apply. The Non-consolidated Pool Subsidiaries are accounted for under the equity method. Under the equity method of accounting, investments in Non-consolidated Pool Subsidiaries are stated at initial cost, and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. Cost as of December 31, 2021 and 2022 as well as the Company’s proportionate share of earnings or losses and distributions for the years then ended was 0.0.
For the year ended December 31, 2022, the Non-consolidated Pool Subsidiaries consisted of the following:
•	The Blue Fin Pool, which operates a pool of Suezmax-size tankers.
•	The SeaLion Pool, which operates a pool of LR2-size tankers.

•	The Seadragon Pool, which operates a pool of VLCC tankers.
•	The SeaHorse Pool, which operates a pool of small size tankers.
•	The Dorado Pool, which operates a pool of MR2-size tankers.
For the year ended December 31, 2021, the Non-consolidated Pool Subsidiaries consisted of the following:
•	The Blue Fin Pool, which operates a pool of Suezmax-size tankers.
•	The SeaLion Pool, which operates a pool of LR2-size tankers.
For the years ended December 31, 2022 and 2021, the dormant Non-consolidated Pool Subsidiaries consisted of the following:
•	Sigma Tankers Inc. (the “Sigma Pool”).
•	Seawolf Tankers Inc. (the “Seawolf Pool”).
•	Star Tankers Inc. (the “Star Pool”).
•	Marlin Tankers Inc. (the “Marlin Pool”).

BENEFICIAL OWNERSHIP OF HOLDINGS
The following table sets forth information regarding (i) the actual beneficial ownership of Home Plate Shares as of June 1, 2023 and (ii) expected beneficial ownership of Holdings Common Shares immediately following the Business Combination and PIPE Investment, assuming that no Home Plate Shares are redeemed, and alternatively the maximum number of Home Plate Shares are redeemed, by:
•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding Holdings Common Shares immediately after the Closing;
•	each of Home Plate’s Sponsor and current executive officers and directors;
•	each person who will become an executive officer or director of Holdings immediately after the Closing; and
•	all current executive officers and directors of Home Plate, as a group, and all executive officers and directors of Holdings immediately after the Closing, as a group.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The expected beneficial ownership percentages set forth in the table below do not take into account the issuance of any shares upon the exercise of warrants to purchase     Holdings Common Shares that will remain outstanding following the Business Combination. Beneficial ownership of shares currently owned by holders of Home Plate Shares below are presented after giving effect to the Business Combination.
The expected beneficial ownership of Holdings Common Shares post-Business Combination is based on     Holdings Common Shares issued and outstanding, assuming no redemption, and     Holdings Common Shares issued and outstanding, assuming the maximum redemption scenario of Public Stockholders exercising their rights to redeem a maximum of 2,272,935 shares of Home Plate Class A Common Stock (as more fully described under “Unaudited Pro Forma Condensed Combined Financial Information” herein), and assumes issuance of 4,000,000 Holdings Common Shares in the PIPE Investment. If the actual facts are different than these assumptions, the numbers in the below table will be different.
Unless otherwise indicated, Holdings believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Holdings’ knowledge, no Holdings Common Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.
Unless otherwise indicated, the address of each person named below is c/o Home Plate Acquisition Corporation, P.O. Box 1314, New York, NY 10028.

	Prior to the Business Combination and PIPE Investment		Post-Business Combination and PIPE Investment
			Class B Shares		Class A Shares (including Class B on a post-conversion basis)
	Number of Home Plate Shares				Assuming No Further Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)		%	Number	%	Number	%	Number	%
Current Executive Officers and Directors of Home Plate
Daniel Ciporin(2)(3)(4)#	3,550,000	48.8%			3,140,000
Jonathan Rosenzweig(2)(5)#	—	—%			—
Michael A. DeSimone(2)(6)#	25,000	*%			25,000
Michaele Docharty(2)(6)#	25,000	*%			25,000
Ross Fubini(2)(6)#	25,000	*%			25,000
Rhonda Ramparas(2)(7)#	25,000	*%			25,000
All executive officers and directors of Home Plate as a group (6 persons)(2)	3,650,000	50.2%
Executive Officers and Directors of Holdings After the Closing
Pankaj Khanna(15)	—	—%			8,606,250	30%	8,606,250	35%
Daniel Ciporin#
Jonathan Rosenzweig#
All executive officers and directors of Holdings as a group (3 persons)
5% and Greater Holders
Maistros Shipinvest Corp.(16)	—	—			8,606,250	30%	8,606,250	35%
Home Plate Sponsor LLC(2)(3)#	3,550,000	48.8%			3,140,000
UBS O’Connor LLC(8)	1,980,000	27.2%			1,980,000
Polar Asset Management Partners Inc.(9)	1,630,000	22.4%			1,630,000
Entities associated with Radcliffe Capital Management, L.P.(10)	1,441,715	19.8%			1,441,715
Saba Capital Management(11)	1,424,294	19.6%			1,424,294
Entities Associated with Atalaya Capital Management LP(12)	1,238,688	17.0%			1,238,688
Jane Street Group, LLC(13)	1,217,713	16.7%			1,217,713
Circumference Group LLC(14)	504,962	6.9%			504,962
*	Less than one percent.
#	Unless otherwise noted, the business the business address of the following entities or individuals is P.O. Box 1314, New York, NY 10028.
(1)
The beneficial ownership of Home Plate Shares prior to the Business combination is based on 7,272,935 Home Plate Shares issued and outstanding as of June 1, 2023, consisting of 5,922,935 shares of Home Plate Class A Common Stock (which consists of 2,272,935 Public Shares and 3,650,000 Home Plate Founder Shares) and 1,350,000 shares of Home Plate Class B Common Stock. The beneficial ownership of Holdings Common Shares prior to the Business Combination is based on     shares outstanding at    , 2023 on a fully diluted, as-converted basis.

(2)	Consists solely of Home Plate Founder Shares.
(3)
The Sponsor is controlled by Mr. Ciporin. Mr. Ciporin indirectly has voting and dispositive power over the Home Plate Founder Shares held by the Sponsor and may be deemed to beneficially own the Home Plate Founder Shares. Mr. Ciporin disclaims beneficial ownership of the Home Plate Founder Shares held by the Sponsor other than to the extent of his pecuniary interest in such Home Plate Founder Shares. Each of Home Plate’s officers and directors are direct or indirect members of the Sponsor.

(4)
Includes an indirect pecuniary interest in (i) 793,272 Home Plate Founder Shares owned by the Sponsor as a result of Mr. Ciporin’s membership interest in the Sponsor and (ii) 84,133 Home Plate Founder Shares owned by the Sponsor as a result of the membership interest of the Daniel Ciporin 2014 Trust dated 02/24/2014 in the Sponsor.

(5)
Includes an indirect pecuniary interest in (i) 793,272 Home Plate Founder Shares owned by the Sponsor as a result of Mr. Ciporin’s membership interest in the Sponsor and (ii) 84,133 Home Plate Founder Shares owned by the Sponsor as a result of the membership interest of the Daniel Ciporin 2014 Trust dated 02/24/2014 in the Sponsor.

(6)
Excludes an indirect pecuniary interest in 22,849 Home Plate Founder Shares owned by the Sponsor as a result of his or her membership interest in the Sponsor since such director does not currently have voting or dispositive power over such Home Plate Founder Shares.

(7)
Excludes an indirect pecuniary interest in 17,136 Home Plate Founder Shares owned by the Sponsor as a result of her membership interest in the Sponsor since such director does not currently have voting or dispositive power over such Home Plate Founder Shares.

(8)
Based solely on Schedule 13G/A filed with the SEC on February 6, 2023 by UBS O’Connor LLC. UBS O’Connor LLC has sole voting and dispositive power over 1,980,000 shares of Home Plate Class A Common Stock. The principal business address of UBS O’Connor LLC is One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(9)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2023 by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares directly held by PMSMF. The principal business address of the Reporting Person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(10)
Based solely on Schedule 13G filed with the SEC by Radcliffe Capital Management, L.P. on February 14, 2022. Consists of shares beneficially owned by Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master Fund, L.P. and Radcliffe SPAC GP, LLC. Each of the reporting persons has shared voting and shared dispositive power with respect to 1,441,715 shares of Home Plate Class A Common Stock. Radcliffe Capital Management, L.P. is the relevant entity for which RGC Management Company, LLC, Steven B. Katznelson and Christopher Hinkel may be considered control persons. Radcliffe SPAC Master Fund, L.P. is the relevant entity for which Radcliffe SPAC GP, LLC, Steven B. Katznelson and Christopher Hinkel may be considered control persons. The principal business address of these individuals and entities is 50 Monument Road, Suite 300, Bala Cynwyd, Pennsylvania 19004.

(11)
Based solely on a Schedule 13G filed with the SEC on July 1, 2022 by (i) Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Management GP, LLC (“Saba GP”), and Mr. Boaz R. Weinstein. Each of Saba Capital, Saba GP and Mr. Weinstein have shared voting and shared dispositive power with respect to 1,424,294 shares of Home Plate Class A Common Stock. The principal business address of each of Saba Capital, Saba GP ad Mr. Weinstein is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(12)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2023 by (i) Atalaya Capital Management LP (“ACM”), (ii) Atalaya Special Purpose Investment Fund II LP (ASPIF), (iii) ACM ASOF VII (Cayman) Holdco LP (“ASOF”), (iv) ACM Alameda Special Purpose Investment Fund II LP (“Alameda”), (v) ACM Alamosa (Cayman) Holdco LP (“Alamosa”), (vi) Corbin ERISA Opportunity Fund, Ltd. (“CEOF”), (vii) Corbin Capital Partners GP, LLC (“Corbin GP”), and (viii) Corbin Capital Partners, L.P. (“CCP”). ASPIF, ASOF, Alameda and Alamosa may be deemed to beneficially own 264,330, 370,854, 232,650, and 0 shares of Home Plate Class A Common Stock, respectively. Each of Corbin GP and CCP may be deemed the beneficial owner of 370,854 shares of Home Plate Class A Common Stock, which amount includes the 370,854 shares deemed beneficially owned by CEOF. As the investment manager of ASPIF, ASOF, Alameda and Almosa, ACM has the power to vote and direct the disposition of all shares held by each of the foregoing. As CEOF’s investment manager, CCP has the power to vote and direct the disposition of all shares held by CEOF and COF. Each of Corbin GP and CCP may be deemed the beneficial owner of the shares held of record by CEOF. The address of the principal business office of each of ASPIF II, ASOF, Alameda, Alamosa and ACM is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The principal business address of each of CEOF, Corbin GP and CCP is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(13)
Based solely on a Schedule 13G filed with the SEC on February 14, 2023 by Jane Street Group, LLC and Jane Street Capital, LLC. Jane Street Group, LLC and Jane Street Capital, LLC have shared voting and shared dispositive power with respect to 1,217,713 shares of Home Plate Class A Common Stock. The principal business address of each the Jane Street Group, LLC and Jane Street Capital, LLC is 250 Vesey Street, 6th Floor, New York, New York 10281.

(14)
Based solely on a Schedule 13G filed with the SEC on April 10, 2023 by Jeffrey H. Fox and Circumference Group LLC. Jeffrey H. Fox and Circumference Group LLC have shared voting and shared dispositive power with respect to 504,962 Home Plate Shares, consisting of 429,962 shares of Home Plate Class A Common Stock and 75,000 shares of Home Plate Class B Common Stock. Not included are 85,992 additional shares of Home Plate Class A Common Stock (the “Assigned Shares”) to which Circumference Group holds the economic rights, but not the voting rights. The Assigned Shares will be transferred to Circumference Group LLC in the event that the Business Combination is consummated, as described in Home Plate’s Form 10-K with the SEC on March 14, 2023. The principal business address of each Jeffrey H. Fox and Circumference Group PPC is One Information Way, Suite 405, Little Rock, AR 72202.

(15)
These Holdings Common Shares will be held by Rhea Marine Ltd. (“Rhea”), which is wholly owned by Pankaj Khanna, our Chief Executive Officer and one of our directors. The beneficial ownership of Rhea is based on its 50% ownership of Heidmar prior to the Business Combination and excludes any Heidmar Earnout Shares that may be issued to Rhea pursuant to the Business Combination Agreement.

(16)
Maistros Shipinvest Corp. (“Maistros”) is indirectly owned by Miltiadis Marinakis. The beneficial ownership Maistros is based on its 50% ownership of Heidmar prior to the Business Combination and excludes any Heidmar Earnout Shares that may be issued to Maistros pursuant to the Business Combination Agreement.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the Closing, Holdings will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to     Holdings Common Shares outstanding, assuming no shares of Home Plate Class A Common Stock are redeemed in connection with the Business Combination,     Holdings Common Shares that subject to share options and     Holdings Common Shares underlying Holdings Public Warrants. The following Holdings Shares will be freely transferrable by persons other than by Holdings “affiliates” without restriction or further registration under the Securities Act: (i) all of the Holdings Common Shares issued to holders of Public Shares and (ii) of 410,000 Home Plate Founder Shares to be transferred to certain Stockholders of Home Plate from the Sponsor immediately prior to the Closing, pursuant to, and subject to the terms and conditions of, certain non-redemption agreements entered into by and among Home Plate, the Sponsor and those Home Plate stockholders on March 29, 2023. Sales of substantial amounts of Holdings Common Shares in the public market could adversely affect prevailing market prices of the Holdings Common Shares.
Registration Rights and Lock-Up Agreement
Home Plate and the Holders will enter into a Registration Rights and Lock-Up Agreement, to be effective at the Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, Holdings will be obligated to file a registration statement to register the resale of certain securities held by the Holders.
The securities held by the Sponsor will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of the Holdings Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if Holdings consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The securities held by the Heidmar Shareholders will be locked-up for one year following the Closing subject to earlier release if (i) the reported last sale price of the Holdings Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if Holdings consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of common stock for cash, securities or other property.
For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Ancillary Documents.”
Rule 144
All of the Holdings Common Shares that will be outstanding upon the completion of the Business Combination, other than those Holdings Common Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Holdings and has beneficially owned restricted Holdings’ securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Holdings. Persons who are affiliates of Holdings and have beneficially owned Holdings’ restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination and assuming no redemptions of public shares for cash, will equal     Holdings Common Shares; or

•	the average weekly trading volume of the Holdings Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of Holdings under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Holdings.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-K type information with the SEC reflecting its status as an entity that is not a shell company.
As of the date of this proxy statement/prospectus, Home Plate had 7,272,935 Home Plate Shares outstanding. Of these shares, 2,272,935 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of Home Plate’s affiliates within the meaning of Rule 144 under the Securities Act. All of the 3,650,000 Home Plate Shares held by the Home Plate Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, to the extent Heidmar adhered to the requirements of Rule 701 in issuing such securities, each of Heidmar’s employees, consultants or advisors who purchases equity shares from Heidmar in connection with a compensatory stock plan or other written agreement executed prior to the Closing is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
Holdings is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Holdings sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Holdings’ affiliates. Generally, subject to certain limitations, holders of Holdings’ restricted shares who are not affiliates of Holdings or who are affiliates of Holdings by virtue of their status as an officer or director of Holdings may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Holdings restricted shares by an officer or director who is an affiliate of Holdings solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Holdings restricted shares who will be an affiliate of Holdings other than by virtue of his or her status as an officer or director of Holdings.
Holdings is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.
PRICE RANGE OF SECURITIES AND DIVIDENDS
Home Plate
Price Range of Home Plate’s Securities
The Home Plate Public Units, each of which consists of one share of Home Plate Class A Common Stock and one-half of one Home Plate Redeemable Warrant to acquire one share of Home Plate Class A Common Stock, began trading on Nasdaq under the symbol “HPLTU” on September 29, 2021. On November 22, 2021, the Home Plate Class A Common Stock and Home Plate Redeemable Warrants underlying the Home Plate Public Units became separately tradeable on Nasdaq under the symbols “HPLT” and “HPLTW,” respectively.
On March 17, 2023, the last trading day before the public announcement of the Business Combination, the Home Plate Class A Common Stock, the Home Plate Public Units and the Home Plate Redeemable Warrants closed at $10.22, $10.24 and $0.1289, respectively. As of    , 2023, the Record Date, the closing price for each share of Home Plate Class A Common Stock, Home Plate Public Unit, and Home Plate Redeemable Warrant was $   , $   and $    , respectively.
Holders of the Home Plate Units, Home Plate Class A Common Stock and Home Plate Redeemable Warrants should obtain current market quotations for their securities. The market price of Home Plate’s securities could vary at any time before the Business Combination.
Holders
As of the Record Date, there are    holders of record of the Home Plate Public Units,    holders of record of the separately traded Home Plate Class A Common Stock, and    holders of record of the separately traded Home Plate Redeemable Warrants.
Dividend Policy
Home Plate has not paid any cash dividends on its Home Plate Shares to date and does not intend to pay cash dividends prior to the Closing.
Heidmar
Price Range of Heidmar Securities
Historical market price information regarding Heidmar’s securities is not provided because, as of the date of this proxy statement/prospectus, there is no public market for Heidmar’s securities.
Dividend Policy
In 2021, Heidmar declared and paid a one-time special cash dividend on the Heidmar Shares of $4,758,486 in the aggregate, or $49,567.56 per share. The board of directors of Heidmar intends to declare a cash dividend on the Heidmar shares immediately prior to the Closing, the exact amount of which will be determined prior to the Closing and which will result in Heidmar holding approximately $10.0 million in cash and cash equivalents plus receivables immediately following the Closing.
Holdings
Price Range of Holdings’ Securities
Historical market price information regarding the Holdings Common Shares is not provided because, as of the date of this proxy statement/prospectus, there is no public market for the Holdings Common Shares.
Dividend Policy
Holdings has not paid any cash dividends on the Holdings Common Shares to date and does not intend to pay cash dividends prior to the Closing. Beginning after the Closing, Holdings intends to pay cash dividends equal to $0.30 per share per year. The payment of cash dividends in the future will be dependent upon Holdings’ revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination, and Holdings’ ability to pay dividends will be subject to substantial risk. See “Risk Factors—Risks Related to Heidmar’s Business and Industry” and “—Risks Related to the Holdings Common Shares”.

LEGAL MATTERS
The validity of the Holdings common shares offered hereby and other matters relating to Marshall Islands and U.S. law will be passed upon for Holdings by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.
Certain legal matters relating to U.S. law have been passed upon for Home Plate by Latham & Watkins LLP.
EXPERTS
The audited financial statements of Home Plate Acquisition Corporation as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021 (which contains an explanatory paragraph relating to substantial doubt about the ability of Home Plate to continue as a going concern as described in Note 1 to the financial statements) included in this proxy statement/prospectus, have been so included in reliance upon the report of Marcum LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Heidmar Inc. as of December 31, 2022 and 2021 and for the two years ended December 31, 2022, included in this prospectus/proxy statement and in the Registration Statement have been audited by Deloitte Certified Public Accountants, S.A., an independent registered public accounting firm as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.
The section titled “Business of Heidmar and Certain Information About Heidmar—Industry Overview” has been prepared by Drewry Shipping Consultants Ltd., the Company’s industry expert, who has confirmed to us that such section accurately describes the tanker and dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical information presented. The address of Drewry Shipping Consultants Ltd. is #17-01 Springleaf Tower, 3 Anson Road, Singapore 079909.
ENFORCEMENT OF CIVIL LIABILITIES
Holdings is organized under the law of the Marshall Islands, and certain of the individuals who may be directors and executive officers of Holdings, and certain experts named in this proxy statement/prospectus, reside outside of the United States. All or a substantial portion of the assets of such individuals and of Holdings may be located outside of the United States. As a result, you may find it difficult to effect service of process within the United States upon these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws, or to otherwise bring original actions in foreign courts to enforce such liabilities. Likewise, it may also be difficult for you to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Although you may bring an original or derivative action against us or our affiliates in the courts of the Republic of the Marshall Islands, and the courts of the Republic of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Republic of the Marshall Islands law, it may impracticable for you to do so.

HOUSEHOLDING INFORMATION
Unless Home Plate has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Home Plate believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Home Plate stockholders will be “householding” this proxy statement/prospectus. Home Plate stockholders who participate in “householding” will continue to receive separate proxy cards. If Home Plate stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, such stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:
TRANSFER AGENT
The transfer agent for the Home Plate Securities is Continental Stock Transfer & Trust Company.
The transfer agent for the Holdings Securities is    .
WHERE YOU CAN FIND MORE INFORMATION
Holdings has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. Holdings public filings are also available to the public from the SEC’s website at www.sec.gov.
Home Plate files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Home Plate’s public filings are also available to the public from the SEC’s website at www.sec.gov.
As a foreign private issuer, Holdings is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Holdings will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
If you would like additional copies of this proxy statement/prospectus or Home Plate’s filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact Home Plate at the following address and telephone number:
P.O. Box 1314
New York, NY 10028
(917) 703-2312
Attention: Jonathan Rosenzweig
Email: jonathan@homeplateacq.com
You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Home Plate’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: hplt.info@investor.morrowsodali.com
Any of the documents you request will be available without charge. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

If you are a Home Plate stockholder and would like to request documents, please do so by    , 2023, or five business days prior to the special meeting, in order to receive them before the special meeting. If you request any documents from Home Plate, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Holdings in addition to being a proxy statement of Home Plate for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Home Plate has been supplied by Home Plate, and all such information relating to Heidmar has been supplied by Heidmar. Information provided by either Home Plate or Heidmar does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Home Plate for the special meeting. Home Plate has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Home Plate, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Heidmar Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Heidmar Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
June 20, 2023
We have served as the Company’s auditor since 2022.

HEIDMAR INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2022 and 2021
(Expressed in United States Dollars, except number of shares)
	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	25,208,208	7,850,074
Receivables from related parties (Note 3)	12,200,780	790,658
Other receivables (Note 3)	612,960	206,777
Prepayments and other current assets	2,346,799	101,874
Total current assets	40,368,747	8,949,383
Non-current assets
Right-of-use assets from operating leases (Note 9)	22,280,533	290,952
Property and equipment, net (Note 4)	92,721	146,325
Guarantees	166,584	167,270
Other non-current assets	27,219	22,219
Total non-current assets	22,567,057	626,766
Total assets	62,935,804	9,576,149
Shareholders’ equity and Liabilities
Current liabilities
Payables to vessel owners (Note 5)	11,991,901	4,581,528
Accounts payable and accrued expenses	1,345,683	262,756
Payables to related parties (Note 3)	496,728	489,267
Deferred revenue	5,030,891	—
Operating lease liabilities, current portion (Note 9)	8,634,609	182,718
Total current liabilities	27,499,812	5,516,269
Non-current liabilities
Operating lease liabilities, non-current portion (Note 9)	13,645,924	108,234
Other long-term liabilities	—	50,309
Total non-current liabilities	13,645,924	158,543
Total liabilities	41,145,736	5,674,812
Commitments and contingencies (Note 10)
Shareholders’ equity
Share capital, no par value (500 Class A shares authorized and 96 issued and outstanding and 7,999,500 Class B shares authorized as of December 31, 2022 and 2021) (Note 8)	—	—
Additional paid-in capital	4,225,265	2,225,265
Accumulated other comprehensive income	1,383,854	1,676,072
Retained earnings	16,180,949	—
Total shareholders’ equity	21,790,068	3,901,337
Total shareholders’ equity and liabilities	62,935,804	9,576,149
The accompanying notes are an integral part of these consolidated financial statements.

HEIDMAR INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2022 and 2021
(Expressed in United States Dollars)
	2022	2021
Revenues
Trade revenues (Note 7)	4,131,092	2,527,705
Trade revenues, related parties (Note 3)	10,241,502	2,240,072
Voyage and time charter revenues (Note 7 and 9)	9,467,373	—
Syndication income, related party (Note 3)	6,223,911	—
Total revenues	30,063,878	4,767,777
Operating expenses
Voyage expenses	1,127,878	—
Operating lease expenses (Note 9)	3,515,026	330,081
Charter-in expenses (Note 9)	3,412,929	—
Profit sharing expense	751,431	—
General and administrative expenses	5,060,145	2,905,540
Depreciation (Note 4)	21,099	177,436
Loss on sale of vehicle (Note 4)	8,332	—
Impairment loss (Note 4)	—	708,868
Total operating expenses	13,896,840	4,121,925
Operating income	16,167,038	645,852
Other income/(expenses)
Interest income	7,717	81,127
Gain on lease termination	—	343,909
Foreign exchange gains/(losses)	6,194	(6,197)
Other income, net	13,911	418,839
Net income for the year	16,180,949	1,064,691
Earnings per Share (Note 11):
Basic and diluted	$168,551.55	$11,090.53
Weighted-average shares outstanding
Basic and diluted	96	96
The accompanying notes are an integral part of these consolidated financial statements.

HEIDMAR INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2022 and 2021
(Expressed in United States Dollars)
	2022	2021
Net income for the year	16,180,949	1,064,691
Other comprehensive income / (loss):
Foreign currency translation	(292,218)	(232,986)
Total comprehensive income for the year	15,888,731	831,705
The accompanying notes are an integral part of these consolidated financial statements.

HEIDMAR INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 31, 2022 and 2021
(Expressed in United States Dollars, except number of shares)
	Share Capital Common shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity
	Class A No of shares	Amount
Balance, January 1, 2021	96	—	5,919,060	1,909,058	—	7,828,118
Net income for the year	—	—	—	—	1,064,691	1,064,691
Dividends declared and paid ($49,567.56 per share) (Note 8)	—	—	(3,693,795)	—	(1,064,691)	(4,758,486)
Foreign currency translation	—	—	—	(232,986)	—	(232,986)
Balance, December 31, 2021	96	—	2,225,265	1,676,072	—	3,901,337
Net income for the year	—	—	—	—	16,180,949	16,180,949
Capital contributions (Note 8)	—	—	2,000,000	—	—	2,000,000
Foreign currency translation	—	—	—	(292,218)	—	(292,218)
Balance, December 31, 2022	96	—	4,225,265	1,383,854	16,180,949	21,790,068
The accompanying notes are an integral part of these consolidated financial statements.

HEIDMAR INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2022 and 2021
(Expressed in United States Dollars)
	2022	2021
Cash flows from operating activities
Net income for the year	16,180,949	1,064,691
Adjustments to reconcile net income for the year to net cash provided by operating activities:
Depreciation	21,099	177,436
Amortization of right-of-use assets from operating leases	3,717,439	273,539
Impairment loss	—	708,868
Loss on sale of vehicle	8,332	—
Gain on lease termination	—	(343,909)
Changes in assets and liabilities:
Receivables/payables from/to related parties	(11,402,661)	(1,523,326)
Payables to vessel owners	7,410,373	5,959,260
Other receivables	(406,183)	13,899
Prepayments and other current assets	(2,244,925)	(41,898)
Other non-current assets	(4,314)	325,248
Accounts payable and accrued expenses	1,082,927	(387,839)
Deferred revenue	5,030,891	(7,056)
Other long-term liabilities	(50,309)	50,309
Operating lease liabilities	(3,717,439)	(453,114)
Net cash provided by operating activities	15,626,179	5,816,108
Cash flows from investing activities
Payments for additions of property and equipment	—	(166,744)
Proceeds from sale of property and equipment	24,173	—
Net cash provided by/ (used in) investing activities	24,173	(166,744)
Cash flows from financing activities
Capital contributions	2,000,000	—
Dividends paid	—	(4,758,486)
Net cash provided by/(used in) financing activities	2,000,000	(4,758,486)
Effect of exchange rate changes on cash and cash equivalents	(292,218)	(232,986)
Net increase in cash and cash equivalents	17,358,134	657,892
Cash and cash equivalents at the beginning of the year	7,850,074	7,192,182
Cash and cash equivalents at the end of the year	25,208,208	7,850,074
The accompanying notes are an integral part of these consolidated financial statements.

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
1.	Basis of Presentation and General Information
The accompanying consolidated financial statements include the accounts of Heidmar Inc. (“HMI”) and its controlled subsidiaries (collectively, the “Company”) which engages in marine transportation services on an international basis that consists of three business activities: management services to pools of vessels that share operational costs and revenues (“pool management services”), commercial management services for individual vessels (“commercial management services”) and chartering of vessels through charter in and charter out agreements (“charter in – charter out”). Heidmar Inc. was formed under the laws of Republic of Liberia on December 3, 1987 and redomiciled into the Republic of the Marshall Islands on December 4, 2006.
As of December 31, 2022, the consolidated financial statements include Heidmar Inc. and the following controlled subsidiaries:
•	Heidmar International Pools Inc.
•	Heidmar 2020 LLC
•	Cash Custodian Inc.
•	Heidmar Bulkers Inc.
•	Heidmar Investments LLC
•	Heidmar UK Limited
•	Heidmar UK Trading Limited
•	Heidmar (Far East) LLC
•	Heidmar (Far East) Pte. Ltd.
•	Heidmar (Far East) Tankers Pte Ltd.
2.  Significant Accounting Policies
Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and include the accounts of Heidmar Inc. and its subsidiaries (listed above) in which it holds a controlling financial interest. All inter-company balances and transactions have been eliminated upon consolidation. The HMI’s wholly-owned subsidiaries to which HMI provides pool management services are variable interest entities, which are not controlled by HMI, but rather by the participants in the pools pursuant to the one vote-per-vessel contractual arrangements between HMI and the participants in the pools (the “Non-consolidated Pool Subsidiaries”). The Company has evaluated all facts and circumstances of not being the primary beneficiary of these Non-consolidated Pool Subsidiaries as per the guidance in ASC 810 including (a) any financial or other support (explicitly or implicitly) during the periods presented, (b) the carrying amounts and relevant classifications of the Non-consolidated Pool Subsidiaries (c) the exposure of the Company to any loss from these Non-consolidated Pool Subsidiaries and (d) any liquidity arrangement, guarantees and any other commitments by third parties that may affect the risk of exposure and concluded that none of the above conditions apply. The Non-consolidated Pool Subsidiaries are accounted for under the equity method. Under the equity method of accounting, investments in Non-consolidated Pool Subsidiaries are stated at initial cost, and are adjusted for subsequent additional investments and the Company’s proportionate share of earnings or losses and distributions. Cost as of December 31, 2021 and 2022 as well as the Company’s proportionate share of earnings or losses and distributions for the years then ended was nil.
For the year ended December 31, 2022, the Non-consolidated Pool Subsidiaries consisted of the following:
•	Blue Fin Tankers Inc., which operates a pool of Suezmax-size tankers (the “Blue Fin Pool”)
•	SeaLion Tankers INC., which operates a pool of LR2-size tankers (the “SeaLion Pool”)
•	Seadragon Tankers Inc., which operates a pool of VLCC tankers (the “Seadragon Pool”)

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
2.  Significant Accounting Policies(continued)
•	SeaHorse Tankers Inc., which operates a pool of small size tankers (the “SeaHorse Pool”)
•	Dorado Tankers Pool Inc., which operates a pool of MR2-size tankers (the “Dorado Pool”)
For the year ended December 31, 2021, the Non-consolidated Pool Subsidiaries consisted of the following:
•	Blue Fin Tankers Inc., which operates a pool of Suezmax-size tankers (the “Blue Fin Pool”)
•	SeaLion Tankers INC., which operates a pool of LR2-size tankers (the “SeaLion Pool”)
For the years ended December 31, 2022 and 2021, the dormant Non-consolidated Pool Subsidiaries consisted of the following:
•	Sigma Tankers Inc. (the “Sigma Pool”)
•	Seawolf Tankers Inc. (the “Seawolf Pool”)
•	Star Tankers Inc. (the “Star Pool”)
•	Marlin Tankers Inc. (the “Marlin Pool”)
Use of Estimates: The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Earnings per common share: Basic earnings per share is computed by dividing net income attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share gives effect to all potentially dilutive securities to the extent that they are dilutive. No potentially dilutive securities existed as of December 31, 2022 and 2021. The weighted-average number of common shares outstanding does not include any potentially dilutive securities.
Segment reporting: The Company reports financial information and evaluates its operations by total revenues and not by type of business activity. The Company does not use discrete financial information to evaluate the operating results for each such business activity. Although revenue can be identified for each business activity, management cannot and does not identify expenses, profitability, or other financial information for these various types of business activities. As a result, management, including the chief operating decision maker reviews operating results by total profitability, thus the Company has determined that it operates under one reportable segment. Furthermore, the disclosure of geographical information is impracticable.
Foreign Currency Translation: The Company translates the consolidated financial statements of its non-U.S. subsidiaries into U.S. dollars from their functional currencies. Assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the consolidated balance sheet dates. Revenues and expenses are translated at the weighted average exchange rates prevailing during the period. Unrealized gains or losses arising from currency translation are included in accumulated other comprehensive income/(loss) in the accompanying consolidated statements of income and consolidated statement of comprehensive income.
Cash and Cash Equivalents: Cash consists of cash on hand and cash in banks. The Company considers highly liquid investments such as time deposits and certificates of deposit with original maturities of three months or less to be cash equivalents.
Property and equipment, net: Property and equipment is recorded at cost. The cost of each of the Company’s assets is depreciated on a straight-line basis over the asset’s remaining economic useful life, after considering the estimated residual value (if any).

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
2.  Significant Accounting Policies(continued)
The expected useful life of each of the assets are as follows:
Property and equipment
Furniture and office equipment	10 years
Motor vehicle	5 years
Impairment Loss: The Company follows the Accounting Standards Codification (“ASC”) Subtopic 360-10, “Property, Plant and Equipment” (“ASC 360-10”), which requires impairment losses to be recorded for furniture and office equipment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. If indicators of impairment are present, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related furniture and office equipment, annually. If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value and the difference is recorded as an impairment loss in the accompanying consolidated Statements of income. For the year ended December 31, 2022 no impairment loss was incurred whereas for the year ended December 31, 2021 an impairment loss was identified and recorded (Note 4).
Impairment of Right of use assets from operating leases: The Company evaluates its Right of use assets from operating leases for potential impairment when it determines a triggering event has occurred. When a triggering event has occurred, the Company performs a test of recoverability by comparing the expected undiscounted future cash flows (including expected residual values) over the remaining lease terms to the carrying value of the Right of use asset. If the test of recoverability identifies a possible impairment, the Right of use asset’s fair value is measured in accordance with the fair value measurement framework. An impairment charge is recognized for the amount by which the carrying value of the Right of use asset exceeds its estimated fair value and would be recorded in the accompanying consolidated statements of income. For the years ended December 31, 2022 and 2021 there was no impairment of the Company’s Right of use assets from operating leases.
Accounting for Trade Revenues and Trade Revenues, related parties: Trade revenues consist primarily of commissions and management fees earned from pool management services and commercial management services. Commissions are earned based on the gross freight, dead freight, hire and demurrage revenues of the managed vessels and are recognized ratably over the duration of each voyage on a load port-to-discharge port basis. Management fees are earned on a fixed rate per day, per vessel. The Company’s pool and commercial management services do not have established terms of duration. Trade revenues are recognized when earned and when it is probable that future economic benefits will flow to the Company and such benefit can be measured reliably. The performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its service contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses and the revenue is recognized on a straight- line basis over the voyage days from the commencement of the loading of cargo to completion of discharge.
Operating Leases - The Company as a Lessor
Time charter-out contracts
The Company’s time charter revenues are generated from its vessels being hired by a third-party charterer for a specified period in exchange for consideration, which is based on a daily rate. The charterer has the full discretion over the ports subject to compliance with the applicable charter party agreement and relevant laws. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance, and lubricants. The charterer bears the voyage related costs such as bunker expenses, port charges and canal tolls during the hire period. The charterer generally pays the charter hire monthly in advance. The Company has determined that its time charter contracts are considered operating leases and therefore fall under the scope of the guidance ASC 842 because (i) the vessel is an identifiable asset, (ii) the Company does not have substantive substitution rights, and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use. Time charter revenue is recognized as earned on a straight-line basis over the term of the relevant time charter starting from the vessel’s delivery to the charterer,

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
2.  Significant Accounting Policies(continued)
except for any off-hire period. Under the guidance of ASC 842, the Company elected the practical expedient available to lessors to not separate the lease and non-lease components included in the time charter revenue because (i) the pattern of revenue recognition for the lease and non-lease components is the same as it is earned by the passage of time and (ii) the lease component, if accounted for separately, would be classified as an operating lease.
Time charter revenues received in advance of the provision of charter service are recorded as deferred revenue and recognized when the charter service is rendered. Deferred revenue also may result from straight-line revenue recognition in respect of charter agreements that provide for varying charter rates. Deferred revenue amounts that will be recognized within the next twelve months are presented as current, with amounts to be recognized thereafter presented as non-current. Revenues earned through the profit-sharing arrangements in the time charters represent contingent rental revenues that are recognized when earned and amounts are reasonably assured based on estimates provided by the charterer.
Operating Leases – The Company as a Lessee
Time charter-in contracts
A time charter is a contract for the use of a vessel for a specific period of time and a specified daily charter hire rate, which is generally payable in advance. A time charter generally provides typical warranties and owner protective restrictions. The time charter contracts are considered operating leases and accounted for in accordance with ASC 842 because (i) the vessel is an identifiable asset (ii) the owner of the vessel does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.
Our time charter-in contracts relate to the charter-in activity of vessels from third parties for a specified period of time in exchange for consideration, which is based on a daily rate. We elected the practical expedient of the ASC 842 guidance that allows for contracts with an initial lease term of 12 months or less to be excluded from the operating lease right-of-use assets and lease liabilities recognized on our consolidated balance sheets. The Company recognizes right-of-use assets (“ROU”) and corresponding lease liabilities for its operating leases. ROU assets and liabilities are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made to the lessor prior to lease commencement, less any lease incentives, and initial direct costs incurred. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.
Under the guidance ASC 842, we elected the practical expedients available to lessees to not separate the lease and non-lease components included in the charter hire expense because (i) the pattern of expense recognition for the lease and non-lease components is the same as it is earned by the passage of time and (ii) the lease component, if accounted for separately, would be classified as an operating lease. We elected not to separate the lease and non-lease components included in charter hire expense, but to recognize operating lease expense as a combined single lease component for all time charter-in contracts.
The Company has entered into an arrangement associated with one vessel that it has time chartered in from an unrelated party, whereby the net profits or losses earned by the Company on its employment are equally shared with another unrelated party based on the specified terms in the respective assignment and assumption agreement of charter party rights and profit/loss sharing agreement. Net result representing revenues net of voyage expenses and the charter-in expenses shared with the third party in order to reflect the profit and loss sharing agreement is $751,432 and $nil, presented under “Profit sharing expenses” in the accompanying consolidated statements of income for the years ended December 31, 2022 and 2021 respectively.
Office leases
The Company carried forward our historical assessments of (i) whether contracts are or contain leases, (ii) lease classifications, and (iii) initial direct costs. For leases with terms greater than 12 months, we record the related right-of-use asset and lease liability as the present value of fixed lease payments over the lease term. For leases that do not provide a readily determinable discount rate, we use our incremental borrowing rate to discount lease

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
2.  Significant Accounting Policies(continued)
payments to present value. The Company recognizes right-of-use assets (“ROU”) and corresponding lease liabilities for its operating leases. ROU assets and liabilities are recognized at the commencement date of an arrangement based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made to the lessor prior to lease commencement, less any lease incentives, and initial direct costs incurred. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.
Under the ASC 842 guidance, the Company elected the practical expedients available to lessees to not separate the lease and non-lease components included in the office lease expense but to recognize operating lease expense as a combined single lease component for all time charter-in contracts because (i) the pattern of expense recognition for the lease and non-lease components is the same as it is earned by the passage of time and (ii) the lease component, if accounted for separately, would be classified as an operating lease.
Accounting for Voyage Revenues and Voyage expenses: In a voyage charter contract, the charterer hires the vessel to transport a specific agreed-upon cargo for a single voyage, which may contain multiple load ports and discharge ports. The consideration in such a contract is determined on the basis of a freight rate per metric ton of cargo carried or occasionally on a lump sum basis. The charter party contracts commit for a minimum amount of cargo. The charterer is liable for any short loading of cargo known as “dead” freight. The voyage charter party generally has a “demurrage” or “despatch” clause. As per this clause, the charterer reimburses the Company for any potential delays exceeding the allowed laytime as per the charter party clause at the ports visited, which is recorded as demurrage revenue. Demurrage revenue is recognized starting from the point that is determined that the amount can be estimated and its collection is probable and on a straight line basis until the end of the voyage. Conversely, the charterer is given credit if the loading/discharging activities happen in less time than the allowed laytime known as despatch resulting in a reduction in revenue and is recognized as the performance obligation is satisfied. In a voyage charter contract, the performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its voyage charter contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses and the revenue is recognized on a straight-line basis over the voyage days from the commencement of the loading of cargo to completion of discharge. The freight charters are considered service contracts which fall under the provisions of ASC 606 because the Company retains control over the operations of the vessels such as the routes taken or the vessels’ speed. Freight, demurrage, and miscellaneous revenues from the operations of vessels are recognized in the period earned. Such revenues and the related operating costs applicable to voyages in progress at the end of a reporting period are recognized ratably over the estimated duration of the voyage on the percentage-of-completion method of accounting.
Voyage expenses are direct expenses to voyage revenues and primarily consist of brokerage and agency commissions, port expenses, canal dues and bunker fuel. Brokerage and agency commissions are paid to shipbrokers for their time and efforts for negotiating and arranging charter party agreements on behalf of the Company and are expensed over the related charter period. All other voyage expenses are expensed as incurred, except for expenses during the ballast portion of the voyage (period between the contract date and the date of the vessel’s arrival to the load port). Any expenses incurred during the ballast portion of the voyage such as bunker fuel expenses, canal tolls and port expenses are deferred and are recognized on a straight-line basis, in voyage expenses, over the voyage duration as the Company satisfies the performance obligations under the contract provided these costs are (1) incurred to fulfill a contract that we can specifically identify, (2) able to generate or enhance resources of the Company that will be used to satisfy performance of the terms of the contract, and (3) expected to be recovered from the charterer. These costs are considered ‘contract fulfillment costs’ and are included in ‘deferred voyage expenses’ in the accompanying consolidated balance sheets.
Syndication income, related party: Heidmar Investments LLC., a wholly-owned subsidiary of Heidmar Inc., entered into “Syndication Agreements” (“syndication”) with Heidmar Trading LLC., a related party, (“syndication partner”) for two vessels (“Two Vessels”) which the syndication partner chartered-in from unrelated parties and then chartered-out to unrelated parties. The syndication is an assignment and transfer of profits and losses between Heidmar Investments LLC. and the syndication partner wherein Heidmar Investments LLC. will assume the syndication partner’s monthly charter hire and voyage expenses and in return will be assigned the revenues earned by the Two Vessels (the “syndication result”). Furthermore, Heidmar Inc. has been appointed as the commercial

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
2.  Significant Accounting Policies(continued)
manager of the vessels based on the provisions of the related commercial management agreements (“CMA”) entered into between HMI and the syndication partner. In order to receive the proceeds from the Syndication Agreement, the Company needs to be performing the services under the CMA. As a result, the combination of both agreements is considered a service contract to be accounted for under ASC 606. In essence, the Syndication Agreement represents a variable consideration related to the servicing of the vessels under the CMA which is equal to the operating results of the two vessels. This will be recognized as the profits are earned or the losses are incurred during the period of the service contract as that is when the income, if any, can be reliably measured for this variable remuneration.
Concentration of credit risk: The Company extends credit to its customers in the normal course of business. The Company regularly reviews its accounts and estimates the amount of uncollectible receivables each period to assess the adequacy of the allowance for uncollectible amounts. Management does not believe significant risk exists in connection with the Company’s concentration of credit as at December 31, 2022 and 2021. The simplified approach is applied to other receivables and the Company recognizes lifetime expected credit losses (“ECLs”) on other receivables. Under the simplified approach, the loss allowance is always equal to ECLs. No provision for doubtful accounts was required for the years ended December 31, 2022 and 2021. The Company places its cash and cash equivalents, consisting mainly of bank deposits, with creditworthy financial institutions rated by qualified rating agencies.
Interest rate risk: There is no interest rate risk, as the Company has not entered into any credit facility agreements.
Fair Value: The carrying values of cash and cash equivalents, receivables from related parties, other receivables, payables to vessel owners, accounts payable and accrued expenses and payables to related parties are reasonable estimates of their fair value due to the short-term nature of these financial instruments. In accordance with the requirements of accounting guidance relating to Fair Value Measurement, the Company classifies and discloses assets and liabilities carried at fair value in one of the following categories:
Level 1: Quoted market prices in active markets for identical assets and liabilities.
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3: Unobservable inputs that are not corroborated by market data.
Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities. As of December 31, 2022 and 2021 there were neither Level 2 nor Level 3 items.
Recent Accounting Pronouncements: Management does not believe that any recently adopted or any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
3.  Transactions with related parties
Transactions with the Non-consolidated Pool Subsidiaries:
The Company earns management fees and commissions from the Non-consolidated Pool Subsidiaries (Note 2). The amounts earned for the years ended December 31, 2022 and 2021 were as follows:
	December 31, 2022
	Management Fees	Commissions
Blue Fin Pool	906,722	1,318,765
Sea Lion Pool	1,029,411	3,187,366
Star Pool	—	13,288
Dorado Pool	8,726	412,254
Seahorse Pool	95,138	138,644
Seadragon Pool	—	3,131,188
Total	2,039,997	8,201,505

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
3.  Transactions with related parties(continued)
	December 31, 2021
	Management Fees	Commissions
Blue Fin Pool	1,058,596	880,927
Sea Lion Pool	161,705	136,854
Sigma Pool	2,995	(1,866)
Seawolf Pool	—	861
Total	1,223,296	1,016,776
Receivables from the Non-consolidated Pool subsidiaries are included in “Receivables from related parties” in the accompanying consolidated balance sheets and consist of receivables related to unpaid management fees, commissions earned from the Non-consolidated Pool Subsidiaries and amounts paid for expenses of the Non-consolidated Pool Subsidiaries on behalf of them. Payables to the Non-consolidated Pool subsidiaries are included in “payables to related parties” in the accompanying consolidated balance sheets and mainly consist of revenue collected from Heidmar Inc. on behalf of Non-consolidated Pool Subsidiaries. As of December 31, 2022 and 2021, the Company had receivables from/ (payables to) the following Non-consolidated Pool subsidiaries:
	2022	2021
Blue Fin Pool	743,843	618,804
Sea Lion Pool	2,467,057	145,620
Sea Dragon Pool	459,392	—
Seawolf Pool	20,164	18,156
Dorado Pool	131,342	1,244
Star Pool	7,133	5,974
Marlin Pool	3,493	860
Total Receivables	3,832,424	790,658

Sea Horse Pool	3,413	—
Sigma Pool	493,315	489,267
Total Payables	496,728	489,267
Revenues of the Non-consolidated Pool Subsidiaries for the years ended December 31, 2022 and 2021 were $683,809,587 and $84,114,277, respectively. Costs and expenses applicable to revenues of the Non-consolidated Pool Subsidiaries for the years ended December 31, 2022 and 2021 were $347,922,997 and $60,230,761, respectively. Net income of the Non-consolidated Pool Subsidiaries for the years ended December 31, 2022 and 2021 was $nil. Current and total assets for the Non-consolidated Pool subsidiaries as of December 31, 2022 and 2021 were $228,948,203 and $27,537,861, respectively. Current and total liabilities for the Non-consolidated Pool subsidiaries as of December 31, 2022 and 2021 were $228,948,103 and $27,537,761, respectively.
Transactions with syndication partner:
Receivables and trade revenues from the syndication partner consists of balances with Heidmar Trading LLC. (“Syndication partner”), an entity that is controlled by one of our shareholders.
Syndication income
Syndication income amounting to $6,223,911 (2021: $nil) for the year ended December 31, 2022 represents the variable remuneration relating to the operating results of the Two Vessels under the Syndication Agreement. The Syndication Agreement is expected to end in 2023.
Receivable from syndication partner: Receivable from syndication partner of $8,368,356 as at December 31, 2022 mainly includes amounts due from the syndication partner relating to the syndication result and advances for

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
3.  Transactions with related parties(continued)
expenses paid on behalf of the syndication partner and is included in “Receivables from related parties” in the accompanying consolidated balance sheet.
Other:
Included in “Other receivables” in the accompanying consolidated balance sheets, is the loan to an employee in a management position which is unsecured, interest free and callable upon demand. The balance as at December 31, 2022 and 2021 was $56,029 and $112,057, respectively.
4.  Property and equipment, net
The amounts shown in the accompanying consolidated balance sheets are analyzed as follows:
	December 31,
	2022	2021
Furniture and office equipment	109,883	109,883
Vehicles	—	56,861
Total	109,883	166,744
Less accumulated depreciation	(17,162)	(20,419)
Property and equipment, net	92,721	146,325
US and Singapore office leases were terminated in April 2021 (Note 9). The total cost and accumulated depreciation until then, was written off and an impairment charge of $708,868 was recorded and was presented under “Impairment loss” in the accompanying consolidated statements of income. The Company recognized depreciation expense of $21,099 and $177,436 for property and equipment for the years ended December 31, 2022 and 2021, respectively and it is included under “Depreciation” in the accompanying consolidated statements of income. The net book value for Furniture and office equipment and Vehicles was $92,721 and $nil and $98,945 and $47,380 for the years ended December 31, 2022 and 2021, respectively.
During 2022, the Company sold the vehicle for $24,173 with a net book value of $32,505 and realised a loss of $8,332.
5.  Payables to vessel owners
Payables to vessel owners include amounts related to commercial management services.
The Company has entered into commercial management agreements for certain vessels. Under the terms of these agreements, the Company collects freight and other revenues and pays voyage expenses on behalf of the vessel owning subsidiaries. Outstanding receivable balances are recorded in accounts receivable from vessel owners and outstanding payable balances are recorded in accounts payable to vessel owners.
Payables to vessel owners as of December 31, 2022 and 2021 consist of the following:
	December 31,
	2022	2021
Payables to non-pool vessels	11,991,901	4,581,528
Total	11,991,901	4,581,528
6.  Income tax
HMI serves as a holding company for a group of companies primarily engaged in the international operation of ships. Generally, income from the international operation of ships is subject to preferential tax regimes in the countries where the ship owning or operating companies are incorporated and exempt from income tax in other countries where the ships call due to the application of income tax treaties or, in the case of the United States, treaties or Section 883 of the Internal Revenue Code of 1986, as amended (the “Code”). Among other things, in order to qualify, the Company must be incorporated in a country, which grants an equivalent exemption to U.S. corporations and must satisfy certain qualified ownership requirements.

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
6.  Income tax(continued)
Income earned by the Company organized outside of the United States that is not derived in connection with the international operation of ships (as such term is defined by Section 883 of the Code and the regulations promulgated there under) or earned in countries without preferential tax regimes is subject to income tax in the countries where such income is earned. Section 887 of the Code imposes a 4% gross basis tax on U.S. source gross transportation income (“USSGTI”). USSGTI is 50% of the gross revenue derived from voyages that begin or end in the United States. The Non-consolidated Pool Subsidiaries of the Company earn USSGTI. The Non-consolidated Pool Subsidiaries are incorporated in the Marshall Islands. Pursuant to the income tax laws of the Marshall Islands, these subsidiaries are not subject to income tax. The Marshall Islands has been officially recognized by the Internal Revenue Service as a qualified foreign country that currently grants the requisite equivalent exemption from tax. In addition, these subsidiaries satisfy one of the ownership tests required by Section 883 and are therefore exempt from U.S. income tax on their transportation income derived from the operation of their chartered vessels to or from U.S. ports.
Uncertain tax positions are evaluated under the more likely-than-not threshold for financial statement recognition and measurement for tax positions taken or expected to be taken in a tax return. The Company reviews its tax positions annually and adjusts its tax reserve balances as more information becomes available. No such reserve was deemed necessary as of December 31, 2022 and 2021.
The Company through its subsidiaries operates in various jurisdictions and generates taxable income (if any). Current tax is recognized at the amount of tax payable using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. For the year ended December 31, 2022 and 2021 no taxable profits existed.
There were no income tax benefits/(expenses) for the years ended December 31, 2022 and 2021.
7.  Total Revenue
Trade Revenues for the years ended December 31, 2022 and 2021 consists of the following items:
	December 31,
	2022	2021
Commission revenue	2,587,819	1,233,289
Management fee revenue	954,348	1,131,249
Other revenue	588,925	163,167
Total	4,131,092	2,527,705
Voyage and Time charter revenues for the years ended December 31, 2022 and 2021 consists of the following items:
	December 31,
	2022	2021
Charter hire revenue	5,827,179	—
Voyage revenue	3,742,434	—
Address commissions	(102,240)	—
Total	9,467,373	—
As of December 31, 2022, three vessels were employed under time charter agreements with remaining tenor ranging between 0.3 and 1.1 years. One time charter agreement includes an option of one year extension at the option of the charterer.
As of December 31, 2022 and 2021 there were no voyage expenses, incurred between the contract date and the date of the vessel’s arrival to the load port and no unearned revenue related to undelivered performance obligations.
8.  Shareholders’ equity
As of December 31, 2022 and 2021 there were common shares as follows: 500 Class A shares authorized and 96 issued and outstanding and 7,999,500 Class B shares authorized and no shares issued and outstanding, without par

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
8.  Shareholders’ equity(continued)
value. Each Class A share entities the holder to one vote on all matters with respect to which shareholders vote and each Class B share does not entitle its holder to any voting rights.
As of December 31, 2022, HMI is equally owned by Rhea Marine Ltd. and Maistros Shipinvest Corp. following a share purchase agreement (the “JV Agreement”) that the two entities entered into in January 2022. The JV Agreement provides the right to each shareholder to appoint two members in the Board of Directors of HMI. The purpose of the joint venture is for HMI to grow into new sectors relating to its pool and commercial management services. As a result of the JV Agreement, Maistros Shipinvest Corp. contributed an amount of $2,000,000 in cash to HMI, which was recorded as an increase in Additional Paid-in Capital. Furthermore, certain pool agreements, including, among others, the provision of commercial management services, were entered into between the Company and certain vessel-owning companies related to Maistros Shipinvest Corp. In addition, certain employees of Maistros Shipinvest Corp. are now employed by HMI. Since following the JV Agreement, HMI meets the definition of a joint venture in accordance with the provisions of the Accounting Standards Codification (“ASC”) Subtopic 323-10, “Investments—Equity Method and Joint Ventures” (“ASC 323-10”), contributions relating to the pool agreements and the employees of Maistros Shipinvest Corp. were recognized at Maistros Shipinvest Corp.’s historical cost basis being nil. The significant factors considered and judgments made in determining that the power to direct the activities of HMI that most significantly impact its economic performance are shared, are that all significant business decisions over operating and financial policies of HMI require consent from each of Rhea Marine Ltd. and Maistros Shipinvest Corp. During 2022, 26 vessel-owning companies related to Maistros Shipinvest Corp. committed their tanker vessels, trading in the spot market, into the Company’s Non-consolidated Pool Subsidiaries, which amount to 26 of the Company’s 59 managed vessels. As of December 31, 2021, HMI was 100% owned by Rhea Marine Ltd.
During the years ended December 31, 2022 and 2021 dividends of $0 and $4,758,486, respectively were paid to the shareholders.
9.  Leases
Office lease
We currently have operating leases for our offices in Greece and Singapore.
US Office lease
In April 2021 the Company reached a settlement agreement and agreed to terminate its US Office lease for a consideration of $225,000.
Greece Office Leases
In February 2021 the Company terminated the office lease in the northern suburbs of Athens and in December 2020 the Company entered into a new lease agreement in the South suburbs of Athens with an effective date of January 1, 2021, and for a lease term of 3 years.
Singapore Office lease
In April 2021 the Company terminated the office lease for a consideration of $74,590 and subsequently entered into a new Lease agreement for a term period of 2 years effective June 1, 2021 at a new office site in Singapore.
The Company determined these office leases to be operating leases and recorded the related right-of-use-assets within right-of-use-assets and the lease liabilities within lease liabilities in the accompanying consolidated Balance sheets and the lease expenses within “Operating lease expenses” in the accompanying consolidated statements of income.
Vessel leases
During the year ended December 31, 2022, we time chartered-in two vessels that were delivered to us in October 2022 with a duration of 8 and 12 months, respectively with no option and one year option period, respectively. Therefore, these operating leases were excluded from operating lease right-of-use asset and lease liability recognition on our consolidated balance sheets.

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
9.  Leases(continued)
Charter hire expenses for these two Vessels time chartered in were as follows:
Description	Location in consolidated statements of income	2022	2021
Vessels operating leases	Charter-in expenses	3,412,929	—
The Company has earned income from chartering out of these two vessels. As of December 31, 2022 and 2021 the time charter revenue amounting to $3,412,929 and $nil, respectively and is included in “Voyage and time charter revenues” in the accompanying consolidated statements of income.
In August 2022 the Company entered into a time charter agreement with a vessel owner to lease one vessel for an initial lease term of 2 years with an additional 1-year option that the Company immediately exercised.
The Company determined this lease to be an operating lease and recorded the related right-of-use-asset within right-of-use-assets and the lease liability within lease liabilities in the accompanying consolidated Balance sheets and the lease expenses within “Operating lease expenses” in the accompanying consolidated statements of income.
Right-of-use assets and lease liabilities as of December 31, 2022 and 2021 as follows:
Description	Location in balance sheet	December 31, 2022	December 31, 2021
Non-current assets:
Office leases	Right-of-use assets from operating leases	108,234	290,952
Vessel lease	Right-of-use assets from operating leases	22,172,299	—
		22,280,533	290,952
Liabilities:
Office leases	Operating lease liabilities, current portion	108,234	182,718
Vessel lease	Operating lease liabilities, current portion	8,526,375	—
Lease liabilities - current portion		8,634,609	182,718
Office leases	Operating lease liabilities, non-current portion	—	108,234
Vessel lease	Operating lease liabilities, non-current portion	13,645,924	—
Lease liabilities – non-current portion		13,645,924	108,234
The aggregate future lease payments for the Company’s operating leases as of December 31, 2022 were as follows:
2023	9,600,545
2024	9,516,000
2025	4,706,000
Total lease payments	23,822,545
Less: imputed interest	(1,542,012)
Present value of lease liabilities	22,280,533
The table below presents the components of the Company’s lease expenses.
Description	Location in consolidated statements of income	2022	2021
Lease expense for office leases	Operating lease expenses	182,606	330,081
Lease expense for vessel lease	Operating lease expenses	3,332,420	—
Total		3,515,026	330,081
The Company has earned income from chartering out of one vessel. As of December 31, 2022 and 2021 the time charter revenue amounting to $2,401,950 and $nil, respectively and is included in “Voyage and time charter revenues” in the accompanying consolidated statements of income.

HEIDMAR INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)
9.  Leases(continued)
For our office leases and time charter-in arrangement, the weighted average discount rates used to calculate the operating lease liability were 5.75% and 5.25%, respectively. Lease payments for December 31, 2022 and 2021 amounted to $4,333,002 and $257,986 respectively. The weighted average remaining lease term on our office leases and a time chartered-in vessel as of December 31, 2022 is 30.9 months.
During the years ended December 31, 2022 and 2021, the Company incurred $nil and $1,525, respectively for short-term leases, presented in “General and administrative expenses” in the accompanying consolidated statements of income.
10.  Commitments and Contingencies
Operating Leases
As of December 31, 2022 the Company has entered into lease agreements expiring in 2023 and 2025 for office facilities in Singapore and Greece and vessel time charter agreement respectively. The future minimum payments are described in Note 9.
Fixed Time Charter Commitments
We had the following future minimum fixed time charter hire receipts based on non-cancelable long-term fixed time charter contracts as of December 31, 2022:
Less than one year	18,772,965
Later than one year but less than two years	1,895,584
Total lease receipts	20,668,549
Contingencies
In the ordinary course of operations, the Company becomes party to various claims initiated by charterers, ship owners, and other parties. The Company believes the ultimate settlement of such claims is adequately provided for by insurance or reserves included in the consolidated financial statements such that their ultimate outcome will not have a material effect on the Company’s consolidated business, financial position, or results of operations, although there is an inability to predict with certainty the ultimate outcome of such claims.
11.  Earnings per share
Basic and diluted earnings per share is presented below.
	December 31,
	2022	2021
Net income attributable to Company’s shareholders	16,180,949	1,064,691
Weighted average shares outstanding basic and diluted
Common shares (Class A)	96	96
Earnings per share – Basic and diluted	$168,551.55	$11,090.53
12.  Subsequent Events
Subsequent events have been evaluated through June 20, 2023, the date of issuance of these consolidated financial statements, and no significant events have taken place.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (MARCUM LLP,
HARTFORD, CT, PCAOB ID# 688)
To the Shareholders and Board of Directors of
Home Plate Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Home Plate Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for year ended December 31, 2022 and for the period from March 24, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has until April 4, 2023 to complete a business combination or the Company will cease all operations except for the purpose of liquidating. Further, the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.
Hartford, CT
March 14, 2023

HOME PLATE ACQUISITION CORP.
BALANCE SHEETS
	As of December 31, 2022	As of December 31, 2021
ASSETS
Current Assets
Cash	$1,082,183	$2,132,242
Prepaid expenses	285,816	399,089
Total Current Assets	1,367,999	2,531,331
Prepaid expenses - non-current portion	—	281,346
Investment held in Trust Account	202,945,447	200,018,919
Total Assets	$204,313,446	$202,831,596
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	3,647	—
Accrued expenses	948,135	270,419
Total Current Liabilities	951,782	270,419
Warrant liability	93,000	9,656,000
Deferred tax liability	277,820	—
Deferred underwriting fee payable	7,000,000	7,000,000
Total Liabilities	$8,322,602	$16,926,419
Commitments and Contingencies
Class A common stock subject to possible redemption, 20,000,000 shares, at redemption value of $10.11 at December 31, 2022 and $10.00 at December 31, 2021	202,187,705	200,000,000
Stockholders’ Deficit
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021, respectively	—	—
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, none issued and outstanding (less 20,000,000 shares subject to possible redemption at December 31, 2022 and 2021, respectively)	—	—
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 5,000,000 issued and outstanding at December 31, 2022 and 2021, respectively	500	500
Accumulated deficit	(6,197,361)	(14,095,323)
Total Stockholders’ Deficit	(6,196,861)	(14,094,823)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$204,313,446	$202,831,596
The accompanying notes are an integral part of these financial statements.

HOME PLATE ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year ended December 31, 2022	For the period from March 24, 2021 (Inception) through December 31, 2021
Formation, general and administrative expenses	2,001,280	501,433
Loss from Operations	(2,001,280)	(501,433)
Other Income (expense)
Unrealized gain on investments held in Trust Account	3,100,460	18,919
Offering costs allocated to warrants	—	(1,359,240)
Gain on change in fair value of Warrant Liabilities	9,563,000	6,275,000
Total Other Income	12,663,460	4,934,679
Income before Income Tax Provision	10,662,180	4,433,246
Income Tax Provision	(576,513)	—
Net Income	$10,085,667	$4,433,246
Basic and diluted weighted average shares outstanding, Class A Common Stock	20,000,000	6,289,753
Basic and diluted net income per share, Class A Common Stock	$0.40	$0.42
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,000,000	4,257,951
Basic and diluted net income per share, Class B Common Stock	$0.40	$0.42
The accompanying notes are an integral part of these financial statements.

HOME PLATE ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022
	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Class B
	Shares	Amount
Balance - December 31, 2021	5,000,000	500	—	(14,095,323)	(14,094,823)
Remeasurement of Class A common stock subject to possible redemption				(2,187,705)	(2,187,705)
Net Income				10,085,667	10,085,667
Balance - December 31, 2022	5,000,000	$500	—	$(6,197,361)	$(6,196,861)
The accompanying notes are an integral part of these financial statements.

HOME PLATE ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 24, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Common Stock		Additional paid-in capital	Accumulated deficit	Total Stockholders’ Deficit
	Class B
	Shares	Amount
Balance - March 24, 2021	—	—	—	—	—
Issuance of shares of Class B Common Stock to related parties	5,750,000	575	24,425	—	25,000
Excess of cash received over fair value of Private Placement Warrants, net of offering costs	—	—	683,000	—	683,000
Forfeiture by Sponsor and reissuance of 1,350,000 shares of Class B Common stock to Anchor Investors, excess fair value over consideration	—	—	10,670,740	—	10,670,740
Remeasurement of Class A common stock to redemption value	—	—	(11,378,165)	(18,528,644)	(29,906,809)
Forfeiture of Founder Shares	(750,000)	(75)	—	75	—
Net Income	—	—	—	4,433,246	4,433,246
Balance - December 31, 2021	5,000,000	$500	—	$(14,095,323)	$(14,094,823)
The accompany notes are an integral part of these financial statements.

HOME PLATE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year ended December 31, 2022	For the period from March 24 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income	$10,085,667	$4,433,246
Adjustments to reconcile net income to net cash used in operating activities
Interest earned on Investment held in Trust Account	(3,100,460)	(18,919)
Change in fair value of warrant liabilities	(9,563,000)	(6,275,000)
Offering costs related to the issuance of warrants	—	1,359,240
Changes in operating assets and liabilities:
Prepaid expenses	394,619	(680,435)
Accounts payable	(3,647)	—
Accrued expenses	677,716	270,419
Deferred tax liability	277,820	—
Net cash used in operating activities	(1,223,991)	(911,449)
Cash Flows from Investing Activities:
Investments held in Trust Account	—	(200,000,000)
Gain withdrawal from Trust Account for taxes	173,932	—
Net cash used by investing activities	173,932	(200,000,000)
Cash Flows from Financing Activities:
Proceeds from sales of Class A common stock, net of underwriting discount	—	196,000,000
Proceeds from issuance of Private Placement warrants	—	7,600,000
Proceeds from issuance of Class B common stock	—	25,000
Payment of offering costs	—	(581,309)
Net cash provided by (used in) financing activities	—	203,043,691
Net change in cash	(1,050,059)	2,132,242
Cash at beginning of period	2,132,242	—
Cash at end of period	$1,082,183	$2,132,242
Supplemental disclosure of cash flow information:
Initial classification of Class A common stock subject to possible redemption	$—	$200,000,000
Deferred underwriting fee payable	$—	$7,000,000
Initial classification of warrant liabilities	$—	$15,931,000
Remeasurement of Class A common stock subject to possible redemption	$2,187,705	$—

HOME PLATE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 – ORGANIZATION AND BUSINESS BACKGROUND
Home Plate Acquisition Corporation (the “Company”) was incorporated in the State of Delaware on March 24, 2021. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not yet selected any specific Business Combination target. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company’s sponsor is Home Plate Sponsor LLC, a Delaware limited liability company (the “Sponsor”). As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 24, 2021 (inception) through December 31, 2022 relates to the Company’s formation and its initial public offering (the “IPO”) described below, and, since the initial public offering, the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the investments held in the Trust Account from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
On October 4, 2021, the Company completed the sale of 20,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3. Simultaneous with the closing of the IPO, the Company completed the sale of 7,600,000 private placement warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to certain funds and accounts managed by the Sponsor as well as to Jefferies LLC (“Jefferies”), who acted as the sole book running manager for the IPO, generating gross proceeds of $7,600,000 from the sale of the Private Placement Warrants.
In accordance with the rules of Nasdaq, the Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined in the following paragraph) (excluding the amount of deferred underwriting discounts and commissions held in trust and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination Company owns or acquires 50% or more of the outstanding voting securities of the target, or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment Company under the Investment Company Act 1940, as amended (the “Investment Company Act”).
Following the closing of the IPO on October 4, 2021, $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants, was placed in a Trust Account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company acting as trustee, and invested only in in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A common stock the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 18 months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of the Class A common stock; or (iii) absent the completion of an initial Business Combination within 18 months from the closing of the IPO, the return of the funds held in the Trust Account to the public stockholders as part of the redemption of the Public Shares. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

If the Company were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which the Company has not allotted funds and may hinder the ability to complete a Business Combination. If the Company has not consummated the initial Business Combination within the required time period, the public stockholders may receive only approximately $10.00 per Public Share, or less in certain circumstances, on the liquidation of the Trust Account and the warrants will expire worthless.
The Company will provide the holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).
These Public Shares were classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination.
If the Company is unable to complete a Business Combination within 18 months (or 24 months of the Extension is approved and implemented) from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware state law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.
The Company’s Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (defined in Note 4) and any Public Shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third-party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Liquidity and Going Concern
As of December 31, 2022, the Company had $1,082,183 in its operating bank account, and working capital of $416,217. The Company’s liquidity needs up to its IPO date had been satisfied through a payment from the Sponsor for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000. The Promissory Note was fully repaid as of October 4, 2021 and there were no amounts outstanding under it as of December 31, 2022.
In order to finance transaction costs in connection with the Business Combination, the Company’s Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined in Note 4). As of December 31, 2022, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, if the Company is not able to consummate a Business Combination before April 4, 2023 (or by October 4, 2023 if the Extension is approved and implemented), the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 4, 2023.
Risks and Uncertainties
Results of operations and the Company’s ability to complete a Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. Management continues to evaluate the impact of the foregoing events and has concluded that while it is reasonably possible that such events could have a negative effect on the Company’s business, financial position, and our ability to complete an initial Business Combination, management cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or their specific impact. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased. For purposes of calculating the excise tax, however, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury Department”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.
Any redemption or other repurchase effected by us that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Whether and to what extent we would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination or any extension vote, (ii) the structure of any Business Combination and the taxable year in which it occurs; (iii) the nature and amount of any “PIPE” financing or other equity issuances in connection with the Business Combination or otherwise (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of final and proposed regulations and further guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the specific mechanics of any required payment of the excise tax have not been determined. It is expected that, at the time of the redemption of public shares, the amount of the excise tax payable may not be known with certainty. The Company confirms that amounts payable to public stockholders with respect to redemptions of public shares out of funds held in the trust account and any additional amounts deposited into the trust account, as well as any interest earned thereon, will not be reduced by the excise tax, if any, resulting from redemptions of our public shares.
If we have not consummated a business combination by April 4, 2023 (or October 4, 2023 if the Extension is approved and implemented), we will redeem the public shares in a liquidating distribution. We do not expect such redemption in connection with the liquidating distribution to be subject to the excise tax under the Notice, but such expectation is subject to a number of factual and legal uncertainties, including further guidance from the U.S. Department of the Treasury.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Smaller Reporting Company Status
Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Company’s shares of common stock held by non-affiliates equaled or exceeded $250 million as of the prior June 30, and (2) the Company’s annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of its shares of common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of these financial statements with other public companies difficult or impossible.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $1,082,183 and no cash equivalents as of December 31, 2022 and cash of $2,132,242 and no cash equivalents as of December 31, 2021. Gains and losses resulting from the change in fair value of these assets held in Trust Account are included in interest earned on investments held in Trust Account in the accompanying statement of operations.
Cash Held in Trust Account
As of December 31, 2022 and December 31, 2021, the assets held in the Trust Account consisted of cash equivalents in the amount of $202,945,447 and $200,018,919, respectively.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Offering Costs Associated with IPO
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—”Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to stockholders’ equity or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on October 4, 2021 the Company incurred offering costs amounting to $22,252,049, consisting of $4,000,000 of cash underwriting fees, $7,000,000 of deferred underwriting fees, $10,670,740 for the excess fair value of founder shares attributable to the Anchor Investors (as described in Note 4) and $581,309 of other offering costs. As such, the Company recorded $20,892,809 of offering costs allocated to the Class A common stock as a reduction of temporary equity and $1,359,240 of offering costs allocated to the warrants to the statement of operations.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including Class A common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial carrying value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.
As of December 31, 2022 and December 31, 2021, the Class A common stock subject to possible redemption reflected in the balance sheet is reconciled in the following table:
	December 31, 2022	December 31, 2021
As of beginning of the period	$200,000,000	$—
Gross Proceeds	—	200,000,000
Less:
Issuance costs related to Class A common stock subject to possible redemption	—	(20,892,809)
Fair value of Public Warrants	—	(9,014,000)
Plus:
Remeasurement of Class A common stock subject to possible redemption carrying value to redemption value	2,187,705	29,906,809
Class A common stock subject to possible redemption	$202,187,705	$200,000,000
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The IR Act was enacted on August 16, 2022. The IR Act includes provisions imposing a 1% excise tax on certain share repurchases (including redemptions) that occur after December 31, 2022 and introduces a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income. The CAMT will be effective for the Company beginning in fiscal 2024.
Net Income Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating income per share of common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from income per common share as the redemption value approximates fair value.
The calculation of diluted income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 17,600,000 shares of Class A common stock in the aggregate. As of December 31, 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.
Class B common stock subject to forfeiture (see Note 5) are not included in weighted average shares outstanding until the forfeiture restrictions lapse.

The following table reflects the calculation of basic and diluted net income per share of common stock (in dollars, except share amounts):
	For the Year Ended December 31, 2022		For the period from March 24 (Inception) through December 31, 2021
	Redeemable Class A Common Stock	Non-Redeemable Class A Common Stock	Redeemable Class A Common Stock	Non-Redeemable Class A Common Stock
Basic and diluted net income per share:
Numerator:
Allocation of net income	$8,068,534	$2,017,133	$2,643,611	$1,789,635
Denominator:
Weighted-average shares outstanding	20,000,000	5,000,000	6,289,753	4,257,951
Basic and diluted net income per share	$0.40	$0.40	$0.42	$0.42
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing what impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently assessing what impact, if any, that ASU 2022-03 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 – INITIAL PUBLIC OFFERING
On October 4, 2021 the Company completed its IPO of 20,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consisted of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. This option expired unused in November 2021.
An aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.

NOTE 4 – RELATED PARTY TRANSACTIONS
Founder Shares
On May 5, 2021, the Sponsor and certain directors of the Company paid $25,000 (approximately $0.004 per share) in consideration for 5,750,000 shares of Class B common stock with par value of $0.0001 (the “Founder Shares”). Up to 750,000 of these shares of Class B common stock were subject to forfeiture by the Sponsor if the underwriter’s over-allotment option is not exercised. The underwriter’s over-allotment option expired unused in November 2021 which resulted in aggregate outstanding Class B common stock of 5,000,000 shares.
Subject to each Anchor Investor purchasing 100% of the Units allocated to it, in connection with the closing of the Initial Public Offering, the Sponsor sold up to 150,000 Founder Shares to each Anchor Investor (other than those funds managed by UBS O’Connor, LLC) (an aggregate of 1,350,000 Founder Shares to all of the Anchor Investors) at their original purchase price. The Company estimated the aggregate fair value of these shares of Class B common stock attributable to such Anchor Investors to be $10,676,610 or $7.9086 per share.
The excess of the fair value over consideration of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and 5T. Accordingly, the offering cost have been allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed as incurred in the statement of operations. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering.
Private Placement Warrants
Simultaneously with the consummation of the IPO on October 4, 2021, the Sponsor and Jefferies purchased an aggregate of 7,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant ($7,600,000 in the aggregate) in a private placement. Each whole Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share.
A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Subject to limited exceptions, the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (See Note 7).
Related Party Loans
On May 5, 2021, the Sponsor agreed to loan up to $300,000 to the Company to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was due on the earlier of the completion of the Initial Public Offering or December 31, 2021. As of October 4, 2021, the date of the IPO, $266,912 had been drawn by the Company and was paid off as part of the closing of the transaction. As of December 31, 2022 and December 31, 2021, no amount is outstanding under the Note.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The public warrants would be identical to the Private Placement Warrants.
The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.
Administrative Services
The Company has committed to pay up to $15,000 per month to the Sponsor for administrative, financial and support services provided to members of the Company’s sponsor team. This administrative service arrangement will terminate upon completion of the initial Business Combination or liquidation of the Company. For the year ended December 31, 2022 and for the period from March 24, 2021 (Inception) through December 31, 2021, the Company incurred approximately 80,000 and $30,000, respectively, under the agreement in formation, general and administrative expenses, none of which is outstanding as of either December 31, 2022 or December 31, 2021.
NOTE 5 — STOCKHOLDERS’ DEFICIT
Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.
Class A common stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021, there were no shares of Class A common stock issued or outstanding (excluding 20,000,000 shares subject to possible redemption).
Class B common stock— The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and December 31, 2021 there were 5,000,000 shares of Class B common stock issued and outstanding.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law or the applicable rules of Nasdaq. Holders of the Class A and Class B common stock will have one vote for every share of common stock with the exception that holders of the Class B common stock have the exclusive right to vote for the election of directors and all other matters properly submitted to a vote of stockholders.
The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of shares of Class B common stock will never occur on a less than one-for-one basis.
NOTE 6 – COMMITMENTS AND CONTINGENCIES
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Offering price less the underwriting discounts and commissions. This option expired unused in November 2021.
The underwriter earned an underwriting fee of $0.20 per Unit, or $4,000,000 in the aggregate which was paid upon the closing of the Offering.

In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, the period ending on the earlier of (a) one year after the completion of the Company’s initial Business Combination and (b) subsequent to the completion of the Company’s initial Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Company’s initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property., and (ii) in the case of the Private Placement Warrants and the respective Class A common stock underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Consulting Agreements
In April 2022, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, introductions to, and due diligence of, potential Business Combination target entities. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $3,900,000 if the Company consummates a Business Combination with a target introduced by the consultant and fewer than 25% of the Public Shares are redeemed by stockholders in connection with such Business Combination. For the year ended December 31, 2022, $200,000 is recorded in relation to this agreement in the financial statements.
In June 2022, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, introductions to, and negotiation assistance with, potential Business Combination target entities. Pursuant to the terms of the agreement, the Company and has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $3,900,000 if the Company consummates a Business Combination with a target introduced by the consultant and fewer than 25% of the Public Shares are redeemed by stockholders in connection with such Business Combination. Nothing is recorded in relation to this agreement in the financial statements.
In September 2022, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, introductions to potential Business Combination target entities. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $1,500,000, in addition to the issuance of newly-issued shares, if the Company consummates a Business Combination with a target introduced by the consultant. Nothing is recorded in relation to this agreement in the financial statements.
NOTE 7 – WARRANT LIABILITY
The Company accounted for the 17,600,000 warrants issued in connection with the Initial Public Offering (the 10,000,000 Public Warrants and the 7,600,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Public Warrants
The Company offered warrants in connection with its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one share of the Company’s Class A common stock, subject to adjustment as provided in the Company’s Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued and only whole warrants will trade. If a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.
The exercise price of the warrant will be $11.50 per whole share, subject to adjustments as described in the Company’s Offering prospectus. In addition, if (x) the Company issues additional shares of its Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of its Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder shares held by the Company’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described below will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrants will become exercisable on the later of: (a) 30 days after the completion of the Business Combination; and (b) 12 months from the closing of the Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the sale of the shares of its Class A common stock issuable upon exercise of the warrants, and a current Offering prospectus relating thereto is available, and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the Business Combination as described in the immediately following paragraph or (ii) a notice of redemption described below). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the sale of the shares of Class A common stock issuable upon exercise of the warrants, and to maintain the effectiveness of such registration statement, and a current Offering prospectus relating thereto, until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the sale of the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described in the Company’s Offering prospectus with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the “30-day redemption period”; and
•	if, and only if, the last reported sale price of the Company’s Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).
The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the sale of the shares of its Class A common stock issuable upon exercise of the warrants is effective, and a current Offering prospectus relating thereto is available, throughout the 30-day redemption period. Any such exercise would not be on a “cashless basis” and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described below with respect to the Private Placement Warrants):
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth the Company’s Offering prospectus based on the redemption date and the “fair market value” of the Company’s Class A common stock (as defined below);

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and

•
if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the volume-weighted average price of the Class A common stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of the Company’s Class A common stock per warrant (subject to adjustment).
No fractional shares of the Company’s Class A common stock will be issued upon exercise of a warrant in connection with a redemption. If, upon such exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of its Class A common stock to be issued to the holder.
Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination.

Private Placement Warrants
The holders of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (“Working Capital Warrants”), and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or Working Capital Warrants, are subject to a lock-up period of 30 days after the completion of the Business Combination pursuant to a registration rights agreement.
The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants included in the Units sold in the IPO.
NOTE 8 – RECURRING FAIR VALUE MEASUREMENTS
The following table presents fair value information as of December 31, 2022 and December 31, 2021 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:
	As of December 31, 2022
	(Level 1)	(Level 2)	(Level 3)
Assets
Investment held in Trust Account	$202,945,447	$—	$—
Liabilities
Public Warrants	$53,000	$—	$—
Private Placement Warrants	$—	$—	$40,000
	As of December 31, 2021
	(Level 1)	(Level 2)	(Level 3)
Assets
Investment held in Trust Account	$200,018,919	$—	$—
Liabilities
Public Warrants	$5,449,000	$—	$—
Private Placement Warrants	$—	$—	$4,207,000
Investment Held in Trust Account
As of December 31, 2022, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less. During the year ended December 31, 2022, the Company withdrew $173,932 of interest income from the Trust Account to pay its tax obligations. For the period from March 24, 2021 (inception) through September 30, 2021, no interest income was withdrawn from the Trust Account.
The composition of the Company’s fair value of held to maturity securities is as follows:
	As of December 31, 2022	As of December 31, 2021
U.S. Treasury Securities	$202,945,305	$200,017,973
Cash held in Trust Account	142	946
	$202,945,447	$200,018,919
Warrant Liabilities
Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value.
The fair value of the Private Placement Warrant liability is classified within Level 3 of the fair value hierarchy. On November 22, 2021, the 52nd day following the date of the offering prospectus, the Public Shares and Public Warrants underlying the Units sold in the IPO became separately tradeable. Accordingly, an observable market was available for the Public Warrants and they were reclassified to a Level 1 classification.
Measurement
The Company established the initial fair value for the warrants on October 4, 2021, the date of the consummation of the Company’s IPO. The Company used a Black-Scholes-Merton formula model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date.
As of December 31, 2022, the Public Warrants were publicly traded and their fair value was based on the market trade price on that date. The fair value for the Private Warrants was estimated using a Monte Carlo simulation model.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the year ended December 31, 2022, there were no transfers between levels. During the year ended December 31, 2021, the Public Warrants became separable from the units and as such were transferred form Level 3 to Level 1.
The Company’s warrant liabilities are based on a valuation model utilizing management judgement and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Warrant liability is classified within Level 3 of the fair value hierarchy.
	Private Warrant Liability	Public Warrant Liability
Fair Value as of March 24, 2021 (Inception)	$—	$—
Fair Value as of October 4, 2021 (IPO date)	6,917,000	$9,014,000
Transfer out of Level 3	—	(9,014,000)
Change in fair value of warrant liabilities	(2,710,000)	—
Fair Value as of December 31, 2021	$4,207,000	$—
Change in fair value of warrant liabilities	(4,167,000)	—
Fair Value as of December 31, 2022	$40,000	—
The key inputs into the Private Placement Warrants model were as follows for December 31, 2022 and December 31, 2021:
	December 31, 2022	December 31, 2021
Common stock price	$10.03	$9.67
Exercise price	$11.50	$11.50
Risk-free rate of interest	3.95%	1.32%
Volatility	0.001%	10.97%
Term	5.25	5.75
Dividend Yield	0%	0%

The following contains additional information regarding the inputs used in the pricing models:
•	Term – the expected life of the warrants was assumed to be equivalent to their remaining contractual term.
•	Risk-free rate – the risk-free interest rate is based on the U.S. treasury yield curve in effect on the date of valuation equal to the remaining expected life of the Warrants.
•
Volatility – the Company estimated the volatility of its common stock warrants based on implied volatility and actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the Warrants.

•	Dividend yield – the dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the Private Placement Warrants.
NOTE 9 – INCOME TAXES
The Company’s net deferred tax assets are as follows:
	December 31, 2022	December 31, 2021
Deferred tax asset
Organizational costs/Startup expenses	$447,013	$72,852
Federal net operating loss	—	32,449
Total deferred tax asset	447,013	105,301
Valuation allowance	(447,013)	(101,328)
Deferred tax liabilities
Unrealized gain on investment	(277,820)	(3,973)
Deferred tax asset, net of allowance	$(277,820)	$—
The income tax provision consists of the following:
	December 31, 2022	December 31, 2021
Federal
Current	$298,693	$—
Deferred	(67,865)	(101,328)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	345,685	101,328
Income tax provision	$576,513	$—
As of December 31, 2022 the Company had $0 of U.S. federal net operating loss carryovers available to offset future taxable income, which do not expire.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended December 31, 2022, the valuation allowance increased $345,685.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and December 31, 2021 is as follows:
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	—%	—%
Non-deductible transaction costs	—%	6.4%
Change in fair value of warrants	(18.8)%	(29.7)%
Change in valuation allowance	3.2%	2.3%
Income tax provision	5.4%	—%
The Company files income tax returns in the U.S. federal, NY State and New York City jurisdictions, and is subject to examination by the various taxing authorities since inception.
NOTE 10 – SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

PART I. FINANCIAL INFORMATION
ITEM 1.	FINANCIAL STATEMENTS
HOME PLATE ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	As of
	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
ASSETS
Current Assets
Cash	$607,506	$1,082,183
Prepaid expenses	240,942	285,816
Investment held in Trust Account – current portion due	180,577,599	—
Total Current Assets	181,426,047	1,367,999
Investment held in Trust Account	24,351,415	202,945,447
Total Assets	$205,777,462	$204,313,446

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$32,597	$3,647
Accrued expenses	2,850,889	948,135
Stockholder Redemptions due	180,577,599	—
Total Current Liabilities	183,461,085	951,782
Warrant liabilities	5,579,000	93,000
Deferred tax liability	—	277,820
Deferred underwriter fee payable	7,000,000	7,000,000
Total Liabilities	196,040,085	8,322,602
Commitments and Contingencies
Class A common stock subject to possible redemption, 2,272,935 at redemption value of $10.21 and 20,000,000 shares at redemption value of $10.11 at March 31, 2023 and December 31, 2022, respectively	23,197,585	202,187,705
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 3,650,000 and none issued and outstanding at March 31, 2023 and December 31, 2022, respectively (less 2,272,935 and 20,000,000 shares subject to possible redemption at March 31, 2023 and December 31, 2022, respectively)	365	—
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 1,350,000 and 5,000,000 issued and outstanding at March 31, 2023 and December 31, 2022, respectively	135	500
Accumulated deficit	(13,460,708)	(6,197,361)
Total Stockholders’ Deficit	(13,460,208)	(6,196,861)
Total Liabilities and Stockholders’ Deficit	$205,777,462	$204,313,446
The accompanying notes are an integral part of these unaudited condensed financial statements.

HOME PLATE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended
	March 31, 2023	March 31, 2022
Formation, general and administrative expenses	$1,827,442	$554,764
Loss from Operations	(1,827,442)	(554,764)
Other Income
Unrealized gain on Investment held in Trust Account	2,059,562	66,974
Gain (loss) on change in fair value of Warrant Liabilities	(5,486,000)	3,996,000
Total Other Income	(3,426,438)	4,062,974
Income (Loss) before Income Tax Provision	(5,253,880)	3,508,210
Income Tax Provision	(421,988)	—
Net Income (Loss)	$(5,675,868)	$3,508,210

Basic and diluted weighted average shares outstanding, Class A Common Stock	19,687,176	20,000,000

Basic and diluted net income (loss) per share, Class A Common Stock	$(0.23)	$0.14

Basic and diluted weighted average shares outstanding, Class B Common Stock	4,918,889	5,000,000

Basic and diluted net income (loss) per share, Class B Common Stock	$(0.23)	$0.14
The accompanying notes are an integral part of these unaudited condensed financial statements.

HOME PLATE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022 (audited)	—	$—	5,000,000	$500	$—	$(6,197,361)	$(6,196,861)
Remeasurement of Class A common stock subject to possible redemption			—	—	—	(1,587,479)	(1,587,479)
Conversion of Class B Common Stock to Class A Common Stock by Sponsor	3,650,000	365	(3,650,000)	(365)	—	—	—
Net loss	—	—	—	—	—	(5,675,868)	(5,675,868)
Balance – March 31, 2023 (unaudited)	3,650,000	$365	1,350,000	$135	$—	$(13,460,708)	$(13,460,208)
The accompanying notes are an integral part of these unaudited condensed financial statements.

HOME PLATE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(UNAUDITED)
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2021 (audited)	5,000,000	$500	$—	$(14,095,323)	$(14,094,823)
Net loss	—	—	—	3,508,210	3,508,210
Balance – March 31, 2022 (unaudited)	5,000,000	$500	$—	$(10,587,113)	$(10,586,613)
The accompanying notes are an integral part of these unaudited condensed financial statements.

HOME PLATE ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)
	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Cash Flows from Operating Activities:
Net income (loss)	$(5,675,868)	$3,508,210
Adjustments to reconcile net income (loss) to net cash used in operating activities
Interest earned on Investment held in Trust Account	(2,059,562)	(66,974)
Change in fair value of warrant liabilities	5,486,000	(3,996,000)
Changes in operating assets and liabilities:
Prepaid expenses	44,874	67,195
Accounts payable	28,950	—
Accrued expenses	1,902,754	76,141
Deferred tax liability	(277,820)	—
Net cash used in operating activities	(550,672)	(411,428)
Cash Flows from Investing Activities:
Withdrawal from Trust Account for tax	75,995	18,919
Net cash from investing activities	75,995	18,919

Net change in cash	(474,677)	(392,509)
Cash at beginning of period	1,082,183	2,132,242
Cash at end of period	$607,506	$1,739,733
Supplemental Non-cash Disclosures:
Redemption of Class A shares subject to redemption	$180,577,599	$—
Remeasurement of Class A common stock subject to possible redemption	$1,587,479	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

HOME PLATE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1 – ORGANIZATION AND BUSINESS BACKGROUND
Home Plate Acquisition Corporation (the “Company”) was incorporated in the State of Delaware on March 24, 2021. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not yet selected any specific Business Combination target. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company’s sponsor is Home Plate Sponsor LLC, a Delaware limited liability company (the “Sponsor”). As of March 31, 2023, the Company had not commenced any operations. All activity for the period from March 24, 2021 (inception) through March 31, 2023 relates to the Company’s formation and its initial public offering (the “IPO”) described below, and, since the IPO, the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
On October 4, 2021, the Company completed the sale of 20,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200,000,000, which is described in Note 3. Simultaneous with the closing of the IPO, the Company completed the sale of 7,600,000 private placement warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to certain funds and accounts managed by the Sponsor as well as to Jefferies LLC (“Jefferies”), who acted as the sole book running manager for the IPO, generating gross proceeds of $7,600,000 from the sale of the Private Placement Warrants.
In accordance with the rules of Nasdaq, the Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined in the following paragraph) (excluding the amount of deferred underwriting discounts and commissions held in trust and taxes payable on the income earned on the Trust Account) at the time of the signing of a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination Company owns or acquires 50% or more of the outstanding voting securities of the target, or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment Company under the Investment Company Act 1940, as amended (the “Investment Company Act”).
Following the closing of the IPO on October 4, 2021, $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants, was placed in a Trust Account (“Trust Account”), located in the United States at a nationally recognized financial institution, with Continental Stock Transfer & Trust Company acting as trustee, and invested only in in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, as amended, the trustee will not be permitted to invest in other securities or assets. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A common stock the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to the rights of holders of the Class A common stock; or (iii) absent the completion of an initial Business Combination within 24 months from the closing of the IPO, the return of the funds held in the Trust Account to the public stockholders as part of the redemption of the Public Shares. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act.

If the Company were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which the Company has not allotted funds and may hinder the ability to complete a Business Combination. If the Company has not consummated the initial Business Combination within the required time period, the public stockholders may receive only approximately $10.00 per Public Share, or less in certain circumstances, on the liquidation of the Trust Account and the warrants will expire worthless.
The Company will provide the holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).
These Public Shares were classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware state law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.
The Company’s Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (defined in Note 4) and any Public Shares held by them in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third-party (other than the Company’s independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

Extension Special Meeting
On March 30, 2023, the Company held a special meeting of stockholders (the “Special Meeting”) at which it submitted multiple proposals to vote as described below.
As approved by its stockholders at the Special Meeting of stockholders, Home Plate Acquisition Corporation and Continental Stock Transfer & Trust Company entered into Amendment No. 1 (the “IMTA Amendment”) to the Investment Management Trust Agreement, dated as of September 29, 2021 (the “IMTA”). The IMTA Amendment amends the IMTA allowing the Company to extend the period of time the Company must consummate a Business Combination (as defined in the IMTA) pursuant to the IMTA from April 4, 2023 to October 4, 2023.
As approved by its stockholders at the Special Meeting, the Company filed an amendment (the “Extension Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “A&R Charter”) with the Secretary of State of the State of Delaware. The Extension Amendment (i) extends the date by which the Company must consummate its initial business combination from April 4, 2023 to October 4, 2023 and (ii) provides holders of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) the right to convert any and all of their Class B Common Stock into the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) on a one-for-one basis prior to the closing of a business combination at the election of the holder.
In connection with the Special Meeting, stockholders were given the opportunity to redeem their shares at their discretion. As a result, 17,727,065 shares were redeemed leaving 2,272,935 shares outstanding, prior to the conversion of Class B Founder shares to Class A shares issued to the Sponsor, discussed in more detail below. In connection with these redemptions, $180,577,599 is to be paid out of the Trust Account with a redemption value of approximately $10.19 per share of Class A common stock. This was comprised of the initial investment of $10.00 in addition to the stockholders’ proportionate share of interest income earned on the Investments held in the Trust Account.
Unregistered Sales of Equity Securities
On March 30, 2023, the Company issued an aggregate of 3,650,000 shares of its Class A common stock, Class A Common Stock to the Sponsor, Michael A. DeSimone, Michele Docharty, Ross Fubini and Rhonda Ramparas, holders of the Company’s Class B common stock (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) (such holders of shares of Class B Common Stock collectively, the “Initial Stockholders”), upon the conversion of an equal number of shares of Class B Common Stock (the “Conversion”). The 3,650,000 shares of Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Company’s initial public offering.
Following the Conversion, there are 5,922,935 shares of Class A Common Stock issued and outstanding, and 1,350,000 shares of Class B Common Stock issued and outstanding. As a result of the Conversion, the Initial Stockholders hold approximately 61.6% of the outstanding shares of the Company’s Class A Common Stock.
Business Combination Agreement
On March 19, 2023, Home Plate Acquisition Corporation, a Delaware corporation (“Home Plate”), Home Plate Sponsor LLC, a Delaware limited liability company (“Sponsor”), Heidmar Marine Inc., a company organized and existing under the laws of Marshall Islands (“Holdings”), HP Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), Heidmar Inc., a company organized and existing under the laws of Marshall Islands ( “Heidmar”), and those shareholders of the Company party thereto (collectively, the “Heidmar Shareholders”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions precedent in the Business Combination Agreement, the following transactions will occur: (a) the merger of Merger Sub with and into Home Plate (the “Merger”), with Home Plate surviving the Merger and the security holders of Home Plate (other than the security holders of Home Plate electing to redeem their shares of Home Plate common stock or shares of Home Plate common stock held in treasury) becoming security holders of Holdings, (b) the automatic modification of each Home Plate warrant to no longer entitle the holder to purchase Home Plate shares of common stock and instead acquire an equal number of Holdings common shares per Home Plate warrant, (c) the acquisition by Holdings of all of the issued and outstanding share capital of Heidmar from the Heidmar Shareholders in exchange for the issuance of Holdings common shares and, if applicable, the issuance of Earnout Shares (as defined in the Business Combination Agreement), pursuant to which Heidmar will become a direct wholly owned subsidiary of Holdings (the “Share Acquisition”), and (d) the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents referred to therein (together with the Merger and Share Acquisition, the “Transactions”).
In consideration for the Merger, each Home Plate shareholder will receive one Holdings common share for each share of common stock they hold in Home Plate immediately prior to the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the Heidmar Shareholders in connection with the Share Acquisition shall be the issuance of an aggregate number of Holdings common shares equal to (a) $160,000,000 divided by (b) $10.00. As additional consideration for the Heidmar shares acquired by Holdings in connection with the Share Acquisition, (i) Holdings will issue to eligible Heidmar Shareholders up to an aggregate of 3,900,000 Earnout Shares, subject to certain triggering events, as described further in the Business Combination Agreement, (ii) Sponsor has agreed, pursuant to the terms of the Sponsor Support Agreement (as defined below), to forfeit the right to receive (1) 1,212,500 Holdings common shares and (2) Holdings warrants in an amount equal to $5.00 per Holdings warrant to the extent that the transaction expenses of Home Plate exceed $15,000,000, and in each case, such forfeited Holdings common shares and Holding warrants, if any, will be issued to Heidmar Shareholders, as described further in the Business Combination Agreement and Sponsor Support Agreement.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor has entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with Home Plate, Holdings and the Company, pursuant to which the Sponsor has agreed to, among other things, (a) waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B common stock (collectively, the “Sponsor Securities”), (b) vote at any meeting of Home Plate shareholders to be called for approval of the Transactions (as defined in the Business Combination Agreement) all Sponsor Securities held of record or thereafter acquired in favor of the Shareholder Approval Matters, (c) be bound by certain other covenants and agreements related to the Transactions and (d) be bound by certain transfer restrictions with respect to the Sponsor Securities and warrants exercisable for Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The Sponsor Support Agreement also provides that the Sponsor has agreed irrevocably to waive its redemption rights in connection with the consummation of the Transactions with respect to any Sponsor Securities they may hold.
Subject to the conditions set forth in the Sponsor Support Agreement, the Sponsor additionally agreed to subject 365,000 Holdings common shares the Sponsor is to receive in connection with the Transactions with respect to its Sponsor Securities (“Sponsor Earnout Shares”) to an earn-out that is subject to vesting and release as follows: (i) if at any time prior to or as of the fifth anniversary of the Closing (the “Share Price Earnout Period”), the VWAP (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period, is equal to or greater than (A) $12.50, then 91,250 of the Sponsor Earnout Shares will vest, and (B) $14.00, then 91,250 of the Sponsor Earnout Shares will vest (the Sponsor Earnout Shares referred to in this clause (i) being the “Share Price Sponsor Earnout Shares”), and (ii) if Adjusted EBITDA of Holdings for the twelve months ending (A) December 31, 2023 equals or exceeds $29,000,000, then 91,250 of the Sponsor Earnout Shares will vest, and (B) December 31, 2024 equals or exceeds $35,000,000, then 91,250 of the Sponsor Earnout Shares will vest (the Sponsor Earnout Shares referred to in clause (ii) being the “Performance Sponsor Earnout Shares”). If a Change of Control (as defined in the Sponsor Support Agreement) occurs during calendar year 2023, all 182,500 Performance Sponsor Earnout Shares will vest, and if a Change of Control occurs during calendar year 2024, 91,250 Performance Sponsor Earnout Shares will vest. In addition, if a Change of Control occurs during the Share Price Earnout Period (as defined in the Sponsor Support Agreement), pursuant to which Holdings or its shareholders receive consideration implying a value per Holdings common share (as determined in good faith by the board of directors of Holdings) of (a) less than $12.50, then no Share Price Sponsor Earnout Shares will vest, (b) greater than or equal to $12.50 but less than $14.00, 91,250 Share Price Sponsor Earnout Shares will vest, and (c) greater than or equal to $14.00, then all 182,500 Share Price Sponsor Earnout Shares will vest.
Sponsor has agreed to forfeit for issuance to the Heidmar Shareholders, for no consideration, the right to receive 1,212,500 Holdings common shares that would otherwise be issued to Sponsor in connection with the Closing. In the event that the SPAC Transaction Expenses are greater than $15 million, Sponsor shall forfeit for issuance to the Heidmar Shareholders, for no consideration, as of the Closing Date (as defined in the Business Combination

Agreement), the right to receive Holdings Private Warrants that would otherwise be issued to Sponsor in connection with the Closing equal to (i) the amount SPAC Transaction Expenses are greater than $15 million divided by (ii) $5.00.
Lock-Up Agreements
In connection with the Closing, the Heidmar Shareholders will enter into agreements (the “Heidmar Shareholder Lock-Up Agreements”) providing that the Heidmar Shareholders will not, subject to certain exceptions (including the payment of taxes arising from the Transactions), transfer any Restricted Securities (as defined in the Heidmar Shareholder Lock-Up Agreements) during the period commencing from the Closing Date until 150 days after the Closing Date.
In connection with the Closing, the Sponsor will enter into an agreement (the “Sponsor Lock-Up Agreement”) providing that it will not, subject to certain exceptions, transfer any Restricted Securities during the period commencing from the Closing Date until the date that is 150 days after the Closing Date.
The foregoing summary of the Heidmar Shareholder Lock-Up Agreements and Sponsor Lock-Up Agreement are qualified in its entirety by reference to the full text of the form of Sponsor Lock-Up Agreement and form of Heidmar Shareholder Lock-Up Agreement, the terms of which are incorporated herein by reference.
New Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, Holdings, certain Heidmar equityholders, certain Home Plate equityholders, the Sponsor and Home Plate will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”), pursuant to which Holdings will agree to register for resale certain shares of Holdings common shares and other equity securities of Holdings that are held by the parties thereto from time to time. Pursuant to the New Registration Rights Agreement, Holdings will agree to file a shelf registration statement registering the resale of all of the Registrable Securities (as defined in the New Registration Rights Agreement) no later than 30 days after the Closing. Holdings also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The New Registration Rights Agreement also provides that Holdings will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.
Warrant Assumption Agreement
The Business Combination Agreement contemplates that, immediately prior to the Merger Effective Time, Home Plate and Continental Stock Transfer & Trust Company (the “Warrant Agent”) will enter into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), which amends that certain Warrant Agreement, dated as of September 29, 2021, by and between Home Plate and the Warrant Agent (the “Existing Warrant Agreement”), pursuant to which (a) Home Plate will assign to Holdings, and Holdings will assume, all of Home Plate’s right, title and interest in and to the Existing Warrant Agreement and (b) each Home Plate warrant shall be modified to no longer entitle the holder to purchase Home Plate shares of common stock and instead acquire an equal number of Holdings common shares per Home Plate warrant.
Non-Redemption Agreement
On March 29, 2023, the Company and the Sponsor entered into a non-redemption agreement (“Non-Redemption Agreement”) with one or more unaffiliated third party or parties in exchange for such third party or third parties agreeing not to redeem an aggregate of 2,049,999 shares of Class A common stock, par value $0.0001 per share, of the Company sold in its initial public offering (“Non-Redeemed Shares”) at the Special Meeting called by the Company. In exchange for the foregoing commitments not to redeem such shares, the Sponsor has agreed to transfer to such third party or third parties an aggregate of 410,000 shares of the Company’s Class A common stock held by the Sponsor immediately following consummation of an initial business combination if such third party or third parties continued to hold such Non-Redeemed Shares as of 5:00 P.M., New York Time, on the date of the Special Meeting.
Liquidity and Going Concern
As of March 31, 2023, the Company had $607,506 in its operating bank account, and a working capital deficit of $2,035,038. The Company’s liquidity needs up to and through March 31, 2023 have been satisfied through a payment from the Sponsor for the Founder Shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000. The Promissory Note was fully repaid as of October 4, 2021 and there were no amounts outstanding under it as of March 31, 2023.
In order to finance transaction costs in connection with the Business Combination, the Company’s Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined in Note 4). As of March 31, 2023, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, if the Company is not able to consummate a Business Combination before October 4, 2023, the Company will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. While management intends to complete a Business Combination on or before October 4, 2023, it is uncertain whether the Company will be able to do so. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 4, 2023.
Risks and Uncertainties
Results of operations and the Company’s ability to complete a Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. Management continues to evaluate the impact of the foregoing events and has concluded that while it is reasonably possible that such events could have a negative effect on the Company’s business, financial position, and our ability to complete an initial Business Combination, management cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or their specific impact. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into law. The IR Act provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased. For purposes of calculating the excise tax, however, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury Department”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.
Any redemption or other repurchase effected by the Company that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination or any extension vote, (ii) the structure of any Business Combination and the taxable year in which it occurs; (iii) the nature and amount of any “PIPE” financing or other equity issuances in connection with the Business Combination or otherwise (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of final and proposed regulations and further guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the specific mechanics of any required payment of the excise tax have not been determined. It is expected that, at the time of the redemption of public shares, the amount of the excise tax payable may not be known with certainty. The Company confirms that amounts payable to public stockholders with respect to redemptions of public shares out of funds held in the trust account and any additional amounts deposited into the trust account, as well as any interest earned thereon, will not be reduced by the excise tax, if any, resulting from redemptions of our public shares.

If the Company has not consummated a Business Combination by October 4, 2023 (as approved at the Special Meeting), it will redeem the public shares in a liquidating distribution. The Company does not expect such redemption in connection with the liquidating distribution to be subject to the excise tax under the Notice, but such expectation is subject to a number of factual and legal uncertainties, including further guidance from the U.S. Department of the Treasury.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Smaller Reporting Company Status
Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Company’s shares of common stock held by non-affiliates equaled or exceeded $250 million as of the prior June 30, and (2) the Company’s annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of its shares of common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of these financial statements with other public companies difficult or impossible.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $607,506 and $1,082,183 and no cash equivalents as of March 31, 2023 and December 31, 2022, respectively.
Cash Held in Trust Account
As of March 31, 2023 and December 31, 2022, the assets held in the Trust Account consisted of cash equivalents in the amount of $204,929,014 and $202,945,447, respectively. Gains and losses resulting from the change in fair value of the assets held in Trust Account are included in interest earned on investments held in Trust Account in the accompanying statement of operations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of March 31, 2023, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Offering Costs Associated with IPO
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—”Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are charged to stockholders’ equity or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the IPO. Accordingly, on October 4, 2021 the Company incurred offering costs amounting to $22,252,049, consisting of $4,000,000 of cash underwriting fees, $7,000,000 of deferred underwriting fees, $10,670,740 for the excess fair value of founder shares attributable to the Anchor Investors (as described in Note 4) and $581,309 of other offering costs. As such, the Company recorded $20,892,809 of offering costs allocated to the Class A common stock as a reduction of temporary equity and $1,359,240 of offering costs allocated to the warrants to the statement of operations in 2021 when the IPO was consummated.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including Class A common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2023, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial carrying value to redemption amount value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital (to the extent possible), accumulated deficit and Class A common stock.
As a result of the Special Meeting held on March 30, 2023, 17,727,065 shares of Class A common stock subject to redemption were redeemed which left a balance of 2,272,935 remaining shares of Class A common stock subject to redemption.
On March 30, 2023, the Company issued an aggregate of 3,650,000 shares of its Class A common stock, Class A Common Stock to the Sponsor, Michael A. DeSimone, Michele Docharty, Ross Fubini and Rhonda Ramparas, holders of the Company’s Class B common stock (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) (such holders of shares of Class B Common Stock collectively, the “Initial Stockholders”), upon the conversion of an equal number of shares of Class B Common Stock (the “Conversion”). The 3,650,000 shares of Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Company’s initial public offering.
Following the Conversion, there are 5,922,935 shares of Class A Common Stock issued and outstanding, and 1,350,000 shares of Class B Common Stock issued and outstanding. As a result of the Conversion, the Initial Stockholders hold approximately 61.6% of the outstanding shares of the Company’s Class A Common Stock.

As of March 31, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:
	March 31, 2023	December 31, 2022
As of beginning of the period	$202,187,705	$200,000,000
Gross Proceeds	—	—
Less:
Redemptions in connection with Special Meeting	(180,577,599)	—
Plus:
Remeasurement of Class A common stock subject to possible redemption carrying value to redemption value	1,587,479	2,187,705
Class A common stock subject to possible redemption	$23,197,585	$202,187,705
Stockholder Redemptions Due
As a result of the Special Meeting held on March 30, 2023, 17,727,065 shares of Class A common stock subject to redemption were redeemed which left a balance of 2,272,935 remaining shares of Class A common stock subject to redemption. These redemptions were paid out to stockholders on April 12, 2023 and as such are recorded as stockholder redemptions due in the balance sheet as of March 31, 2023.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The effective tax rate was -8.0% for the three months ended March 31, 2023 and 0.0% for the three months ended March 31, 2022. The effective tax rates differ from the statutory tax rate of 21.0% due to the change in fair value of warrants and the valuation allowance on deferred tax assets.
Net Income (Loss) Per Share of Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating income (loss) per share of common stock. Re-measurement associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 17,600,000 shares of Class A common stock in the aggregate. As of March 31, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.
Class B common stock subject to forfeiture (see Note 5) are not included in weighted average shares outstanding until the forfeiture restrictions lapse.
The following table reflects the calculation of basic and diluted net income (loss) per share of common stock (in dollars, except share amounts):
	For the three months ended March 31, 2023		For the three months ended March 31, 2022
	Redeemable Class A Common Stock	Non-Redeemable Class B Common Stock	Redeemable Class A Common Stock	Non-Redeemable Class B Common Stock
Basic and diluted net income (loss) per share
Numerator:
Allocation of net income (loss)	$(4,541,231)	$(1,134,637)	$2,806,568	$701,642
Denominator:
Weighted-average shares outstanding	19,687,176	4,918,889	20,000,000	5,000,000
Basic and diluted net income (loss) per share	$(0.23)	$(0.23)	$0.14	$0.14
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt—Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing what impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently assessing what impact, if any, that ASU 2022-03 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 – INITIAL PUBLIC OFFERING
On October 4, 2021 the Company completed its IPO of 20,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consisted of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

The Company granted the underwriter a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. This option expired unused in November 2021.
An aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company.
NOTE 4 – RELATED PARTY TRANSACTIONS
Founder Shares
On May 5, 2021, the Sponsor and certain directors of the Company paid $25,000 (approximately $0.004 per share) in consideration for 5,750,000 shares of Class B common stock with par value of $0.0001 (the “Founder Shares”). Up to 750,000 of these shares of Class B common stock were subject to forfeiture by the Sponsor if the underwriter’s over-allotment option is not exercised. The underwriter’s over-allotment option expired unused in November 2021 which resulted in aggregate outstanding Class B common stock of 5,000,000 shares.
Subject to each Anchor Investor purchasing 100% of the Units allocated to it, in connection with the closing of the Initial Public Offering, the Sponsor sold up to 150,000 Founder Shares to each Anchor Investor (other than those funds managed by UBS O’Connor, LLC) (an aggregate of 1,350,000 Founder Shares to all of the Anchor Investors) at their original purchase price. The Company estimated the aggregate fair value of these shares of Class B common stock attributable to such Anchor Investors to be $10,676,610 or $7.9086 per share.
The excess of the fair value over consideration of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and 5T. Accordingly, the offering cost have been allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed as incurred in the statement of operations. Offering costs allocated to the Public Shares were charged to stockholders’ deficit upon the completion of the Initial Public Offering.
On March 30, 2023, the Company issued an aggregate of 3,650,000 shares of its Class A common stock, Class A Common Stock to the Sponsor, Michael A. DeSimone, Michele Docharty, Ross Fubini and Rhonda Ramparas, holders of the Company’s Class B common stock (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) (such holders of shares of Class B Common Stock collectively, the “Initial Stockholders”), upon the conversion of an equal number of shares of Class B Common Stock (the “Conversion”). The 3,650,000 shares of Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Company’s initial public offering.
Following the Conversion, there are 5,922,935 shares of Class A Common Stock issued and outstanding, and 1,350,000 shares of Class B Common Stock issued and outstanding. As a result of the Conversion, the Initial Stockholders hold approximately 61.6% of the outstanding shares of the Company’s Class A Common Stock.
Private Placement Warrants
Simultaneously with the consummation of the IPO on October 4, 2021, the Sponsor and Jefferies purchased an aggregate of 7,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant ($7,600,000 in the aggregate) in a private placement. Each whole Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share.
A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
The Private Placement Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. Subject to limited exceptions, the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (See Note 7).

Related Party Loans
On May 5, 2021, the Sponsor agreed to loan up to $300,000 to the Company to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was due on the earlier of the completion of the Initial Public Offering or December 31, 2021. As of October 4, 2021, the date of the IPO, $266,912 had been drawn by the Company and was paid off as part of the closing of the transaction. As of March 31, 2023 and December 31, 2022, no amount is outstanding under the Note.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates. As of March 31, 2023 and December 31, 2022, the Company had no outstanding borrowings under the Working Capital Loans.
Administrative Services
The Company has committed to pay up to $15,000 per month to the Sponsor for administrative, financial and support services provided to members of the Company’s sponsor team. This administrative service arrangement will terminate upon completion of the initial Business Combination or liquidation of the Company. For the three months ended March 31, 2023 and the three months ended March 31, 2022, $30,000 and $45,000, respectively, in costs were incurred related to this agreement which are included in formation, general and administrative expenses in the accompanying condensed statements of operations.
NOTE 5 —STOCKHOLDERS’ DEFICIT
Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.
Class A common stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 3,650,000 and no shares of Class A common stock issued or outstanding, respectively (excluding 2,272,935 and 20,000,000 shares subject to possible redemption, respectively).
Class B common stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022 there were 1,350,000 and 5,000,000 shares, respectively, of Class B common stock issued and outstanding.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders, except as required by law or the applicable rules of Nasdaq. Holders of the Class A and Class B common stock will have one vote for every share of common stock with the exception that holders of the Class B common stock have the exclusive right to vote for the election of directors and all other matters properly submitted to a vote of stockholders.

The Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of shares of Class B common stock will never occur on a less than one-for-one basis.
On March 30, 2023, the Company issued an aggregate of 3,650,000 shares of its Class A common stock, Class A Common Stock to the Sponsor, Michael A. DeSimone, Michele Docharty, Ross Fubini and Rhonda Ramparas, holders of the Company’s Class B common stock (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) (such holders of shares of Class B Common Stock collectively, the “Initial Stockholders”), upon the conversion of an equal number of shares of Class B Common Stock (the “Conversion”). The 3,650,000 shares of Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the shares of Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination, as described in the prospectus for the Company’s initial public offering.
Following the Conversion, there are 5,922,935 shares of Class A Common Stock issued and outstanding, and 1,350,000 shares of Class B Common Stock issued and outstanding. As a result of the Conversion, the Initial Stockholders hold approximately 61.6% of the outstanding shares of the Company’s Class A Common Stock.
NOTE 6 – COMMITMENTS AND CONTINGENCIES
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Offering price less the underwriting discounts and commissions. This option expired unused in November 2021.
The underwriter has earned an underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate which was paid upon the closing of the Offering.
In addition, the underwriter will be entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, the period ending on the earlier of (a) one year after the completion of the Company’s initial Business Combination and (b) subsequent to the completion of the Company’s initial Business Combination, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any

20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Company’s initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property., and (ii) in the case of the Private Placement Warrants and the respective Class A common stock underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Consulting Agreements
In April 2022, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, introductions to, and due diligence of, potential Business Combination target entities. Pursuant to the terms of the agreement, the Company has paid the consultant an initial fee of $100,000 and has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $3,900,000 if the Company consummates a Business Combination with a target introduced by the consultant and fewer than 25% of the Public Shares are redeemed by stockholders in connection with such Business Combination. Nothing is recorded in relation to this agreement in the financial statements.
In June 2022, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, introductions to, and negotiation assistance with, potential Business Combination target entities. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $3,900,000 if the Company consummates a Business Combination with a target introduced by the consultant and fewer than 25% of the Public Shares are redeemed by stockholders in connection with such Business Combination. Nothing is recorded in relation to this agreement in the financial statements.
In September 2022, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, introductions to potential Business Combination target entities. Pursuant to the terms of the agreement, the Company has agreed to pay a contingent fee, payable upon the satisfaction of certain transaction milestones, of up to $1,500,000, in addition to the issuance of newly-issued shares, if the Company consummates a Business Combination with a target introduced by the consultant. Nothing is recorded in relation to this agreement in the financial statements.
In January 2023, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, financial and tax due diligence investigation of the Company’s potential Business Combination target. Pursuant to the terms of the agreement, the Company has agreed to pay up to $250,000 with any additional fees above such amount to be paid upon the closing of the Business Combination. The Company has paid $250,000 and has accrued an additional $94,055 which is deferred until the close of the Business Combination.
In February 2023, the Company entered into an agreement with a third-party consultant pursuant to which the consultant will provide to the Company, among other services, a fairness opinion related to the Company’s proposed Business Combination. Pursuant to the agreement, the Company shall pay $90,000, $30,000 of which is deferred until the closing of the Business Combination. The Company has paid $60,000 in relation to this agreement and has accrued an additional $30,000, included in accrued expenses in the accompanying condensed balance sheets, which is deferred until the close of the Business Combination.
NOTE 7 – WARRANT LIABILITY
The Company accounted for the 17,600,000 warrants issued in connection with the Initial Public Offering (the 10,000,000 Public Warrants and the 7,600,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

The Company has 17,600,000 (10,000,000 Public Warrants and 7,600,000 Private Placement Warrants) warrants outstanding. No changes in classification were made as of and for the three months ended March 31, 2023.
Public Warrants
The Company offered warrants in connection with its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one share of the Company’s Class A common stock, subject to adjustment as provided in the Company’s Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. If, upon separation of the Units, a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.
The exercise price of the warrant will be $11.50 per whole share, subject to adjustments as described in the Company’s Offering prospectus. In addition, if (x) the Company issues additional shares of its Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of its Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Company’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described below will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrants will become exercisable on the later of: (a) 30 days after the completion of the Business Combination; and (b) 12 months from the closing of the Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the sale of the shares of its Class A common stock issuable upon exercise of the warrants, and a current Offering prospectus relating thereto is available, and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the Business Combination as described in the immediately following paragraph or (ii) a notice of redemption described below). If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the sale of the shares of Class A common stock issuable upon exercise of the warrants, and to maintain the effectiveness of such registration statement, and a current Offering prospectus relating thereto, until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the sale of the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described in the Company’s Offering prospectus with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the “30-day redemption period”; and
•
if, and only if, the last reported sale price of the Company’s Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the sale of the shares of its Class A common stock issuable upon exercise of the warrants is effective, and a current Offering prospectus relating thereto is available, throughout the 30-day redemption period. Any such exercise would not be on a “cashless basis” and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described below with respect to the Private Placement Warrants):
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth the Company’s Offering prospectus based on the redemption date and the “fair market value” of the Company’s Class A common stock (as defined below);

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and

•
if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Company’s Class A common stock shall mean the volume-weighted average price of the Class A common stock for the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings. The Company will provide the warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of the Company’s Class A common stock per warrant (subject to adjustment).
No fractional shares of the Company’s Class A common stock will be issued upon exercise of a warrant in connection with a redemption. If, upon such exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of its Class A common stock to be issued to the holder.
Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination.

Private Placement Warrants
The holders of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (“Working Capital Warrants”), and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or Working Capital Warrants, are subject to a lock-up period of 30 days after the completion of the Business Combination pursuant to a registration rights agreement.
The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants included in the Units sold in the IPO.
NOTE 8 – RECURRING FAIR VALUE MEASUREMENTS
The following table presents fair value information as of March 31, 2023 and December 31, 2022 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
The following table sets forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis:
	As of March 31, 2023
	(Level 1)	(Level 2)	(Level 3)
Assets
Investment held in Trust Account	$204,929,014	$—	$—
Liabilities
Public Warrants	$3,170,000	$—	$—
Private Placement Warrants	$—	$—	$2,409,000
	As of December 31, 2022
	(Level 1)	(Level 2)	(Level 3)
Assets
Investment held in Trust Account	$202,945,447	$—	$—
Liabilities
Public Warrants	$53,000	$—	$—
Private Placement Warrants	$—	$—	$40,000
Investment Held in Trust Account
As of March 31, 2023, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less. During the three months ended March 31, 2023 and March 31, 2022, the Company withdrew $75,995 and $18,919, respectively, of interest income from the Trust Account to pay its tax obligations.
The composition of the Company’s fair value of held to maturity securities is as follows:
	As of March 31, 2023	As of December 31, 2022
U.S. Treasury Securities	$—	$202,945,305
U.S. Money Market	204,929,014	—
Cash held in Trust Account	—	142
	$204,929,014	$202,945,447
Warrant Liabilities
Under the guidance in ASC 815-40, the Public Warrants and the Private Placement Warrants do not meet the criteria for equity treatment. As such, the Public Warrants and the Private Warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Company’s warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value.
The fair value of the Private Placement Warrant liability is classified within Level 3 of the fair value hierarchy. On November 22, 2021, the 52nd day following the date of the offering prospectus, the Public Shares and Public Warrants underlying the Units sold in the IPO became separately tradeable. Accordingly, an observable market was available for the Public Warrants and they were reclassified to a Level 1 classification.
Measurement
The Company established the initial fair value for the warrants on October 4, 2021, the date of the consummation of the Company’s IPO. The Company used a Black-Scholes-Merton formula model to value the warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption (temporary equity), Class A common stock (permanent equity) and Class B common stock (permanent equity) based on their relative fair values at the initial measurement date.
As of March 31, 2023, the Public Warrants were publicly traded and their fair value was based on the market trade price on that date. The fair value for the Private Warrants was estimated using a Monte Carlo simulation model.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the three months ended March 31, 2023 and for the three months ended March 31, 2022, there were no transfers between levels.
The Company’s warrant liabilities are based on a valuation model utilizing management judgement and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Warrant liability is classified within Level 3 of the fair value hierarchy.
	Private Warrant Liability	Public Warrant Liability
Fair Value as of December 31, 2022	$40,000	$—
Change in fair value of warrant liabilities	2,369,000	—
Fair Value as of March 31, 2023	2,409,000	—
The key inputs into the Private Placement Warrants model were as follows for March 31, 2023 and December 31, 2022:
	March 31, 2023	December 31, 2022
Common stock price	$10.19	$10.03
Exercise price	$11.50	$11.50
Risk-free rate of interest	3.56%	3.95%
Volatility	0.001%	0.001%
Term	5.34	5.25
Dividend Yield	0%	0%

The following contains additional information regarding the inputs used in the pricing models:
•	Term – the expected life of the warrants was assumed to be equivalent to their remaining contractual term.
•	Risk-free rate – the risk-free interest rate is based on the U.S. treasury yield curve in effect on the date of valuation equal to the remaining expected life of the Warrants.
•
Volatility – the Company estimated the volatility of its common stock warrants based on implied volatility and actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the Warrants.

•	Dividend yield – the dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the Private Placement Warrants.
NOTE 9 – SUBSEQUENT EVENTS
On April 12, 2023, the Company paid out the full amount of Stockholder Redemptions due in connection with the Special Meeting which reduced the balance in the Trust Account and removed the liability in Stockholder redemptions due. Additionally, withdrawals of an aggregate of approximately $1.1 million to pay taxes were made on April 5, 2023 and April 13, 2023. These disbursements left approximately $23.2 million remaining in the Trust Account.

Annex A
Execution Version
BUSINESS COMBINATION AGREEMENT

by and among

HOME PLATE ACQUISITION CORPORATION,

HOME PLATE SPONSOR LLC,

HEIDMAR INC.,

HP MERGER SUBSIDIARY CORP.,

HEIDMAR MARINE INC.,

and

THE COMPANY SHAREHOLDERS

Dated as of March 19, 2023

A-i

A-ii

A-iii

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of March 19, 2023, by and among Home Plate Acquisition Corporation, a Delaware corporation (“SPAC”), Home Plate Sponsor LLC, a Delaware limited liability company, solely for purposes of Section 8.24 (“Sponsor”), Heidmar Marine Inc., a company organized and existing under the laws of Marshall Islands (“Holdings”), HP Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), Heidmar Inc., a company organized and existing under the laws of Marshall Islands (the “Company”), and those shareholders of the Company set forth on the signature pages hereto as a “Company Shareholder” to this Agreement (collectively, the “Company Shareholders”). SPAC, Holdings, Merger Sub, the Company and the Company Shareholders are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Holdings is a newly incorporated company organized and existing under the laws of Marshall Islands, formed for the purpose of participating in the Transactions (as defined below);
WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by Holdings for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of Holdings;
WHEREAS, SPAC is a Delaware corporation structured as a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, as of the date of this Agreement, Rhea Marine Ltd. and Maistros Shipinvest Corp., as the sole Company Shareholders, collectively own an aggregate of 95,808 Company Shares, representing approximately 100% of the Company Shares;
WHEREAS, promptly following the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) will enter into subscription agreements (the “Subscription Agreements”) with SPAC pursuant to which the PIPE Investors will commit to purchase newly issued Holdings Common Shares at a purchase price of $10.00 per share in a private placement or placements to be consummated immediately following the consummation of the Closing (the “PIPE Investment”);
WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into SPAC (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving entity and a wholly owned direct subsidiary of Holdings and (ii) each issued and outstanding SPAC Share immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration, and (b) immediately after the Merger Effective Time, the Company Shareholders will transfer all of the outstanding Company Shares to Holdings the consideration for which will be (x) the issuance of new Holdings Common Shares by Holdings and (y) the issuance of the Earnout Shares by Holdings subject to the terms of and in accordance with Section 2.4 (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor, among others, have entered into the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) Sponsor agreed to waive its anti-dilution rights in the SPAC Charter with respect to the SPAC Class B Common Stock, (b) Sponsor agrees to vote its interests in favor of the Transactions, and (c) Sponsor agreed (i) to subject 365,000 Holdings Common Shares to be received in connection with the Transactions with respect to its SPAC Shares to an earn-out subject to release only if certain share price and/or Company performance targets are achieved after the Closing Date (the “SPAC Earnout Shares”) and (ii) to forfeit 1,212,500 Holdings Common Shares and, subject to certain conditions, to forfeit a certain number of Holdings Warrants to be received in connection with the Transactions with respect to its SPAC Private Warrants, which forfeited Holdings Common Shares and Holdings Warrants will be issued to the Company Shareholders, in each case, upon the terms and conditions set forth in Section 2.9 of this Agreement and Section 1.9 of the Sponsor Support Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of the

Company, (b) approved this Agreement, the Ancillary Documents to which the Company is party, and the Transactions and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which the Company is party and the Transactions by the Company Shareholders;
WHEREAS, the Company Shareholders have approved this Agreement, the Ancillary Documents to which the Company is party, and the Transactions;
WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (i) this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of SPAC and (ii) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared the advisability of this Agreement, the Ancillary Documents to which SPAC is party, the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement and the Merger by the holders of the SPAC Shares (the “SPAC Shareholders”);
WHEREAS, the Board of Directors of Holdings (the “Holdings Board”) has (a) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions are in the best interests of Holdings, (b) approved this Agreement, the Ancillary Documents to which it is party and the Transactions, and (c) resolved to recommend that the shareholder of Holdings approves this Agreement, the Ancillary Documents to which Holdings is party and the Transactions;
WHEREAS, the shareholder of Holdings has approved this Agreement, the Ancillary Documents to which Holdings is party and the Transactions;
WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and Holdings (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by Holdings (as the sole shareholder of Merger Sub);
WHEREAS Holdings has approved and adopted a written resolution approving, in its capacity as the sole shareholder of Merger Sub, this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions; and
WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.
NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
MERGER
1.1 Merger. At the Merger Effective Time, subject to and upon the terms and conditions of this Agreement and the certificate of merger to be filed relating to the Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”), and in accordance with the applicable provisions of the Delaware General Corporation Law, SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC with SPAC being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company and a wholly owned direct subsidiary of Holdings. SPAC, as the surviving company after the Merger, is hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”.
1.2 Merger Effective Time. SPAC, Merger Sub and Holdings shall cause the Merger to be consummated by filing the executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 251 of the Delaware General Corporation Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and Merger Sub (with the prior written consent of the Company) in writing and specified in the Certificate of Merger (the “Merger Effective Time”).
1.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement to be performed after the Merger Effective Time.
1.4 Organizational Documents. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company (except that references to the name “HP Merger Subsidiary Corp.” shall be changed to “Home Plate Acquisition Corporation”) following the Merger Effective Time until thereafter amended in accordance with such articles of incorporation and bylaws and applicable Law.
1.5 Directors and Officers of Surviving Company. At the Merger Effective Time, the directors and officers of the Surviving Company shall be the persons designated by the Company, which designation shall be delivered to SPAC in writing at least three (3) Business Days before the Closing Date, each to hold office in accordance with the Organizational Documents of the Surviving Company until their resignation or removal in accordance with the Organizational Documents of the Surviving Company or until their respective successors are duly elected or appointed and qualified. At the Merger Effective Time, the board of directors and officers of SPAC shall automatically cease to hold office.
1.6 Effect of Merger on SPAC Securities and Merger Sub Shares.
(a) SPAC Unit Separation. Immediately prior to the Merger Effective Time, each SPAC Public Unit that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of a SPAC Redeemable Warrant in accordance with the terms of the applicable SPAC Public Unit (the “Unit Separation”); provided that if a holder of SPAC Public Units would be entitled to receive a fraction of a SPAC Redeemable Warrant upon the Unit Separation, the number of SPAC Redeemable Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Redeemable Warrants without cash settlement for such rounded fraction. The detached SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.6.
(b) SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC or Holdings, after giving effect to the Unit Separation referred to in Section 1.6(a), each SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares and Redeeming SPAC Shares) shall thereupon be converted into, and the holder of such SPAC Share shall be entitled to receive, the Per Share Merger Consideration. All of the SPAC Shares converted into the right to receive the Per Share Merger Consideration pursuant to this Section 1.6(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Merger Effective Time, and each holder of a certificate previously representing any such SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such SPAC Shares shall have been converted in the Merger.
(c) SPAC Warrants. At the Merger Effective Time, each SPAC Warrant (whether or not a whole warrant) that is outstanding immediately prior to the Merger Effective Time (but after giving effect to the Unit Separation referred to in Section 1.6(a)) shall, pursuant to and in accordance with (i) Section 4.4 of the Warrant Agreement, between SPAC and Continental Stock Transfer & Trust Company dated September 29, 2021 (as amended by the Warrant Assumption Agreement) and (ii) the Warrant Assumption Agreement, automatically and irrevocably be modified to provide that such SPAC Warrant shall no longer entitle the holder thereof to purchase the amount of SPAC Shares set forth therein and in substitution thereof such SPAC Warrant shall entitle the holder thereof to acquire such equal number of Holdings Common Shares per such SPAC Warrant.
(d) Excluded Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the SPAC Shareholders, each Excluded Share that is issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, without any conversion thereof and no consideration shall be paid with respect thereto.
(e) Redeeming SPAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the SPAC Shareholders or Holdings, each Redeeming SPAC Share that is issued and outstanding immediately prior to the Merger Effective Time (if any) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Redeeming SPAC Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the SPAC Charter. Notwithstanding the foregoing, once the holder of a share of SPAC Class A Common Stock has validly exercised its Redemption Right with respect to such security, such holder’s rights with respect to such security shall be limited to the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Charter.
(f) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party, the SPAC Shareholders or Holdings, each Merger Sub Share that is issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Company.
(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Holdings, the Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.7 Satisfaction of Rights. All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Holdings Securities so issued in exchange.
1.8 Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates representing SPAC Securities shall have been lost, stolen or destroyed, upon the making of an affidavit of such fact and indemnity by the Person claiming such certificate to be lost, stolen or destroyed, Holdings shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, such securities, as may be required pursuant to Section 1.6.
1.9 Stock Transfer Books. At the Merger Effective Time, the register of members of SPAC shall be closed, and there shall be no further registration of transfers of SPAC Securities thereafter on the records of SPAC.
1.10 Appointment of Transfer Agent. Prior to the Closing, Holdings shall appoint a transfer agent acceptable to the Company (the “Transfer Agent”), as its agent, for the purpose of (a) exchanging SPAC Securities for Holdings Securities and (b) issuing Exchange Shares. The Transfer Agent shall (i) exchange SPAC Securities for Holdings Securities, (ii) issue Exchange Shares, and (iii) take or cause to be taken such actions as are necessary to update Holdings’ register of members to reflect the actions contemplated by clauses (i) and (ii) of this sentence, in each case in accordance with the terms of this Agreement and, to the extent applicable, the Certificate of Merger, the Delaware General Corporation Law and customary transfer agent procedures and the rules and regulations of the Depository Trust Company (“DTC”), in each case in a form approved by the Company.
1.11 Exchange of Book-Entry Shares.
(a) Exchange Procedures. At the Merger Effective Time, Holdings shall issue all Holdings Common Shares to be issued as the Per Share Merger Consideration. As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), Holdings shall cause the Transfer Agent to mail to each holder of record of SPAC Shares which were converted pursuant to Section 1.6(b) into the Per Share Merger Consideration instructions for use in effecting the surrender of the SPAC Shares in exchange for the Per Share Merger Consideration in a form acceptable to the Company. Upon receipt of an “agent’s message” by the Transfer Agent (or such other evidence, if any, of transfer as the Transfer Agent may reasonably request), the holder of a SPAC Share which was converted pursuant to Section 1.6(b) into the Per Share Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Per Share Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each SPAC Share surrendered. The Holdings Common Shares to be delivered as the Per Share Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the customary procedures of DTC, unless a physical Holdings Common Share is required by applicable Law, in which case Holdings and the Company shall jointly cause the Transfer Agent to promptly send certificates representing such Holdings Common Shares to such holder. If payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered SPAC Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of SPAC Share surrendered or shall have established to the reasonable satisfaction of Holdings and the Company that such Tax either has been paid or is not applicable.
(b) Distributions with Respect to Unexchanged Holdings Common Shares. All Holdings Common Shares to be issued as the Per Share Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of whole Holdings Common Shares issued in exchange for SPAC Shares pursuant to Section 1.6(b) will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Holdings Common Shares.
(c) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares or Company Shares occurring on or after the date of this Agreement and prior to the Merger Effective Time.
(d) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, Holdings shall be entitled to require the Transfer Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Transfer Agent and which have not been disbursed in accordance with this Article I, and thereafter persons entitled to receive payment pursuant to this Article I shall be entitled to look only to Holdings (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the delivery of any Per Share Merger Consideration and payment of any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(b), in each case without interest (subject to any applicable withholding Tax), that may be deliverable or payable upon surrender of any SPAC Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.
1.12 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors of SPAC and Holdings are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.13 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, it is intended that (a) taken together, the PIPE Investment, the Share Acquisition, and the Merger will qualify as an exchange under Section 351 of the Code and (b) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdings following the transaction that does not enter into a five-year gain recognition agreement (“GRA”) pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a) and (b), together, the “Intended Tax Treatment”). To the extent permitted under applicable Law, (i) the Parties intend that the Merger also qualify as a “reorganization” under Section 368(a) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.
ARTICLE II
SHARE ACQUISITION
2.1 Exchange of Company Shares. At the Share Acquisition Closing and subject to and upon the terms and conditions of this Agreement and the Organizational Documents of the Company, the Company Shareholders shall sell, assign and transfer to Holdings, and Holdings shall purchase, acquire, assume and accept from the Company Shareholders, all of the legal and beneficial title to the Company Shares with full title guarantee, free from all Liens (other than Liens arising as a result of transfer restrictions under applicable securities Laws and the relevant Organizational Documents) and together with all rights attaching to the Company Shares at the Share Acquisition Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Share Acquisition Closing). Following the Share Acquisition Closing, the Company will be a wholly owned subsidiary of Holdings.
2.2 Consideration.
(a) Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to each Company Shareholder in exchange for such Company Shareholder’s Company Shares shall be the issuance of the Closing Number of Shares at the Share Acquisition Closing and the issuance of the Earnout Shares, subject to and determined in accordance with, Section 2.4, in each case as set out next to the name of the relevant Company Shareholder in the corresponding column of Schedule 1 to this Agreement (in respect of each Company Shareholder, its “Company Shareholder Consideration”).
(b) Holdings shall issue to each Company Shareholder (i) the Closing Number of Shares at the Share Acquisition Closing determined in accordance with Section 2.2(a) and (ii) the Earnout Shares, subject to and determined in accordance with, Section 2.4.
2.3 Transfer of Company Shares and Other Undertakings.
(a) At or prior to the Closing, each Company Shareholder shall deliver or procure the delivery to Holdings of:
(i) a duly executed stock transfer form in respect of its Company Shares to effect the transfer of its Company Shares (the “STFs”);
(ii) share certificates representing its Company Shares (“Company Certificate”), if its Company Shares are certificated. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Holdings, the relevant Company Shareholder may instead deliver to Holdings an indemnity for lost certificate in form and substance reasonably acceptable to Holdings;
(iii) a copy of any power of attorney in form and substance reasonably acceptable to Holdings under which any document to be executed by any Company Shareholder under this Agreement has been executed;
(iv) a duly executed counterpart to the Lock-Up Agreement;
(v) a duly executed counterpart to the New Registration Rights Agreement; and
(vi) a duly executed certificate in accordance with Section 10.3(c).
(b) At the Share Acquisition Closing, the Company shall deliver or procure the delivery to Holdings of a copy of the executed and undated resolution of the board of directors of the Company (i) approving the form of the STFs and the transfer of the Company Shares from the Company Shareholders to Holdings and (ii) instructing the Transfer Agent to update the Company’s register of members such that Holdings is entered in the register of members as the sole holder of all of the Company Shares.
2.4 Earnout Shares.
(a) In consideration for the Company Shareholders’ sale, assignment and transfer of the Company Shares pursuant to the Share Acquisition (and in addition to the issuance of the Closing Number of Shares pursuant to Section 2.2), as promptly as reasonably practicable (but in any event, within five (5) Business Days) after the occurrence of a Triggering Event, Holdings shall issue to the Eligible Company Equityholders with respect to such Triggering Event the following number of Holdings Common Shares, upon the terms and subject to the conditions set forth in this Agreement:
(i) upon the occurrence of Share Price Triggering Event I, a one-time issuance of one-quarter of the Earnout Shares;
(ii) upon the occurrence of Share Price Triggering Event II, a one-time issuance of one-quarter of the Earnout Shares;
(iii) upon the occurrence of Performance Triggering Event I, a one-time issuance of one-quarter of the Earnout Shares; and
(iv) upon the occurrence of Performance Triggering Event II, a one-time issuance of one-quarter of the Earnout Shares;

The Earnout Shares, if issued in accordance with this Section 2.4, shall be allocated among the Eligible Company Equityholders as set forth in the corresponding column of Schedule 1 to this Agreement.
(b) For the avoidance of doubt, the Eligible Company Equityholders with respect to a Triggering Event shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the sum of the Earnout Shares exceed the total number contemplated in the definition of “Earnout Shares”.
(c) If, following the Closing Date and prior to December 31, 2023, there is a Change of Control, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate, that number of Holdings Common Shares which represents one-half of the Earnout Shares, together with any Earnout Shares issuable pursuant to Section 2.4(e) below.
(d) If, following December 31, 2023 and prior to December 31, 2024, there is a Change of Control, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate that number of Holdings Common Shares which represents one-quarter of the Earnout Shares, together with any Earnout Shares issuable pursuant to Section 2.4(e) below.
(e) If, during the Share Price Earnout Period, there is a Change of Control (or a definitive Contract providing for a Change of Control is entered into during the Share Price Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Share Price Earnout Period) pursuant to which Holdings or its shareholders shall receive consideration implying a value per Holdings Common Share (as determined in good faith by the Holdings Board) of:
(i) less than $12.50, then no Earnout Shares shall be issuable under this Section 2.4(e);
(ii) greater than or equal to $12.50 but less than $14.00, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate, that number of Holdings Common Shares which represents one-quarter of the Earnout Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.4(a)(i)), together with any Earnout Shares issuable pursuant to Sections 2.4(c) and Section 2.4(d) above; or
(iii) greater than or equal to $14.00, then, immediately prior to such Change of Control, Holdings shall issue to the Eligible Company Equityholders, in the aggregate, that number of Holdings Common Shares which represents one-half of the Earnout Shares (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.4(a)(i) or (ii)), together with any Earnout Shares issuable pursuant to Sections 2.4(c) and Section 2.4(d) above.
(f) The Holdings Common Share price targets set forth in the definitions of Share Price Triggering Event I, Share Price Triggering Event II, and in clauses (i), (ii) and (iii) of Section 2.4(e), and the number of Holdings Common Shares described in Section 2.4(a), 2.4(c) and 2.4(d) and clauses (i), (ii) and (iii) of Section 2.4(e), shall be equitably adjusted for stock splits, share divisions, reverse stock splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares occurring after the Closing and prior to the Change of Control.
(g) At all times during the Share Price Earnout Period, Holdings shall maintain all necessary authorizations to satisfy in full its issuance obligations set forth in this Section 2.4 and shall take all actions reasonably required (including by convening any shareholder meeting and soliciting any required consents or approvals from shareholders). In no event will any issuance of Earnout Shares be represented by any negotiable certificates of any kind, and in no event will any holder of a contingent issuance of Earnout Shares take any steps that would render such rights readily marketable.
(h) Holdings shall take such actions as are reasonably requested by the Eligible Company Equityholders to evidence the issuances pursuant to this Section 2.4, including through the provision of an updated register of members showing such issuances (as certified by a director or officer of Holdings responsible for maintaining such register of members or the applicable registrar or the Transfer Agent).
(i) During the Share Price Earnout Period, Holdings shall use commercially reasonable efforts for Holdings to remain listed as a public company on, and for the Holdings Common Shares (including, when issued, the Earnout Shares) to be tradable over the national securities exchange (as defined under Section 6 of the Exchange Act) on which the Holdings Common Shares are then listed; provided, however, that subject to Sections 2.4(c), 2.4(d) and 2.4(e), the foregoing shall not limit Holdings from consummating a Change of Control or entering into a Contract that contemplates a Change of Control.
(j) This Section 2.4 shall terminate and no further Earnout Shares shall be issuable hereunder upon the consummation of a Change of Control.
2.5 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Holdings Common Share or Earnout Share will be issued, in any form, by virtue of this Agreement, the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Holdings Common Share or Earnout Share (after aggregating all fractional Holdings Common Shares or Earnout Shares, as applicable, that would otherwise be received by such Person) shall instead have the number of Holdings Common Shares or Earnout Shares, respectively, issued to such Person rounded up or down to the nearest whole Holdings Common Share or Earnout Share, respectively. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
2.6 Company Shareholder Consent. Each Company Shareholder hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. Each Company Shareholder acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of such Company Shareholder as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, the Shareholders’ Agreement, any other agreement in respect of the Company to which such Company Shareholder is a party or bound and all applicable Laws. Each of the Company Shareholders hereby waives and disapplies any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights (each, howsoever described) which may have been conferred on it under the Company’s Organizational Documents, the Shareholders’ Agreement or otherwise as may affect the Transactions (other than its rights pursuant to this Agreement). Further, subject to applicable Law, the Company and the Company Shareholders hereby waive any obligations of any other Person pursuant to the Company’s Organizational Documents to the extent they relate to the Transactions.
2.7 Termination of Certain Agreements. Without limiting the provisions of Section 2.6, the Company and the Company Shareholders hereby agree that, effective at the Closing, any shareholders, voting or similar agreement among the Company and any of the Company Shareholders or among the Company Shareholders with respect to the Company or its shares (including the Shareholders’ Agreement) shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company. Further, the Company and the Company Shareholders hereby waive any obligations of the parties under any agreement described in the preceding sentence with respect to the Transactions, and any failure of such parties to comply with the terms thereof in connection with the Transactions.
2.8 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.
2.9 Sponsor Offset Issuance to Company Shareholders. Each Company Shareholder’s Closing Number of Shares issued at the Closing shall be increased by a number of Sponsor Offset Shares, and each Company Shareholder shall receive at the Closing a number of Sponsor Offset Warrants (if any), in each case, determined pro rata in accordance with such Company Shareholder’s Closing Number of Shares as set forth in Schedule 1 hereto as in effect immediately prior to the Closing.
2.10 Withholding. SPAC, Holdings, the Company, the Transfer Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
MERGER CLOSING; SHARE ACQUISITION CLOSING
3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing of the Merger (the “Merger Closing”) shall occur on the third Business Day following the satisfaction or, to the extent legally permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction of or, to the extent legally permissible, waiver by the Party benefitting from, such conditions), or at such other date as SPAC, Holdings and the Company may agree in writing. The closing of the Share Acquisition (the “Share Acquisition Closing”) shall occur immediately following the Merger Closing. The closing of the Transactions (including the Merger Closing and the Share Acquisition Closing) shall be referred to herein as the “Closing”. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place virtually or at such place as SPAC, Holdings and the Company may agree in writing, and at such times on the Closing Date as SPAC, Holdings and the Company agree in writing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), or (b) the SEC Reports that are available on the SEC’s website through EDGAR, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (provided that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.5), SPAC represents and warrants to the Company, Holdings and the Company Shareholders, as of the date hereof, and as of the Closing, as follows:
4.1 Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.
4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required Shareholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of SPAC), other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by SPAC’s Charter, has unanimously (i) determined that this Agreement, the Ancillary Documents to which it is party and the Transactions, including the Merger, are advisable, fair to and in the best interests of SPAC Shareholders, (ii) approved and adopted this Agreement and the Ancillary Documents to which it is party, (iii) recommended that SPAC Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents to which it is party, the Merger, and the other Shareholder Approval Matters (the “SPAC Recommendation”) and (iv) directed that this Agreement, the Ancillary Documents to which it is party and the Shareholder Approval Matters be submitted to SPAC Shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).
4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.
4.4 Non-Contravention. The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPAC.
4.5 Capitalization.
(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth hereto in Section 4.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding preference shares of SPAC. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under the Delaware General Corporation Law, the SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.
(b) There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, pre-emptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities (including SPAC Securities) having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC (including SPAC Securities), (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, shares or securities convertible into or exchangeable for any securities (including SPAC Securities), or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities (including SPAC Securities). Other than with respect to the Redemption Rights or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC (including SPAC Securities) or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any securities of SPAC (including SPAC Securities).

(c) All Indebtedness of the type referred to in clauses (a)-(c) of the definition thereof of SPAC as of the date of this Agreement is disclosed in Section 4.5(c) of the SPAC Disclosure Schedules.
(d) Since the date of formation of SPAC and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its securities (including SPAC Securities) and has not repurchased, redeemed or otherwise acquired any of its securities (including SPAC Securities), and the SPAC Board has not authorized any of the foregoing.
4.6 SEC Filings; SPAC Financials; Internal Controls.
(a) SPAC has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company or made available copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter since the IPO to disclose its quarterly financial results in each of the fiscal years of SPAC, (ii) SPAC’s annual reports on Form 10-K for each fiscal year since the IPO to disclose its annual financial results in each of the fiscal years of SPAC and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b) (i) the SPAC Shares, the SPAC Redeemable Warrants and the SPAC Public Units are listed on NASDAQ, in the ticker of HPLT, HPLTW and HPLTU, respectively, (ii) SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on NASDAQ, and (iv) such SPAC Securities are in compliance with all of the applicable listing and corporate governance rules and regulations of NASDAQ.
(c)  The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.
(d) Except as and to the extent reflected or reserved against in the balance sheet of SPAC dated December 31, 2022 included in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements of any Person other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Neither SPAC nor SPAC’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC or (iv) any written claim or allegation regarding any of the foregoing.
(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC, including during the periods in which the periodic reports required under the Exchange Act are being prepared.
(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.
(h) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
4.7 Absence of Certain Changes. From the date of SPAC’s formation to the date of this Agreement, (a) SPAC has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, and (b) there has not been a Material Adverse Effect with respect to SPAC.
4.8 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) SPAC is and since the date of formation of SPAC has been, in compliance with, and not in conflict, default or violation of, any applicable Laws and (b) SPAC has not received, since the date of formation of SPAC, any written or, to the Knowledge of SPAC, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound.
4.9 Actions; Orders; Permits. SPAC (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with SPAC), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “SPAC Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC. Except in each case where the failure or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, (a) all of the SPAC Permits are in full force and effect, and no suspension or cancellation of any of the SPAC Permits is pending or, to SPAC’s Knowledge, threatened, (b) SPAC is not in violation in any material respect of the terms of any SPAC Permit and (c) since the date of formation of SPAC, SPAC has not received any written, or to the Knowledge of SPAC, oral notice of any Actions relating to the revocation or modification of any SPAC Permit.
4.10 Taxes and Returns.
(a) SPAC has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves in the SPAC Financials have been established in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.
(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against SPAC, in respect of any Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC.
(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.
(e) SPAC has not had a permanent establishment, branch or representative office in any country other than the country of its organization.
(f) SPAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(g) SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.
(h) SPAC has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.
(i) SPAC is not treated for any Tax purpose as a resident in a country other than the country of its incorporation.
(j) SPAC has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. SPAC is not aware of any plan or intention to cause Holdings or SPAC to be liquidated (for U.S. federal income tax purposes) following the Merger. To the knowledge of SPAC, no SPAC Shareholder, Company Shareholder or PIPE Investor has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Transactions (including for the avoidance of doubt, the PIPE Investment).
4.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment, vesting or funding of any such payment or benefit.
4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any real property or Personal Property.
4.13 Material Contracts.
(a) Other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than 60 days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in any business or from competing with any other Person or (iv) is a “material contract” (as such term is defined in Regulation S-K of the Securities Act) (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’-length and in the ordinary course of business, (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract, and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.
4.14 Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any present or former director, officer, employee, manager, direct equityholder or Affiliate of SPAC, or any immediate family member of any of the foregoing.
4.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
4.16 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Target Companies, the Company Shareholders or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC, Sponsor or any of their respective Affiliates.
4.17 Certain Business Practices.
(a) For the past five years, SPAC has been in compliance with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), and all other applicable anti-corruption and anti-bribery Laws, in all material respects. SPAC is not subject to any Action by any Governmental Authority involving any actual or, to the Knowledge of SPAC, suspected, violation of any applicable anti-corruption Law.
(b) For the past five years, the operations of SPAC have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.
(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently the target of economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom (“Sanctions”), including (i) identified on the OFAC Specially Designated Nationals and Blocked Persons List, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (each a “Sanctioned Country”), or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a Person identified in (i) or (ii); and SPAC has not, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently the target of, or otherwise in violation of, applicable Sanctions in the last five fiscal years. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has, in the last five fiscal years, engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable Sanctions. No Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.
4.18 Private Placements. Other than the Subscription Agreements, there are no agreements, side letters, arrangements or other Contracts between SPAC, Sponsor or any of their respective Affiliates, on the one hand, and any PIPE Investor, on the other hand, or, to the Knowledge of SPAC, any of their respective Affiliates that would affect the obligation of such PIPE Investor to contribute to Holdings the applicable portion of the PIPE Investment set forth in the Subscription Agreement of such PIPE Investor. No fees, consideration (other than Holdings Common Shares issued in connection with the PIPE Investment) or other discounts are payable or have been agreed by SPAC, Sponsor or any of their respective Affiliates to any PIPE Investor or, to the Knowledge of the SPAC, any of their respective Affiliates in respect of its portion of the PIPE Investment.
4.19 Insurance. Section 4.19 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.
4.20 Information Supplied. None of the information supplied or to be supplied by SPAC or Sponsor or their respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
4.21 Trust Account. As of the date hereof, SPAC had an amount of assets in the Trust Account of not less than $201 million. The funds held in the Trust Account are invested in U.S. government securities with a maturity of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, the Trustee. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (a) in respect of deferred underwriting commissions set forth in Section 4.21 of the SPAC Disclosure Schedules or Taxes, (b) SPAC Shareholders prior to the Merger Effective Time who shall have elected to redeem their SPAC Shares pursuant to the SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (c) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Shares pursuant to the

SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. As of the date hereof, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Merger Effective Time. SPAC has made available to the Company true and complete copies of all Contracts, including engagement letters, with any Person that was, or is, entitled to any underwriting commission (including deferred underwriting commission) in respect of the IPO, including any amendments or other modifications thereto.
4.22 SPAC Acknowledgment. SPAC acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles V, VI and VII and (ii) the certificate delivered pursuant to Section 10.3(c) constitute the sole and exclusive representations and warranties of Holdings, the Company and the Company Shareholders, respectively, to SPAC in connection with or relating to Holdings, the Target Companies and the Company Shareholders, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of Holdings, the Target Companies or the Company Shareholders. Except for the representations and warranties expressly set forth in Articles V, VI and VII or the certificate delivered pursuant to Section 10.3(c), SPAC (A) acknowledges that it is transacting with Holdings and the Company on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including Holdings, the Target Companies, any Company Shareholders or any Affiliate or Representative of the Company) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Holdings, the Target Companies, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding the Holdings or the Target Companies furnished to SPAC or any of its Representatives in any “data rooms”, “virtual data rooms”, management presentations, or in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles V, VI and VII or in the certificate delivered pursuant to Section 10.3(c).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDINGS
Holdings represents and warrants to SPAC, the Company and the Company Shareholders, as of the date hereof and as of the Closing, as follows:
5.1 Organization and Standing. Subject to filing the A&R Holdings Charter, Holdings is a company duly incorporated, validly existing and in good standing under the Laws of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted in each case, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings has made available to SPAC and the Company accurate and complete copies of its Organizational Documents, as currently in effect. Holdings is not in violation of any provision of its Organizational Documents in any material respect.
5.2 Authorization; Binding Agreement. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholder of Holdings and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the A&R Holdings Charter), on the part of Holdings are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder or thereunder or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Holdings is a party has been or shall be when delivered, duly and validly executed and delivered by Holdings and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, subject to the Enforceability Exceptions.
5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Holdings is required to be obtained or made in connection with the execution, delivery or performance by Holdings of this Agreement and each Ancillary Document to which it is a party or the consummation by Holdings of the Transactions, other than (a) such filings as are expressly contemplated by this Agreement, (b) any filings required with NASDAQ or the SEC with respect to the Transactions, (c) any the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.
5.4 Non-Contravention. The execution and delivery by Holdings of this Agreement and each Ancillary Document to which it is a party, the consummation by Holdings of the Transactions, and compliance by Holdings with any of the provisions hereof and thereof, will not (a) subject to the filing of the A&R Holdings Charter conflict with or violate any provision of Holdings’ Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to Holdings or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Holdings under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Holdings under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Holdings, except for any deviations from any of the foregoing clauses (b) or (c), individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect on Holdings.
5.5 Capitalization. As of the date hereof and as of immediately prior to the Closing, Holdings is authorized to issue a further maximum of 100 Holdings Common Shares and no preference shares. As of the date hereof, Holdings has 100 Holdings Common Shares issued and outstanding, which are owned by the Company. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than Merger Sub.
5.6 Holdings Activities. Since its formation, Holdings (a) has not engaged in any business activities other than as contemplated by this Agreement, (b) has not owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (c) other than fees in respect of its incorporation, has not had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions and other de minimis assets or Liabilities, and (d) other than its Organizational Documents, this Agreement and the Ancillary Documents to which it is a party, has not been party to or bound by any Contract.
5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Holdings.
5.8 Investment Company Act. Holdings is not an “investment company” or, a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.
5.9 Taxes. To the knowledge of Holdings, there is no plan or intention to cause the Company or SPAC to be liquidated (for federal income Tax purposes) following the Transactions.

5.10 Information Supplied. None of the information supplied or to be supplied by Holdings expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Holdings does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies, the Company Shareholders or any of their respective Affiliates.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Company hereby represents and warrants to SPAC and as of the Closing, as follows:
6.1 Organization and Standing.
(a) The Company is a company duly incorporated, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(b) Each Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is qualified or licensed and in good standing (to the extent such concept exists) to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
(c) The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.
6.2 Authorization; Binding Agreement. The Company and each Target Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s or such Target Company’s obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company or a Target Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors and shareholders of the Company or such Target Company (as applicable) in accordance with the Company’s or such Target Company’s Organizational Documents and any applicable Law and (b) no other corporate proceedings on the part of the Company or such Target Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company or any Target Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company or such Target Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, in each case, enforceable against the Company and such Target Companies in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.
(a) The issued share capital of the Company consists of 95,808 Company Shares and there are no other issued or outstanding equity interests of the Company. The Company Shareholders are the legal and beneficial owners of all of the issued Company Shares with each Company Shareholder owning the Company Shares set forth opposite the name of such Company Shareholder in the corresponding column of Schedule 1 to this Agreement, all of which Company Shares are owned by the Company Shareholders.
(b) All of the issued Company Shares have been duly authorized and are fully paid and not in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.
(c) No Target Company currently has any stock option or other equity incentive plans. There are no Company Convertible Securities or pre-emptive rights or rights of first refusal or first offer, except for those rights as provided in the Company’s Organizational Documents which have been disapplied and waived by the Company Shareholders pursuant to Section 2.7 hereof, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of the Company Shareholders or any of their respective Affiliates are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any of Company Shares. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in material compliance with all applicable Laws. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
6.4 Company Subsidiaries. Section 6.4 of the Company Disclosure Schedules sets forth the name of each Company Subsidiary, and with respect to each Company Subsidiary (a) its jurisdiction of organization and (b) the percentage of ownership by the Company with respect to each Company Subsidiary. The foregoing represents all of the issued and outstanding equity interests of the Target Companies as of the date of this Agreement. All of the outstanding equity securities of each Company Subsidiary are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Company Subsidiary’s Organizational Documents or applicable Laws). There are no Contracts to which the Company or any of the Company Subsidiaries is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the equity interests of any Company Subsidiary other than the Organizational Documents of any such Company Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Company Subsidiary is a party or which are binding upon any Company Subsidiary providing for the issuance or redemption of any equity interests of any Company Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Company Subsidiary. No Company Subsidiary has any limitation, whether by Contract, Order, or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Other than the Company Subsidiaries, no Target Company has any Subsidiaries. Except for the equity interests of the Company Subsidiaries listed on Section 6.4 of the Company Disclosure Schedules: (i) no Target Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement and (iii) there are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.
6.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents to which the Company or any Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target

Companies of the Transactions other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) applicable requirements or any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
6.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make or increase payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.
6.7 Financial Statements.
(a) The Company has made available to SPAC true, correct and complete copies of (i) the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021, and shall, pursuant to Section 8.6, make available to SPAC true, correct and complete copies of the audited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies as of and for the year ended December 31, 2022 (the “Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of net loss, comprehensive loss, and cash flows of the Target Companies as of and for the year ended December 31, 2022 (the “Company Unaudited Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”).
(b) The Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Target Companies, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto, and except that the Company Unaudited Financial Statements do not include footnotes or normal year-end adjustments, none of which would be material), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Target Companies, (iv) with respect to the PCAOB Audited Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (v) when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.16, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.
(c) The Company has not identified, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
(d) There are no outstanding loans or other extensions of credit made by the Target Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Target Companies.
(e) Except as set forth in Section 6.7(e) of the Company Disclosure Schedules, as of the date hereof, the Target Companies do not have any Indebtedness of the type referred to in clauses (a)-(e) of the definition thereof.
(f) Except for those that will be reflected or reserved on or provided for in the balance sheets of the Company contained in the Company Financial Statements, no Target Company has any Liabilities of a nature required to be disclosed on a balance sheet in accordance with GAAP, except for (i) those that were incurred after December 31, 2022 in the ordinary course of business, none of which are material, individually or in the aggregate, (ii) obligations for future performance under any contract to which any Target Company is a party, or (iii) Liabilities incurred for transaction expenses in connection with this Agreement, any Ancillary Document or the Transactions.
6.8 Absence of Certain Changes. Except for actions expressly contemplated by this Agreement, Ancillary Documents and the Transactions, each Target Company, since December 31, 2022, (a) has conducted its business only in the ordinary course of business, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Section 8.2(b) of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.
6.9 Compliance with Laws. (a) each Target Company is and, since January 1, 2020 has been, in compliance in all material respects with, and not in conflict, default or violation in each case in any material respect of, any applicable Laws and (b) no Target Company has received, since January 1, 2020, any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it is or was bound.
6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to obtain or maintain the same, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole or otherwise limit the ability of any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. Each material Company Permit is in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened, (b) no Target Company is in violation in any material respect of the terms of any material Company Permit and (c) since January 1, 2020, no Target Company has received any written, or to the Knowledge of the Company, oral notice of any Actions relating to the revocation or material modification of any Company Permit and, to the Knowledge of the Company, no circumstances exist or have existed which would be reasonably likely to result in such revocation or modification.
6.11 Litigation. Except as set forth in Section 6.11 of the Company Disclosure Schedules, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past three (3) years) or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. As of the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of any Target Company, except in each case where the charge, indictment arrest or conviction, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Target Companies, taken as a whole, or otherwise limit the ability of the Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or is required to be a party or otherwise bound.

6.12 Material Contracts.
(a) Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets, are bound (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:
(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or most-favored pricing clauses (in each case other than pursuant to confidentiality arrangements entered into in the ordinary course of business) or (B) to purchase or acquire an interest in any other Person;
(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;
(iii) evidences Indebtedness of the type referred to in clauses (a) through (e) of the definition thereof of any Target Company having an outstanding principal amount in excess of $300,000;
(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;
(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or shares or other equity interests of any Target Company or another Person in each case with an aggregate value in excess of $300,000;
(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;
(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or set of related Contracts of at least $150,000 per year or $250,000 over the life of such Contracts;
(viii) pursuant to which any Target Company has been granted from a third party any license, right, immunity or authorization to use or otherwise exploit any Intellectual Property, excluding (A) Incidental Licenses, and (B) licenses for “shrink wrap”, “click wrap”, and “off the shelf” software, and (C) licenses for uncustomized software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of less than $100,000;
(ix) pursuant to which any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contributor Agreements, or (B) transferred to any third party any ownership right to any material Intellectual Property;
(x) pursuant to which any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Incidental Licenses;
(xi) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;
(xii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of the Company or any Target Company who receives annual base cash salary of $500,000 or more;

(xiii) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;
(xiv) other than under its Organizational Documents, is between any (A) Target Company and (B) any Company Shareholder or any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any of their respective Affiliates or other Related Person, including all non-competition, severance and indemnification agreements;
(xv) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);
(xvi) relates to a settlement of any Action requiring payments in excess of $500,000 or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);
(xvii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;
(xviii) is with a Material Merchant, Material Supplier or Material Vessel Owner; or
(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.
(b) Except where the failure, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract, (iii) no Target Company is in breach or default, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract, (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract, (v) no Target Company has received or served written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies and (vi) no Target Company has waived any rights under any such Company Material Contract.
6.13 Intellectual Property.
(a) Section 6.13(a) of the Company Disclosure Schedules sets forth a list of all registered, issued, and applied-for Intellectual Property owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (i) its title, (ii) its owner, (iii) the jurisdictions in which the item is issued, registered or applied-for, (iv) the issuance, registration or application numbers and dates of registration, issuance or application, and (v) for Internet domain-name registrations, the domain name, expiry date and registrar. All Company Registered IP is subsisting and, to the Knowledge of the Company, all registered or issued Company Registered IP is valid and enforceable. No Action is pending or, to the Knowledge of the Company, threatened, against a Target Company that challenges the validity, enforceability or ownership of any Company Registered IP.
(b) The Target Companies (i) exclusively own all material Company Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) to the Knowledge of the Company have the right to use all Intellectual Property used in the conduct of the business of the Target Companies as currently conducted. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary

Document to which any Target Company is or is required to be a party, the consummation by any Target Company of the Transactions, and the compliance by any Target Company with any of the provisions hereof and thereof, will not result in the loss, termination or impairment of any rights of the Target Companies in any material Intellectual Property.
(c) To the Knowledge of the Company, (i) no Target Company is currently Infringing, or has, in the past three years, Infringed any Intellectual Property of any other Person in any material respect, and (ii) no third party is Infringing any material Company Owned IP. Since January 1, 2020, no Target Company has received any written or, to the Knowledge of the Company, oral, notice or claim, asserting that any Target Company has Infringed the Intellectual Property of any other Person in any material respect.
(d) All Contributors who have contributed to the development of material Intellectual Property for any Target Company have executed a Contributor Agreement. No Contributor has claimed any ownership interest in any material Intellectual Property purported to be owned by a Target Company. Each Target Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Owned IP. No Governmental Authority or educational or research institution owns or otherwise holds, or has the right to obtain, any rights to any material Company Owned IP.
(e) The IT Systems (i) operate in all material respects in accordance with their documentation and functional specifications and have not malfunctioned or failed in the last two years in a manner that has had a material impact on the operations of any Target Company, and (ii) are sufficient in all material respects to permit the Target Companies to conduct their business as currently conducted. The Company has taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Systems against unauthorized use, access, interruption, modification and corruption. Since January 1, 2020, there has been no unauthorized access to the IT Systems that has resulted in any unauthorized use, access, modification, misappropriation, deletion, corruption, or encryption of any material information or data stored therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems, in each case consistent with customary practices for the industry in which the Target Companies operate.
6.14 Taxes and Returns.
(a) Each Target Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. Each Target Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.
(b) Each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a Target Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.
(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against any Target Company, in respect of any Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against any Target Company.
(d) There are no material Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which a Target Company does not file a Tax Return that such Target Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.
(e) No Target Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and no Target Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) No Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company). No Target Company has any Liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).
(g) No Target Company has requested, or is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.
(h) No Target Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.
(i) Each Target Company is duly registered for Value Added Tax in all jurisdictions in which it is required to be registered and has complied in all material respects with all requirements concerning Value Added Tax.
(j) No Target Company (i) is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (iii) is treated as a U.S. corporation under Section 7874(b) of the Code.
(k) No Target Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(l) Except as disclosed on Section 6.14(l) of the Company Disclosure Schedule, no Target Company is currently a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(m) No Target Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.
(n) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or foreign Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing. No Target Company has made an election under Section 965(h) of the Code.
(o) Each Target Company has duly retained all records that it is required to retain for Tax purposes, or that would be needed to substantiate any claim made or position taken in relation to Taxes.
(p) No Target Company has taken, or agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of each Target Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. No Target Company is aware of any plan or intention to cause Holdings or SPAC to be liquidated (for U.S. federal income tax purposes) following the Merger. To the knowledge of the Target Companies, no SPAC Shareholder, Company Shareholder or PIPE Investor has entered into, or has any current plan or intention to enter into, any Contract to dispose of any Holdings Common Shares received in the Transactions (including for the avoidance of doubt, the PIPE Investment).
6.15 Real Property. Section 6.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the

“Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
6.16 Personal Property. All items of Personal Property with a book value or fair market value of greater than $250,000 are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use or manage, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than Permitted Liens.
6.17 Employee Matters.
(a) (i) No Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of any Target Company (a “Company Collective Bargaining Agreement”) and (ii) no employees of any Target Company are represented by any labor union, labor organization or works council with respect to their employment with any Target Company.
(b) The Company has no Knowledge of (i) any activities or proceedings of any labor union or other party to organize or represent any employees of any Target Company and (ii) any pending or threatened demand by any labor union, labor organization, works council, or group of employees of any Target Company for recognition or certification as a representative of employees of any Target Company in such capacities. Since January 1, 2020, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of any Target Company in connection with the business of any Target Company.
(c) No Target Company has any legal or contractual obligation to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of any Target Company, in connection with the consummation of the Transactions.
(d) Except as would not reasonably be expected to be material to any Target Company, each Target Company (i) is and, since January 1, 2020, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to classification, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company and (ii) is not delinquent in payments to, or on behalf of, any employees, former employees or individual independent contractors for any services or amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business. There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e) No Target Company is party to a settlement agreement with a current or former officer of any Target Company that involves allegations relating to sexual harassment. To the Knowledge of the Company, since January 1, 2020, no allegations of sexual harassment or other discrimination have been made against any officer of a Target Company.

(f) To the Knowledge of the Company, no employee of any Target Company is in any material respect in violation of any term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Target Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Target Company or (B) to the knowledge or use of trade secrets or proprietary information.
(g) No Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.
(h) Since January 1, 2020, the Target Companies have not engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent.
(i) Section 6.17(i) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company as of the date hereof, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration.
(j) Section 6.17(j) of the Company Disclosure Schedules sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company or any Target Company and Persons employed by or providing services as independent contractors to the Company or a Target Company.
(k) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.
6.18 Benefit Plans.
(a) Set forth on Section 6.18(a) of the Company Disclosure Schedules is a true and complete list, as of the date hereof, of each material Benefit Plan of the Target Companies (each, a “Company Benefit Plan”). No Target Company maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or contingent Liability on account of an ERISA Affiliate under or with respect to: (1) any “multiemployer plan” as defined under Section 3(37) of ERISA, (2) any plan or arrangement subject to Code Sections 412 or 4971, ERISA Section 02 or Title IV of ERISA or similar non-U.S. Laws or (3) a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of ERISA Section 4063.
(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC accurate and complete copies of the current plan documents and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.
(c) With respect to each material Company Benefit Plan: (i) such material Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities, (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred, (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to such material Company Benefit Plan have been timely made or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the applicable Target Company. All non-U.S. Company Benefit Plans that are required by the applicable Law to be funded or book-reserved are funded or book-reserved, as appropriate, in all material respects in accordance with such applicable Law. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.
(d) Each Company Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service or is the subject of a current favorable determination or opinion or advisory letter issued by the Internal Revenue Service with respect to such Company Benefit Plan, and, to the Knowledge of the Company, nothing has occurred since the date of such determination, opinion or advisory letter that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each material Company Benefit Plan intended to qualify for special tax status in a jurisdiction outside of the United States are registered as such to the extent required by applicable Law and have been documented and operated in all material respects in compliance with all requirements of such special tax status.
(e) The consummation of the Transactions will not: (i) entitle any individual to material severance pay, unemployment compensation or other material benefits or compensation whether under a Company Benefit Plan or under applicable Law or otherwise; (ii) accelerate the time of payment, vesting or funding, or increase the amount of any material compensation; or benefits, or in respect of, any director, employee or independent contractor of a Target Company or (iii) cause an amount to be received by any director, employee or independent contractor of a Target Company under any Company Benefit Plan or otherwise to fail to be deductible by reason of Code Section 280G or be subject to an excise Tax under Code Section 4999. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Code Sections 409A or 4999.
6.19 Environmental Matters. (a) The Target Companies are and have been in compliance in all material respects with all Environmental Laws, (b) the Target Companies possess and are and have been in compliance in all material respects with all authorizations of a Governmental Authorities required under Environmental Law for the conduct of their respective operations, (c) there are no Actions pending, or to the Knowledge of the Company, threatened against the Target Companies or any of its Vessels alleging a material violation of or material liability under any Environmental Law and that are reasonably likely to result in a material amount of damages awarded against the Target Companies or the imposition of material ongoing obligations on the Target Companies, and (d) to the Knowledge of the Company, there are no currently known conditions that would reasonably be expected to result in any such material liability pursuant to any Environmental Law.
6.20 Transactions with Related Persons. Except as provided in Section 6.20 of the Company Disclosure Schedules, no Company Shareholder nor any officer or director of a Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or since January 1, 2020, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company. Except as contemplated by or provided for in any Ancillary Document, the Shareholders’ Agreement or any Contract pursuant to which a Company Shareholder subscribed for or purchased equity interests in the Company, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.
6.21 Insurance.
(a) Section 6.21(a) of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company has any self-insurance or co-insurance programs. Since

January 1, 2020, to the Company’s Knowledge, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue a material insurance policy or non-renewal of any such policy.
(b) Since January 1, 2020, no Target Company has made any insurance claim in excess of $500,000 and each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2020, no Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.
6.22 Merchants and Suppliers.
(a)  Section 6.22(a) of the Company Disclosure Schedules sets forth a list of Contracts with the top (10) merchants (including charterers) of the Company and the Target Companies based on revenue received by the Company or any Target Company from such merchant and its customers during the calendar year 2022 (each such merchant, a “Material Merchant” and each such contract, excluding Contracts with each such customer’s franchisees, a “Material Merchant Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Merchant that such Material Merchant shall not continue as a customer of the Company or that such Material Merchant intends to terminate or adversely modify in any material respect any existing Material Merchant Agreement with the Company or the Target Companies.
(b) Section 6.22(b) of the Company Disclosure Schedules sets forth a list of the top (10) suppliers of the Company and the Target Companies based on expenditures made by the Company and the Target Companies during the calendar year 2022 (each such supplier, a “Material Supplier” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Supplier, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or adversely modify in any material respect any existing Material Supplier Agreements with the Company or the Target Companies.
(c) Section 6.22(c) of the Company Disclosure Schedules sets forth a list of the top (10) owners of any vessel that is committed to a tanker vessel pool managed by the Company or any Target Company (each such owner, a “Material Vessel Owner” and each Contract pursuant to which the Company or a Target Company manages the tanker vessel pool to which such vessel is entered, a “Material Pool Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Vessel Owner that such Material Vessel Owner shall not continue as a member of the relevant tanker vessel pool to the Company or that such Material Vessel Owner intends to terminate or adversely modify in any material respect any existing Material Pool Agreement with the Company or the Target Companies.
6.23 Data Protection and Cybersecurity.
(a) For the purposes of this Section 6.23 and Section 10.3, the terms “personal data breach” and “processing” (and its cognates) shall have the meaning given to them in the GDPR.
(b) Each Target Company (i) has implemented and maintains appropriate technical and organizational measures designed to protect Personal Data relating to the business of the Target Company against personal data breaches and cybersecurity incidents and (ii) complies in all material respects with all contractual obligations to which it is bound relating to the privacy, security, processing, transfer and confidentiality of Personal Data.
(c) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, since January 1, 2020, no Target Company has (i) suffered, or has discovered, any security breach of or, to the Knowledge of the Company, intrusion into any Target Company’s computer networks, the IT Systems or any other computer networks or systems containing Personal Data or a Target Company’s data, (ii) been subject to any actual, pending or, to the Knowledge of the Company, threatened in writing investigations, notices or requests from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending or, to the Knowledge of the Company, threatened claims from individuals alleging any breach of, or exercising their rights under, Data Protection Laws.
6.24  Certain Business Practices.
(a) Since January 1, 2018, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the FCPA or any other applicable anti-corruption or bribery Law, or (iii) made any other payment, in each case, in violation of applicable Laws. Since January 1, 2018, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction, in each case, in violation of applicable Laws. No Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(b) Since January 1, 2018, the operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, to the extent applicable, that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be material, individually or in the aggregate, to the Target Companies, taken as a whole.
(c) No Target Company, nor any director, officer, or employee thereof, or, to the Company’s Knowledge, any agent, affiliate or representative of the Target Companies, is an individual or entity that is, or is owned or controlled by one or more Person(s) that are (each, a “Sanctioned Person”):
(i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”);
(ii) the target of Sanctions or identified on the OFAC Specially Designated Nationals and Blocked Persons List or other Sanctions-related list of designated persons maintained by OFAC; or
(iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea and Syria).
(d) No Target Company nor any director, officer, or employee thereof, or, to the Company’s Knowledge, any agent, affiliate or representative of the Target Companies is subject to debarment or any list-based designations under the applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology (“Export Control Laws”).
(e) The Company has not, and will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available any proceeds to any Subsidiary, joint venture partner, other Sanctioned Person:
(i) to fund or facilitate any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
(ii) in any other manner that will result in a violation of Sanctions by any Sanctioned Person (including any Sanctioned Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
(f) The Target Companies have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, except as permitted by Sanctions.

(g) The Target Companies have (1) secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to Sanctions and Export Control Laws and (2) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions or Export Control Laws, and has not been notified of any such pending or threatened actions. No Target Company or any of their respective directors or officers or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, since January 1, 2018, engaged in conduct, activity or practices that would constitute a violation of any application Sanctions or Export Control Laws.
6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.
6.26 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Company Shareholders, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.
6.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, Holdings or any of their respective Affiliates.
6.28 Company Acknowledgment. The Company acknowledges and agrees that the representations and warranties expressly set forth in (i) Articles IV, and V and (ii) the certificate delivered pursuant to Section 10.2(c) constitute the sole and exclusive representations and warranties of SPAC and Holdings, respectively, to the Company in connection with or relating to SPAC and Holdings, this Agreement, any Ancillary Document or the Transactions, and no other representations or warranties, oral or written, have been given by or on behalf of any of SPAC or Holdings. Except for the representations and warranties expressly set forth in Articles IV, and V or the certificate delivered pursuant to Section 10.2(c), the Company (A) acknowledges that it is transacting with SPAC and Holdings on an “as is” condition and on a “where is” basis and (B) disclaims reliance on, and confirms and acknowledges that it has not relied on and should not rely on and will not rely on, any other representations or warranties, either express or implied, at law or in equity, including representations of merchantability, suitability or fitness for any particular purpose, or other statements, whether written or oral, made by or on behalf of any person (including SPAC, Holdings or any Affiliate or Representative of SPAC) in respect of the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of SPAC or Holdings, including with respect to the accuracy or completeness of any confidential information memoranda, documents, projections or other prediction or forward-looking statements, material, or other information (financial or otherwise) regarding SPAC or Holdings furnished to the Company or any of its Representatives in any other form or in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever or on any person providing or not providing any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties in Articles IV and V or in the certificate delivered pursuant to Section 10.2(c).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS
Each Company Shareholder, solely on behalf of himself, herself or itself, as applicable, hereby represents and warrants severally (not jointly and not jointly and severally) to SPAC, Holdings and the Company, as of the date hereof and as of the Closing, as follows:
7.1 Organization and Standing. Each Company Shareholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standard or to have such corporate power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.
7.2 Authorization; Binding Agreement. Each Company Shareholder has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company Shareholder’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which each Company Shareholder is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by each Company Shareholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company Shareholders, enforceable against each Company Shareholder in accordance with its terms, subject to the Enforceability Exceptions.
7.3  Ownership. Each Company Shareholder owns good and valid title to all of the Company Shares set forth opposite the name of such Company Shareholder in the corresponding column of Schedule 1 to this Agreement, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which any Company Shareholder is a party or by which any Company Shareholder is bound, with respect to the voting or transfer of any of the Company Shares other than this Agreement, the Ancillary Documents and the Shareholders’ Agreement. Upon transfer of the Company Shareholder’s Company Shares to Holdings on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares will pass to Holdings, and Holdings shall own all of issued Company Shares free from any Liens other than those arising under the Company’s Organizational Documents and applicable securities Laws.
7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Company Shareholder is required to be obtained or made in connection with the execution, delivery or performance by any Company Shareholders of this Agreement or any Ancillary Documents to which it is a party or the consummation by each Company Shareholder of the Transactions other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.
7.5 Non-Contravention. The execution and delivery by each Company Shareholder of this Agreement and each Ancillary Document to which they are a party or otherwise bound and the consummation by each Company Shareholder of the Transactions, and compliance by each Company Shareholder with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of the Company Shareholder’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.4 hereof and any condition precedent to such Consent having been satisfied, conflict with or violate any Law, Order or Consent applicable to the relevant Company Shareholder or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the relevant Company Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the relevant Company Shareholder under, (viii) give rise to any obligation to obtain any third party Consent or provide notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the relevant Company Shareholder is a party or the relevant Company Shareholder or its properties or assets are otherwise bound, except in cases of clauses (b) or

(c) as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party.
7.6 Litigation. Since January 1, 2020, there has not been any Action pending or, to the Knowledge of the Company Shareholder, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Company Shareholder’s ability to consummate the Transactions or perform its obligations under this Agreement or the Ancillary Documents to which it is party threatened, nor any Order is outstanding, against or involving the Company Shareholder, whether at law or in equity, before or by any Governmental Authority.
7.7 Investment Representations. Each Company Shareholder (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares in any transaction in violation of the securities laws of the United States or any other securities Law of any jurisdiction; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable other securities Law, (ii) have not been registered under the Securities Act or any other securities Law of any jurisdiction and, therefore, cannot be resold until such Exchange Shares are registered under the Securities Act and all other applicable securities Laws, unless exemptions from registration are available, and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement (if applicable); and (d) is aware that an investment in Holdings is a speculative investment and is subject to the risk of complete loss. No Company Shareholder has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third party, with respect to the Exchange Shares in any transaction in violation of the securities Laws of the United States or any applicable other securities Law of any jurisdiction. Each Company Shareholder acknowledges and agrees that it may dispose of the Exchange Shares only in compliance with, or pursuant to an exemption from, the Securities Act and all applicable other securities Laws, as then in effect. By reason of each Company Shareholder’s business or financial experience, or by reason of the business or financial experience of such Company Shareholder’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Company Shareholders are capable of evaluating the risks and merits of an investment in Holdings and of protecting their interests in connection with this investment. Each Company Shareholder (i) has carefully read and understands all materials provided by or on behalf of Holdings, SPAC, the Company or their respective Representatives to each Company Shareholder or their respective Representatives pertaining to an investment in Holdings and has consulted, as each Company Shareholder has deemed advisable, with his, her or its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Shareholder, (ii) has had the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdings concerning the terms and conditions of the offering of the Exchange Shares and the merits and risks of investing in the Exchange Shares, (iii) has conducted and completed its own independent due diligence with respect to the sale of the Exchange Shares, (iv) has been afforded access to information about Holdings and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and (v) is able to bear the economic risk of (x) holding the Exchange Shares for an indefinite period and (y) a total loss in respect of such investment. Each Company Shareholder acknowledges that the Exchange Shares may be subject to dilution for events not under the control of the Company Shareholders. Each Company Shareholder has completed its independent inquiry and has relied fully upon the advice of legal counsel, tax, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for the Company Shareholders and their particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Holdings, SPAC, the Company or their respective Representatives. Each Company Shareholder acknowledges and agrees that, except as set forth in Article IV (including the related portions of the SPAC Disclosure Schedules), Article V and Article VI (including the related portions of the Company Disclosure Schedules), no representations or warranties have been made by Holdings, SPAC, the Company or any of their respective Representatives, and that each Company Shareholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Holdings, or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. The Company Shareholders: (A) have been represented by counsel (or have had the opportunity to consult with independent counsel and has declined to do so), (B) have carefully read and fully understand this

Agreement (including all Schedules and Exhibits hereto) in its entirety and has had it fully explained to it, her or him by counsel, (C) are fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (D) are competent to execute this Agreement and have executed this Agreement free from coercion, duress or undue influence.
7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Holdings, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Company Shareholder.
7.9 Information Supplied. None of the information supplied or to be supplied by the Company Shareholders expressly for inclusion or incorporation by reference: (a) in any current report on Form 6-K, Form 8-K or Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (b) in the Registration Statement or (c) in the mailings or other distributions to SPAC Shareholders and prospective investors (including any actual or prospective PIPE Investors) with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Company Shareholder makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, Holdings or their respective Affiliates.
ARTICLE VIII
COVENANTS
8.1 Access and Information.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, each of the Company and Holdings shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or Holdings, as SPAC or its Representatives may reasonably request regarding the Target Companies or Holdings and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Holdings. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).
(b) During the Interim Period, subject to Section 8.17, to the extent permitted by applicable Law and solely for the purpose of facilitating the consummation of the Transactions, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as the Company or its Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of SPAC to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would jeopardize the protection of attorney-client, attorney work product or other legal privilege or (iv) that is directly related to the negotiation and execution of the Transactions (or any transactions that are or were alternatives to the Transactions).
(c) All information provided pursuant to this Section 8.1 shall be subject to the Confidentiality Agreement dated October 13, 2022 by and between SPAC and the Company (as amended from time to time, the “Confidentiality Agreement”).
8.2  Conduct of Business of the Company during the Interim Period.
(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 8.2(a) of the Company Disclosure Schedules, or as required by applicable Law, the Company shall use its commercially reasonable efforts to, and shall cause the other Target Companies to use their respective commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, preserve the possession, control and condition of their respective material assets, and preserve intact its relationships with all material customers and suppliers, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).
(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.2(b) of the Company Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Target Companies not to:
(i) amend, waive or otherwise change, the Organizational Documents of any of the Company or the Target Companies;
(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;
(iii) (A) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (B) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, if the payment or setting aside of such dividend, distribution, redemption, purchase or acquisition results in the Company having, as of immediately prior to the Closing, less than (i) $10 million of Net Working Capital or (2) $5 million of cash and cash equivalents (such dividend or distribution, a “Permitted Dividend”); provided, that the Company shall not, and shall cause the other Target Companies not to, declare any Permitted Dividend unless such Permitted Dividend is paid prior to the Closing;
(iv) other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise) in excess of $1,000,000 individually or $3,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or

(C) guarantee or endorse any Indebtedness of the type referred to in clause (A) in excess of $1,000,000 individually or $3,000,000 in the aggregate, in each case, except for (x) any such transactions among Target Companies and (y) hedging or over-the-counter derivatives transactions in the ordinary course of business;
(v) except as required pursuant to any Company Benefit Plan or Company Collective Bargaining Agreement, (A) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, (B) make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, (C) grant any severance, retention, change in control or termination or similar pay, other than as provided for in any written agreements, in the ordinary course of business, consistent with past practice or as required by applicable Law, (D) establish any trust or take any other action to secure the payment of any compensation payable by the Company, (E) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than in connection with the Transactions or, except with respect to a director, officer or manager, in the ordinary course of business, (F) hire any employee with an annual base salary greater than or equal to $500,000 or engage any person as an independent contractor, in each case other than in the ordinary course of business or (G) terminate the employment of any employee with an annual base salary greater than or equal to $500,000 or due to death or disability other than for cause or in the ordinary course of business;
(vi) waive any restrictive covenant obligations of any employee or individual independent contractor of any Target Company;
(vii) unless required by applicable Law, a Company Benefit Plan or a Company Collective Bargaining Agreement, (A) modify, extend or enter into any Company Collective Bargaining Agreement, or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Target Companies;
(viii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;
(ix) (A) other than in the ordinary course of business or between Target Companies, (1) sell, assign, transfer or license any Company Owned IP to any Person, other than Incidental Licenses, or (2) abandon, permit to lapse, or otherwise dispose of any material Company Registered IP, or (B) disclose any material Trade Secrets owned or held by any Target Company to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to enforceable confidentiality obligations;
(x) terminate, waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract if entered into prior to the date hereof, in any case outside of the ordinary course of business;
(xi) fail to use commercially reasonable efforts to maintain its books, accounts, and records in all material respects in the ordinary course of business consistent with past practices;
(xii)  enter into any new line of business, provided that for the purposes of this Section 8.2(b)(xii), a new line of business does not include the business of technical management of vessels;
(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements, as applicable;
(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by the Target Companies would exceed $5,000,000 in the aggregate;
(xvi) make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $5,000,000 in the aggregate);
(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xviii) other than in connection with the entering of any Contracts for the employment of vessels in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Target Companies, taken as a whole, other than (A) licensing of Intellectual Property in the ordinary course of business, (B) dispositions of obsolete or worthless equipment or assets that are no longer used or useful in the conduct of business, (c) transactions among the Target Companies and (D) the sale or provision of goods or services to customers in the ordinary course of business;
(xix) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of any Target Company;
(xx) make any change in accounting methods, principles or practices, except as required by GAAP;
( xxi) (A) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person or (B) enter into any Contract or arrangement that would have been required to be listed on Section 4.14 of the SPAC Disclosure Schedules if entered into prior to the date hereof (in the case of clauses (A) and (B), other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or
(xxii) authorize or agree to do any of the foregoing actions.
(c) Without limiting Section 8.2(a) and Section 8.2(b), during the Interim Period (but excluding, for the avoidance of doubt, on the Closing), without the prior written consent of SPAC, (i) no Company Shareholder shall waive the restrictions on the transfer of Company Shares owned by the Company Shareholders set forth in the Shareholder’s Agreement and (ii) without limitation to clause (i) of this sentence, no Company Shareholder shall transfer any Company Shares without the prior written consent of SPAC.
8.3 Conduct of Business of SPAC during the Interim Period.
(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(a) of the SPAC Disclosure Schedules, or as required by applicable Law, SPAC shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and any COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19). Notwithstanding anything to the contrary in this Section 8.3, subject to Section 8.24, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Charter and the IPO Prospectus, or by amendment to the SPAC Charter, the deadline by which it must complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.
(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 8.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:
(i) amend, waive or otherwise change its Organizational Documents, other than for administrative or de minimis changes;
(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities (including the SPAC Securities) or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities (including the SPAC Securities) or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;
(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests (including the SPAC Securities) or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except for redemptions from the Trust Account that are required in accordance with the IPO Prospectus;
(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party, or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A) above of any Person (provided that this Section 8.3(b)(iv) shall not prevent SPAC from borrowing funds in order to obtain the Extension or otherwise borrowing up to $100,000 from the Sponsor to finance its ordinary course administrative costs and expenses and other costs, expenses and fees incurred in connection with the consummation of the Transactions);
(v) amend, waive or otherwise change the Trust Agreement in any manner;
(vi) terminate, waive or assign any material right under any material agreement (including any SPAC Material Contract) to which it is a party, or enter into any Contract that would be a SPAC Material Contract if entered into prior to the date hereof;
(vii) establish any Subsidiary or enter into any new line of business;
(viii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;
(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $300,000 (individually or in the aggregate), unless such amount has been reserved in the SPAC Financials;
(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any of assets of any such Person in each case, if the aggregate amount of consideration paid or transferred by SPAC would exceed $50,000 in the aggregate;
(xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xii) enter into any agreement, understanding or arrangement with respect to the voting or transfer of its equity securities (including the SPAC Securities);
(xiii) (A) make, change or rescind any material election in respect of Taxes, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the ordinary course of business), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;
(xiv) (A) hire any employee or (B) adopt or enter into any Benefit Plan (including granting or establishing any form of compensation or benefits to any current or former employee, officer, director or other individual service provider of SPAC (for the avoidance of doubt, other than consultants, advisors, including legal counsel, or institutional service providers engaged by SPAC));
(xv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or
(xvi) authorize or agree to do any of the foregoing actions.
8.4 Conduct of Business of Holdings during the Interim Period.
(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period and subject to Section 8.5, except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law, Holdings shall use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business (taking into account COVID-19 and COVID-19 Measures) consistent with past practices and (ii) preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, in each case consistent with past practice (taking into account COVID-19 and any COVID-19 Measures).
(b) Without limiting the generality of Section 8.4(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as required by applicable Law or any COVID-19 Measure, during the Interim Period and subject to Section 8.5, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), Holdings shall not:
(i) amend, waive or otherwise change, its Organizational Documents, other than for administrative or de minimis changes;
(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities.
(iii) split, combine, recapitalize, subdivide, reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv) (A) incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) of the definition thereof (directly, contingently or otherwise), (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or (C) guarantee or endorse any Indebtedness of the type referred to in clause (A), in each case, except for any such transactions with the Target Companies;
(v) establish any Subsidiary or enter into any new line of business;
(vi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case;
(vii) make any capital expenditures;
(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(ix) enter into any agreement, understanding or arrangement with respect to its voting or transfer of equity securities; or
(x) authorize or agree to do any of the foregoing actions.
8.5  Interim Period Control. Nothing contained in this Agreement shall give to any Party, directly or indirectly, the right to control SPAC, Holdings, the Company or any Target Company or their respective Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC, Holdings and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
8.6 Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (a) the audited consolidated balance sheet of the Company and the Target Companies as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Target Companies for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”) not later than April 7, 2023 (such date, as it may be extended, the “Financial Statement Delivery Date”) and (b) any other financial statements of the Company and the Target Companies required to be delivered by applicable Law in connection with the Registration Statement, as promptly as practicable; provided, that if the Company has not delivered the PCAOB Audited Financial Statements by the Financial Statement Delivery Date, the Financial Statement Delivery Date shall be extended by thirty (30) calendar days if the Company continues to use its reasonable best efforts to deliver the PCAOB Audited Financial Statements as soon as reasonably practicable.
8.7 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Securities on NASDAQ.
8.8 Stock Exchange Listing. Each of SPAC, the Company and Holdings will use its commercially reasonable efforts to cause (a) Holdings’ initial listing application(s) with NASDAQ (or such other national securities exchange) in connection with the Transactions to have been approved including any valuation in respect of Holdings required by NASDAQ (or such other national securities exchange), (b) Holdings to satisfy all applicable initial listing requirements of NASDAQ (or such other national securities exchange) in order to trade immediately following the completion of the Transaction and (c) the Holdings Common Shares and the Holdings Warrants issuable in accordance with this Agreement (including the Holdings Common Shares to be issued in connection with the Earnout Shares) to be approved for listing on NASDAQ, subject to official notice of issuance, in each case prior to the Closing Date.
8.9 Exclusivity.
(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Target Companies and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company or any Target Company or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of the Company or any Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.
(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c) Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
8.10 No Trading. The Company, Holdings and the Company Shareholders each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Holdings and the Company Shareholders each hereby agrees that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
8.11 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, the Company Shareholders): (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging that the Consent of such third party is required in connection with the Transactions or (b) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would cause or would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
8.12 Regulatory Approvals.
(a) Subject to the terms and conditions of this Agreement, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts, and shall cooperate fully with such other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions, including using its commercially reasonable efforts to (i) prepare and promptly file all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all Permits, Consents, approvals, authorizations, registrations, waivers, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities to satisfy the consummation of the Transactions and to fulfill the conditions to the Closing and (iii) execute and deliver any additional instruments necessary to consummate the Transactions.
(b) In furtherance and not in limitation of Section 8.12(a), to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that are designed to prohibit, restrict or regulate actions that may risk national security (collectively, “Antitrust Laws”), each of SPAC, Holdings and the Company agrees, and shall cause its Subsidiaries and Affiliates, to make any required filing or application under Antitrust Laws, as applicable, including preparing and making an appropriate filing pursuant to the HSR Act, at such Party’s sole cost and expense (including with respect to any filing fees), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the granting of approval or consent by the Governmental Authority as soon as practicable. Each of SPAC, Holdings and the Company shall, in connection with its commercially reasonable efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other of such Parties or their respective Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep such other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of such other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any material meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of such other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, each attending Party shall keep such Party promptly and reasonably apprised with respect thereto and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory, competitive or national security related argument, and responding to requests or objections made by any Governmental Authority.
(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, each of SPAC, Holdings and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.
(d) Prior to the Closing, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third party as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such commercially reasonable efforts. With respect to Holdings, during the Interim Period, each of SPAC, Holdings and the Company shall use its commercially reasonable efforts to cause Holdings to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.
(e) Notwithstanding the generality of the foregoing, each of SPAC, Holdings and the Company shall use its, and shall cause its Affiliates to use their, commercially reasonable efforts to consummate the transactions contemplated by the Subscription Agreements, including using its, and causing its Affiliates to use their, commercially reasonable efforts to enforce its or their rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Holdings the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. None of SPAC, Holdings or the Company, without the prior written consent of such other Parties, permit or consent to any amendment, supplement or modification to or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any Subscription Agreement.
8.13 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement, the Ancillary Documents and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).
8.14 Tax Matters.
(a) Tax Treatment. Each of SPAC, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, take such actions to cause the Transaction to qualify, and refrain from taking such actions that could prevent or impede the Transaction from qualifying, for the Intended Tax Treatment. SPAC, Holdings, Merger Sub, the Company and the Sponsor hereby agree to file all applicable Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law). If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, Holdings and the Company shall deliver to Latham & Watkins LLP (“Latham”) and Seward & Kissel LLP (“S&K”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if such Tax opinion is required by the SEC with respect to the Merger, Holdings shall request Latham to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger, and if such Tax opinion is required by the SEC with respect to the Share Acquisition, the Company shall request S&K to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Share Acquisition. Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The covenants contained in this Section 8.14(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.
(b) Tax Cooperation.
(i) Each of the SPAC, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any

GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).
(ii) Each of the SPAC, Holdings, Merger Sub, the Company and the Sponsor shall not undertake (or cause to be undertaken) any of the following for a period of two years after the Closing Date: (A) the actual or deemed liquidation of the SPAC for U.S. federal income tax purposes, (B) the conversion of the SPAC into a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3) or (C) the distribution or transfer of substantially all of the SPAC’s assets (other than pursuant to an arm’s-length loan).
(c) Holdings 5% Shareholders. Holdings acknowledges that any direct or indirect holder of Holdings Securities who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdings following the Merger (a “Holdings 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Holdings 5% Shareholder made following the Closing Date, Holdings shall (i) furnish to such Holdings 5% Shareholder such information as such Holdings 5% Shareholder reasonably requests in connection with such Holdings 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such Holdings 5% Shareholder with the information reasonably requested by such Holdings 5% Shareholder for purposes of such Holdings 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such Holdings 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Holdings 5% Shareholder. Each of the Parties shall, and shall cause their affiliates to, operate in a manner so as not to cause such a triggering event.
8.15 The Registration Statement; Special Shareholder Meeting.
(a) As promptly as practicable after the date hereof, SPAC, the Company and Holdings shall jointly prepare, and Holdings shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Holdings Common Shares and the Holdings Warrants to be issued under this Agreement, which Registration Statement will also contain a proxy statement of SPAC (as amended or supplemented, including any prospectus contained therein, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC Shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing SPAC Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to exercise their Redemption Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at a special meeting of SPAC Shareholders to be called and held for such purpose (including any adjournment or postponement thereof, the “Special Shareholder Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Merger and the other Transactions by SPAC Shareholders in accordance with SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and NASDAQ (including the adoption of the A&R Holdings Charter and Bylaws effective as of the Closing and the appointment of the board of directors of Holdings, and any other proposals as are required to implement the foregoing), (ii) the adoption and approval of any other proposals as the SEC may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (iii) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or advisable in order to effect the Transactions contemplated herein (the approvals described in foregoing clauses (i) to (iii), collectively, the “Shareholder Approval Matters”) and (iv) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC in consultation with Holdings.
(b) SPAC, acting through its board of directors (or a committee thereof), shall (i) make the SPAC Recommendation and include such SPAC Recommendation in the Proxy Statement, (ii) cause the Proxy Statement to be mailed to SPAC Shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective in accordance with SPAC’s Organizational Documents and (iii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters. If, on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters, SPAC may, in consultation with Holdings and in accordance with the SPAC Charter, make one or more successive postponements or adjournments of the Special Shareholder Meeting. In connection with the Registration Statement, SPAC and Holdings will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, the Delaware General Corporation Law and the rules and regulations of the SEC and NASDAQ.
(c) SPAC, the Company and Holdings shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption Rights. Each of SPAC, Holdings and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Holdings, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and Holdings shall amend or supplement the Registration Statement and Holdings shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents. No filing of, or amendment or supplement to the Registration Statement will be made by SPAC, Holdings or the Company without the approval of the other of such Parties (such approval not to be unreasonably withheld, conditioned or delayed).
(d) Each of SPAC, Holdings and the Company shall, as promptly as practicable after receipt thereof, supply each other such Party or Parties with copies of all material written correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, or, if not in writing, a written summary of such material communication, with respect to the Registration Statement or the Transactions. No response to any comments from the SEC or its staff relating to the Registration Statement or the Transactions will be made by Holdings, the Company or SPAC without the prior consent of such other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and without providing such other Parties a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, SPAC, the Company and Holdings, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.
(e) As soon as practicable (and in any event within three Business Days) following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Holdings shall distribute the Registration Statement to SPAC Shareholders in accordance with SPAC’s Organizational Documents.
(f) SPAC shall call the Special Shareholder Meeting in accordance with the SPAC’s Organizational Documents for a date that is no later than 30 days following the effectiveness of the Registration Statement or such other date as agreed between SPAC and Company.
(g) SPAC and Holdings shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Shareholder Meeting and the Redemption Rights.
(h) As promptly as practicable after the effectiveness of the Registration Statement, Holdings shall prepare, and Holdings shall file with the SEC a registration statement on Form F-1 in connection with the registration for resale under the Securities Act of the Holdings Common Shares issued to the Company Shareholders party to this Agreement as of the date hereof and the Holdings Common Shares issued to the PIPE Investors pursuant to the PIPE Investment. The obligations of SPAC, the Company and Holdings set forth in Section 8.15(c) and Section 8.15(d) with respect to the Registration Statement shall apply to such resale registration statement on Form F-1, mutatis mutandis.
8.16 Public Announcements.
(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Holdings and the Company, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to have the opportunity to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance.
(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Holdings shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Transactions as required by Federal Securities Laws which SPAC shall have the opportunity to review, comment upon and approve prior to filing (which approval shall not be unreasonably withheld, conditioned or delayed).
8.17 Confidential Information.
(a) The Company, Holdings and the Company Shareholders agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, they shall, and shall cause their respective Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent, and (ii) in the event that the Company, Holdings, the Company Shareholders or any of their respective Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.17(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 8.17(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company, Holdings and the Company Shareholders shall, and shall cause their respective Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) Holdings and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) Holdings shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until such information ceases to be a Trade Secret.
(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent, and (ii) in the event that SPAC or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.17(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.17(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Affiliates or Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (1) SPAC and its Affiliates or Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws as advised by outside counsel, and (2) SPAC shall, and shall cause its Affiliates or Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.
8.18 Post-Closing Board of Directors and Officers of Holdings. With effect from the Closing, each Party shall take all necessary action within its power so that the board of directors of Holdings is initially comprised of, and the officers of Holdings shall initially be, the individuals as agreed to in writing between Company and SPAC prior to the Closing. Except as otherwise agreed in writing by the Company and SPAC prior to the Closing, the Company, Holdings and SPAC shall take all necessary action so that all of the members of the board of directors of Holdings in office prior to the Closing resign, or are otherwise validly removed, effective as of the Closing. Holdings shall ensure that a sufficient number of its designees pursuant to Section 8.18 qualify as independent directors such that, when taken together with other independent directors appointed pursuant to Section 8.18, the board of directors of Holdings shall have a majority of “independent” directors for the purposes of NASDAQ, each of whom shall serve in such capacity in accordance with the terms of Holding’s Organizational Documents following the Closing.
8.19 Indemnification of Directors and Officers; Tail Insurance.
(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Holdings, and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Organizational Documents of each Target Company, Holdings and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person, on the one hand, and any Target Company, Holdings or SPAC, on the other hand, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Merger Effective Time, Holdings shall cause the Organizational Documents of each Target Company, Holdings, and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.19 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.
(b) For the benefit of SPAC’s directors and officers, SPAC shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and the Surviving Company shall, for a period of six years after the Merger Effective Time, maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Surviving Company shall timely pay or cause to be paid all premiums with respect to the SPAC D&O Tail Insurance.

(c) For the benefit of the Company’s directors and officers, the Company shall be permitted, prior to the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Merger Effective Time for events occurring prior to the Merger Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Holdings and the Company shall, for a period of six years after the Merger Effective Time, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Holdings and the Company shall timely pay or cause to be paid all premiums with respect to the Company D&O Tail Insurance.
8.20 SPAC Expenses; Trust Account Proceeds.
(a) No later than three Business Days prior to the Closing, SPAC shall deliver to the Company a statement setting forth SPAC’s good faith calculation of (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of Redemption Rights, (ii) the estimated amount of SPAC’s cash on hand, including in the Trust Account, as of the Closing, and (iii) the estimated amount of unpaid SPAC Transaction Expenses as of the Closing. Following its delivery, SPAC shall reasonably cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives related to such statement.
(b) The Parties agree that, simultaneously with or as promptly as practicable after the Closing, the funds held by the Surviving Company either in or outside of the Trust Account, after taking into account payments by SPAC for the Redemption Rights (collectively, the “Closing Cash”), shall be used to pay (i) first, the accrued SPAC Transaction Expenses, including SPAC’s deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO as set forth on the SPAC Disclosure Schedules, without double-counting with any accrued SPAC Transaction Expenses that have already been paid prior to the Closing, and (ii) second, any loans owed by SPAC to the Sponsor for SPAC Transaction Expenses (including deferred SPAC Transaction Expenses), other administrative costs and expenses incurred by or on behalf of SPAC. Such amounts, as well as any fees, costs and expenses that are required or permitted to be paid by the issuance of Holdings Securities, will be paid or issued, as applicable, at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Target Companies, or for any other use as directed by Holdings. For the avoidance of doubt, SPAC Transaction Expenses shall include, and Holdings shall cause SPAC to pay when due, any excise Tax payable by SPAC as a result of redemptions by SPAC Shareholders (whether in connection with the Extension or the Transactions).
8.21 New Registration Rights Agreement. Concurrently with the Closing, (a) SPAC and the Sponsor shall terminate the registration and stockholder rights agreement, dated as of September 29, 2021, as it may be amended, by and between SPAC and Sponsor and the other parties thereto pursuant to a termination agreement in a form reasonably acceptable to the Company and (b) Holdings, the Company Shareholders and the Sponsor shall enter into a registration rights agreement in substantially the form attached as Exhibit C hereto (the “New Registration Rights Agreement”).
8.22 Lock-Up Agreements. At the Closing, (a) the Company Shareholders shall each enter into a Lock-Up Agreement with Holdings in substantially the form attached as Exhibit D-1 hereto and (b) the Sponsor shall enter into a Lock-Up Agreement with Holdings in substantially the form attached hereto as Exhibit D-2 (each, a “Lock-Up Agreement”).
8.23 Holdings Equity Incentive Plan. As soon as reasonably practicable following the date of this Agreement, SPAC, the Company and Holdings shall use commercially reasonable efforts to agree to the material terms of a new equity incentive plan to be adopted by Holdings no later than the Closing (the “Holdings Equity Incentive Plan”), with the number of Holdings Common Shares reserved for issuance thereunder being equal to fifteen percent (15%) of Holdings’ outstanding capital stock as of immediately after the Closing; provided that the material terms of such Holdings Equity Incentive Plan shall be agreed by no later than the date of filing of the Registration Statement with the SEC in accordance with Section 8.15(a).
8.24 SPAC Extension. The Parties acknowledge that SPAC filed a proxy statement (as amended, the “Extension Proxy Statement”) regarding, among other things, an Extension of six months to October 4, 2023.

Sponsor and SPAC shall take any and all actions reasonably required to obtain approval of the Extension, including using its reasonable best efforts to cause any amendment or supplement to the Extension Proxy Statement as required to comply with the rules and regulations promulgated by the SEC.
8.25 Litigation.
(a) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of SPAC, threatened, against SPAC or the SPAC Board by any of SPAC’s shareholders prior to the Closing, SPAC shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action shall give due consideration to the Company’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
(b) In the event that any Action related to this Agreement or the Transactions is brought, or, to the Knowledge of Holdings or the Company, threatened, against Holdings or the Company or the Company Board by any the Company Shareholders prior to the Closing, Holdings or the Company shall promptly notify SPAC of any such Action and keep SPAC reasonably informed with respect to the status of thereof. The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to SPAC’s advice with respect to such Action and shall not settle or agree to settle any such Action without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.
8.26 Warrant Assumption Agreement. As of immediately prior to the Merger Effective Time, Holdings and SPAC shall, and shall direct Continental Stock Transfer & Trust Company to, enter into a warrant assumption agreement substantially in the form attached hereto as Exhibit E (the “Warrant Assumption Agreement”).
8.27 Termination of SPAC Agreements. Prior to the Merger Effective Time, SPAC shall terminate pursuant to a Contract reasonably acceptable to the Company each Contract listed in Section 4.14 of the SPAC Disclosure Schedules and Section 8.27 of the SPAC Disclosure Schedules, without the payment of any consideration or the granting of any concession, and without any liability being imposed on Holdings, the Surviving Company or any of their respective Subsidiaries or any of them having any continuing obligations.
8.28 PIPE Investment. The Company shall reasonably cooperate and provide reasonable assistance and information as reasonably requested by SPAC in connection with any PIPE Investment. None of SPAC, Merger Sub or Holdings shall enter into a Subscription Agreement or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to the Company. For purposes of this Section 8.28 and Section 11.1(e), a Subscription Agreement or PIPE Investment shall be considered “reasonably satisfactory” to the Company if, by its terms, (i) the applicable PIPE Investor will commit to purchase newly issued Holdings Common Shares at a purchase price of $10.00 per share, and (ii) the consummation of the Subscription Agreements and PIPE Investments will, in the aggregate, result in an Available Closing Cash Amount of no less than $40,000,000 (after taking into account amounts in the Trust Account reasonably expected to be released to the Surviving Company in connection with the Closing). SPAC shall use its reasonable best efforts to make all necessary and appropriate arrangements with the PIPE Investors in order to consummate the PIPE Investment prior to or concurrently with the Closing.
ARTICLE IX
SURVIVAL
9.1 Survival. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Document or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants, obligations and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Article XIII and any corresponding definitions set forth in Article XIV and (c) Fraud Claims.

ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES
10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall in all respects be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:
(a) Antitrust Approval. All applicable waiting periods under the Antitrust Laws (and any extensions thereof) relating to the transactions contemplated by this Agreement, and any agreement with or commitment to any Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated. All other required Consents under the Antitrust Laws relating to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.
(b) Required Shareholder Approval. The Shareholder Approval Matters shall have been submitted to the vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement and shall have been approved and adopted by the requisite vote of SPAC Shareholders at the Special Shareholder Meeting in accordance with the Proxy Statement, SPAC’s Organizational Documents and the applicable provisions of the Delaware General Corporation Law and NASDAQ (the “Required Shareholder Approval”).
(c) No Law or Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (a “Legal Restraint”).
(d) Net Tangible Assets. Immediately following the Closing, after giving effect to any redemption pursuant to the Redemption Rights, Holdings shall have net tangible assets of at least five million and one Dollar ($5,000,001) (as determined in accordance with Rule 3a51-1(g) of the Exchange Act).
(e) Listing. The Holdings Common Shares (including those to be issued pursuant to this Agreement (including the Earnout Shares) and the Subscription Agreements) and the Holdings Warrants (including the Holdings Common Shares underlying such Holdings Warrants) shall have been approved for listing on NASDAQ (or such other national securities exchange), subject only to official notice of issuance thereof.
(f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and not withdrawn.
(g) Amended and Restated Organizational Documents. The articles of incorporation of Holdings (the “A&R Holdings Charter”) and the bylaws of Holdings (together with the A&R Holdings Charter, the “A&R Holdings Charter and Bylaws”) shall have been amended and restated in their entirety in substantially the form attached hereto as Exhibit F (with such changes as are agreed in writing between SPAC and the Company).
(h) Available Closing Cash Amount. The Available Closing Cash Amount shall be no less than $40,000,000 and SPAC shall have made all necessary and appropriate arrangements prior to the Closing Date for any portion of the Available Closing Cash Amount held in the Trust Account to be released from the Trust Account in connection with the Closing.
10.2 Conditions to Obligations of the Company, the Company Shareholders, Holdings and Merger Sub. In addition to the conditions specified in Section 10.1, the obligations of the Company, the Company Shareholders, Holdings and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, where permissible) of the following conditions:
(a) Representations and Warranties.
(i) All of the SPAC Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).

(ii) The representations and warranties of SPAC contained in Section 4.5 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).
(iii) All of the other representations and warranties of SPAC set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.2(a)(ii)) and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.
(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) but in each case, solely with respect to themselves.
(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.
(e) Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the funds held in the Trust Account disbursed to SPAC on the Closing Date, and all such funds released from the Trust Account shall be available to the Surviving Company.
(f) Redemption. SPAC shall have provided the holders of SPAC Class A Common Stock with the opportunity to make redemption elections with respect to their SPAC Class A Common Stock pursuant to Redemption Rights.
(g) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by SPAC at or prior to the Closing Date shall have been executed and delivered to the Company.
10.3 Conditions to Obligations of SPAC . In addition to the conditions specified in Section 10.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC where permissible) of the following conditions:
(a) Representations and Warranties.
(i) All of the Company Fundamental Warranties and the Company Shareholders Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).
(ii) The representations and warranties of the Company and the Company Shareholders contained in Section 6.3 and Section 7.3 shall be true and correct (except for de minimis inaccuracies) on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).
(iii) All of the other representations and warranties of the Company and the Company Shareholders set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(iii)) and (B) other than representations and warranties set forth in Section 6.8(b), any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have (x) a Material Adverse Effect on the Company or (y) a material adverse effect on the Company Shareholder’s ability to consummate the Transactions or perform their obligations under this Agreement or the Ancillary Documents to which they are party, as applicable.
(iv) All of the Holdings Fundamental Warranties shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been so true and correct as of such date).
(v) All of the other representations and warranties of Holdings set forth in this Agreement shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date, subject to clause (B) of this Section 10.3(a)(v)), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdings.
(b) Agreements and Covenants. Each of the Company, the Company Shareholders, Holdings and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.
(c) Officer Certificate. The Company, each Company Shareholder and Holdings shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of each of the Company, Holdings and each Company Shareholder, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d), but in each case, solely with respect to themselves.
(d) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.
(e) Ancillary Documents. A counterpart to the Ancillary Documents required to be executed by the Company, the Company Shareholders, Holdings and Merger Sub at or prior to the Closing shall have been executed and delivered to the SPAC.
10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, the Company Shareholders, or Holdings) to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE XI
TERMINATION AND EXPENSES
11.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date, notwithstanding receipt of any requisite approval and adoption of this Agreement and the Transactions by the shareholders of any Party, as follows:
(a) by mutual written consent of SPAC and the Company;
(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article X have not been satisfied or waived by April 4, 2023 (provided that such date shall be automatically extended to October 4, 2023 if shareholder approval of the Extension contemplated by the Extension Proxy Statement is obtained) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Holdings) of any representation, warranty, covenant or obligation under this Agreement was the principal cause of the failure of a condition set forth in Article X on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Legal Restraint has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Company Shareholders or Holdings) to comply with any provision of this Agreement was the principal cause of such Legal Restraint;
(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time SPAC would be entitled to terminate this Agreement pursuant to Section 11.1(f);
(e) by written notice by the Company to SPAC on (or within three Business Days after) May 30, 2023 (the “Company Termination Notice Date”), if (and only if), prior to such date, the Company and SPAC have conducted good faith marketing efforts with potential PIPE Investors regarding the PIPE Investment, and following such marketing efforts the Company has determined, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to the Company prior to the Outside Date. The Company’s termination right pursuant to this Section 11.1(e) shall expire three Business Days after the Company Termination Notice Date, and the Company shall have no further right to terminate this Agreement pursuant to this Section 11.1(e);
(f) by written notice by SPAC to the Company if (i) there has been a breach by the Company, the Company Shareholders or Holdings of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 30 days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(f) if at such time the Company would be entitled to terminate this Agreement pursuant to Section 11.1(d); or
(g) by written notice by either SPAC or the Company to the other if the Special Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.
11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (a) the provisions of Sections 8.16, 8.17, 11.3, 12.1, Article XII, Article XIII and this Section 11.2 shall remain in full force and effect and (b) nothing in this Section 11.2 shall be deemed to (i) release any Party from any Liability for any wilful and material breach by such Party of any term of this Agreement prior to the date of termination or pursuant to any Fraud Claim against such Party, (ii) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement in each case prior to the valid termination of this Agreement or (iii) terminate or otherwise modify the Confidentiality Agreement; provided further that nothing in this Section 11.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 12.1.
11.3 Fees and Expenses. Subject to Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses. For the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, Holdings shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.
ARTICLE XII
WAIVERS AND RELEASES
12.1 Waiver of Claims Against Trust. Each Party acknowledges and agrees that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only in the manner described in the IPO Prospectus: (a) to SPAC Shareholders in the event they elect to redeem their shares of SPAC Shares (or Holdings Common Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus, the “Business Combination”) or in connection with an amendment to SPAC’s Organizational Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to SPAC Shareholders if the SPAC fails to consummate a Business Combination within the time period specified in the SPAC Organizational Documents after the closing of the IPO, subject to further extension as described by the IPO Prospectus, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each of Holdings, the Company and the Company Shareholders, on behalf of themselves and the other Company Affiliates, acknowledge and agree that they do not and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, Holdings or the Company Shareholders or any Company Affiliate, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company, Holdings and the Company Shareholders, on behalf of itself and its Affiliates, hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company, Holdings and the Company Shareholders each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company, Holdings and the Company Shareholders further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Holdings or the Company Shareholders or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Holdings and the Company Shareholders hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, the Trust Account Released Claims and related waivers will not limit or prohibit the Company or any Company Shareholder from (i) pursuing a claim against SPAC, Merger Sub or any other person for (A) specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any redemption pursuant to the Redemption Rights)) or (B) for damages (subject to the provisions of this Agreement) for breach of this Agreement against SPAC (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and SPAC consummates a Business Combination with another Person or (ii) being entitled to the use of any remaining amounts in the Trust Account following the transactions contemplated by Section 8.20(b).

12.1 Mutual Releases.
(a) Effective as of the Closing, each of SPAC and Holdings, Holdings on behalf of all its Subsidiaries (including the Target Companies) and SPAC on behalf of each other SPAC Affiliate, hereby irrevocably releases and discharges, the Company Shareholders and each other Company Affiliate, and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies and their respective businesses, operations, assets and liabilities, the service by any such Company Affiliate as an officer, director, manager, employee or Representative of the Target Companies or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.1(a) shall not release or discharge (i) any liability of the Company or any Company Shareholder under this Agreement, any Ancillary Document or the Confidentiality Agreement, (ii) any liability of any current or former employee of the Target Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by SPAC against the Company or any Company Shareholder or (iv) any claims that cannot be waived under applicable Law.
(b) Effective as of the Closing, each Company Shareholder hereby irrevocably releases and discharges SPAC, Holdings, the Target Companies and their respective Subsidiaries, each other SPAC Affiliate and each of their respective current and former directors, managers, officers, partners and employees from and against all liabilities, claims and obligations, whether accrued or contingent, whether known or unknown, whether arising under common law, statute, equity or otherwise, to the extent arising prior to the Closing and based upon, arising out of or related to the Target Companies and their respective Subsidiaries, their respective businesses, operations, assets and liabilities, the service by any such SPAC Affiliate as an officer, director, manager, employee or Representative the Target Companies or any of their respective Subsidiaries or to the subject matter of this Agreement and the Ancillary Documents, including the Transactions (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing); provided, however, that this Section 12.1(b) shall not release or discharge (i) any liability of SPAC, Holdings, the Target Companies and their respective Subsidiaries under this Agreement, any Ancillary Document or the Confidentiality Agreement (in each case to which it is party), (ii) any liability of any current or former employee of the Target Companies or any of their respective Subsidiaries to the extent (A) related to this Agreement, any Ancillary Document or the Transactions or (B) arising out of such employee’s service as an officer, director or employee of the Target Companies or any of their respective Subsidiaries, (iii) any Fraud Claim by any Company Shareholder or (iv) any claims that cannot be waived under applicable Law.
(c) The Parties acknowledge and agree that the Company Affiliates and the SPAC Affiliates are intended third-party beneficiaries of this Section 12.1.

ARTICLE XIII
MISCELLANEOUS
13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to SPAC at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

Home Plate Acquisition Corporation P.O. Box 1314 New York, New York 10028 Attention: Jonathan Rosenzweig Email: jonathan@homeplateacq.com	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004 United States Attn: Paul Sheridan and Daniel Breslin Email: paul.sheridan@lw.com; daniel.breslin@lw.com

If to the Company at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

c/o Heidmar Inc. 107 Vouliagemnis Ave GR-166 75 Glyfada Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

If to Holdings at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

c/o Home Plate Acquisition Corporation P.O. Box 1314 New York, New York 10028 Attention: Jonathan Rosenzweig Email: jonathan@homeplateacq.com	Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, D.C. 20004 United States Attn: Paul Sheridan and Daniel Breslin Email: paul.sheridan@lw.com; daniel.breslin@lw.com

If to the Company Shareholders, to:	with a copy (which will not constitute notice) to:

c/o Heidmar Inc. 107 Vouliagemnis Ave GR-166 75 Glyfada Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com

If to Holdings, SPAC, or the Company after the Closing, to:	with a copy (which will not constitute notice) to:

c/o Heidmar Inc. 107 Vouliagemnis Ave GR-166 75 Glyfada Athens, Greece Attention: Pankaj Khanna Email: pankaj.khanna@heidmar.com	Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 United States Attn: Keith Billotti Email: billotti@sewkis.com
13.2 Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise prior to the Closing without the prior written consent of SPAC, Holdings and the Company. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
13.3 Third Parties. Except for the rights of (a) the D&O Indemnified Persons set forth in Section 8.19, (b) the rights of the Company Affiliates set forth in Section 12.1, (c) the rights of the SPAC Affiliates set forth in Section 12.1 and (d) the rights of the Nonparty Affiliates set forth in Section 13.13, respectively, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.
13.4 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State (other than with respect to the effects of the Merger which shall be governed by the laws of the Cayman Islands). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
13.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.
13.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, specific performance or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
13.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
13.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC and the Company.
13.9 Waiver. Each of SPAC, Holdings, the Company and the Company Shareholders, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties by such other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and any such extension or waiver shall only be binding upon the Party or Parties so providing the extension or waiver. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
13.10 Entire Agreement. This Agreement, the Ancillary Documents and the Confidentiality Agreement collectively set out the entire agreement between the Parties in respect of the subject matter contained herein and therein and, save to the extent expressly set out in this Agreement, the Ancillary Document or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.
13.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires:
(a) references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(b) references to a “Person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;
(c) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;
(d) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, IFRS, or any other accounting principles used by the applicable Person;
(e) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(f) the words “herein”, “hereto”, and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;
(g) the words “date hereof” when used in this Agreement shall refer to the date of this Agreement;
(h) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”;
(i) in Article IV through Article XII to (i) “SPAC” shall refer to Home Plate Acquisition Corporation for all periods prior to the completion of the Merger and to the Surviving Company for all periods after the completion of the Merger; provided that the foregoing shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 and 4.5, and (ii) “SPAC Class A Common Stock”, “SPAC Class B Common Stock”, “SPAC Redeemable Warrants” and “SPAC Shares” shall refer to such securities solely for periods prior to the Merger;
(j) the term “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”;
(k) the word “day” means calendar day unless Business Day is expressly specified;
(l) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Closing; provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;
(m) references to “Dollars” or “$” are references to the lawful currency from time to time of the United States of America;
(n) for the purposes of applying a reference to a monetary sum expressed in Dollars, an amount in a different currency shall be deemed to be an amount in Dollars translated at the Exchange Rate at the relevant date;
(o) references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(p) references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(q) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;
(r) the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(s) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;
(t) unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation;
(u) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(v) any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.
The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by Holdings or the Company to be given, delivered, provided or made available by Holdings or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information (subject to access limitations as may be applicable to any individual electronic folders).
13.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
13.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Ancillary Document (the “Contracting Parties”) except as set forth in this Section 13.13. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Ancillary Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Ancillary Documents or their negotiation, execution, performance, or breach; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 13.13.
13.14 Legal Representation.
(a) The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to the Closing, jointly represented SPAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Holdings, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Holdings and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Holdings, SPAC, the Company and the Company Shareholders or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of the Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Holdings, SPAC; provided further, that nothing contained herein shall be deemed to be a waiver by Holdings, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(b) The Parties agree that, notwithstanding the fact that Seward & Kissel LLP (“S&K”) may have, prior to the Closing, represented the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, S&K will be permitted in the future, after the Closing, to represent Holdings, the Company or their respective Affiliates in connection with matters in which such Persons are adverse to Sponsor, SPAC, the Company Shareholders or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Sponsor, SPAC and the Company Shareholders, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with S&K’s future representation of one or more of Holdings, the Company or its Affiliates in which the interests of such Person are adverse to the interests of the Sponsor, the SPAC and the Company Shareholders or any of their respective Affiliates in connection with any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by S&K of the Company or any of its Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company shall be deemed the client of S&K with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed by SPAC or the Sponsor; provided further, that nothing contained herein shall be deemed to be a waiver by SPAC, the Sponsor or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
13.15 Scope of the Company Shareholders’ Obligations. In this Agreement, (a) any obligation, covenant, representation or warranty, indemnity, liability or other requirement provided by or in respect of any Company Shareholder shall be on a several basis (not jointly and not jointly and severally) as to such Company Shareholder and only pertain to it, (b) each Company Shareholder shall be liable for its own breaches, (c) to the extent any Company Shareholder is liable for monetary damages hereunder, other than in the cause of a Fraud Claim or for any willful and material breach by such Company Shareholder of any term of this Agreement prior to the date of termination, the aggregate liability of such Company Shareholder shall be equal to its Company Shareholder Consideration and (d) no Party shall be entitled to recover more than once (i.e., “double recovery”) for the same loss or losses even in the event of breaches by multiple Company Shareholders.
ARTICLE XIV
DEFINITIONS
14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry or investigation, hearing, proceeding or investigation, by or before any Governmental Authority.
“Adjusted EBITDA” means EBITDA excluding non-cash gains/(losses) such as those related to (i) non-cash impairment of assets (tangible and intangible) and related non-cash charges and (ii) charges and expenses related to non-cash stock based compensation; (iii) all gains from non-ordinary course asset sales; and (iv) all non-cash items increasing consolidated net income or loss for that period. In determining Adjusted EBITDA, depreciation and amortization and interest expense related to right of use leases are deducted from EBITDA.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.
“Ancillary Documents” means each agreement, instrument, certificate or document including the SPAC Disclosure Schedules, the Company Disclosure Schedules, the Certificate of Merger, the Lock-Up Agreements, the New Registration Rights Agreement, the Sponsor Support Agreement, the Warrant Assumption Agreement, and the other agreements, instruments, certificates and documents to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.
“Available Closing Cash Amount” means an amount equal to the (i) all available cash in the Trust Account, minus (ii) any amounts required to satisfy any redemption pursuant to the Redemption Rights, plus (iii) any proceeds from the consummation of the PIPE Investment, minus (iv) the amount of SPAC Transaction Expenses.
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase, employment or individual consulting, severance or termination pay, holiday, vacation, bonus, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee (or their dependents) of such Person, or with respect to which such Person has or could have any Liability.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, England, or George Town, Cayman Islands, are authorized to close for business.
“Change of Control” means any transaction or series of transactions occurring after the Closing (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons, acquires direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than 50% of the combined voting power of the then outstanding voting securities of Holdings, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Holdings immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into 50% or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any person.
“Closing Number of Shares” means the Holdings Common Shares to be issued to each Company Shareholder as part of that shareholder’s Company Shareholder Consideration, which shall, in relation to each Company Shareholder, be a number of Holdings Common Shares as set forth opposite such Company Shareholder’s name in the corresponding column of Schedule 1 hereto (as the same may be updated from time to time in accordance with the terms of this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.
“Company Affiliate” means (i)(A) any direct or indirect shareholder, member, general or limited partner or other equityholder of Holdings or the Company and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) Holdings or (2) the Company or any of its Subsidiaries or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns.
“Company Class A Shares” means the Class A shares, without par value, of the Company.
“Company Class B Shares” means the Class B shares, without par value, of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Holdings, or the Company Shareholders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company

Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.
“Company Fundamental Warranties” means the representations and warranties contained in Section 6.1(a) (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.4 (Subsidiaries), Section 6.5 (Governmental Approvals), Section 6.6 (Non-Contravention) and Section 6.26 (Finders and Brokers).
“Company Owned IP” means any Intellectual Property owned by any Target Company, including the Company Registered IP.
“Company Shareholders Fundamental Warranties” means the representations and warranties contained in Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), and Section 7.8 (Finders and Brokers).
“Company Shares” means the Class A Shares and Class B Shares of the Company.
“Company Subsidiaries” means (a) Heidmar International Pools Inc., a Marshall Islands corporation, (b) Blue Fin Tankers Inc., a Marshall Islands corporation, (c) Seawolf Tankers Inc., a Marshall Islands corporation, (d) Sigma Tankers Inc., a Marshall Islands corporation, (e) Dorado Tankers Pool Inc., a Marshall Islands corporation, (f) Star Tankers Inc., a Marshall Islands corporation, (g) Marlin Tankers Inc., a Marshall Islands corporation, (h) SeaLion Tankers INC., a Marshall Islands corporation, (i) SeaDragon Tankers Inc., a Marshall Islands corporation, (j) SeaHorse Tankers, Inc., a Marshall Islands corporation, (k) Cash Custodian Inc., a Marshall Islands corporation, (l) Heidmar Investments LLC, a Marshall Islands limited liability company, (m) Heidmar (Far East) LLC, a Marshall Islands limited liability company, (n) Heidmar (Far East) Pte. Ltd., a Singapore private company limited by shares, (o) Heidmar (Far East) Tankers Pte. Ltd., a Singapore private company limited by shares, (p) Heidmar UK Trading Limited, a United Kingdom company, (q) Heidmar UK Limited, a United Kingdom company, (r) Heidmar 2020 LLC, a Marshall Islands limited liability company, (s) Heidmar Bulkers Inc., a Marshall Islands corporation, and (t) Sea Otter Tankers Inc., a Marshall Islands corporation.
“Company Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of the Company, which the Company has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of the Company which the Company has agreed to pay or is otherwise liable for) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts, excluding any payments or benefits under any Company Benefit Plan.
“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Contributor” means all Persons who created, developed, or contributed to any Intellectual Property purported to be owned by a Target Company.
“Contributor Agreement” means a Contract with a Contributor, pursuant to which the Contributor assigns to a Target Company all of the Contributor’s right, title and interest in and to (i) the Intellectual Property conceived, developed created or reduced to practice by such Contributor in connection with and within the scope of the employment or engagement of such Contributor by such Target Company, or (ii) if such Contributor was not employed or engaged by a Target Company, the Intellectual Property purported to be owned by any Target Company that was conceived, developed, acquired, created, or reduced to practice by such Contributor.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.
“Copyrights” means any intellectual property rights in works of authorship, databases, collections of data, and mask works, including all copyrights and sui generis rights therein, and all registrations, renewals, extensions, or reversions thereof.
“COVID-19” means the disease known as coronavirus disease or COVID-19, the virus known as severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any evolutions or mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard”, shut down, closure, sequester directive, guideline or recommendation made by an applicable Governmental Authority or any other applicable Law in connection with or in response to COVID-19.
“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC), (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union, including the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and (c) all applicable Law concerning the privacy, protection, security, collection, storage, use, transfer, disclosure, destruction, alteration or other processing of Personal Data.
“Delaware General Corporation Law” means the Delaware General Corporation Law, as amended.
“Earnout Shares” means a number of Holdings Common Shares equal to 15% of the total number of Holdings Common Shares outstanding immediately after the Closing, including (a) the aggregate Closing Number of Shares and (b) Holdings Common Shares issued as Per Share Merger Consideration for SPAC Shares pursuant to Section 1.6 hereto and excluding (i) all Holdings Common Shares underlying any Holdings Warrants, (ii) the Earnout Shares, (iii) the SPAC Earnout Shares and (iv) any Holdings Common Shares issued, or reserved for issuance, under any Benefit Plans of Holdings. The number of Earnout Shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Holdings Common Shares occurring after Closing and upon or prior to the applicable Triggering Event.
“EBITDA” means, for any period, without duplication, consolidated net income or loss for such period before adjusting for the following to the extent deducted/added in calculating consolidated net income or loss: (i) interest expense/income; (ii) income tax expense/tax credits; and (iii) depreciation and amortization.
“Eligible Company Equityholders” means, with respect to a Triggering Event or a Change of Control, each holder, as of immediately prior to the Closing, of a Company Share.
“Environmental Law” means any Law in effect on or prior to the date hereof relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, production, Release or disposal of Hazardous Materials.
“Environmental Permits” has meaning set forth in Section 6.19(a).

“ERISA Affiliate” means any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Rate” means with respect to a particular currency for a particular day, the closing rate of exchange for that currency into Dollars on such date as published by Bloomberg.
“Exchange Shares” means an aggregate number of Holdings Common Shares to be issued as part of the Share Acquisition in accordance with Section 2.2.
“Excluded Shares” means SPAC Shares, if any, held in the treasury of SPAC.
“Fraud Claim” means any claim based in whole or in part upon fraud (which means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement or any certificate delivered pursuant hereto, with the intent to deceive another Person and which requires the elements defined by Delaware common law) against the Person who committed a fraud, which such claim can only be brought by the Person alleged to have suffered from such alleged fraud. In no event shall fraud hereunder or a Fraud Claim include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Material” means any chemical, waste, gas, liquid or other substance or material that is defined, listed, designated or regulated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or that could result in the imposition of Liability, or responsibility for Remedial Action, under any Environmental Law, including petroleum and petroleum by-products or derivatives, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Holdings Common Shares” means the registered common shares, with $0.01 par value per share, of Holdings.
“Holdings Fundamental Warranties” means the warranties contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.7 (Finders and Brokers).
“Holdings Private Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Common Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the SPAC Private Warrants.
“Holdings Public Warrant” means each one warrant of Holdings entitling the holder thereof to purchase one Holdings Common Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the SPAC Redeemable Warrants.
“Holdings Securities” means the Holdings Common Shares and the Holdings Warrants, collectively.
“Holdings Warrants” means the Holdings Private Warrants and the Holdings Public Warrants, collectively.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.
“Incidental Licenses” means, with respect to a Target Company, any of the following Contracts entered into in the ordinary course of business: (a) an incidental permitted use right to confidential information in a non-disclosure agreement, (b) Contributor Agreements and (c) any non-exclusive license to Intellectual Property that is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the Trademarks of a Target Company for the purposes of promoting the goods or services thereof, (ii) a Contract with a vendor that allows the vendor to identify a Target Company as a customer, (iii) a Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains an incidental license to Intellectual Property; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case to the extent drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude (i) any amounts included in Company Transaction Expenses (with respect to Indebtedness of the Company) or SPAC Transaction Expenses (with respect to Indebtedness of SPAC), (ii) accounts payable to trade creditors or accrued expenses, in each case, arising in the ordinary course of business and that are not yet due and payable or are being disputed in good faith or (iii) the endorsement of negotiable instruments for collection in the ordinary course of business.
“Infringement” means, directly or indirectly (including secondarily, contributorily, by inducement or otherwise), the infringement, misappropriation, dilution, or other violation of the Intellectual Property of any Person. “Infringed” and “Infringing” mean the correlative of Infringement.
“Intellectual Property” means all intellectual property rights, including Patents, Trademarks, internet domain names, Copyrights, design rights, and Trade Secrets.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“IPO” means the initial public offering of the SPAC Shares and the SPAC Redeemable Warrants pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of SPAC, dated as of October 20, 2021, and filed with the SEC on October 22, 2021 (File Nos. 333-256781 and 333-260399).
“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, other informational technology assets and equipment, software, and industrial control systems that are owned, leased or licensed by any Target Company.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Knowledge” means, with respect to (a) the Company, the actual knowledge of persons set forth on Section 14.1 of the Company Disclosure Schedules, or (b) any other Party, (i) if an entity, the actual knowledge of its executive officers, directors or secretary, or (ii) if a natural person, the actual knowledge of such Party. No Party shall be deemed to have any other actual, imputed, or constructive knowledge regarding the subject matter of any of the relevant provisions.
“Law” means any federal, tribal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS, or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), or any filing or agreement to file a financing statement as debtor under applicable Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions or to perform its obligations under this Agreement or the Ancillary Documents to which it is party; provided, however, that for purposes of clause (a) above, any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may or would have occurred a Material Adverse Effect: (i) general global, national, regional, state or local changes in the financial or securities markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets) or general economic or political or social conditions in the country or region in which such Person or any of its Subsidiaries do business, (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate, (iii) changes or proposed changed in GAAP, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements (or any interpretation thereof) applicable to any industry in which such Person and its Subsidiaries principally operate, (iv) conditions caused by acts of God, epidemic, pandemics (including COVID-19 or any mutation or variation thereof, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), terrorism, war (whether or not declared), natural or man-made disaster (including fires, flooding, earthquakes, hurricanes and tornados), civil unrest, terrorism or other force majeure or comparable events, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) changes or proposed changes in applicable Law (or any interpretation thereof) after the date of this Agreement, (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (ix) in respect of the Company, any action taken by, or at the written request of, SPAC and in respect of SPAC or Holdings, any action taken by, or at the written request of, the Company and (x) with respect to SPAC, the consummation and effects of the Redemption Rights; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)-(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries conducts its businesses (in which case only the incremental disproportionate impact may be taken into account). Notwithstanding the foregoing, with respect to SPAC, the aggregate amount redeemed pursuant to the Redemption Rights shall not be deemed to be a Material Adverse Effect on SPAC.
“Merger Sub Shares” means the shares of common stock, par value $0.0001 per share, of Merger Sub.
“NASDAQ” means the Nasdaq Capital Market LLC.
“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, in each case, as of the Closing Date.
“Order” means any order, decree, ruling, judgment, injunction, writ, binding determination or decision, verdict or judicial award that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended (including, solely with respect to the Company, the Shareholders’ Agreement).
“Patents” means any patents, utility models, and applications therefor (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Per Share Merger Consideration” means one Holdings Common Share.
“Performance Triggering Event I” means the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 equaling or exceeding $29,000,000. For the avoidance of doubt, the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2023 will include both the Adjusted EBITDA of the Company and its Subsidiaries during such period prior to the Closing Date and the Adjusted EBITDA of Holdings during such period after the Closing Date on a combined basis.
“Performance Triggering Event II” means the Adjusted EBITDA of Holdings for the twelve months ending December 31, 2024 equaling or exceeding $35,000,000.
“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders issued by or filed with any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) Liens imposed by operation of Law or non-monetary encumbrances that would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred, pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) such imperfections of title, easements, covenants, encumbrances, Liens, or other similar restrictions on real property that would not be reasonably expected to materially impair the current use or operations of the business of the Target Companies or any assets that are subject thereto, (g) materialmen’s, mechanic’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens, or deposits to obtain the release of such Liens, (h) restrictions on the transfer of securities imposed by applicable securities Laws, (i) zoning, building, land use, entitlement, conservation restrictions or other similar restrictions on real property, including rights of way and similar encumbrances identified on any surveys, and other land use and environmental regulations promulgated by Governmental Authorities, (j) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (k) non-exclusive licenses (or sublicenses) of Intellectual Property owned by the Target Companies granted in the ordinary course of business, (l) any (i) statutory Liens in favor of any lessor or landlord, (ii) Liens set forth in leases, subleases, easements, licenses, rights of use, rights to access and rights-of-way or (iii) Liens benefiting or encumbering any superior estate, right or interest, (m) any Liens that are discharged or released at or prior to the Closing, (n) any purchase money Liens, equipment leases or similar financing arrangements, (o) the rights of lessors under leasehold interests, (p) Liens specifically identified on the consolidated balance sheet of the Target Companies,(q) Liens set forth on Section 6.15 of the Company Disclosure Schedules or (r) Permitted Vessel Liens.
“Permitted Vessel Liens” means any of the following to the extent arising and from time to time discharged in the ordinary course of business consistent with past practice: (i) Liens for crew wages (including without limitation wages of the master of the Vessel), (ii) Liens for general average and salvage, (iii) Liens for necessaries provided to the Vessel, so long as such Liens do not secure amounts more than 30 days overdue, (iv) Liens arising by operation of law in the ordinary course of business in operating, maintaining or repairing the Vessel, so long as such Liens do not secure amounts more than 30 days overdue, and (v) Liens for claims, loss, damage or expense which are fully covered by insurance, subject to applicable deductibles, or in respect of which a bond or other security has been posted with the appropriate court or other tribunal to prevent the arrest or secure the release of a vessel from arrest; provided that such Permitted Vessel Liens do not, individually or in the aggregate, materially detract from the value of the vessel or materially impair the use thereof in the operation of the vessel.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), company, limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Data” means (a) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (b) any piece of information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Protection Laws.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Redeeming SPAC Shares” means each share of SPAC Class A Common Stock in respect of which the applicable holder thereof has validly exercised its Redemption Right (and not waived, withdrawn or otherwise lost such rights in accordance with the terms of this Agreement, the SPAC Charter and applicable Law).
“Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares.
“Redemption Rights” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Class A Common Stock to redeem all or a portion of their SPAC Class A Common Stock (in connection with the Transactions or otherwise) as set forth in the SPAC Charter.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, escaping, dumping, or leaching into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Remedial Action” means all actions required by Environmental Law to (a) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not substantially endanger or threaten to substantially endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of material noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Shareholders’ Agreement” means the shareholders’ agreement relating to the Company dated January 3, 2022.
“Share Price Earnout Period” means the time period beginning on the Closing Date and ending on the date that is five years after the Closing Date.
“Share Price Triggering Event I” means if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $12.50 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.
“Share Price Triggering Event II” means if at any time during the Share Price Earnout Period, the daily VWAP of the Holdings Common Shares is equal to or exceeds $14.00 per share for any 20 Trading Days (which may or may not be consecutive) during a 30 consecutive Trading Day period.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“SPAC Affiliate” means (i) (A) any direct or indirect shareholder, member, general or limited partner or other equityholder of a SPAC and after the Closing, Holdings, the Company or any of its Subsidiaries and (B) any past, present or future director, officer, employee, incorporator, manager, controlling person, affiliate, subsidiary, portfolio company or Representative of, and any financing source or lender to, (1) SPAC, (2) after the Closing, Holdings or its Subsidiaries (including the Target Companies and their respective Subsidiaries) or (3) any person referred to in the foregoing clause (i)(A) or (ii) any of their respective heirs, executors, administrators, successors or assigns. SPAC on behalf of itself.
“SPAC Charter” means the amended and restated certificate of incorporation of SPAC dated September 29, 2021, as the same may be amended or modified from time to time after the date hereof.
“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.
“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.
“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company, Holdings, the Company Shareholders or any of their respective Affiliates or Representatives, (a) was generally available publicly and was not disclosed in breach of this Agreement or (b) was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.
“SPAC Fundamental Warranties” means the warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.16 (Finders and Brokers) and Section 4.21 (Trust Account).
“SPAC Shares” means the shares of SPAC Class A Common Stock and the shares of SPAC Class B Common Stock, collectively.
“SPAC Private Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the placement warrants of SPAC.
“SPAC Public Unit” means a unit consisting of one share of SPAC Class A Common Stock and one-half of one SPAC Redeemable Warrant which include the “placement shares” of SPAC referred to in the IPO Prospectus.
“SPAC Redeemable Warrant” means a warrant of SPAC entitling the holder thereof to purchase one share of SPAC Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the redeemable warrants of SPAC.
“SPAC Securities” means the SPAC Shares, the SPAC Redeemable Warrants and the SPAC Private Warrants, collectively.
“SPAC Transaction Expenses” means the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), that have been incurred prior to the Closing by or on behalf of SPAC, which SPAC has agreed to pay or is otherwise liable for (including, if applicable, fees, costs and expenses of the managers, directors, officers, employees and consultants of SPAC which SPAC has agreed to pay or is otherwise liable for and including any excise Tax payable by SPAC as a result of redemptions by SPAC Shareholders (whether in connection with the Extension or the Transactions)) in connection with the negotiation, execution, performance or consummation of this Agreement and the Ancillary Documents and the Transactions or the IPO and that constitute fees, costs and expenses of third-party counsel, advisors, brokers, finders, consultants, investment bankers, accountants, auditors and experts (including deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO).
“SPAC Warrants” means the SPAC Private Warrants and SPAC Redeemable Warrants, collectively.
“Sponsor Offset Shares” means Holdings Common Shares issued to the Company Shareholders (for the avoidance of doubt, as of immediately prior to the Closing) in lieu of being issued to Sponsor in connection with the Closing and pursuant to Section 1.9 of the Sponsor Support Agreement.
“Sponsor Offset Warrants” means Holdings Private Warrants issued to the Company Shareholders (for the avoidance of doubt, as of immediately prior to the Closing) in lieu of being issued to Sponsor in connection with the Closing and pursuant to Section 1.9 of the Sponsor Support Agreement.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, association or other business entity of which (a) if a corporation or company, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Target Companies” means, collectively, all of the Company and the Company Subsidiaries and “Target Company” means any of them.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, ad valorem, Value Added Tax, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, governmental charges, duties, levies, alternative or add-on minimum, estimated and other similar charges imposed by a Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.
“Trade Secrets” means any trade secrets, and any other intellectual property rights arising under applicable Law, in confidential or proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, formulae technical information, specifications, methods, know-how, data, discoveries, and inventions (but excluding any Patents or Copyrights therein).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Trading Day” means any day on which Holdings Common Shares are actually traded on NASDAQ (or the exchange on which Holdings Common Shares are then listed).
“Treasury Regulations” means the regulations (including temporary and proposed) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Triggering Events” means, collectively, Share Price Triggering Event I, Share Price Triggering Event II, Performance Triggering Event I and Performance Triggering Event II.
“Trust Account” means the trust account established by SPAC for the benefit of its public shareholders with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 29, 2021, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.
“Value Added Tax” means value added tax or any similar, replacement or additional tax.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for a security on a date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
A&R Holdings Charter	10.1(g)
A&R Holdings Charter and Bylaws	10.1(g)
Acquisition Proposal	8.9(a)
Agreement	Preamble
Alternative Transaction	8.9(a)
Antitrust Laws	8.12(b)
Business Combination	Recitals, 12.1
Certificate of Merger	1.1
Closing	3.1
Closing Cash	8.20(b)
Closing Date	3.1
Closing Filing	8.16(b)
Closing Press Release	8.16(b)
Company	Preamble
Company Audited Financial Statements	6.7(a)
Company Benefit Plan	6.18(a)
Company Board	Recitals
Company Certificate	2.3(a)(ii)
Company Collective Bargaining Agreement	6.17(a)
Company D&O Tail Insurance	8.19(c)
Company Disclosure Schedules	Article VI
Company Financial Statements	6.7(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Shareholder	Preamble
Company Shareholder Consideration	2.2(a)
Company Shareholders	Preamble
Company Termination Notice Date	11.1(e)
Company Unaudited Financial Statements	6.7(a)
Confidentiality Agreement	8.1(c)
Contracting Parties	13.13
D&O Indemnified Persons	8.19(a)
DTC	1.10
Earnout Shares	2.4(a)
Enforceability Exceptions	4.2
Export Control Laws	6.24(d)
Extension	8.3(a)
Extension Proxy Statement	8.24
FCPA	4.17(a)
Federal Securities Laws	8.10
Financial Statement Delivery Date	8.6
Forward-Looking Statements	Article IV
GRA	1.13
Holdings	Preamble
Holdings 5% Shareholder	8.14(c)
Holdings Board	Recitals
Holdings Equity Incentive Plan	8.23
Home Plate Acquisition Corporation	1.4
Intended Tax Treatment	1.13
Interim Period	8.1(a)
Latham	8.14(a), 13.14(a)
Legal Restraint	10.1(c)
Lock-Up Agreement	8.22
Material Merchant	6.22(a)
Material Merchant Agreement	6.22(a)
Material Pool Agreement	6.22(c)
Material Supplier	6.22(b)
Material Supplier Agreement	6.22(b)
Material Vessel Owner	6.22(c)
Merger	Recitals
Merger Closing	3.1
Merger Effective Time	1.2
Merger Sub	Preamble
New Registration Rights Agreement	8.21
Nonparty Affiliates	13.13
OFAC	4.17(c)
Outside Date	11.1(b)
Parties	Preamble
Party	Preamble
PCAOB Audited Financial Statements	8.6
Permitted Dividend	8.2(b)(iii)
Person	13.11(b)
PIPE Investment	Recitals
PIPE Investors	Recitals
Proxy Statement	8.15(a)
Registration Statement	8.15(a)
Related Person	6.20
Required Shareholder Approval	10.1(b)
Risk Factors	Article IV
S&K	8.14(a), 13.14(b)
Sanctioned Country	4.17(c)
Sanctioned Person	6.24(c)
Sanctions	4.17(c), 6.24(c)(i)
SEC Reports	4.6(a)
Share Acquisition	Recitals
Share Acquisition Closing	3.1
Shareholder Approval Matters	8.15(a)
Signing Filing	8.16(b)

Signing Press Release	8.16(b)
SPAC	Preamble
SPAC Board	Recitals
SPAC Class A Common Stock	13.11(i)
SPAC Class B Common Stock	13.11(i)
SPAC D&O Tail Insurance	8.19(b)
SPAC Disclosure Schedules	Article IV
SPAC Financials	4.6(c)
SPAC Material Contract	4.13(a)
SPAC Permits	4.9
SPAC Recommendation	4.2
SPAC Redeemable Warrants	13.11(i)
SPAC Shareholders	Recitals
SPAC Shares	13.11(i)
Special Shareholder Meeting	8.15(a)
Sponsor	Preamble
Sponsor Support Agreement	Recitals
STFs	2.3(a)(i)
Subscription Agreements	Recitals
Surviving Company	1.1
Transactions	Recitals
Transfer Agent	1.10
Trust Account Released Claims	12.1
Unit Separation	1.6(a)
Warrant Assumption Agreement	8.26

Schedule 1

Company Shareholders
	Name	Company Shares (as at the date of this Agreement)	Closing Number of Holdings Shares	Earnout Shares
1.	Rhea Marine Ltd	47,904	8,000,000	One-half (1/2) of the Earnout Shares
2.	Maistros Shipinvest Corp.	47,904	8,000,000	One-half (1/2) of the Earnout Shares
	TOTAL	95,808	16,000,000
[Signature Pages Follow]

IN WITNESS WHEREOF, the following Parties have caused this Agreement to be duly executed as of the date first above written.
SPAC:

HOME PLATE ACQUISITION CORPORATION

By:	/s/ Daniel Ciporin
Name:	Daniel Ciporin
Title:	Chief Executive Officer
Sponsor:

HOME PLATE SPONSOR LLC

By:	/s/ Daniel Ciporin
Name:	Daniel Ciporin
Title:	Chief Executive Officer
[Signature Page to the Business Combination Agreement]

Merger Sub:

HP MERGER SUBSIDIARY CORP.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Director
[Signature Page to the Business Combination Agreement]

Holdings:

HEIDMAR MARINE INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Director
[Signature Page to the Business Combination Agreement]

Company:

HEIDMAR INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer
[Signature Page to the Business Combination Agreement]

Company Shareholders:

RHEA MARINE LTD.

By:	/s/ Michalis Mastris
Name:	Michalis Mastris
Title:	Director
MAISTROS SHIPINVEST CORP.

By:	/s/ Varvara Vazaiou
Name:	Varvara Vazaiou
Title:	Attorney-in-fact
[Signature Page to the Business Combination Agreement]

Exhibit A

Sponsor Support Agreement

[Exhibit A]

Exhibit B

Form of Certificate of Merger

[Exhibit B]

Exhibit C

Form of New Registration Rights Agreement

[Exhibit C]

Exhibit D-1

Form of Lock-Up Agreement (Company Shareholders)

[Exhibit D-1]

Exhibit D-2

Form of Lock-Up Agreement (Sponsor)

[Exhibit D-2]

Exhibit E

Form of Warrant Assumption Agreement

[Exhibit E]

Exhibit F

Form of A&R Holdings Charter and Bylaws

[Exhibit F]

Annex B
FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT
This First Amendment to Business Combination Agreement (this “Amendment”) is made and entered into as of July 17, 2023, by and among Home Plate Acquisition Corporation, a Delaware corporation (“SPAC”), and Heidmar Inc., a company organized and existing under the laws of Marshall Islands (the “Company”).
WHEREAS, SPAC and the Company are party to that certain Business Combination Agreement, dated as of March 19, 2023 (the “BCA”);
WHEREAS, Section 13.8 of the BCA permits amendment of the BCA by execution of a written instrument signed by each of SPAC and the Company; and
WHEREAS, SPAC and the Company, desire to amend the BCA as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the BCA.
2.	Amendments to BCA. The BCA is hereby amended and modified in the following manner:
(a)	Recitals.
i)	The recitals of the BCA are hereby amended by adding the following paragraph immediately after the first recital:
“WHEREAS, Holdings has caused to be formed (i) a company organized and existing under the laws of the Marshall Islands as a direct, wholly owned subsidiary of Holdings (“Intermediate 1”) and (ii) a company organized and existing under the laws of the Marshall Islands as a direct, wholly-owned Subsidiary of Intermediate 1 (“Intermediate 2” and together with Intermediate 1, the “Intermediate Companies”);”
ii)	The third recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended and restated in its entirety amended as follows:
“WHEREAS, Merger Sub is a newly incorporated Delaware corporation, formed by Holdings for the purpose of participating in the Transactions, that is a wholly owned direct subsidiary of Intermediate 2;”
iii)	The seventh recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended and restated in its entirety as follows:
“WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into SPAC (the “Merger”), as a result of which (i) the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving entity and a wholly owned direct subsidiary of Intermediate 2 and (ii) each issued and outstanding SPAC Share immediately prior to the Merger Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive the Per Share Merger Consideration, and (b) immediately before the Merger Effective Time, the Company Shareholders will transfer all of the outstanding Company Shares to Holdings the consideration for which will be (x) the issuance of new Holdings Common Shares by Holdings and (y) the issuance of the Earnout Shares by Holdings subject to the terms of and in accordance with Section 2.4 (the “Share Acquisition” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;”

iv)	The fourteenth recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended and restated in its entirety as follows:
“WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Ancillary Documents to which it is party, the Merger and the other Transactions are in the best interests of Merger Sub and Holdings (as the sole shareholder of Merger Sub), (b) approved this Agreement and the Ancillary Documents to which Merger Sub is a party and declaring its and their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is a party, the Merger and the other Transactions by Intermediate 2 (as the sole shareholder of Merger Sub);”
v)	The fifteenth recital of the BCA (after giving effect to the amendment in Section 2(a)(i) hereof) is hereby amended by replacing “Holdings” with “Intermediate 2”.
(b)	Merger. Section 1.1 of the BCA is hereby amended by replacing “Holdings” with “Intermediate 2”
(c)
Tax Consequences. Section 1.13 of the BCA is hereby deleted in its entirety and removed from the BCA and any subsequent numbering of sections in the table of contents or throughout the BCA itself shall be updated accordingly.

(d)	Closing. The second sentence of Section 3.1 of the BCA is hereby amended by replacing “following” with “prior to”.
(e)	Taxes and Returns. Section 4.10(j) of the BCA is hereby deleted in its entirety and removed from the BCA.
(f)	Capitalization. Section 5.5 of the BCA is hereby amended and restated in its entirety to read as follows:
“Capitalization. As of the date hereof and as of immediately prior to the Closing, Holdings is authorized to issue a further maximum of 100 Holdings Common Shares and no preference shares. As of the date hereof, Holdings has 100 Holdings Common Shares issued and outstanding, which are owned by the Company. Prior to giving effect to the Transactions, Holdings does not have any Subsidiaries or own any equity interests in any other Person other than (a) its direct ownership of equity interests of Intermediate 1 and (b) its indirect ownership of equity interests of Intermediate 2 and Merger Sub.”
(g)
Taxes. Section 5.9 of the BCA is hereby deleted in its entirety and removed from the BCA and any subsequent numbering of sections in the table of contents or throughout the BCA itself shall be updated accordingly.

(h)	Taxes and Returns. Section 6.14(p) of the BCA is hereby deleted in its entirety and removed from the BCA.
(i)	Preparation and Delivery of Additional Company Financial Statements. Section 8.6 of the BCA is hereby amended and restated in its entirety to read as follows:
“Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of (a) the audited consolidated balance sheet of the Company and the Target Companies as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Target Companies for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”) not later than June 30, 2023 (such date, the “Financial Statement Delivery Date”) and (b) any other financial statements of the Company and the Target Companies required to be delivered by applicable Law in connection with the Registration Statement, as promptly as practicable.”

(j)	Tax Matters.
i)	Section 8.14(a) of the BCA is hereby amended and restated in its entirety to read as follows:
“Tax Treatment. For U.S. federal income tax purposes (and any corresponding state or local Tax purposes), it is intended that an exchange of stock or securities of SPAC for stock or securities of Holdings in connection with the Merger be treated as a taxable exchange governed by Section 1001 of the Code. SPAC, Holdings, Merger Sub, the Company and the Sponsor hereby agree to file all applicable Tax Returns on a basis consistent with such intended tax treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law). If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, Holdings and the Company shall deliver to Latham & Watkins LLP (“Latham”) and Seward & Kissel LLP (“S&K”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if such Tax opinion is required by the SEC with respect to the Merger, Holdings shall request Latham to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Merger, and if such Tax opinion is required by the SEC with respect to the Share Acquisition, the Company shall request S&K to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment applies to the Share Acquisition. Notwithstanding anything to the contrary in this Agreement, no Party or their Tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for a particular Tax treatment (other than, to the extent required by the SEC, a customary opinion regarding the U.S. federal income tax considerations of such transactions included in the Proxy Statement and Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The covenants contained in this Section 8.14(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.”
ii)	Section 8.14(b) of the BCA is hereby amended and restated in its entirety to read as follows:
“Tax Cooperation. Each of the SPAC, Holdings, Merger Sub, the Company and the Sponsor shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).”
iii)	Section 8.14(c) of the BCA is hereby deleted in its entirety and removed from the BCA.
(k)	Termination. Section 11.1(e) of the BCA is hereby amended and restated in its entirety to read as follows:
“by written notice by the Company to SPAC on (or within three Business Days after) July 31, 2023 (the “Company Termination Notice Date”), if (and only if), prior to such date, the Company has conducted good faith marketing efforts with potential PIPE Investors regarding the PIPE Investment, and following such marketing efforts the Company has determined, in its reasonable discretion, that the Parties will not be able to consummate a PIPE Investment on terms reasonably satisfactory to the Company prior to the Outside Date. The Company’s termination right pursuant to this Section 11.1(e) shall expire three Business Days after the Company Termination Notice Date and the Company shall have no further right to terminate this Agreement pursuant to this Section 11.1(e);”

(l)	Fees and Expenses. Section 11.3 of the BCA is hereby amended and restated in its entirety to read as follows:
“Fees and Expenses. Subject to Section 12.1, unless otherwise expressly provided for in this Agreement, all fees, costs and expenses (whether or not invoiced) incurred in connection with entering into this Agreement shall be paid by the Party incurring such fees, costs and expenses, provided that each of SPAC and the Company agree to split evenly all of the fees, costs and expenses of Holdings incurred in connection with the Transactions prior to the Closing or earlier termination of the Business Combination in accordance with the terms of this Agreement. Subject to the foregoing, (a) if this Agreement is terminated in accordance with its terms, (i) the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and (ii) SPAC shall pay, or cause to be paid, all unpaid SPAC Transaction Expenses and (b) if the Closing occurs, Holdings shall pay, or cause to be paid, any unpaid Company Transaction Expenses and SPAC Transaction Expenses.”
(m)	Governing Law; Jurisdiction. Section 13.4 of the BCA is hereby amended and restated in its entirety to read as follows:
“Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.”
(n)	Definitions. The following definitions in Section 14.1 of the BCA is hereby amended and restated in its entirety to read as follows:
i)	““Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Athens, Greece, are authorized to close for business.”
ii)
““Company Subsidiaries” means (a) Heidmar International Pools Inc., a Marshall Islands corporation, (b) Blue Fin Tankers Inc., a Marshall Islands corporation, (c) Seawolf Tankers Inc., a Marshall Islands corporation, (d) Sigma Tankers Inc., a Marshall Islands corporation, (e) Dorado Tankers Pool Inc., a Marshall Islands corporation, (f) Star Tankers Inc., a Marshall Islands corporation, (g) Marlin Tankers Inc., a Marshall Islands corporation, (h) SeaLion Tankers INC., a Marshall Islands corporation, (i) SeaDragon Tankers Inc., a Marshall Islands corporation, (j) SeaHorse Tankers, Inc., a Marshall Islands corporation, (k) Cash Custodian Inc., a Marshall Islands corporation, (l) Heidmar Investments LLC, a Marshall Islands limited liability company, (m) Heidmar (Far East) LLC, a Marshall Islands limited liability company, (n) Heidmar (Far East) Pte. Ltd., a Singapore private company limited by shares, (o) Heidmar (Far East) Tankers Pte. Ltd., a Singapore private company limited by shares, (p) Heidmar UK Trading Limited, a

United Kingdom company, (q) Heidmar UK Limited, a United Kingdom company, (r) Heidmar 2020 LLC, a Marshall Islands limited liability company, (s) Heidmar Bulkers Inc., a Marshall Islands corporation, (t) Sea Otter Tankers Inc., a Marshall Islands corporation, and (u) Heidmar DMCC, a company with limited liability registered in Dubai, United Arab Emirates.”
(o)	Section Reference Additions. The following section references are hereby added to Section 14.2 of the BCA in alphabetical order:
i)	“Intermediate 1	Preamble”
ii)	“Intermediate 2	Preamble”
iii)	“Intermediate Companies	Preamble”
(p)	Section Reference Deletions. The following section references in Section 14.2 of the BCA are hereby deleted and removed from the BCA in their entirety:
i)	“GRA	1.13”
ii)	“Holdings 5% Shareholder	8.14(c)”
iii)	“Intended Tax Treatment	1.13”
(q)
Exhibit D-2. Section 1(b) of Exhibit D-2 to the BCA is hereby amended to include a new clause (xii) as follows: “and (xii) in the event that Holder determines it is reasonably necessary to satisfy tax obligations of Holder or its direct or indirect equity holders incurred in connection with the transactions contemplated by the Business Combination Agreement, Holder may Transfer up to 550,000 Restricted Securities”.

3.
Ratification. Except as modified by this Amendment, the BCA remains unchanged and in full force and effect in its entirety, and is hereby ratified and confirmed in all respects. Whenever the BCA is referred to in the BCA or in any other agreements, documents and instruments, such reference shall be deemed to be to the BCA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the BCA, and references to “the date hereof” and “the date of this Agreement” or words of like import shall continue to refer to March 19, 2023.

4.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall be constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or portable document format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

5.
Governing Law. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first written above.
SPAC:

HOME PLATE ACQUISITION CORPORATION

By:	/s/ Dan Ciporin
Name:	Dan Ciporin
Title:	Chief Executive Officer
[Signature Page to First Amendment to Business Combination Agreement]

Company:

HEIDMAR INC.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer
[Signature Page to First Amendment to Business Combination Agreement]

Annex C

March 19, 2023
PRIVATE & CONFIDENTIAL
For the Board of Directors of Home Plate Acquisition Corporation (NASDAQ:HPLT)
PO Box 1314 | New York, NY | 10028 | United States
We understand that Home Plate Acquisition Corporation., a publicly traded blank check company incorporated in the State of Delaware (“HPLT") is considering a business combination with Heidmar, Inc., a privately-held company organized in the Marshall Islands (the “Company” or “HDI”, and together with HPLT, collectively, the “Parties”).
•
Pursuant to the terms of that certain business combination agreement, by and among HDI, HPLT and the other parties thereto, the Parties intend to effect a business combination transaction (the “Merger”) whereby (a) HPLT will merge with a wholly-owned subsidiary of a newly formed Marshall Islands corporation (“Pubco”), which shall be the successor to HPLT and the publicly listed company after the closing of the Merger, with HPLT continuing as the surviving entity, as a result of which, (i) HPLT shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of HPLT immediately prior to the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall (i) acquire all of the issued and outstanding shares of the Company from the stockholders of the Company in exchange for common shares (“Pubco Shares”) of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

•
In full payment for the purchased shares, the stockholders of HDI shall collectively be entitled to receive from Pubco, in the aggregate, a number of Pubco Shares with an aggregate value equal to One Hundred and Sixty Million U.S. Dollars ($160,000,000) (the “Consideration”).

•
HPLT’s sponsor has also agreed to forfeit 1,212,500 common shares of Pubco that would otherwise be issued to HPLT’s sponsor, and which forfeited shares shall be reissued to the stockholders of HDI (the “Reissued Sponsor Shares”).

•
From the closing of the Transaction to the five (5) year anniversary of the Transaction, certain Eligible Company Equityholders shall have the opportunity to earn additional Pubco Shares upon the occurrence of two (2) Share Price Triggering Events and two Performance Triggering Events.

The Board of Directors of HPLT has retained Newbridge Securities Corporation (“Newbridge”) to render an opinion (“Opinion”) as to whether, on the date of such Opinion, the Consideration is fair, from a financial point of view to HPLT’s shareholders.
We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of HPLT to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for HPLT.
Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.
Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor
1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531
www.newbridgesecurities.com

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, HPLT has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.
Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.
In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, HPLT, and its successor entities.
In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:
•	Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;
•	Reviewed drafts of the Business Combination Agreements related to the Transaction;
•
Reviewed HPLT’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of HPLT since its IPO in October 2021;

•
Reviewed publicly available financial information of HPLT filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, 10-Ks, and certain reports on material events filed on Forms 8-K between October 5, 2021, and March 17, 2023;

•	Reviewed a financial model of HDI with historical and future financial projections (including potential revenue growth, EBITDA and net income margins) provided by the Company’s management team;
•	Performed a Discounted Cash Flow analysis layered onto the Company’s financial model;
•
Performed a Public Company Comparable analysis of similar companies to HDI in three different subsectors, including “ship-brokering”, “global marine services”, and “asset-light logistics”, to derive the Price-to-Earnings (P/E) multiples;

•
Performed Comparable Precedent M&A Transaction analysis of similar companies to HDI in three different sub-sectors, including “ship-brokering”, “global marine services”, and “asset-light logistics”, to derive the Price-to-Earnings (P/E) multiples;

•	Conducted discussions with HDI’s management team to better understand HDI’s recent business history, and near-term financials; and
•	Performed such other analyses and examinations, as we deemed appropriate.
In forming our Opinion, we have had full access to, and full cooperation from the management team of both HPLT and HDI to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.
In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.
With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of HPLT and HDI provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management teams of both HPLT and HDI as to the future financial performance of the combined parties without and subsequent to a potential business combination.
This Opinion is solely for the use of the Board of Directors of Home Plate Acquisition Corporation (NASDAQ:HPLT), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities
Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor
1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531
www.newbridgesecurities.com

Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with HPLT may be included in, filings made by HPLT and/or Pubco with the U.S. Securities & Exchange Commission and in any proxy statement or similar disclosure document delivered to shareholders of HPLT.
We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.
Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view to HPLT’s shareholders.
Sincerely,
Newbridge Securities Corporation

Chad D. Champion Senior Managing Director, Head of Equity Capital Markets
Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor
1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531
www.newbridgesecurities.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
I.	Article 8, Section 1 of the amended and restated Bylaws of the registrant provides that:
The Corporation shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
II.	Section 60 of the Marshall Islands Business Corporations Act provides as follows:
Indemnification of directors and officers:
(1)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall, be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(4)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.	Indemnification Agreements
The registrant expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the registrant’s board of directors. With specified exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The registrant believes that the provisions in its amended and restated Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 21.	Exhibits and Financial Statement Schedules
(a)	Exhibits
A list of exhibits included as part of this registration statement on Form F-4 is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.
(b)	Financial Statements
See page F-1 for an index of financial statements included in this registration statement on Form F-4.
Item 22.	Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)
That, for the purpose of determining liability of the registrant under the U.S. Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes as follows:
(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering’s by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on July 17, 2023.
Heidmar Marine Inc.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer and Director (Principal Executive Officer)
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Keith Billotti and Holt Goddard his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 17, 2023.
Signature	Title

/s/ Pankaj Khanna	Chief Executive Officer and Director (Principal Executive Officer)
Pankaj Khanna

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on July 17, 2023.
PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

EXHIBIT INDEX
Exhibit No.	Description
2.1*†
Business Combination Agreement, dated as of March 19, 2023, by and among Home Plate Acquisition Corporation, Home Plate Sponsor LLC, Heidmar Inc., Heidmar Marine Inc., HP Merger Subsidiary Corp. and the Company Shareholders (included as Annex A of this proxy statement/prospectus).

2.2*
First Amendment to the Business Combination Agreement, dated as of July 17, 2023, by and among Home Plate Acquisition Corporation and Heidmar Inc. (included as Annex B of this proxy statement/prospectus).

3.1**	Amended and Restated Articles of Incorporation of Heidmar Marine Inc.
3.2**	Amended and Restated Bylaws of Heidmar Marine Inc.
4.1**	Form of Stock Certificate of Heidmar Marine Inc.
4.2
Warrant Agreement, dated as of September 29, 2021, by and between Home Plate Acquisition Corporation and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Home Plate Acquisition Corporation’s Form 8-K (File No. 001-40844) dated October 5, 2021).

4.3**	Registration Rights Agreement.
5.1**	Opinion of Seward & Kissel LLP, counsel to Heidmar Marine Inc.
8.1**	Opinion of Seward & Kissel LLP, United States counsel to Heidmar Marine Inc., with respect to certain U.S. tax matters.
10.1
Sponsor Support Agreement, dated as of March 19, 2023, by and among Home Plate Sponsor LLC, Home Plate Acquisition Corporation, Heidmar Inc. and Heidmar Marine Inc. (incorporated by reference to Home Plate Acquisition Corporation’s Form 8-K, filed with the SEC on March 19, 2023).

10.2	Form of Heidmar Shareholder Lock-Up Agreement (incorporated by reference to Home Plate Acquisition Corporation’s Form 8-K, filed with the SEC on March 20, 2023).
10.3	Form of Sponsor Lock-Up Agreement (incorporated by reference to Home Plate Acquisition Corporation’s Form 8-K, filed with the SEC on March 20, 2023).
10.4	Form of Registration Rights Agreement (incorporated by reference to Home Plate Acquisition Corporation’s Form 8-K, filed with the SEC on March 20, 2023).
10.5
Letter Agreement, dated September 29, 2021, by and between Home Plate Acquisition Corporation and Home Plate Sponsor LLC (incorporated by reference to Exhibit 10.1 to Home Plate Acquisition Corporation’s Form 8-K (File No. 001-40844) dated October 5, 2021).

10.6
Letter Agreement, dated September 29, 2021, by and between Home Plate Acquisition Corporation and each of the executive officers, directors and initial stockholders of Home Plate Acquisition Corporation (incorporated by reference to Exhibit 10.2 to Home Plate Acquisition Corporation’s Form 8-K (File No. 001-40844) dated October 5, 2021).

10.7**	Form of Heidmar 2023 Incentive Plan.
19.1**	Insider Trading Policies and Procedures.
21.1**	Subsidiaries of Heidmar Inc.
23.1**	Consent of Seward & Kissel LLP (included in Exhibit 5.1).
23.2**	Consent of Seward & Kissel LLP (included in Exhibit 8.1).
23.3**	Consent of Latham & Watkins LLP.
23.4*	Consent of Deloitte Certified Public Accountants S.A., independent registered public accounting firm of Heidmar Inc.
23.5*	Consent of Marcum LLP, independent registered public accounting firm of Home Plate Acquisition Corporation.
23.6*	Consent of Drewry Shipping Consultants Limited.
24.1*	Power of Attorney (contained on signature page).
99.1**	Form of Proxy Card for Home Plate Acquisition Corporation’s Special Meeting of Stockholders.
99.2*	Consent of Daniel Ciporin to be named as a director.
99.3*	Consent of Jonathan Rosenzweig to be named as a director.
107*	Filing Fee Table.
*	Filed herewith.
**	To be filed in an amendment to this registration statement.
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.